As filed with the Securities and Exchange Commission on October 30, 2015

Registration No.: 333-204069

United States

Securities and Exchange Commission

Washington, D.C. 20549

Amendment No.4

to

Form F-4

Registration Statement

Under

The Securities Act of 1933

SPI Energy Co., Ltd.

(Exact name registrant as specified in its Charter)

Cayman Islands	3674	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

7F/B Block, 1st Building, Jinqi Plaza

No. 2145 Jinshajiang Road, Putuo District

Shanghai, P.R. China

Telephone: +86 021-80129001

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

CT Corporation System

111 Eighth Avenue,

New York, NY 10011

(212) 894-8940

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Daniel B. Eng

Weintraub Tobin

475 Sansome Street, Suite 1800

San Francisco, CA 94111 USA

(415) 443-1400

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the flowing box and list the Securities Act Registration Statement number of the earliest effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered(1)	Amount to be Registered(2)	Proposed maximum offering price per share	Proposed maximum Aggregate offering price(3)	Amount of registration fee
Ordinary Shares	638,000,000	$1.855	$1,183,490,000	$119,177.45(4)

(1)	American depositary shares, or ADSs, issuable upon deposit of the ordinary shares registered hereby will be registered under a separate registration statement on Form F-6. Each ADS represents ten (10) ordinary shares.
(2)	Relates to ordinary shares, $0.000001 par value per share, of SPI Energy Co., Ltd., or SPI Energy, issuable to holders of common stock, $0.0001 par value per share, of Solar Power, Inc., or SPI, in the proposed redomicile merger of SPI whereby SPI will merge within and into a wholly-owned subsidiary of SPI Energy and in which holders of SPI common stock acquired prior to the time when this registration statement becomes effective shall receive ADSs representing SPI Energy ordinary shares. The number of SPI Energy ordinary shares to be registered is based on the maximum number that is expected to be issued and represented by ADSs pursuant to the redomicile merger. The actual number of ordinary shares issued and represented by ADSs pursuant to the redomicile merger may be less than the number of ordinary shares being registered.
(3)	Pursuant to Rule 457 under the Securities Act of 1933, as amended and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price was calculated as the product of $1.855 (the average high and low price of SPI common stock on October 29, 2015) and 638,000,000 ordinary shares representing the maximum number of shares of SPI common stock which may be exchanged and represented by ADSs in the redomicile merger times $100.70 per million.
(4)	Previously paid.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this consent solicitation statement/prospectus is not complete and may be changed. We may not sell these securities or accept any offers to buy these securities until the registration statement filed with the Securities and Exchange Commission is effective. This consent solicitation statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities, nor shall there be any sale of these securities, in any jurisdiction where such offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Subject to completion, dated October 30, 2015

[●], 2015

To All the Shareholders of Solar Power, Inc.:

This consent solicitation statement/prospectus is being delivered to you on behalf of Solar Power, Inc.’s (the “Company”) board of directors to request that holders of the Company’s common stock as of September 29, 2015 (the “Record Date”), execute and return written consents to adopt and approve the Second Amended and Restated Agreement and Plan of Merger and Reorganization, dated as of October 30, 2015 (the “Merger Agreement”), which provides for a redomicile of the Company to the Cayman Islands through a merger (“Redomicile Merger”) that would result in each ten (10) shares of the Company’s common stock acquired prior to the time when the registration statement of which this consent solicitation statement/prospectus is a part of becomes effective being converted into the right to receive one American depositary share, or ADS, representing ten (10) ordinary shares in the capital of SPI Energy Co., Ltd., a company incorporated under the laws of the Cayman Islands (“SPI Energy”), which ordinary shares will be issued by SPI Energy in connection with the Redomicile Merger. Ordinary shares of SPI Energy will be issued to holders of issued and outstanding share of the Company’s common stock that are acquired after the time when the registration statement of which this consent solicitation statement/prospectus is a part of becomes effective. Following the Redomicile Merger, the former shareholders of the Company will become the beneficial owners of the capital stock of SPI Energy, and SPI Energy, together with its subsidiaries, will own and continue to conduct our business in substantially the same manner as is currently being conducted by the Company and its subsidiaries. SPI Energy will also be managed by substantially the same board of directors and executive officers that manage the Company today. In connection with the Redomicile Merger, we are also asking holders of the Company’s common stock to consent to adopt SPI Energy’s proposed Amended and Restated Memorandum and Articles contingent upon adoption and approval of the Merger Agreement, and effective immediately after consummation of the Merger. At the close of business on the Record Date, the Company had [●] shares of common stock outstanding and entitled to vote.

As a record holder of shares of the Company’s outstanding common stock on the Record Date, you are urged to complete, date and sign the enclosed written consent and promptly return it to the Company. The Company’s board of directors has set [●], 2015 as the final date for receipt of written consents. The Company reserves the right to extend the final date for receipt of written consents without any prior notice to shareholders.

As further explained in the accompanying consent solicitation statement/prospectus, our board of directors expects that the reorganization of the Company’s corporate structure, which will be facilitated by consent of the Redomicile Merger, will result in the following benefits:

•	alignment of our structure with our international corporate strategy;

•	reduction of our operational, administrative, legal and accounting costs over the long-term through the reduction of our reporting obligations and related expenses because SPI Energy is expected to qualify as a “foreign private issuer” under the rules and regulations of the Securities and Exchange Commission (“SEC”) and be exempt from certain rules under the Securities Exchange Act of 1934, as amended (“Exchange Act”), that would otherwise apply if SPI Energy were a company incorporated in the United States or did not meet the other conditions to qualify as a foreign private issuer; and

•	providing us with additional flexibility to pursue listings on international stock exchanges, such as The Hong Kong Stock Exchange (HKEx), should we desire to do so in the future.

We have chosen to redomicile under the laws of the Cayman Islands because of its political and economic stability, effective judicial system, absence of exchange control or currency restrictions and availability of professional and support services.

The Redomicile Merger cannot be completed unless the Merger Agreement is approved by the written consent of the holders of a majority of the Company’s outstanding shares. There are a number of risks which you should be aware of in considering whether to consent in favor of the proposal to approve the Merger Agreement. The accompanying written consent solicitation statement/prospectus contains important information about the Merger Agreement and related Redomicile Merger and the risks associated thereto and we encourage you to read it. In particular, you should carefully consider the discussion in the section of the consent solicitation statement/prospectus entitled “Risk Factors and Caution Regarding Forward-Looking Statements” beginning on page 17.

Generally, for U.S. federal income tax purposes, shareholders of the Company will not recognize gain or loss as a result of the Redomicile Merger. For a more detailed discussion of U.S. federal income tax considerations for shareholders, please see the section entitled “Material United States Federal Income Tax Consequences Relating to the Redomicile Merger and the Ownership and Disposition of SPI Energy American Depositary Shares” beginning on page 71. We urge you to consult your own tax advisor regarding the particular tax consequences of the Redomicile Merger for you.

This consent solicitation statement/prospectus describes the Merger Agreement and the actions to be taken in connection with the Redomicile Merger and provides additional information about the parties involved. Please give this information your careful attention. A summary of the dissenters’ rights that may be available to you is provided in the section entitled “Rights of Dissenting Shareholder” on page 59 of this consent solicitation statement/prospectus.

Regardless of the number of shares you own, your written consent is important. Please complete, date and sign the written consent furnished with this consent solicitation statement/prospectus and return it promptly to the Company by one of the means described in “Submission of Consents” on page 50 of this consent solicitation statement/prospectus. You may change or revoke your consent at any time before written consents from holders owning more than a majority of the outstanding shares approve and adopt the Merger Agreement and related Redomicile Merger have been filed with the corporate secretary of the Company.

Our Board of Directors has determined that the redomicile from California to the Cayman Islands to be effected by the Redomicile Merger is advisable and in the best interests of the Company and our shareholders and, as such, has unanimously approved the Merger Agreement and related Redomicile Merger. Our Board of Directors recommends that you consent to the Merger Agreement and Amended and Restated Memorandum and Articles.

We encourage you to read the accompanying consent solicitation statement/prospectus carefully because it explains the proposed Redomicile Merger, the documents related to the Redomicile Merger and other related matters. You can also obtain other information about us from documents that we have filed with the SEC.

Sincerely,
/s/ Xiaofeng Peng
Xiaofeng Peng, Chairman of the Board

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED UNDER THIS WRITTEN CONSENT SOLICITATION STATEMENT/PROSPECTUS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS CONSENT SOLICITATION STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This consent solicitation statement/prospectus is dated [●], 2015 and is being first mailed to Solar Power, Inc. shareholders on or about [●], 2015.

SOLAR POWER, INC.

3500 Douglas Blvd., Suite 240

Roseville, CA 95661-3888

(916) 770-8100

NOTICE OF SOLICITATION OF WRITTEN CONSENT

General

This consent solicitation statement/prospectus dated [●], 2015 is being furnished in connection with the solicitation of written consents (the “Consent Solicitation”) of the shareholders of Solar Power, Inc., a California corporation (the “Company,” “SPI,” “us,” “we,” or “our”), to adopt and approve the Agreement and Plan of Merger and Reorganization (“Merger Agreement”) and related proposal as set forth as follows:

•	To approve and adopt the Second Amended and Restated Agreement and Plan of Merger and Reorganization dated October 30, 2015, by and among SPI, SPI Energy, and SPI Merger Sub, Inc., a Delaware corporation (“SPI Merger Sub”), a copy of which is attached as Annex A to the accompanying consent solicitation statement/prospectus pursuant to which the Company will merge with and into SPI Merger Sub, with SPI Merger Sub changing its name to Solar Power, Inc., a Delaware corporation, and each ten (10) shares of the Company’s common stock acquired prior to the time when the registration statement of which this consent solicitation statement/prospectus is a part of becomes effective will be converted into the right to receive one American depositary share, or ADS, representing ten (10) ordinary shares in the capital of SPI Energy Co., Ltd., a company incorporated under the laws of the Cayman Islands, and ordinary shares of SPI Energy will be issued to holders of issued and outstanding share of the Company’s common stock that are acquired after the time when the registration statement of which this consent solicitation statement/prospectus is a part of becomes effective; and

•	To approve and adopt SPI Energy’s Amended and Restated Memorandum and Articles of Association attached as Annex B.

Our board of directors unanimously adopted the Merger Agreement and Memorandum and Articles of Association Proposal and recommends that shareholders consent to the adoption of both proposals. The board of directors has decided to seek written consents rather than calling a special meeting of shareholders in order to eliminate the costs and management time involved in holding a special meeting. Written consents are being solicited from all of our shareholders of record pursuant to Article II, Section 11 of our bylaws.

Consent materials, which include this consent solicitation statement/prospectus and a written consent form (the “Written Consent”), are being mailed to all holders of our outstanding shares of our common stock, par value $0.0001 per share (the “Shares”), on or about [●]. 2015. Our board of directors set the close of business on September 29, 2015 as the record date for the determination of shareholders entitled to act with respect to the Consent Solicitation (the “Record Date”). As of the Record Date, the Company had [●] outstanding Shares held by approximately [●] holders of record.

Any beneficial owner of the Shares who is not a record holder must arrange with the person who is the record holder or such record holder’s assignee or nominee to: (i) execute and deliver a Written Consent on behalf of such beneficial owner, or (ii) deliver a proxy so that such beneficial owner can execute and deliver a Written Consent on its own behalf.

Shareholders who wish to consent must deliver their properly completed and executed Written Consents to the Corporate Secretary of the Company in accordance with the instructions set forth in the Written Consent. The Company reserves the right (but is not obligated) to accept any Written Consent received by any other reasonable means or in any form that reasonably evidences the giving of consent for the approval of the Merger Agreement and Memorandum and Articles of Association.

Requests for copies of this consent solicitation statement/prospectus and the Written Consent should be directed to the Company at the address or telephone number set forth above.

i

The Company expressly reserves the right, in its sole discretion and regardless of whether any of the conditions of the Consent Solicitation have been satisfied, subject to applicable law, at any time prior to 5:00 p.m. Pacific Time on [●], 2015 (the “Expiration Date”) to (i) terminate the Consent Solicitation for any reason, including if the consent of shareholders holding a majority of the Shares has been received, (ii) waive any of the conditions to the Consent Solicitation, or (iii) amend the terms of the Consent Solicitation.

The final results of this Consent Solicitation will be disclosed in a current report on Form 8-K to be filed with the SEC by the Company.

All questions as to the form of all documents and the validity and eligibility (including time of receipt) and acceptance of Written Consents and revocations of Written Consents will be determined by the Company, in its sole discretion, which determination shall be final and binding.

Revocation of Consents

Written Consents may be revoked or withdrawn by any shareholder at any time before the Expiration Date or earlier termination of the Consent Solicitation. A notice of revocation or withdrawal must specify the record shareholder’s name and the number of Shares being withdrawn. After the Expiration Date, all Written Consents previously executed and delivered and not revoked will become irrevocable. Revocations may be submitted to the Corporate Secretary of the Company by the same methods as Written Consents may be submitted.

Solicitation of Consents

Our board of directors is sending you this consent solicitation statement/prospectus in connection with its solicitation of shareholder consent to approve the Merger Agreement. The Company will pay for the costs of solicitation. We will pay the reasonable expenses of brokers, nominees and similar record holders in mailing consent materials to shareholders. Because the approval of holders of a majority of the outstanding Shares is required to approve the Merger Agreement, not returning the Written Consent, or returning the Written Consent marked “Abstain,” will have the same effect as a vote against the Merger Agreement.

The Company has made no arrangements and has no understanding with any other person regarding the solicitation of consents hereunder, and no person has been authorized by the Company to give any information or to make any representation in connection with the solicitation of consents, other than those contained herein. In addition to solicitations by mail, consents may be solicited by directors, officers and other employees of the Company who will receive no additional compensation therefor.

Dissenters Rights

In order to comply with applicable dissenters’ rights, if the Merger Agreement is approved, the Company will send to its shareholders (i) a notice of the approval of the Merger Agreement by the outstanding Shares within 10 days after the date of that approval, accompanied by a copy of California Corporations Code Sections 1300-1304, (ii) a statement of the price determined by the Company to represent the fair market value of the dissenting Shares, and (iii) a brief description of the procedure to be followed if a shareholder desires to exercise dissenters’ right under those sections. Pursuant to the Merger Agreement, in the event that holders owning more than 1.0% of the outstanding Shares exercise their dissenters’ rights, the Company may terminate the Redomicile Merger. A copy of California Corporations Code Sections 1300-1304 is attached as Annex C.

Householding Matters

Shareholders that share a single address will receive only one consent solicitation statement/prospectus and Written Consent at that address, unless we have received instructions to the contrary from any shareholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if a shareholder of record residing at such an address wishes to receive a separate copy of this consent solicitation statement/prospectus or of future consent solicitations (as applicable), he or she may write to us or call us at: Solar Power, Inc., 3500 Douglas Blvd., Suite 240, Roseville, CA 95661-3888, Attention: Erica Gatdula: (916) 770-8164 or, in China, Sara Li: +86-21-8012 9039. We will deliver separate copies of this consent solicitation statement/prospectus and form of Written Consent promptly upon such request. If you are a shareholder of record receiving multiple copies of the consent solicitation statement/prospectus and form of Written Consent, you can request householding by contacting us in the same manner. If you own your Shares through a bank, broker or other shareholder of record, you can request additional copies of this consent solicitation statement/prospectus and form of Written Consent or request householding by contacting the shareholder of record.

Written consents from the holders owning a majority of the shares of the Company’s common stock outstanding on the Record Date are required to adopt and approve the Merger Agreement, including the Redomicile Merger and transactions contemplated thereby.

Regardless of the number of shares you own, your Written Consent is important. Please complete, date and sign the Written Consent furnished with this consent solicitation statement/prospectus and return it promptly to the Company by one of the means described in “Submission of Consents” on page 50 of this consent solicitation statement/prospectus.

By Order of the Board of Directors,

/s/ Xiaofeng Peng
Xiaofeng Peng, Chairman of the Board

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

This consent solicitation/prospectus contains or incorporates by reference forward looking statements within the meaning of the private securities litigation reform act of 1995 with respect to the restructuring and our financial condition, results of operations and business. This act protects public companies from liability for forward looking statements in private securities litigation if the forward looking statement is identified and is accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from the forward looking statements. Forward looking statements by their nature involve a degree of risk and uncertainty, including, but not limited to, the risks and uncertainties referred to under “Risk Factors” and elsewhere herein or in the documents incorporated by reference. All statements regarding the expected benefits of the restructuring are forward looking statements. The forward looking statements may include statements for the period following completion of the Redomicile Merger. You can find many of these statements by looking for words such as “believes,” “expects,” “anticipates,” “estimates,” “continues,” “may,” “can,” “continue,” “potential,” “should,” “will,” “could,” “intends,” “plans” or similar expressions in this consent solicitation statement/prospectus or in the documents incorporated by reference. You should be aware that any forward looking statements in this consent solicitation statement/prospectus reflect only current expectations and are not guarantees of performance. Many possible events or factors could affect our future financial results and performance. This could cause our results or performance to differ materially from those we express in our forward looking statements. You should consider these risks when deciding how to vote. Also, as you make your decision how to vote, please take into account that forward looking statements speak only as of the date of this consent solicitation statement/prospectus or, in the case of documents incorporated by reference, the date of any such document, or in certain cases, as of a specified date.

We have identified factors that could cause actual plans or results to differ materially from those included in any forward looking statements. These factors include, but are not limited to, the following:

•	an inability to realize expected benefits of the restructuring within the anticipated time frame, or at all;

•	changes in tax law, tax treaties or tax regulations or the interpretation or enforcement thereof, including taxing authorities not agreeing with our assessment of the effects of such laws, treaties and regulations;

•	an inability to execute any of our business strategies;

•	costs or difficulties related to the Redomicile Merger and related restructuring transactions, which could be greater than expected; and

•	such other risk factors as may be discussed in our reports filed with the SEC.

We disclaim any obligation or undertaking to disseminate any updates or revisions to our statements, forward looking or otherwise, to reflect changes in our expectations or any change in events, conditions or circumstances on which any such statements are based.

CONVENTIONS THAT APPLY TO THIS CONSENT SOLICITATION/PROSPECTUS

Unless otherwise indicated and except where the context otherwise requires, in this consent solicitation/prospectus:

•	“we,” “us,” “company,” “our,” or “SPI” refer to Solar Power, Inc., a California company, and its current and former subsidiaries for the relevant periods;

•	“2013” and “2014” refer to our fiscal years ended December 31, 2013 and 2014, respectively;

•	“AUD” and “Australian Dollar” refer to the legal currency of Australia;

•	“China” and “PRC” refer to the People’s Republic of China, excluding, for purposes of this consent solicitation/prospectus, Taiwan, Hong Kong and Macau;

•	“DG” refers to distributed generation;

•	“EPC” refers to engineering, procurement and construction services;

•	“EUR” and “Euro” refer to the legal currency of the 19 countries comprising the euro area;

•	“FIT” refers to feed-in tariff(s);

•	“LDK” refers to LDK Solar Co., Ltd.;

•	“O&M” refers to operations and maintenance services;

•	“PV” refers to photovoltaic;

•	“RMB” and “Renminbi” refer to the legal currency of the People’s Republic of China;

•	“Share” refers to shares of Solar Power, Inc.’s common stock, with par value of $0.0001 per share;

•	“SPI Energy” refers to SPI Energy Co., Ltd., a company incorporated under the laws of the Cayman Islands;

•	“U.K.” refers to the United Kingdom;

•	“U.S.” refers to the United States of America; and

•	“watt” or “W” refers to the measurement of total electrical power, where “kilowatt” or “kW” means one thousand watts, “megawatts” or “MW” means one million watts and “gigawatt” or “GW” means one billion watts.

Names of certain companies provided in this consent solicitation/prospectus are translated or transliterated from their original Chinese legal names.

Discrepancies in any table between the amounts identified as total amounts and the sum of the amounts listed therein are due to rounding.

The conversion of amounts of Australian Dollars, Euros and Renminbi, respectively, into U.S. dollars in this consent solicitation/prospectus, made solely for the convenience of readers, is based on the noon buying rates in the city of New York for cable transfers of Australian Dollars, Euros and Renminbi, respectively, as certified for customs purposes by the Federal Reserve Bank of New York as of June 30, 2015, which was AUD 0.7704 to 1.00 U.S. dollar, EUR0.8965 to 1.00 U.S. dollar, RMB 6.2000 to $1.00 U.S. dollar, respectively, unless indicated otherwise. No representation is intended to imply that the Australian Dollar, Euro or Renminbi could have been, or could be, converted, realized or settled into U.S. dollars at the foregoing rates or any other rate.

INFORMATION ABOUT THE PROPOSED REDOMICILE MERGER

The Board of Directors of the Company is providing this consent solicitation statement/prospectus in connection with seeking consent for the approval of the Merger Agreement and related Redomicile Merger. Only shareholders of record at the close of business on September 29, 2015, the Record Date, are entitled to notice of, and to provide Written Consents. As of the Record Date, [●] shares of the Company’s common stock, $0.0001 par value per share, were issued and outstanding, and no shares of the Company’s preferred stock, $0.0001 par value per share, were issued and outstanding. This consent solicitation statement/prospectus was mailed on or about [●], 2015 to all shareholders of the Company.

The following questions and answers are intended to address briefly some commonly asked questions regarding the Merger Agreement and, in particular, the proposed Redomicile Merger. These questions and answers may not address all issues that may be important to you. Please refer to the more detailed information contained elsewhere in this consent solicitation statement/prospectus, its annexes and the documents referred to.

Questions and Answers Relating to the Written Consent and Merger Agreement

Q:	What is the purpose of the Written Consent and consent solicitation statement/prospectus?

A:	To vote on the following proposals:

•	To approve and adopt the Second Amended and Restated Agreement and Plan of Merger and Reorganization dated October 30, 2015, by and among the Company, SPI Energy, and SPI Merger Sub, Inc. a Delaware corporation (“SPI Merger Sub”), a copy of which is attached as Annex A to the accompanying consent solicitation statement/prospectus pursuant to which the Company will merge with and into SPI Merger Sub, with SPI Merger Sub changing its name to Solar Power, Inc., a Delaware corporation, and each ten (10) shares of the Company’s common stock acquired prior to the time when the registration statement of which this consent solicitation statement/prospectus is a part of becomes effective being converted into the right to receive one American depositary share, or ADS, representing ten (10) ordinary shares in the capital of SPI Energy Co., Ltd., a company incorporated under the laws of the Cayman Islands. Ordinary shares of SPI Energy will be issued to holders of issued and outstanding share of the Company’s common stock that are acquired after the time when the registration statement of which this consent solicitation statement/prospectus is a part of becomes effective. No fraction of an ADS shall be issued by virtue of the Redomicile Merger, but in lieu thereof each holder of shares of SPI common stock who would otherwise be entitled to a fraction of an ADS in connection with the Redomicile Merger shall receive from The Bank of New York Mellon, as the exchange agent, the net proceeds the exchange agent will receive from sale of the aggregate of those fractional ADSs. This document serves as a consent solicitation of the Company’s shareholders of the Merger Agreement and as a prospectus of SPI Energy used to offer ordinary shares in the capital of SPI Energy to the Company’s shareholders in exchange for their shares of the Company’s common stock pursuant to the terms of the Merger Agreement.

•	To approve and adopt SPI Energy’s Amended and Restated Memorandum and Articles of Association (“Memorandum and Articles of Association”).

Q:	What is the Board of Directors’ recommendation?

A:	The Company’s Board of Directors recommends that you vote your shares:

“FOR” the adoption of the Merger Agreement and related Redomicile Merger and adoption of the Memorandum and Articles of Association.

Q:	Who is entitled to Consent?

A:	Shareholders who our records show owned shares of the Company’s common stock as of the close of business on the Record Date (September 29, 2015) may consent to the approval of the Merger Agreement.

Registered Shareholders. If your shares are registered directly in your name with the Company’s transfer agent, you are considered, with respect to those shares, the shareholder of record, and this consent solicitation statement/prospectus is being provided to you directly by the Company. As the shareholder of record, you have the right to consent to approve the Merger Agreement and Memorandum and Article of Association.

Street Name Shareholders. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name.” This consent solicitation statement/prospectus is being forwarded to you by your broker, bank or other nominee, who is considered, with respect to those shares, the record holder. As the beneficial owner, you have the right to direct your broker, bank or other nominee to consent to approve the Merger Agreement.

Q:	How many votes do I have?

A:	For the Merger Agreement, you have one vote for each share of the Company’s common stock you own as of the Record Date.

Q:	How can I vote my shares?

A:	If you are the shareholder of record, you may vote your shares by using the Internet voting site, by the toll-free telephone number provided on the website to which the notice directs you or by completing, signing, dating and returning a requested written consent card in the provided, postage pre-paid envelope. Specific instructions for using the Internet and telephone voting systems are on the website and written consent card (and repeated in the box below). The Internet and telephone voting systems for shareholders of record will be available until 1:00 a.m., Central Time, on October , 2015 (the morning of the Expiration Date).

If you are the beneficial owner of shares of the Company’s common stock held in street name, you have the right to direct your broker, bank or nominee on how to vote your shares. Your broker, bank or nominee has enclosed a voting instruction card for you to use in directing the broker, bank or nominee regarding how to vote your shares.

CONSENT BY INTERNET

Consent by Internet

• Go to www.investorvote.com/SOPW

• Or scan the QR code with your smartphone

• Follow the steps outlined on the secure website

Shares Held Through Broker, Bank or Nominee:

Internet: www.proxyvote.com

24 hours a day/7 days a week

Through 1:00 am Central Time, October         , 2015

INSTRUCTIONS:

Read this Consent Solicitation Statement/Prospectus.

Go to the applicable website listed above.

Have your notice of internet availability of consent materials, proxy card or voting instruction card in hand (including the control number specified on that notice or card) and follow the instructions.

VOTE BY TELEPHONE

Call toll free 1-800-652-VOTE (8683) within the USA, US territories &

Canada on a touch tone telephone

• Follow the instructions provided by the recorded message

Shares Held of Record:

1-800-652-VOTE (8683)

Shares Held Through Broker, Bank or Nominee:

1-800-579-1639

Toll-free 24 hours a day/7 days a week

Through 1:00 am Central Time, October         , 2015

INSTRUCTIONS:

Read this Consent Solicitation Statement/Prospectus.

Call the applicable toll-free number above.

Have your Consent Solicitation Statement/Prospectus materials, proxy card or voting instruction card in hand (including the control number specified on that notice or card) and follow the instructions.

Q:	How may I obtain a separate set of this consent solicitation statement/prospectus?

A:	If you share an address with another shareholder, previously consented to receiving one copy of this consent solicitation statement/prospectus on a voter instruction card submitted for last year’s annual meeting of shareholders and do not participate in electronic delivery of proxy materials, only one copy of this consent solicitation statement statement/prospectus is being delivered to you. A shareholder at a shared address who received a single copy of this consent solicitation statement/prospectus may request a separate copy either by calling the number provided below or by mailing a written request to the Company at the address below:

Solar Power, Inc.

3500 Douglas Blvd., Suite 240

Roseville, CA 95661-3888

Attention:	Erica Gatdula	or	Attn:	Sara Li
Telephone:	(916) 770-8164		Telephone:	+86-21-80129039
Fax:	(916) 770-8199		Fax (China):	+86 021-80129003

The Company will promptly mail a separate copy of this consent solicitation statement/prospectus upon such request, but any such request should be made as soon as possible. You may also download or review this consent solicitation statement/prospectus by going to the Company’s website at www.spisolar.com.

Q:	Can I change my Written Consent?

A:	For shares that you hold of record, you may change your Written Consent at any time prior to the Expiration Date. You may send your revocation by contacting Computershare Investor Services by email using proxyvote@computershare.com or fax to (919) 502-0674

or

Making a timely and valid later Internet or telephone vote, as the case may be, if you have previously voted on the Internet or by telephone.

If you are the beneficial owner of shares held in street name, you may change your vote by submitting new voting instructions to your broker, bank or other nominee in a timely manner.

Q:	What is the requirement to approve the Merger Agreement and Memorandum and Articles of Association?

A:	For the Redomicile Merger to be able to proceed, the majority of the outstanding shares of the Company’s common stock must vote “FOR” the adoption of the Merger Agreement and “FOR” the adoption of the Memorandum and Articles of Association.

Q:	How are votes counted?

A:	To approve the Merger Agreement and Memorandum and Articles of Association, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you elect to “ABSTAIN,” the abstention has the same effect as a vote “AGAINST” the Merger Agreement and Memorandum and Articles of Association.

If you provide specific instructions with regard to Merger Agreement and Memorandum and Articles of Association, your shares will be voted as you instruct on the Written Consent. If no instructions are indicated, the shares will be voted as recommended by the board of directors.

Q:	Who will bear the cost of soliciting Written Consents?

A:	This Consent Solicitation is made by the Company, and all costs associated with soliciting Written Consents will be borne by the Company. The Company will reimburse brokerage firms, banks and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Written Consents may be solicited by certain of the Company’s directors, officers and regular employees personally or by telephone, facsimile or electronic mail. No additional compensation will be paid to these persons for such services. In addition, the Company may engage a third party solicitor to assist in the obtaining written consents for which compensation will be paid by the Company.

Q:	What if I have questions about lost stock certificates or need to change my mailing address?

A:	You may contact our transfer agent, Computershare Trust Company, N.A., by telephone at 800-962-4284 or by going to the Computershare Trust Company, N.A. website at www.computershare.com/investor and clicking the Contact Us tab at the top of the page if you have lost your stock certificate or need to change your mailing address.

Q:	Whom should I contact with questions?

A:	Alternatively, you may obtain information from us by making a request by telephone or in writing as follows:

Solar Power, Inc. 3500 Douglas Blvd., Suite 240 Roseville, CA 95661-3888		or	Solar Power, Inc. 7F/B Block, 1st Building, Jinqi Plaza No. 2145 Jinshajiang Road, Putuo District Shanghai, PRC

Attention:	Erica Gatdula		Attention:	Sara Li
Telephone:	(916) 770-8164		Telephone:	+86-21-8012 9039
Fax:	(916) 771-8199		Fax:	+86-21-8012 9003

Questions and Answers Relating to the Redomicile Merger

Q:	What is the Redomicile Merger?

A:	Under the Merger Agreement, the Company will merge with and into SPI Merger Sub, with SPI Merger Sub surviving the Redomicile Merger as a wholly owned subsidiary of SPI Energy and changing its name to Solar Power, Inc., Delaware corporation. Upon consummation of the Redomicile Merger, each ten (10) shares of the Company’s common stock acquired prior to the time when the registration statement of which this consent solicitation statement/prospectus is a part of becomes effective will be converted into the right to receive one American depositary share, or ADS, representing ten (10) ordinary shares in the capital of SPI Energy, which ordinary shares will be issued by SPI Energy in connection with the Redomicile Merger. Ordinary shares of SPI Energy will be issued to holders of issued and outstanding share of the Company’s common stock that are acquired after the time when the registration statement of which this consent solicitation statement/prospectus is a part of becomes effective. No fraction of an ADS shall be issued by virtue of the Redomicile Merger, but in lieu thereof each holder otherwise entitled to a fraction of an ADS shall receive cash in accordance with the Merger Agreement. The ADSs will be delivered by The Bank of New York Mellon, as depositary, also referred to the as the depositary. Following the Redomicile Merger, SPI Energy, together with its subsidiaries, will own and continue to conduct our business in substantially the same manner as it is currently being conducted by the Company and its subsidiaries. SPI Energy will also be managed by substantially the same board of directors and executive officers that manage the Company today.

Q:	Why does the Company want to engage in the Redomicile Merger?

A:	The Redomicile Merger is part of a reorganization of the Company’s corporate structure approved by our board of directors that we expect will, among other things, result in a reduction in operational, administrative, legal and accounting costs over the long term and provide us with flexibility to pursue listings on international stock exchanges, such as the HKEx. However, there can be no assurance that following the Redomicile Merger we will be able to realize these expected benefits for the reasons discussed in the section entitled “Risk Factors and Caution Regarding Forward-Looking Statements-Risks Relating to the Merger and Reorganization -The expected benefits of the Redomicile Merger and reorganization may not be realized.”

Q:	Will the Redomicile Merger affect current or future operations?

A:	The Redomicile Merger is not expected to have a material impact on how we conduct day-to-day operations. The new corporate structure would not change our future operational plans to grow our business, including our focus on our China business. The location of future operations will depend on the needs of the business, which will be determined without regard to SPI Energy’s jurisdiction of incorporation.

Q:	Is the Redomicile Merger taxable to me?

A:	U.S. holders will not recognize gain or loss for U.S. federal income tax purposes upon receipt of ADSs in exchange for the Company’s common stock. The aggregate tax basis in the ADSs received in the Redomicile Merger will equal such U.S. holder’s aggregate tax basis in the Company’s common stock surrendered. A U.S. holder’s holding period for the ADSs that are received in the Redomicile Merger generally should include such U.S. holder’s holding period for the common stock of the Company surrendered. Please see the section entitled “Material United States Federal Income Tax Consequences Relating to the Redomicile Merger and the Ownership and Disposition of SPI Energy American Depositary Shares” beginning on page 71.

THE TAX TREATMENT OF THE REDOMICILE MERGER UNDER STATE OR LOCAL LAW WILL DEPEND ON THE JURISDICTION. WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR PRIOR TO CONSENTING REGARDING THE PARTICULAR TAX CONSEQUENCES OF THE REDOMICILE MERGER TO YOU.

Q:	Has the U.S. Internal Revenue Service rendered a ruling on any aspects of the Redomicile Merger?

A:	No ruling has been requested from the U.S. Internal Revenue Service, or the IRS, in connection with the Redomicile Merger.

Q:	When do you expect to complete the Redomicile Merger?

A:	If the adoption of the Merger Agreement is approved by our shareholders, we anticipate that the Redomicile Merger will become effective during the fourth quarter of 2015, although the Redomicile Merger may be abandoned by our board of directors prior to its completion. Please see the section entitled “Risk Factors and Caution Regarding Forward-Looking Statements-Risks Relating to the Redomicile Merger and Reorganization-Our Board of Directors may choose to defer or abandon the Redomicile Merger.”

Q:	What types of information and reports will SPI Energy make available to shareholders following the Redomicile Merger?

A:	Following completion of the Redomicile Merger, SPI Energy is expected to qualify as a “foreign private issuer” under the rules and regulations of the SEC. SPI Energy will remain subject to the provisions of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act. However, as a foreign private issuer, SPI Energy will be exempt from certain rules under the Securities Exchange Act of 1934, as amended (“Exchange Act”), that would otherwise apply if SPI Energy were a company incorporated in the United States or did not meet the other conditions to qualify as a foreign private issuer. For example:

•	SPI Energy may include in its SEC filings financial statements prepared in accordance with generally accepted accounting principles in the United States, or U.S. GAAP, or with the International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standards Board, or IASB, without reconciliation to U.S. GAAP;

•	SPI Energy will not be required to provide as many Exchange Act reports, or as frequently or as promptly, as U.S. companies with securities registered under the Exchange Act. For example, SPI Energy will not be required to file current reports on Form 8-K within four business days from the occurrence of specific material events. Instead, SPI Energy will need to promptly furnish reports on Form 6-K any information that SPI Energy (a) makes or is required to make public under the laws of the Cayman Islands, (b) files or is required to file under the rules of any stock exchange, or (c) otherwise distributes or is required to distribute to its shareholders. Unlike Form 8-K, there is no precise deadline by which Form 6-K must be furnished. In addition, SPI Energy will not be required to file its annual report on Form 10-K, which may be due as soon as 60 days after its fiscal year end. As a foreign private issuer, SPI Energy will be required to file an annual report on Form 20-F within four months after its fiscal year end;

•	SPI Energy will not be required to provide the same level of disclosure on certain issues, such as executive compensation;

•	SPI Energy will be exempt from filing quarterly reports under the Exchange Act with the SEC;

•	SPI Energy will not be subject to the requirement to comply with Regulation FD, which imposes certain restrictions on the selective disclosure of material information;

•	SPI Energy will not be required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; and

•	SPI Energy will not be required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

Accordingly, after the completion of the Redomicile Merger, if you hold SPI Energy securities, you may receive less information about SPI Energy and its business than you currently receive with respect to the Company and be afforded less protection under the U.S. federal securities laws than you are entitled to currently.

If SPI Energy loses its status as a foreign private issuer at some future time, then it will no longer be exempt from such rules and, among other things, will be required to file periodic reports and financial statements as if it were a company incorporated in the U.S. The costs incurred in fulfilling these additional regulatory requirements could be substantial. Please see the sections entitled “Risk Factors and Caution Regarding Forward-Looking Statements-Risks Relating to the Redomicile Merger and Reorganization-The expected benefits of the merger and reorganization may not be realized” and “Risk Factors and Caution Regarding Forward-Looking Statements-Risks Relating to the Redomicile Merger and Reorganization.” If SPI Energy fails to qualify as a foreign private issuer upon completion of the Redomicile Merger, or loses its status as a foreign private issuer at some future time, SPI Energy would be required to comply fully with the reporting requirements of the Exchange Act applicable to U.S. domestic issuers and would incur significant operational, administrative, legal and accounting costs that it would not incur as a foreign private issuer.

Q:	Do I have to take any action to exchange my common stock in the Company to receive ADSs representing SPI Energy ordinary shares?

A:	Each ten (10) shares of the Company’s common stock registered in your name or which you beneficially own through your broker acquired prior to the time when the registration statement of which this consent solicitation statement/prospectus is a part of becomes effective will be converted into the right to receive one ADS representing ten (10) SPI Energy ordinary shares and such ordinary shares will be registered in the depositary’s name in SPI Energy’s register of members upon completion of the Redomicile Merger. Upon completion of the Redomicile Merger, only registered shareholders reflected in SPI Energy’s register of members will have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distributions upon SPI Energy ordinary shares registered in their respective names. As a holder of ADSs representing SPI Energy ordinary shares, you will receive distributions made on the SPI Energy ordinary shares from the depositary and will be entitled to instruct the depositary how to exercise voting rights attaching to those SPI ordinary shares, in each case subject to the terms of the deposit agreement that will govern the ADSs. Any attempted transfer of the Company’s common stock prior to the Redomicile Merger that is not properly documented and reflected in the stock records maintained by the Company’s transfer agent as of immediately prior to the Effective Time will not be reflected in holdings of ADSs representing SPI Energy’s ordinary shares upon completion of the Redomicile Merger. Registered holders of ADSs seeking to transfer ADSs representing SPI Energy ordinary shares following the Redomicile Merger will be required to provide customary transfer documents required by the depositary to complete the transfer. If you hold your shares of the Company’s common stock in an account with a broker or other securities intermediary, you will receive delivery of ADSs in your account with that same broker or other securities intermediary.

If you hold the Company’s common stock in certificated form, you may exchange your common stock certificates of the Company for ADSs in uncertificated form representing SPI Energy ordinary shares following the Redomicile Merger. We will request that all of the Company’s stock certificates be returned to our exchange agent following the Redomicile Merger. Soon after the closing of the Redomicile Merger, you will be sent a letter of transmittal from our exchange agent. It is expected that, prior to the Effective Time, The Bank of New York Mellon will be appointed as our exchange agent for the Redomicile Merger. The letter of transmittal will contain instructions explaining the procedure for surrendering your stock certificates in the Company to receive ADSs in uncertificated form representing SPI Energy ordinary shares. YOU SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED WRITTEN CONSENT. SPI Energy’s current transfer agent is Maples Fund Services (Cayman) Limited (“MaplesFS”) which will continue to serve as the transfer agent for SPI Energy ordinary shares after the Effective Time.

Q:	What happens to the Company’s stock options and other equity awards at the effective time of the Redomicile Merger?

A:

At the Effective Time, all outstanding options to purchase shares of the Company’s common stock granted or issued prior to the Effective Time and all other outstanding equity awards granted under our equity compensation plans to directors, employees and consultants, as applicable, will entitle the holder to purchase or receive, or receive payment based on, as applicable, an equal number of SPI Energy ordinary shares. Immediately prior to the Effective Time, all existing equity compensation plans of the Company, as may be amended, will be adopted and assumed by SPI Energy. We do not anticipate an increase to the total number of shares underlying options and awards outstanding under our assumed equity compensation plans or shares otherwise issuable thereunder. Future awards would be subject to and governed by the terms of our assumed equity compensation plans and any agreements entered into pursuant thereto.

Q:	Can I trade my common stock in the Company before the Redomicile Merger is completed?

A:	Yes. Common stock in the Company will continue to be quoted on the OTC Markets through the last trading day prior to the date of completion of the Redomicile Merger, which is anticipated to take place during the fourth quarter of 2015.

Q:	After the Redomicile Merger, where can I trade my ADSs representing SPI Energy ordinary shares?

A:	We expect that as of the Effective Time, the ADSs will be quoted on the OTC Markets. The Company and SPI Energy are in the process of applying for listing of the ADSs with the Nasdaq Capital Market and hope to complete that process concurrent with or shortly after the consummation of the Redomicile Merger.

Q:	How will my rights as a shareholder of SPI Energy change after the Redomicile Merger relative to my rights as a shareholder of the Company prior to the Redomicile Merger?

A:

There are differences in rights afforded under California law and Cayman Islands law, including but not limited to: (i) whether shareholder approval for a sale of all or substantially all of the property of a company is required; (ii) whether shareholders have the right to inspect corporate records of a company; and (iii) under what circumstances may the shareholders bring a derivative suit on behalf of a company. The California law and Cayman Islands law also differ in terms of shareholder voting requirements: under California law, our current bylaws and articles of incorporation may be amended by the vote of a majority of shares of stock entitled to vote, unless the articles of incorporation requires the vote of a greater number of shares, whereas Cayman Islands law requires a special resolution of not less than two-thirds of the votes cast by those shareholders entitled to vote at a general meeting for any amendment to the memorandum and articles of association of SPI Energy. As a result, it may be more difficult for shareholders to amend the memorandum and articles of association of SPI Energy after the Redomicile Merger. In addition, the articles of association of SPI Energy after the Redomicile Merger will contain provisions that could delay, defer or prevent a merger, change in control or other corporate actions of SPI Energy that could be beneficial to our shareholders. See “Risk Factors and Caution Regarding Forward-Looking Statements—Risks Related to the Redomicile Merger and Reorganization—As a result of different shareholder voting requirements in the Cayman Islands relative to California, we will have less flexibility with respect to our ability to amend our constitutional documents and enter into certain business combinations that we now have” and “Risk Factors and Caution Regarding Forward-Looking Statements—Risks Related to Our Shares, Ordinary Shares of SPI Energy and the ADSs—The articles of association of SPI Energy contain anti-takeover provisions that could prevent a change in control even if such takeover is beneficial to SPI Energy shareholders.” Because of differences between California law and Cayman Islands law and differences between the governing documents of the Company and SPI Energy, we are unable to adopt governing documents for SPI Energy that are identical to the governing documents for the Company. SPI Energy’s proposed amended and restated memorandum and articles of association differ from the Company’s bylaws and articles of incorporation, both in form and substance, and the rights of shareholders of SPI Energy will change relative to your rights as a shareholder of the Company as a result of the Redomicile Merger and SPI Energy shareholders may not be afforded as many rights as a shareholder of SPI Energy under applicable laws and SPI Energy’s memorandum and articles of association as you had as a shareholder of the Company under applicable laws and the Company’s articles of incorporation and bylaws. Further, after the Redomicile Merger, you will be a holder of ADSs and not ordinary shares. Your rights as a holder of ADSs will differ from the rights of a common shareholder of the Company and the rights of a holder of ordinary shares of SPI Energy and will be established by the terms of the deposit agreement that will govern the ADSs. Please see the sections entitled “Risk Factors and Caution Regarding Forward-Looking Statements-Risks Relating to the Redomicile Merger and Reorganization-Your rights as a shareholder of the Company will change as a result of the Redomicile Merger and you may not be afforded as many rights as a shareholder of SPI Energy under applicable laws and SPI Energy’s memorandum and articles of association as you were as a shareholder of the Company under applicable laws and SPI’s articles of incorporation and bylaws,” “Description of Share Capital of SPI Energy”, “Comparison of Rights under California and Cayman Islands Law” and “Description of American Depositary Shares.” Notwithstanding the foregoing, the changes above may not change your rights as a shareholder significantly in practice because SPI has a concentrated ownership structure with a few shareholders each holding more than five percent of the Company’s common stock. For further details on the security ownership of certain beneficial owners of the Company, please see the section entitled “Security Ownership of Certain Beneficial Owners and Management of the Company.” Additionally, as a foreign private issuer, SPI Energy will be permitted to follow corporate governance practices in accordance with Cayman Islands laws.

Q:	Do I have Dissenters’ Rights?

A:	In connection with the Redomicile Merger, our shareholders will have dissenters’ rights under California General Corporate Law.

SUMMARY

The following summary highlights selected information from this consent solicitation statement/prospectus and may not contain all of the information that is important to you. To better understand the Merger Agreement, including the Redomicile Merger and other transactions contemplated thereby being considered by written consent by you, you should carefully read this entire consent solicitation statement/prospectus, including the Merger Agreement attached as Annex A to this consent solicitation statement/prospectus. For purposes of this consent solicitation statement/prospectus, the term “Merger Agreement” will refer to the Merger Agreement, as the same may be amended.

The Parties to the Merger Agreement

Solar Power, Inc. The Company is a global provider of photovoltaics (PV) solutions for business, residential, government and utility customers and investors. The Company provides a full spectrum of EPC services to third party project developers, as well as develops, owns and operates solar projects that sell electricity to the grid in multiple countries, including China, the U.S., the U.K., Panama, Greece, Japan and Italy. In early 2015, www.solarbao.com, primarily targeting customers in China and a first of its kind online energy e-commerce and investment platform, was launched. This platform enables individual and institutional investors to purchase PV based investments and enables retail customers to purchase solar kits should they plan on building DG projects. This platform is intended to create a network connecting investors keen on the solar industry and developers.

SPI Energy Co., Ltd. SPI Energy Co., Ltd. is a newly formed exempted company incorporated under the laws of the Cayman Islands and currently a wholly-owned subsidiary of the Company. An “exempted” company under the laws of the Cayman Islands is one which receives such registration as a result of satisfying the Registrar of Companies in the Cayman Islands that it conducts its operations mainly outside of the Cayman Islands and is as a result exempted from complying with certain provisions of the Companies Law (2013 Revision) of the Cayman Islands, such as the general requirement to file an annual return of its shareholders with the Registrar of Companies, and is permitted flexibility in certain matters, such as the ability to register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands. SPI Energy does not have a significant amount of assets or liabilities and has not engaged in any business since its formation other than activities associated with its anticipated participation in the Redomicile Merger.

SPI Merger Sub, Inc. SPI Merger Sub is a newly formed Delaware corporation and a wholly owned subsidiary of SPI Energy. SPI Merger Sub was formed for the sole purpose of facilitating the Redomicile Merger, does not have a significant amount of assets or liabilities, and has not engaged in any business since its formation other than activities associated with its anticipated participation in the Redomicile Merger.

The principal executive offices of each of the Company, SPI Energy and SPI Merger Sub are located at 7F/B Block, 1st Building, Jinqi Plaza, No. 2145 Jinshajiang Road, Putuo District, Shanghai, China; Telephone: +86 021-80129001; Facsimile: +86 021-80129002. The Company also has an office located at 3500 Douglas Blvd., Suite 240, Roseville, CA 95661-3888; Telephone: (916) 770-8100.

Background and Reasons for the Redomicile Merger

We believe the Redomicile Merger, which would change our place of incorporation from the United States to the Cayman Islands, is consistent with our international corporate strategy and would allow us to reduce operational, administrative, legal and accounting costs over the long term.

Our corporate objective has been to enhance our position in key infrastructure products with attractive growth potential in selective geographic markets. To achieve this goal, our strategy has been focused on our core strengths and aligned with favorable long term market trends relating to China, the U.K., Panama, Greece, Japan and Italy.

Based upon the foregoing, in January 2015, we announced that we will move our headquarters to Shanghai, China, and we undertook an initiative to transition certain key functions, including our headquarters and finance, to China in order to eliminate functional duplication and reduce operating expenses. We also recently experienced significant changes in our management and our board of directors, and substantially all of our executive team and members of our board of directors reside outside the United States. The recent changes in the composition of our management and board of directors further support our reasons for moving our headquarters and our place of incorporation outside the United States.

The Merger Agreement

A copy of the Merger Agreement is attached as Annex A to this consent solicitation statement/prospectus. The Company encourages you to read the entire Merger Agreement carefully because it is the principal document governing the Redomicile Merger.

Amended and Restated Memorandum and Articles of Association

A copy of SPI Energy’s Amended and Restated Memorandum and Articles of Association is attached as Annex B to this consent solicitation statement/prospectus. The Company encourages you to read the entire Memorandum and Articles of Association because it is the governing document for SPI Energy.

SPI Energy Co., Ltd. Ordinary Shares

If the Redomicile Merger is completed, excluding dissenting shares, each ten (10) shares of the Company’s common stock acquired prior to the time when the registration statement of which this consent solicitation statement/prospectus is a part of becomes effective shall convert into the right to receive one ADS representing ten (10) ordinary shares in the capital of SPI Energy, which ordinary shares will be issued by SPI Energy in connection with the Redomicile Merger. Ordinary shares of SPI Energy will be issued to holders of issued and outstanding share of the Company’s common stock that are acquired after the time when the registration statement of which this consent solicitation statement/prospectus is a part of becomes effective. Following the Redomicile Merger, the former shareholders of the Company will become holders of ADSs representing SPI Energy ordinary shares or SPI Energy ordinary shares, and SPI Energy, together with its subsidiaries, will own and continue to conduct our business in substantially the same manner as is currently being conducted by the Company and its subsidiaries.

Treatment of SPI Options, Warrants and Convertible Securities

In connection with the Redomicile Merger, each outstanding option, warrant or convertible security exercisable or convertible into common stock of the Company will be assumed by SPI Energy and will become an option, warrant or convertible security exercisable or convertible into an equal number of ordinary shares in the capital of SPI Energy under the same terms and conditions.

Overview of the Merger Agreement

The Company, Solar Energy and SPI Merger Sub are required to complete the Merger Agreement only if certain customary conditions are satisfied or waived, including the approval of the Merger Agreement by the Company’s shareholders; the registration statement on Form F-4, of which this consent solicitation statement/prospectus is a part, must have been declared effective by the SEC; and holders owning not more than 1.0% of the outstanding common stock as of the Record Date exercise their Dissenters’ rights.

Board of Directors; Management of the SPI Energy Following the Redomicile Merger

Following the Redomicile Merger, SPI Energy will be managed by substantially the same board of directors and executive officers that manage the Company.

Accounting Treatment

The Redomicile Merger will be accounted for as a legal reorganization with no change in ultimate ownership interest immediately before and after the transaction. Accordingly, all assets and liabilities will be recorded at historical cost as an exchange between entities under common control.

Material U.S. Federal Income Tax Consequences

The Company will receive an opinion of Weintraub Tobin, United States counsel to the Company, that the Redomicile Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, sometimes referred to herein as the Code or the IRC. U.S. holders will not recognize gain or loss for U.S. federal income tax purposes upon receipt of ADS in exchange for the Company’s common stock.

Comparison of Shareholder Rights

Upon consummation of the Redomicile Merger, the holders of issued and outstanding common stock of the Company will be entitled to receive ADSs representing SPI Energy ordinary shares. The rights of the holders of the Company’s common stock are governed by the Company’s Articles of Incorporation, bylaws and California General Corporation Law, while the rights of holders of SPI Energy’s ordinary shares are generally governed by SPI Energy’s memorandum and articles of association, as amended and restated from time to time, and the Companies Law (2013 Revision) of the Cayman Islands and the common law of the Cayman Islands. There are differences in rights afforded under California law and Cayman Islands law, including but not limited to: (i) whether shareholder approval for a sale of all or substantially all of the property of a company is required; (ii) whether shareholders have the right to inspect corporate records of a company; and (iii) under what circumstances may the shareholders bring a derivative suit on behalf of a company. Further, as a holder of ADSs, upon consummation of the Redomicile Merger, you will not be treated as one of the shareholders of SPI Energy and you will not have shareholder rights. Instead, the depositary will be treated as the holder of the shares underlying your ADSs. Please see the risk factor entitled “Holders of ADSs have fewer rights than shareholders and must act through the depositary to exercise those rights” beginning on page 49.

Dissenters’ Rights in Connection with the Redomicile Merger

If the Merger Agreement is approved by written consent of the Company’s shareholders and is not abandoned or terminated, holders of the Company’s common stock who did not approve the Merger Agreement via written consent may, by complying with Sections 1300 through 1313 of the California General Corporation Law or CGCL, be entitled to dissenters’ rights as described herein and receive cash for the fair market value of their common stock. For more information about dissenters’ rights, see Sections 1300 through 1313 of the CGCL, attached as Annex C to this consent solicitation statement/prospectus.

Risks Associated with the Redomicile Merger

Holders of the Company’s common stock and, assuming consummation of the Redomicile Merger, SPI Energy’s ordinary shares, or ADSs representing such shares, will be subject to various risks associated with SPI Energy’s business and industries. These risks are discussed in greater detail under the section entitled “Risk Factors and Caution Regarding Forward-Looking Statements” in this consent solicitation statement/prospectus. The Company encourages you to read and consider all of these risks carefully.

MARKET FOR SOLAR POWER COMMON STOCK

Our shares of common stock began quotation on the OTCBB under the symbol “SOPW.OB.” The high and low bid information in U.S. dollars on the OTCBB of our Shares during the periods indicated are as follows:

	High Bid	Low Bid
October 1, 2015 through October 27, 2015	$1.90	$1.49
September 1, 2015 through September 30, 2015	$1.85	$1.45
August 1, 2015 through August 31, 2015	$1.99	$1.60
July 1, 2015 through July 31, 2015	$1.96	$1.35
June 1, 2015 through June 30, 2015	$2.05	$1.35
May 1, 2015 through May 31, 2015	$2.05	$1.65
April 1, 2015 through April 30, 2015	$2.19	$1.86
March 1, 2015 through March 31, 2015	$2.22	$1.72
February 1, 2015 through February 28, 2015	$1.81	$1.60
January 1, 2015 through January 31, 2015	$2.03	$1.55

Fiscal Year Ended December 31, 2014
Fourth Quarter to December 31, 2014	$2.95	$1.39
Third Quarter to September 30, 2014	$1.78	$0.22
Second Quarter to June 30, 2014	$0.33	$0.17
First Quarter to March 31, 2014	$0.37	$0.15

Fiscal Year Ended December 31, 2013
Fourth Quarter to December 31, 2013	$0.42	$0.06
Third Quarter to September 30, 2013	$0.22	$0.03
Second Quarter to June 30, 2013	$0.06	$0.03
First Quarter to March 31, 2013	$0.12	$0.05

Fiscal Year Ended December 31, 2012	$0.70	$0.05

Fiscal Year Ended December 31, 2011	$0.62	$0.20

Fiscal Year Ended December 31, 2010	$1.42	$0.15

These Over-the-Counter Bulletin Board bid quotations reflect inter dealer prices, without retail mark up, mark down or commission and may not represent actual transactions. On October 27, 2015, the last reported sale price for our shares of common stock was $1.80 per share.

As of [●], 2015, the number of outstanding shares of common stock was 629,664,618 and we had approximately 2,900 holders of record. Of the Shares outstanding as of that date, 201,810,121 Shares, representing approximately 32.05% of the outstanding Shares, were owned U.S. shareholders. The number of Shares owned by U.S. shareholders includes 131,746,347 Shares owned by LDK Solar USA, Inc., a California company and subsidiary of LDK Solar Co., Ltd., a Cayman Islands company. If you exclude the Shares owned by LDK Solar USA, Inc., the percentage of Shares owned by U.S. shareholders would be approximately 11.12%.

We have never declared or paid cash dividends on our Shares and do not anticipate paying any cash dividends on our Shares in the foreseeable future.

The Company and SPI Energy are in the process of applying for listing of ADSs representing SPI Energy’s ordinary shares with the Nasdaq Capital Market and hope to complete that process concurrent with or shortly thereafter the consummation of the Redomicile Merger. ADSs would be issued upon consummation of the Redomicile Merger.

SOLAR POWER, INC. FINANCIAL INFORMATION

SUMMARY PRO FORMA FINANCIAL INFORMATION

The consolidated financial statements of the Company, including the notes to the financial statements, for the years ended December 31, 2014 and 2013 and the six months ended June 30, 2015 and 2014 are included in this consent solicitation statement/prospectus elsewhere.

No financial information for either SPI Energy or SPI Merger Sub as they were formed for the sole purpose of effecting the Redomicile Merger. In addition, no pro forma financial information is present in this consent solicitation statement/prospectus because there are no significant pro forma adjustments required to be made to the historical consolidated balance sheet nor consolidated income statements of the Company to give effect to the Redomicile Merger. The Redomicile Merger will be accounted for as a legal reorganization with no change in ultimate ownership interest immediately before and after the transaction. Please see the section entitled “Adoption of The Merger Agreement-Accounting Treatment of the Redomicile Merger.”

RISK FACTORS AND CAUTION REGARDING FORWARD-LOOKING STATEMENTS

In considering whether to consent to the proposal to adopt the Merger Agreement in connection with the Redomicile Merger, you should consider carefully the following risks or investment considerations, in addition to the other information in this consent solicitation statement/prospectus. In addition, please note that this consent solicitation statement/prospectus contains or incorporates by reference “forward-looking statements” and “forward-looking information” under applicable securities laws. These forward-looking statements include, but are not limited to, statements about the Redomicile Merger and reorganization and our plans, objectives, expectations and intentions with respect to future operations, including the benefits or impact described in this consent solicitation statement/prospectus that we expect to achieve as a result of the Redomicile Merger and reorganization. You can find many of these statements by looking for words such as “believes,” “expects,” “anticipates,” “estimates,” “continues,” “may,” “intends,” “plans” or similar expressions in this consent solicitation statement/prospectus. Any forward-looking statements in this consent solicitation statement/prospectus reflect only expectations that are current as of the date of this consent solicitation statement/prospectus, are not guarantees of performance, and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond our ability to control. Further, these forward-looking statements are based on assumptions with respect to business strategies and decisions that are subject to change. Actual results or performance may differ materially from those we express in our forward-looking statements. Except as may be required by applicable securities laws, we disclaim any obligation or undertaking to disseminate any updates or revisions to our statements, forward-looking or otherwise, to reflect changes in our expectations or any change in events, conditions or circumstances on which any such statements are based.

Set forth below, we have identified the factors, among others, that you should consider before making a decision on whether or not to consent to adopt the Merger Agreement, and we have identified certain of the risks that could cause our actual plans or results to differ materially from those included in the forward-looking statements contained or incorporated by reference herein. You should consider these risks when deciding whether to consent to adopt the Merger Agreement. In addition, you should also review carefully the risks affecting our business generally that could also cause our actual plans or results to differ materially from those included in the forward-looking statements contained or incorporated by reference herein.

Risks Relating to the Redomicile Merger and Reorganization

Your rights as a shareholder of the Company will change as a result of the Redomicile Merger and you may not be afforded as many rights as a shareholder of SPI Energy under applicable laws and SPI Energy’s memorandum and articles of association as you were as a shareholder of the Company under applicable laws and the Company’s articles of incorporation and bylaws.

Because of differences between California law and Cayman Islands law and differences between the governing documents of the Company and SPI Energy, we are unable to adopt governing documents for SPI Energy that are identical to the governing documents for the Company, but we have attempted to preserve in the memorandum and articles of association of SPI Energy the same allocation of material rights and powers between the shareholders and our board of directors that exists under the Company’s bylaws and articles of incorporation to the extent permitted by Cayman Islands law. Nevertheless, SPI Energy’s proposed amended and restated memorandum and articles of association differ from the Company’s bylaws and article of incorporation, both in form and substance, and your rights as a shareholder will change. For example:

•	Under the California Corporations Code, a merger or disposition of all or substantially all of the property of a corporation not in the usual and regular course of the corporation’s business generally requires approval by the holders of a majority of the shares entitled to vote on the matter. However, under the Companies Law (2013 Revision) of the Cayman Islands (the “Companies Law”) and SPI Energy’s amended and restated articles of association, there is no requirement for shareholder approval for a sale of all or substantially all of SPI Energy’s assets.

•	Under the California Corporations Code, any shareholder may, upon written demand stating the purpose thereof, inspect the corporation’s books and records for a proper purpose during the usual hours for business. However, shareholders of a Cayman Islands company do not have any general rights to inspect corporate records of a company, and SPI Energy’s articles of association provide that the directors have the discretion as to whether, to what extent, when, where and under what conditions or regulations the accounts and books of the company may be open to the inspection of shareholders who are not directors.

•	Under the California Corporations Code, a shareholder may bring a derivative suit provided the requirements to do so under California law have been met. However, for a Cayman Islands company, the decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors, rather than the shareholders, and a shareholder of SPI Energy would be entitled to bring a derivative action on behalf of SPI Energy only in certain limited circumstances.

For a detailed discussion of these and other material differences, please see the comparison chart of your rights as a common shareholder of the Company against your rights as an ordinary shareholder of SPI Energy under the section entitled “Comparison of Rights under California and Cayman Islands Law.”

The laws of the Cayman Islands may not provide SPI Energy shareholders with benefits comparable to those provided to shareholders of corporations incorporated in the United States.

SPI Energy’s corporate affairs are governed by its memorandum and articles of association, as amended and restated from time to time, by the Companies Law (2013 Revision) of the Cayman Islands, or the Companies Law, and by the common law of the Cayman Islands. The rights of shareholders to take action against SPI Energy’s directors, actions by minority shareholders and the fiduciary duties of SPI Energy’s directors to SPI Energy under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands and from English common law, the decisions of whose courts are of persuasive authority but are not binding on a court in the Cayman Islands. The rights of SPI Energy’s shareholders and the fiduciary duties of its directors, although clearly established under Cayman Islands law, are not specifically prescribed in statute or a particular document in the same way that they are in certain statutes or judicial precedents in some jurisdictions of the United States. In particular, the Cayman Islands has a less developed body of securities laws relative to the United States. Therefore, SPI Energy’s shareholders may have more difficulty in protecting their interests in the face of actions by SPI Energy’s management, directors or controlling shareholders than would shareholders of a corporation incorporated in a jurisdiction in the United States. In addition, shareholders of Cayman Islands companies may not have standing to initiate a shareholder derivative action before the federal courts of the United States. The Cayman Island courts are also unlikely to impose liability against SPI Energy, in original actions brought in the Cayman Islands, based on certain civil liabilities provisions of U.S. securities laws.

As a result of different shareholder voting requirements in the Cayman Islands relative to California, we will have less flexibility with respect to our ability to amend our constitutional documents and enter into certain business combinations than we now have.

Under California law and our current bylaws and articles of incorporation, our bylaws and articles of incorporation may be amended by the vote of a majority of shares of stock entitled to vote on the matter to approve the amendment, unless the articles of incorporation requires the vote of a greater number of shares. Cayman Islands law requires a special resolution of not less than two-thirds of the votes cast by those shareholders entitled to vote who are present in person or by proxy at a general meeting for any amendment to the memorandum and articles of association of SPI Energy. As a result of this Cayman Islands law requirement, situations may arise where the flexibility we now have under California law would have provided benefits to our shareholders that will not be available in the Cayman Islands.

In addition, under Cayman Islands law, certain corporate transactions, such as a merger, require the approval of a special resolution of not less than two-thirds of the votes cast at a general meeting by those shareholders entitled to vote who are present in person or by proxy. By contrast, a merger under California law would only require a simple majority of the outstanding stock of the company entitled to vote thereon. The increased shareholder approval requirements may limit our flexibility to enter into or complete certain business combinations that may be beneficial to shareholders.

For a detailed discussion of the differences in shareholder voting requirements in the Cayman Islands relative to California, please see the section entitled “Comparison of Rights under California and Cayman Islands Law.”

The expected benefits of the Redomicile Merger and reorganization may not be realized.

We have presented in this consent solicitation statement/prospectus the anticipated benefits of the Redomicile Merger and reorganization. Please see the section entitled “Adoption of the Merger Agreement—Background and Reasons for the Redomicile Merger.” We cannot be assured that all of the goals of the Redomicile Merger and reorganization will be achievable, and some or all of the anticipated benefits of the Redomicile Merger and reorganization may not occur, particularly as the achievement of the benefits are in many important respects subject to factors that we do not control. These factors would include such things as the reactions of third parties with whom we enter into contracts and do business and the reactions of investors and analysts. In addition, the anticipated reduction of SEC reporting requirements and related expenses may not be achieved in the event of changes to the SEC rules applicable to foreign private issuers or if we fail to qualify as a foreign private issuer. While we expect the Redomicile Merger and reorganization will enable us to reduce our operational, administrative, legal and accounting costs over the long term, these benefits may not be achieved.

As a foreign private issuer, SPI Energy will not be required to provide its shareholders with the same information as the Company would if the Company remained a U.S. public issuer and, as a result, you may not receive as much information about SPI Energy as you did about the Company and you may not be afforded the same level of protection as a beneficial owner of SPI Energy under applicable laws and the SPI Energy’s memorandum and articles of association as you were as a shareholder of the Company under applicable laws and the Company’s articles of incorporation and bylaws.

Following the completion of the Redomicile Merger, SPI Energy is expected to qualify as a “foreign private issuer” under the rules and regulations of the SEC. SPI Energy will remain subject to the mandates of the Sarbanes-Oxley Act. However, as a foreign private issuer, SPI Energy will be exempt from certain rules under the Exchange Act that would otherwise apply if SPI Energy were a company incorporated in the United States or did not meet the other conditions to qualify as a foreign private issuer. For example:

•	SPI Energy may include in its SEC filings financial statements prepared in accordance with U.S. GAAP or with the International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standards Board, or IASB as issued by the IASB without reconciliation to U.S. GAAP;

•	SPI Energy will not be required to provide as many Exchange Act reports, or as frequently or as promptly, as U.S. companies with securities registered under the Exchange Act. For example, SPI Energy will not be required to file current reports on Form 8-K within four business days from the occurrence of specific material events. Instead, SPI Energy will need to promptly furnish reports on Form 6-K any information that SPI Energy (a) makes or is required to make public under the laws of the Cayman Islands, (b) files or is required to file under the rules of any stock exchange, or (c) otherwise distributes or is required to distribute to its shareholders. Unlike Form 8-K, there is no precise deadline by which Form 6-K must be furnished. In addition, SPI Energy will not be required to file its annual report on Form 10-K. As a foreign private issuer, SPI Energy will be required to file an annual report on Form 20-F within four months after its fiscal year end;

•	SPI Energy will not be required to provide the same level of disclosure on certain issues, such as executive compensation;

•	SPI Energy will be exempt from filing quarterly reports under the Exchange Act with the SEC;

•	SPI Energy will not be subject to the requirement to comply with Regulation FD, which imposes certain restrictions on the selective disclosure of material information;

•	SPI Energy will not be required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; and

•	SPI Energy will not be required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

Thus, you may not be afforded the same protections or information under applicable laws and SPI Energy’s memorandum and articles of association which would be made available to you if we remain a U.S. corporation with publicly traded securities.

If SPI Energy fails to qualify as a foreign private issuer upon completion of the Redomicile Merger, or loses its status as a foreign private issuer at some future time, SPI Energy would be required to comply fully with the reporting requirements of the Exchange Act applicable to U.S. domestic issuers and would incur significant operational, administrative, legal and accounting costs that it would not incur as a foreign private issuer.

Following completion of the Redomicile Merger, SPI Energy is expected to qualify as a “foreign private issuer” under the rules and regulations of the SEC. As a foreign private issuer, SPI Energy will be exempt from certain rules under the Exchange Act that would otherwise apply if SPI Energy were a company incorporated in the United States or did not meet the other conditions to qualify as a foreign private issuer. As a foreign private issuer, SPI Energy will not be required to provide its shareholders with the same information as the Company would if the Company remained a U.S. public issuer and, as a result, you may not receive as much information about SPI Energy as you did about the Company and you may not be afforded the same level of protection as a shareholder of SPI Energy under applicable laws and SPI Energy’s memorandum and articles of association as you were as a shareholder of the Company under applicable laws and the Company’s articles of incorporation and bylaws. While SPI Energy is expected to qualify as a foreign private issuer following the completion of the Redomicile Merger, if SPI Energy fails to qualify as a foreign private issuer upon completion of the Redomicile Merger, or loses its status as a foreign private issuer at some future time, SPI Energy will be required to comply fully with the reporting requirements of the Exchange Act applicable to U.S. domestic issuers and would incur significant operational, administrative, legal and accounting costs that it would not incur as a foreign private issuer.

If we prepare our financial statements in accordance with IFRS following the Redomicile Merger, there may be a significant effect on our reported financial results.

The SEC permits foreign private issuers to file financial statements in accordance with IFRS as issued by IASB. At any time in the future, as a foreign private issuer, we may decide to prepare our financial statements in accordance with IFRS as issued by the IASB. The application by us of different accounting standards, a change in the rules of IFRS as issued by the IASB, or in the SEC’s acceptance of such rules, could have a significant effect on our reported financial results. Additionally, U.S. GAAP is subject to interpretation by the Financial Accounting Standards Board, the American Institute of Certified Public Accountants, the Public Company Accounting Oversight Board, the SEC, and various bodies formed to promulgate and interpret appropriate accounting principles. IFRS are subject to interpretation by the IASB. A change in these principles or interpretations could have a significant effect on our reported financial results.

Changes in domestic and foreign laws, including tax law changes, could adversely affect SPI Energy, its subsidiaries and its shareholders, and our effective tax rate may increase whether we effect the Redomicile Merger or not.

Changes in tax laws, regulations or treaties or the interpretation or enforcement thereof, in both or either of the U.S. or Cayman Islands, could adversely affect the tax consequences of the Redomicile Merger to SPI Energy and its shareholders and/or our effective tax rates (whether associated with the Redomicile Merger or otherwise). While the Redomicile Merger is not anticipated to have any material impact on our effective tax rate, there is uncertainty regarding the tax policies of the jurisdictions where we operate, and our effective tax rate may increase and any such increase may be material.

The enforcement of civil liabilities against SPI Energy may be more difficult.

After the Redomicile Merger, substantially all of our executive officers and directors will reside outside of the United States. As a result, it may be more difficult to serve legal process within the United States upon any of these persons and it may also be difficult to enforce, both in and outside of the United States, judgments you may obtain in the U.S. courts against these persons in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Because SPI Energy is a Cayman Islands company, investors could also experience more difficulty enforcing judgments obtained against SPI Energy in U.S. courts than would currently be the case for U.S. judgments obtained against the Company. In addition, it may be more difficult (or impossible) to bring some types of claims against SPI Energy in Cayman Islands courts than it would be to bring similar claims against a U.S. company in a U.S. court.

The market for ADSs representing SPI Energy shares may differ from the market for the Company’s shares.

ADSs representing ordinary shares of SPI Energy may appeal to different institutional investors, or impact the level of investment by current investors who may prefer or be required by internal guidelines to invest in companies that are incorporated in the United States. Accordingly, the reorganization may impact our institutional investor base, or the level of their respective investments in our securities, and may result in a change in the market prices, trading volume and volatility of the ADSs representing SPI Energy ordinary shares from those of our shares.

We expect to incur transaction costs and adverse financial consequences in the year of completion of the Redomicile Merger.

We expect to incur significant transaction costs in connection with the Redomicile Merger, which have been and will continue to be expensed as incurred. The substantial majority of these costs will be incurred regardless of whether the Redomicile Merger is completed and prior to your vote on the proposal. We expect to incur costs and expenses, including professional fees, to comply with the Cayman Islands corporate and other laws. In addition, we expect to incur attorneys’ fees, accountants’ fees, filing fees, mailing expenses, solicitation fees and financial printing expenses in connection with the Redomicile Merger, even if the Redomicile Merger is not approved or completed. The Redomicile Merger also may negatively affect us by diverting attention of our management and employees from our operating business during the period of implementation and by increasing other administrative costs and expenses.

Our Board of Directors may choose to defer or abandon the Redomicile Merger.

Completion of the Redomicile Merger may be deferred or abandoned, at any time, by action of our board of directors, whether before or after the deadline to submit consents. While we currently expect the Redomicile Merger to take place promptly after the proposal to adopt the Redomicile Merger agreement is approved, our board of directors may defer completion or may abandon the Redomicile Merger because of, among other reasons, changes in existing or proposed laws, our determination that the Redomicile Merger would involve tax or other risks that outweigh their benefits, our determination that the level of expected benefits associated with the Redomicile Merger would otherwise be reduced, a dispute with the taxation authorities over the Redomicile Merger (or certain aspects thereof), an unexpected increase in the cost to complete the Redomicile Merger or any other determination by our board of directors that the Redomicile Merger would not be in the best interests of the Company or its shareholders or that the Redomicile Merger would have material adverse consequences to the Company or its shareholders.

Risks Related to Our Business and Industry

We conduct our business in diverse locations around the world and are subject to economic, regulatory, social and political risks internationally and in the regions where we operate.

We currently conduct our business operations in China, the U.S., Japan, the U.K., Panama, Greece, Italy and Australia, and as of June 30, 2015, we owned and operated 50.9 MW of solar projects and have 94.7 MW of solar projects under construction across these jurisdictions. We also provide EPC services in China and the U.S. Our business is therefore subject to diverse and constantly changing economic, regulatory, social and political conditions in these jurisdictions.

Operating internationally exposes us to a number of risks globally and in each of the jurisdictions where we operate, including, without limitation:

•	global economic and financial conditions, including the stability of credit markets, foreign currency exchange and their fluctuations;

•	the supply and prices of other energy products such as oil, coal and natural gas in the relevant jurisdictions;

•	changes in government regulations, policies, taxes and incentives, particularly those concerning the electric utility industry and the solar industry;

•	reconciling heterogeneous, complex or contradictory regulations across different jurisdictions, international trade policies, including trade restrictions, embargoes and local sourcing or service requirements;

•	political risks, including risks of expropriation and nationalization of assets, potential losses due to civil unrests, acts of terrorism and war, regional and global political or military tensions, strained or altered foreign relations;

•	compliance with diverse and complex local environmental, safety, health and other labor laws and regulations, which can be onerous and costly, as the magnitude, complexity and continuous amendments to the laws and regulations are difficult to predict and liabilities, costs, obligations and requirements associated with these laws and regulations may be substantial;

•	dependence on local governments, utility companies and other entities for electricity, water, telecommunications, transportation and other utilities or infrastructure needs;

•	difficulties associated with local operating and market conditions, particularly regarding customs, taxation and labor;

•	difficulties for our senior management, primarily based in Shanghai, to effectively monitor local execution teams in diverse locations;

•	increased difficulty in protecting our intellectual property rights and heightened risk of intellectual property disputes;

•	failure of our contractual parties to honor their obligations to us, and potential disputes with regulatory authorities, customers, contractors, suppliers or local residents or communities;

•	obtaining fair access and legal remedies or benefits through local judicial or administrative bodies; and

•	failure to respond effectively to local competitive environment.

If economic recovery is slow in the markets where we operate, our business, financial condition, results of operations and prospects could be materially and adversely affected. Moreover, as we expand into additional markets, we may face unfamiliar regulatory regimes, business practices, governmental policies and industry conditions. As a result, our experience and knowledge of our existing markets may not be applicable to new markets that we enter, requiring significant time and resources to adapt our business to these unfamiliar markets. To the extent that our diverse business operations are affected by unexpected and adverse economic, regulatory, social and political conditions, we may experience business disruptions, loss of assets and personnel and other indirect losses and our business, financial condition and results of operations both locally and internationally could be materially and adversely affected.

The reduction, modification, delay or discontinuation of government subsidies and other economic incentives for the solar industry may reduce the profitability of our solar projects and materially adversely affect our business.

At present, solar power is not cost competitive with other energy sources in our existing markets and the new markets we plan to expand into. For a variety of technological and economic reasons, the cost of generating electricity from solar energy in these markets currently exceeds and, absent significant changes in technological or economic circumstances, will continue to exceed the cost of generating electricity from conventional and certain other competing energy sources. Therefore, government subsidies and incentives, primarily in the form of feed-in tariffs, or FIT, price support schemes, tax credits, net metering and other incentives to end users, distributors, system integrators and manufacturers of solar products are generally required to enable companies such as us to successfully operate in these markets.

Government subsidies and incentives vary by geographic market. The availability and size of such subsidies and incentives depend, to a large extent, on political and policy developments relating to environmental concerns and other macro-economic factors. These government subsidies and incentives are expected to gradually decrease in scope or be discontinued as solar power technology improves and becomes more affordable relative to other types of energy. Reductions have occurred in certain countries where we have operations, such as Greece, and subsidies and incentives may be further reduced or discontinued in Greece or other countries where we currently or intend to operate. Reductions may apply retroactively to existing solar projects, which could significantly reduce the value of our existing solar projects and other businesses. Even if reductions in government subsidies and economic incentives apply only to future solar projects, our operations in that country could be materially and adversely affected as we would not be able to leverage our existing presence to drive further growth. Moreover, certain solar subsidies and incentives are designed to expire or decline over time, are limited in total funding, require renewal from regulatory authorities or impose certain investment or performance criteria on our business partners or us, which we may not be able to satisfy. In addition, we may not be able to upgrade our technologies rapidly enough to compensate for foreseeable reductions in government subsidies and incentives. As a result, a significant reduction in the scope or discontinuation of government incentive programs in our existing and target markets could have a material adverse effect on our business, financial condition, results of operations and prospects.

Recent changes to our business strategy provide a limited history on which to base our prospects and anticipated results of operations. Our historical operating results may not serve as an adequate basis to evaluate our future prospects and results of operations.

Prior to 2014, we were primarily engaged in providing EPC services to developers of solar projects in the U.S. We have since 2014 expanded our EPC service business to China and commenced our global project development business under our independent power producer model, or IPP model, or our build-and-transfer model, or BT model, by ramping up our portfolio of solar projects. This limited operating history of developing and operating solar projects under our IPP and BT model may not be a reliable indicator of our future performance.

Given our limited operating history under the current business model, we may not be able to ascertain and allocate the appropriate financial and human resources necessary to grow these new business areas. We may invest considerable capital into growing these businesses but fail to address market or customer demands or otherwise fail to achieve satisfactory financial return. In particular, our results of operations, financial condition and future success depend largely on our ability to continue to identify suitable projects that complement our solar project pipeline through acquisitions and secondary development, as well as our ability to obtain the required regulatory approvals, financing and cost-effective construction services for these acquisitions. We must also sustainably manage and operate the solar projects that we acquire, develop and hold under our IPP model, or successfully identify buyers for solar projects under our BT model. In addition, in expanding into these new business areas, we may be competing against companies that previously have not been our significant competitors, such as companies that have substantially more experience than we do with respect to solar projects under our IPP and BT models. If we are unable to achieve growth in these new business areas, our overall growth and financial performance may be limited relative to our competitors and our operating results could be adversely impacted.

In addition, in early 2015, Solar Energy E-Commerce (Shanghai) Limited, or Solar Energy E-Commerce, launched the e-commerce and investment platform, www.solarbao.com, enabling retail customers and solar project developers to purchase various PV-related products and services. Our PRC subsidiary, Yan Hua Internet Technology (Shanghai) Co., Ltd., or Yan Hua Internet, has entered into a series of contractual arrangements with Solar Energy E-Commerce and its shareholders. Legal enforceability of these contractual arrangements has not been established primarily because the registration of the equity interest pledge agreement with the relevant PRC government bureau has not been completed as one of the legal shareholder’s equity in Solar Energy E-Commerce is restricted for pledge and transfer, making us unable to legally enforce our right under the equity interest pledge agreements and potentially other agreements. We are in the process of establishing a new corporate structure for the e-commerce business under which Solarbao will be migrated into a newly-established domestic company and one of our PRC subsidiaries will enter into a new set of contractual arrangements, including an equity interest pledge agreement, with the domestic company. We expect to be able to register the equity interest pledge agreement with the relevant PRC government bureau and consolidate the financial results of the newly-established domestic company as a variable interest entity in our financial statements.

Given its short operating history, it may be difficult to evaluate the performance and prospects of the e-commerce and investment business platform, and our ability to generate substantial revenue from the e-commerce and investment business remains unproven. There are also a number of risks related to the e-commerce and investment business, for example, its operations may be materially and adversely affected if it fails to adopt new technologies or adapt to changing user requirements or emerging industry standards.

Due to the change in our strategic focus and revenue generating efforts since 2014, our prior operating history and historical operating results may not provide a meaningful basis for evaluating our business, financial performance and prospects. Period-to-period comparisons of our operating results and our results of operations for any period should not be relied upon as an indication of our performance for any future period. We have incurred net losses since our inception and as of December 31, 2014, we had an accumulated deficit of approximately $61.3 million. We may not be able to achieve or maintain profitability in the future.

We may not be able to acquire additional solar projects to grow our project portfolio, or effectively integrate or realize the anticipated benefits of our acquisitions.

Our current business strategy includes plans to further increase the number of solar projects we own and operate. Since 2014, we have significantly expanded our operations through acquisitions of solar projects across different development stages in China, Japan, the U.S., the U.K., Panama, Greece and Italy, and we may acquire additional businesses, products or technologies or enter into joint ventures or other strategic initiatives in the future. Accordingly, our ability to execute our expansion strategies depend on our ability to identify suitable investment or acquisition opportunities, which are subject to numerous uncertainties. We may not be able to identify favorable geographical markets for expansion or assess local demand for solar power, identify a sufficient number of projects as contemplated, or secure project financing and refinancing on reasonable terms for the contemplated acquisitions. In addition, our competitors may have substantially greater capital and other resources than we do, and may be able to pay more for an acquisition and may be able to identify, evaluate, bid for and acquire a greater number of projects than our resources permit.

Furthermore, we may not realize the anticipated benefits of our acquisitions and each transaction involves numerous risks, including, among others:

•	difficulty in assimilating the operations and personnel of the acquired business;

•	difficulty in effectively integrating the acquired assets, technologies or products with our operations;

•	difficulty in maintaining controls, procedures and policies during the transition and integration;

•	disruption of our ongoing business and distraction of our management from daily operations;

•	inability to retain key technical and managerial personnel and key customers, suppliers and other business partners of the acquired business;

•	inability to achieve the financial and strategic goals for the acquired and combined businesses as a result of insufficient capital resources or otherwise;

•	incurring acquisition-related costs or amortization costs for acquired intangible assets that could impact our operating results;

•	potential failure of the due diligence processes to identify significant issues with product quality, legal and financial liabilities, among others;

•	potential failure to comply with local regulatory requirements or to obtain construction, environmental and other permits and approvals from governmental authorities in a timely manner or at all, which could delay or prevent such acquisitions; and

•	potential failure to connect the acquired solar projects to the local grid on schedule and within budget, to ensure sufficient grid capacity for the life of the solar projects, or to collect FIT payments and other economic incentives as expected from local government authorities.

Acquisitions of companies are inherently risky, and ultimately, if we do not generate expected economic returns from the acquired businesses, or become responsible for any preexisting liabilities related to the acquired businesses, we may not fully realize the anticipated benefits of the acquisitions, which could adversely affect our business, financial condition or results of operations.

Our results of operations may be subject to fluctuations.

Historically, we have primarily generated revenue from the provision of EPC services. Before we achieve economies of scale in terms of our IPP projects and receive steady electricity generation income, our revenue in a given period will depend on the solar projects we provide EPC services to, or the number of solar projects sold under our BT model, and therefore subject to significant fluctuations. For instance, we may generate a significant portion of our revenues from the one-time sale of solar projects for certain periods. Moreover, certain aspects of our operations will also be subject to seasonal variations. For example, we may schedule significant construction activities to connect solar projects to the grids prior to a scheduled decrease in FIT rates in order to qualify for more favorable FIT policies.

To the extent that we continue to develop, build and sell solar projects while we are ramping up our IPP projects, we may be exposed to similar risks going forward.

Failure to manage our evolving business could have a material adverse effect on our business, prospects, financial condition and results of operations.

We intend to expand our business significantly within our existing markets and in a number of selected new locations in the future. We also intend to significantly expand our global project development business in the future. As our operations evolve, we expect to encounter additional challenges to our internal management, construction contracting management, investment and acquisition management, project management, project funding infrastructure and financing capabilities. Our existing operations, personnel, systems and internal control may not be adequate to support our business expansion and may require additional unanticipated investments in our internal management infrastructure. To manage the future growth of our operations, we will be required to improve our administrative, operational and financial systems, procedures and controls, and maintain, expand, train and manage a growing number of employees. In additional, we will need to hire and train additional project development personnel to manage our growing portfolio of IPP and BT projects. If we are unable to manage our growth effectively, we may not be able to take advantage of market opportunities, execute our business strategies successfully or respond to competitive pressures. As a result, our business, prospects, financial condition and results of operations could be materially and adversely affected.

We act as the general contractor for our customers for the provision of EPC services, and are subject to risks associated with construction, delays and other contingencies, which could have a material adverse effect on our reputation, business and results of operations.

Historically, we have primarily generated revenue from the provision of EPC services. We generally enter into fixed-price EPC contracts under which we act as the general contractor for our customers in connection with the installation of their solar power systems. All essential costs are estimated at the time of entering into the EPC contracts for a particular project, and are reflected in the overall fixed-price that we charge our customers. These cost estimates are preliminary and may or may not be covered by contracts between us or our subcontractors, suppliers or other parties to the project. In addition, we engage qualified and licensed subcontractors for the construction of our EPC projects. Shortages of such skilled labor could significantly delay a project or otherwise increase our costs. Should miscalculations in project planning or delay in execution occur (including those due to unexpected increases in inflation, commodity prices or labor costs), we may not be able to achieve our expected margins or recover our costs.

In addition, our EPC contracts generally provide for specified performance milestones. Delays in supply of PV module or components, construction delays, unexpected performance problems in electricity generation or other events may cause us to fail to meet these performance criteria, resulting in unanticipated and severe revenue and earnings losses and financial penalties. If we are unable to complete the development of a solar project, or fail to meet one or more agreed target construction milestone dates, any agreed upon system-level capacity or energy output guarantees or warranties (including, for some projects, twenty-five year performance warranties) or other terms under our EPC contracts, or the solar projects we develop cause grid interference or other damage, we may be subject to termination of such contracts or significant damages, penalties and/or other obligation under the EPC agreements or other agreements relating to the projects (including obligations to repair, replace and/or supplement additional modules and balance of system materials for the projects), particularly if our liabilities are not capped under the terms of such agreements, and we may not be able to recover our investment in the project. The occurrence of any of these events could have a material adverse effect on our reputation, business and results of operations.

We generally recognize revenue from EPC services on a “percentage of completion” basis and payments are due upon the achievement of contractual milestones and any delay or cancellation of a project could adversely affect our business.

We generally recognize revenue from our EPC services on a “percentage of completion” basis, and as a result, revenues from our EPC services are driven by the performance of our contractual obligations, which is in turn generally driven by timelines of the installation of solar power systems at customer sites. Such arrangement could result in unpredictability of revenue and in the near term, a revenue decrease. As with any project-related business, there is potential for delays within any particular customer project. Variation of project timelines and estimates may impact our ability to recognize revenue in a particular period. In addition, certain EPC contracts may provide for payment milestones due at specified stages throughout the development of a project. Because we must invest substantially in a project in advance of achieving these milestones and receiving payments, delay or cancellation of the project could adversely affect our business and results of operations.

We may fail to comply with laws and regulations in the markets we operate.

The development, construction and operation of solar projects are highly regulated. We conduct our operations in many jurisdictions and are subject to different laws and regulations, including national and local regulations relating to building codes, taxes, safety, environmental protection, utility interconnection, metering and other matters. We also establish subsidiaries with operations in these countries and jurisdictions which are required to comply with various local laws and regulations. While we strive to work with our local counsel and other advisers to comply with the laws and regulations of each jurisdiction where we operate, there have been, and may continue to be, instances of non-compliances such as late filings of annual accounts with the appropriate governmental authorities, failure to notify governmental authorities of certain transactions, failure to hold annual meetings as required, failure to register director or address changes or other local requirements which may result in fines, sanctions or other penalties against our non-complying subsidiaries and its directors and officers. While we do not believe our past and continuing non-compliances, singularly or in the aggregate, will have a material adverse effect on our business, financial condition or results of operations, we cannot assure you that similar or other non-compliances will not occur in the future which may materially and adversely affect our business, financial condition or results of operations.

We are responsible for obtaining a variety of approvals, permits and licenses from various authorities for our solar projects. The procedures for obtaining such approvals, permits and licenses vary from country to country, making it onerous and costly to adhere to the varying requirements and standards of individual localities. Failure to obtain the required approvals, permits or licenses or to comply with the conditions associated therewith may result in fines, sanctions, suspension, revocation or non-renewal of approvals, permits or licenses, or even criminal liabilities, which could material and adversely affect our business, financial condition and results of operations. In addition, new government regulations pertaining to our business or solar projects may result in significant additional expenses. We cannot assure you that we will be able to promptly and adequately respond to changes of laws and regulations in various jurisdictions, or that our employees and contractors will act in accordance with our internal policies and procedures. Failure to comply with laws and regulations where we develop, own and operate solar projects may materially and adversely affect our business, results of operations and financial condition.

The market demand for solar power is strongly influenced by government regulations and policies concerning the electric utility industry as well as policies promulgated by electric utilities in each of the markets we operate. These regulations and policies often relate to electricity pricing and technical interconnection of electricity generation. Customer purchases of alternative energy sources, including solar power technology, could be deterred by these regulations and policies, which may significantly reduce the demand for our PV solutions. For example, without a regulatory-mandated exception for solar power systems, utility customers are often charged interconnection or standby fees for putting distributed power generation on the electric utility grid. These fees could increase, rendering solar power less cost competitive in these markets and our PV solutions less desirable.

It is difficult to ensure ongoing compliance with the changing requirements of individual markets. Any new government regulations or utility policies pertaining to solar projects may result in significant additional expenses to us or other industry participants and as a result could cause a significant reduction in demand for our PV solutions.

The solar industry competes with both conventional power industries and other renewable power industries.

The solar industry faces intense competition from all other players within the energy industry, including both conventional energy providers such as nuclear, natural gas and fossil fuels as well as other renewable energy providers, including geothermal, hydropower, biomass, wind, nuclear energy, natural gas and other fossil fuels. Other energy sources may benefit from innovations that reduce costs, increase safety or otherwise improve their competitiveness. New natural resources may be discovered, or global economic, business or political developments may disproportionately benefit conventional energy sources or other renewable energy sources at the expense of solar. Governments may strengthen their support for other renewable energy sources and reduce their support for the solar industry. For instance, the recent decline in oil prices has adversely impacted the competitiveness of solar energy. Failure for our customers, other business partners or us to compete with the providers of other energy sources may materially and adversely affect our business, results of operations and financial condition.

The market for solar project development is highly competitive.

There is currently intense competition in the solar industry, particularly in the downstream project development segment. Solar projects encounter competition from utilities, industrial companies and other independent power producers. In recent years, there has been increasing competition for the award of PPAs, which has in some markets resulted in an excess supply above designated reserve margins and has been a contributing factor in the declining electricity prices in many markets. In light of these conditions, we may not be able to obtain PPAs for our new solar projects under our IPP model, and we may not be able to renew PPAs on the same terms and conditions upon expiration, particularly in terms of securing an electricity sale price that enables profitable operation or the sale of a project at anticipated value, if at all.

We have only recently expanded our business to include global project development and may not have the same level of expertise and customer base as our competitors, which may affect our ability to successfully establish our presence in this market. Our current or potential competitors may have greater operational, financial, technical, market share, scale, management or other resources than us in our existing or target markets. Our competitors may also enter into strategic alliances with other competitors to our detriment, or may ally with our suppliers or contractors, thereby limiting our procurement choices and our flexibility in project development. Our current or potential competitors may offer PV solutions comparable or superior to ours at the same or lower prices, or adapt more quickly to industry trends than we do. Increased competition may result in price reductions, reduced profit margins and loss of market share.

Technological advances in the solar industry could render our PV solutions uncompetitive or obsolete.

The solar industry is characterized by its rapid adoption and application of technological advances. This requires us to develop new PV solutions and enhance our existing PV solutions to keep pace with and respond effectively to evolving technologies, market conditions and customer demands. Our competitors may develop technologies more advanced and cost-effective than ours. We will need to invest substantially in research and development to maintain our market position and effectively compete in the future. Our failure to further refine or enhance our technologies could render our technologies uncompetitive or obsolete, which could reduce our market share and cause our revenues to decline.

In addition, we may invest in and implement newly-developed, less-proven technologies in our project development or in maintaining or enhancing our existing projects. There is no guarantee that these new technologies will perform or generate customer demand as anticipated. The failure of our new technologies to perform as anticipated may materially and adversely affect our business and results of operations.

If sufficient demand for solar projects develops slower than we anticipate, develops in ways inconsistent with our strategy, or fails to develop at all, our business, financial condition, results of operations and prospects could be materially and adversely affected.

The solar power market worldwide is at a relatively early stage of development compared to conventional power markets and other renewable power markets, such as that for hydropower. Thus, trends in the solar industry are based only on limited data and may be unreliable. Many factors may affect the demand for solar projects worldwide, including:

•	the cost and availability of project financing for solar projects;

•	fluctuations in economic and market conditions that improve the viability of competing energy sources;

•	the cost-effectiveness, performance and reliability of solar projects compared to conventional and other non-solar energy sources;

•	the availability of grid capacity allocated to solar power;

•	political opposition to solar power due to environmental, land use, safety or other local concerns;

•	the availability of government subsidies and incentives to support the development of the solar industry;

•	public perceptions of the utility, necessity and importance of solar power and other renewable energies;

•	the success of other alternative energy generation technologies, such as fuel cells, wind power and biomass; and

•	utility and grid regulations that present unique technical, regulatory and economic barriers to the development, transmission and use of solar energy.

Our analysis and predictions concerning the future growth of the solar industry are based on complex facts and circumstances and may be incorrect. If market demand for solar projects in our existing or target markets fails to develop according to our expectations, our business, financial condition, results of operations and prospects could be materially and adversely affected.

Our substantial indebtedness could adversely affect our business, financial condition and results of operations.

We require a significant amount of cash to meet our capital requirements and fund our operations, including payments to suppliers for PV modules and components and to contractors for EPC services. As of December 31, 2014, we had $47.5 million in outstanding short-term borrowings (including the current portion of long-term bank borrowings) and no outstanding long-term bank borrowings (excluding the current portion).

Our existing debt may have significant consequences on our operations, including:

•	reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other general corporate purposes as a result of our debt service obligations;

•	limiting our ability to obtain additional financing;

•	increasing our vulnerability to changes in our business, the industry in which we operate and the general economy;

•	potentially increasing the cost of any additional financing; and

•	limit our ability to make future acquisitions.

Any of these factors and other consequences that may result from our substantial indebtedness could have an adverse effect on our business, financial condition and results of operations as well as our ability to meet our payment obligations under our existing debt facilities. Our ability to meet our payment obligations under our existing debt facilities depends on our ability to generate significant cash flow in the future. This, to some extent, is subject to general economic, financial, competitive, legislative and regulatory factors as well as other factors that are beyond our control.

Our business requires significant financial resources. If we do not effectively manage our cash and other liquid financial assets and execute our liquidity plan, we may not be able to continue as a going concern.

We incurred net losses of $32.2 million and $5.2 million in 2013 and 2014, respectively. We incurred cash flow from operations of $11.2 million in 2013 and negative cash flow from operations of $56.5 million in 2014. Historically, we have primarily relied on cash from our operations, bank borrowings, private placements and financial leases to fund our operations.

Our management reviews our forecasted cash flows on an ongoing basis to ensure that we will have sufficient capital from a combination of cash flow from operations and proceeds from financing activities, if required, in order to fund our working capital and capital expenditures. We expect that our existing cash and cash equivalents and cash flows from operations will be sufficient to meet our anticipated working capital requirements and capital expenditure for at least the next 12 months - but generally inadequate to pursue new project acquisition or development initiatives without additional capital. The timing and amount of our working capital and capital expenditure requirements may vary significantly depending on numerous factors, such as the timeliness of payments from our customers. We have filed liens to secure customer payments for each of our solar projects, but there is no assurance that such payments will be timely collected. Without access to sufficient level of capital from operations or through bank borrowings or other sources, we may not be able to execute our growth strategy or pursue additional projects, or may not be able to continue as a going concern, which could adversely affect our results of operations and impair our long-term growth.

Our growth prospects and future profitability and our ability to continue to acquire solar projects depends on the availability of sufficient financing on terms acceptable to us.

The development of solar projects requires significant up-front cash investments, including the costs of permit development, construction and associated operations. Since 2014, we have been expanding our solar project portfolio primarily by acquiring solar projects across different development stages. Such expansion strategy requires significant upfront capital expenditures which, depending on the respective development stages of the acquired projects, may not be recouped for a significant period of time. As a result, we are required to pursue a wide variety of capital resources to fund our operations, including private placements, bank loans, financial leases and other third-party financing options.

Our ability to obtain sufficient financing is subject to a number of uncertainties, including:

•	our future financial condition, results of operations and cash flows;

•	the general condition and liquidity of global equity and debt capital markets;

•	internationally widespread regulatory and government support for solar power, such as through tax credits and FIT schemes;

•	the availability of credit lines from banks and other financial institutions;

•	economic, political, social and other conditions in the markets where we operate;

•	our level of indebtedness and ability to comply with financial covenants under our debt financing; and

•	tax and securities laws which may hamper our ability to raise capital.

Due to these or other reasons, we may not be successful in obtaining the required funds for project acquisition. Furthermore, we may be unable to refinance our bank borrowings on favorable terms, or at all, upon the expiration or termination of our existing loan facilities. In addition, rising interest rates could adversely affect our ability to secure financing on favorable terms. Our failure in securing suitable financing sources in a timely manner or at all, or on commercially acceptable terms, could significantly limit our ability to execute our growth strategies or future acquisitions, and may have a material adverse effect on our business, financial condition, results of operations and cash flows.

An increase in interest rates or lending rates or tightening of the supply of capital in the global financial market could make it difficult for our customers to finance the cost of EPC services or solar projects and could reduce the demand of our PV solutions.

Many of our customers depend on debt and/or equity financing to fund the initial capital expenditure required to develop, build and/or purchase solar projects. These structured finance arrangements are complex and rely heavily on the creditworthiness of the customer as well as required returns of the financial institutions. Depending on the status of financial markets and overall economic conditions, financial institutions may be unwilling or unable to provide financing to our customers, which could materially and adversely affect our ability to maintain or grow our revenues. In addition, an increase in interest rates or lending rates, or a reduction in the supply of debt financing or tax equity investments, could reduce the number of solar projects that receive financing or otherwise make it difficult for our customers to secure the financing necessary to develop, build or purchase a solar project on favorable terms, or at all, and thus lower demand for our PV solutions, which could limit our growth or reduce our net sales.

The significant period of time between our upfront investments in solar projects and their commencement of revenue generation could materially and adversely affect our liquidity, business and results of operations.

We have since 2014 commenced our global project development business under our IPP or BT models by ramping up our portfolio of solar projects. Months or even years may pass between the time that we make significant upfront investments in the solar projects and the time that we commence to receive revenue from the electricity generated by these solar projects after grid connection (under our IPP model) or from the sale of these projects (under our BT model). These upfront investments include, among others, legal, accounting and other professional fees, costs associated with feasibility studies and due diligence, payments for land use rights, construction costs, government permits and deposits for grid connection agreements and PPAs, all of which may not be refundable if a project fails to achieve completion. We have historically relied on private placements, bank loans and financial leases to cover costs and expenses incurred during project development.

In particular, there could be an especially long gap between the initial assessment of a project, the first steps of acquiring land use rights and negotiating interconnection agreements and the obtaining of governmental approvals for construction. Acquisition of land use rights can be particularly time-consuming if we are engaged in primary development and need to negotiate with land owners or government entities. The significant length of time it takes to develop solar projects increases the risk for adverse events to occur during such process, whether they be economic, environmental, political, social or otherwise, that could cause further delays in project development or increase the overall development costs. Such adverse developments or unanticipated delays could render us unable to recoup our initial investment in the solar projects, and materially and adversely affect our liquidity, profitability and results of operations.

We may encounter unexpected difficulties when developing solar power projects.

In 2014, we commenced our global project development business by ramping up our portfolio of solar projects under both our IPP and BT models. The attributable capacity of our projects in operation and projects under construction increased from nil as of December 31, 2013 to 50.9 MW and 94.7 MW as of June 30, 2015, respectively. In addition, we had an aggregate of 2,701.6 MW of projects in announced pipeline as of June 30, 2015. See “Solar Power, Inc.—Our Global Project Development Business.” The development of solar projects involve numerous risks and uncertainties and require extensive research, planning and due diligence. Before we can determine whether a solar project is economically, technologically or otherwise feasible, we may be required to incur significant capital expenditure for land and interconnection rights, preliminary engineering, permitting, legal and other work. Success in developing a particular solar project is contingent upon, among others:

•	securing the rights to suitable project locations with access to the grid, necessary rights of way, and satisfactory land use permissions;

•	rezoning land, as necessary, to support a solar project;

•	negotiating and receiving on schedule the required permits and approvals for project development from government authorities;

•	completing all required regulatory and administrative procedures needed to obtain permits and agreements;

•	obtaining rights to interconnect the solar project to the grid or to transmit energy;

•	paying interconnection and other deposits, some of which are non-refundable;

•	negotiating favorable payment terms with module and other equipment suppliers and contractors;

•	signing PPAs or other off-take arrangements that are commercially acceptable and adequate for providing financing;

•	obtaining construction financing, including debt financing and equity contributions, as appropriate; and

•	satisfactorily completing construction on schedule.

Successful completion of a particular solar project may be adversely affected by numerous factors, including, without limitation:

•	unanticipated delays or changes in project plans;

•	changes or additions to laws and regulations requiring additional permits, licenses and approvals, or difficulties in obtaining and maintaining existing governmental permits, licenses and approvals;

•	the inability to obtain adequate financing with acceptable terms;

•	unforeseeable engineering problems, construction or other unexpected delays and contractor performance issues;

•	delays, disruptions or shortages of the supply of labor, equipment and materials, including work stoppages;

•	defective PV module or other components sourced from our suppliers;

•	adverse weather, environmental and geological conditions, force majeure and other events out of our control; and

•	cost overruns due to any one or more of the foregoing factors.

Accordingly, some of the solar projects in our portfolio may not eventually commence operation and connect to the grid, or even proceed to construction. If a number of our solar projects are not completed, our business, financial condition and results of operations could be materially and adversely affected.

Our construction activities may be subject to cost overruns or delays.

We engage third-party contractors for the construction of solar projects. Construction of solar projects involves numerous risks and uncertainties, and may be adversely affected by circumstances outside of our control, including seasonal changes, inclement weather, failure to receive regulatory approvals on schedule or third-party delays in supplying PV modules or other materials. We may not be able to negotiate satisfactory construction agreements with third-party contractors, or our third-party contractors may not be able to contract with their subcontractors on a timely basis. In addition, if our contractors fail to adhere to our quality standards or otherwise fail to meet their contractual obligations to us, or if there is a shortage of contractors or labor strikes that prevents our contractors from completing their construction work on schedule or within budget, the solar projects may experience significant delays or cost overruns. Increases in the prices of solar products and components may also increase our procurement costs. Labor shortages, work stoppages and labor disputes could significantly delay a project or otherwise increase our costs. In addition, delays in obtaining or failure to obtain required construction permits could also delay or hinder the construction of our solar projects. A lack of proper construction permits or post-construction approvals could delay or prevent our solar projects from commencing operation and connecting to the relevant grid.

We may not be able to recover any of our losses resulting from construction cost overruns or delays. In addition, since the FIT applicable to a solar project generally depends on its lead time to grid connection, construction and connection delays may lead to a lower-than-expected FIT, which would adversely affect the long-term value and potentially the viability of the project. Many PPAs also require our solar projects to connect to the grid by a certain date. If the construction of solar project is significantly delayed, we may be in violation of our PPAs or may only be entitled to reduced FIT payments, if at all. A reduction or forfeiture of FIT payments would materially and adversely affect the financial results and results of operations for a solar power project. Any of the above contingencies could lead to our failure to generate expected return from our solar projects and result in unanticipated and significant revenue and earnings losses.

We rely on third-party suppliers and contractors when developing our solar power projects.

We source PV modules and other balance-of-system components from a wide selection of third-party suppliers and LDK and engage third-party contractors for the construction of solar projects. We typically enter into contracts with our suppliers and contractors on a project-by-project basis and do not maintain long-term contracts with our suppliers or contractors. Therefore, we are generally exposed to price fluctuations and availability of PV modules and balance-of-system components sourced from our suppliers and construction services procured from our contractors. For example, in light of changing market dynamics and government policies, the price and availability of PV modules have been subject to significant volatility in recent years. Increases in the prices of PV modules or balance-of-system components, decreases in their availability, fluctuations in construction, labor and installation costs, or changes in the terms of our relationship with our suppliers and contractors may increase the cost of procuring equipment and engaging contractors and hence materially adversely affect our financial condition and results of operations.

Furthermore, the delivery of defective products or products or construction services by our suppliers or contractors which are otherwise not in compliance with contract specifications, or the late supply of products or construction services, may cause construction delays or solar power projects that fail to adhere to our quality and safety standards, which could have a material adverse effect on our business, results of operations, financial condition and cash flow.

Warranties provided by our suppliers and contractors may be limited or insufficient to compensate our losses, or may not cover the nature of our losses incurred.

We expect to benefit from various warranties, including product quality and performance warranties, provided by our suppliers and contractors. These suppliers and contractors, however, may file for bankruptcy, cease operations or otherwise become unable or unwilling to fulfill their warranty obligations. Even if a supplier fulfills its warranty obligations, the warranty may not be sufficient to compensate us for all of our losses. In addition, the warranty period of inverters and transformers generally expire within 5 to 10 years after the date such equipment is delivered or commissioned and are subject to liability limits. Where damages are caused by defective products provided by our suppliers or construction services delivered by our contractors, our suppliers or contractors may be unable or unwilling to perform their warranty obligations as a result of their financial condition or otherwise, or if the warranty period has expired or a liability limit has been reached, there may be a reduction or loss of warranty protection for the affected projects, which could have a material adverse effect on our business, financial condition and results of operations.

Our solar projects may not perform up to our expectations.

The projects in our solar project portfolio are relatively new with expected operating lives of more than 20 years. The majority of our projects in operation as of June 30, 2015 had commenced operations within the last

6 to 12 months. In addition, the projects we acquire in the future may not have commenced construction or operation or otherwise have a limited operating history. As a result, our assumptions and estimates regarding the future performance of these projects are, and will be, made without the benefit of a meaningful operating history, which may impair our ability to accurately assess the potential profitability of the projects. The performance of these projects will also be subject to risks inherent in newly constructed renewable energy projects, including breakdowns and outages, latent defects, equipment that performs below our expectations and system failures. Failure of some or all of our projects to perform up to our expectations could have a material adverse effect on our business, financial condition and results of operations.

We may not be able to obtain long-term contracts for the sale of electricity generated by our solar projects under our IPP model at prices and on other terms favorable to attract financing and other investments.

Since 2014, we started acquiring solar projects across different stages of development globally and to hold some of these acquired projects under our IPP model. Obtaining long-term contracts for the sale of electricity generated by our solar projects under our IPP model at prices and on other terms favorable to us will be essential for obtaining financing or completing construction of these projects. We must compete for PPAs against other developers of solar and renewable energy projects. Furthermore, other sources of power, such as natural gas-fired power plants, have historically been cheaper than the cost of solar power and power from certain types of projects, such as natural gas-fired power plants, can be delivered on a firm basis. The availability of PPAs is subject to a number of economic, regulatory, tax and public policy factors. The inability to compete successfully against other power producers or otherwise enter into PPAs favorable to us would negatively affect our ability to develop and finance our projects and negatively impact our revenue.

We may be subject to unforeseen costs, liabilities or obligations when providing O&M services.

We provide ongoing O&M services to third-party solar projects under fixed-price long-term service agreements, pursuant to which we generally perform all scheduled and unscheduled maintenance and operating and other asset management services for the system. Our costs to perform these services are estimated at the time of entering into the O&M agreement for a particular project, and these are reflected in the fixed-price that we charge our customers under the O&M agreement. Should miscalculations in estimating these costs occur (including those due to unexpected increases in inflation or labor costs), our O&M services may not be profitable and our growth strategy and results of operations could be adversely affected. Because of the long-term nature of these O&M agreements, the adverse impacts on results of operations could be significant, particularly if our liabilities are not capped or subject to an above-market liability cap under the terms of the O&M agreement. In addition, we may be subject to substantial costs, liabilities or obligations in the event that the solar projects we maintain and operate do not meet any agreed-upon system-level availability or performance warranties.

We have limited insurance coverage.

Our insurance policies cover employee-related accidents and injuries, property damage, machinery breakdowns, fixed assets, facilities and liability deriving from our activities, including environmental liability. We consider our current insurance coverage to be adequate, but we cannot assure you that our insurance will be sufficient or effective under all circumstances and against all hazards or liabilities to which we may be subject. Furthermore, our insurance coverage is subject to deductibles, caps, exclusions and other limitations. A loss for which we are not fully insured could have a material adverse effect on our business, financial condition, results of operations and cash flows. Furthermore, due to rising insurance costs and changes in the insurance markets, we cannot assure you that our insurance coverage will continue to be available at comparable rates or on similar terms, if at all. We may also reduce or cancel our insurance coverage at any time. We may not be able to maintain or obtain insurance of the type and amount we desire at reasonable rates and we may elect to self-insure a portion of our solar project portfolio. Any losses not covered by insurance could have a material adverse effect on our business, financial condition, results of operations and cash flows.

In addition, the insurance industry in many parts of the world is still in an early stage of development. As we continue to expand our global presence, we cannot assure you that we will be able to obtain adequate insurance coverage in each of the new markets we enter. To the extent that our operations are not adequately insured in these markets, our business, financial condition and results of operations may be materially and adversely affected.

We may be the subject of product or strict liability claims if the provision of our EPC services or the solar projects we sell result in injury or damage, and we have limited insurance coverage to protect against such claims, as well as losses that may result from business interruptions or natural disasters.

Solar projects are highly sophisticated and generate and transfer large volumes of electric charge with the potential to harm or kill, whether by improper installation or other causes. We are therefore exposed to an inherent risk of product liability claims or class action suits in the event that the installation of the solar power systems during the provision of our EPC services, or the solar projects we sell under our BT model, results in injury or damage, and we may even be liable in some jurisdictions under a strict liability theory, where liability holds even if we are not at fault. Moreover, to the extent that a claim is brought against us, we may not have adequate resources to defend ourselves. We rely on our general liability insurance to cover product liability and other liability claims and have not separately obtained product liability insurance. The successful assertion of product or strict liability claims against us could result in significant monetary damages and, if our insurance coverage is inadequate, require us to make significant payments which could have a materially adverse effect on our financial results. Any such business disruption could result in substantial costs and diversion of resources.

Solar energy generation depends heavily on suitable meteorological conditions. If weather conditions are unfavorable, our power generation output, and therefore the revenue from our solar projects, may be substantially below our expectations.

The electricity produced and revenues generated by solar projects are highly dependent on suitable solar conditions and associated weather conditions. Such conditions are beyond our control. Furthermore, components of these generation systems, including solar panels and inverters, can be damaged by severe weather, such as heavy snowstorms, hailstorms, ice storms, lightning strikes, extreme winds, earthquakes or tornadoes. Replacement and spare parts for key components may be difficult or costly to acquire or may be unavailable. Unfavorable weather and atmospheric conditions could reduce the output of our solar projects below projected generation, damage or impair the effectiveness of our projects or require shutdown of key equipment, impeding operation of our projects and our ability to achieve forecasted revenues and cash flows.

The amount of electricity solar projects produce is dependent in part on the amount of sunlight, or insolation, where the projects are located. Because shorter daylight hours in winter months results in less insolation, the generation of particular projects will vary depending on the season.

We base our investment decisions with respect to solar power generation assets on the findings of related solar studies conducted prior to construction or based on historical conditions at existing projects. However, actual climatic conditions at an asset site may not conform to the findings of these studies and, therefore, our solar projects may not meet anticipated production levels or the rated capacity of our projects, which could adversely affect our business, financial condition, results of operations and cash flows.

The operation of solar projects involves significant inherent risks and hazards that could have a material adverse effect on our business, financial condition, results of operations and cash flows.

The operation of solar projects involves numerous hazardous activities, including delivering electricity to transmission and distribution systems. We are subject to natural disasters such as earthquakes, floods, snow obscuration, high temperatures, lightning, hurricanes, long-term climate changes, volcanoes and wind risks, as well as other inherent risks affecting resource availability such as fire, explosion, soil and ice buildup, structural collapse and equipment failure. Moreover, we may suffer from negligent acts by our PPA counterparties or other third parties. Our roof-top projects could cause damage to the building roof, resulting in claims due to water damages or replacement of roofing materials. These and other hazards can cause significant personal injury or loss of life, severe damage to, and destruction of, property and equipment and contamination of, or damage to, the environment, wildlife takes or fatalities and suspension of operations. The occurrence of any of these events may result in lawsuits against us asserting claims for substantial damages, including for environmental cleanup costs, personal injury and property damage and fines and/or penalties.

In addition, the ongoing operation of solar projects face risks that include the breakdown or failure of equipment or processes or performance below expected levels of output or efficiency due to wear and tear, latent defect, design error or operator error or force majeure events, among others. Unplanned outages, including extensions of scheduled outages, occur from time to time and are an inherent risk of our business. Unplanned outages typically increase our operation and maintenance expenses and may reduce our revenues as a result of generating and selling less electricity.

If we fail to properly operate and maintain our solar projects, these projects may experience decreased performance, shortened operating life or shut downs. Our solar projects may also require periodic upgrading and improvement. Through changes in our own operation or local conditions, the costs of operating the project may increase, including costs related to labor, equipment, insurance and taxes. If we cause damage to third parties, we may become liable for the consequences of any resulting damage. We may also experience equipment malfunction or failure, leading to unexpected maintenance needs, unplanned outages or other operational issues. In addition, inconsistencies in the quality of solar panels, PV modules, balance-of-system components or maintenance services for our solar projects may affect the system efficiency of our projects.

Any unexpected operational or mechanical failure, including failure associated with breakdowns and forced outages, and any decreased operational or management performance, could reduce our solar projects’ power generating capacity below expected levels, reducing our revenues and profitability. Degradation of the performance of our solar projects above levels provided for in the relevant PPAs may also reduce our revenues. Unanticipated capital expenditures associated with maintaining, upgrading or repairing our projects may also reduce our profitability. In addition, damage to our reputation due to system failure or accidents could negatively impact our relationships with customers and local government authorities, which could also materially adversely affect our business. Negative public or community response to solar energy projects could adversely affect the approval for and construction of our projects. We maintain insurance coverage that we consider adequate but we cannot assure you that our insurance will be sufficient or effective under all circumstances and against all hazards or liabilities to which we may be subject.

Environmental, health and safety laws and regulations subject us to extensive and increasingly stringent operational requirements, as well as potentially substantial liabilities arising out of environmental contamination.

We are subject to, in each of the jurisdictions we operate, numerous national and local laws, regulations, guidelines, policies, directives and other requirements governing or relating to, among others, land use and zoning matters and protection of human health and the environment, including those limiting the discharge and release of pollutants into the environment, and the protection of certain wildlife. These laws and regulations require our solar projects to, among others, obtain and maintain approvals and permits, undergo environmental impact assessments and review processes and implement environmental, health and safety programs and procedures to control risks associated with the construction, operation and decommissioning of solar projects. If our solar projects do not comply with applicable environmental laws, regulations or permit requirements, we may be required to pay significant fines or penalties or suspend or cease operations of the affected projects. Violations of environmental and other laws, regulations and permit requirements may also result in criminal sanctions or injunctions.

Our solar projects may experience malfunctions and other unplanned events that result in personal injury and property damage. As such, the operation of our projects carries an inherent risk of environmental, health and safety liabilities (including potential civil actions, compliance or remediation orders, fines and other penalties), and may subject us to administrative and judicial proceedings. In addition, certain environmental laws and regulations may impose joint and several liability on past and present owners and operators of sites, related to the cleaning up of sites where hazardous wastes or materials were disposed or released.

We may continue to conduct acquisitions and enter into joint ventures, investments or other strategic alliances which may be unsuccessful.

We may continue to grow our operations through acquisitions, as well as joint ventures or other strategic alliances when appropriate opportunities arise. Such acquisitions, joint ventures and strategic alliances may expose us to additional operational, regulatory, market and geographical risks as well as risks associated with additional capital requirements and diversion of management attention. In particular, any future strategic alliances may expose us to the following risks:

•	There may be unforeseen risks relating to our counterparty’s business and operations or liabilities that were not discovered by us through our legal and business due diligence prior to our investment. Such undetected risks and liabilities could have a material adverse effect on our reputation, business and results of operations in the future.

•	We may not have experience acquiring, managing or investing in other companies. Business acquisitions may generally divert a significant portion of our management and financial resources from our existing business and the integration of the target’s operations may pose significant business challenges, potentially straining our ability to finance and manage our existing operations.

•	There is no assurance that the expected synergies from any business acquisition, joint venture or strategic alliances will actually materialize. If we are not successful in the integration of a target’s operations, we may not be able to generate sufficient revenue from its operations to recover costs and expenses of the acquisition.

•	Acquisition or participation in a new joint venture or strategic alliance may involve us in the management of operation in which we do not possess extensive expertise.

The materialization of any of these risks could have a material adverse effect on our business, financial condition and results of operations.

We rely substantially on our senior management team and our ability to attract, train and retain qualified personnel for our current and future success.

The industry experience, expertise and contributions of our chairman, Mr. Xiaofeng Peng, is essential to our continuing success. We will continue to rely on our senior management, regional management and other key employees to manage our business operations and implement our growth plans. If we were to lose the services of any of our senior or regional management personnel and were unable to recruit, train and retain personnel with comparable qualifications, our operations and growth could be adversely affected.

Our qualified and experienced project development teams are critical to our success. We may not be able to continue to attract, train and retain qualified personnel, including executive officers, project development personnel, project management personnel and other key personnel with the necessary experience and expertise. In particular, as we enter into new markets, we face challenges to recruit and retain qualified personnel who are familiar with local regulatory regimes and have adequate experiences in project development and operations.

There is substantial competition for qualified personnel in the downstream PV industry. Our competitors may offer more competitive packages or otherwise attract our personnel. Our costs to retain qualified personnel may also increase in response to competition. If we fail to continue to attract and retain a sufficient number of personnel with suitable managerial, technical or marketing expertise, our business operations could be adversely affected and our future growth and expansions may be inhibited.

The e-commerce and investment business platform has a short operating history and it may be difficult to evaluate its performance and prospects.

In early 2015, the e-commerce and investment platform, www.solarbao.com, primarily targeting retail customers residing in China and enabling retail customers or solar project developers to purchase various PV-related products and services, was launched by Solar Energy E-Commerce. Our PRC subsidiary, Yan Hua Internet, has entered into a series of contractual arrangements with Solar Energy E-Commerce and its shareholders. This platform is intended to create a network connecting investors seeking solar industry investment opportunities and solar project developers. This e-commerce and investment platform primarily generates revenue from commissions derived from the leasing of solar panels. If fewer transactions occur on this e-commerce and investment platform or our commission rates decrease, the commissions we receive would decrease. In addition, revenue from this e-commerce and investment platform may be affected by other factors, including increasing competition, slowing growth of the Chinese e-commerce industry, changes in government policies or general economic conditions.

Given its short operating history, our ability to generate substantial revenue from the e-commerce business remains unproven. The e-commerce and investment business has not been tested over time and we cannot be certain that we will be able to successfully manage or grow it. We may incur significant costs as we continue to maintain the e-commerce and investment platform. Given the limited operating history of the e-commerce and investment business, it may be difficult for you to evaluate its performance and prospects.

The online e-commerce and investment business may be materially and adversely affected if we are unable to adopt new technologies or adapt the e-commerce and investment platform to changing user requirements or emerging industry standards.

The e-commerce and investment platform, www.solarbao.com requires continuous enhancement and improvement in responsiveness, functionality and features to remain competitive. Our investors’ and customers’ needs, requirements and preferences of financial products and offerings are constantly evolving. Our ability to effectively identify, develop, acquire and deliver the services suitable to our customers as well as our responsiveness to technological advances are crucial to the success of this e-commerce and investment platform.

The development of www.solarbao.com platform and other proprietary technologies involves significant investment and business risks. For example, we may not have sufficient financial resources to repurchase the PV modules from investors and may not be able to pay the specified rate of lease return to investors if the underlying DG projects are not successfully developed. If that occurs, we may be found in breach of agreement entered into with investors and our liquidity and results of operations may be materially adversely affected. We may also be involved in legal proceedings if we are not able to pay investors. Our brand and reputation could be adversely affected if we become the target of any negative publicity as a result of actions taken by such investors. In addition, we may be required to substantially modify or adapt this platform to the evolving Internet, networking or telecommunications technologies or other technological advances. We may not be able to utilize new technologies effectively or adapt our online platform to the evolving requirements of our customers or emerging industry standards. If we are unable to adapt to changing market conditions or user requirements in a timely and cost-effective manner, our business may be materially and adversely affected.

Our failure to protect our intellectual property rights may undermine our competitive position, and litigation to protect our intellectual property rights may be costly.

We rely primarily on trade secrets, know-how and other proprietary information to protect our intellectual property. Nevertheless, these afford only limited protection and the actions we take to protect our intellectual property rights may not be adequate to provide us with meaningful protection or commercial advantage. Third parties may be able to use the technologies that we have developed and compete with us, which could have a material adverse effect on our business, financial condition or results of operations. Our failure to protect our intellectual property and proprietary rights may undermine our competitive position. Third parties may infringe or misappropriate our proprietary technologies or other intellectual property and proprietary rights. Policing the unauthorized use of proprietary technology can be difficult and expensive. In particular, the laws and enforcement procedures of the PRC and certain other markets where we operate are uncertain or do not protect intellectual property rights to the same extent as do the laws and enforcement procedures of the United States. We may need to resort to court proceedings to enforce our intellectual property rights in the future. Litigation relating to our intellectual property might result in substantial costs and diversion of resources and management attention away from our business. An adverse determination in any such litigation will impair our intellectual property rights and adversely affect our business, prospects and reputation.

We may be exposed to infringement or misappropriation claims by third parties which, if determined adversely to us, could cause us to pay significant damage awards.

Our success depends largely on our ability to use and develop our technology and know-how without infringing the intellectual property rights of third parties. The validity and scope of claims relating to solar technology involve complex scientific, legal and factual questions and analysis and, therefore, may be highly uncertain. As we continue to expand internationally, we face a heightened risk of becoming the subject of claims for intellectual property infringement. We may be subject to litigation involving claims of patent infringement or violation of intellectual property rights of third parties. An adverse determination in any such litigation or proceedings against us could subject us to significant liabilities to third parties, including requiring us to seek licenses from third parties, to pay ongoing royalties or to pay monetary and punitive damages. Protracted litigation could also result in our customers or potential customers deferring or limiting their procurement of our PV solutions until resolution of such litigation, which could result in losses and adversely affect our reputation and results of operations.

Our management has identified a material weakness in our internal control over financial reporting. Additionally, our management may identify material weaknesses in the future that could adversely affect investor confidence, impair the value of our securities and increase our cost of raising capital.

Our management identified a material weakness in our internal control over financial reporting, which relates to a lack of segregation of duties, and our Chief Executive Officer and Chief Financial Officer concluded that our disclosure and internal controls and procedures were not effective as of December 31, 2014. There can be no assurance as to how quickly or effectively we can remediate the material weakness in our internal control over financial reporting or that additional material weaknesses will not be identified in the future.

Any failure to remediate additional weaknesses or deficiencies in our internal control over financial reporting that may be discovered in the future or to implement new or improved controls, or difficulties encountered in the implementation of such controls, could harm our operating results, cause us to fail to meet our reporting obligations or result in material misstatements in our financial statements. Any such failure could, in turn, affect the future ability of our management to certify that our internal control over financial reporting is effective. Ineffective internal control over financial reporting could also subject us to the scrutiny of the SEC and other regulatory bodies which could cause investors to lose confidence in our reported financial information and subject us to civil or criminal penalties or shareholder litigation, which could have an adverse effect on the trading price of our Shares.

In addition, if we identify additional deficiencies in our internal control over financial reporting, the disclosure of that fact, even if quickly remedied, could reduce the market’s confidence in our financial statements and harm our share price. Furthermore, additional deficiencies could result in future non-compliance with Section 404 of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”). Such non-compliance could subject us to a variety of administrative sanctions, including review by the SEC or other regulatory authorities.

Our independent registered public accounting firm may be suspended from practicing before the SEC if they are unable to continue to satisfy SEC investigation requests in the future. If a delay in completion of our audit process occurs as a result, we could be unable to timely file certain reports with the SEC, which may lead to the delisting of our Shares.

On January 22, 2014, Judge Cameron Elliot, an SEC administrative law judge, issued an initial decision suspending the Chinese member firms of the “Big Four” accounting firms, including KPMG network from, among others things, practicing before the SEC for six months. On February 12, 2014, the accounting firms filed an appeal with the SEC regarding the administrative law judge’s decision. On February 6, 2015, the Chinese member firms of the “Big Four” accounting firms, including our independent registered accounting firm, reached settlement with the SEC. As part of the settlement, each of the Chinese member firms of “Big Four” accounting firms agreed to settlement terms that include a censure; undertakings to make a payment to the SEC; procedures and undertakings as to future requests for documents by the SEC; and possible additional proceedings and remedies should those undertakings not be adhered to.

If the settlement terms are not adhered to, Chinese member firms of “Big Four” accounting firms, including our independent registered public accounting firm, may be suspended from practicing before the SEC which could in turn delay the timely filing of our financial statements with the SEC. In addition, it could be difficult for us to timely identify and engage another qualified independent auditor to replace our independent registered public accounting firm. A delay in completion of the audit process could delay the timely filing of our quarterly or annual reports with the SEC. A delinquency in our filings with the SEC may result in OTCBB initiating delisting procedures, which could have a material and adverse effect on our results of operation and financial condition.

Our independent registered public accounting firm’s audit documentation related to their audit report included in the consent solicitation statement/prospectus may include audit documentation located in China. The Public Company Accounting Oversight Board, or PCAOB, currently cannot inspect audit documentation located in China and, as such, you may be deprived of the benefits of such inspection.

Our independent registered public accounting firm issued an audit opinion on the financial statements included in this in the consent solicitation statement/prospectus filed with the SEC. As an auditor of companies that are traded publicly in the U.S. and a firm registered with the PCAOB, our auditor is required by the laws of the U.S. to undergo regular inspections by the PCAOB. However, work papers located in China are not currently inspected by the PCAOB because the PCAOB is currently unable to conduct inspections without the approval of the Chinese authorities.

Inspections of certain other firms that the PCAOB has conducted outside of China have identified deficiencies in those firms’ audit procedures and quality control procedures, which may be addressed as part of the inspection process to improve future audit quality. However, the PCAOB is currently unable to inspect an auditor’s audit work related to a company’s operations in China and where such documentation of the audit work is located in China. As a result, our investors may be deprived of the benefits of PCAOB’s oversight of our auditors through such inspections.

The inability of the PCAOB to conduct inspections of our auditor’s work papers in China makes it more difficult to evaluate the effectiveness of our auditor’s audit procedures or quality control procedures as compared to auditors outside of China that are subject to PCAOB inspections. Investors may consequently lose confidence in our reported financial information and procedures and the quality of our financial statements.

Risks Related to Our International Operations

We are subject to risks associated with foreign currency exchange rates, fluctuations of which may negatively affect our revenue, cost of sales and gross margins and could result in exchange losses.

We currently operate in a number of jurisdictions including China, Japan, the U.K., Panama, Greece, the U.S., Italy and Australia, and our local operations are generally conducted in the functional currency of the home jurisdiction. The FIT and other subsidies enjoyed by solar projects are also denominated in local currencies. Thus, we deal on a regular basis in several currencies concurrently, which expose us to significant currency exchange risks. Any increased costs or reduced revenue as a result of foreign exchange rate fluctuations could adversely affect our profit margins. The fluctuation of foreign exchange rates also affects the value of our monetary and other assets and liabilities denominated in local currencies. Generally, an appreciation of the U.S. dollar against the relevant local currencies could result in a foreign exchange loss for assets denominated in such local currencies and a foreign exchange gain for liabilities denominated in such local currencies. Conversely, a devaluation of the U.S. dollar against the relevant local currencies could result in a foreign exchange gain for assets denominated in such local currencies and a foreign exchange loss for liabilities denominated in such local currencies.

We may also expand into emerging markets, some of which may have an uncertain regulatory environment relating to currency policy. Conducting business in such emerging markets could increase our exposure to foreign exchange risks. Although we access a variety of financing solutions that are tailored to the geographic location of our projects and to local regulations, we have not entered into any hedging transactions to reduce the foreign exchange risks, but may do so in the future when appropriate. However, if we decide to hedge our foreign exchange exposure in the future, we cannot assure you that we will be able to reduce our foreign currency risk exposure in an effective manner, at reasonable costs, or at all.

Certain of our solar projects are located in China, and therefore we are subject to risks associated with the Chinese legal system which could have a material adverse effect on us.

We are a California corporation and our operations in China are subject to laws and regulations applicable to foreign investment in China and, in particular, laws applicable to wholly foreign owned companies. Since 1979, Chinese legislation and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. However, since these laws and regulations are relatively new and the Chinese legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involve uncertainties, which may limit legal protections available to us. For example, we may have to resort to administrative and court proceedings to enforce the legal protection that we enjoy either by law or contract. However, since Chinese administrative authorities and courts have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult than in more developed legal systems to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy. These uncertainties may impede our ability to enforce the contracts we have entered into with customers, suppliers, other business partners and government authorities. In addition, such uncertainties, including the inability to enforce our contracts, could materially adversely affect our business and operations.

Furthermore, intellectual property rights and confidentiality protections in China may not be as effective as in the U.S. or other countries. Furthermore, Chinese tax authorities may reduce or terminate tax incentives that our Chinese subsidiaries currently enjoy, and their enforcement practice of certain tax laws, such as laws regulating transfers of equity interests in our Chinese subsidiaries remain uncertain. Accordingly, we cannot predict the effect of future developments in the Chinese legal system, including the promulgation of new laws, changes to existing laws or the interpretation or enforcement thereof, or the preemption of national laws by local regulations. These uncertainties could limit the legal protections available to us and other foreign investors, including you. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention.

Chinese regulations relating to overseas investment by Chinese residents may restrict our overseas and cross-border investment activities and adversely affect the implementation of our strategy as well as our business and prospects.

On July 4, 2014, the State Administration of Foreign Exchange of China, or SAFE, issued the Circular on the Administration of Foreign Exchange Issues Related to Overseas Investment, Financing and Roundtrip Investment by Domestic Residents through Offshore Special Purpose Vehicles, or the SAFE Circular 37, which replaced the former circular commonly known as “SAFE Circular 75” promulgated on October 21, 2005. The SAFE Circular 37 requires Chinese residents to register with the competent local SAFE branch in connection with their direct establishment or indirect control of an offshore special purpose vehicle, for the purpose of overseas investment and financing, with such Chinese residents’ legally owned assets or equity interests in domestic enterprises or offshore assets or interests. The SAFE Circular 37 further requires amendment to the registration in the event of any significant changes with respect to the special purpose vehicle, such as any change of basic information (including change of the Chinese residents, name and operation term), increase or decrease of capital contribution by Chinese individuals, share transfer or exchange, Redomicile Merger, division or other material event. In the event that a Chinese shareholder holding interests in a special purpose vehicle fails to fulfill the required SAFE registration, the Chinese subsidiaries of that special purpose vehicle may be prohibited from making profit distributions to the offshore parent and from carrying out subsequent cross-border foreign exchange activities, and the special purpose vehicle may be restricted in its ability to contribute additional capital into its Chinese subsidiary. Moreover, failure to comply with the various SAFE registration requirements described above could result in liability under Chinese law for evasion of foreign exchange controls.

The failure of our Chinese beneficial owners to comply with the registration procedures set forth in the SAFE Circular 37 may subject such beneficial owners and our Chinese subsidiaries to fines and legal sanctions. Such failure may also result in restrictions on our Chinese subsidiaries’ ability to distribute profits to us or our ability to inject capital into our Chinese subsidiaries or otherwise materially adversely affect our business, financial condition and results of operations. Furthermore, since the SAFE Circular 37 was recently promulgated and it is unclear how this regulation, and any future regulation concerning offshore or cross-border transactions, will be interpreted and implemented by the relevant Chinese government authorities. We cannot predict how these regulations will affect our business operations or future strategy.

We may rely on dividends paid by our PRC subsidiaries to fund any cash and financing requirements we may have. Any limitation on the ability of our PRC subsidiaries to pay dividends to us could have a material adverse effect on our ability to conduct our business and to pay dividends to holders of our Shares.

With China being one of our major markets, we may rely on dividends to be paid by our wholly owned PRC subsidiaries for our cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to the holders of our Shares and service any debt we may incur. If our wholly owned PRC subsidiaries incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other distributions to us.

Under PRC laws and regulations, wholly foreign-owned enterprises in the PRC may pay dividends only out of their accumulated profits as determined in accordance with PRC accounting standards and regulations. In addition, a wholly foreign-owned enterprise is required to set aside at least 10% of its after-tax profits each year, after making up previous years’ accumulated losses, if any, to fund certain statutory reserve funds, until the aggregate amount of such a fund reaches 50% of its registered capital. In addition, at the discretion of the wholly foreign-owned enterprise, it may allocate a portion of its after-tax profits based on PRC accounting standards to staff welfare and bonus funds. These reserve funds and staff welfare and bonus funds are not distributable as cash dividends. Any limitation on the ability of our wholly owned PRC subsidiaries to pay dividends or make other distributions to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business.

If the PRC government finds that the structure we have adopted for the e-commerce business does not comply with PRC governmental restrictions on foreign investment in internet-based businesses, or if these laws or regulations or interpretations of existing laws or regulations change in the future, we could be subject to severe penalties, including the shutting down of the e-commerce and investment platform.

Foreign ownership of internet-based businesses is subject to significant restrictions under current PRC laws and regulations. The PRC government regulates the conduct of online commerce through strict business licensing requirements and other government regulations. These laws and regulations also limit foreign ownership in PRC companies that provide internet information distribution services. Companies operating internet-based businesses such as the www.solarbao.com e- commerce and investment platform primarily targeting retail customers in China are governed by these rules and regulations in China.

Since we are a California corporation and due to PRC governmental restrictions on foreign investment in internet-based business in China, Solar Energy E-Commerce was established in late 2014 and commenced operation in early 2015. Solar Energy E-Commerce operates www.solarbao.com e-commerce and investment platform which primarily targets retail customers residing in China. Our PRC subsidiary, Yan Hua Internet, entered into a series of contractual arrangements with Solar Energy E-Commerce and its shareholders on March 26, 2015. Legal enforceability of these contractual arrangements has not been established primarily because the registration of the equity interest pledge agreement with the relevant PRC government bureau has not been completed as one of the legal shareholder’s equity in Solar Energy E-Commerce is restricted for pledge and transfer, making us unable to legally enforce our right under the equity interest pledge agreements and potentially other agreements. We are in the process of establishing a new corporate structure for the e-commerce business under which Solarbao will be migrated into a newly-established domestic company and one of our PRC subsidiaries will enter into a new set of contractual arrangements, including an equity interest pledge agreement, with the domestic company. We expect to be able to register the equity interest pledge agreement with the relevant PRC government bureau and consolidate the financial results of the newly-established domestic company as a variable interest entity in our financial statements.

Although we believe that our current corporate structure of e-commerce business and the anticipated restructuring are in compliance with existing PRC laws, rules and regulations, we are advised by our PRC legal adviser, that there are substantial uncertainties regarding the interpretation and application of current or future PRC laws and regulations, and these laws or regulations or interpretations of these laws or regulations may change in the future. For example, on January 19, 2015, the Ministry of Commerce of the PRC, or MOFCOM, published a draft of the PRC Law on Foreign Investment (Draft for Comment), or the Draft Foreign Investment Law, which is to regulate foreign invested enterprises, or FIEs, the same way as PRC domestic entities, except for those FIEs that operate in industries deemed to be either “restricted” or “prohibited” in a “Negative List.” See “ Business of Solar Power, Inc. — E-Commerce and Investment Business.” Because the Negative List has yet to be published, it is unclear whether it will differ from the current list of industries subject to restrictions or prohibitions on foreign investment. There is substantial uncertainty regarding the Draft Foreign Investment Law, including, among others, what the actual content of the law will be as well as the adoption and effective date of the final form of the law. While such uncertainty exists, we cannot assure you that the new foreign investment law, when it is adopted and becomes effective, will not have a material and adverse effect on our ability to conduct the e-commerce business through our contractual arrangements. Furthermore, the relevant government authorities have broad discretion in interpreting these laws and regulations. Accordingly, we cannot assure you that PRC government authorities will not ultimately take a contrary view.

If our contractual arrangements for the operation of the e-commerce business in China are found to be in violation of any existing or future PRC laws or regulations, the relevant governmental authorities would have broad discretion in dealing with such violation, including levying fines, shutting down or blocking the www.solarbao.com e-commerce and investment platform, discontinuing or placing restrictions on the www.solarbao.com operations, or taking other regulatory or enforcement actions that could be harmful to our business. Any of these actions may disrupt the operations of the e-commerce business and adversely affect our business, reputation, financial condition and results of operations.

We rely on contractual arrangements with Solar Energy E-Commerce and its shareholders for the operation of e-commerce business, which may not be as effective as direct ownership.

Because of PRC restrictions on foreign ownership of e-commerce businesses in China, we depend on contractual arrangements with Solar Energy E-Commerce in which we have no ownership interest to conduct the e-commerce business. These contractual arrangements are intended to provide us with effective control over this entity and allow us to obtain its economic benefits. Solar Energy E-Commerce is owned directly by our core management team, Mr. Xiaofeng Peng and Ms. Amy Jing Liu, and deputy chairman of our board of directors, Mr. Min Xiahou. However, these contractual arrangements may not be as effective in providing control as direct ownership. For example, Solar Energy E-Commerce and its shareholders could breach their contractual arrangements with us by, among other things, failing to operate the e-commerce business in an acceptable manner or taking other actions that are detrimental to our interests. If we were the controlling shareholder of Solar Energy E-Commerce with direct ownership, we would be able to exercise our rights as shareholders to effect changes to its board of directors, which in turn could implement changes at the management and operational level. However, under the current contractual arrangements, as a legal matter, if Solar Energy E-Commerce or its shareholders fail to perform their obligations under these contractual arrangements, we may have to incur substantial costs to enforce such arrangements, and rely on legal remedies under PRC law, including contract remedies, which may be time-consuming, unpredictable and expensive. If we are unable to enforce these contractual arrangements, or if we suffer significant delay or other obstacles in the process of enforcing these contractual arrangements, our business and operations could be severely disrupted, which could materially and adversely affect our results of operations and damage our reputation. See “—If the PRC government finds that the structure we have adopted for the e-commerce business does not comply with PRC governmental restrictions on foreign investment in internet-based businesses, or if these laws or regulations or interpretations of existing laws or regulations change in the future, we could be subject to severe penalties, including the shutting down of the e-commerce and investment platform.”

The shareholders of Solar Energy E-Commerce may have potential conflicts of interest with us, which may materially and adversely affect our business.

The individual shareholders of Solar Energy E-Commerce are also shareholders, directors and officers of our company. Conflicts of interest may arise between the roles of these individuals as shareholders, directors and officers of our company and as shareholders of Solar Energy E-Commerce. We cannot assure you that when conflicts arise, shareholders of Solar Energy E-Commerce will act in the best interest of our company or that the conflicts will be resolved in our favor. For example, these individuals with dual roles may decide to transfer significant business or assets of Solar Energy E-Commerce to other legal entities they own or control, or opportunities may arise in the future for these individuals to sell Solar Energy E-Commerce or its significant business or assets to third parties at a premium. Under either circumstance, the consideration of such a transfer or sale would be paid to the shareholders of Solar Energy E-Commerce, not to our company or our other shareholders, which may be materially detrimental to our other shareholders. In addition, these individuals may otherwise breach or cause Solar Energy E-Commerce to breach or refuse to renew its existing contractual arrangements with us. Currently, we do not have existing arrangements to address such potential conflicts of interest between these individuals and our company. If we cannot resolve any conflicts of interest or disputes between us and these shareholders, we would have to rely on legal proceedings, which may be expensive, time-consuming and disruptive to our operations. There is also substantial uncertainty as to the outcome of any such legal proceedings.

The heightened scrutiny over acquisition transactions by the PRC tax authorities may have a negative impact on our business operations, our acquisition or restructuring strategy or the value of your investment in us.

Pursuant to the Notice on Strengthening the Administration on Enterprise Income Tax for Non-resident Enterprise Equity Transfer (the “SAT Circular 698”) issued by China’s State Administration of Taxation

(“SAT”) in December 2009 with retroactive effect from January 1, 2008, where a non-resident enterprise transfers the equity interests of a PRC resident enterprise indirectly by disposition of the equity interests of an overseas non-public holding company, or an Indirect Transfer, using a “substance over form” principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such Indirect Transfer may be subject to PRC withholding tax at a rate of up to 10%. SAT Circular 698 also provides that where a non-PRC resident enterprise transfers its equity interests in a PRC resident enterprise to its related parties at a price lower than the fair market value, the relevant tax authority has the power to make a reasonable adjustment to the taxable income of the transaction.

On February 3, 2015, the SAT released the Announcement on Several Issues concerning the Enterprise Income Tax on Income from the Indirect Transfer of Assets by Non-Resident Enterprises (Announcement 7). Announcement 7 does not replace Circular 698 in its entirety; instead, it abolishes certain provisions and provides more comprehensive guidelines on a number of issues. Although it becomes effective from the date of issuance, it also applies to transactions that took place prior to the effective date but review of which has not yet been concluded by the tax bureaus.

Announcement 7 stipulates that when a non-resident enterprise engages in an indirect transfer of assets, including shares of PRC resident enterprise, through an arrangement that does not have a bona fide commercial purpose in order to avoid China’s enterprise income tax, the transaction should be re-characterized as a direct transfer of the PRC assets. Announcement 7 stipulates SAT’s intention to provide relief to some qualified transactions. Article 6 of Announcement 7 provides for a safe harbor for indirect transfers resulting from qualified group internal reorganizations. An indirect transfer that satisfies all of the following three conditions will be deemed to have a bona fide commercial purpose and thus will not be taxable under Announcement 7:

(i)	the transferor and the transferee are qualified related enterprises, which will be the case if any of the following applies:

(1)	the transferor directly or indirectly owns 80% or more of the shares in the transferee;

(2)	the transferee directly or indirectly owns 80% or more of the shares in the transferor; or

(3)	80% or more of the shares of both the transferor and transferee are directly or indirectly owned by the same shareholder.

Where more than 50% of the value of the equity interest of the non-resident intermediary enterprise is derived directly or indirectly from immovable assets located in PRC, the qualified ownership requirement will be increased to 100%.

(ii)	After the indirect transfer, the PRC tax payable on a potential subsequent indirect transfer of the same PRC taxable assets is no lower than the PRC tax that could have been payable on a similar or an identical indirect transfer if the first indirect transfer did not take place; and

(iii)	All the consideration paid by the transferee must consist of its own shares or shares of a related enterprise with which the transferee has a controlling relationship (excluding shares of listed companies).

Announcement 7 may be determined by the tax authorities to be applicable to previous investments or the current merger restructure by non-resident investors in our Company, if any of such transactions were determined by the tax authorities to lack reasonable commercial purpose. Although we believe that the risk of SAT Circular 698 or Announcement 7 applying to the Redomicile Merger is low, we and our existing non-resident investors may become at risk of being taxed under Announcement 7 and may be required to expend valuable resources to comply with Announcement 7 or to establish that we should not be taxed under Announcement 7, which may have a material adverse effect on our financial condition and results of operations or such non-resident investors’ investments in us. We have conducted and may conduct acquisitions involving changes in corporate structures, and historically our shares were transferred by certain then shareholders to our current shareholders. We cannot assure you that the PRC tax authorities will not, at their discretion, adjust any capital gains and impose tax return filing obligations on us or require us to provide assistance for the investigation of PRC tax authorities with respect thereto. Any PRC tax imposed on a transfer of our Shares or any adjustment of such gains would cause us to incur additional costs and may have a negative impact on the value of your investment in us.

The ongoing debt crisis in the Eurozone and market perceptions concerning the instability of the Euro and the European economy could adversely affect our business, results of operations and financing.

Concerns persist regarding the debt burden of certain Eurozone countries and their ability to meet future financial obligations, the overall stability of the Euro and the suitability of the Euro as a single currency given the diverse economic and political circumstances in individual Eurozone countries. In particular, Greece, our largest market in terms of attributable capacity of projects in operation, is widely viewed as requiring fundamental economic reforms which might affect the Euro as a currency. These concerns or market perceptions concerning these and related issues could adversely affect the value of our Euro-denominated assets and obligations and lead to future economic slowdowns.

Risks Related to our Shares, Ordinary Shares of SPI Energy and the ADSs

We have significant “equity overhang” which could adversely affect the market price of our Shares and impair our ability to raise additional capital through the sale of equity securities.

As of the Record Date, we had [●] Shares outstanding, including [●] Shares, or approximately [●]% of total Shares outstanding, held by LDK. The possibility that substantial amounts of our outstanding Shares may be sold by LDK or the perception that such sales could occur, or “equity overhang”, could adversely affect the market price of our Shares, ordinary shares of SPI Energy and ADSs representing those ordinary shares of SPI Energy, and could impair our ability to raise additional capital through the sale of equity securities in the future.

We are subject to litigation risks, including securities class actions and shareholder derivative actions, which may be costly to defend and the outcome of which is uncertain.

From time to time, we are subject to legal claims, with and without merit, that may be costly and which may divert the attention of our management and our resources in general. In addition, our solar projects may be subject to litigation or other adverse proceedings that may adversely impact our ability to proceed with construction or grid connection or sell a given project, which would adversely affect our ability to recognize revenue with respect to such project. The results of complex legal proceedings are difficult to predict. Lawsuits filed against us may assert types of claims that, if resolved against us, could give rise to substantial damages, and an unfavorable outcome or settlement of one or more of these lawsuits, or any future lawsuits, could have a material adverse effect on our business, financial condition, or results of operations. Even if these lawsuits are not resolved against us, the costs of defending such lawsuits may not be covered by our insurance policies. We cannot assure you that additional litigation will not be filed against us in the future.

The preparation of our consolidated financial statements in accordance with U.S. generally accepted accounting principles requires us to make estimates, judgments, and assumptions that may ultimately prove to be incorrect.

The accounting estimates and judgments that management must make in the ordinary course of business affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the periods presented. If the underlying estimates are ultimately proven to be incorrect, subsequent adjustments could have a material adverse effect on our operating results for the period or periods in which the change is identified.

It may be difficult to effect service of process on, or to enforce any judgments obtained outside the PRC against us, our directors, or our senior management members who reside in the PRC.

Most of our existing directors and senior management members reside in the PRC and most of our assets and the assets of such persons are located in the PRC. Accordingly, it may be difficult for investors to effect service of process in the United States on us or on any of these persons or to enforce judgments obtained outside of the PRC against us or any of these persons. The PRC does not have treaties providing for the reciprocal recognition and enforcement of judgments awarded by courts in many developed countries, including the U.S. and the U.K. Therefore, the recognition and enforcement in the PRC of judgments of a court in any of these jurisdictions in relation to any matter not subject to a binding arbitration provision may be difficult or even impossible.

SPI Energy’s shareholders may experience future dilution.

SPI Energy’s amended and restated memorandum and articles of association, which will become effective upon completion of the Redomicile Merger, permits our board of directors, without shareholder approval, to authorize the issuance of preferred shares. The board of directors may classify or reclassify any preferred shares to set the preferences, rights and other terms of the classified or reclassified shares, including the issuance of preferred shares that have preference rights over SPI Energy’s ordinary shares with respect to dividends, liquidation and voting rights. Furthermore, substantially all of SPI Energy’s ordinary shares for which our outstanding stock options are exercisable are, once they have been purchased, eligible for immediate sale in the public market.

The issuance of additional shares in the capital of SPI Energy or the exercise of stock options or warrants could be substantially dilutive to your shares and may negatively affect the market price of the ADSs.

Our stock price is, and the price of the ADSs, may be highly volatile.

Our stock price and, after the Redomicile Merger, the price of the ADSs representing SPI Energy’s ordinary shares could be subject to wide fluctuations in the future in response to many events or factors, including those discussed in the preceding risk factors relating to our operations and the Redomicile Merger, as well as:

•	Release of transfer restrictions on our outstanding Shares in connection with the registration of ordinary shares of SPI Energy pursuant to this Registration Statement on Form F-4 of which this consent solicitation statement/prospectus is a part of;

•	actual or anticipated fluctuations in operating results, actual or anticipated gross profit as a percentage of net sales, our actual or anticipated rate of growth and our actual or anticipated earnings per share;

•	changes in expectations as to future financial performance or changes in financial estimates;

•	changes in governmental regulations or policies in the PRC and other countries in which we do business;

•	our, or a competitor’s, announcement of new products, services or technological innovations;

•	the operating and stock price performance of other comparable companies; and

•	news and commentary emanating from the media, securities analysts or government bodies in the PRC relating to us and to the industry in general.

General market conditions and U.S. or international macroeconomic factors unrelated to our performance may also affect our share price and SPI Energy’s share price after the Redomicile Merger. For these reasons, investors should not rely on recent trends to predict future share prices or financial results. The Company and SPI Energy are in the process of applying for listing of the ADSs with the Nasdaq Capital Market and there is no assurance that such application would be approved if the trading price as quoted on the OTC Markets fluctuates significantly. Furthermore, following periods of volatility in a company’s securities, securities class action litigation against a company is sometimes instituted.

The articles of association of SPI Energy contain anti-takeover provisions that could prevent a change in control even if such takeover is beneficial to SPI Energy shareholders.

SPI Energy will adopt an amended and restated memorandum and articles of association that will become effective immediately upon completion of the Redomicile Merger. Such articles of association contain provisions that could delay, defer or prevent a change in control of SPI Energy that could be beneficial to our shareholders. These provisions could also discourage proxy contests and make it more difficult for you and other shareholders to elect directors and take other corporate actions. As a result, these provisions could limit the price that investors are willing to pay for the ADSs. These provisions might also discourage a potential acquisition proposal or tender offer, even if the acquisition proposal or tender offer is at a price above the then current market price of the ADSs. These provisions provide that the board of directors of SPI Energy has authority, without further action by our shareholders, to issue preferred shares in one or more series and to fix their designations, powers, preferences, privileges, and relative participating, optional or special rights and the qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights associated with the ordinary shares, in the form of ADSs or otherwise. The board of directors may decide to issue such preferred shares quickly with terms calculated to delay or prevent a change in control of SPI Energy or make the removal of our management more difficult. If the board of directors decides to issue such preferred shares, the price of the ADSs may fall and the voting and other rights of holders of the ordinary shares of SPI Energy and the ADSs may be materially adversely affected.

You may not receive dividends or other distributions on ordinary shares of SPI Energy and you may not receive any value for them, if it is illegal or impractical to make them available to you.

Under Cayman Islands law, SPI Energy may only pay dividends out of its profits or share premium account subject to its ability to pay its debts as they fall due in the ordinary course of its business. SPI Energy’s ability to pay dividends will therefore depend on its ability to generate sufficient profits. SPI Energy cannot give any assurance that SPI Energy will declare dividends of any amounts, at any rate or at all in the future. We have not paid any dividends in the past. Future dividends, if any, will be paid at the discretion of our board of directors, subject to requirements under Cayman Islands law and SPI Energy’s memorandum and articles of association, as amended and restated from time to time, and will depend upon our future operations and earnings, capital expenditure requirements, general financial conditions, legal and contractual restrictions and other factors that our board of directors may deem relevant.

The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on ordinary shares of SPI Energy or other deposited securities underlying the ADSs, after deducting its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares your ADSs represent. However, the depositary is not responsible for making such distribution if it decides that it is unlawful or impractical to make a distribution available to any holders of ADSs. For example, it would be unlawful to make a distribution to a holder of ADSs if it consists of securities that require registration under the Securities Act but that are not properly registered or distributed under an applicable exemption from registration. The depositary may also determine that it is not feasible to distribute certain property through the mail. Additionally, the value of certain distributions may be less than the cost of mailing such distributions. In these cases, the depositary may determine not to distribute such property. SPI Energy has no obligation to register under U.S. securities laws any ADSs, ordinary shares, rights or other securities received through such distributions. SPI Energy also has no obligation to take any other action to permit the distribution of ADSs, ordinary shares, rights or anything else to holders of ADSs. This means that you may not receive distributions we make on the ordinary shares of SPI Energy or any value for them if it is illegal or impractical for us to make them available to you. These restrictions may cause a material decline in the value of the ADSs.

Holders of ADSs have fewer rights than shareholders and must act through the depositary to exercise those rights.

As a holder of ADSs upon consummation of the Redomicile Merger, you will not be treated as one of the shareholders of SPI Energy and you will not have shareholder rights. Instead, the depositary will be treated as the holder of the shares underlying your ADSs. However, you may exercise some of the shareholders’ rights through the depositary, and you will have the right to withdraw the shares underlying your ADSs from the deposit facility.

Holders of ADSs may only exercise the voting rights with respect to the underlying ordinary shares in accordance with the provisions of the deposit agreement. Under the amended and restated memorandum and articles of association that will become effective immediately upon completion of the Redomicile Merger, the minimum notice period required to convene a general meeting is 14 clear days. When a general meeting is convened, you may not receive sufficient notice of a shareholders’ meeting to permit you to withdraw your ordinary shares to allow you to cast your vote with respect to any specific matter. In addition, the depositary and its agents may not be able to send voting instructions to you or carry out your voting instructions in a timely manner. SPI Energy plans to make all reasonable efforts to cause the depositary to extend voting rights to you in a timely manner, but we cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your ADSs. Furthermore, the depositary and its agents will not be responsible for any failure to carry out any instructions to vote, for the manner in which any vote is cast or for the effect of any such vote. As a result, you may not be able to exercise your right to vote and you may lack recourse if your ADSs are not voted as you requested. In addition, in your capacity as an ADS holder, you will not be able to call a shareholder meeting.

The depositary for ADSs will give SPI Energy a discretionary proxy to vote SPI Energy’s ordinary shares underlying your ADSs if you do not vote at shareholders’ meetings, except in limited circumstances, which could adversely affect your interests.

Under the deposit agreement for your ADSs, the depositary will give SPI Energy a discretionary proxy to vote SPI Energy’s ordinary shares underlying your ADSs at shareholders’ meetings if you do not give voting instructions to the depositary, unless: (i) SPI Energy does not wish a proxy given, (ii) substantial opposition exists or (iii) the matter materially and adversely affects the rights of SPI Energy’s shareholders.

The effect of this discretionary proxy is that, if you fail to give voting instructions to the depositary, you cannot prevent SPI Energy’s ordinary shares underlying your ADSs from being voted, absent the situations described above, and it may make it more difficult for shareholders to influence SPI Energy’s management.

You may be subject to limitations on transfers of your ADSs.

Your ADSs are transferable on the books of the depositary. However, the depositary may close its transfer books at any time or from time to time when it deems expedient in connection with the performance of its duties. In addition, the depositary may refuse to deliver, transfer or register transfers of ADSs generally when SPI Energy’s books or the books of the depositary are closed, or at any time if SPI Energy or the depositary deem it advisable to do so because of any requirement of law or of any government or government body, or under any provision of the deposit agreement, or for any other reason.

SOLICITATION OF WRITTEN CONSENTS

Purpose of the Consent Solicitation

You are being asked to consent to approve the Merger Agreement and thereby approve the Redomicile Merger. The Company’s board of directors has approved and declared advisable the Merger Agreement and the transactions contemplated by the Merger Agreement and has determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Redomicile Merger, are in the best interests of the Company and its shareholders. The Company’s board of directors recommends that you consent to the Merger Agreement and thereby approve the Redomicile Merger and the other transactions contemplated by the Merger Agreement.

Record Date

The Company’s board of directors has set September 29, 2015 as the record date for determining the Company’s shareholders entitled to sign and deliver written consents with respect to the Merger Agreement.

Shareholders of the Company Entitled To Written Consent

Only the Company’s shareholders of record as of the close of business on the record date are entitled to sign and deliver Written Consents with respect to the Merger Agreement. As of the close of business on the record date, there were [●] shares of the Company’s common stock outstanding and entitled to sign and deliver Written Consents with respect to the Merger Agreement. Each share of the Company’s common stock is entitled to one vote. You are urged to return a completed, dated and signed Written Consent by 12:00 noon, [●] time, on [●], 2015.

Written Consents; Written Consents Required

Written consents from holders owning a majority of the outstanding shares of the Company’s common stock entitled to vote are required to adopt the Merger Agreement and adoption of Memorandum and Articles of Association.

Submission of Consents

You may consent to the approval of the Merger Agreement and Memorandum and Articles of Association with respect to your shares of the Company’s common stock by completing, dating and signing the Written Consent enclosed with this consent solicitation statement/prospectus and returning it in the self-address envelope to:

Computershare Investor Services

P. O. Box #43102

Providence, RI 02940-5068

You may also consent to the approval of the Merger Agreement and Memorandum and Articles of Association by using the Internet or telephone by the following:

CONSENT BY INTERNET

Consent by Internet

• Go to www.investorvote.com/SOPW

• Or scan the QR code with your smartphone

• Follow the steps outlined on the secure website

Shares Held Through Broker, Bank or Nominee:

Internet: www.proxyvote.com

24 hours a day/7 days a week

Through 1:00 am Central Time, October         , 2015

INSTRUCTIONS:

Read this Consent Solicitation Statement/Prospectus.

Go to the applicable website listed above.

Have your notice of internet availability of consent materials, proxy card or voting instruction card in hand (including the control number specified on that notice or card) and follow the instructions.

VOTE BY TELEPHONE

Call toll free 1-800-652-VOTE (8683) within the USA, US territories &

Canada on a touch tone telephone

• Follow the instructions provided by the recorded message

Shares Held of Record:

1-800-652-VOTE (8683)

Shares Held Through Broker, Bank or Nominee:

1-800-579-1639

Toll-free 24 hours a day/7 days a week

Through 1:00 am Central Time, October         , 2015

INSTRUCTIONS:

Read this Consent Solicitation Statement/Prospectus.

Call the applicable toll-free number above.

Have your Consent Solicitation Statement/Prospectus materials, proxy card or voting instruction card in hand (including the control number specified on that notice or card) and follow the instructions.

The Company’s board of directors has set 12:00 noon, [●], on [●], 2015 as the date for the receipt of Written Consents. The Company reserves the right to extend the final date for the receipt of Written Consents beyond [●], 2015 in its sole discretion. Any such extension may be made without notice to the Company’s shareholders. Once a sufficient number of Written Consents to adopt and approve the Merger Agreement and the Memorandum and Articles of Association have been received, the Consent Solicitation will conclude.

Executing Consents; Revocation of Consents

You may execute a Written Consent to approve the Merger Agreement and adoption of the Memorandum and Articles of Association of SPI Energy Co., Ltd. If you do not return your Written Consent, it will have the same effect as a vote against the Merger Agreement and adoption of the Memorandum and Articles of Association. If you are a record holder of shares of the Company’s common stock and you return a signed written consent without indicating your decision on the Merger Agreement and adoption of the Memorandum and Articles of Association, you will have consented to adopt and approve the Merger Agreement and adoption of the Memorandum and Articles of Association even though you did not indicate your decision.

If you are a record holder of shares of the Company’s common stock as of the close of business on the Record Date, you may change or revoke your Written Consent at any time prior to the Expiration Date (or, if earlier, before Written Consents of a sufficient number of shares to approve the Merger Agreement and adoption of the Memorandum and Articles of Association have been received by the Company). If you wish to change or revoke your Written Consent before that time, you may do so by delivering a notice of revocation by:

•	Contacting Computershare Investor Services by email using proxyvote@computershare.com or fax to (818) 502-0674; or

•	Making a timely and valid later Internet or telephone vote, as the case may be, if you have previously voted on the Internet or by telephone. If you are the beneficial owner of shares held in street name, you may change your vote by submitting new voting instructions to your broker, bank or other nominee in a timely manner.

Solicitation of Consents; Expenses

The expense of preparing, printing and mailing this consent solicitation statement/prospectus is being borne by the Company. Directors, officers and employees of the Company may solicit consents by telephone and personally, in addition to solicitation by mail. These persons will receive their regular salaries but no special compensation for soliciting consents.

PROPOSAL 1

ADOPTION OF THE MERGER AGREEMENT

The Merger Agreement

The following includes a brief summary of the material provisions of the Merger Agreement, a copy of which is attached as Annex A and incorporated by reference into this consent solicitation statement/prospectus. We encourage you to read the Merger Agreement in its entirety for a more complete description of the Redomicile Merger. In the event of any discrepancy between the terms of the Merger Agreement and the following summary, the Merger Agreement will control.

Introduction

The Merger Agreement you are being asked to adopt and approve provides for a Redomicile Merger that would result in each ten (10) shares of common stock of the Company acquired prior to the time when the registration statement of which this consent solicitation statement/prospectus is a part of becomes effective being converted into the right to receive one ADS representing ten (10) ordinary shares in the capital of SPI Energy, an exempted company incorporated under the laws of the Cayman Islands. Ordinary shares of SPI Energy will be issued to holders of issued and outstanding share of the Company’s common stock that are acquired after the time when the registration statement of which this consent solicitation statement/prospectus is a part of becomes effective. Under the Merger Agreement, the Company will merge with and into SPI Merger Sub, a wholly owned subsidiary of SPI Energy, which itself is currently a wholly owned subsidiary of the Company, SPI Merger Sub surviving the Redomicile Merger as a wholly owned subsidiary of SPI Energy and subsequently changing its name to Solar Power, Inc. If the Merger Agreement is adopted by the shareholders, we anticipate that the Redomicile Merger will become effective during the fourth quarter 2015. Following the Redomicile Merger, SPI Energy, together with its subsidiaries, will own and continue to conduct our business in substantially the same manner as is currently being conducted by the Company and its subsidiaries. Immediately following the Redomicile Merger, you will own an interest in SPI Energy, which will be managed by substantially the same board of directors and executive officers that managed the Company immediately prior to the Redomicile Merger. Additionally, the consolidated assets and employees of SPI Energy will be the same as those of the Company immediately prior to the Redomicile Merger.

The Parties to the Redomicile Merger

Solar Power, Inc. The Company is a global provider of photovoltaics (PV) solutions for business, residential, government and utility customers and investors. The Company provides a full spectrum of EPC services to third party project developers, as well as develops, owns and operates solar projects that sell electricity to the grid in multiple countries, including China, the U.S., the U.K., Panama, Greece, Japan and Italy. In early 2015, www.solarbao.com, primarily targeting customers residing in China and a first of its kind online energy e-commerce and investment platform, was launched. This platform enables individual and institutional investors to purchase PV based investments and enables retail customers to purchase solar kits should they plan on building DG projects. This platform is intended to create a network connecting investors keen on the solar industry and developers. See “Business of Solar Power, Inc.”

SPI Energy Co., Ltd. SPI Energy Co., Ltd. is a newly formed exempted company incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of the Company. An “exempted” company under the laws of the Cayman Islands is one which receives such registration as a result of satisfying the Registrar of Companies in the Cayman Islands that it conducts its operations mainly outside of the Cayman Islands and is as a result exempted from complying with certain provisions of the Companies Law, such as the general requirement to file an annual return of its shareholders with the Registrar of Companies, and is permitted flexibility in certain matters, such as the ability to register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands. SPI Energy does not have a significant amount of assets or liabilities and has not engaged in any business since its formation other than activities associated with its anticipated participation in the Redomicile Merger. As mentioned above, following the Redomicile Merger, SPI Energy, together with its subsidiaries, will own and continue to conduct our business in substantially the same manner as is currently being conducted by the Company and its subsidiaries.

SPI Merger Sub, Inc. SPI Merger Sub is a newly formed Delaware corporation and a wholly owned subsidiary of SPI Energy. SPI Merger Sub does not have a significant amount of assets or liabilities and has not engaged in any business since its formation other than activities associated with its anticipated participation in the Redomicile Merger.

The principal executive offices of each of the Company, SPI Energy and SPI Merger Sub are located at 7F/B Block, 1st Building, Jinqi Plaza, No. 2145 Jinshajiang Road, Putuo District, Shanghai, China; Telephone: +86 021-80129001; Facsimile: +86 021-80129002. SPI also has an office located at 3500 Douglas Blvd., Suite 240, Roseville, CA 95661-3888; Telephone: (916) 770-8100.

Background and Reasons for the Redomicile Merger

We believe the Redomicile Merger, which would change our place of incorporation from the United States to the Cayman Islands, is consistent with our international corporate strategy and would allow us to reduce operational, administrative, legal and accounting costs over the long term.

Our international corporate strategy has been focused on major developing economies such as China, other parts of Asia and Europe. Our corporate objective has been to enhance our position in key infrastructure products with attractive growth potential in selective geographic markets. To achieve this goal, our strategy has been focused on our core strengths and aligned with favorable long term market trends relating to China, the U.K., Panama, Greece, Japan and Italy.

Based upon the foregoing, in January 2015, we announced that we will move our headquarters to Shanghai, China, and we undertook an initiative to transition certain key functions, including our headquarters and finance, to China in order to eliminate functional duplication and reduce operating expenses. We also recently experienced significant changes in our management and our board of directors and, currently, substantially all of our executive team and members of our board of directors reside outside the United States. The recent changes in the composition of our management and board of directors further support our reasons for moving our headquarters and our place of incorporation outside the United States.

We currently have very limited operations in the United States and we believe there is no particular business reason to remain a company incorporated, and to maintain key corporate functions, in the United States. We believe that by reincorporating to a jurisdiction outside the United States, we will be able to qualify as a “foreign private issuer” under the rules and regulations of the SEC and thereby reduce our operational, administrative, legal and accounting costs. We have chosen to reorganize under the laws of the Cayman Islands because of its political and economic stability, effective judicial system, absence of exchange control or currency restrictions and availability of professional and support services. We also believe that being incorporated in the Cayman Islands could provide us with additional flexibility to pursue listings on international stock exchanges, such as the HKEx, should we desire to do so in the future.

As noted, following the completion of the Redomicile Merger, SPI Energy is expected to qualify as a “foreign private issuer” under the rules and regulations of the SEC and we expect that the reduced reporting obligations associated with being a foreign private issuer will reduce operational, administrative, legal and accounting costs in the long term. SPI Energy will remain subject to the mandates of the Sarbanes-Oxley Act. As a foreign private issuer, SPI Energy also will be exempt from certain rules under the Exchange Act that would otherwise apply if SPI Energy were a company incorporated in the United States or did not meet the other conditions to qualify as a foreign private issuer. For example:

•	SPI Energy may include in its SEC filings financial statements prepared in accordance with U.S. GAAP or with IFRS as issued by the IASB without reconciliation to U.S. GAAP;

•	SPI Energy will not be required to provide as many Exchange Act reports, or as frequently or as promptly, as U.S. companies with securities registered under the Exchange Act. For example, SPI

Energy will not be required to file current reports on Form 8-K within four business days from the occurrence of specific material events. Instead, SPI Energy will need to promptly furnish reports on Form 6-K any information that SPI Energy (a) makes or is required to make public under the laws of the Cayman Islands, (b) files or is required to file under the rules of any stock exchange, or (c) otherwise distributes or is required to distribute to its shareholders. Unlike Form 8-K, there is no precise deadline by which Form 6-K must be furnished. In addition, SPI Energy will not be required to file its annual report on Form 10-K, which may be due as soon as 60 days after its fiscal year end. As a foreign private issuer, SPI Energy will be required to file an annual report on Form 20-F within four months after its fiscal year end;

•	SPI Energy will not be required to provide the same level of disclosure on certain issues, such as executive compensation;

•	SPI Energy will not be required to conduct advisory votes on executive compensation;

•	SPI Energy will be exempt from filing quarterly reports under the Exchange Act with the SEC;

•	SPI Energy will not be subject to the requirement to comply with Regulation FD, which imposes certain restrictions on the selected disclosure of material information;

•	SPI Energy will not be required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; and

•	SPI Energy will not be required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

SPI Energy expects to take advantage of these exemptions if the Redomicile Merger is effected. Accordingly, after the completion of the Redomicile Merger, if you hold SPI Energy securities, you may receive less information about SPI Energy and its business than you currently receive with respect to SPI and be afforded less protection under the U.S. federal securities laws than you are entitled to currently.

Additionally, as a foreign private issuer, SPI Energy will be permitted to follow corporate governance practices in accordance with Cayman Islands laws in lieu of certain exchange corporate governance standards, such as the following NASDAQ corporate governance standards requiring that:

•	the majority of the board of directors be comprised of independent directors;

•	executive compensation be determined by independent directors or a committee of independent directors;

•	director nominees be selected, or recommended for selection by the board of directors, by independent directors or a committee of independent directors;

•	an audit committee be comprised of at least three members, each of whom is an independent director and one of whom has finance and accounting experience; and

•	all related party transactions be reviewed by the audit committee or another independent body of the board of directors.

Maples and Calder, our Cayman Islands counsel, has advised us that there are no comparable Cayman Islands laws related to the above corporate governance standards.

Concurrent with the process of the Redomicile Merger and thereafter, it is the intent of SPI Energy to list the ADSs on the Nasdaq Capital Market.

We believe the Redomicile Merger and the related reorganization will enhance shareholder value. However, we cannot predict what impact, if any, the Redomicile Merger and reorganization will have in the long term in light of the fact that the achievement of our objectives depends on many things, including, among other things, future laws and regulations, as well as the development of our business.

For a discussion of the risk factors associated with the Redomicile Merger and reorganization, please see the section entitled “Risk Factors and Caution Regarding Forward-Looking Statements-Risks Relating to the Redomicile Merger and Reorganization.”

There are certain disadvantages that accompany reorganizing in the Cayman Islands, including:

•	The Cayman Islands has a different body of securities laws and corporate laws as compared to the United States and may provide significantly less protection to investors;

•	Cayman Islands companies may not have standing to sue before the federal courts of the United States; and

•	SPI Energy’s constitutional documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between it and our officers, directors and shareholders be arbitrated.

SPI Energy’s corporate affairs are governed by SPI Energy’s memorandum and articles of association, as amended and restated from time to time, the Companies Law and the common law of the Cayman Islands. The rights of shareholders to take action against the directors and officers of SPI Energy, actions by minority shareholders and the fiduciary duties of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands, as well as from English common law, which has persuasive, but not binding, authority on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors, although clearly established under Cayman Islands law, are not specifically prescribed in statute or a particular document in the same way that they are in certain statutes or judicial precedent in some jurisdictions in the United States.

Additionally, a significant portion of our operations are conducted in the PRC, and a significant portion of our assets are located in the PRC. After the Redomicile Merger, substantially all of SPI Energy’s directors and all of its executive officers will continue to reside outside of the United States, and all or a substantial portion of such persons’ assets are or may be located outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon SPI Energy or such persons, or to enforce against them in courts of the United States, Cayman Islands or PRC, judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

The Redomicile Merger

The steps that have been taken to date, and that will be taken, to complete the Redomicile Merger are:

•	The Company has formed SPI Energy, with the Company holding one ordinary share issued by SPI Energy.

•	SPI Energy, in turn, has formed SPI Merger Sub and holds 100 shares of common stock of SPI Merger Sub.

•

Following the receipt of Written Consents adopting and approving the Merger Agreement and related transaction including the Redomicile Merger, and after waiting for the requisite period to determine which shareholders, if any, have exercised their dissenters’ rights, (i) the Company will merge with and into SPI Merger Sub, with SPI Merger Sub surviving and changing its name to Solar Power, Inc., and (ii) each ten (10) shares of the Company’s common stock acquired prior to the time when the registration statement of which this consent solicitation statement/prospectus is a part of becomes effective will be converted into the right to receive one ADS representing ten (10) ordinary shares in the capital of SPI Energy, which ordinary shares will be issued by SPI Energy as part of the Redomicile Merger. Ordinary shares of SPI Energy will be issued to holders of issued and outstanding share of the Company’s common stock that are acquired after the time when the registration statement of which this consent solicitation statement/prospectus is a part of becomes effective. No fraction of an ADS shall be issued by virtue of the Redomicile Merger, but in lieu thereof each holder of shares of SPI common stock who would otherwise be entitled to a fraction of an ADS in connection with the Redomicile Merger shall receive from The Bank of New York Mellon, as the exchange agent, the net proceeds the exchange agent will receive from sale of the aggregate of those fractional ADSs.

•	SPI Energy will repurchase and cancel the one ordinary share issued to the Company prior to the Redomicile Merger and all SPI common stock will be cancelled.

•	As a result, SPI Merger Sub, upon completion of the Redomicile Merger, will remain as a wholly owned subsidiary of SPI Energy.

Immediately prior to the Effective Time, all existing equity compensation plans of the Company, as may be amended, will be adopted and assumed by SPI Energy. Each outstanding option and other equity award issued under our equity compensation plans for the purchase or receipt of, or payment based on, each share of the Company’s common stock will represent the right to purchase or receive, or receive payment based on, one ordinary share in the capital of SPI Energy on substantially the same terms.

Additionally, at the Effective Time, SPI Energy will adopt and assume the obligations of the Company under or with respect to certain contracts or agreements as described in the Merger Agreement. The contracts and agreements will become the obligations of SPI Energy and will be performed in the same manner and without interruption until the same are amended or otherwise lawfully altered or terminated.

The Merger Agreement may be amended, modified or supplemented at any time before or after it is adopted by the shareholders of the Company. However, after adoption by the shareholders, no amendment, modification or supplement may be made or effected that requires further approval by the Company’s shareholders without obtaining that approval.

Possible Abandonment

Pursuant to the Merger Agreement, the board of directors of the Company may exercise its discretion to terminate, including but not limited to shareholders owning more than 1.0% of the outstanding shares exercise their dissenters’ rights, the Merger Agreement, and therefore abandon the Redomicile Merger, at any time prior to the Effective Time, including after the adoption of the Merger Agreement by the Company’s shareholders. Please see the section entitled “Risk Factors and Caution Regarding Forward-Looking Statements—Risks Relating to the Redomicile Merger and Reorganization—Our Board of Directors may choose to defer or abandon the Redomicile Merger.”

Additional Agreements

SPI Energy expects to enter into indemnification agreements with those directors, executive officers and other officers and employees (including officers and employees of its subsidiaries) who currently have indemnification agreements with the Company. The SPI Energy indemnification agreements will be substantially similar to the Company’s existing indemnification agreements and will generally require that SPI Energy indemnify and hold an indemnitee harmless to the fullest extent permitted by law for liabilities arising out of the indemnitee’s current or past association with SPI Energy, any subsidiary of SPI Energy or another entity where he or she is or was serving at SPI Energy’s request as a director or officer or in a similar capacity that involves services with respect to any employee benefit plan.

The indemnification agreements also provide for the advancement of defense expenses by SPI Energy. Please also see the section entitled “Comparison of Rights under California and Cayman Islands Law—Indemnification of Directors and Officers” for a description of indemnification of directors and officers under Cayman Islands law and SPI Energy’s memorandum and articles of association.

Conditions to Completion of the Redomicile Merger

The following conditions must be satisfied or waived, if allowed by law, to complete the Redomicile Merger and reorganization:

•	the Merger Agreement has been adopted by the requisite vote of shareholders of the Company;

•	none of the parties to the Merger Agreement is subject to any decree, order or injunction that prohibits the consummation of the Redomicile Merger;

•	the registration statement of which this consent solicitation statement/prospectus is a part of has been declared effective by the SEC and no stop order is in effect;

•	all material consents and authorizations of, filings or registrations with, and notices to, any governmental or regulatory authority required of the Company, SPI Energy or their subsidiaries to consummate the Redomicile Merger have been obtained or made;

•	the representations and warranties of the parties to the Merger Agreement set forth in the Merger Agreement are true and correct in all material respects, and the covenants of the parties set forth in the Merger Agreement (other than those to be performed after the Effective Time) have been performed in all material respects; and

•	holders exercising their dissenters’ rights own no more than 1.0% of our outstanding shares of common stock.

Our board of directors currently does not anticipate any circumstances in which it would waive the conditions listed above; however, in the event it determines that a waiver of any such conditions is in the best interests of the Company and our shareholders and that such change to the terms of the Redomicile Merger does not make the disclosure provided to our shareholders materially misleading (for example, if a representation in the Merger Agreement is not true but there is otherwise no harm to the Company or our shareholders), our board of directors will not resolicit written consents to approve the Merger Agreement. If a waiver of any condition listed above would make the disclosure provided to our shareholders materially misleading, our board of directors will resolicit shareholder written consent to approve the Redomicile Merger. Additionally, our board of directors reserves the right to defer or abandon the Redomicile Merger as well for the reasons described under “Risk Factors and Caution Regarding Forward-Looking Statements-Risks Relating to the Redomicile Merger and Reorganization-Our Board of Directors may choose to defer or abandon the Redomicile Merger.”

Stock Compensation and Benefit Plans and Programs

As part of the Redomicile Merger, SPI Energy has agreed to assume all of the Company’s rights and obligations under the Company’s 2006 Equity Incentive Plan. Plans that provide benefits to employees of subsidiaries of the Company will, upon being assumed by SPI Energy, continue to provide benefits to such employees consistent with the current manner. For those plans that currently provide for the issuance of the Company common stock, following the Redomicile Merger, SPI Energy ordinary shares will be issued, with no anticipated increase to our “overhang,” which we define for this purpose as the total number of shares required to be issued pursuant to the exercise of options and/or other equity awards outstanding and assumed by SPI Energy in connection with the Redomicile Merger or shares otherwise available for issuance under our equity compensation plans assumed by SPI Energy. Except as described below, all rights to purchase or receive, or receive payment based on, each share of the Company’s common stock arising under our equity compensation plans will entitle the holder to purchase or receive, or receive payment based on, as applicable, one SPI Energy ordinary share.

Warrants, Convertible Debentures or Convertible Securities

In addition, as part of the Redomicile Merger, SPI Energy has agreed to assume all of the Company’s rights and obligations of any warrants, convertible debentures or other convertible securities that may convert into the

Company’s common stock. All rights to purchase or receive, or receive payment based on, each share of the Company’s common stock arising under our warrants, convertible debentures or other convertible securities will entitle the holder thereof to purchase or receive, or receive payment based on, as applicable, one SPI Energy ordinary share.

Effective Time

Provided that we have obtained the requisite Written Consents, we anticipate that the Redomicile Merger will become effective during the fourth quarter 2015. Our board of directors will have the right, however, to defer or abandon the Redomicile Merger at any time if it concludes that completion of the Redomicile Merger would not be in the best interests of the Company or our shareholders.

Management of SPI Energy

Immediately prior to the Effective Time, the directors and officers of the Company at such time will be elected or appointed as the directors and officers of SPI Energy (to the extent the directors and officers of SPI Energy and the Company are not already identical), each such person to have the same office(s) with SPI Energy (and the same class designations and committee memberships in the case of directors) as he or she held with the Company, with the directors to serve until they are removed from office by an ordinary resolution of the SPI Energy shareholders or by a resolution of the board of directors of SPI Energy.

Recommendation and Required Vote

The consent of the holders of a majority of the outstanding shares of the Company’s common stock entitled to vote is required to approve and adopt the Merger Agreement. Our board of directors believes that the Redomicile Merger, to be effected by the Merger Agreement, is advisable and in the best interests of the Company and our shareholders.

ACCORDINGLY, OUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE REDOMICILE MERGER AND THE MERGER AGREEMENT. THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS APPROVE THE ADOPTION OF THE MERGER AGREEMENT BY WRITTEN CONSENT.

Regulatory Approvals

The only governmental or regulatory approvals or actions that are required to complete the Redomicile Merger are compliance with U.S. federal and state securities laws and California and Delaware corporate law (including the filing with the Secretary of State of the State of Delaware of a certificate of merger).

Rights of Dissenting Shareholder

The following is a summary of Chapter 13 of the California General Corporate Law (CGCL), which sets forth the procedures for the Company’s shareholders to dissent from the Redomicile Merger and to demand statutory dissenters’ rights under the CGCL, including a brief description of the procedures to be followed if a holder of the Company’s common stock desires to exercise dissenters’ rights. The record holders of the Company’s common stock who have perfected their dissenters’ rights in accordance with Chapter 13 of the CGCL and have not withdrawn their demands or otherwise lost their rights to exercise their dissenters’ rights with respect to the Redomicile Merger are referred to herein as “Dissenting Shareholders,” and the shares of the Company’s common stock with respect to which they exercise dissenters’ rights are referred to herein as “Dissenting Shares.” This summary does not purport to be a complete statement of the provisions of California law relating to the rights of the Company’s shareholders to an appraisal of the value of their shares and is qualified in its entirety by reference to Chapter 13 of the CGCL, the full text of which is attached as Annex C hereto. Please note that failure to follow the procedures required by the CGCL could result in the loss of dissenters’ rights.

If the Merger Agreement is approved by the required vote of the Company’s shareholders and is not abandoned or terminated, holders of the Company’s common stock who did not approve the Redomicile Merger may, by complying with Sections 1300 through 1313 of the CGCL, be entitled to dissenters’ rights as described herein and receive cash for the fair market value of their Dissenting Shares.

Dissenting Shareholders must satisfy each of the following requirements to qualify as Dissenting Shares under California law:

•	the Dissenting Shares must have been outstanding on the Record Date;

•	the shareholder must not have voted in favor of the Merger Agreement and any Written Consent submitted must have been marked to be either voted “Against” or “Abstain.” If shareholder returns a signed Written Consent without voting instructions or with instructions to vote “FOR” the Merger Agreement, his or her shares were automatically voted in favor of the Merger Agreement and they have lost their dissenters’ rights;

•	the Dissenting Shareholder must make a written demand that the Company repurchase the Dissenting Shares at fair market value (as described below); and

•	the Dissenting Shareholder must submit the Dissenting Shares certificates for endorsement (as described below).

Refusal to approve the Merger Agreement by written consent does not in and of itself constitute a demand for appraisal under California law.

Pursuant to Sections 1300 through 1313 of the CGCL, holders of Dissenting Shares may require the Company to repurchase their Dissenting Shares at a price equal to the fair market value of such shares which shall be determined as of, and immediately prior to, the first announcement of the terms of the proposed Redomicile Merger, excluding any appreciation or depreciation in consequence of the proposed Redomicile Merger, as adjusted for any stock split, reverse stock split or stock dividend that becomes effective thereafter.

Within ten days following approval of the Merger Agreement by the Company shareholders, the Company will mail a dissenters’ notice to each person who did not vote or abstained from voting in favor of or voted against the Merger Agreement. The Company dissenters’ notice must contain the following:

•	notice of the approval of the Merger Agreement;

•	a statement of the price determined by the Company to represent the fair market value of Dissenting Shares (which shall constitute an offer by SPI to purchase such Dissenting Shares at a stated price unless such shares lose their status as “Dissenting Shares” under Section 1309 of the CGCL);

•	a brief description of the procedures for Dissenting Shareholders to exercise their rights; and

•	a copy of Sections 1300 through 1304 of Chapter 13 of the CGCL.

Within 30 days after the date on which the dissenters’ notice was mailed by the Company to each person who did not vote or abstained from voting in favor of, or voted against, the Merger Agreement, a Dissenting Shareholder must:

•	demand that the Company repurchase such shareholder’s Dissenting Shares;

•	include in that demand the number and class of Dissenting Shares held of record that the Dissenting Shareholder demands that the Company purchase;

•	state that the Dissenting Shareholder is demanding purchase of the shares and payment of their fair market value. The statement of fair market value constitutes an offer by the Dissenting Shareholder to sell the Dissenting Shares at such price within such 30-day period; and

•	submit to the Company certificates representing any Dissenting Shares that the Dissenting Shareholder demands SPI purchase, so that such Dissenting Shares may either be stamped or endorsed with the statement that the shares are Dissenting Shares or exchanged for certificates of appropriate denomination so stamped or endorsed. The demand statement and the Company’s certificates should be delivered to:

7F/B Block, 1st Building, Jinqi Plaza

No. 2145 Jinshajiang Road, Putuo District

Shanghai, P.R. China

Attention: Corporate Secretary

If upon the Dissenting Shareholder’s surrender of the certificates representing the Dissenting Shares, the Company and a Dissenting Shareholder agree upon the price to be paid for the Dissenting Shares and agree that such shares are Dissenting Shares, then the agreed price is required by law to be paid (with interest thereon at the legal rate on judgments from the date of the agreement) to the Dissenting Shareholder within the later of 30 days after the date of such agreement or 30 days after any statutory or contractual conditions to the completion of the Redomicile Merger are satisfied.

If the Company and a Dissenting Shareholder disagree as to the price for such Dissenting Shares or disagree as to whether such shares are entitled to be classified as Dissenting Shares, such Dissenting Shareholder has the right to bring an action in California Superior Court of the proper county, within six months after the date on which the notice of the shareholders’ approval of the Redomicile Merger is mailed, to resolve such dispute. In such action, the court will determine whether the shares of the Company’s common stock held by such shareholder are Dissenting Shares or as to the fair market value of the holder’s shares, or both, or may intervene in any action pending on such a complaint. If the complaint is not filed or intervention in a pending action is not made within the specified six-month period, the dissenters’ rights are lost.

In determining the fair market value of the Dissenting Shares, the court may appoint one or more impartial appraisers to make the determination. Within a time fixed by the court, the appraiser, or a majority of them, will make and file a report with the court. If the appraisers cannot determine the fair market value within ten days of their appointment, or within a longer time determined by the court, or the court does not confirm their report, then the court will determine the fair market value. The costs of the appraisal action, including reasonable compensation to the appraisers appointed by the court, will be allocated between the Company and Dissenting Shareholder as the court deems equitable. However, if the appraisal of the fair market value of the Company shares exceeds the price offered by the Company in the notice of approval, then the Company shall pay the costs. If the fair market value of the shares awarded by the court exceeds 125.0% of the price offered by SPI, then the court may in its discretion impose additional costs on the Company, including attorneys’ fees, fees of expert witnesses and interest.

Shareholders considering whether to exercise dissenters’ rights should consider that the fair market value of their Company common stock determined under Chapter 13 of the CGCL could be more than, the same as or less than the value of SPI Energy ordinary shares to be paid in connection with the Redomicile Merger, as set forth in the Merger Agreement. Also, the Company reserves the right to assert in any appraisal proceedings that, for purposes thereof, the fair market value of the Company common stock is less than the value of the SPI Energy ordinary shares to be issued and paid in connection with the Redomicile Merger, as set forth in the Merger Agreement.

Strict compliance with certain technical prerequisites is required to exercise dissenters’ rights. Shareholders wishing to exercise dissenters’ rights should consult with their own legal counsel in connection with compliance with Chapter 13 of the CGCL. Any shareholder who fails to comply with the requirements of Chapter 13 of the CGCL, attached as Annex C to this consent solicitation statement/prospectus, will forfeit the right to exercise dissenters’ rights and will, instead, receive SPI Energy ordinary shares to be issued and paid in connection with the Redomicile Merger, as set forth in the Merger Agreement.

Shareholders should be aware that California law provides, among other things, that a Dissenting Shareholder may not withdraw the demand for payment of the fair market value of Dissenting Shares unless the Company consents to such request for withdrawal.

IN VIEW OF THE COMPLEXITY OF THE PROVISIONS OF CALIFORNIA LAW RELATING TO DISSENTERS’ RIGHTS, ALL SHAREHOLDERS THAT WISH TO EXERCISE DISSENTERS’ RIGHTS OR THAT WISH TO PRESERVE THEIR RIGHT TO DO SO SHOULD CAREFULLY REVIEW CHAPTER 13 OF THE CALIFORNIA CORPORATIONS CODE, BECAUSE FAILURE TO COMPLY WITH THE PROCEDURES SET FORTH THEREIN WILL RESULT IN THE LOSS OF SUCH RIGHTS. THOSE WISHING TO DISSENT SHOULD CONSULT WITH THEIR OWN LEGAL COUNSEL IN CONNECTION WITH COMPLIANCE UNDER CHAPTER 13.

Ownership in SPI Energy

Each ten (10) shares of the Company’s common stock registered in your name or which you beneficially own through your broker acquired prior to the time when the registration statement of which this consent solicitation statement/prospectus is a part of becomes effective will be converted into the right to receive one ADS representing ten (10) ordinary shares in the capital of SPI Energy and such ordinary shares will be registered in the depositary’s name in SPI Energy’s register of members upon completion of the Redomicile Merger, without any further action on your part. Ordinary shares of SPI Energy will be issued to holders of issued and outstanding share of the Company’s common stock that are acquired after the time when the registration statement of which this consent solicitation statement/prospectus is a part of becomes effective. Upon completion of the Redomicile Merger, only registered shareholders reflected in SPI Energy’s register of members will have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distributions upon SPI Energy ordinary shares registered in their respective names. Any attempted transfer of the Company’s stock prior to the Redomicile Merger that is not properly documented and reflected in the stock records maintained by the Company’s transfer agent as of immediately prior to the Effective Time will not be reflected in SPI Energy’s register of members upon completion of the Redomicile Merger. Registered holders of ADSs representing SPI Energy’s ordinary shares seeking to transfer those ADSs following the Redomicile Merger will be required to provide customary transfer documents required by the depositary to complete the transfer.

If you hold the Company’s common stock in an account with a broker or other securities intermediary, you will receive delivery of ADSs in your account with that same broker or securities intermediary without any action on your part. If you hold the Company’s common stock in certificated form, you may exchange your stock certificates for new ADSs in uncertificated form representing SPI Energy ordinary shares following the Redomicile Merger. We will request that all Company stock certificates be returned to our exchange agent following the Redomicile Merger. Soon after the closing of the Redomicile Merger, you will be sent a letter of transmittal from our exchange agent. It is expected that, prior to the Effective Time, The Bank of New York Mellon will be appointed as our exchange agent for the Redomicile Merger. The letter of transmittal will contain instructions explaining the procedure for surrendering your stock certificates of the Company for ADSs in uncertificated form representing SPI Energy ordinary shares. YOU SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED WRITTEN CONSENT.

SPI Energy’s current transfer agent is MaplesFS which will continue to serve as the transfer agent for SPI Energy ordinary shares after the Effective Time.

Accounting Treatment of the Redomicile Merger

The Redomicile Merger will be accounted for as a legal reorganization with no change in ultimate ownership interest immediately before and after the transaction. Accordingly, no business combination has occurred and all assets and liabilities will be recorded at historical cost as an exchange between entities under common control.

Taxation

The following discussion of the material Cayman Islands, People’s Republic of China and United States federal income tax consequences is based upon laws and relevant interpretations thereof effective as of the date of this consent solicitation statement/prospectus, all of which are subject to change, possibly with retroactive effect. This discussion does not deal with all possible tax consequences relating to the Redomicile Merger or otherwise, such as the tax consequences under state and local and tax laws.

Cayman Islands Taxation

The Cayman Islands government (or any other taxing authority in the Cayman Islands) currently does not levy taxes on individuals or corporations based upon profits, income, gains or appreciation, and there is no taxation in the Cayman Islands in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to SPI Energy levied by the government of the Cayman Islands except for stamp duty which may be applicable on instruments executed in, or brought within the jurisdiction of the Cayman Islands. No stamp duties or other similar taxes or charges are payable under the laws of the Cayman Islands in respect of the execution or delivery of any of the documents relating the proposed Redomicile Merger or the performance or enforcement of any of them, unless they are executed in or thereafter brought within the jurisdiction of the Cayman Islands for enforcement purposes or otherwise. We do not intend that any documents relating to the proposed Redomicile Merger be executed in or brought within the jurisdiction of the Cayman Islands. There are no exchange control regulations or currency restrictions in the Cayman Islands.

People’s Republic of China Taxation

Under the Corporate Income Tax Law of the People’s Republic of China (the “CIT Law”) and its implementation rules, both effective on January 1, 2008, all domestic and foreign investment companies will be subject to a uniform enterprise income tax at the rate of 25% and dividends from PRC enterprises to their foreign shareholders will be subject to a withholding tax at a rate of 10% if the foreign investors are considered as non-resident enterprises without any establishment or place within the PRC or if the dividends payable have no connection with the establishment or place of the foreign investors within the PRC, unless any such foreign investor’s jurisdiction of incorporation has a tax treaty with the PRC that provides for a lower withholding tax rate. In accordance with Caishui (2008) No. 1 issued by the Ministry of Finance, or MOF, and SAT on February 22, 2008, the accumulative undistributed profits of foreign investment companies generated before January 1, 2008, and distributed to foreign investors after year 2008, shall be exempt from withholding tax.

The CIT Law has introduced the concept of “resident enterprises” and corresponding tax liability on resident enterprises’ worldwide income, whilst “non-resident enterprises” without any place or establishment in the PRC are required to pay 10% income tax on their passive incomes from sources within China only. A resident enterprise refers to an enterprise that (i) was established/incorporated within the PRC, or (ii) was established/ incorporated under the laws of a foreign jurisdiction but has its “de facto management body” in the PRC. A non-resident enterprise refers to an enterprise which was established/incorporated under the laws of a foreign jurisdiction and does not have its “de facto management body” in the PRC, but has an establishment or place in the PRC, or has China-sourced income even though it does not have any establishment or place in the PRC.

Under the implementation rules of the CIT Law, “de facto management body” is defined as an organization that has material and overall management and control over the business, personnel, accounts and properties of an enterprise. In April 2009, the SAT issued a Notice on Issues Relating to Determination of PRC-Controlled Offshore Enterprises as PRC Resident Enterprises Based on “De Facto Management Body” Test, or SAT Circular No. 82, under which, an offshore enterprise controlled by a PRC enterprise or a PRC enterprise group will be characterized as a “resident enterprise” due to the fact that its “de facto management body” is located within the PRC, if all of the following conditions are met at the same time: (i) the senior management personnel responsible for its daily operations and the place where the senior management departments discharge their responsibilities are located primarily in the PRC, (ii) its finance and human resources related decisions are made by or are subject to the approval of institutions or personnel located in the PRC, (iii) its major assets, books and records, company seals and minutes of its board of directors and shareholder meetings are located or kept in the PRC, and (iv) senior management personnel or 50% or more of the members of its board of directors with voting power of the enterprise reside in the PRC. SAT Circular No. 82 further specifies that the principle of “substance over form” shall be adopted in determining whether the “de facto management body” is located within China.

We currently are not treated as a PRC resident enterprise by the Chinese tax authority and as a result, we have not withheld PRC income taxes from our foreign investors and as a non-resident enterprise, we are subject to PRC withholding tax if we receive dividends directly from our PRC subsidiaries paid by them using funds out of their profits generated on and after January 1, 2008.

Nevertheless, a significant portion of our operations are currently based in the PRC and are likely to remain based in the PRC after the Redomicile Merger. Moreover, a significant portion of our management team, who are in charge of finance and human resources related decisions, will perform their duties mainly in the PRC, and over 50% of our board members habitually reside in the PRC. Our main properties, accounting books and records, company seals and minutes of board meetings are maintained in China.

However, the rules regarding the determination of the “de facto management body” are relatively new and whether such rules may apply to us is unclear. Due to lack of further written clarification by the SAT, there is still a uncertainty around the interpretation of each of the four conditions as specified in SAT Circular No. 82 and the principle of “substance over form” and the implementation of SAT Circular No. 82 by Chinese tax authorities in practice. It also remains unclear what percentage of shares of an offshore enterprise must be held by a PRC entity or group in order for the offshore enterprise to be deemed as an offshore enterprise controlled by a PRC enterprise or a PRC enterprise group, and whether shares held by PRC resident individuals are counted pursuant to SAT Circular No. 82.

Due to the lack of clear guidance on the determination of our tax residency under the CIT Law, it remains unclear whether the PRC tax authorities will treat us as a PRC resident enterprise either before or after the Redomicile Merger or what effect, if any, the Redomicile Merger will have on the determination. As a result, we cannot express an opinion as to the likelihood that we will be subject to the tax applicable to resident enterprises or non-resident enterprises under the CIT Law. If SPI Energy is treated as a PRC resident enterprise, it will be subject to PRC tax on its worldwide income at the 25% uniform tax rate, but the dividends distributed from its subsidiaries that are or deemed to be PRC resident enterprises should be tax-exempt income. In addition, if SPI Energy is considered a PRC resident enterprise, the dividends paid by it to the non-PRC shareholders may be regarded as income from sources within the PRC pursuant to SAT Circular No. 82, and therefore the non-PRC institutional shareholders may be subject to a 10% withholding tax, and the non-PRC individual shareholders may be subject to a 20% withholding tax unless they are able to claim a lower tax rate pursuant to applicable tax treaties.

Furthermore, if SPI Energy is treated as a PRC resident enterprise, there is a possibility that the capital gains realized by its non-PRC shareholders from the transfer of their shares may be regarded as income from sources within the PRC for PRC tax purposes. If such capital gains are taxed in China, the applicable income tax rate would be 10% for non-PRC institutional shareholders, and 20% for non-PRC individual shareholders. If the non-PRC shareholders are U.S. residents that are eligible for PRC-US Tax Treaty benefits, whether capital gains should be taxed in China is unclear.

Pursuant to Paragraph 5 of Article 12 of the PRC-US Tax Treaty, gains from the alienation of shares of a company which is a PRC resident other than those mentioned in paragraph 4 (which refers to shares of a company the property of which consists principally of real property in the PRC) and representing a participation of at least 25% may be taxed in China. Paragraph 6 of Article 12 of the PRC-US Tax Treaty further specifies that “[G]ains derived by a resident of a Contracting State from the alienation of any property other than that referred to in paragraphs 1 through 5 and arising in the other Contracting State may be taxed in that other Contracting State.” By virtue of this provision, the capital gains realized by U.S. residents may be taxed in the PRC if the capital gains are considered as “arising in” the PRC. Under the CIT Law and its implementing rules, the capital gains from transfer of shares may be considered as “arising in” the PRC if the enterprise whose shares are transferred is “located in” China. If SPI Energy is considered a PRC resident enterprise, and if the Chinese tax authorities take the position that a PRC resident enterprise is deemed to be located in China, the capital gains realized by the U.S. residents from transfer of their shares may be taxed in the PRC depending on how the PRC-US Tax Treaty is interpreted and implemented by the Chinese tax authorities.

Panamanian Tax Considerations

The following is a summary of material Panamanian tax consequences of the Redomicile Merger and of the ownership and disposition of SPI Energy ordinary shares after the Redomicile Merger, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon statutes, regulations, rulings and opinions as in effect on the date hereof. This summary does not address all aspects of Panamanian taxation that may be relevant in light of particular circumstances.

Tax Consequences of the Redomicile Merger

The Redomicile Merger would not be a taxable event in Panama.

Certain Panamanian Income Tax Considerations

Panama’s income tax regime is based on the principle of territoriality, under which only income deemed to arise from sources within Panama is subject to taxation. Therefore, income derived by corporations or individuals which is not deemed to be from a Panamanian source is not subject to income tax in Panama. In general terms, income earned from business or commercial activities performed in Panama as well as from investments within Panama is considered Panama source income, irrespective of where the income is received.

Panama’s corporate income tax rate is 25% on the entity’s net taxable income (total income minus exempt income and/or non-taxable income, foreign source income, and deductible costs and expenses).

However, the Tax Code provides for an alternative income tax calculation (“CAIR”) for entities earning annual taxable income over US$1,500,000.00. For such entities, the corporate income tax must be calculated by applying the corporate income tax rate of 25% over the highest of:

a.	Net taxable income (total income minus exempt income and/or non-taxable income, foreign source income, and deductible costs and expenses);

b.	4.67% of the total taxable income.

Taxation of Distributions

Distributions paid by SPI Energy would not be subject to taxation in Panama.

Only dividend payments made by a company established in Panama that generates Panama source income or has a commercial license in Panama are subject to a dividend tax. Such distributions are subject to a dividend tax withholding at a rate of 10%, if the earnings distributed are derived from taxable income, and at a rate of 5% if the earnings arose out of foreign source income, export-related income and certain exempted income. On the other hand, the dividend tax withholding is 20%, in all cases, if the dividend is paid to holders of bearer shares. Dividends so distributed are not subject to further taxes in Panama and, therefore, the recipient does not report or pay additional income tax in Panama on such income.

Taxation of Dispositions

The sale or other disposition of the shares of SPI Energy would be subject to taxation in Panama to the extent SPI Energy has obtained Panama source income or owns real property in Panama, directly or through a subsidiary.

Capital gains derived from the direct or indirect transfer of shares of a legal entity that has obtained Panama source income or owns real property in Panama is subject to income tax in Panama at a rate of 10%. However, the buyer is required by law to withhold 5% of the total consideration paid to the seller and to pay the withheld amount to the Tax Authority within 10 business days following the date of payment of the purchase price, as an advance payment on the seller’s capital gains tax.

The 5% withholding applied and paid by the buyer is in fact an “advance” on the capital gains tax due by the seller. However, the Panama’s taxation rules allows the seller to consider such payment as its definite and final capital gains tax due. If the 10% on the capital gain is higher than the 5% on the purchase price, the seller does not have the obligation to pay the difference to the Tax Authority. On the other hand, in the event the 5% withholding exceeded 10% of the capital gain actually realized on the sale, the seller has the option to file a sworn declaration before the Tax Authority claiming either a tax credit or a refund for the amounts paid in excess.

Stamp and Other Taxes

There are no other stamp or transfer taxes applicable to the Redomicile Merger payable in Panama. Notwithstanding the foregoing, documents related to the Redomicile Merger will become subject to stamp taxes in Panama, if and when submitted as evidence before any court or other governmental authority in Panama, at a rate of US$0.10 for each US$100.00 of the face value of the obligations stated therein.

Tax Treaties

There is currently no tax treaty for the avoidance of double taxation between the Cayman Islands and Panama or between the United States and Panama. There is, however, a tax information exchange agreement in force between the United States and Panama.

Greek Taxation

According to the Greek Tax Code legislation (N.4172 / 2013), profits made by legal persons and legal entities are subject to annual “Income tax of legal persons and legal entities.”

Profit from business is considered the total revenue from the business transactions net of corporate expenses, depreciation and provisions for bad debts. Revenue from business transactions include income from the sale of assets of the company, together with the proceeds of liquidation, such as those arising during the tax year. These profits are taxed at 26%.

Based on the tax return submitted by the legal person or legal entity as an advance is certified, an amount equal to 80% of the tax attributable to the income of the elapsed fiscal year is subject to such income tax. This is reduced by 50% for the new legal entities in the first three years of their declaration of commencement of business.

Additionally, the following payments by any legal person or legal entity doing business and having their residence in Greece are subject to withholding tax at the following rates:

a.	Dividends (10%)

b.	Interest (15%)

c.	Royalties (20%).

If double tax treaties are in place with lower tax rates, withholding tax will be paid according to the lower rates.

Regardless of the foregoing, no tax is payable from dividends and similar payments paid to related legal entities, provided that:

a.	The related party holds at least 10% of the company (in the case of dividends) or 25% (in the case of interest and royalties),

b.	The minimum shareholding percentage is held for at least 24 months, and

c.	The receiving legal entity:

i.	is included in the types listed in Annex I, Part A of the Directive 2011/96/EC (société anonyme, società per azioni, Aktiengesellschaft etc.) and

ii.	is tax resident of a State/Member of the European Union.

If a taxpayer that is resident for tax purposes in Greece, distributes dividends, interest or royalties paid to a legal person who has not attained the 24 months of holding the minimum percentage ownership of shares or participation, but otherwise satisfies the other conditions, the entity liable for tax that is resident in Greece may temporarily refrain from paying the withholding tax if they deposit bank guarantee to the Tax Administration.

Italian Taxation

The following is a general abstract summary of certain material income tax rules applicable in Italy to Italian resident corporations based on Italian tax laws in force at the date hereof as well as the material Italian tax consequences of the Redomicile Merger and of the ownership of SPI Energy ordinary shares after the Redomicile Merger. The following is not intended to be an exhaustive analysis of all the tax aspects of the Italian taxation regulations and is a general description not specifically referred to the tax position of Solar Power, Inc.’s subsidiaries and assets located in Italy. The summary below is based on Italian laws currently in force, which are subject to any change occurring after the date hereof, which could be made on a retroactive basis.

Taxation of companies (S.p.A. and S.r.l.)

Italian resident corporations are generally subject to corporate income tax (IRES) and to regional tax on productive activities (IRAP).

The currently applicable IRES rate is 27.5%, which generally applies to Italian companies on their worldwide income. IRES is governed by the Income Tax Code (Testo Unico delle imposte sui redditi) introduced by Presidential Decree 917 of December 22, 1986 as subsequently amended (hereinafter, “TUIR”).

Costs and expenses may generally be deducted on an accrual basis for IRES purposes to the extent that they pertain to the business activity carried on by the company, subject to specific limitations.

Non-Italian resident corporations are subject to income tax in Italy only on any Italian-sourced income. Business income derived by non-Italian companies is subject to IRES in Italy to the extent that the non-residents carry on their activity through an Italian permanent establishment.

Regional Tax on productive activities (IRAP)

The standard IRAP rate is 3.9%. Regional authorities may decrease or increase this rate up to one percentage point. For IRAP purposes, the taxable base consists of the net value of production generated in each region of Italy, to be determined according to different criteria depending on the sector of activity of the company. Apart for certain exceptions, no deduction or limited deduction is generally granted for IRAP purposes for interest expenses, labor costs and bad debts. IRAP is regulated by Legislative Decree 446 of December 15, 1997, as subsequently amended.

Group consolidated tax

The parent company, either resident in Italy or abroad in certain jurisdictions and subject to the satisfaction of certain criteria, controlling a group of Italian resident companies is entitled to opt for the domestic tax consolidation regime, under which a single IRES taxable base may be determined in the hands of the parent company for all the group entities.

Based on a scheme of legislative decree approved by the Government on April 20, 2015 and currently under examination before the Parliamentary Committees, the currently applicable tax consolidation regime may undergo material changes.

Other relevant corporate tax issues

The Italian tax legislation provides for an anti-avoidance rule aiming at tackling the abusive use of corporate structures (so-called “dummy” companies), imposing a tax on corporations on a “deemed minimum income”, to the extent that the total turnover of the relevant tax year, is lower than the amount resulting from the application of certain percentages to their business assets. The deemed minimum income is subject to IRES at the increased rate of 38%.

Taxation of non-Italian resident companies

Under the Italian domestic legislation, non-Italian resident corporations are subject to income tax in Italy only on Italian-sourced income, including capital gains on the transfer of participations in Italian companies, except for the participations in listed companies not exceeding 5% of capital or 2% of voting rights.

Dividends

Dividends paid by Italian resident companies to non-Italian resident companies without a permanent establishment in Italy to which the shares are effectively connected are generally subject to a 26% withholding or substitute tax, subject to reduction under the applicable treaty previsions and beneficial treatments under certain conditions.

Material tax consequences of Redomicile Merger

The Redomicile Merger would not be a taxable event in Italy to extent that, according to its governing law, it triggers the universal succession of SPI Merger Sub, Inc. in all rights and liabilities of Solar Power, Inc., consistently with what happens under the Italian civil law.

U.K. TAXATION

Corporation Tax on profits

Corporations are subject to Corporation Tax, or U.K. CT, in relation to both corporate income and corporate capital gains. However, U.K. corporation tax is only chargeable if a company is either resident in the U.K. for tax purposes or carries on a trade in the U.K. through a permanent establishment.

There are no indications that we may come within any of the tests for U.K. corporate residence. However, as a non-resident company, where we carry on a trade in the U.K. through a U.K. permanent establishment, we will be chargeable to U.K. CT on our profits, wherever they arise to the extent that the profits are attributable to the U.K. permanent establishment. Some of the business activities carried on by us, were these to continue to be carried out by SPI Energy after the Redomicile Merger, may constitute a U.K. permanent establishment. Further it is likely that we may be deemed to be “trading in” the U.K. through such a permanent establishment. The relevant profits chargeable would include trading income arising directly or indirectly through or from the permanent establishment and income from property or rights used by, or held by or for, the permanent establishment.

Against the liability for U.K. CT arising from the permanent establishment, deductions may be made for expenses incurred for its purposes, such as administrative expenses.

To the extent that any profits of ours are not to be attributable to the permanent establishment, we will still, generally, be subject to income tax on income with a U.K. source with exception for certain types of investment income, dividends from U.K. resident companies and certain annual payments.

Where applicable, the U.K. CT rate from April 1, 2015 is 20%.

Diverted profits tax

With effect from April 1, 2015, the U.K. has introduced a Diverted Profits Tax, or DPT, at the rate of 25% on the amount of the deemed diverted profits. However, DPT is unlikely to arise where there is a taxable presence in the U.K. (for example, through a permanent establishment or U.K. subsidiaries) or arm’s length pricing is applied; or there is sufficient economic substance in the non-U.K. companies and transactions in the group. Given the likelihood that (i) our business activities may constitute trade through U.K. permanent establishment; that (ii) if a U.K. permanent establishment is deemed not to exist, non-resident parts of us will not carry out activities relating to supplies of goods, services, etc (including electricity) or that these activities (if carried out) relate to supplies amounting to less than 10,000,000 British Pounds; and (iii) such activities will neither lack economic substance nor avoid creating a U.K. permanent establishment, it is not expected that DPT would be enforced against our business activities.

Tax Consequences of Redomicile Merger

The Redomicile Merger is highly likely to be treated as a reorganization pursuant to Chapter 4 of Part II of the U.K. Taxation of Chargeable Gains Act 1992 in any U.K. judicial proceeding or non-judicial determination since each of the shareholders will be of continued identity and hold securities in the same proportions, as long as (in relation to any shareholder) such shareholder does not receive any consideration from any other shareholders or the company. Any U.K. tax on chargeable gains to the shareholders from the exchange of the securities in connection with the Redomicile Merger is thus going to be deferred to the eventual disposal of these securities.

A tax known as stamp duty may be applicable on instruments executed in or relating, wheresoever executed, to any property situate, or to any matter or thing done or to be done in any part of the U.K. No stamp duties or other similar taxes or charges are payable under the laws of the U.K. in respect of the execution or delivery of any of the documents relating the Redomicile Merger or the performance or enforcement of any of them, unless they are executed in the U.K. It is not intended that any documents relating the Redomicile Merger be executed or relate to any property or matter or thing to be done in the jurisdiction of the U.K.

Other Issues

A tax arrangement applies between the Cayman Islands and the U.K., a double taxation convention (as amended) between the U.S. and the U.S. and a taxation convention between Hong Kong and the U.K. are also in place and apply to us.

Non-residents have no U.K. tax liability on dividends from U.K. companies and thus no withholding on dividend income from any subsidiaries of ours ought to be expected. No tax deduction is allowed to the non-U.K. tax liability on the dividend of a resident of a territory outside the U.K. in respect of the dividend.

U.K. resident individual shareholders of our subsidiaries who receive overseas source dividend may be liable to U.K tax on such dividend, if such individual shareholders are treated as “higher rate” or “additional rate” taxpayers. In these situations, tax credit will be available under any relevant double taxation agreement, but only if the recipient owns less than 10% of the distributing company’s issued share capital.

Exchange and currency control

There are no exchange control regulations or currency restrictions in the U.K.

Japanese Tax Consideration

The following is a summary of material Japanese tax consequences of the Redomicile Merger and general information on taxation applicable to income earned by Japanese corporations and distribution of profits by Japanese corporations, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. Additionally, the following summary is based on that laws and regulations in effect as of the date hereof, and does not address all aspects of Japanese taxation that may be relevant in light of particular circumstances.

Tax Consequences of the Redomicile Merger

There are no court precedents or reliable laws and regulations that relate to the Redomicile Merger. Accordingly, it would be reasonable to consider the Redomicile Merger a non-taxable event in Japan.

Certain Japanese Income Tax Considerations

With regard to Japanese corporations, the Japanese income tax regime is based on the principle of worldwide taxation, under which all income earned by Japanese corporations established under Japanese law is subject to Japanese taxation with certain exceptions.

The rate of Japanese corporate income tax is 23.9% on the entity’s net taxable income (that is, total income minus exempt income and/or non-taxable income, foreign-sourced income, and deductible costs and expenses). The effective tax rate for a corporation in Tokyo with taxable income of 8 million Japanese Yen or more (which includes local corporation tax, enterprise tax and local inhabitant tax) is 33.10%.

Taxation of Distributions

The following is a summary of the principal Japanese tax consequences (limited to national taxes) on non-residents of Japan or non-Japanese corporations without a permanent establishment in Japan, or Non-Resident Holders, who hold shares of common stock in a non-listed Japanese corporation.

Generally, Non-Resident Holders are subject to Japanese withholding tax on dividends paid by non-listed Japanese corporations. Such Japanese corporations withhold taxes from dividends that they pay out, as required by Japanese law.

In the absence of an applicable tax treaty, convention or agreement reducing the maximum rate of Japanese withholding tax or allowing for exemption from Japanese withholding tax, the rate of Japanese withholding tax applicable to dividends paid by a non-listed Japanese corporation to Non-Resident Holders is generally 20.42% for dividends due and payable on or before December 31, 2037. Due to the imposition of a special additional withholding tax (of 2.1% of the original withholding tax amount) to finance reconstruction efforts pursuant to the Great East Japan Earthquake, the original withholding tax rate of 20% will effectively be increased to 20.42% until December 31, 2037.

Material United States Federal Income Tax Consequences Relating to the Redomicile Merger and the Ownership and Disposition of SPI Energy American Depositary Shares

The following is a summary of material U.S. federal income tax consequences of the Redomicile Merger and of the ownership and disposition of SPI Energy American Depositary Shares (“ADS”) after the Redomicile Merger, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. To the extent the discussion relates to matters of U.S. federal income tax law, and subject to the qualifications herein, it represents the opinion of Weintraub Tobin, a law corporation, our United States counsel. This summary is based upon the provisions of the Code, Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income or estate tax consequences different from those set forth below. We have not sought any ruling from the IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant in light of particular circumstances, nor does it address the U.S. federal income tax consequences to persons who are subject to special rules under U.S. federal income tax law, including:

•	banks, insurance companies or other financial institutions;

•	persons subject to the alternative minimum tax;

•	tax-exempt organizations;

•	controlled foreign corporations, passive foreign investment companies and corporations that accumulate earnings to avoid United States federal income tax;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	persons that own, or are deemed to own, more than five percent of our capital stock (except to the extent specifically set forth below);

•	holders who acquired our stock as compensation or pursuant to the exercise of a stock option;

•	persons who hold our common stock as a position in a hedging transaction, “straddle,” or other risk reduction transaction; or

•	persons who do not hold our common stock as a capital asset (within the meaning of Section 1221 of the Code).

In addition, unless expressly provided below, this discussion does not address any foreign, state, or local laws or U.S. federal estate and gift tax laws.

For purposes of this discussion, a U.S. holder is (i) an individual who is a citizen or resident of the United States for U.S. federal income tax purposes, (ii) a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States (or treated as such under applicable U.S. tax laws), any state thereof, or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income tax regardless of its source, or (iv) a trust if (a) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (b) it has a valid election in effect under applicable law and regulations to be treated as a U.S. person for U.S. federal income tax purposes. A non-U.S. holder is a holder that is not a U.S. holder.

In the case of a partnership or entity classified as a partnership for U.S. federal income tax purposes, the U.S. federal income tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. Partners of partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them of the Redomicile Merger or of the ownership and disposition of SPI Energy ADS.

Tax Consequences of the Redomicile Merger to the Company and SPI Energy

SPI Energy Will Be Treated As a U.S. Corporation

Pursuant to Section 7874 of the Code, SPI Energy will be treated as a U.S. corporation for all purposes under the Code because (i) after the Redomicile Merger, SPI Energy will have acquired substantially all of the properties held directly or indirectly by the Company, (ii) after the Redomicile Merger, SPI Energy will not have substantial business activities in the Cayman Islands, and (iii) the former holders of the Company’s common stock will hold, by reason of owning shares of SPI common stock, at least 80% or more of the SPI Energy ADSs. Because SPI Energy will be treated as a U.S. corporation for all purposes under the Code, SPI Energy cannot be treated as a “passive foreign investment company,” as such rules apply only to non-U.S. corporations for U.S. federal income tax purposes, regardless of whether it would otherwise meet the applicable income and asset tests.

Taxation of the Company and SPI Energy

We expect that neither the Company nor SPI Energy will incur U.S. income tax as a result of completion of the Redomicile Merger.

Tax Consequences of the Redomicile Merger to U.S. Holders and Reporting Requirements

U.S. holders will not recognize gain or loss for U.S. federal income tax purposes upon receipt ADS representing an interest in of SPI Energy ordinary shares in exchange for SPI common stock. The aggregate tax basis in the ADSs received in the Redomicile Merger will equal each such U.S. holder’s aggregate tax basis in the Company’s common stock surrendered. A U.S. holder’s holding period for the ADSs that are received in the Redomicile Merger generally will include such U.S. holder’s holding period for the common stock of the Company surrendered.

U.S. holders who owned at least 5% of the Company’s outstanding stock or the Company common stock with a basis of $1,000,000 or more for U.S. federal income tax purposes who receive ADSs as a result of the Redomicile Merger will be required to file with such U.S. holders’ U.S. federal income tax returns for the year in which the Redomicile Merger takes place a statement setting forth certain facts relating to the Redomicile Merger. Such statements must include the U.S. holders’ tax basis in, and fair market value of, the SPI common stock surrendered in the Redomicile Merger.

U.S. holders should note that the state income tax consequences of the Redomicile Merger depend on the tax laws of such state. It is possible that the Redomicile Merger may be taxable under the tax laws of some states, including, e.g., California. U.S. holders are urged to consult their own tax advisors as to specific tax consequences to them of the Redomicile Merger in light of their particular circumstances, including the applicability and effect of any state, local, or foreign tax laws and of changes in applicable tax laws.

Tax Consequences of the Ownership and Disposition of SPI Energy American Depositary Shares to U.S. Holders Distributions

SPI Energy does not currently anticipate paying distributions on its ordinary shares. In the event that distributions are paid, however, the gross amount of such distributions will be included in the gross income of the U.S. holder as dividend income on the date of receipt to the extent that the distribution is paid out of current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Such dividends will be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations. Dividends received by non-corporate U.S. holders, including individuals, may be subject to reduced rates of taxation under current law. A U.S. holder may be eligible to claim a foreign tax credit with respect to any PRC withholding tax imposed on dividends paid by us. However, the foreign tax credit rules are complex, and their application in connection with Section 7874 of the Code in the presence of the Agreement Between the Government of the United States of America and the Government of the People’s Republic of China for the Avoidance of Double Taxation and the Prevention of Tax Evasion with Respect to Taxes on Income, or the U.S.-PRC Tax Treaty, are not entirely clear at this time. U.S. holders should consult their own tax advisors with respect to any benefits they may be entitled to under the foreign tax credit rules and the U.S.-PRC Tax Treaty.

To the extent that dividends paid on our ordinary shares exceed current and accumulated earnings and profits, the distributions will be treated first as a tax-free return of tax basis on the SPI Energy ordinary shares, and to the extent that the amount of the distribution exceeds tax basis, the excess will be treated as capital gain.

Sale or Other Disposition

U.S. holders of ADSs will recognize taxable gain or loss on any sale, exchange, or other taxable disposition of ADSs equal to the difference between the amount realized for the ADSs and the U.S. holder’s tax basis in the ADSs. This gain or loss generally will be capital gain or loss. Non-corporate U.S. holders, including individuals, will be eligible for reduced tax rates if the ADSs have been held for more than one year. A U.S. holder’s holding period for ADSs should include such U.S. holder’s holding period for the SPI common stock surrendered in the Redomicile Merger. The deductibility of capital losses is subject to limitations. A U.S. holder may be eligible to claim a foreign tax credit with respect to any PRC withholding tax imposed on gain from the sale or other disposition of ADSs. However, the foreign tax credit rules are complex, and their application in connection with Section 7874 of the Code in the presence of the U.S.-PRC Tax Treaty are not entirely clear at this time. U.S. holders should consult their own tax advisors with respect to any benefits they may be entitled to under the foreign tax credit rules and the U.S.-PRC Tax Treaty.

Recent Legislation

Recent legislation requires certain U.S. holders who are individuals, trusts or estates to pay a 3.8% tax on, among other things, dividends on and capital gains from the sale or other disposition of shares of stock for taxable years beginning after December 31, 2012. U.S. holders should consult their own advisors regarding the effect, if any, of this legislation on their ownership and disposition of SPI Energy ordinary shares.

Tax Consequences of the Redomicile Merger to Non-U.S. Holders

The receipt of ADSs in exchange for the Company’s common stock will not be a taxable transaction to non-U.S. holders for U.S. federal income tax purposes.

Tax Consequences of the Ownership and Disposition of SPI Energy American Depositary Shares to Non-U.S. Holders

Distributions

SPI Energy does not currently anticipate paying distributions on its ordinary shares. In the event that distributions are paid, however, such distributions will constitute dividends for U.S. tax purposes to the extent paid out of current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent that dividends paid on ordinary shares exceed current and accumulated earnings and profits, the distributions will be treated first as a tax-free return of tax basis on the ADSs, and to the extent that the amount of the distribution exceeds tax basis, the excess will be treated as capital gain.

Any dividends paid to a non-U.S. holder by SPI Energy are treated as income derived from sources within the United States and generally will be subject to U.S. federal income tax withholding at a rate of 30% of the gross amount of the dividends, or at a lower rate provided by an applicable income tax treaty if non-U.S. holders provide proper certification of eligibility for the lower rate (usually on IRS Form W-8BEN). Dividends received by a non-U.S. holder that are effectively connected with such holder’s conduct of a U.S. trade or business (and, if an income tax treaty applies, such dividend is attributable to a permanent establishment maintained by the non-U.S. holder in the U.S.) are exempt from such withholding tax, provided that applicable certification requirements are satisfied. In such case, however, non-U.S. holders will be subject to U.S. federal income tax on such dividends, net of certain deductions, at the rates applicable to U.S. persons. In addition, corporate non-U.S. holders may be subject to an additional branch profits tax equal to 30% or such lower rate as may be specified by an applicable tax treaty on dividends received that are effectively connected with the conduct of a trade or business in the United States.

If non-U.S. holders are eligible for a reduced rate of U.S. withholding tax pursuant to an applicable income tax treaty, such non-U.S. holders may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Sale or Other Disposition

Any gain realized upon the sale or other disposition of ADSs generally will not be subject to U.S. federal income tax unless:

•	the gain is effectively connected with the conduct of a trade or business in the United States, and, if an income tax treaty applies, is attributable to a permanent establishment maintained by such holder in the U.S.;

•	the holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition, and certain other conditions are met; or

•	SPI Energy is or has been a “U.S. real property holding corporation,” or USRPHC, for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period during which the holder has held ADSs.

Non-U.S. holders whose gain is described in the first bullet point above will be subject to U.S. federal income tax on the gain derived from the sale, net of certain deductions, at the rates applicable to U.S. persons, within the meaning of the Code. Corporate non-U.S. holders whose gain is described in the first bullet point above may also be subject to the branch profits tax described above at a 30% rate or lower rate provided by an applicable income tax treaty. Individual non-U.S. holders described in the second bullet point above will be subject to a flat 30% U.S. federal income tax rate on the gain derived from the sale, which may be offset by U.S.-source capital losses, even though such non-U.S. holders are not considered to be residents of the United States.

A corporation will be a USRPHC if the fair market value of its U.S. real property interests equals or exceeds 50 percent of the aggregate of its real property interests (U.S. and non-U.S.) and its assets used or held for use in a trade or business. Because we do not currently own significant U.S. real property, we believe, but our U.S. counsel has not independently verified, that we are not currently and will not become a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, as long as our common stock is regularly traded on an established securities market, such common stock will be treated as U.S. real property interests only if you actually or constructively hold more than five percent of such regularly traded common stock at any time during the applicable period that is specified in the Code.

Backup Withholding and Information Reporting

Payments of dividends or of proceeds on the disposition of stock made to a holder of ADS shares may be subject to information reporting and backup withholding at a current rate of 28% unless such holder provides a correct taxpayer identification number on IRS Form W-9 (or other appropriate withholding form) or establishes an exemption from backup withholding, for example by properly certifying your non-U.S. status on a Form W-8BEN or another appropriate version of IRS Form W-8. Payments of dividends to holders must generally be reported annually to the IRS, along with the name and address of the holder and the amount of tax withheld, if any. A similar report is sent to the holder. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in the holder’s country of residence.

Backup withholding is not an additional tax; rather, the U.S. income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.

Recently Enacted Legislation Affecting Taxation of Our American Depositary Shares Held by or Through Foreign Entities

Recently enacted legislation generally will impose a U.S. federal withholding tax of 30% on dividends and the gross proceeds of a disposition of the ADS paid to a “foreign financial institution” (as specially defined under these rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners). The legislation also will generally impose a U.S. federal withholding tax of 30% on dividends and, commencing on January 1, 2017, on the gross proceeds of a disposition of the ADS paid to a non-financial foreign entity unless such entity provides the withholding agent with a certification identifying the direct and indirect U.S. owners of the entity. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. Prospective investors are encouraged to consult with their own tax advisors regarding the possible implications of this legislation on their investment in the ADS.

PROPOSAL 2

ADOPTION OF AMENDED AND RESTATED MEMORANDUM AND ARTICLES OF ASSOCIATION OF SPI ENERGY CO., LTD.

In connection with the Redomicile Merger, SPI Energy intends to adopt the proposed Amended and Restated Memorandum and Articles of Association (“Memorandum and Articles of Association”) attached hereto as Annex B upon the completion of the Redomicile Merger. The Memorandum and Articles of Association of SPI Energy, an exempted company formed under the laws of the Cayman Islands, contains certain provisions that are different than those under SPI’s Articles of Incorporation and California law.

Among the material differences of provisions of SPI Energy’s Memorandum and Articles of Association and Cayman Islands law and the Company’s Articles of Incorporation and Bylaws and California law are the following:

•	an amendment to SPI Energy’s Memorandum and Articles of Association or SPI Energy entering into certain corporate transactions including a merger requires approval by a special resolution of holders of SPI Energy’s ordinary shares representing not less than two-thirds of the votes cast at a general meeting by those Shareholders entitled to vote who are present in person or by proxy as compare to California law which, in general, requires approval by holders of SPI common stock representing a majority of the outstanding shares;

•	under the proposed SPI Energy’s Memorandum and Articles of Association, a meeting of shareholders may be held provided a quorum of holders representing at least one-third of the votes attaching to the issued and outstanding ordinary shares entitled to vote at general meetings, present in person or by proxy as compared to a quorum of holders owning a majority of the outstanding shares of common stock is present in person or by proxy under SPI Bylaws and California law; and

•	an increase in the number of SPI Energy’s authorized shares to 50,000,000,000 as compared to 1,000,000,000 under SPI’s Articles of Incorporation.

Because of these differences between SPI Energy’s Memorandum and Articles of Association under Cayman Islands law and SPI’s Articles and Bylaws and California law, SPI is separately seeking approval of SPI Energy’s Memorandum and Articles of Association. For more description of the differences between SPI Energy’s Memorandum and Articles of Association and Cayman Islands law and SPI Articles of Incorporation and Bylaws and California law, see Risk Factor—“Risks Relating to the Redomicile Merger and Reorganization” and “Comparison of Rights under California and Cayman Islands Law”.

SPI’s board of directors has evaluated these changes in corporate governance under SPI Energy’s proposed Memorandum and Articles of Association and Cayman Islands law and SPI’s Articles and Bylaws and California law in connection with the Redomicile Merger and believe that approval of SPI Energy’s proposed Memorandum and Articles of Association is in the best interest of our shareholders.

RECOMMENDATION OF THE BOARD

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE APPROVAL AND ADOPTION OF THE SPI ENERGY’S RESTATED MEMORANDUM AND ARTICLES OF ASSOCIATION.

The affirmative vote of the holders of a majority of the shares outstanding is required to approve Proposal 2.

The approval of Proposal 2 is conditioned upon the approval of the Redomicile Merger. If either Proposal 1 or 2 is not approved, the Redomicile Merger will not be effected.

BUSINESS OF SOLAR POWER, INC.

We are a global provider of PV solutions for business, residential, government and utility customers and investors. We provide a full spectrum of EPC services to third party project developers, as well as develop, own and operate solar projects that sell electricity to the grid in multiple countries, including China, the U.S., the U.K., Panama, Greece, Japan and Italy. Prior to 2014, we were primarily engaged in providing EPC services to developers in the U.S. We were also engaged in the development, manufacture and marketing of a variety of PV modules, the key components of solar parks that convert sunlight into electricity, and balance-of- system components, including our in-house brand. We have discontinued our manufacturing business and liquidated our research and development function. Starting from 2014, we expanded our full spectrum EPC service business to China, where we provided comprehensive and quality services to large solar projects. In addition, we commenced our global project development business by ramping up our portfolio of global solar projects, including projects that we plan to hold in the long term and derive electricity generation revenue from under our independent power producer model, or IPP model, and projects that we plan to sell in the future when we are presented with attractive opportunities under our build-and-transfer model, or BT model. We grow our project portfolio primarily through acquisitions and act as a secondary developer for the projects we acquire which are under construction or in pipeline at the time they are added to our portfolio. Solar projects in our current portfolio include projects at all stages of development, including projects in operation, projects under construction and projects in pipeline. See “—Our Global Solar Project Development Business—Our Solar Project Portfolio.”

For our EPC service business, the scope of our work encompasses engineering design procurement of technical components from PV module and panel manufacturers and contracting of construction and installation, which reaches both upstream and downstream along the spectrum of the solar business value chain. We rigorously manage our engineering design quality, procurement supply chain and construction contractors. This level of design and supply chain management as well as construction quality control enables us to design, build and deliver world-class solar system configurations with components that can work optimally together. Our value-engineered system approach allows us to meet system design requirements while delivering highly efficient electric power output with a lifetime of reliable performance. In 2014, we focused on large solar projects in China, where the projects are eligible to receive various forms of government incentives and have access to funding options, and where we enjoy relatively high margins with respect to our EPC service business compared to projects in other jurisdictions. We derived approximately 83.3% of revenue from our EPC service business in China with an average gross profit margin of 17.0% for the year ended December 31, 2014. We also provide a comprehensive set of long-term O&M services over the anticipated life of a solar project for third party developers, including performance monitoring, system reporting, preventative maintenance and full warranty support. We have incurred net losses since our inception. We incurred net losses of $32.2 million and $5.2 million in 2013 and 2014, respectively.

For our global project development business, as of June 30, 2015, we had completed a series of acquisitions, consisting of (i) 26.6 MW of projects in Greece, acquired in December 2014 for a total consideration of US$140.5 million of its fair value, (ii) 20.0 MW of projects in China, acquired in December 2014 for a total consideration of RMB190 million (US$30.6 million), (iii) 33.6 MW of projects in the U.S., acquired in various dates in 2014 for a total consideration of US$31.5 million, and (iv) 4.3 MW of projects in Italy, acquired in February 2015 for a total consideration of US$11.8 million of its fair value. The Greek, Chinese and Italian projects were already connected to the grid and the U.S. projects were still under construction when the acquisitions were completed. During the six-month period ended June 30, 2015, we completed the construction of four PV solar projects in the U.S. and one PV solar project in UK and sold them to third parties at the consideration of $5.9 million and $16.1 million, respectively, which have been recognized as revenue accordingly.

As of June 30, 2015, we had started construction of an aggregate of 24.1 MW of projects in the U.K., 38.2 MW of projects in Japan and 32.4 MW of projects in the U.S. under our BT model. We anticipate that these projects will be connected to the grid by December 31, 2016.

We had 2,701.6 MW of projects in announced pipeline as of June 30, 2015. See “—Our Global Project Development Business—Our Project Portfolio.” We expect to complete the acquisition of, or commence permitting processes for, our projects in announced pipeline as soon as practicable. We believe these new additions, combined with our existing project portfolio, demonstrate our broad geographic reach and established presence across key solar markets and mitigate country-specific risks.

As a market first innovation, in early 2015 www.solarbao.com, primarily targeting retail customers residing in China and a first-of-its-kind online energy e-commerce and investment platform, was launched. This platform enables individual and institutional investors to purchase PV-based investments and enables retail customers to purchase solar kits should they plan on building DG projects. Aside from being an independent revenue generating business, this e-commerce and investment platform is also being utilized by us as a financing channel for our DG projects. This platform is intended to create a network connecting investors keen on the solar industry and developers.

We raised a significant amount of cash for our working capital purposes from the issuance of shares of our common stock (“Shares”) and convertible notes in 2014 and 2015 to non-U.S. investors in private placements. In 2014 and 2015, we entered into various private placement share purchase agreements and option agreements with a number of non-U.S. investors and issued approximately 345.5 million unregistered Shares in reliance of Regulation S of the Securities Act, mostly at a per share purchase price benchmarked to the prevailing trading price of our Shares at the respective dates of these agreements, and raised an aggregate $218.9 million. We also raised $55.0 million of cash from issuing unregistered convertible notes to non-U.S. investors in reliance of Regulations S.

In December 2006, we became a public company through a reverse merger with Solar Power, Inc., then a Nevada corporation (formerly Welund Fund, Inc.). On March 31, 2011, LDK, a manufacturer of PV modules, obtained a controlling interest in Solar Power, Inc. through a significant investment that provided working capital and broader relationships to more aggressively pursue commercial and utility project opportunities globally. Prior to the expansion of our EPC service business and the commencement of our global project development business in 2014, LDK’s modules were used in a majority of the solar projects to which we provided EPC services; however, we maintained relationships with other module manufacturers for when circumstances required an alternative to LDK’s line of modules. See “Note 25—Related Party Transactions” to the to the Consolidated Financial Statements set forth under Item 8 herein for further discussion related to the accounts receivables and payables arising out of our historical dealings with LDK. Following the shifting of our strategic operational focus, we adopted a supplier-neutral approach for sourcing PV modules and panels for our acquired and independently developed projects in 2014 and 2015. Furthermore, consequent to the issuance of our Shares and convertible notes in private placements as described above, as of June 30, 2015, LDK beneficially owned 141,517,570 Shares or approximately 22.5% of our common stock, and is no longer our controlling shareholder.

Our Engineering, Procurement and Construction Service Business

Developing a PV system is a highly complex endeavor which requires technical expertise as well as process management and business skills. The engineers of a PV project must properly oversee the design and installation of the PV modules, racking and mounting systems, interconnection and balance-of-systems components, inverters, batteries and other electric and technical equipment that constitute a typical PV project and enables the project to generate electricity and interconnect with the local grid. As the engineer’s work is closely interrelated with the equipment installed in the project and the construction of the project itself, project developers generally contract out all three of these important tasks to a single EPC contractor who provides the engineering, procurement, and construction services that form the technical backbone of a successful PV power plant.

An EPC service provider generally plans, executes and manages the engineering design of a project, the procurement of required components and materials, and the construction of the project itself. Focused on the engineering and other technical aspects of the project, EPC services are distinguishable from the financial and regulatory aspects of developing a solar project generally handled by developers’ in-house teams. EPC work occupies a central position in the project development value chain, reaching both upstream to the procurement of equipment from PV module manufacturers and downstream to the contracting of construction and installation work. As a PV solution provider familiar with the entire PV development process, we are able to deliver sophisticated and specialized EPC solutions for PV project developers while also driving efficiencies up and down the value chain.

When providing EPC services to other developers, our expertise in the solar project development and manufacturing fields allows us to realize cooperative synergies and also exert leverage with third-party contractors that helps drive performance and create value for our customers. Our broad expertise can inform the overall development process, affording us a role in program management, project scheduling, quality management, and quality control of a project. Under this model we work closely and cooperatively with our customers and sub-contractors in successfully delivering completed solar projects, fostering and improving our existing relationships with established PV system developers, integrators and installers. Thus, our provision of EPC services is a critical contribution to projects in which we partner with project developers, a model we have historically executed in the U.S. and the U.K. and we continue to execute now.

We typically work with customers on-site to perform feasibility studies, manage deliveries and materials, and oversee design, installation, construction system start-up, testing, and grid connection. The size of the system is the primary determinant of EPC development timing, but for an average system in our experience the process takes three to six months. We use our in-house capabilities for engineering and procurement, which allows us to take advantage of our strong relationships with diverse supplier network for the provision of modules, racking systems, balance of system components and other items at competitive prices and terms. We generally outsource and oversee construction to specialized EPC construction sub-contractors.

We earn pre-agreed EPC service fees from our customers, who generally make milestone payments to us. In 2013 and 2014, we derived revenue of $39.3 million and $87.3 million, respectively, from the provision of our EPC services. Prior to 2014, our EPC work was primarily for customers in the U.S. In 2014, as a part of the commencement of our global project development business in the Chinese market, we began to undertake major EPC projects in certain parts of China. In 2014, we provided EPC services to three large Chinese projects having capacities of 21.0 MW, 30.0 MW, and 30.0 MW located in Jiangxi Province, Ningxia Autonomous Region, and Inner Mongolia Autonomous Region, respectively. Our three biggest EPC customers in 2014 were the respective owners of these three projects, all of which were regional developers in China.

Engineering Design

As a critical first step in the EPC process, engineering design involves the planning of the entire solar project, from feasibility studies of the land and irradiation levels to efficient arrangement of mounting, modules and connection systems. Our technical team takes responsibility over initial solar project engineering with support from third-party contractors. The engineering design process includes the site layout and the electrical design as well as assessment of a variety of factors to choose appropriate technologies for the project, particularly the modules and inverters. Through engineering design, we aim to reduce the risks, control the costs and improve the performance of our solar projects.

Procurement and Construction

In order to focus on our core downstream development and EPC service businesses, we no longer manufacture PV modules or produce other equipment such as controllers, inverters and balance of system components. Rather, we procure them from third-party manufacturers and install them in our PV systems as a part of our EPC business.

We procure PV modules and other key equipment for our project construction from independent suppliers and contract work to third-party EPC contractors in areas such as logistics, installation, construction and supervision. We believe this allows us to focus our resources on higher value-added tasks. We maintain an updated list of qualified and reliable global suppliers and local third-party contractors in the areas where we operate with a proven track record and with which we have established relationships.

We choose our suppliers and third-party EPC contractors through a competitive bidding process. The relevant departments of our headquarters organize and collect bids, communicate with bidders and coordinate with our regional development teams to meet local technical and legal requirements. This helps ensure we have a strong, reliable and experienced supplier and construction team working with us on every EPC project that we manage.

Procurement of PV Modules and Other Equipment

Our management team has strong relationships in the solar industry that enable a thorough understanding of component selection. We apply stringent quality assurance protocols when selecting components to ensure a long useful life and high compatibility with the solar project, local topography and local solar irradiation. We leverage our economies of scale and industry knowledge to obtain favorable prices, payment terms and warranty terms, thus delivering high project returns, reducing our working capital requirements and improving our liquidity.

The cost of PV modules, the primary equipment of our solar projects, typically takes up a substantial portion of the average total system costs. We procure our PV modules from a wide selection of suppliers including Hanwha Q CELLS Co., Ltd., CECEP Solar Energy Technology Co., Ltd., Znshine PV-tech Co., Ltd., Lightway Green New Energy Co., Ltd., and LDK, among others. Although we are no longer engaged in component manufacture, we believe that our strong historical experience in manufacturing upstream PV products provides us with insights into the upstream value chain and advantages in procuring PV system equipment in our EPC and downstream project development business.

We take into consideration technical specifications (such as size, type and power output), bid price, warranty and insurance programs, spectral response, performance in low light, nominal power tolerance levels, degradation rate, technical support and the reputation of the supplier when procuring project equipment. We typically require warranties in case of defects in materials or workmanship for duration of 10 years and a warranty for module capacity under normal testing conditions for a duration of 25 years (2-3% of capacity for the first year with a 0.5-0.8% linear degradation in capacity every year thereafter).

We are generally required to pay 100% of the purchase price within a period ranging from three months to six months after receipt, inspection and acceptance of the PV modules. We typically pay manufacturers deposits that represent 10% to 50% of the total purchase price.

Construction Contracting

When engaging as an EPC contractor, we generally outsource the construction of our PV power plants to third-party construction companies and closely monitor their execution of our designs. These companies are typically specialized EPC construction subcontractors. Our third-party contractors take contractual responsibility over construction. In executing construction oversight and management, we combine our hands-on experience in construction, installation and system integration to drive construction work, reduce construction risks, and realize overall project cost savings. Our construction oversight teams can conduct constructability reviews, provide construction support, contract administration and document control services, construction inspection, engineering support, instrumentation installation and monitoring, and on-site construction supervision and monitoring.

We utilize a number of metrics to manage and monitor the performance of the third-party contractors in terms of both quality and delivery time and to ensure compliance with applicable safety and other requirements. For instance, we may delegate representatives with relevant qualifications to review, supervise, organize and provide comments on the third-party contractor’s design, construction plan, construction guidelines, materials and documentations. We also conduct periodic inspections to examine project implementation and quality standards compared to our project planning and quality standards and prepare periodic reports for review and approval by the relevant departments in our corporate headquarters. If we identify any quality or progress issues which are attributable to the work of the third-party contractors, we will have further follow-up discussions with them and monitor their rectification work.

The third-party contractors are responsible for the quality of the project, and must maintain project-relevant insurance with us as a beneficiary. They must ensure the project complies with the related local safety, labor and environmental laws and regulations. We examine and keep records of the production-related safety documentation and insurance policies of our third-party contractors. All production-related tools and equipment used by our third-party contractors must be compliant with and certified by applicable regulatory standards. The contractors submit detailed quality assurance procedures and report on the progress, quality and safety of the project to us on a regular basis. The third-party contractors utilize a variety of measures to protect the location, including the transmission line, built facilities and infrastructure, from damage during the construction process.

We are generally entitled to compensation if the third-party contractors fail to meet the prescribed requirements and deadlines under their contracting agreements. We generally negotiate to pay our third-party contractors the remaining 5 or 10% of the contract price after the expiration of the quality warranty period, which generally lasts one to two years, or, if we pay the full contract price upon completion of the solar project, require the contractor to provide a bond in respect of the warranty obligations.

Commissioning and Warranties

We assess and evaluate our solar projects before completion. Upon completion of construction, we conduct commissioning tests prior to grid connection that include a detailed visual inspection of all significant aspects of the plant, an open circuit voltage test and a short circuit current test, and then a direct-current test after connecting to the grid. We focus commissioning tests on the quality of the construction and major equipment. These tests are conducted in order to ensure that the plant is structurally and electrically safe, and is sufficiently robust to operate as designed for the specified project lifetime.

After grid connection, we also conduct commissioning tests on electricity generation performance. As grid connection requires approval from power companies, post-grid connection commissioning tests also are conducted by local quality supervisors or third-parties approved by the power companies. In addition to the warranties provided by the manufacturers of modules and balance-of-system components, EPC contractors also typically provide a limited warranty against defects in workmanship, engineering design, and installation services under normal use and service conditions for a period of one to two years following the energizing of a section of a solar power plant or upon substantial completion of the entire solar power plant. In resolving claims under the workmanship, design and installation warranties, the new owner has the option of remedying the defect to the warranted level through repair, refurbishment, or replacement.

In April 2015, we entered into a share purchase agreement to acquire a rooftop EPC service provider in China. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Recent Acquisition Activities—Other Solar Businesses—All-Zip Acquisition.”

Our Global Project Development Business

We develop and sell or own and operate solar projects which sell electricity to the grid in multiple countries, including China, the U.S., the U.K., Panama, Greece, Japan and Italy. In 2014, we commenced our global project development business by ramping up our portfolio of global solar projects, including projects that we plan to hold in the long term and derive electricity generation revenue from under our IPP model, as well as projects which we plan to sell in the future when we are presented with attractive opportunities under our BT model. We grow our project portfolio primarily through acquisitions and our project acquisition strategy is based on rigorous market research and due diligence on the target project’s capacity, local energy demands, applicable tariff regime, supporting infrastructure, local government support and topography for construction in the case of projects under construction and projects in pipeline, and we consider financing options, internal rate of return, key technical components, grid connection agreements and power purchase agreements, or PPAs, as well as guarantees on performance for projects in all development stages. We act as secondary developer for the projects we acquire which are under construction or in pipeline at the time they are added to our portfolio. We plan to hold the projects from which we will derive electricity generation revenue for the long term, or to sell them in the future if we are presented with attractive opportunities.

As of June 30, 2015, we had completed a series of acquisitions consisting of 26.6 MW of projects in Greece, 20.0 MW of projects in China, 33.6 MW of projects in the U.S. and 4.3 MW of projects in Italy. The Greek, Chinese and Italian projects were already connected to the grid when the acquisitions were completed, while the U.S. projects were still under construction.

We had started construction of an aggregate of 24.1 MW of projects in the U.K., 38.2 MW of projects in Japan and 32.4 MW of projects in the U.S. as of June 30, 2015. We expect that all of these projects will be connected to the grid by December 31, 2016.

Aside from the completed acquisitions and commenced developments described above, we have also announced to acquire or develop a vast portfolio of projects. In October and November 2014, we entered into framework agreements to purchase a large portfolio of projects in China with an aggregate capacity of up to 668.5 MW from three large project developers, including a subsidiary of China Guodian Corporation, or Guodian, one of the five largest power producers in China and a state-owned enterprise. Once completed, these acquisitions as well as other projects we are developing will constitute significant additions to our global solar project portfolio. In October 2014, we entered into a cooperation framework agreement with Guodian to develop a total of 1.5 GW projects in China from 2015 to 2017. In March 2015, we entered into agreements with independent third parties with whom we will partner to develop and acquire a total of up to 237.8 MW of solar projects in the U.S. and Mexico and 108.0 MW of solar projects in Panama. In April 2015, SPI Solar Japan G.K., our wholly owned subsidiary, entered into a sale and purchase agreement with an independent third party to acquire the PV project companies which owned the development rights of approximately 30 MW of solar projects in Japan.

Most of our solar projects are subject to the FIT policies of the countries or regions where they operate. FIT refers to the national and local subsidies to solar power generation supported by the government. For the FIT terms of our projects, please refer to “—Our Solar Project Portfolio.”

Our Solar Project Portfolio

We expect our solar projects to have operational lives of 25 to 27 years. As of June 30, 2015, our solar project portfolio consisted of:

•	Projects in Operation—“Projects in operation” refers to projects connected to the grid and selling electricity. As of June 30, 2015, we had projects in operation with an attributable capacity of 50.9 MW in Greece, China and Italy, and these projects generated and sold 57.8 GWh of electricity in 2014.

•	Projects under Construction—“Projects under construction” refers to projects at the construction stage. We generally complete construction in three to six months after obtaining all the permits required for construction, if local climate and topographical conditions permit. We have 94.7 MW of projects under construction in the U.S., the U.K. and Japan as of June 30, 2015 and we expect substantially all of them to be connected to the grid by December 31, 2016.

•	Projects in Announced Pipeline—“Projects in announced pipeline” refers to projects that we have entered into definitive agreements to develop with a third party in which we expect to own a majority of the equity interest, and projects we have entered into definitive agreements to acquire.

The following summary sets forth our solar projects in operation, solar projects under construction and solar projects in announced pipeline as of the date of June 30, 2015.

Solar Projects in Operation*

Country	Project name	Gross capacity (MW)	Our equity holding	Attributable capacity (MW)	Ground/ Roof-top	Connection date	FIT terms
Greece	Sinsin Renewable Investment Limited	26.6	100%	26.6	Ground	February to October 2013	EUR0.14- 0.38/kWh[a]
China	Gonghe County Xinte Photovoltaic Co., Ltd.	20.0	100%	20.0	Ground	December 2013	RMB1.00/kWh[b]
Italy	CECEP Solar Energy (Luxembourg) Private Limited Company; Italsolar S.r.l.	4.3	100%	4.3	Ground and Roof- top	December 2009	EUR0.22- 0.35/kWh

	Total	50.9		50.9

a:	The PPA agreements did not fix the FIT. The FIT will be charged based on the relevant law in force in Greece. The current law in force is law 4254/2014. According the monthly FIT statements by the electricity supply bureau in Greece, the FIT range of the PV plants was EUR0.14~0.38/kWh in 2014.
b:	It is the government policy of Qinghai Province in China that the PV plants grid-connected at the end of 2013 are entitled with a total electricity price of RMB 1.0/kWh once approved by Development and Reform Committee of Qinghai Province, among which RMB 0.35/kWh is to be paid by State Grid Company directly as set out in the PPA agreement. The remaining part (RMB 0.65/kWh) will be paid as an additional tariff by central government through State Grid Company.

Solar Projects under Construction*

Country	Our equity holding	Number of solar projects	Attributable capacity (MW)	Ground/ Roof-top	Scheduled connection date	FIT terms
U.K.	100%	3	24.1	Ground	2015	N/A	[1]
Japan	100%	11	38.2	Ground and roof-top	2015-2016	N/A	[1]
U.S.	100%	38	32.4	Ground	2015-2016	N/A	[1]

Total		52	94.7

1.	Intended by us to be BT projects as of June 30, 2015, and may be held as our IPP projects upon completion of construction if we determine that the return of owning the projects and selling electricity is more attractive.

As of June 30, 2015, the total capital expenditure incurred for our solar projects under construction amounted to approximately $93.8 million and we expect to incur additional $88.0 million to compete these projects. As the total capital expenditure may be affected by various factors including, among others, increases in cost of key equipment and materials, failure to obtain sufficient financing, unexpected engineering or environmental issues as well as changes in regulatory requirements, the actual total capital expenditure may deviate significantly from such estimates. We expect to finance construction of these projects using cash from our operations and private placements, bank borrowings, financial leases as well as other third-party financing options.

Solar Projects in Announced Pipeline*

•	In October 2014, we entered into a definitive cooperation framework agreement with Guodian to develop a total of 1.5 GW of solar projects from 2015 to 2017 in China. We will provide financing and Guodian will provide assistance on the permitting process and EPC services to the projects. We expect to own an 80 to 100% equity interest in these projects. In October and November 2014, we also entered into definitive framework agreements to purchase a vast portfolio of projects of up to 668.5 MW in China from Guodian and other independent third parties. In addition, we have 117 MW of projects under construction in China for which we provided EPC services and that we expect to acquire as of the date of this consent solicitation statement/prospectus.

•	In March 2015, we entered into a definitive joint development agreement with an independent third party to set up a joint venture which we will own a 75% equity interest in and utilize as a platform to develop more than 50.0 MW of water surface floating solar projects in the U.S. and Mexico.

•	In March 2015, we also entered into a definitive joint development agreement with the owner of the Sacramento Kings, a sports team belonging to the preeminent National Basketball Association, to install approximately 180.0 MW of roof-top solar projects on the team’s entertainment and sports center located in Sacramento, California, U.S.

•	In March 2015, we entered into a definitive joint development agreement with an independent third party, with whom we will partner and develop a total of up to 108.0 MW of solar projects in Panama.

•	In March 2015, we entered into a definitive agreement with an independent third party to develop a total of 25.1 MW of projects in the U.K.

•	In March 2015, we entered into a definitive share purchase agreement to acquire a controlling equity interest in 7.8 MW of operating projects in the U.S and 4.5 MW of operating projects in Italy. Closing of the purchase is subject to our satisfactory due diligence results on the projects, among others.

•	In April 2015, we entered into a sale and purchase agreement to acquire 100% of the equity interest in approximately 30 MW of solar projects in Japan. The acquisition is subject to several customary closing conditions.

*	Our project portfolio excludes projects for which we provide EPC services but in which we do not own any equity interest or expect to acquire.

Featured Markets

•	China. We entered the Chinese market in 2014. As of June 30, 2015, we owned one solar project in operation with a total capacity of 20.0 MW, located in Qinghai Province, China. In 2014, that solar project received approximately 2,112 irradiation hours. We also had 2,285.5 MW of projects in announced pipeline. In China, all of the projects in our portfolio are eligible to receive FIT.

•	U.S. We have been present in the U.S. market since our incorporation. As of June 30, 2015, we had 32.4 MW of solar projects under construction as well as 237.8 MW of projects in announced pipeline. In the U.S., all the projects under construction in our portfolio are eligible to receive FIT.

•	U.K. We entered the U.K. market in 2014. As of June 30, 2015, we owned three solar projects under construction with a total capacity of 24.1 MW. We also had 25.1 MW of solar projects in announced pipeline. In the U.K., all of the projects in our portfolio are eligible for FIT.

•	Greece. We entered the Greek market in 2014. As of June 30, 2015, we owned eight solar projects in operation with a total capacity of 26.6 MW. In 2014, those solar projects generated 37.7 GWh of electricity. In Greece, all of the projects in our portfolio are eligible for FIT.

•	Panama. We entered the Panamanian market in 2015. As of June 30, 2015, we had 108.0 MW of projects in announced pipeline that we expect to complete construction in 2017.

•	Japan. We entered the Japanese market in 2014. We had 38.2 MW of solar projects under construction and 40.7 MW of projects in announced pipeline as of June 30, 2015. In Japan, all of our projects are eligible to receive FIT.

•	Italy. We entered the Italian market in 2015. We had 4.3 MW of solar projects in operation and 4.5 MW of projects in announced pipeline as of June 30, 2015. In Italy, all of our projects are eligible to receive FIT.

Acquisition of Solar Projects

We made significant acquisitions of solar projects in 2014. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations— Recent Acquisition Activities.” We may keep acquiring completed solar projects or other assets from independent third-parties which we believe will synergize with our existing operations and expansion strategies. A majority of our directors must approve such acquisitions.

Our board of directors has formulated a uniform standard for assessing target assets with respect to the acquisition of solar projects, and such standard may be adjusted based on our company’s business, financial condition and results of operations from time to time. Our board of directors considers the following criteria when assessing potential acquisitions, among others:

•	the internal rate of return of the project prior to leverage, taking into consideration of applicable FIT or PPA rate, and other applicable government incentives;

•	our ratio of debt-service coverage;

•	the solar irradiation hours of the project, after discounting for performance;

•	the use of financeable and reliable brands for and technical specifications of the key components, including modules, invertors, mounting systems, racks/tracking systems, and EPC integration services;

•	any performance guarantees required, as well as any compensation for failing to perform;

•	clear and trustworthy opinions from third-party professionals after detailed technical, financial, tax and legal due diligence; and

•	reasonable payment terms matching relevant milestones.

We rigorously conduct due diligence on our target projects before making the acquisitions and providing due considerations to the foregoing criteria. Upon the completion of the acquisitions, we either hold the projects in the long run or to sell them in the future at appropriate opportunities. For more information on the projects we have acquired or expect to acquire, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Recent Acquisition Activities.”

Market Due Diligence

We aim to select solar projects located at sites with long solar irradiation hours, high energy demand, good supporting infrastructure, favorable tariff regimes, local government support and appropriate topography for construction where solar projects are likely to yield higher returns. We systematically analyze land cost, solar irradiation, grid connection capacity, land and property status, government support, availability of project financing and any other project information that would impact the overall economic return of the project. We target projects we believe to have an appropriate balance of financial returns, costs and risks.

Permit Development Process

The permit development process is the process to obtain all the required permits, certifications and approvals from competent government authorities for solar project development. As of June 30, 2015, all of our solar projects in operation had been undertaken by us as a secondary developer.

We acquire solar projects which third parties have already begun developing by securing land use rights, development permits, or even beginning construction. We learn about potential projects for secondary development from our business partners, national or local governments, industry publications, overseas engineering exhibitions or overseas business liaison organizations. Our criteria for sourcing solar projects in the different markets in which we operate include land cost, solar irradiation, the availability of FIT benefits or other government incentives, grid connection capacity, local financing opportunities and other project information. The selection process involves detailed due diligence into the above criteria based on relevant company documentation, financial projections and the legal status of permits already secured by the project. We ensure that the projects we acquire through secondary development have a strong likelihood of being developed through to operational status.

After acquisition, we continue to develop the projects through to grid connection as our own. We pursue secondary permit development in markets with relatively liquid markets for energy permits that allow for smooth transfer of pre-operational solar assets from third-party developers to us. Under certain circumstances, we negotiate site acquisition, preliminary permits, grid connection agreements and PPAs for projects under our secondary development model depending on the development stage when we acquire them.

Permit Development Steps

The following sets forth each step of our permit development:

•	Evaluating project sites and location—The critical factors to consider when evaluating the site of a solar project include its solar irradiation, its proximity to a grid connection point, zoning regulations and its general geographic and topographic features. If the project site is suitable for development or acquisition, our regional development team submits a site assessment report on the land and other related information to our corporate headquarters for evaluation and approval.

•	Due diligence—Our in-house technical and EPC team, along with third-party experts we employ externally as needed, examine project items such as engineering and design specifications, technical risks and solar irradiation and environmental analyses. We pay specific attention to potential delays and cost overruns, grid capacity and additional costs which may not be captured in the technical design. We also ensure that the project has clean legal rights to the permits and other permissions it has secured. In all cases, we ensure that local regulations allow us to properly realize our business intentions for the project, whether by allowing us to hold the project under our IPP model or transfer it under our BT model.

•	Market considerations—We target projects which have an appropriate balance of financial returns, costs and risks. Important factors include the applicable FIT associated with the project, the costs of maintenance, local taxes and fees, and the availability of local credit or other refinancing options. Our financial teams conduct financial forecasts based on information about the financial prospects of the solar project and the local energy market to make a profitability estimate and adjust our capital plan accordingly.

•

Permitting—Permit and licensing requirements vary depending on the jurisdiction of the solar project, but the key permits, licenses and agreements typically required for solar projects include land acquisition or lease contracts, environmental impact assessments, building or rezoning permits, planning consents, grid connection contracts and PPAs. We work closely with relevant government and private stakeholders to secure all necessary permits to develop a project, including local or regional planning authorities, electricity utilities, local communities, environmental agencies, as well as health and safety agencies.

Project Financing

A solar project sponsor typically sets up a project company as a special purpose vehicle to own a particular solar project and arrange for project financing. We typically enter contracts and other agreements under the name of the project company, which facilitates project financing by isolating the project and its assets, and any potential securitization requirements, from our broader global business.

A project’s construction costs are mainly funded by our working capital. We take opportunities to negotiate favorable credit terms with our equipment suppliers and EPC contractors when possible, such that payment is not due until several months after construction and grid connection are complete.

We generally seek to arrange debt financing for our solar projects from local banks and financial leasing companies in countries more open and receptive to renewable energy investments, such as China, where we primarily work with reputable banking institutions such as China Construction Bank Co., Ltd., Industrial and Commercial Bank of China Co., Ltd., China Minsheng Bank Co., Ltd. and Suzhou Bank Co., Ltd. In March 2015, we entered into cooperation framework agreements with each of these banks and obtained credit lines totaling RMB10.0 billion ($1.6 billion) from them. For solar projects in countries with more restricted access to debt financing, such as the U.S. and the U.K., we seek to arrange debt financing by leveraging our strong relationships with international financing sources such as reputable financial institutions like the China Development Bank and China Minsheng Bank.

In addition, as the e-commerce and investment platform launched in early 2015 continues to develop, we expect it to serve as an innovative and viable channel of funding our DG projects. See “—E-Commerce and Investment Business.”

Engineering, Procurement and Construction

Given the multi-jurisdiction coverage of our project portfolio, we choose to utilize our EPC capabilities or contract third party EPC contractors to service our own projects, based on our cost analysis taking into consideration of locations, topographical conditions as well as the quality and competition of local EPC service providers. For detailed information on our EPC capabilities, see “—Our Engineering, Procurement and Construction Service Business.”

Operation and Maintenance Business

We operate and maintain solar projects connected to the grid, usually for the same projects that we have provided EPC services to. We regularly maintain solar projects for our customers to ensure that these projects operate in good condition and comply with the recommendations issued by the grid company in order to remain connected. We utilize specialized software to monitor the performance and security of the solar projects on a real-time basis.

By operating the projects effectively and efficiently, we reduce down time and increase electricity output. A project’s major lifecycle costs mainly include the maintenance fee and the depreciation of modules, inverters and transformers. We monitor electricity production and any incidents or abnormalities which may impede normal operation. We adjust production levels based on the available capacity of the grid.

We also utilize our O&M capabilities for the projects in our portfolio and bear the associated costs. We operate and maintain our projects with the intention to maximize the utilization rate, rate of power generation and system life of our solar projects.

E-Commerce and Investment Business

The platform of www.solarbao.com (“Solarbao”) was launched in early 2015 and is currently operational. It is a first-of-its-kind online energy e-commerce and investment platform targeting customers bases in China that offers a variety of functionalities, including:

•	an e-commerce platform for retail customers or solar project developers to purchase various PV-related products and services, such as PV modules, kits or EPC services; and

•	an Internet financing channel and a platform of PV-related wealth management products, through which we and third party DG project developers obtain project funding through purchasing PV modules from manufacturers, and subsequently onselling to and leasing back them from investors with a specified rate of leasing return. This Internet sale-and-leaseback model serves as an innovative and viable channel of funding our and third party developers’ DG projects, which historically have been difficult to finance due to market fragmentation and relatively small project size. It also provides investors with opportunities to obtain comparatively attractive rates of leasing return, through purchasing PV modules from us or third party developers and leasing them back. As of the date of this consent solicitation statement/prospectus, we expect that most of our PV-related wealth management products for the funding of DG projects on Solarbao offer investors annualized rates of return of between 4% and 10%.

Under the various functionalities of the e-commerce and investment platform outlined above, we expect that our revenue streams will include the difference between the returns on our DG projects and the returns that the investors are entitled to, the profit of purchasing PV modules from manufacturers and selling them to investors, pre-agreed platform utilization commissions from investors when they transfer their ownerships in PV modules and pre-agreed commissions from third-party project developers when they utilize the platform as a financing channel, among others.

We believe that the e-commerce and investment platform is a creative option to meet our project financing needs, in addition to facilitating our multi-channel growth, evidenced by the platform’s broad revenue generation segments. We intend to attract a broad customer base through our tailored marketing and promotion plan, including conventional advertising and innovative marketing. We also plan to create a network connecting investors keen on solar industry investment opportunities and project developers.

Foreign ownership of internet-based businesses is subject to significant restrictions under current PRC laws and regulations. The PRC government regulates the conduct of online commerce through strict business licensing requirements and other government regulations. These laws and regulations also limit foreign ownership in PRC companies that provide internet information distribution services. Companies operating internet-based businesses such as the www.solarbao.com e-commerce and investment platform primarily targeting retail customers in China are governed by these rules and regulations in China.

According to the Administrative Rules for Foreign Investments in Telecommunications Enterprises (the “FITE Regulations”) issued by the State Council of the PRC on December 11, 2001 and amended on September 10, 2008, foreign investors’ ultimate equity ownership in an entity in the PRC providing value-added telecommunications services shall not exceed 50% and a foreign investor wishing to acquire any equity interest in a value-added telecommunications business in the PRC must demonstrate (i) a good track record, and (ii) experience in providing value-added telecommunications services. In accordance with the Catalog of Industries for Guiding Foreign Investment (2011 Revision) (the “Old Catalog”), our e-commerce business, which is defined as a type of value-added telecommunication services, is classified into “Catalog of industries in which foreign investment is restricted.” On March 10, 2015, the Ministry of Commerce of the PRC, or MOFCOM, and National Development and Reform Commission of the PRC published the Catalog of Industries for Guiding Foreign Investment (2015 Revision) (the “Revised Catalog”) which took effect on April 10, 2015. In the Revised Catalog, e-commerce, as opposed to other value-added telecommunication services, is exempted from the restricted category. However, this new change has not been reflected in the FITE Regulations by any amendment, thus we should still rely on the contractual arrangement among our PRC subsidiary, Solar Energy E-Commerce and its shareholders for the operation of the e-commerce business in order to comply with the FITE Regulations.

On January 19, 2015, the Ministry of Commerce of the PRC, or MOFCOM, published a draft of the PRC Law on Foreign Investment (Draft for Comment), or the Draft Foreign Investment Law, which the comment period ended on February 17, 2015. At the same time, MOFCOM published an accompanying explanatory note of the Draft Foreign Investment Law, or the Explanatory Note, which contains important information about the Draft Foreign Investment Law, including its drafting philosophy and principles, main content, plans to transition to the new legal regime and treatment of business in China controlled by foreign invested enterprises, or FIEs, primarily through contractual arrangements. The Draft Foreign Investment Law is intended to replace the current foreign investment legal regime consisting of three laws: the Sino-Foreign Equity Joint Venture Enterprise Law, the Sino-Foreign Cooperative Joint Venture Enterprise Law and the Wholly Foreign-Invested Enterprise Law, as well as detailed implementing rules. The Draft Foreign Investment Law proposes significant changes to the PRC foreign investment legal regime. The proposed Draft Foreign Investment Law is to regulate FIEs the same way as PRC domestic entities, except for those FIEs that operate in industries deemed to be either “restricted” or “prohibited” in a “Negative List.” Because the Negative List has yet to be published, it is unclear whether it will differ from the current list of industries subject to restrictions or prohibitions on foreign investment. The Draft Foreign Investment Law also provides that only FIEs operating in industries on the Negative List will require entry clearance and other approvals that are not required of PRC domestic entities. As a result of the entry clearance and approvals, certain FIEs’ operating in industries on the Negative List may not be able to continue to conduct their operations through contractual arrangements. There is substantial uncertainty regarding the Draft Foreign Investment Law, including, among others, what the actual content of the law will be as well as the adoption and effective date of the final form of the law. While such uncertainty exists, we cannot assure you that the new foreign investment law, when it is adopted and becomes effective, will not have a material and adverse effect on our ability to conduct the e-commerce business through our contractual arrangements.

Since we are a California corporation and due to PRC governmental restrictions on foreign investment in internet-based business in China, Solar Energy E-Commerce was established in late 2014 and commenced operation in early 2015. Solar Energy E-Commerce operates www.solarbao.com e-commerce and investment platform which primarily targets retail customers residing in China. Our PRC subsidiary, Yan Hua Internet, entered into a series of contractual arrangements with Solar Energy E-Commerce and its shareholders on March 26, 2015. Legal enforceability of these contractual arrangements has not been established primarily because the registration of the equity interest pledge agreement with the relevant PRC government bureau has not been completed as one of the legal shareholder’s equity in Solar Energy E-Commerce is restricted for pledge and transfer, making us unable to legally enforce our right under the equity interest pledge agreements and potentially other agreements. We are in the process of establishing a new corporate structure for the e-commerce business under which Solarbao will be migrated into a newly-established domestic company and one of our PRC subsidiaries will enter into a new set of contractual arrangements, including an equity interest pledge agreement, with the domestic company. We expect to be able to register the equity interest pledge agreement with the relevant PRC government bureau and consolidate the financial results of the newly-established domestic company as a variable interest entity in our financial statements. See “Related Party Transactions—Contractual Arrangements with Solar Energy E-Commerce and Its Shareholders.”

We believe that the current corporate structure of Solarbao and the anticipated restructuring are in compliance with existing PRC laws, rules and regulations.

Our Australia Distribution Business

In March 2015, we entered into a definitive share purchase agreement to acquire 80% of the equity interest in Solar Juice Pty Limited (“Solar Juice”), a company incorporated in Sydney, Australia. Solar Juice engages in the business of distributing solar kits, including PV modules, balance-of-system components, solar monitoring systems and inverters, to retail or corporate customers in Australia and Southeast Asia. According to SolarBusinessServices, a consultancy, Solar Juice was ranked the number one solar product distributor in Australia based on wholesale volume in 2013 and 2014. As of June 30, 2015, Solar Juice had over 3,000 Business-to-Business accounts, of which 700 were active on a monthly basis. Solar Juice was acquired in May 2015. We believe that this business targeting attractive markets with high growth potential will be a valuable addition to our operations. For more information on our acquisition of Solar Juice, see “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Recent Acquisition Activities.”

Our Power Optimization Technology Business

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Recent Acquisition Activities—Other Solar Businesses—Convertergy Technology Acquisition.”

Our Partnership with Energy Storage Solution Provider

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Recent Acquisition Activities—Other Solar Businesses—ZBB Acquisition.”

Intellectual Property

We rely and will continue to rely on trade secrets, know-how and other unpatented proprietary information in our business. We own the following trademarks: Yes! Solar Solutions and Yes!, Sky Mount®. In addition, we have four Patent Cooperation Treaty applications, four provisional patents pending, one patent application and one design application for certain proprietary technologies.

Competition

The solar power market is intensely competitive and rapidly evolving, and we compete with major international and domestic companies over the development of solar projects. Our major competitors include leading global players such as SunPower Corporation, First Solar, Inc., Canadian Solar, Inc., SunEdison, Inc., SolarCity Corporation, Lightsource Renewable Energy Limited, and regional players such as West Holdings Corporation, Looop Inc., Zhenfa New Energy Science and Technology Co. Ltd., TBEA Sunoasis Co. Ltd., China Power Investment Corporation and other regional and international developers.

We believe that we can compete favorably with our competitors given that the key competitive factors for solar project development and operation include, without limitation:

•	industry reputation and development track record;

•	site selection and acquisition;

•	permit and project development experience and expertise;

•	relationship with government authorities and knowledge of local policies;

•	ability to secure high-quality PV modules and balance-of-system components at favorable prices and terms;

•	ready access to project financing;

•	control over the quality, efficiency and reliability of project development;

•	expertise in permit and project development; and

•	expertise in providing EPC and O&M services.

However, we cannot guarantee that some of our competitors do not or will not have advantages over us in terms of greater operational, financial, technical, management or other resources in particular markets or in general. In terms of the broader energy sector, the entire solar industry faces competition from other power generation sources, including conventional sources as well as other emerging technologies. Solar power has certain advantages and disadvantages when compared to other power generating technologies. The advantages include the ability to deploy products in many sizes and configurations, install products almost anywhere in the world, provide reliable power for many applications and reduce air, water and noise pollution. Yet other energy sources have advantages which may result in electric utilities, grid companies or other off-takers to enter PPAs or other electricity purchase arrangements with companies specializing in those energy sources rather than us or other companies specializing in solar power.

Suppliers

There are numerous suppliers of PV modules in the industry, and we have adopted a supplier-neutral approach. For both our EPC service business and global project development business, we select the suppliers based on whether we could obtain high-quality PV modules and balance-of-system components at favorable prices and payment terms. For both our EPC service and global project development business, we procure our PV modules from a broad range of suppliers including Hanwha Q CELLS Co., Ltd., CECEP Solar Energy Technology Co., Ltd., Znshine PV-tech Co., Ltd., Lightway Green New Energy Co., Ltd., and LDK, among others.

Customers and Marketing

We have historically provided EPC and O&M services, a line of business we are still engaged in. We are also selling electricity to the grid under our IPP model as well as selling solar projects under our BT model. Customers of our EPC services include independent power developers and producers as well as commercial and industrial companies. For our global project development business, we sell electricity to power companies and other electricity off-takers, including government-owned utility companies, operating in the United States, China, the U.K., Greece, and Italy under our IPP model. Purchasers of our BT projects included utility companies, independent power developers and producers, commercial and industrial companies as well as investors in the solar business. For example, in June and July 2015, we sold a 9.5 MW project and a 6.2 MW project to the infrastructure investment arm of BlackRock, Inc., a global leader in investment manager. Further, customers of our Australia distribution business include residential ones, towards which we distribute PV modules, balance of system components, solar monitoring systems and inverters.

Although we derived most of our revenue in 2014 from provision of our EPC services, we expect to increase the percentage of revenue generated from our global project development business. For detailed information about our largest customers in 2014, see “—Our Engineering, Procurement and Construction Service Business.”

We promote our reputation by participating in industry conferences worldwide and aggressively diligencing development opportunities in strong potential markets. Members of our senior and local management team routinely meet with industry players and interested investors. Our business development teams around the world have significant experience building business in local markets and actively pursue growth opportunities around the world. We intend to continue to increase our marketing efforts going forward.

We historically engaged in high-profile marketing activities focused on developing our brand awareness not just among the solar business developers who have traditionally been our customers, but also among the general public. For example, in 2009, then-Governor Arnold Schwarzenegger made a speech at one of our 40-acre solar projects outside Sacramento, a media opportunity that we embraced to build our brand awareness.

As we shift our business towards global project development and the expansion of our EPC business in China, we have continued to embrace unique marketing strategies. In 2015, we announced a partnership with the

Sacramento Kings basketball team under which we will install a roof-top solar system on the Kings’ Entertainment and Sports Center in downtown Sacramento. The partnership includes a 12-year sponsorship agreement which will leverage the Kings’ marketing resources to provide branding and marketing support to our marketing activities around the globe. The Kings will also add brand support to the Solarbao e-commerce and investment platform, where we have also engaged with the famous Chinese pianist Lang Lang to act as spokesman for this new and exciting brand. In addition, we have undertaken “red packet” promotions, where we offered rebates on orders placed on Solarbao during Chinese New Year holiday in 2015 and other retail marketing programs in China to build brand awareness among the investors and individuals that we are targeting with the Solarbao platform and EPC services. We feel this will increase our competitiveness across the spectrum of our services as a global PV solutions provider.

Insurance

We maintain the types and amounts of insurance coverage that we believe are consistent with customary industry practices in all the countries where we operate. Our insurance policies cover employee-related accidents and injuries, property damage, machinery breakdowns, fixed assets, facilities and liability deriving from our activities, including environmental liability. We maintain business interruption insurance for interruptions resulting from incidents covered by insurance policies. We have not had any material claims under our insurance policies that would either invalidate our insurance policies or cause a material increase to our insurance premiums. We cannot assure you, however, that our insurance coverage will adequately protect us from all risks that may arise or in amounts sufficient to prevent any material loss.

Facilities

Our corporate headquarters are located in Shanghai, China, which occupies approximately 1,405 square meters and is under a three year lease that expires in October 2017. We occupy approximately 2,797 square feet of office space in Roseville, California, for financial reporting, legal and business development, under a lease that expires in October 2020. We retain 1,680 square feet of warehouse space in Rocklin, California under a lease that expires in July 2017. We also have leased offices in the U.S., the U.K., Japan, Hong Kong and other regions in China.

We believe that our facilities are in good condition and generally suitable and adequate for our needs in the foreseeable future. However, we will continue to seek additional space as needed to satisfy our growth.

Regulatory Matters

We operate in multiple jurisdictions, including China, the U.S., the U.K, Panama, Greece, Japan, Italy and Australia. We are therefore subject to complex laws, regulations and policies promulgated by the governments and government-run utilities of these jurisdictions, including FIT regulations, clean energy incentive rules and programs, laws and regulations that apply to all power producers, regulations that specifically apply to solar power project operators, EPC service providers as well as solar kit distributors, tax regulations and intellectual property laws, among others. We are also subject to a number of PRC laws governing foreign investment in various sectors in China. Pursuant to the Revised Catalog which took effect on April 10, 2015, our business as a provider of EPC services to solar projects as well as developing, owning and operating solar projects is classified into “catalog of industries in which foreign investment is encouraged,” such as construction and operation of new energy power stations (including, among others, solar energy, wind energy, geothermal energy, tidal energy, current energy, wave energy and biomass energy). In the Revised Catalog, e-commerce, as opposed to other value-added telecommunication services, is exempted from the restricted category. However, this new change has not been reflected in the FITE Regulations by any amendment, thus we should still rely on the contractual arrangement among our PRC subsidiary, Solar Energy E-Commerce and its shareholders for the operation of the e-commerce business in order to comply with the FITE Regulations. See “Risk Factors and Caution Regarding Forward-Looking Statements—Risks Related to Our International Operations—If the PRC government finds that the structure we have adopted for the e-commerce business does not comply with PRC governmental restrictions on foreign investment in internet-based businesses, or if these laws or regulations or interpretations of existing laws or regulations change in the future, we could be subject to severe penalties, including the shutting down of the e-commerce and investment platform.”

Employees

As of December 31, 2014, we had 141 employees, fourteen of whom were located in the U.S., three in the U.K., seven in Hong Kong, four in Japan and 113 in China. In line with our business expansion, the number of our employees grew rapidly as well. As of June 30, 2015, we had 566 employees, fourteen of whom were located in the U.S., five in the U.K., ten in Hong Kong, six in Japan, forty in Germany, eighteen in Australia and 473 in China. None of our employees are represented by a labor union nor are we organized under a collective bargaining agreement. We have never experienced a work stoppage and believe that our relations with our employees are good.

The following table sets forth the number of our employees for each of our major functions as of June 30, 2015:

Major functions	Number of employees
Managerial functions	203
Operating functions	360
Others	3

Total	566

Legal Proceedings

From time to time, we are involved in various legal proceedings arising in the normal course of business. While we cannot predict the occurrence or outcome of these proceedings with certainty, we do not believe that an adverse result in any pending legal proceeding, individually or in the aggregate, would be material to our financial condition.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion highlights what we believe are the principal factors that have affected our financial condition and results of operations, as well as our liquidity and capital resources for the periods described. This discussion should be read in conjunction with our financial statements and related notes appearing elsewhere in this consent solicitation statement/prospectus. This discussion contains “forward-looking statements”, which can be identified by the use of words such as “expects”, “plans”, “will”, “may”, “anticipates”, “believes”, “should”, “intends”, “estimates” and other words of similar meaning. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those expressed or implied by these forward-looking statements. Such risks and uncertainties include, without limitation, the risks described in the section entitled “Risk Factors and Caution Regarding Forward-Looking Statements” beginning on page 17.

The following discussion is presented on a consolidated basis, and analyzes our financial condition and results of operations for the years ended December 31, 2014 and 2013 and the six-month periods ended June 30, 2015 and 2014.

Unless the context indicates or suggests otherwise reference to “we”, “our”, “us” and the “Company” in this section refers to the consolidated operations of Solar Power, Inc.

Overview

We are a global provider of PV solutions for business, residential, government and utility customers and investors. We provide a full spectrum of EPC services to third party project developers, as well as develop, own and operate solar projects that sell electricity to the grid in multiple countries, including China, the U.S., the U.K., Panama, Greece, Japan and Italy. Prior to 2014, we were primarily engaged in providing EPC services to developers in the U.S. We were also engaged in the development, manufacture and marketing of a variety of PV modules, the key components of solar parks that convert sunlight into electricity, and balance-of-system components, including our in-house brand. We have discontinued our development and manufacturing business. Starting from 2014, we expanded our full spectrum EPC service business to China, where we provided comprehensive and quality services to large solar projects in China. In addition, we commenced our global project development business by ramping up our portfolio of global solar projects, including projects that we plan to hold in the long term and derive electricity generation revenue from under our IPP model, and projects that we plan to sell in the future when we are presented with attractive opportunities under our build-and-transfer model, or BT model. Solar projects in our current portfolio include projects at all stages of development, including projects in operation, projects under construction and projects in pipeline. For detailed information on our project portfolio, please see “—Our Global Solar Project Development Business—Our Solar Project Portfolio.” We grow our project portfolio primarily through acquisitions and act as a secondary developer for the projects we acquire which are under construction or in pipeline at the time they are added to our portfolio. Although we derived most of our revenue from EPC services in 2014, we expect to derive an increasing percentage of our revenue from electricity generation from our IPP solar projects and sale of our BT solar projects as our global project development business expands.

In 2014, we substantially reduced our operating loss as compared to 2013. In addition, we raised a significant amount of cash for our working capital purposes from the issuance of Shares and convertible notes in 2014 to non-U.S. investors in private placements. In 2014, we entered into various private placement share purchase agreements and option agreements with a number of non-U.S. investors and issued approximately 328.7 million unregistered Shares in reliance of Regulation S of the Securities Act, mostly at a per share purchase price benchmarked to the prevailing trading price of our Shares at the respective dates of these agreements, and raised an aggregate $178.9 million. In 2014, we also raised $35.0 million of cash from issuing unregistered convertible notes to non-U.S. investors in reliance of Regulations S.

Critical Accounting Policies and Estimates

Principles of Consolidation—The Consolidated Financial Statements include our accounts and companies in which we have a controlling interest. Intercompany transactions have been eliminated. The equity method of accounting is used for investments in affiliates and other joint ventures over which we have significant influence but do not have effective control. Investments in affiliates in which we cannot exercise significant influence are accounted for on the cost method.

Management also evaluates whether an interest is a variable interest entity and whether we are the primary beneficiary. Consolidation is required if both of these criteria are met. During the years ended December 31, 2014 and 2013, we did not have any variable interest entities requiring consolidation.

Equity Method—The equity method of accounting is used for investments in affiliates and other joint ventures over which the Company has significant influence but does not have control. Whether or not the Company exercises significant influence with respect to an Investee depends on an evaluation of several factors, including, among others, representation on the Investee Company’s board of directors and ownership level. Under the equity method of accounting, the Company initially records the investment at cost and adjust the carrying amount each period to recognize the share of the earnings or losses of the investee based on the Company’s ownership percentage. The Company evaluates its equity method investments whenever events or changes in circumstance indicate that the carrying amounts of such investments may be impaired. If a decline in the value of an equity method investment is determined to be other than temporary, a loss is recorded in earnings in the current period. As disclosed in Note 11, an impairment loss on investment in affiliates of $7,500 was recognized for the year ended December 31, 2013. No share of equity in income or loss for the Company’s equity method investment was recorded for the years ended December 31, 2014 and 2013.

Revenue recognition

Product sales—Revenue on product sales is recognized when there is evidence of an arrangement, title and risk of ownership have passed (generally upon delivery), the price to the buyer is fixed or determinable and collectability is reasonably assured. The Company makes determination of our customer’s credit worthiness at the time it accepts their initial order. For cable, wire and mechanical assembly sales, there are no formal customer acceptance requirements or further obligations related to our assembly services once the Company ships its products. Customers do not have a general right of return on products shipped therefore the Company makes no provisions for returns.

Construction Contracts—Revenue on photovoltaic system construction contracts is generally recognized using the percentage-of-completion method of accounting, unless we cannot make reasonably dependable estimates of the costs to complete the contract or the contact value is not fixed, in which case we would use the completed contract method. Under the percentage-of-completion method, the Company measures the cost incurred on each project at the end of each reporting period and compares the result against the estimated total costs at completion. The percentage of cost incurred determines the amount of revenue to be recognized. Payment terms are generally defined by the contract and as a result may not match the timing of the costs incurred by the Company and the earnings accrued thereon. Such differences are recorded as costs and estimated earnings in excess of billings on uncompleted contracts (an asset account) or billings in excess of costs and estimated earnings on uncompleted contracts (a liability account). For the years ended December 31, 2014 and 2013, $5,600 and nil of progress payments have been netted against contracts costs disclosed in the account costs and estimated earnings in excess of billings on uncompleted contracts.

The percentage-of-completion method requires the use of various estimates, including, among others, the extent of progress towards completion, contract revenues and contract completion costs. Contract revenues and contract costs to be recognized are dependent on the accuracy of estimates, including direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs, and depreciation costs. The Company has a history of making reasonable estimates of the extent of progress towards completion, contract revenues and contract completion costs. However, due to uncertainties inherent in the estimation process, it is possible that actual contract revenues and completion costs may vary from estimates. Under the completed-contract method, contract costs are recorded to a deferred project costs account and cash received are recorded to a liability account during the periods of construction. All revenues, costs, and profits are recognized in operations upon completion of the contract. A contract is considered complete and revenue recognized when all costs except insignificant items have been incurred and final acceptance has been received from the customer and receivables are deemed to be collectible. Provisions for estimated losses on uncompleted contracts, if any, are recognized in the period in which the loss first becomes probable and reasonably estimable.

Sales of project assets—For those projects where the Company is considered to be the owner, the project is accounted for under the requirements of real estate accounting. In the event of a sale, the method of revenue recognition is determined by considering the extent of the buyer’s initial and continuing investment and the nature and the extent of the Company’s continuing involvement. Generally, revenue and profit are recognized using the full accrual method once the sale is consummated, the buyer’s initial and continuing investment is sufficient to demonstrate a commitment to pay for the property, the buyer’s receivable is not subject to any future subordination, the Company has transferred the usual risk and reward of ownership to the buyer and the Company does not have a substantial continuing involvement with the property. When continuing involvement is substantial and not temporary, the Company applies the financing method, whereby the asset remains on the balance sheet and the proceeds received are recorded as a financing obligation. When a sale is not recognized due to continuing involvement and the financing method is applied, the Company records revenue and expenses related to the underlying operations of the asset in the Company’s Consolidated Financial Statements.

Services revenue under power purchase agreements—The Company derives services revenues from PV solar systems held for own use through the sale of energy to grid operators pursuant to terms set forth in power purchase agreements or local government regulations (“PPAs”). The Company has determined that none of the PPAs contains a lease since (i) the purchaser does not have the rights to operate the project assets, (ii) the purchaser does not have the rights to control physical access to the project assets, and (iii) the price that the purchaser pays is at a fixed price per unit of output. Revenue is recognized based upon the output of electricity delivered multiplied by the rates specified in the PPAs, assuming all other revenue recognition criteria are met.

Operation and maintenance—Operation and maintenance revenue is billed and recognized as services are performed. Costs of these revenues are expensed in the period they are incurred.

Product and Performance Warranties—The Company offers the industry standard warranty up to 25 years PV modules and industry standard five to ten years on inverter and balance of system components. Due to the warranty period, the Company bears the risk of extensive warranty claims long after products have been shipped and revenues have been recognized. For the Company’s cable, wire and mechanical assemblies business, historically the related warranty claims have not been material. For the Company’s solar PV business, the greatest warranty exposure is in the form of product replacement.

During the quarter ended September 30, 2007 and continuing through the fourth quarter of 2010, the Company installed own manufactured solar panels. Other than this period, the Company only installed panels manufactured by unrelated third parties as well as the Company’s principal shareholder and formerly controlling shareholder, LDK Solar Co. Ltd. (“LDK”). Certain PV construction contracts entered into during the recent years included provisions under which we agreed to provide warranties to the buyer. As a result, we recorded the provision for the estimated warranty exposure on these contracts within cost of sales. Since the Company does not have sufficient historical data to estimate its exposure, the Company’s own historical data in combination with historical data reported by other solar system installers and manufacturers were considered when the warranty exposure is estimated.

Impairment of long-lived assets—The Company’s long-lived assets include property, plant and equipment, project assets and other intangible assets with finite lives. The Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. These events include but are not limited to significant current period operation or cash flow losses associated with the use of a long-lived asset or group of assets combined with a history of such losses, significant changes in the manner of use of assets and significant negative industry or economic trends. If circumstances require a long-lived asset or asset group be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by that asset or asset group to its carrying amount. If the carrying amount of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying amount exceeds its fair value. The determination of fair value of the intangible and long lived assets acquired involves certain judgments and estimates. These judgments can include, but are not limited to, the cash flows that an asset is expected to generate in the future. Future cash flows can be affected by factors such as changes in global economies, business plans and forecast, regulatory developments, technological improvements, and operating results. Any impairment write-downs would be treated as permanent reductions in the carrying amounts of the assets and a charge to operations would be recognized. No impairments were recorded for long-lived assets during the year ended December 31, 2013. An impairment loss on project assets of $2,055 was recognized for the year ended December 31, 2014.

Inventories—Inventories are carried at the lower of cost or market, determined by the first in first out cost method. Work-in-progress and finished goods inventories consist of raw materials, direct labor and overhead associated with the manufacturing process. Provisions are made for obsolete or slow-moving inventories based on management estimates. Inventories are impaired based on the difference between the cost of inventories and the market value based upon estimates about future demand from customers, specific customer requirements on certain projects and other factors. Inventory impairment charges establish a new cost basis for inventory and charges are not subsequently reversed to income even if circumstances later suggest that increased carrying amounts are recoverable. Inventory consisted of finished goods at December 31, 2014 and 2013.

Stock based compensation—The Company’s share-based payment transactions with employees, such as restricted shares and share options, are measured based on the grant- date fair value of the equity instrument issued. The fair value of the award is recognized as compensation expense, net of estimated forfeitures, over the period during which an employee is required to provide service in exchange for the award, which is generally the vesting period.

Allowance for doubtful accounts—The Company maintains allowances for doubtful accounts for uncollectible accounts receivable. The Company regularly monitors and assesses the risk of not collecting amounts owed by customers. This evaluation is based upon a variety of factors, including an analysis of amounts current and past due along with relevant history and facts particular to the customer. The Company does not have any off-balance-sheet credit exposure related to its customers.

Project assets—The Company acquires or constructs PV solar power systems (“project assets”) that are (i) held for development and sale, or (ii) held for the Company’s own use to generate income or return from the use of the project assets. Project assets are classified as either held for development and sale or as held for use within property, plant and equipment based on the Company’s intended use of project assets. The Company determines the intended use of the project assets upon acquisition or commencement of project construction. Classification of the project assets affects the accounting and presentation in the consolidated financial statements. Transactions related to the project assets held for development and sale are classified as operating activities in the consolidated statements of cash flows and reported as sales and costs of goods sold in the consolidated statements of operations upon the sale of the project assets and fulfillment of the relevant recognition criteria. The costs to construct project assets intended to be held for own use are capitalized and reported within property, plant and equipment on the consolidated balance sheets and are presented as cash outflows from investing activities in the consolidated statements of cash flows. The proceeds from disposal of project assets classified as held for own use are presented as cash inflows from investing activities within the consolidated statements of cash flows.

Project assets costs consist primarily of capitalizable costs for items such as permits and licenses, acquired land or land use rights, and work-in-process. Work-in-process includes materials and modules, construction, installation and labor and other capitalizable costs incurred to construct the PV solar power systems.

For project assets related to projects that are held for development and sale, project costs incurred during construction are classified as noncurrent assets. Upon completion of the construction, the project assets are classified as current assets on the consolidated balance sheets when 1) they are available for immediate sale in their present condition subject to terms that are usual and customary for sales of these types assets; 2) The company is actively marketing the systems to potential third party buyers; and 3) It is probable that the system will be sold within one year.

No depreciation expense is recognized while the project assets are under construction or classified as held for sale. If facts and circumstances change such that it is no longer probable that the PV solar systems will be sold within one year of the system’s completion date, the PV solar systems will be reclassified to property, plant and equipment.

Project assets held for development and sale but are not expected to be constructed and sold within the next 12 months are reported as non-current assets.

For project assets held for development and sale, the Company considers a project commercially viable if it is anticipated to be sold for a profit once it is either fully developed or fully constructed. The Company also considers a partially developed or partially constructed project commercially viable if the anticipated selling price is higher than the carrying value of the related project assets plus the estimated cost to completion. The Company considers a number of factors, including changes in environmental, ecological, permitting, market pricing or regulatory conditions that affect the project. Such changes may cause the cost of the project to increase or the selling price of the project to decrease. The Company records an impairment loss of the project asset to the extent the carrying value exceed its estimated recoverable amount. The recoverable amount is estimated based on the anticipated sales proceeds reduced by estimated cost to complete such sales. In 2014, the Company provided impairment loss of $2,055 for certain project assets held for development and sale.

In addition to PV solar power systems that are developed for sale or held for the Company’s own use, the Company also invested in two PV solar power projects under engineering, procurement and construction (“EPC”) contracts with two third party project owners during the year ended December 31, 2014. Based on the Company’s intention to sell or hold for own use, the projects costs incurred for these two EPC contracts are presented as investing activities respectively in the consolidated statement of cash flows. In respect of these two EPC contracts, there was mutual understanding between the Company and the respective project owners upon the execution of the EPC contracts that the title and ownership of the PV solar power systems would transfer to the Company upon the completion of construction. Management determined that the substance of the arrangements is for the Company to construct the PV solar power systems under the legal title of the project owners and with the title and ownership of the systems transferred to the Company upon the construction completion, at which time such title transfer is permitted under local laws. The project assets under construction were pledged to the Company as at December 31, 2014.

Income taxes—The Company accounts for income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax reporting bases of assets and liabilities and are measured using enacted statutory tax rates applicable to future years. Realization of deferred tax assets is dependent upon the weight of available evidence, including expected future earnings. A valuation allowance is recognized if it is more likely than not that some portion, or all, of a deferred tax asset will not be realized. Should we determine that we would be able to realize deferred tax assets in the future in excess of the net recorded amount, we would record an adjustment to the deferred tax asset valuation allowance. This adjustment would increase income in the period such determination is made.

Profit from non-U.S. activities is subject to local country taxes but not subject to U.S. tax until repatriated to the U.S. It is the Company’s intention to permanently reinvest these earnings outside the U.S., subject to our management’s continuing assessment as to whether repatriation may, in some cases, still be in the best interests of the Company. The calculation of tax liabilities involves dealing with uncertainties in the application of complex global tax regulations.

The Company recognizes the benefit of uncertain tax positions in its financial statements when it concludes that a tax position is more likely than not to be sustained upon examination based solely on its technical merits. Only after a tax position passes the first step of recognition will measurement be required. Under the measurement step, the tax benefit is measured as the largest amount of benefit that is more likely than not to be realized upon effective settlement. This is determined on a cumulative probability basis. The Company elects to accrue any interest or penalties related to its uncertain tax positions as part of its income tax expense. No reserve for uncertain tax positions was booked by the Company for the year ended December 31, 2014 and 2013.

Recent Accounting Pronouncements

In April 2014, the FASB issued ASU 2014-08, Presentation of Financial Statements and Property, Plant, and Equipment, which requires only disposals representing a strategic shift in operations to be presented as discontinued operations. Those strategic shifts should have a major effect on the entity’s operation and financial results. Examples include a disposal of a major geographic area, a major line of business, or a major equity method investment. In addition, the new guidance requires expanded disclosures about discontinued operations. These changes will become effective for the Company on January 1, 2015. Management does not expect the adoption of these changes to have a material impact on the Consolidated Financial Statements.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers, which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. ASU 2014-09 will replace most existing revenue recognition guidance in U.S. GAAP when it becomes effective. ASU 2014-09 is effective for the Company on January 1, 2017. Early application is not permitted. The standard permits the use of either a retrospective or cumulative effect transition method. The Company has not determined which transition method it will adopt, and is currently evaluating the impact that ASU 2014-09 will have on the consolidated financial statements and related disclosures upon adoption.

In August 2014, the FASB issued ASU No. 2014-15, Presentation of Financial Statements—Going Concern (Subtopic 205- 40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern, which requires management to evaluate, at each annual and interim reporting period, whether there are conditions or events that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the date the financial statements are issued and to provide related disclosures. ASU 2014-15 is effective for the Company for the fiscal year ending December 31, 2016 and for interim periods thereafter. The Company is currently evaluating the impact of this standard on its consolidated financial statements.

In January 2015, the FASB issued ASU No. 2015-01, Income Statement—Extraordinary and Unusual Items (Subtopic 225- 20), which eliminates the concept of reporting for extraordinary items. ASU 2015-01 is effective for the Company for fiscal year ending December 31, 2016 and for interim periods thereafter. The Company is currently evaluating the impact of this standard on the Company’s consolidated financial statements.

On February 18, 2015, the FASB issued ASU No. 2015-02, Consolidation, which reduces the number of consolidation models and simplifies the current standard. Entities may no longer need to consolidate a legal entity in certain circumstances based solely on its fee arrangements when certain criteria are met. ASU 2015-02 reduces the frequency of the application of related-party guidance when determining a controlling financial interest in a variable interest entity. ASU 2015-02 is effective for the Company’s fiscal year ending December 31, 2015. The Company is currently evaluating the impact of this standard on the Company’s consolidated financial statements.

Recent Acquisition Activities

In line with our strategic shifting of operational focus in 2014, we have entered into agreements to make acquisitions in order to expand our global project portfolio, including IPP and BT projects, as well as to diversify our solar businesses.

When making solar project acquisitions, we focus on attractive targets based on our assessment of the rate of return, taking into consideration a target project’s irradiation hours, applicable FIT rate, key technical components used as well as our cost of financing for the acquisition. See “Business—Our Global Project Development Business—Acquisition of Solar Projects” for more information on the criteria we apply when making project acquisitions.

When we pursue a target engaged in a solar business, such as a distribution business or a roof-top EPC business, we primarily select targets with higher gross profit margins, or in the case of a target engaged in a line of business complementary to our existing operations, with high potentials for us to realize synergies.

The following summary outlines the acquisitions we completed or for which have entered into definitive agreements since 2014:

Solar Projects

In July 2014, we completed the acquisition of a 100% equity interest in the project company owning a 4.5 MW project in Mountain Creek, New Jersey, U.S., or the KDC Mountain Creek Project. In 2012, we provided EPC services for the project and had a note receivable of $15.0 million due to us from the 100% project owner at that time, KDC Solar RTC, LLC (“KDC”). In December 2013, due to KDC’s inability to settle the note receivable, we exchanged our interest in the note receivable for a 64.5% equity interest in the KDC Mountain Creek project by entering into an exchange and release agreement with KDC. In April 2014, we entered into a first amendment and restated exchange and release agreement with KDC and reduced the percentage of our equity interest in the KDC Mountain Creek Project from 64.5% to 20.0% in exchange for 55.62% of the cash distributions from the KDC Mountain Creek Project. On July 29, 2014, we entered into another agreement with KDC to acquire the remaining 80% equity interest in the KDC Mountain Creek Project held by KDC with no payment of consideration by us, and settled the historical note receivable due to us from KDC.

In October 2014, we completed the acquisition of 100% equity interest in the project companies owning 14.3 MW of projects in Hawaii, U.S. for an aggregate purchase price of $4.8 million. The projects were under construction when we completed the acquisition. We issued 3,000,000 unregistered Shares to the sellers at a per Share price of $1.10, subject to certain adjustments contingent upon the trading price of our Shares, to account for approximately $3.3 million of the purchase price, with the remaining balance of $700,000 settled in cash of $500,000 and a waiver of receivables of $150,000 due to us from KDC.

In October 2014, we entered into a definitive framework agreement to purchase a 100% equity interest in an aggregate of 160.0 MW of projects in China with the affiliates of GD Solar Co., Ltd., a company established in China and a subsidiary of Guodian, one of the top power producers in China and a state owned enterprise that has achieved operational scale, for an aggregate consideration of RMB1,575.0 million ($253.4 million), subject to our due diligence results of the projects. The projects were in different development stages when we entered into the agreements. As of the date of this consent solicitation statement/prospectus, we are in the process of conducting due diligence of the projects specified in the agreements.

In October 2014, we entered into a definitive framework agreement to acquire a 100% equity interest in an aggregate of 360.0 MW of projects in China with ZhongNeng GuoDian New Energy Development and

Investment Jiangsu Co., Ltd., a company established in China, as well as its affiliate, for an aggregate consideration to be determined based on due diligence results of the projects. We agreed to pay a deposit of RMB140.0 million ($22.5 million), deductible from the final purchase price. The projects were in different development stages when we entered into the agreements. As of the date of this consent solicitation statement/prospectus, we are in the process of conducting due diligence of the projects specified in the agreements.

In November 2014, we entered into a definitive framework agreement to acquire a 100% equity interest in an aggregate of 148.5 MW of projects in China with TBEA Xinjiang Sunoasis Co., Ltd., a company established in China and a subsidiary of TBEA Co., Ltd., a top machinery maker in China according to China Machinery Top 500 Research Report whose shares are listed on the Shanghai Stock Exchange under the code 600089, for an aggregate consideration to be determined in a definitive share purchase agreement. The projects were in different development stages when we entered into the agreement. As of the date of this consent solicitation statement/prospectus, we are in the process of conducting due diligence of the projects specified in the agreement.

In November 2014, we entered into a membership interest purchase agreement with Shotmeyer LLC, 100% owner of a 9.9 MW project in New Jersey, U.S., or the Beaver Run Project, for an aggregate consideration of $5.2 million in cash. We sold PV modules to the Beaver Run Project in 2011 and had accounts receivable of $2.9 million due to us at the time of acquisition. The accounts receivable was settled with a return of PV modules of $2.1 million.

In December 2014, we completed the acquisition of a 100% equity interest in the project company owning eight solar projects of an aggregate capacity of 26.6 MW in Greece for a consideration of $140.5 million of its fair value. All of the eight projects were connected to the grid and selling electricity when we completed the acquisition. We issued 38,225,846 unregistered Shares to the sellers at a per Share price of $2.43 and also with adjustments for the lockup period and other factors to account for 56% of the consideration set forth in the original purchase agreement and goodwill adjustment, with the remaining balance paid in cash.

In December 2014, we completed the acquisition of a 100% equity interest in the project company owning 20.0 MW of projects in Qinghai Province, China for an aggregate consideration of RMB190.0 million ($30.6 million). The projects were connected to the grid and selling electricity when we completed the acquisition. We paid RMB43.0 million ($6.9 million) in cash, with the remaining RMB147.0 million ($23.7 million) to settle payables due from the project company to its EPC service provider and to be paid with bank factoring financing in installments.

In February 2015, we completed the acquisition of a 100% equity interest in the project companies owning 4.3 MW of projects in Italy for an aggregate consideration of $11.8 million of its fair value. The projects were connected to the grid and selling electricity when we completed the acquisition. We issued 5,722,977 unregistered Shares to the sellers to account for 70% of the consideration at a per Share price of $1.72 and also with adjustments for the lockup period and other factors, with the remaining balance of Euro 3.1 million ($3.6 million) settled in cash.

In March 2015, we entered into a membership interest purchase agreement to acquire 100% of the interest in the holding company of 6.02 megawatt solar projects known as “Aerojet” in Rancho Cordova, California. In consideration of the purchase and sale described above, we will issue to the sellers on the closing date of the transaction preferred membership interests in a wholly owned subsidiary of the Company to be formed pursuant to a limited liability company agreement, the terms and conditions of which will be negotiated and agreed to between us and the sellers within 30 days after the effective date of the foregoing membership interest purchase agreement. The acquisition is subject to several closing conditions including completion of satisfactory due diligence.

In April 2015, SPI Solar Japan G.K., our wholly owned subsidiary, entered into a sale and purchase agreement to acquire 100% of the interest in approximately 30 megawatts (MW) of solar projects in Japan from

Re Capital K.K., a subsidiary of China-based China Reinsurance (Group) Corporation, for an aggregate consideration of US$8.8 million, including (i) US$3.3 million by cash and (ii) US$5.5 million by equivalent value of Shares, the number of which would be determined by the average trading price of Shares from April 9 to April 15, 2015. The acquisition is subject to several customary closing conditions.

Other Solar Businesses

Solar Juice Acquisition

In March 2015, we entered into a share purchase agreement to acquire 80% of the equity interest in Solar Juice, a company incorporated in Sydney, Australia, for a total consideration of $15.6 million of its fair value at a per Share price of $1.78 and also with adjustments for the lockup period and other factors. Solar Juice distributes solar kits that include PV modules, balance-of-system components, solar monitoring systems and inverters to retail or corporate customers in Australia and Southeast Asia. Solar Juice procures PV modules from a wide range of reputable suppliers, such as TrinaSolar, JA Solar, Canadian Solar and LG. It also has adopted a supplier-neutral approach to minimize procurement costs. Solar Juice also distributes its in-house brand of PV modules, OpalSolar, which Solar Juice contracts with third parties to manufacture. SolarBusinessServices, a consultancy, ranks Solar Juice as the number one solar product distributor in terms of wholesale volume in 2013 and 2014. As of June 30, 2015, Solar Juice had over 3,000 Business-to-Business accounts, of which 700 were active on a monthly basis. In the fourth quarter of 2014, Solar Juice set up a distribution facility in Singapore and expanded its customer base into Sri Lanka, Malaysia, the Philippines, Thailand, Papua New Guinea, Fiji and the Cook Islands. Solar Juice was acquired in May 2015. We expect the acquisition of Solar Juice to expand our solar business to another continent with a broad customer base.

All-Zip Acquisition

In April 2015, we and Meitai Investment (Suzhou) Co., Ltd. (“Meitai Investment”), one of our PRC wholly owned subsidiaries, entered into a share purchase agreement with Shanghai All-Zip Roofing System Group Co., Ltd. (“All-Zip”), a company established in China, and all of its shareholders (collectively, the “All-Zip Sellers”) for the acquisition of 100% equity interest in All-Zip. Pursuant to the share purchase agreement, Meitai Investment agreed to purchase from the All-Zip Sellers 100% of the equity interest in All-Zip for an aggregate consideration of RMB275 million to be settled with Shares at $2.38 per share, subject to customary closing conditions and other terms and conditions set forth in the share purchase agreement. All-Zip is a leading one-stop EPC service provider in China for both ground-mounted and rooftop DG solar projects, encompassing installing solar mounting systems, all-in-one energy-saving roofing systems and rainwater collection and green roofing systems on projects for public buildings, integrated solar power stations and buildings. It holds multiple key patents concerning roofing, including its unique focal point management strategy. Its customers include airport facilities, cultural and sports venues, villas and industrial buildings, with representative projects including Wuhan New International Expo, Ordos Museum, Nanchang Sport Center and Shanghai Expo Axis. All-Zip was the only corporation to be invited to participate in the drafting of the China National Construction Standards and Specifications for roofing system works. We believe that All-Zip’s expertise and leading position in roof-top solar project development will be a valuable addition to our expanding presence in the Chinese market.

ZBB Acquisition

In April 2015, we and ZBB Energy Corporation (“ZBB”), a Wisconsin corporation, entered into a securities purchase agreement (the “ZBB Purchase Agreement”) pursuant to which ZBB will issue and sell to us for an aggregate purchase price of $33.4 million in cash a total of (i) 8,000,000 shares of ZBB’s common stock and (ii) 28,048 shares of ZBB’s Series C convertible preferred stock. The aggregate purchase price for the foregoing shares of ZBB’s common stock was based on a purchase price per share of $0.6678 and the aggregate purchase price for the foregoing shares of ZBB’s preferred stock was determined based on price of $0.6678 per common equivalent. In addition, the foregoing shares of ZBB’s preferred stock subject to this transaction were sold for $1,000 per share and are convertible at a conversion price of $0.6678, prepaid at closing; provided, that each one-fourth of such shares of preferred stock only become convertible after certain MW of solar projects are completed by us utilizing ZBB’s products and services. We will also be issued a warrant to purchase 50,000,000 shares of ZBB’s common stock for an aggregate purchase price of $36.7 million in cash and a per share exercise price equal to $0.7346. On July 13, 2015, we and ZBB closed the transaction contemplated by the ZBB Purchase Agreement and ZBB issued to us 8,000,000 shares of ZBB’s common stock, 28,048 shares of ZBB’s Series C convertible preferred stock and the warrant to acquire 50,000,000 shares of ZBB’s common stock at an exercise price equal to $0.7346. The warrant only becomes exercisable upon the completion of 40 megawatts worth of solar projects in accordance with the Supply Agreement described below. On July 13, 2015, in connection with the closing and pursuant to the ZBB Purchase Agreement, we entered into a supply agreement with ZBB pursuant to which we will purchase certain ZBB’s products and services from time to time, including energy management system solutions for solar projects, and entered into a governance agreement with ZBB, pursuant to which we are entitled to nominate one director to ZBB’s board of directors for so long as we hold certain number or more of ZBB’s common stock or preferred stock. We will be entitled to nominate more directors to ZBB’s board of directors following a schedule tied to convertibility schedule of the shares of ZBB’s preferred stock that we purchased under the ZBB Purchase Agreement.

ZBB is a developer of innovative energy management solutions serving the utility, commercial and industrial building markets. We believe that the energy storage market in which ZBB operates has experienced rapid growth, driven by commercial, industrial and residential customers seeking energy savings from solar and emergency back-up power from storage. In addition, utilities are increasingly seeking energy storage solutions that can make the grid become more resilient and less susceptible to failure.

Convertergy Acquisition

In May 2015, we entered into a share purchase agreement with the controlling shareholder of Convertergy Energy Technology Co., Ltd. (“Convertergy Technology”) to purchase 76.8% of the equity interest in Convertergy Technology for an aggregate consideration of $13.8 million together with repayment of a shareholder loan of $1.5 million and accrued interest on behalf of Convertergy Technology. The total consideration will be settled with Shares, the number of which will be determined based on 10-day average of the Shares’ closing prices preceding closing or another price as agreed by the parties. Founded in 2011, Convertergy Technology is headquartered in Shanghai, China. Utilizing its expertise in power electronics, wireless sensor networks and big data analysis, Convertergy Technology has developed a product portfolio that includes a module-level monitor, optimizer and cloud-based software system to optimize power output and reduce O&M costs. We expect that we will be able to utilize Convertergy Technology’s smart technologies for the solar projects we operate, and that combining such technologies with the Solarbao e-commerce platform will create a fully integrated energy internet platform.

We have funded our acquisitions primarily from cash generated from our financing activities and from credit facilities. Going forward we expect to fund our future acquisitions with cash generated from our operations, as well as equity and debt financing.

Results of Operations

Six months ended June 30, 2015, as compared to six months ended June 30, 2014

Net sales

Net sales were $59.9 million and $9.9 million for the six months ended June 30, 2015 and 2014, respectively, an increase of $50.0 million, or 505.1%. The increase in net sales for the six months ended June 30, 2015 over the comparative period was primarily due to: (i) our successful expansion into the China market resulting in the EPC revenue generated from China operations and (ii) the BT revenue generated from UK project. We generated revenue from the provision of EPC services to a 30.0 MW DG solar project in Zhongwei

County, Ningxia Autonomous Region, China, or the Zhongwei Project; a 30.0 MW DG solar project in Alashan County, Inner Mongolia Autonomous Region, China, or the Alashan Project and a 20.0 MW DG solar project in Ulanqab, Inner Mongolia Autonomous Region, China, or the Ulanqab Project, in the aggregate amount of $18.9 million during the six months ended June 30, 2015. We generated BT revenue from a 9.5 MW grange farm project in UK, in the amount of $16.1 million during the six months ended June 30, 2015.

Cost of goods sold

Cost of goods sold was $49.3 million (82.3% of net sales) and $9.2 million (92.9% of net sales) for the six months ended June 30, 2015 and 2014, respectively, an increase of $40.1 million, or 435.9%. Total cost of goods sold was in line with our expansion of business operations in China for the provision of EPC services to solar projects located in China and the BT services in UK, mainly including costs of goods sold for the Zhongwei Project, the Alashan Project, the Ulanqab Project and the grange farm project, in the aggregate amount of $29.8 million for the six months ended June 30, 2015.

Gross margins were 17.7% and 7.1% for the six months ended June 30, 2015 and 2014, respectively. The increase in gross margin for the six months ended June 30, 2015 over that of the comparative period was due to our business expansion in China and the relatively high margins of our EPC business in China.

General and administrative expenses

General and administrative expenses were $49.9 million (83.3% of net sales) and $2.1 million (21.2% of net sales) for the six months ended June 30, 2015 and 2014, respectively, an increase of $47.8 million, or 2,276.2%. Our general and administrative expenses during the six months ended June 30, 2015 mainly consisted of the stock-based awards to our management, payroll expenses, and professional service fee such as legal and audit fees, in the amount of $34.2 million, $4.6 million, and $6.5 million, respectively. The increase in general and administrative expenses for the six months ended June 30, 2015 over the comparative period was in line with our business expansion during the current period.

Sales, marketing and customer service expenses

Sales, marketing and customer service expenses were $12.4 million (20.7% of net sales) and $0.4 million (4.0% of net sales) for the six months ended June 30, 2015 and 2014, respectively, an increase of $12.0 million, or 3,000%. Our sales, marketing and customer service expenses during the six months ended June 30, 2015 mainly consisted of advertising expenses and payroll expenses for marketing personnel, in the amount of $6.3 million and $3.5 million, respectively. The increase in sales, marketing and customer service expenses for the six months ended June 30, 2015 over the comparative period was in line with our business expansion during the current period.

Interest expense

Interest expense was $3.9 million and $1.2 million, respectively, for the six months ended June 30, 2015 and 2014. We expect that interest expense will continue to fluctuate in the future depending on the amounts and relevant interest rates of debt financing utilized in our operations.

Interest income

Interest income was $1.7 million and $0.8 million for the six months ended June 30, 2015 and 2014, respectively. Interest income represents income earned from bank deposits, short-term investments and notes receivable.

Income tax expense

Our income tax expense was $1.3 million and nil for the six months ended June 30, 2015 and 2014, respectively. Our effective income tax rate for the six months ended June 30, 2015 and 2014 was negative 2.6% and zero, respectively. For both 2015 and 2014, we expect to generate taxable income in certain jurisdictions while experiencing an overall worldwide loss. The negative rate for the six months ended June 30, 2015 is a result of the tax liability of certain loss generating subsidiaries of ours in jurisdictions that cannot be offset by valuation allowance reserves resulted from losses incurred by subsidiaries in certain other jurisdictions.

Comparison of the year ended December 31, 2014 to the year ended December 31, 2013

Net sales—Our net sales were $91.6 million and $42.6 million for the year ended December 31, 2014 and 2013, respectively, an increase of $49.0 million, or 115.0%. Our net sales in 2013 and 2014 primarily consisted of revenue generated from provision of our EPC services. The increase in net sales for the years ended December 31, 2014 over the comparative period was due to our successful expansion into the China market in 2014 resulting in the EPC revenue generated from China operations. Our net sales in 2014 mainly consisted of the revenue generated from the provision of EPC services to 21.0 MW DG solar project in Xinyu County, Jiangxi Province, China, or the Xinyu Project, 30.0 MW DG solar project in Zhongwei County, Ningxia Autonomous Region, China, or the Zhongwei Project, and 30.0 MW DG solar project in Alashan County, Inner Mongolia Autonomous Region, China, or the Alashan Project, in the amount of $23.6 million, $27.9 million and $23.9 million, respectively.

Total cost of goods sold—Our total cost of goods sold was $79.5 million (86.7% of net sales) and $45.4 million (106.5% of net sales) for the years ended December 31, 2014 and 2013, respectively, an increase of $34.1 million, or 75.1%. Total cost of goods sold for the year ended December 31, 2014 was in line with our expansion of business operations in China and the provision of EPC services to solar projects located in China, mainly included costs of goods sold to the Xinyu Project, the Zhongwei Project and the Alashan Project, in the aggregate amount of $62.7 million.

Gross profit (loss)—We generated a gross profit of $12.2 million in 2014, compared to a gross loss of $2.8 million in 2013. Gross margins were 13.3% and negative 6.5% for the years ended December 31, 2014 and 2013, respectively. The reversal from gross loss in 2013 to gross profit in 2014 was primarily due to our business expansion in China and the relatively high margins of our EPC business in China.

General and administrative expenses—Our general and administrative expenses were $6.2 million (6.8% of net sales) and $17.5 million (41.1% of net sales) for the years ended December 31, 2014 and 2013, respectively, a decrease of $11.3 million, or 64.4%. The decrease in general and administrative expenses for the year ended December 31, 2014 over the comparative period was primarily due to the one-time bad debt reserve recorded against our accounts receivable of $9.5 million during the year of 2013 mainly due to the deterioration of the business operations of two of our customers, the respective owners of the Beaver Run Project and another project in the U.S. The bad debt reserve was reversed in 2014 with a positive balance of $3.6 million primarily due to the sale of the Beaver Run Project to us by its owner and the settlement of outstanding receivables due to us by the other project’s owner using modules.

Sales, marketing and customer service expense—Our sales, marketing and customer service expenses were $1.4 million (1.5% of net sales) and $2.1 million (4.8% of net sales) for the years ended December 31, 2014 and 2013, respectively, a decrease of $0.7 million, or 31.7%. The decrease in sales, marketing and customer service expense for the year ended December 31, 2014 over the comparative period was primarily due to our precision trimming down of sales, marketing and customer services expenses to reduce operational waste and the relatively low sales and marketing expenses required for our China operations.

Impairment expenses—We recorded impairment expenses of nil and $7.5 million (17.6% of net sales) for the years ended December 31, 2014 and 2013, respectively. The impairment expenses we recorded in 2013 were due to the difference of the amount of consideration we paid for in acquiring a solar project in the U.S. and the fair value of our investment. In 2013, we provided EPC services to KDC for the KDC Mountain Creek Project, with the EPC service fees in the form of a $15.0 million note receivable due from KDC. KDC was unable to satisfy its EPC service fees payment obligations and in December 2013, we entered into an exchange and release agreement with KDC, pursuant to which we agreed to exchange our $15.0 million note receivable due to us from KDC under the EPC agreement in exchange for 64.5% equity interest in the KDC Mountain Creek Project. We determined the fair value of our investment in the KDC Mountain Creek Project to be $7.5 million in 2013 based on an income approach applying discounted cash flows to measure the fair value using a 10% discount rate, utilizing a market approach by comparing the fair value to other similar sized solar projects taking into consideration the expected time and cost to complete the project. Consequently, we recorded a $7.5 million impairment charge in 2013. In 2014, we increased our equity interest in the KDC Mountain Creek Project to 100%. See “—Recent Acquisition Activities—Solar Projects.” We did not record any impairment expenses in 2014.

Engineering, design and product management expense—Our engineering, design and product management expenses in relation to our historical balance-of- system manufacturing operations were nil and $1.8 million (4.1% of net sales) for the years ended December 31, 2014 and 2013, respectively. The decrease in engineering, design and product management costs to nil for the year ended December 31, 2014 over the comparative period was primarily due to cessation of our manufacturing operations.

Interest expense—Our interest expense was $2.3 million (2.5% of net sales) and $4.3 million (10.1% of net sales), respectively, for the years ended December 31, 2014 and 2013. The decrease in interest expense of $2.1 million, or 47.7%, for the year ended December 31, 2014, over the comparative period was due to the cumulative effect of a one-time settlement of bank loans and related interest payment in 2013 as well as increases in interest from the amortization of the discount on the convertible bond held by Robust Elite, arising out of the $0.16 per Share contractual conversion price which was substantially lower than the market price of our Shares at the time of the issuance of the convertible bond in April 2014. See “Note 17—Lines of Credit and Loans Payable” to the Consolidated Financial Statements set forth under Item 8 herein.

Interest income—Our interest income was $1.2 million (1.3% of net sales) and $1.7 million (3.9% of net sales) for the years ended December 31, 2014 and 2013, respectively. The decrease in interest income of $0.4 million over the comparative period was due to the conversion of two customers’ trade accounts receivable to construction in progress consequent of our acquisition of two projects to offset the EPC payments due to us from such customers, including acquisition of the KDC Mountain Creek Project discussed above.

Loss on extinguishment of convertible bonds—During the year of 2014, we incurred a one-time loss on extinguishment of convertible bond of $8.9 million (9.7% of net sales) due to termination of a convertible bond agreement that we entered into with Robust Elite, a non-U.S. investor, pursuant to which we issued Robust Elite a convertible bond in the principal amount of $11 million. On July 31, 2014, we extinguished the convertible bond and thereafter issued Robust Elite 68,750,000 Shares at $0.16 per share, the same price as the contractually required conversion price of the convertible bond which was substantially lower than the market price of our Shares at the time of issuance of convertible bond in April 2014. As a result of these transactions, we initially recorded a discount on the convertible bond, and upon extinguishment of the convertible bond and subsequent issuance of our Shares, a non-cash interest expense of $1.4 million and a non-cash loss of $8.9 million on the extinguishment of convertible bond during the year ended December 31, 2014.

Gain from deconsolidation—We recorded a gain from deconsolidation of US$3.5 million in the year ended December 31, 2013 (8.3% of net sales), arising out of our deconsolidation of SGT on December 30, 2013. We owned 100% equity interest in SGT prior to the deconsolidation. In November 2013, the board of directors of SGT approved a voluntary plan for liquidation due to its liquidity position and liabilities, and on December 30, 2013, a liquidator was appointed by the board of directors of SGT, resulting in us losing our controlling interest in SGT. We recognized a gain on the deconsolidation in 2013 as the liquidation was a run-off operation. We did not record any gain from deconsolidation in 2014.

Change in market value of derivative liability—Our change in market value of derivative liability was negative $1.0 million and nil, respectively, for the years ended December 31, 2014 and 2013. The change in market value of derivative liability for the year ended December 31, 2014 over the comparative period was primarily due to the change in fair value of the cash consideration contingent upon future price of our Shares as part of purchase price to acquire 14.3 MW of projects under construction in the U.S. that we completed in October 2014. See “—Recent Acquisition Activities.”

Other gains or expenses—We generated other gains of $2.3 million (2.5% of net sales) in the year ended December 31, 2014, compared to $0.7 million (1.6% of net sales) of other expenses that we incurred in 2013. The reversal of other expenses into other gains for the year ended December 31, 2014 over the comparative period was primarily due to the exchange gains from the payables due to Sinsin Europe Solar Asset Limited Partnership and Sinsin Solar Capital Limited Partnership in connection with the acquisition of the 26.6 MW of solar projects in Greece.

Income tax expense—We had a provision for income taxes of $3.0 million (3.3% of net sales) and $0.8 million (1.9% of net sales) for the years ended December 31, 2014 and 2013, respectively. Despite the significant improvement of our net sales and gross profit in 2014 compared to 2013, due to cumulative historical operating losses, we carry forward a net operating loss. The provision for income taxes for the year ended December 31, 2014 was primarily the result of taxable income generated by our China operations. The provision for income taxes for the year ended December 31, 2013 was primarily the result of the gain arising out of the liquidation and deconsolidation of SGT. See “Note 6—Deconsolidation of Solar Green Technology” to the Consolidated Financial Statements set forth under Item 8 herein.

Net Loss—For the foregoing reasons, we incurred a net loss of $5.2 million (5.7% of net sales) for the year ended December 31, 2014, representing a significant decrease compared to a net loss of $32.2 million (75.6% of net sales) in 2013.

Liquidity

A summary of the sources and uses of cash and cash equivalents is as follows:

	For the Six Months Ended June 30,
	2015	2014
Net cash used in operating activities	$(135,247)	$(7,970)
Net cash generated from/(used in) investing activities	17,916	(586)
Net cash generated from financing activities	75,167	13,490
Effect of exchange rate changes on cash	(26)	(111)

Net (decrease)/increase in cash and cash equivalents	$(42,190)	$4,823

As of June 30, 2015 and December 31, 2014, we had $114.4 million and $156.5 million, respectively, in cash and cash equivalents.

Operating Activities—Net cash used in operating activities of $135.2 million for the six months ended June 30, 2015 primarily consisting of (i) a net loss of $51.7 million, (ii) an increase in project assets of $26.4 million, (iii) an increase in restricted cash related to operating activities of $32.7 million, (iv) an increase in accounts receivable of $57.6 million, (v) an increase in prepaid expenses and other assets of $36.6 million and

(vi) a decrease in accounts payable due to related parties of $4.1 million, partially offset by (i) stock-based compensation expense of $34.3 million, (ii) an decrease in costs and estimated earnings in excess of billings on uncompleted contracts of $31.5 million and (iii) an increase of accounts payable of $9.8 million.

Investing Activities—Net cash generated from investing activities was $17.9 million for the six months ended June 30, 2015, primarily as a result of (i) proceeds from disposal of short-term investments of $53.2 million and (ii) uplift of bank deposit with maturity over three months of $8.9 million, partially offset by (i) acquisition of short-term investments of $25.8 million, (ii) acquisitions of project assets of $11.6 million and (iii) placement of bank deposit with maturity over three months of $5.3 million.

Financing Activities—Net cash generated from financing activities was $75.2 million for the six months ended June 30, 2015, primarily consisting of (i) proceeds of $102.6 million from new short-term borrowings, (ii) net proceeds of $37 million from the issuance of our unregistered shares of common stock to various non-U.S. persons, (iii) proceeds of $20.0 million from issuance of convertible note and (iv) net proceeds of $6.0 million from loans on solarbao platform through Solar Energy, partially offset by the repayment of short-term borrowings of $90.5 million.

	For the Years Ended December 31,
	2014	2013
Net cash (used in)/provided by operating activities	$(56,456)	$11,212
Net cash (used in)/provided by investing activities	(44,885)	5,669
Net cash provided by/(used in) financing activities	257,342	(33,599)
Effect of exchange rate changes on cash	(492)	(74)

Net increase (decrease) in cash and cash equivalents	$155,509	$(16,792)

As of December 31, 2014 and 2013, we had $156.5 million and $1.0 million, respectively, in cash and cash equivalents.

Operating Activities—Net cash used in operating activities was $56.5 million for the year ended December 31, 2014, primarily as a result of (i) an increase in costs and estimated earnings in excess of billings on uncompleted contracts of $73.7 million, (ii) an increase in project assets of $55.1 million, (iii) a decrease in accounts payable due to related party of $12.9 million, and (iv) an increase in prepaid expenses and other assets of $5.0 million, partially offset by (a) an increase in accounts payable of $37.6 million, (b) an increase in note payable of $17.8 million, and (c) advances from customers of $17.7 million.

Net cash generated from operating activities was $11.2 million for the year ended December 31, 2013, primarily as a result of (i) a decrease in costs and estimated earnings in excess of billings on uncompleted contracts of $28.7 million, (ii) a decrease in project assets, noncurrent, of $16.0 million, and (iii) a decrease in accounts receivable of $11.5 million, partially offset by (a) a net loss of $32.2 million, (b) an increase in note receivable of $27.9 million, and (c) a decrease in accounts payable of $5.5 million.

Investing Activities—Net cash used in investing activities was $44.9 million for the year ended December 31, 2014, primarily as a result of (i) acquisitions of short-term investments such as bank financing products of $40.2 million, (ii) bank deposits with maturities over three months of $8.9 million, and (iii) acquisitions of new subsidiaries, net of cash required of $6.7 million, partially offset by proceeds from disposal of short-term investments of $12.9 million.

Net cash generated from investing activities was $5.7 million for the year ended December 31, 2013, primarily as a result of proceeds from repayment of notes receivable of $7.0 million, partially offset by issuance of notes receivable of $1.3 million.

Financing Activities—Net cash generated from financing activities was $257.3 million for the year ended December 31, 2014, primarily consisting of (i) proceeds of $167.8 million from the issuance of our unregistered Shares to various non-U.S. investors in reliance of Regulation S, (ii) proceeds from lines of credit and loans payable of $47.5 million, and (iii) proceeds of $46.0 million from the issuance of our unregistered convertible notes to non-U.S. investors in reliance of Regulation S, partially offset by the payments on line of credit and loans payable in the amount of $4.3 million.

Net cash used in financing activities was $33.6 million for the year ended December 31, 2013, primarily due to payments on lines of credit and loans payable of $36.3 million, partially offset by proceeds from lines of credit and loans payable of $2.7 million.

Capital Resources and Material Known Facts on Liquidity

With a net loss of $51.7 million during the six months ended June 30, 2015, we had an accumulated deficit of $112.9 million as of June 30, 2015. During the six months ended June 30, 2015, we raised a substantial amount of cash from the unregistered issuance of shares of our common stock and convertible note to non-U.S. investors in private placements and from bank borrowings. We received $40.0 million and $20.0 million from non-U.S. investors in private placements for the unregistered issuance of shares of our common stock at the price between $2.0- $2.7 per share and for the issuance of convertible note. We also had short-term bank borrowings of an aggregate $63.4 million as of June 30, 2015 with an interest rate ranging between 2.4% and 6.6% per annum, which will mature by June 2016.

As of June 30, 2015, we had $114.4 million in cash and cash equivalents and $82.6 million in accounts receivable. As of June 30, 2015 and December 31, 2014, we had working capital of $44.9 million and $129.0 million, respectively.

With a net loss of $32.2 million in 2013, we had an accumulated deficit of $56.1 million and working capital of negative $36.6 million as of December 31, 2013. In February 2014, our former controlling shareholder, LDK, which owned approximately 71% of our Shares at that time, announced its application for provisional liquidation in the Cayman Islands in connection with its plans to resolve its offshore liquidity. When LDK made the provisional liquidation application, we did not have the ability to settle the payment due to LDK of $50.9 million which mostly arose out of historical trade payables, without obtaining additional sources of financing or accelerating the collection of outstanding receivables due to us, particularly in light of the possibility that LDK’s provisional liquidator might demand repayment of the amounts past due. In April 2014, we also received a notice from a bank claiming that we were in default due to our failure to repay a loan of a principal amount of $4.3 million. The risks and uncertainties described above had a significant negative impact on our financial viability and raised substantial doubt about our ability to continue as a going concern.

Subsequently, we significantly improved our cash resources and liquidity position in 2014. Despite our net loss of $5.2 million in 2014 and an accumulated deficit of $61.3 million as of December 31, 2014, we substantially reduced our operating loss compared to 2013. In addition, in 2014 and 2015 we raised a significant amount of cash from the issuance of our Shares and convertible notes to non-U.S. investors in private placements. We entered into various share purchase agreements and option agreements with a number of non-U.S. investors and issued approximately 345.5 million unregistered Shares in reliance of Regulation S, mostly at a per share purchase price benchmarked to the prevailing trading price of our Shares at the respective dates of these agreements, and raised an aggregate $218.9 million. As a result of these private placements, LDK’s equity interest in us decreased to 22.5% as of the date of this consent solicitation statement/prospectus, and it is no longer our controlling shareholder. We also raised $55.0 million of cash from issuing unregistered convertible notes to non-U.S. investors in reliance of Regulations S. As of June 30, 2015, we also had short-term bank borrowings of an aggregate $63.4 million having an interest rate ranging between 2.4% and 6.6% per annum, which will mature between July 2015 and June 2016.

As of December 31, 2014, we had $156.5 million in cash and cash equivalents, $8.9 million of bank deposits with maturities over three months, $27.4 million of short-term investments and $22.7 million in accounts receivable. Our working capital increased from negative $36.6 million as of December 31, 2013 to positive $129.0 million as of December 31, 2014.

We repaid the complaining bank which claimed that we were in default of a total of $4.4 million to satisfy all of our outstanding obligations, and the bank subsequently withdrew its complaint. On November 7, 2014, the Grand Court of the Cayman Islands sanctioned the scheme of arrangements relating to LDK’s assets in the Cayman Islands as well as LDK and its affiliates incorporated in the Cayman. On November 18, 2014, the High Court of Hong Kong sanctioned a related scheme of arrangement with respect to LDK’s subsidiaries incorporated in Hong Kong. The related restructuring was completed on December 17, 2014. On February 18, 2015, all the related bankruptcy and liquidation proceedings in respect of LDK and its subsidiaries in the Cayman Islands, Hong Kong and the U.S. were closed. On December 31, 2014, LDK announced that its subsidiary, LDK Solar International Company Limited (“LDK HK”), entered into a settlement and mutual release agreement (the “LDK Settlement Agreement”) with us, pursuant to which LDK HK agreed to release and discharge us from all actions, claims, demands, damages, obligations, liabilities, controversies and executions arising out of our payables of approximately $28.8 million to LDK HK and subsidiaries, in exchange for a settlement amount of $11.0 million. Pursuant to the LDK Settlement Agreement, we are obligated to pay the outstanding $11 million settlement amount in installments before December 31, 2015 in accordance with a certain agreed schedule. However, LDK retains the right to cancel the agreed settlement and release if any installment payment is delayed for more than 30 days. We consequently did not eliminate the liability of $17.8 million waived in the LDK Settlement Agreement from our consolidated balance sheet as of December 31, 2014, given that the payment had not been fully settled. As of June 30, 2015, the remaining balance of the settlement amount was $5.0 million.

Given the current balance of our working capital and the events described above, the management believes that there were no significant events or conditions that may cast substantial doubt on our ability to continue as a going concern as of June 30, 2015.

As of June 30, 2015, we held cash and cash equivalents of US$46.0 million in aggregate outside of the PRC. As an offshore holding company, we are permitted under PRC laws and regulations to provide funding from the proceeds of our offshore fund raising activities to our PRC subsidiaries only through loans or capital contributions, subject to the satisfaction of the applicable government registration and approval requirements. As a result, there is uncertainty with respect to our ability to provide prompt financial support to our PRC subsidiaries when needed.

The implementation rules of the CIT Law provide that after January 1, 2008, an income tax rate of 10% will normally be applicable to dividends declared to non-resident enterprise investors which do not have an establishment or a place of business in the PRC, or have an establishment or a place of business but the relevant income is not effectively connected with such establishment or place of business, to the extent that such dividends are derived from source within the PRC. According to the Arrangement between the Mainland China and Hong Kong for the Avoidance of Double Taxation on Income signed on August 21, 2006, the PRC government may impose taxes on dividends payable by a PRC company to a Hong Kong resident with such taxes not exceeding either 10% or 5% of the gross amount of dividends payable, applicable when the equity interest percentage in the PRC company held by the Hong Kong resident is less than 25% and is at least 25%, respectively. As our PRC operating subsidiaries are held by our Hong Kong subsidiaries, we may be subject to the PRC taxes on dividends payable by our PRC operating subsidiaries to their Hong Kong parents as described above.

Although we do not have any present plans to declare any dividends or other distributions from our PRC subsidiaries, we may rely significantly on dividends and other distributions paid by our PRC subsidiaries for our cash and financing requirements in the future. There may be restrictions on the dividends and other distributions by our PRC subsidiaries. Under PRC laws and regulations, our PRC subsidiaries may pay dividends only out of their accumulated profits as determined in accordance with PRC accounting standards and regulations. Our PRC subsidiaries are required to set aside at least 10% of their accumulated after-tax profits each year, if any, to fund a statutory reserve fund, until the aggregate amount of such fund reaches 50% of their respective registered capital. At their discretion, our PRC subsidiaries may allocate a portion of their after-tax profits based on PRC accounting standards to staff welfare and bonus funds. The reserve fund and the staff welfare and bonus funds cannot be distributed as cash dividends. See “Risk Factors and Caution Regarding Forward-looking Statements—Risks Related to Our International Operations—We may rely on dividends paid by our PRC subsidiaries to fund any cash and financing requirements we may have. Any limitation on the ability of our PRC subsidiaries to pay dividends to us could have a material adverse effect on our ability to conduct our business and to pay dividends to holders of our Shares.” Furthermore, our investments made as registered capital and additional paid-in capital of our PRC subsidiaries are also subject to restrictions on their distribution and transfer according to PRC laws and regulations.

As a result, our PRC subsidiaries are restricted in their ability to transfer their net assets to us in the form of cash dividends, loans or advances. As of June 30, 2015, the amount of the restricted net assets, which represents registered capital, additional paid-in capital and cumulative appropriations made to statutory reserves, was US$180.9 million.

Off-Balance Sheet Arrangements

As of December 31, 2014, we did not have any transactions, obligations or relationships that could be considered off-balance sheet arrangements.

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES OF THE COMPANY

The following table sets forth the names and ages of the Company’s current board of directors, our named executive officers, our significant employees, and the principal offices and positions held by each person. Our executive officers are appointed by our board of directors. Our directors serve until the earlier occurrence of the appointment of his or her successor at the next meeting of shareholders, death, resignation or removal by the board. There are no family relationships among our directors and our named executive officers. SPI Energy will be managed by the executive officers and significant employees that manage the Company currently. The board of directors of SPI Energy shall consist of the current directors of the Company and Amy Jing Liu, the Company’s current chief financial officer and secretary.

Person	Age	Position
Xiaofeng Peng	40	Chairman of the Board of Directors
Min Xiahou	51	Deputy Chairman of the Board of Directors
Lang Zhou	53	Director
Gang Dong	33	Director
Jeffrey Yunan Ren	39	Director
Roger Dejun Ye	42	Chief Executive Officer
Amy Jing Liu	43	Chief Financial Officer and Secretary of the Board
Hoong Khoeng Cheong	50	Chief Operating Officer

Biographies

Set forth below is a brief biography of each director, named executive officer and significant employee that contains information regarding the individual’s service as a director, named executive officer or significant employee including business experience for the past five years. In addition, information for directors includes directorships held during the past five years, information concerning certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the Board to determine that the individual should serve as a director for us.

Xiaofeng Peng

Mr. Peng has served as chairman of our Board since January 10, 2011. Mr. Peng was appointed chairman of the Board pursuant to the Stock Purchase Agreement entered into between us and LDK on January 5, 2011. Mr. Peng founded LDK in July 2005 and is its chairman of the board and chief executive officer. Prior to founding LDK, Mr. Peng founded Suzhou Liouxin Co., Ltd., or Suzhou Liouxin, in March 1997 and was its chief executive officer until February 2006. Suzhou Liouxin is a leading manufacturer of personal protective equipment in Asia. Mr. Peng graduated from Jiangxi Foreign Trade School in 1993 with a diploma in international business and from Beijing University Guanghua School of Management with an executive MBA degree in 2002.

Min Xiahou

Mr. Xiahou was our chief executive officer and director from August 19, 2013 to June 30, 2015 and has served as deputy chairman of our Board since July 1, 2015. Mr. Xiahou is also a senior vice president of LDK and has served as the general manager of LDK’s Solar Power System Division since May 2011. From 2008 to 2011, Mr. Xiahou served as the Board Chairman and General Manager of Xinyu Urban Construction Group, a state-owned construction corporation in China. Before that, Mr. Xiahou served in various government roles from 1989 to 2011. Mr. Xiahou received his Bachelor of Economics degree from Xiamen University, China in 1989. He is also a certified accountant in China.

Lang Zhou

Dr. Zhou has served as our director since April 17, 2014. Dr. Zhou has been a professor of Nanchang University since 1997. Dr. Zhou has extensive experience in the solar industry. Dr. Zhou received a doctoral degree in materials science and engineering from University of Science and Technology Beijing, and received a Master of Science and a Bachelor of Science in materials science and engineering from Shanghai Jiaotong University in 1985.

Gang Dong

Dr. Dong has served as our director since July 2014. Dr. Dong was appointed as a director pursuant to the Amendment to the April 2014 Purchase Agreement between us and Robust Elite on June 3, 2014. Dr. Dong is the Head Strategist of Head & Shoulders Asset Management Limited, an affiliate of Robust Elite. Dr. Dong received his doctoral degree in Management Sciences from City University of Hong Kong in 2011. While earning his doctorate, he participated in many trading strategy development projects with various financial institutions. Dr. Dong is licensed with the Hong Kong Securities and Futures Commission for Type 1(dealing in securities dealing), Type 4 (advising on securities) and Type 9 (asset management) regulated activities.

Jeffrey Yunan Ren

Mr. Ren has served as our director since April 2015. Mr. Ren is a managing director of a private equity firm in Hong Kong. Mr. Ren currently serves as a non-executive director of Labixiaoxin Snacks Group Limited, a Chinese manufacturer and distributor of snacks listed on the Hong Kong Stock Exchange; an independent director of China Child Care Corporation, a Chinese manufacturer and distributor of child care products listed on the Hong Kong Stock Exchange; and a board member of numerous private companies. From March 2012 to June 2015, Mr. Ren served as a member of the Board of Directors and the Chairman of the Audit Committee of Tiger Media, Inc., a multi-platform media and data products and service company listed on the NYSE. From May to November 2013, Mr. Ren served as an independent director of Vision Fame International Holding Limited, a company focusing on the construction business and listed on the Hong Kong Stock Exchange. From June 2010 to March 2012, Mr. Ren served as president of a pharmaceutical investment holding company based in Hong Kong. Previously, Mr. Ren served as an executive director at UBS Investment Bank in Hong Kong from 2008 to 2010 and as a vice president at Lehman Brothers in Hong Kong from 2006 to 2008. Mr. Ren holds an LL.M. from Harvard Law School, and is a graduate of Peking University Law School (LL.B. and graduate program).

Roger Dejun Ye

Mr. Roger Dejun Ye has served as our chief executive officer since July 1, 2015. Mr. Ye currently serves as a partner in four solar funds focusing on investing in and acquiring domestic and international solar projects. He was also the chief executive officer of Yangtze Investment Co., Ltd., a joint investment platform of Solar Power Fund and China Three Gorges Corporation focusing on overseas solar projects, from 2011 to 2013. From 2006 to 2011, Mr. Ye held various positions at Suntech Power Holdings Co., Ltd., including head of global sales. Prior to that, Mr. Ye worked at Siemens Limited China for over eight years, serving in key sales roles in the company’s mobile communications division. Mr. Ye obtained his master’s degree in applied physics from Shanghai Jiao Tong University in 1999.

Amy Jing Liu

Ms. Liu has served as our chief financial officer, senior vice president and secretary of the board since September 18, 2014. Prior to this appointment and beginning in May 2009, Ms. Liu served as an independent financial advisor advising primarily mid to late-stage high growth companies listed on the U.S. or Hong Kong stock markets on business strategies, capital raising strategies, merger and acquisition opportunities, public offerings and investor communications. From October 2007 to April 2009, Ms. Liu was the chief financial officer of Hanwha Solarone Co., Ltd. (“Hanwha Solarone,” previously known as Solarfun Power Holdings Ltd.), a global supplier of PV cells and PV modules listed on the NASDAQ Global Market. Prior to joining Hanwha Solarone, Ms. Liu spent 13 years of her professional career serving in leadership positions at the Asia Pacific, Greater China or China offices of Thermo Fisher Scientific, DuPont, and Swire Coca-Cola. Ms. Liu graduated from China Nuclear Industrial University in 1994 with a major in statistics and received her MBA from Columbia Southern University. Ms. Liu is a certified accountant in China.

Hoong Khoeng Cheong

Mr. Cheong has served as our chief operating officer since May 26, 2014. Mr. Cheong has more than 20 years of engineering and operation experience in the solar and electronics industries. He served in various management positions in LDK from 2011 to 2014 and he was appointed as the Chairman of the Management Board and Chief Executive Officer of Sunways AG, a publicly-listed company in Germany. He previously served as our general manager from 2007 to 2011 and was responsible for PV system design and development as well as the manufacturing of key components for PV modules and racking systems before joining LDK. Prior to joining the solar industry in 2007, Mr. Cheong spent 16 years in the electronics industry responsible for engineering development and manufacturing of liquid crystal display products and he served as the Vice President of Engineering of an affiliate of Flextronics International Ltd. Mr. Cheong holds a Bachelor of Science degree in mechanical engineering from the University of Louisiana and obtained his Master of Science in computer integrated manufacturing from Nanyang Technology University in 1997.

EXECUTIVE AND DIRECTOR COMPENSATION OF THE COMPANY

The following table sets forth all compensation awarded, earned or paid for services rendered to the Company in all capacities during fiscal year 2014 and 2013 to (i) each person who served as our chief executive officer during fiscal 2014; (ii) the two most highly compensated officers other than the chief executive officer who were serving as executive officers at the end of fiscal 2014 and whose total compensation for such year exceeded $100,000; and (iii) up to two additional individuals for whom disclosures would have been provided in this table, but for the fact that such persons were not serving as executive officers as of the end of fiscal 2014 (sometimes referred to collectively as the “named executive officers”). A column or table has been omitted if there was no compensation awarded to, earned by or paid to any of the named executive officers or directors required to be reported in such table or column in the respective fiscal year. We do not have any employment agreements, nor do we have severance terms or provisions for executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)		All Other Compensation ($)	Total ($)
Min Xiahou, Chief Executive Officer and Director	2014	74,967	—	—	263,938	[1]	—	338,905
	2013	—	—	—	70,000	[2]	—	70,000
Amy Jing Liu, Chief Financial Officer	2014	41,285	—	—	1,301,210	[3]	—	1,342,495
	2013	—	—	—	—		—	—
Hoong Khoeng Cheong, Chief Operating Officer	2014	173,960	—	—	351,918	[4]	—	525,878
	2013	—	—	—	—		—	—
Charlotte Xi, Former President, Chief Operations Officer, Interim Financial Officer, Director and special consultant to the Company’s Chairman of the Board of Directors[5]	2014	295,480	—	—	—		—	295,480
	2013	116,900	—	—	70,000		—	186,900
Roger Le Yu, Former Interim Chief Financial Officer[6]	2014	8,120	—	—	—		—	8,120
	2013	—	—	—	—		—	—

Note:

[1]	Reflects options granted to Mr. Xiahou to purchase 1,500,000 shares of our common stock at an exercise price of $0.31 and a grant date fair value of $0.18 with four-year vesting terms and which expire in June 2019. The amount reported represents the grant date fair value computed in accordance with Financial Accounting Standards Board (“FASB”) ASC Topic 718. Mr. Xiahou was our chief executive officer from August 19, 2013 to June 30, 2015 and has served as deputy chairman of our Board since July 1, 2015.

[2]	Reflects options granted to Mr. Xiahou to purchase 2,000,000 shares of our common stock at an exercise price of $0.05 and a grant date fair value of $0.035 with four-year vesting terms and which expire in August 2018. The amount reported represents the grant date fair value computed in accordance with Financial Accounting Standards Board (“FASB”) ASC Topic 718.

[3]	Reflects options granted to Ms. Liu to purchase 2,000,000 shares of our common stock at an exercise price of $1.18 and a grant date fair value of $0.65 with four- year vesting terms and which expire in September 2024. The amount reported represents the grant date fair value computed in accordance with Financial Accounting Standards Board (“FASB”) ASC Topic 718. Ms. Liu was appointed chief financial officer, senior vice president and secretary of the Board on September 18, 2014.

[4]	Reflects options granted to Mr. Cheong to purchase 2,000,000 shares of our common stock at an exercise price of $0.31 and a grant date fair value of $0.18 with four-year vesting terms and which expire in June 2019. The amount reported represents the grant date fair value computed in accordance with Financial Accounting Standards Board (“FASB”) ASC Topic 718. Mr. Cheong was appointed our chief operating officer on May 26, 2014.

[5]	Ms. Xi was appointed a director on August 19, 2013 and then resigned on May 7, 2014. She resigned as our interim chief financial officer on May 16, 2014 and as our president and chief operating officer on May 25, 2014. She ceased to be the special consultant to our Chairman of the Board of Directors on September 30, 2014.

[6]	Mr. Yu was appointed as our interim chief financial officer on May 26, 2014 and resigned on September 18, 2014.

Executive Compensation Practices

The compensation paid to our named executive officers summarized in our Summary Compensation Table above is determined in accordance with employment agreements that we have entered into with each of our named executive officers. These agreements provided a compensation package to our named executive officers, which include both base salary and equity compensation components.

Outstanding Equity Awards at Fiscal Year End

The following table summarizes the options awards granted to each of the named executive officer identified in the summary compensation table above pursuant to our 2006 Equity Incentive Plan. No stock options were exercised in the last fiscal year.

Outstanding Equity Awards at Fiscal Year-End

			Option Awards			Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying options (#) unexercisable	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)		Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
Min Xiahou, then Chief Executive Officer and Director	500,000	—	$0.05 and $0.31	June 2019	3,000,000	316,438	[1]	—	—

Amy Jing Liu, Chief Financial Officer	—	—	$1.18	September 2024	2,000,000	1,301,210	[2]	—	—

Hoong Khoeng Cheong, Chief Operating Officer	—	—	$0.31	June 2019	2,000,000	351,918	[3]	—	—

Charlotte Xi, Former President, Chief Operations Officer, Interim Financial Officer, Director and special consultant to the Company’s Chairman of the Board of Directors[4]	—	—	—	—	—	—		—	—

Roger Le Yu, Former Interim Chief Financial Officer[5]	—	—	—	—	—	—		—	—

Note:

[1]	Reflects an option granted to Mr. Xiahou to purchase up to 2,000,000 shares of our common stock at an exercise price of $0.05 and 1,500,000 shares of our common stock at an exercise price of $0.31. This option expires in June 2019.

[2]	Reflects options granted to Ms. Liu to purchase 2,000,000 shares of our common stock at an exercise price of $1.18 and a grant date fair value of $0.65 with four- year vesting terms and which expire in September 2024.

[3]	Reflects options granted to Mr. Cheong to purchase 2,000,000 shares of our common stock at an exercise price of $0.31 and a grant date fair value of $0.18 with four-year vesting terms and which expire in June 2019.

[4]	Ms. Xi resigned from our Board of Directors on May 7, 2014. She resigned as our president and chief operating officer on May 25, 2014. She ceased to be special consultant to our Chairman of the Board of Directors on September 30, 2014.

[5]	Mr. Yu resigned as our interim chief financial officer on September 18, 2014.

Retirement and Resignation Plans

On November 15, 2006, subject to approval of the Stockholders, we adopted the 2006 Plan reserving 9% of the outstanding Shares. On February 7, 2007, our stockholders approved the 2006 Plan reserving 9% of the outstanding Shares pursuant to the Definitive Proxy on Schedule 14A filed with the SEC on January 22, 2007.

Director Compensation Table

The following table sets forth the compensation received by each of our non-employee Directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation ($)	All Other Compensation ($)	Total ($)
Xiaofeng Peng	110,185	—	703,836	—	—	—	814,021
Gang Dong	—	—	17,596	—	—	—	17,596
Lang Zhou	7,500	5,037	17,596	—	—	—	30,133
Jack Lai[1]	—	—	—	—	—	—	—

Note:

[1]	Mr. Lai resigned as our director on February 21, 2014.

Director Compensation Practices

According to our internal guidance on compensation on directors, all our non-employee directors are entitled to director compensation in the form of quarterly retainers and committee chairman retainers as set forth in the following table:

Quarterly retainer	$6,250
Annual Audit Committee Chairman	$5,000
Annual Audit Committee Vice Chairman	$2,500
Compensation Committee Chairman	$3,000
Governance and Nominating Committee Chairman	$3,000

In addition, we reimburse our directors for their reasonable expenses incurred in attending meetings of the board and its committees.

Additionally, when they join the board each of our independent Directors receives 25,000 restricted Shares that vest 25% annually over four years.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT OF THE COMPANY

The following table sets forth information as of September 25, 2015 regarding the beneficial ownership of the Company’s outstanding shares of common stock, including (a) each shareholder who is known by us to own beneficially in excess of 5% of our voting stock; (b) each director; (c) our named executive officers; and (d) our executive officers and directors as a group. Except as otherwise indicated, all persons listed below have (i) sole voting power and investment power with respect to their shares, except to the extent that authority is shared by spouses under applicable law, and (ii) beneficial ownership with respect to their shares. The percentage of beneficial ownership is based upon 629,664,618 Shares outstanding as of September 25, 2015, including 608,592,718 Shares and 21,071,900 shares of restricted stock. As of the date of the consent solicitation/prospectus, we have only issued shares of common stock of par value $0.0001. Unless otherwise identified, the address of our directors and officers is 3500 Douglas Blvd., Suite 240, Roseville, California 95661.

Principal Shareholder	Shares Beneficially Owned	Percentage Beneficially Owned
LDK Solar USA, Inc.[1]	131,746,347	20.9%

LDK Solar Europe Holding SA2	9,771,223	1.6%

Robust Elite Limited[3]	106,250,000	16.9%

Joy Sky Investment Limited[4]	55,560,000	8.8%

Strong Textile Hong Kong Limited[5]	42,060,000	6.7%

Sinsin Europe Solar Asset Limited Partnership[6]	38,225,846	6.1%

Home Value Holding Co., Limited[7]	34,400,000	5.5%

Note:

1.	LDK Solar USA, Inc. LDK Solar USA, Inc. is wholly owned by LDK Solar CO., Ltd. The address of LDK Solar USA, Inc. LDK Solar USA, Inc. is 1290 Oakmead Parkway, Sunnyvale, CA 94085.1.

2.	LDK Solar Europe Holding S.A. is wholly owned by LDK Solar International Co., Ltd., which is in turn wholly owned by LDK Solar CO., Ltd. The address of LDK Solar Europe Holding S.A. is Rue Pafebruch 89B L-8303, Capellen Luxembourg.

3.	Robust Elite Limited is held by Unitone Group Limited, which is wholly owned by Hercules Star Limited. Mr. Chiu Fai Stanley Choi is the natural person exercising voting and investment power over shares of our common stock held by Robust Elite Limited. The address of Robust Elite Limited is 25 Floor, COSCO Tower, Queen’s Road Central, Hong Kong.

4.	Ms. Yaqin Meng is the natural person who has sole voting and investment power over shares of our common stock held by Joy Sky Investment Limited. The address of Joy Sky Investment Limited is Portcullis TrustNet Chambers, P.O. Box 3444, Road Town, Tortola, British Virgin Islands.

5.	Ms. Caihong Lu is the natural person who has sole voting and investment power over shares of our common stock held by Strong Textile Hong Kong Limited. The address of Strong Textile Hong Kong Limited is Unit E, 3/F, Wing Tat Commercial Building, 97 Bonham Strand East, Sheung Wan, Hong Kong.

6.	Sinsin Europe Solar Asset Limited Partnership’s general partner is Solar Asset Management Capital Inc. Solar Asset Management Capital Inc. is wholly owned by SAM Capital Holdings Limited. The address of Sinsin Europe Solar Asset Limited Partnership is Suite 716, 10 Market Street, Grand Cayman KY1-9006, Cayman Islands.

7.	Mr. Zhangxing Wang is the natural person exercising sole voting and investment power over shares of our common stock owned by Home Value Holding Co., Limited. The address of Home Value Holding Co., Limited is P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands.

Directors and Executive Officers	Shares Beneficially Owned	Percentage Beneficially Owned

Xiaofeng Peng, Chairman of the Board	13,200,000[1]	2.1%

Lang Zhou, Director	*	*

Gang Dong, Director	*	*

Min Xiahou, Deputy Chairman of the Board	*	*

Jeffrey Yunan Ren	—	—

Roger Dejun Ye, Chief Executive Officer	—	—

Hoong Khoeng Cheong, Chief Operating Officer	*	*

Amy Jing Liu, Chief Financial Officer	*	*

All Directors and Executive Officers as a Group	22,600,000[2]	3.6%

Note:

[1]	Consists of options to purchase 1,000,000 Shares and 12,200,000 shares of restricted stock.

[2]	Consists of options to purchase an aggregate of 2,675,000 Shares and an aggregate of 19,925,000 shares of restricted stock.

*	Less than 1.0%.

RELATED PARTY TRANSACTIONS

Transactions with Our Directors, Executive Officers and Shareholders

In 2013 and 2014, we did not provide EPC services or sell any PV modules or panels to LDK. As of December 31, 2014, we had nil accounts receivable from LDK. As of December 31, 2013, we had accounts receivable due from LDK of $3.9 million from our historical provision of EPC services and PV module or panel sales to LDK prior to 2013.

We purchased solar panels from LDK for our solar project development. In June 2012, we acquired 100% equity interest in SGT from its direct owners, LDK Europe, who owned 70% of equity interest in SGT prior to the acquisition, and the two founders of SGT. Because LDK was our controlling shareholder and 100% shareholder of LDK Europe at that time, the acquisition was treated as a transaction between entities under common control. As a result of the acquisition, we recognized the assets and liabilities of SGT at their historical values in our historical consolidated financial statements in accordance with U.S. GAAP, including payables due from SGT to LDK. As of December 31, 2013 and 2014 and June 30, 2015, we had accounts payable due to LDK of $50.9 million, $34.2 million and $29.3 million, respectively.

LDK filed an application for provisional liquidation in the Cayman Islands in connection with its plans to resolve its offshore liquidity issues in February 2014. On November 7, 2014, the Grand Court of the Cayman Islands sanctioned the scheme of arrangements relating to LDK’s assets in the Cayman Islands as well as LDK and its affiliates incorporated in the Cayman Islands. On November 18, 2014, the High Court of Hong Kong sanctioned a related scheme of arrangement with respect to LDK’s subsidiaries incorporated in Hong Kong. The related restructuring was completed on December 17, 2014. On February 18, 2015, all the related bankruptcy and liquidation proceedings in respect of LDK and its subsidiaries in the Cayman Islands, Hong Kong and the U.S. were closed. On December 31, 2014, LDK announced that its subsidiary, LDK HK, entered into the LDK Settlement Agreement with us, pursuant to which LDK HK agreed to release and discharge us from all actions, claims, demands, damages, obligations, liabilities, controversies and executions arising out of our payables of approximately $28.8 million to LDK HK and its subsidiaries, in exchange for a settlement amount of $11.0 million. Pursuant to the LDK Settlement Agreement, we are obligated to pay the outstanding $11.0 million settlement amount in installments before December 31, 2015 in accordance with a certain agreed schedule. However, LDK retains the right to cancel the agreed settlement and release if any installment payment is delayed for more than 30 days. We consequently did not eliminate the liability of $17.8 million waived in the LDK Settlement Agreement from our consolidated balance sheet as of December 31, 2014, given that the payment had not been fully settled.

As of June 30, 2015, the remaining balance of the settlement amount was $5.0 million, which was included in the accounts payable, and will be paid in accordance with the following schedule: $1.0 million on or before July 31, 2015, $2.0 million on or before September 30, 2015 and $2.0 million on or before December 31, 2015.

As of June 30, 2015 and December 31, 2014, the Company had prepaid $2,000 and $nil respectively to LDK as down payment to acquire three PV solar projects located in Italy and US from LDK. On March 30, 2015, the Company entered into a share purchase agreement (the “Share Purchase Agreement”) with LDK’s subsidiaries (collectively, the LDK Sellers”). Pursuant to the Share Purchase Agreement, the Company agreed to purchase from the Sellers (i) 100% equity interest in LD THIN S.R.L, a limited liability company incorporated in Italy, (ii) 54.1% equity interest in LAEM S.R.L, a limited liability company incorporated in Italy, and (iii) 100% equity interest in North Palm Springs Investments, LLC, a limited liability company incorporated in California, for an aggregate cash consideration of US$2,390. The Company will also assume certain indebtedness contemplated in the Share Purchase Agreement up to a maximum amount to be agreed upon among the Company and the Sellers prior to the closing date of the transaction. The transaction is subject to several closing conditions including completion of satisfactory due diligence.

As of June 30, 2015 and December 31, 2014, the Company had prepaid $12 and $nil to LDK’s supplier for the purchase deposit on behalf of LDK.

As of June 30, 2015 and December 31, 2014, the Company owed to LDK of $50 and $nil as LDK made salary payment to certain employees on behalf of the Company, respectively.

As of June 30, 2015, LDK owned approximately 22.5% of our outstanding Shares.

Contractual Arrangements with Solar Energy E-Commerce and Its Shareholders

We, through our wholly-owned subsidiary, Yan Hua Internet, have entered into a series of contractual arrangements with Solar Energy E-Commerce and its shareholders, Mr. Xiaofeng Peng, chairman of our board of directors, Mr. Min Xiahou, deputy chairman of our board of directors and Ms. Amy Jing Liu, our chief financial officer:

Exclusive Consultancy and Service Agreement. Pursuant to the exclusive consultancy and service agreement entered into between Solar Energy E-Commerce and Yan Hua Internet, Solar Energy E-Commerce irrevocably appoints and designates Yan Hua Internet as its exclusive service provider to provide, among others, relevant technical and consulting services. The service fees are determined based on the actual services provided by Yan Hua Internet and up to the net income of Solar Energy E-Commerce during the relevant period. The term of this agreement is three years, which may be automatically extended upon expiration. Yan Hua Internet may terminate this agreement in its sole discretion at any time with a three-month prior written notice.

Exclusive Call Option Agreement. Through the exclusive call option agreement entered into among Yan Hua Internet, Solar Energy E-Commerce and its shareholders, Yan Hua Internet or its designated third party has an exclusive purchase option to acquire all or a part of the equity interest or assets in Solar Energy E-Commerce at any time when permitted by applicable PRC laws and regulations in its sole discretion. The transfer price will be the minimum amount of consideration permitted under PRC law at the time of transfer. In addition, without Yan Hua Internet’s or its controlling shareholder’s prior written consent, the shareholders of Solar Energy E-Commerce shall not transfer their equity interest in Solar Energy E-Commerce, and Solar Energy E-Commerce shall not transfer any of its assets. This agreement will remain effective until all of Solar Energy E-Commerce’s equity interest and assets are transferred to Yan Hua Internet or its designated third party, unless terminated by Yan Hua Internet at any time with a 30-day prior written notice.

Proxy Voting Agreement. Through the proxy voting agreement entered into among Yan Hua Internet, Solar Energy E-Commerce and its shareholders, each shareholder of Solar Energy E-Commerce undertakes to execute a power of attorney to exclusively assign his or her rights as shareholder of Solar Energy E-Commerce to Yan Hua Internet’s designated person, including voting right, right to transfer any equity interest in Solar Energy E-Commerce and right to appoint directors and officers. This agreement will remain effective unless terminated by mutual agreement or by the non-defaulting party in the case of a breach of contract.

Equity Interest Pledge Agreement. To ensure Solar Energy E-Commerce’s performance of its obligations under the exclusive consultancy and service agreement, the exclusive option agreement and the proxy voting agreement, the shareholders of Solar Energy E-Commerce have entered into an equity interest pledge agreement with Yan Hua Internet to pledge their equity interests in Solar Energy E-Commerce to Yan Hua Internet. This equity interest pledge agreement will remain effective until the full performance of the contractual obligations under the exclusive consultancy and service agreement, the exclusive call option agreement and the proxy voting agreement.

Legal enforceability of these contractual arrangements has not been established primarily because the registration of the equity interest pledge agreement with the relevant PRC government bureau has not been completed as one of the legal shareholder’s equity in Solar Energy E-Commerce is restricted for pledge and transfer, making us unable to legally enforce our right under the equity interest pledge agreements and potentially other agreements. We are in the process of establishing a new corporate structure for the e-commerce business under which Solarbao will be migrated into a newly-established domestic company and one of our PRC subsidiaries will enter into a new set of contractual arrangements, including an equity interest pledge agreement, with the domestic company. We expect to be able to register the equity interest pledge agreement with the relevant PRC government bureau and consolidate the financial results of the newly-established domestic company as a variable interest entity in our financial statements.

DESCRIPTION OF SHARE CAPITAL OF SPI ENERGY

The following description of the material terms of SPI Energy’s ordinary shares following the Redomicile Merger includes a summary of specified provisions of the memorandum of association and articles of association of SPI Energy that will be in effect upon completion of the Redomicile Merger. This description is qualified by reference to the amended and restated form of memorandum of association and articles of association of SPI Energy that will become effective upon consummation of the Redomicile Merger, which are attached as an exhibit to the registration statement of which this consent solicitation statement/prospectus is a part of and incorporated herein by reference. You are encouraged to read the relevant provisions of the Companies Law and SPI Energy’s amended and restated memorandum and articles of association as they relate to the following summary.

Authorized Share Capital

SPI Energy is authorized to issue 50,000,000,000 shares of a par value of US$0.000001 each. The board of directors of SPI Energy is authorized to issue these shares in different classes and series and, with respect to each class or series, to determine the designations, powers, preferences, privileges and other rights, including dividend rights, conversion rights, terms of redemption and liquidation preferences, any or all of which may be greater than the powers and rights associated with the ordinary shares, at such times and on such other terms as they think proper.

As of the close of business on September 29, 2015, SPI Energy had one ordinary share issued and outstanding and no preference shares issued and outstanding. If the Redomicile Merger is completed, SPI Energy will issue approximately [●] ordinary shares in the Redomicile Merger and the one ordinary share issued and outstanding prior to the Redomicile Merger will be repurchased and cancelled.

Ordinary Shares

General

All of SPI Energy’s outstanding ordinary shares will be issued credited as fully paid and non-assessable. SPI Energy’s ordinary shares are issued in registered form, and are issued when registered in SPI Energy’s register of members. SPI Energy’s shareholders who are non-residents of the Cayman Islands may freely hold and transfer their ordinary shares.

Dividends

The holders of SPI Energy’s ordinary shares are entitled to such dividends as may be declared by SPI Energy’s board of directors, subject to the Companies Law and the memorandum and articles of association of SPI Energy, as amended and restated from time to time. Under Cayman Islands law, dividends may be declared and paid only out of funds legally available therefor, namely out of either profit or share premium account, provided that a dividend may not be paid if this would result in SPI Energy being unable to pay its debts as they fall due in the ordinary course of business.

Register of Members

Under Cayman Islands law, SPI Energy must keep a register of members and there shall be entered therein:

(a)	the names and addresses of the members, a statement of the shares held by each member, and of the amount paid or agreed to be considered as paid, on the shares of each member;

(b)	the date on which the name of any person was entered on the register as a member; and

(c)	the date on which any person ceased to be a member.

Under Cayman Islands law, the register of members of SPI Energy is prima facie evidence of the matters set out therein (i.e., the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a member registered in the register of members shall be deemed as a matter of Cayman Islands law to have legal title to the shares as set against its name in the register of members. Upon the closing of this Redomicile Merger, the register of members shall be immediately updated to record and give effect to the issue of shares by SPI Energy that will underlie the ADSs. Once SPI Energy’s register of members has been updated, the shareholders recorded in the register of members will be deemed to have legal title to the shares set against their name in the register of members. If the name of any person is incorrectly entered in or omitted from SPI Energy’s register of members, or if there is any default or unnecessary delay in entering on the register the fact of any person having ceased to be a member of SPI Energy, the person or member aggrieved (or any member of SPI Energy or SPI Energy itself) may apply to the Grand Court of the Cayman Islands for an order that the register be rectified, and the Court may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register.

Voting Rights

Each holder of ordinary shares is entitled to one vote on all matters upon which the ordinary shares are entitled to vote on a show of hands or, on a poll, each holder is entitled to have one vote for each share registered in his name on the register of members. Voting at any meeting of shareholders is by show of hands unless a poll is demanded. A poll may be demanded by the chairman of SPI Energy’s board of directors or by any one or more shareholders holding at least one-tenth of the paid-up shares given a right to vote at the meeting or one-tenth of the votes attaching to the issued and outstanding ordinary shares in SPI Energy entitled to vote at general meetings, present in person or by proxy.

A quorum required for a general meeting of shareholders consists of one or more shareholders who hold in aggregate at least one-third of the votes attaching to the issued and outstanding ordinary shares in SPI Energy entitled to vote at general meetings, present in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative. Although not required by the Companies Laws or SPI Energy’s amended and restated memorandum and articles of association, SPI Energy expects to hold shareholders’ meetings annually and such meetings may be convened by SPI Energy’s board of directors on its own initiative or upon a request to the directors by shareholders holding in aggregate at least one-third of SPI Energy’s shares that carry the right to vote at general meetings. Advance notice of at least 14 days is required for the convening of SPI Energy’s annual general meeting and other shareholders meetings.

An ordinary resolution to be passed by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast by those shareholders entitled to vote who are present in person or by proxy in a general meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes attaching to the ordinary shares cast by those shareholders entitled to vote who are present in person or by proxy in a general meeting.

Transfer of Ordinary Shares

Subject to the restrictions of SPI Energy’s articles of association, as applicable, any of SPI Energy’s shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by SPI Energy’s board.

SPI Energy’s board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which SPI Energy has a lien. SPI Energy’s directors may also decline to register any transfer of any ordinary share unless:

•	the instrument of transfer is lodged with SPI Energy, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as SPI Energy’s board of directors may reasonably require to show the right of the transferor to make the transfer;

•	the instrument of transfer is in respect of only one class of ordinary shares;

•	the instrument of transfer is properly stamped, if required;

•	in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four; or

•	the ordinary shares transferred are free of any lien in favor of SPI Energy.

If SPI Energy’s directors refuse to register a transfer they shall, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal. The registration of transfers may, on 14 days’ notice being given by advertisement in such one or more newspapers or by electronic means, be suspended and the register closed at such times and for such periods as SPI Energy’s board of directors may from time to time determine; provided, however, that the registration of transfers shall not be suspended and the register shall not be closed for more than 30 days in any year.

Liquidation

On a winding up of SPI Energy, if the assets available for distribution among its shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus will be distributed among its shareholders in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to SPI Energy for unpaid calls or otherwise. If SPI Energy’s assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by its shareholders in proportion to the par value of the shares held by them.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares

SPI Energy’s board of directors may from time to time make calls upon shareholders for any amounts unpaid on their ordinary shares in a notice served to such shareholders at least 14 days prior to the specified time of payment. The ordinary shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption, Repurchase and Surrender of Ordinary Shares

SPI Energy may issue shares on terms that are subject to redemption, at SPI Energy’s option or at the option of the holders, on such terms and in such manner as may be determined before the issue of such shares, by SPI Energy’s board of directors or by a special resolution of SPI Energy’s shareholders. SPI Energy may also repurchase any of its shares provided that the manner and terms of such purchase have been approved by its board of directors or are otherwise authorized by its memorandum and articles of association. Under the Companies Law, the redemption or repurchase of any share may be paid out of SPI Energy’s profits or out of the proceeds of a fresh issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if SPI Energy can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Law no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding, or (c) if the company has commenced liquidation. In addition, SPI Energy may accept the surrender of any fully paid share for no consideration.

Variations of Rights of Shares

All or any of the special rights attached to any class of shares may, subject to the provisions of the Companies Law, be varied either with the written consent of the holders of a majority of the issued shares of that class or with the sanction of an ordinary resolution passed at a general meeting of the holders of the shares of that class.

Inspection of Books and Records

Holders of SPI Energy’s ordinary shares have no general right under Cayman Islands law to inspect or obtain copies of SPI Energy’s list of shareholders or its corporate records. However, SPI Energy will provide its shareholders with annual audited financial statements. See “Where You Can Find More Information.”

Changes in Capital

SPI Energy may from time to time by ordinary resolution:

•	increase its share capital by such sum, to be divided into shares of such classes and amount, as the resolution shall prescribe;

•	consolidate and divide all or any of its share capital into shares of a larger amount than its existing shares;

•	convert all or any of its paid up shares into stock and reconvert that stock into paid up shares of any denomination;

•	sub-divide its existing shares, or any of them into shares of a smaller amount that is fixed by the amended and restated memorandum and articles of association; and

•	cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled.

Subject to Companies Law and confirmation by the Grand Court of the Cayman Islands on an application by SPI Energy for an order confirming such reduction, SPI Energy may by special resolution reduce its share capital and any capital redemption reserve in any manner authorized by law.

Issuance of Additional Preferred Shares

SPI Energy’s amended and restated memorandum and articles of association authorizes SPI Energy’s board of directors to issue additional ordinary shares from time to time as its board of directors shall determine, to the extent of available authorized but unissued shares.

SPI Energy’s amended and restated memorandum and articles of association authorizes SPI Energy’s board of directors to establish from time to time one or more series of preferred shares and to determine, with respect to any series of preferred shares, the terms and rights of that series, including:

•	the designation of the series;

•	the number of shares of the series;

•	the dividend rights, dividend rates, conversion rights, voting rights; and

•	the rights and terms of redemption and liquidation preferences.

SPI Energy’s board of directors may issue preferred shares without action by its shareholders to the extent authorized but unissued. In addition, the issuance of preferred shares may be used as an anti-takeover device without further action on the part of the shareholders. Issuance of these shares may dilute the voting power of holders of ordinary shares.

Exempted Company

SPI Energy is an exempted company duly incorporated with limited liability under the Companies Law. The Companies Law distinguishes between ordinary resident companies and exempted companies. Any company, the objects of which are to conduct business mainly outside of the Cayman Islands, may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for certain exemptions and privileges, including (a) an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies, (b) an exempted company is not required to open its register of members for inspection, (c) an exempted company does not have to hold an annual general meeting, (d) an exempted company may issue no par value, negotiable or bearer shares, and (e) an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands.

Transfer Agent

The transfer agent and registrar for SPI Energy’s ordinary shares is expected to be MaplesFS.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Shares

The Bank of New York Mellon, as depositary, will register and deliver American Depositary Shares, also referred to as ADSs. Each ADS will represent ten (10) SPI Energy’s ordinary shares deposited with The Hongkong and Shanghai Banking Corporation Limited, as custodian for the depositary in Hong Kong. Each ADS will also represent any other securities, cash or other property which may be held by the depositary. The depositary’s office at which the ADSs will be administered is located at 101 Barclay Street, New York, NY 10286. The Bank of New York Mellon principal executive office is located at 225 Liberty Street, New York, NY 10286.

You may hold ADSs either (A) directly (i) by having an American Depositary Receipt, also referred to as an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by having uncertificated ADSs registered in your name, or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution that is a direct or indirect participant in The Depository Trust Company, also called DTC. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are. Registered holders of uncertificated ADSs will receive statements from the depositary confirming their holdings.

As an ADS holder, SPI Energy will not treat you as one of its shareholders and you will not have shareholder rights. Cayman Islands law governs shareholder rights. The depositary will be the holder of the shares underlying your ADSs. As a registered holder of ADSs, you will have ADS holder rights. A deposit agreement among SPI Energy, the depositary, ADS holders and all other persons indirectly or beneficially holding ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR. Directions on how to obtain copies of those documents are provided on page 150.

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

The depositary has agreed to pay or distribute to ADS holders the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, upon payment or deduction of its fees and expenses. You will receive these distributions in proportion to the number of shares your ADSs represent.

Cash. The depositary will convert any cash dividend or other cash distribution SPI Energy pays on the shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. It will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some of the value of the distribution.

Shares. The depositary may distribute additional ADSs representing any shares SPI Energy distributes as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell shares which would require it to deliver a fraction of an ADS (or ADSs representing those shares) and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares. The depositary may sell a portion of the distributed shares (or ADSs representing those shares) sufficient to pay its fees and expenses in connection with that distribution.

Rights to purchase additional shares. If SPI Energy offers holders of its securities any rights to subscribe for additional shares or any other rights, the depositary may (i) exercise those rights on behalf of ADS holders, (ii) distribute those rights to ADS holders, or (iii) sell those rights and distribute the net proceeds to ADS holders, in each case after deduction or upon payment of its fees and expenses. To the extent the depositary does not do any of those things, it will allow the rights to lapse. In that case, you will receive no value for them. The depositary will exercise or distribute rights only if SPI Energy asks it to and provides satisfactory assurances to the depositary that it is legal to do so. If the depositary will exercise rights, it will purchase the securities to which the rights relate and distribute those securities or, in the case of shares, new ADSs representing the new shares, to subscribing ADS holders, but only if ADS holders have paid the exercise price to the depositary. U.S. securities laws may restrict the ability of the depositary to distribute rights or ADSs or other securities issued on exercise of rights to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

Other Distributions. The depositary will send to ADS holders anything else SPI Energy distributes on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what SPI Energy distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what SPI Energy distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from SPI Energy that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution. U.S. securities laws may restrict the ability of the depositary to distribute securities to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. SPI Energy has no obligation to register ADSs, shares, rights or other securities under the Securities Act. SPI Energy also has no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions SPI Energy makes on its shares or any value for them if it is illegal or impractical to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposits shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

How can ADS holders withdraw the deposited securities?

You may surrender your ADSs for the purpose of withdrawal at the depositary’s office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its office, if feasible. The depositary may charge you a fee and its expenses for instructing the custodian regarding delivery of deposited securities.

How do ADS holders interchange between certificated ADSs and uncertificated ADSs?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.

Voting Rights

How do you vote?

ADS holders may instruct the depositary how to vote the number of deposited shares their ADSs represent. If SPI Energy requests the depositary to solicit your voting instructions (and SPI Energy is not required to do so), the depositary will notify you of a shareholders’ meeting and send or make voting materials available to you. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote. For instructions to be valid, they much reach the depositary by a date set by the depositary. The depositary will try, as far as practical, subject to the laws of the Cayman Islands and the provisions of SPI Energy’s articles of association or similar documents, to vote or to have its agents vote the shares or other deposited securities as instructed by ADS holders. If SPI Energy does not request the depositary to solicit your voting instructions, you can still send voting instructions, and, in that case, the depositary may try to vote as you instruct, but it is not required to do so.

Except by instructing the depositary as described above, you won’t be able to exercise voting rights unless you surrender your ADSs and withdraw the shares. However, you may not know about the meeting enough in advance to withdraw the shares. In any event, the depositary will not exercise any discretion in voting deposited securities and it will only vote or attempt to vote as instructed or as described in the following sentence. If SPI Energy asked the depositary to solicit your instructions at least 30 days before the meeting date but the depositary does not receive voting instructions from you by the specified date, it will consider you to have authorized and directed it to give a discretionary proxy to a person designated by SPI Energy to vote the number of deposited securities represented by your ADSs. The depositary will give a discretionary proxy in those circumstances to vote on all questions at to be voted upon unless SPI Energy notifies the depositary that:

•	it does not wish to receive a discretionary proxy;

•	there is substantial shareholder opposition to the particular question; or

•	the particular question would have an adverse impact on SPI Energy’s shareholders.

SPI Energy is required to notify the depositary if one of the conditions specified above exists.

SPI Energy cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise voting rights and there may be nothing you can do if your shares are not voted as you requested.

In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to Deposited Securities, if SPI Energy requests the Depositary to act, SPI Energy agrees to give the depositary notice of any such meeting and details concerning the matters to be voted upon at least 30 days in advance of the meeting date.

Fees and Expenses

Persons depositing or withdrawing shares or ADS holders must pay:	For:
$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)

Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property

Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates

$.05 (or less) per ADS	Any cash distribution to ADS holders

A fee equivalent to the fee that would be payable if securities distributed to you had been shares and the shares had been deposited for issuance of ADSs	Distribution of securities distributed to holders of deposited securities (including rights) that are distributed by the depositary to ADS holders

$.05 (or less) per ADS per calendar year	Depositary services

Registration or transfer fees	Transfer and registration of shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw shares

Expenses of the depositary	Cable, telex and facsimile transmissions (when expressly provided in the deposit agreement) converting foreign currency to U.S. dollars

Taxes and other governmental charges the depositary or the custodian has to pay on any ADSs or shares underlying ADSs, such as stock transfer taxes, stamp duty or withholding taxes	As necessary

Any charges incurred by the depositary or its agents for servicing the deposited securities	As necessary

The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may collect any of its fees by deduction from any cash distribution payable (or by selling a portion of securities or other property distributable) to ADS holders that are obligated to pay those fees. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

From time to time, the depositary may make payments to us to reimburse us for costs and expenses generally arising out of establishment and maintenance of the ADS program, waive fees and expenses for services provided to us by the depositary or share revenue from the fees collected from ADS holders. In performing its duties under the deposit agreement, the depositary may use brokers, dealers or other service providers that are affiliates of the depositary and that may earn or share fees or commissions.

The depositary may convert currency itself or through any of its affiliates and, in those cases, act as principal for its own account and not as an agent, fiduciary or broker on behalf of any other person and earns revenue, including, without limitation, fees and spreads that it will retain for its own account. The depositary makes no representation that the exchange rate used or obtained in any currency conversion will be the most favorable rate that could be obtained at the time or as to the method by which that rate will be determined, subject to its obligations under the deposit agreement.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your

ADSs or allow you to withdraw the deposited securities represented by your ADSs until those taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your American Depositary Shares to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.

Tender and Exchange Offers; Redemption, Replacement or Cancellation of Deposited Securities

The depositary will not tender deposited securities in any voluntary tender or exchange offer unless instructed to do by an ADS holder surrendering ADSs and subject to any conditions or procedures the depositary may establish.

If deposited securities are redeemed for cash in a transaction that is mandatory for the depositary as a holder of deposited securities, the depositary will call for surrender of a corresponding number of ADSs and distribute the net redemption money to the holders of called ADSs upon surrender of those ADSs.

If there is any change in the deposited securities such as a sub-division, combination or other reclassification, or any merger, consolidation, recapitalization or reorganization affecting the issuer of deposited securities in which the depositary receives new securities in exchange for or in lieu of the old deposited securities, the depositary will hold those replacement securities as deposited securities under the deposit agreement. However, if the depositary decides it would not be lawful and to hold the replacement securities because those securities could not be distributed to ADS holders or for any other reason, the depositary may instead sell the replacement securities and distribute the net proceeds upon surrender of the ADSs.

If there is a replacement of the deposited securities and the depositary will continue to hold the replacement securities, the depositary may distribute new ADSs representing the new deposited securities or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

If there are no deposited securities underlying ADSs, including if the deposited securities are cancelled, or if the deposited securities underlying ADSs have become apparently worthless, the depositary may call for surrender or of those ADSs or cancel those ADSs upon notice to the ADS holders.

Amendment and Termination

How may the deposit agreement be amended?

SPI Energy may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

The depositary will initiate termination of the deposit agreement if SPI Energy instructs it to do so. The depositary may initiate termination of the deposit agreement if

•	60 days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment;

•	SPI Energy delists its shares from an exchange on which they were listed and does not list the shares on another exchange;

•	SPI Energy appears to be insolvent or enters insolvency proceedings;

•	all or substantially all the value of the deposited securities has been distributed either in cash or in the form of securities;

•	there are no deposited securities underlying the ADSs or the underlying deposited securities have become apparently worthless; or

•	there has been a replacement of deposited securities.

If the deposit agreement will terminate, the depositary will notify ADS holders at least 90 days before the termination date. At any time after the termination date, the depositary may sell the deposited securities. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, unsegregated and without liability for interest, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. Normally, the depositary will sell as soon as practicable after the termination date.

After the termination date and before the depositary sells, ADS holders can still surrender their ADSs and receive delivery of deposited securities, except that the depositary may refuse to accept a surrender for the purpose of withdrawing deposited securities if it would interfere with the selling process. The depositary may refuse to accept a surrender for the purpose of withdrawing sale proceeds until all the deposited securities have been sold. The depositary will continue to collect distributions on deposited securities, but, after the termination date, the depositary is not required to register any transfer of ADSs or distribute any dividends or other distributions on deposited securities to the ADSs holder (until they surrender their ADSs) or give any notices or perform any other duties under the deposit agreement except as described in this paragraph.

Limitations on Obligations and Liability

Limits on Obligations of the Depositary and SPI Energy; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits the obligations of the depositary and SPI Energy. SPI Energy and the depositary:

•	are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith;

•	are not liable if either is prevented or delayed by law or circumstances beyond our or its control from performing our or its obligations under the deposit agreement;

•	are not liable if either exercises discretion permitted under the deposit agreement;

•	are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;

•	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person;

•	are not liable for the acts or omissions of any securities depository, clearing agency or settlement system; and

•	may rely upon any documents either believes in good faith to be genuine and to have been signed or presented by the proper person.

In the deposit agreement, the depositary and SPI Energy agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of ADSs, make a distribution on ADSs, or permit withdrawal of shares, the depositary may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

•	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs when the transfer books of the depositary or the transfer books of SPI Energy are closed or at any time if the depositary or SPI Energy thinks it advisable to do so.

Your Right to Receive the Shares Underlying your ADSs

ADS holders have the right to cancel their ADSs and withdraw the underlying shares at any time except:

•	when temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of shares is blocked to permit voting at a shareholders’ meeting; or (iii) we are paying a dividend on our shares;

•	when you owe money to pay fees, taxes and similar charges; or

•	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Pre-release of ADSs

The deposit agreement permits the depositary to deliver ADSs before deposit of the underlying shares. This is called a pre-release of the ADSs. The depositary may also deliver shares upon cancellation of pre-released ADSs (even if the ADSs are canceled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying shares are delivered to the depositary. The depositary may receive ADSs instead of shares to close out a pre-release. The depositary may pre-release ADSs only under the following conditions: (1) before or at the time of the pre-release, the person to whom the pre-release is being made represents to the depositary in writing that it or its customer owns the shares or ADSs to be deposited; (2) the pre-release is fully collateralized with cash or other collateral that the depositary considers appropriate; and (3) the depositary must be able to close out the pre-release on not more than five business days’ notice. In addition, the depositary will limit the number of ADSs that may be outstanding at any time as a result of pre-release, although the depositary may disregard the limit from time to time if it thinks it is appropriate to do so.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the Direct Registration System, also referred to as DRS, and Profile Modification System, also referred to as Profile, will apply to the ADSs. DRS is a system administered by DTC that facilitates interchange between registered holding of uncertificated ADSs and holding of security entitlements in ADSs through DTC and a DTC participant. Profile is feature of DRSs that allows a DTC participant, claiming to act on behalf of a registered holder of uncertificated ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery as described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary’s reliance on and compliance with instructions received by the depositary through the DRS/Profile system and in accordance with the deposit agreement will not constitute negligence or bad faith on the part of the depositary.

Shareholder communications; inspection of register of holders of ADSs

The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications or otherwise make those communications available to you if SPI Energy asks it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to SPI Energy’s business or the ADSs.

COMPARISON OF RIGHTS UNDER CALIFORNIA AND CAYMAN ISLANDS LAW

Your rights as a shareholder of the Company are governed by the CGCL and the Company’s articles of incorporation and bylaws. After the Redomicile Merger, you will become a shareholder of SPI Energy and your rights will be governed by the Companies Law and SPI Energy’s memorandum of association and articles of association.

The principal attributes of the Company’s common stock and SPI Energy ordinary shares are similar. However, there are differences between your rights under the CGCL and under the Companies Law. In addition, there are differences between the Company’s articles of incorporation and bylaws and SPI Energy’s memorandum of association and articles of association. The following discussion is a summary of certain material differences in your rights that would result from the Redomicile Merger. As such, this summary does not cover all the differences between Companies Law and the CGCL affecting corporations and their shareholders or all of the differences between the Company’s articles of incorporation and bylaws and SPI Energy’s memorandum of association and articles of association. While we believe this summary is accurate in all material respects, the following descriptions are qualified in their entirety by reference to the complete text of the relevant provisions of the Companies Law, the CGCL, the Company’s articles of incorporation and bylaws and SPI Energy’s memorandum of association and articles of association. SPI Energy plans to adopt an amended and restated memorandum and articles of incorporation, which will become effective immediately upon the completion of the Redomicile Merger and will replace its existing memorandum and articles of association in their entirety. A copy of SPI Energy’s amended and restated memorandum of association and articles of association that will become effective upon consummation of the Redomicile Merger is attached hereto as an exhibit to this Registration Statement on Form F-4 of which this consent solicitation statement/prospectus is a part of. We encourage you to read the laws and documents referenced above.

	CGCL/SPI Articles of Incorporation and Bylaws	Companies Law/SPI Energy’s Memorandum of Association and Articles of Association
The ability for shareholders to put proposals before meetings	SPI’s Articles and Bylaws do not provide shareholders with any right to put any proposal before a shareholder meeting.	Cayman Islands law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association.

Special meetings of the shareholders may be called at any time by the president, by the board of directors, the chairman of the board or by one or more shareholders holding shares in the aggregate entitled to cast not less than ten percent (10%) of the votes at that meeting.

In the case of a special meeting the notice shall specify the general nature of the business to be transacted and no other business may be transacted at said meeting.

SPI Energy’s articles of association allow its shareholders holding shares representing in aggregate not less than one-third of the votes attaching to the issued and outstanding shares of SPI Energy entitled to vote at general meetings, to requisition an extraordinary general meeting of the shareholders, in which case the directors of SPI Energy are obliged to call such meeting and to put the resolutions so requisitioned to a vote at such meeting; however, SPI Energy’s articles of association do not provide its shareholders with any right to put any proposals before annual general

	CGCL/SPI Articles of Incorporation and Bylaws	Companies Law/SPI Energy’s Memorandum of Association and Articles of Association

meetings or extraordinary general meetings not called by such shareholders.

Proceedings of Directors

Under California law, no contract between a corporation and one or more of its directors is void because such are present at the meeting of the board which approves the contract if (i) the material facts as to the transaction and as to such director’s interest are fully disclosed to the shareholders and such contract is approved by the shareholders in good faith, with the shares owned by the interested director not being entitled to vote thereon, or (ii) the material facts as to the transaction and as to such director’s interest are fully disclosed and the board approves the contract in good faith by a vote sufficient without counting the vote of the interested director and the contract or transaction is just and reasonable as to the corporation at the time it is approved or (iii) as to contracts not approved as provided in paragraph (i) or (ii), the person asserting the validity of the contract sustains the burden of proving that the contract was just and reasonable as to the corporation at the time it was approved.

A director who is in any way, whether directly or indirectly, interested in a contract, proposed contract, or arrangement with SPI Energy must declare the nature of his interest at a meeting of SPI Energy’s directors.

A general notice given to SPI Energy’s directors by any director to the effect that he is a member of any specified company or firm and is to be regarded as interested in any contract or arrangement which may thereafter be made with that company or firm shall be deemed a sufficient declaration of interest in regard to any contract or arrangement so made or consummated.

A director may vote with respect to any contract, proposed contract, or arrangement notwithstanding that he may be interested therein and if he does so his vote shall be counted and he may be counted in the quorum at any meeting of SPI Energy’s directors at which any such contract or proposed contract or arrangement is considered.

Shareholder Approval of Business Combinations; Fundamental Changes	Under the CGCL, a merger, consolidation, sale, lease, exchange or other disposition of all or substantially all of the property of a corporation not in the usual and regular course of the corporation’s business, or a dissolution of the corporation, is generally required to be approved by the holders of a majority of the shares outstanding and entitled to vote on the matter, unless the articles of incorporation provides otherwise. The Company’s articles of incorporation does not provide otherwise.	There are a number of mechanisms for acquiring a Cayman Islands company including: (1) a court-approved “scheme of arrangement” under the Companies Law; (2) through a tender offer by a third party; and (3) through a merger or consolidation between the Cayman Islands company and another company incorporated in the Cayman Islands or another jurisdiction (provided the merger or consolidation is allowed by the laws of that other jurisdiction).

	In general, under the CGCL, reorganization in which the surviving corporation will issue less than one-	A scheme of arrangement with one or more class or series of shareholders requires the sanction of the scheme of

CGCL/SPI Articles of Incorporation and Bylaws	Companies Law/SPI Energy’s Memorandum of Association and Articles of Association

sixth of such corporation’s stock does not require shareholder approval. In addition, mergers in which one corporation owns 90% or more of each class of stock of a second corporation may be completed without the vote of the second corporation’s board of directors or shareholders. In certain situations, the approval of a business combination may require approval by a certain number of the holders of a class or series of shares.	arrangement by the Cayman Islands court and the approval of a majority in number of the registered holders of each participating class or series of shares voting on the scheme of arrangement, representing 75% or more in value of the shares of each participating classes or series voted on such proposal at the relevant meeting excluding any shares held by the acquiring party. If a scheme of arrangement receives the approval of shareholders of a company and is subsequently sanctioned by the Cayman Islands court, all holders of ordinary shares of the company will be bound by the terms of the scheme of arrangement.

The CGCL does not contain a procedure comparable to a scheme of arrangement under the Companies Law.	The Companies Law provides that when an offer is made for shares of any class or series of a Cayman Islands company and, within four months of the offer, the holders of not less than 90% of such class or series accept the offer, the offeror may, for two months after that four-month period, require the remaining shareholders of the relevant class or series to transfer their shares on the same terms as the original offer. In those circumstances, non-tendering shareholders will be compelled to sell their shares, unless within one month from the date on which the notice to compulsorily acquire was given to the non-tendering shareholder, the non-tendering shareholder is able to convince a Cayman Islands court to order otherwise.

Authorization of a merger or consolidation requires: (a) the passing of a special resolution by the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in each such company’s constitutive documents. In addition, the consent of each holder of a fixed or

	CGCL/SPI Articles of Incorporation and Bylaws	Companies Law/SPI Energy’s Memorandum of Association and Articles of Association

floating security of a constituent company must be obtained, unless the court waives such requirement.

Under SPI Energy’s articles of association and the Companies Law, there is no requirement for shareholder approval for a sale of all or substantially all of SPI Energy’s assets.

Special Vote Required for Combinations with Interested Shareholders	There is no provision in the CGCL or the Company’s articles of incorporation prohibiting or requiring a special vote in connection with business combinations with interested shareholders.	There is no provision in the Companies Law or SPI Energy’s articles of association prohibiting business combinations with interested shareholders.

Dissenter Rights; Rights to Dissent; Compulsory Acquisition	Under the CGCL, a shareholder of a corporation does not have dissenters’ rights in connection with a reorganization, if, among other things, the corporation’s shares are listed on a national securities exchange certified by the Commissioner of the Department of Business Oversight.	The Companies Law and SPI Energy’s articles of association do not specifically provide for appraisal rights. However, in connection with the compulsory transfer of shares to a 90% shareholder of a Cayman Islands company as described under “Shareholder Approval of Business Combinations; Fundamental Changes,” a minority shareholder may apply to the Cayman Islands court within one month of receiving notice of the compulsory transfer objecting to that transfer. In these circumstances, the burden is on the minority shareholder to show that the court should exercise its discretion to prevent the compulsory transfer. The court is unlikely to grant any relief in the absence of bad faith, fraud, unequal treatment of shareholders or collusion as between the offeror and the holders of the shares who have accepted the offer as a means of unfairly forcing out minority shareholders.

In connection with a merger or a consolidation, dissenting shareholders have the right to be paid the fair value of their shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) if they follow the required procedures set out in the Companies Law, subject to certain exceptions.

	CGCL/SPI Articles of Incorporation and Bylaws	Companies Law/SPI Energy’s Memorandum of Association and Articles of Association
Shareholder Consent to Action Without Meeting	Under the CGCL, unless otherwise provided in the articles of incorporation, except for the election of directors, any action that can be taken at a meeting of the shareholders may be taken without a meeting if written consent to the action is signed by the holders of outstanding stock having the minimum number of votes necessary to authorize or take the action at a meeting of the shareholders. The Company’s bylaws provide that its shareholders may act by written consent.	SPI Energy’s articles of association permits resolutions, including special resolutions, to be effected by an unanimous written resolution. A special resolution is a resolution that is either (a) passed by a majority of not less than two-thirds of shareholders as, being entitled to do so, vote in person or by proxy at a general meeting, or (b) signed by all the shareholders entitled to vote on that resolution.

Distributions and Dividends; Repurchases and Redemptions	A corporation may make a distribution, including dividends and the repurchase of shares, to the corporation’s shareholders provided the board of directors has determined in good faith either of the following: (1) the amount of retained earnings of the corporation immediately prior to the distribution equals or exceeds the sum of (A) the amount of the proposed distribution plus (B) the preferential dividends arrears amount; or (2) immediately after the distribution, the value of the corporation’s assets would equal or exceed the sum of its total liabilities plus the preferential rights amount.	Under the Companies Law, the board of directors may declare the payment of dividends to holders of ordinary shares out of SPI Energy’s (1) profits available for distribution, or (2) “share premium account”, which represents the excess of the price paid to SPI Energy’s on the issue of its shares over the par or “nominal” value of those shares and is similar to the U.S. law concept of additional paid in capital.
However, no dividends may be paid if, after payment, SPI Energy would not be able to pay its debts as they come due in the ordinary course of business.

Dividends on ordinary shares, if any, are at the discretion of the directors and depend on, among other things, SPI Energy’s results of operations, cash requirements and surplus, financial condition, contractual restrictions and other factors that the directors deems relevant, as well as SPI Energy’s ability to pay dividends in compliance with the Cayman Islands law. Under the Cayman Islands law, SPI Energy is not required to present proposed dividends or distributions to its shareholders for approval or adoption. SPI Energy may pay dividends in any currency.

The directors are also entitled to issue shares with preferred rights to participate in dividends declared by SPI Energy. The holders of such preference

	CGCL/SPI Articles of Incorporation and Bylaws	Companies Law/SPI Energy’s Memorandum of Association and Articles of Association

shares may, depending on their terms, rank senior to the ordinary shares with respect to dividends.

Under the Companies Law, shares of a Cayman Islands company may be redeemed or repurchased out of profits of the company, out of the proceeds of a fresh issue of shares made for that purpose or out of capital, provided the company’s articles authorize this and it has the ability to pay its debts as they come due in the ordinary course of business.

SPI Energy’s articles of association provide that the company may make a payment in respect of the redemption or purchase of its own shares otherwise than out of profits or the proceeds of a fresh issue of shares.

Removal of Directors; Terms of Directors

Under the CGCL, any or all of the directors may be removed without cause if the removal is approved by the outstanding shares, subject to no director may be removed (unless the entire board is removed) when the votes cast against removal would be sufficient to elect the director if voted cumulatively at an election at which the same total number of votes were cast and the entire number of directors authorized at the time of the director’s most recent election were then being elected.

At each annual meeting of shareholders, directors shall be elected to hold office until the next annual meeting.

Under SPI Energy’s articles of association, the directors of SPI Energy are not subject to a term of office and hold office until such time as they are removed from office by ordinary resolution of the shareholders or by a resolution of the board of directors.

In addition, the office of any director shall be vacated if the director (i) becomes bankrupt or makes any arrangement or composition with his creditors, (ii) dies or is found to be or becomes of unsound mind, (iii) resigns his office by notice in writing to SPI Energy, or (iv) the board of directors resolves that his office be vacated.

Directors may be elected by a resolution of the board of directors, or by an ordinary resolution of the shareholders.

Inspection of Books and Records	Under the CGCL, the accounting books and records and minutes of proceedings of the shareholders and the board and committees of the board shall be open to inspection upon the written demand on the corporation of any shareholder for a purpose reasonably related to such holder’s interests as a shareholder.	Shareholders of a Cayman Islands company do not have any general rights to inspect or obtain copies of the list of shareholders or corporate records of a company (other than the register of mortgages and charges and the memorandum and articles of association). Under SPI Energy’s

	CGCL/SPI Articles of Incorporation and Bylaws	Companies Law/SPI Energy’s Memorandum of Association and Articles of Association

articles of association, the directors have the discretion as to whether, to what extent, when, where and under what conditions or regulations the accounts and books of the company or any of them shall be open to the inspection of members who are not directors.

The Companies Law requires that the register of mortgages and charges of a corporation be open to inspection by any shareholder or creditor of the company at all reasonable times.

Amendment of Governing Documents

Under the CGCL, articles of incorporation may be amended if approved by the board and approved by the outstanding shares, either before or after the approval by the board.

Under the CGCL, bylaws may be adopted, amended or repealed either by approval of the outstanding shares or by the approval of the board subject to certain exceptions such as the reduction or expansion of the range of the number of directors to the board.

The Companies Law and SPI Energy’s articles of association provide that SPI Energy’s memorandum of association and articles of association may only be amended by passing a special resolution of its shareholders to effect such amendment.

Indemnification of Directors and Officers

In general under the CGCL, a corporation is generally permitted to indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, other than an action brought on behalf of the corporation, and against expenses actually and reasonably incurred in the defense or settlement of a derivative action, provided that there is a determination that the individual acted in good faith and in a manner reasonably believed to be in best interests of the corporation and its shareholders. That determination must be made by: (1) a majority of the disinterested directors; (2) independent legal counsel, if a quorum does not exist; (3) the shareholders; (4) the court in which the proceeding is pending.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

SPI Energy’s articles of association provide that its directors and officers shall be indemnified against all actions, proceedings, costs, charges, expenses, losses, damages and liabilities incurred or sustained by such director or officer, other than by reason of such person’s own dishonesty, willful default or fraud, in or about the conduct of SPI Energy’s business or affairs or in the execution or discharge of his duties,

	CGCL/SPI Articles of Incorporation and Bylaws	Companies Law/SPI Energy’s Memorandum of Association and Articles of Association

Without court approval, however, no indemnification may be made in respect of any derivative action in which an individual is adjudged liable to the corporation.

Under the CGCL, a corporation may advance expenses relating to the defense of any proceeding to directors and officers contingent upon those individuals’ commitment to repay any advances, unless it is determined ultimately that those individuals are entitled to be indemnified.

powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning SPI Energy or its affairs in any court whether in the Cayman Islands or elsewhere.

Limited Liability of Directors

The CGCL permits the adoption of a provision in a corporation’s articles of incorporation to eliminate liability of the directors of the corporation for monetary damages to the fullest extent permissible under California law.

The Company’s articles of incorporation provides that, to the fullest extent permitted by the CGCL, directors are not personally liable to the company or its shareholders for monetary damages for breach of fiduciary duty as a director.

Cayman Islands law, in certain circumstances, permits a company to limit the liability of a director to the company. The considerations under Cayman Islands law with regard to the limitation of a director’s liability are similar to those that apply to the enforcement of provisions relating to the indemnification of directors discussed above under “Indemnification of Directors and Officers.” A Cayman Islands court will enforce such a limitation except to the extent that enforcement of the relevant provision may be held to be contrary to public policy.

SPI Energy’s articles of association provide that no current or former director and officer of the company shall be liable to the company for any loss or damage incurred by the company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through such person’s own dishonesty, willful default or fraud.

Shareholder Lawsuits	Under the CGCL, a shareholder bringing a derivative suit must have been a shareholder at the time of the wrong complained of or that the stock was transferred to him by operation of law from a person who was such a shareholder. In addition, the shareholder must remain a shareholder	In the Cayman Islands, the decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors. In certain limited circumstances, a shareholder may be entitled to bring a derivative action on behalf of SPI Energy. However, the consideration of

CGCL/SPI Articles of Incorporation and Bylaws	Companies Law/SPI Energy’s Memorandum of Association and Articles of Association

throughout the litigation. There is no requirement under the CGCL to advance the expenses of a lawsuit to a shareholder.

Under the CGCL, an individual may also commence a class action suit on behalf of himself or herself and other similarly situated shareholders where the requirements for maintaining a class action under California law have been met.

such suits has been limited. In this regard, the Cayman Islands courts ordinarily would permit a claim to be brought by a minority shareholder, in respect of a cause of action vested in a Cayman Islands company, in the name of and seeking relief on behalf of the company only (1) in respect of a cause of action arising from an actual or proposed act or omission involving negligence, default, breach of duty or breach of trust by a director of a company; (2) where the act complained of is illegal or alleged to constitute a fraud against the company or against any minority shareholder; or (3) where the act is beyond the corporate power of the company or otherwise requires approval by a greater percentage of the company’s shareholders than actually approved it; and, in each case, where the act complained of is not capable of subsequent ratification by any majority of the company’s shareholders at a general meeting. The cause of action may be against the director, another person or both.

A shareholder may also be permitted to bring an action in his or her own name against a Cayman Islands company, a director or any other person in respect of any direct loss suffered by such shareholder as a result of any negligence, default, breach of duty or breach of trust. In any such action, however, a loss suffered by the company will not be regarded as a direct loss suffered by the individual shareholder. A shareholder may also be permitted to bring an action on the basis that the company’s affairs are being, or have been, conducted in a manner that is unfairly prejudicial to the interests of shareholders generally or to some shareholders in particular.

ENFORCEABILITY OF CIVIL LIABILITIES

SPI Energy is incorporated in the Cayman Islands because of certain benefits associated with being a Cayman Islands company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands has a less developed body of securities laws as compared to the United States and provides less protection for investors. In addition, Cayman Islands companies do not have standing to sue before the federal courts of the United States.

Substantially all of SPI Energy’s assets are located outside the United States. In addition, a majority of SPI Energy’s directors and officers are nationals or residents of jurisdictions other than the United States and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon SPI Energy or these persons, or to bring an action against SPI Energy or against these persons in the United States, in the event that you believe that your rights have been infringed under the securities laws of the United States or any state in the United States. It may also be difficult for you to enforce in U.S. courts judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against SPI Energy and its officers and directors. SPI Energy has appointed Solar Power, Inc. as its agent to receive service of process in the United States.

Maples and Calder, our counsel as to Cayman Islands law, has advised us that there is uncertainty as to whether the courts of the Cayman Islands would (1) recognize or enforce judgments of U.S. courts obtained against SPI Energy or its directors or officers, predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (2) entertain original actions brought in the Cayman Islands against SPI Energy or its directors or officers, predicated upon the securities laws of the United States or any state in the United States.

Maples and Calder has informed us that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), a judgment obtained in such jurisdiction will be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment (a) is given by a foreign court of competent jurisdiction, (b) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given, (c) is final, (d) is not in respect of taxes, a fine or a penalty, and (e) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands. However, the Cayman Islands courts are unlikely to enforce a judgment obtained from the U.S. courts under civil liability provisions of the U.S. federal securities law if such judgment is determined by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. Because such a determination has not yet been made by a court of the Cayman Islands, it is uncertain whether such civil liability judgments from U.S. courts would be enforceable in the Cayman Islands.

It is our understanding that the PRC does not have treaties with the United States and many other countries providing for the reciprocal recognition and enforcement of judgments of courts and that there is uncertainty as to whether the courts of the PRC would recognize or enforce judgments of United States courts against SPI Energy or the directors or officers of SPI Energy predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

Additionally, it is our understanding that it may be difficult for you to bring an original action against us or against our directors and officers who are nationals or residents of countries other than the United States in a PRC court in the event that you believe that your rights have been infringed under the U.S. federal securities laws, PRC laws, Cayman Islands laws or otherwise because we are incorporated under the laws of the Cayman

Islands and it may be difficult for U.S. shareholders, by virtue only of holding our ordinary shares, to establish a connection to the PRC as required by the PRC Civil Procedures Law in order for a PRC court to have jurisdiction.

It is our understanding that Greece does not have any treaties or other agreements with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. The enforcement of foreign judgments are provided for under the Greek Civil Procedure Code. According to the Greek Civil Procedure Code, a Greek court may enforce a judgment of U.S. courts against us or our directors or officers if the Greek court determines that (i) the U.S. court judgment is enforceable under U.S. Law, (ii) the U.S. court had jurisdiction over the parties under Greek law, (iii) the losing party had its right to appear before the respective U.S. court and the right of being represented by counsel in the trial unless such rights were deprived by a legal provision that also applied to U.S. citizens, (iv) the judgment is not contrary to the judgment by a Greek court issued on the same case and between the same parties and (v) the judgment is not contrary to good morals and public policy, as determined by the Greek court.

It is our understanding that Japan does not have any treaties or other agreements with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments and the recognition and enforcement of foreign judgments are provided for under the Japanese Civil Procedure Law. According to the Japanese Civil Procedure Law, a final and binding judgment rendered by a foreign court shall be recognized and enforced by a Japanese court. Such judgment shall be enforced upon an action seeking its execution being made, and only when (i) the jurisdiction of the foreign court is recognized under laws or regulations or conventions or treaties of Japan; (ii) the losing party received service (excluding a service by publication or any other service similar thereto) of a summons or order necessary for the commencement of the suit, or appeared before a court without receiving such service; (iii) the judgment and the court proceedings are not contrary to public policy in Japan; and (iv) a Japanese court judgment on the same ground would be recognized in the foreign court that rendered the foreign judgment.

It is our understanding that Panama does not have any treaties or other agreements with the United States or the Cayman Islands that provide for the reciprocal enforcement of foreign judgments and judgments of courts outside Panama. Therefore, foreign judgments, including but not limited to judgments of United States courts, may only be recognized and enforced by the courts of Panama in the event that the Supreme Court of Panama validates the judgment by the issuance of a writ of exequatur. Subject to a writ of exequatur, any final judgment rendered by any federal or state court located in the State of New York will be recognized, conclusive and enforceable in the courts of Panama without reconsideration of the merits, provided that (i) such foreign court grants reciprocity to the enforcement of judgments of courts of Panama, (ii) the party against whom the judgment was rendered, or its agent, was personally served in such action, (iii) the judgment arises out of a personal action against the defendant, (iv) the obligation in respect of which the judgment was rendered is lawful in Panama and does not contradict the public policy of Panama, (v) the judgment is properly authenticated by diplomatic or consular officers of Panama or pursuant to the 1961 Hague Convention on the legalization of documents and (vi) a copy of the final judgment is translated into Spanish by a licensed translator in Panama.

Judgments of U.S. courts may be enforceable in Italy. Final enforceable and conclusive judgments rendered by U.S. courts, even if obtained by default, may not require retrial and will be enforceable in the Republic of Italy, provided that pursuant to article 64 of Italian Law No. 218 of May 31, 1995 (riforma del sistema italiano di diritto internazionale privato), the following conditions are met:

•	the U.S. court which rendered the final judgment had jurisdiction according to Italian law principles of jurisdiction;

•	the relevant summons and complaint was appropriately served on the defendants in accordance with U.S. law and during the proceedings the essential rights of the defendants have not been violated;

•	the parties to the proceeding appeared before the court in accordance with U.S. law or, in the event of default by the defendants, the U.S. court declared such default in accordance with U.S. law;

•	the judgment is final and not subject to any further appeals in accordance with U.S. laws;

•	there is no conflicting final judgment previously rendered by an Italian court;

•	there is no action pending in the Republic of Italy among the same parties and arising from the same facts and circumstances which commenced prior to the action in the United States; and

•	the provisions of such judgment would not violate Italian public policy.

In addition, if an original action is brought before an Italian court, the Italian court may refuse to apply U.S. law provisions or to grant some of the remedies sought (for example punitive damages) if their application violates Italian public policy and mandatory provisions of Italian law.

Italian shareholders should seek advice from their own counsel based on the applicable circumstances.

The U.S. and the U.K. currently do not have a treaty providing for the reciprocal recognition and enforcement of judgments (other than arbitration awards) in civil and commercial matters. Consequently, a final judgment for payment rendered by any federal or state court in the U.S. based on civil liability, whether or not predicated solely upon U.S. federal securities laws, would not automatically be enforceable in the U.K.. In order to enforce any U.S. judgment in the U.K., proceedings must be initiated by way of common law action before a court of competent jurisdiction in the U.K.. In a common law action, an English court generally will not reinvestigate the merits of the original matter decided by a U.S. court and may order summary judgment on the basis that there is no arguable defense to the claim for payment. The entry of an enforcement order by an English court is conditional, among other things, upon the following:

•	the U.S. court having had jurisdiction over the original proceeding according to English conflict of laws principles;

•	the judgment being final and conclusive on the merits and being for a debt or a definite sum of money;

•	the judgment not contravening English public policy;

•	the judgment being not for a sum payable in respect of taxes or other charges of a like nature, or in respect of a fine or penalty;

•	the judgment not having been arrived at by doubling, trebling or otherwise multiplying a sum assessed as compensation for the loss or damage sustained; and

•	the judgment having not been obtained by fraud or in breach of the principles of natural justice.

Enforcement proceedings would normally have to be commenced within six years of the date of any U.S. judgment. In addition, it is questionable whether an English court would accept jurisdiction and impose civil liability if proceedings were commenced in England predicated solely upon U.S. federal securities law. Where an action predicated upon U.S. federal securities law were an action in tort, the tort may in certain circumstances be deemed committed in England (including potentially where either at least some damage was sustained within the English jurisdiction, or where damage resulted from at least a partially causative act committed within the jurisdiction). In such cases and provided that a potential claimant were able to further satisfy the English court that England is both a proper and the most appropriate forum for resolution of the dispute between the parties, an action may lie, but each of the above requirements contribute to the uncertainty of its availability.

LEGAL MATTERS

The validity of the ordinary shares of SPI Energy being offered hereby will be passed upon by Maples and Calder, our counsel as to the Cayman Islands laws. Certain legal matters in connection with the Redomicile Merger and as to U.S. federal law have been passed upon for the Company by Weintraub Tobin, San Francisco, California. Weintraub Tobin will also deliver an opinion as to certain federal income tax consequences of the Redomicile Merger.

EXPERTS

Independent Registered Public Accounting Firm

The consolidated financial statements of Solar Power, Inc. and subsidiaries as of December 31, 2014, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for the year then ended have been included in the registration statement in reliance upon the report of KPMG Huazhen LLP (English name previously translated as KPMG Huazhen (SGP)), independent registered public accounting firm, appearing elsewhere herein and upon the authority of such firm as experts in accounting and auditing.

The consolidated financial statements as of December 31, 2013, and for the year then ended included in this prospectus have been so included in reliance on the report of Crowe Horwath LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Independent Auditors

The consolidated financial statements of SinSin Renewable Investment Limited and its subsidiaries as of December 31, 2013, and for the period from May 8, 2013 (date of incorporation) to December 31, 2013 have been included in the registration statement in reliance upon the report of KPMG Huazhen LLP, independent auditors, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The financial statements of Photovoltaika Parka Verioa I Anonymi Etaireia as of December 31, 2013 and 2012, and for the year ended December 31, 2013 and the period from February 15, 2012 (date of incorporation) to December 31, 2012 have been included in the registration statement in reliance upon the report of KPMG Huazhen LLP, independent auditors, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The financial statements of Jasper PV Makedonia Production of Energiaki S.A. as of December 31, 2013 and 2012, and for the year ended December 31, 2013 and the period from April 10, 2012 (date of incorporation) to December 31, 2012 have been included in the registration statement in reliance upon the report of KPMG Huazhen LLP, independent auditors, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The financial statements of Astraios Energeiaki Photovoltaic Projects A.E. and Orion Energeiaki Anonimi Etaireia as of December 31, 2013 and 2012, and for the years then ended have been included in the registration statement in reliance upon the report of KPMG Huazhen LLP, independent auditors, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The financial statements of Solar Juice Pty Limited as of June 30, 2014 and 2013, and for the years then ended have been included in the registration statement in reliance upon the report of KPMG, independent auditors, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The liability of KPMG, in relation to the performance of their professional services provided to Solar Juice Pty Limited including, without limitation, KPMG’s audits of Solar Juice Pty Limited’s financial statements described above, is limited under the Institute of Chartered Accountants in Australia (NSW) Scheme approved by the New South Wales Professional Standards Council or such other applicable scheme approved pursuant to the Professional Standards Act of 1994 (NSW), including the Treasury Legislation Amendment (Professional Standards) Act. Specifically, the Accountants Scheme limits the liability of KPMG to a maximum amount of A$75 million. The Accountants Scheme does not limit liability for breach of trust, fraud or dishonesty. The Professional Standards Act and the Accountants Scheme have not been subject to relevant judicial consideration and, therefore, how the limitations will be applied by courts and the effect of the limitations on the enforcement of foreign judgments is untested.

The financial statements of Gonghe County Xinte Photovoltaic Co., Ltd. as of December 31, 2013, and for the period from April 28, 2013 (date of incorporation) to December 31, 2013 have been included in the registration statement in reliance upon the report of KPMG Huazhen LLP, independent auditors, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (“Exchange Act”). In accordance with the Exchange Act, we file periodic reports, proxy statements and information statements and other information with the Securities and Exchange Commission (“SEC”). You may read and copy any reports or other information that we file or furnish with the SEC at the SEC’s Public Reference Room located at Station Place, 100 F Street, N.E., Washington, D.C. 20549. You may also receive copies of these documents upon payment of a duplicating fee, by writing to the SEC’s Public Reference Room. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room in Washington, D.C. and other locations. Our SEC filings are also available via the SEC’s website (www.sec.gov).

The Company has filed with the SEC a registration statement on Form F-4 under the Securities Act to register the SPI Energy ordinary shares to be issued in connection with the Redomicile Merger. This consent solicitation/prospectus is a part of that registration statement and constitutes a prospectus of SPI Energy in addition to being a consent solicitation of the Company shareholders.

You should rely only on the information contained in this consent solicitation statement/prospectus for your consent of the shareholders of the Company. Neither the Company nor SPI Energy has authorized anyone to provide you with information that differs from that contained in this consent solicitation statement/prospectus. This consent solicitation statement/prospectus is dated [●] 2015. You should not assume that the information contained in this consent solicitation statement/prospectus is accurate as of any date other than that date, and neither the mailing of this consent solicitation statement/prospectus to shareholders nor the issuance of shares of SPI Energy ordinary shares in the Redomicile Merger shall create any implication to the contrary.

Information on Website

Information on the Company’s website is not part of this consent solicitation statement/prospectus and you should not rely on that information in deciding whether to approve of the proposal described in this consent solicitation statement/prospectus unless that information is also in this consent solicitation statement/prospectus.

Financial Statements of Solar Power, Inc.

SOLAR POWER, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except for share and per share data)

	June 30, 2015	December 31, 2014
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$114,350	$156,540
Restricted cash	33,156	337
Bank deposits with maturity over three months	5,323	8,852
Short-term investments	—	27,354
Accounts receivable, net of allowance for doubtful accounts of $766 and $766, respectively	82,580	22,654
Costs and estimated earnings in excess of billings on uncompleted contracts	42,230	73,742
Inventories, net	20,847	6,975
Project assets	74,378	73,930
Prepaid expenses and other current assets	51,588	10,930
Other receivable, related parties	13,841	—
Finance lease receivable	6,359	—
Other current assets	1,024	—

Total current assets	445,676	381,314
Intangible assets	5,340	560
Goodwill	75,699	66,045
Restricted cash, net of current portion	—	160
Accounts receivable, noncurrent	7,227	4,490
Notes receivable, noncurrent	6,611	6,611
Property, plant and equipment net	112,316	106,438
Project assets, noncurrent	66,387	21,265
Deferred tax assets, net	1,188	1,024
Finance lease receivable, noncurrent	10,722	—

Total assets	$731,166	$587,907

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$99,050	$76,778
Accounts payable, related parties	29,282	34,150
Notes payable	27,010	26,707
Accrued liabilities	29,693	11,288
Income taxes payable	4,519	3,648
Advance from customers	17,389	17,690
Short term borrowings	80,903	48,286
Convertible bonds	53,095	—
Other current liabilities, related parties	3,416	—
Other current liabilities	56,437	33,762

Total current liabilities	400,794	252,309
Financing and capital lease obligations	9,324	10,092
Convertible bonds	—	32,575
Deferred tax liability, net	5,125	3,680
Other noncurrent liabilities	5,102	27,143

Total liabilities	420,345	325,799

Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock, par $0.0001, 20,000,000 shares authorized; none issued and outstanding	—	—
Common stock, par $0.0001, 1,000,000,000 shares authorized; 627,792,718 and 568,847,967 shares issued and outstanding, respectively	63	57
Additional paid in capital	429,246	327,573
Accumulated other comprehensive loss	(9,517)	(4,252)
Accumulated deficit	(112,874)	(61,270)

Total stockholders’ equity	306,918	262,108
Noncontrolling interests	3,903	—

Total equity	310,821	262,108
Total liabilities and stockholders’ equity	$731,166	$587,907

The accompanying notes are an integral part of these condensed consolidated financial statements.

SOLAR POWER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except for share and per share data)

(Unaudited)

	For the Six Months Ended June 30,
	2015	2014
Net sales:
Net sales	$59,879	$9,942
Net sales, related party	—	—

Total net sales	59,879	9,942

Cost of goods sold:
Cost of goods sold	49,283	9,184

Gross profit	10,596	758
Operating expenses:
General and administrative	49,915	2,078
Sales, marketing and customer service	12,404	358
Total operating expenses	62,319	2,436

Operating loss	(51,723)	(1,678)
Other income (expense):
Interest expense	(3,878)	(1,193)
Interest income	1,665	770
Others (includes net foreign exchange gain of $3,443 in 2015)	3,585	(69)

Total other income/(expense), net	1,372	(492)

Loss before income taxes	(50,351)	(2,170)
Income tax expense	1,306	—

Net loss	$(51,657)	$(2,170)

Net loss attributable to noncontrolling interests	(53)	—

Net loss attributable to stockholders of the Company	(51,604)	(2,170)

Net loss per common share:
Basic and Diluted	(0.09)	(0.01)

Weighted average number of common shares used in computing per share amounts:
Basic and Diluted	595,100,462	201,322,191

The accompanying notes are an integral part of these condensed consolidated financial statements.

SOLAR POWER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except for share and per share data)

(Unaudited)

	For the Three Months Ended June 30,
	2015	2014
Net sales:
Net sales	$43,679	$6,329
Net sales, related party	—	—

Total net sales	43,679	6,329

Cost of goods sold:
Cost of goods sold	38,294	5,769

Gross profit	5,385	560
Operating expenses:
General and administrative	10,778	1,110
Sales, marketing and customer service	6,682	40
Total operating expenses	17,460	1,150

Operating loss	(12,075)	(590)
Other income (expense):
Interest expense	(2,481)	(1,072)
Interest income	1,269	360
Others (includes net foreign exchange loss of $41 in 2015)	(316)	(38)

Total other expense, net	(1,528)	(750)

Loss before income taxes	(13,603)	(1,340)
Income tax expense	599	—

Net loss	$(14,202)	$(1,340)

Net loss attributable to noncontrolling interests	(50)	—

Net loss attributable to stockholders of the Company	(14,152)	(1,340)

Net loss per common share:
Basic and Diluted	(0.02)	(0.01)

Weighted average number of common shares used in computing per share amounts:
Basic and Diluted	605,589,978	204,395,775

The accompanying notes are an integral part of these condensed consolidated financial statements.

SOLAR POWER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(In thousands)

(Unaudited)

	For the Six Months Ended June 30,
	2015	2014
Net loss	$(51,657)	$(2,170)
Other comprehensive loss:
Foreign currency translation loss arising during the period	(5,265)	(148)
Total comprehensive loss	$(56,922)	$(2,318)
Comprehensive loss attributable to noncontrolling interests	(53)	—
Comprehensive loss attributable to stockholders of the Company	$(56,869)	$(2,318)

	For the Three Months Ended June 30,
	2015	2014
Net loss	$(14,202)	$(1,340)
Other comprehensive loss:
Foreign currency translation gain/(loss) arising during the period	3,773	(4)
Total comprehensive loss	$(10,429)	$(1,344)
Comprehensive loss attributable to noncontrolling interests	(50)	—
Comprehensive loss attributable to stockholders of the Company	$(10,379)	$(1,344)

The accompanying notes are an integral part of these condensed consolidated financial statements.

SOLAR POWER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	For the Six Months Ended June 30,
	2015	2014
Cash flows from operating activities:
Net loss	$(51,657)	(2,170)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	664	526
Amortization	283	286
Allowance for doubtful accounts	—	—
Provision for inventory	955	—
Stock-based compensation expense	34,310	377
Change in fair value of other financial assets and derivatives	67	—
Deferred income tax benefit	98	—
Non-cash interest expense	2,759	682
Operating income from solar system subject to financing obligation	(574)	(384)
Other non-cash expense	2,161	14
Changes in operating assets and liabilities:
Accounts receivable	$(57,627)	2,916
Finance lease receivable	(17,081)	—
Costs and estimated earnings in excess of billings on uncompleted contracts	31,512	—
Restricted cash related to operating activities	(32,685)	—
Project assets	(26,390)	—
Inventories	(60)	(157)
Prepaid expenses and other assets	(36,623)	(336)
Other current assets	(577)	—
Accounts payable	9,790	(594)
Accounts payable, related party	(4,089)	(8,244)
Note payable	303	—
Advances from customers	(531)	—
Income taxes payable	829	—
Billings in excess of costs and estimated earnings on uncompleted contracts	—	(862)
Accrued liabilities and other liabilities	8,866	(24)
Other liabilities, related party	50	—

Net cash used in operating activities	(135,247)	(7,970)
Cash flows from investing activities:
Investment in affiliate	—	(586)
Proceeds from repayment of notes receivable	1,171	—
Acquisitions of property, plant and equipment	(699)	—
Acquisitions of project assets	(11,574)	—
Acquisitions of new subsidiaries, net of cash acquired	(1,865)	—
Acquisition of short-term investments	(25,810)	—
Placement of bank deposit with maturity over three months	(5,323)	—
Uplift of bank deposit with maturity over three months	8,852	—
Proceeds from disposal of short-term investments	53,164	—

Net cash generated from/ (used in) investing activities	17,916	(586)
Cash flows from financing activities:
Proceeds from issuance of common stocks	37,001	6,500
Proceeds from line of credit and loans payable	102,614	—
Proceeds from loans on solarbao platform through Solar Energy	28,782	—

Decrease in restricted cash	80	240
Issuance of convertible bond	20,000	11,000
Repayment of line of credit and loans payable	(90,541)	(4,250)
Repayment of loans on solarbao platform directly or through Solar Energy	(22,769)	—

Net cash generated from financing activities	75,167	13,490
Effect of exchange rate changes on cash	(26)	(111)

(Decrease)/increase in cash and cash equivalents	(42,190)	4,823
Cash and cash equivalents at beginning of period	156,540	1,031

Cash and cash equivalents at end of period	$114,350	5,854

Supplemental cash flow information:
Interest paid	516	191
Non-cash investing and financing activities:
Coupons issued to settle accounts payable (Note 1)	1,070	—
Common Stock issued to acquire new subsidiaries (Note 17)	23,847	—
Common Stock issued to acquire project asset (Note 8)	5,500	—
Common Stock issued to settle payable (Note 17)	726	—
Debt forgiveness from related party	—	3,998
Exchange of notes receivable for notes receivable, related party	—	8,450
Contribution of other assets as investment in affiliate	—	790

The accompanying notes are an integral part of these condensed consolidated financial statements.

SOLAR POWER, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIODS ENDED JUNE 30, 2014 AND 2015

(Amounts in US$ thousands, except share and per share data)

(UNAUDITED)

1. Description of Business and Basis of Presentation

Description of Business

Solar Power, Inc. (“SPI”) and its subsidiaries (collectively the “Company”) is a provider of photovoltaic (“PV”) solutions for business, residential, government and utility customers and investors. The Company provides a full spectrum of engineering, procurement and construction services (“EPC”) to third party project developers, as well as develop, own and operate solar PV projects that sell electricity to the grid in multiple countries, including China, the U.S., the U.K., Panama, Greece, Japan and Italy.

Prior to 2014, the Company was primarily engaged in providing EPC services to developers in the U.S. Since 2014, the Company commenced its global project development business by ramping up its portfolio of global solar projects, including projects that the Company intends to hold in the long term and derive electricity generation revenue.

As of June 30, 2015, SPI’s major subsidiaries include Xinwei Solar Engineering and Construction (Suzhou) Co., Ltd. (“Xinwei Suzhou”), Xinyu Xinwei New Energy Co., Ltd. (“Xinyu Xinwei”), Sinsin Renewable Investment Limited (“Sinsin”), Gonghe County Xinte Photovoltaic Co., Ltd. (“Xinte”), CECEP Solar Energy (Luxembourg) Private Limited Company (S.a.r.l.), and Italsolar S.r.l, (collectively the “CECEP”), Solar Juice Pty Ltd (“Solar Juice”), SPI Energiebau Renewables GmbH (“SPI Energiebau”), SPI Energy Co., Ltd. (“SPI Energy”), Solarbao E-commerce (HK) Limited (“Solarbao E-commerce”), Jiangsu Solarbao Leasing Co., Ltd. (“Jiangsu Solarbao”), Yanhua Network Technology (Shanghai) Co., Ltd. (“Yanhua Network”), SPI Solar Japan G.K. and Solar Power Inc UK Service Limited. CECEP and Solar Juice were acquired by the Company in February and May 2015 respectively. CECEP owned and operated a number of PV plants in Italy. Solar Juice was engaged in the distribution of PV related products including solar panels in Australia. Refer to Note 4 for details of these acquisitions.

SPI Energy was incorporated by SPI as a wholly-owned subsidiary in the Cayman Islands in May 4, 2015. On May 11, 2015, SPI Energy filed a registration statement on Form F-4 in connection with seeking shareholder consent for the approval of a certain agreement and plan of reorganization and related redomicile of SPI to the Cayman Islands.

Solarbao E-commerce, Jiangsu Solarbao and Yanhua Network were incorporated by the Company in 2015 for raising funds from individual investors and leasing of solar panels through an online platform owned by Solar Energy E-Commerce (Shanghai) Limited (“Solar Energy”). Solar Energy was incorporated in China on December 8, 2014 by Xiaofeng Peng (“Mr. Peng”), Min Xiahou and Jing Liu, who are the chairman of the Company’s board of directors, deputy chairman of the Company’s board of directors and chief financial controller of the Company respectively. Solar Energy operates the “www.solarbao.com” e-commerce and investment platform which primarily targets retail customers residing in the PRC. On March 26, 2015, the Company, through Yanhua Network, entered into a series of contractual arrangements (“VIE Agreements”) with Solar Energy and its shareholders. The contractual arrangements include power of attorney, call option agreement, equity pledge agreement, and a consulting services agreement. As of the date of these condensed consolidated financial statements, the Company has not established the legal enforceability of these contractual agreements described above including the registration of the equity pledge agreement in the relevant government bureau in the PRC. Therefore, the financial results of Solar Energy could not be consolidated by the Company before the legal enforceability of the contractual agreements is established.

Through the on-line platform of Solar Energy, the Company has raised funds from individual investors, who need to register as a member on the platform, through certain on-line products launched by the Company since January 2015. Each on-line products launched on the platform are set with a targeted amount of funds

SOLAR POWER, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIODS ENDED JUNE 30, 2014 AND 2015

in renminbi to be raised for that product, which is divided into units (“Investment Unit”) with unit value ranging from RMB16.7 to RMB2,500. Individual investors may subscribe for Investment Unit of these on-line products which are generally structured in the way of using the funds from individual investors to purchase solar module or PV related products (“Underlying PV Products”) for leasing to the PV project developers on PV project basis over a specified period. These PV projects may represent the Company’s self developed projects or third party developed projects. Investments made into each on-line product are subject to lock-up period, which ranges from 0-1,080 days, depending on the terms of each on-line product. During the lock-up period, the individual investors could not transfer or redeem their subscribed Investment Units. Anytime after the lock-up period, individual investors are permitted either to transfer their investments in respect of the principal portion to other investors through the on-line platform or request the Company to redeem their subscribed Investments Units. Any Investments Units so redeemed by the Company could be put on the on-line platform for re-sale to other investors. Once Investment Units are subscribed and funds are provided, individual investors are guaranteed by the Company with an minimum investment return for their investments, which ranges from an annual rate of 5.25% to 11.9% for the six-month period ended June 30, 2015, and are guaranteed by the Company in respect of the repayment of funds principal at the end of the investment period. Any funds provided by individual investors without subscribing for any on-line products are not entitled to any interest.

For each investments into these On-line products by the individual investors, although a tri-party lease agreement is signed among the individual investors, the Company and the PV project developer with individual investors as legal lessor and the PV project developers as legal lessee, the Company is considered as the accounting lessor in substance because 1) the lease terms, rate of return on the investment funds from individual investors, the initial purchase price and the lease rental of the Underlying PV products payable by the PV developers and the purchase contract of the Underlying PV Products entered with manufacturer are negotiated and concluded by the Company without any involvement by the individual investors; and 2) individual investors are entitled to a minimum interest rate as return that are guaranteed by the Company in respect of their funds provided and does not take credit risk in respect of any default payment by the lessee nor risk of claim on the leased assets; 3) the Company is subject to the credit risk as a principal of the lease transaction and has unconditional commitment to return the funds to the individual investors and assume the title of the leased asset after the lock-up period. Based on the above, the individual investors purely provided funds (as lender) to finance the Company (as borrower) for its purchases of the Underlying PV Products for leasing to a solar PV developer in return for a fixed return. In this regard, lease accounting is adopted with the Company as lessor and third party PV developer as lessee for any Underlying PV Products purchased by the Company for leasing to third party project developers. For those on-line products of which the PV project developer (i.e the legal lessee) is one of SPI’s subsidiaries, the related leasing transactions are eliminated in the condensed consolidated financial statements. Regardless as to whether a SPI’s subsidiaries or a third party PV developer is deemed to be the accounting lessor, all interest bearing funds provided by individual investors are recorded on the condensed consolidated balance sheet as either short term borrowings or long term borrowings included in other noncurrent liability. Funds provided with the lock-up period over one year are classified as long term borrowings and funds with a lock-up period of less than one year are classified as short-term borrowings. Funds that are provided without any on-line products subscribed are non-interest bearing and are reclassified as amount due to individual investors under other current liabilities (See Note 14-Other liabilities).

During the six-month period ended June 30, 2015, substantially all of the on-line products launched through the on-line platform are related to the Company self-owned PV projects with SPI’s subsidiaries being the lessee. For those on-line products of which the lessee is third party developer, such leases are classified as finance lease in the Company’s condensed consolidated financial statements.

SOLAR POWER, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIODS ENDED JUNE 30, 2014 AND 2015

In connection with the launch of the above financing and leasing products, the Company issued to certain third party vendors, Jiangxi LDK Solar Hi-Tech Co., Ltd. (“LDK Jiangxi”) and Suzhou Liuxin Industry Ltd. (“Liuxin”) coupons with total face value of $3,828, $779 and $582 respectively during the six-month period ended June 30, 2015. Both LDK Jiangxi and Liuxin are related parties of the Company. These coupons are freely transferable between holders but could not be redeemed in cash. Each coupon has an expiry date for redemption. Prior to the expiry date, when the holder subscribe the on-line products through the on-line platform owned by Solar Energy described above, the holders could redeem the coupons and reduce the original purchase price for the on-line products by the face value of the coupons.

For the coupons issued to the third party vendors and LDK Jiangxi, the Company is entitled to the face value in cash or, if mutually agreed between the Company and LDK Jiangxi or between the Company and the relevant third party vendor, to apply the face value as of offset to outstanding accounts payables to these counterparties. Accordingly, the face values of these coupons, totaling $4,607, were recorded as other receivables upon issuance of the coupons. During the six-month period ended June 30, 2015, other receivable balances related to such coupons totaling $219 and $779 were setoff against the related accounts payable balances when mutual agreement with the counterparties had been reached and the legal right to setoff had been established. As of June 30, 2015, other receivable balances due from third party vendors arising from the coupons amounted to $3,609.

The coupons issued to Liuxin were for promotional purposes and Liuxin was not required to pay for the coupons. Accordingly, the Company recorded selling expenses of $582 and nil in the condensed consolidated statement of operation for the six-month and three-month periods ended June 30, 2015 respectively.

The face values of the coupons are recorded in other payables upon issuance which were reclassified as the Company’s borrowings when the coupons are redeemed through the purchase of on-line products. As of June 30, 2015, all coupons issued to these counterparties had been redeemed.

In order to promote the above on-line products on the platform, the Company offered, from time to time, discount from 5% to 20% on the unit value for Investment Units subscribed by individual investors. The discount offered for on-line products subscribed by individual investors is amortized as interest expense using the effective interest rate method through the end of the lock-up period, which is the earliest date that the Company could be required to repay the unit value in respect of the investment made by individual investors. The Company has also started a series of promotion activities targeting on new member (i.e new individual investors). In 2015, the Company launched the first series of such promotion program pursuant to which any new member registered on-line during the promotion period could be paid back in 3 days with RMB17.26 by paying RMB1 into their newly opened account maintained with the Company. By participating in this program, these new members are not obliged to subscribe for any on-line products at that time or in the future in order to get the amount of RMB17.26 in 3 days. The difference between the amount paid by new members and the amount to be paid back by the Company under this promotion activity is recorded as selling expenses as incurred, which amounted to $1,291 during the six-month and three-month periods ended June 30, 2015.

Through its on-line platform, Solar Energy serves as a service agent of the Company to collect funds from and repay funds to individual investors. For the funds collected and repaid through Solar Energy, the Company makes settlement with Solar Energy on a regular basis, which normally does not exceed two-weeks. From June 17, 2015 onwards, the Company has made repayment of borrowings to individual investors directly while Solar Energy still continues to collect the funds from individual investors and settle with the Company within 2 weeks. For the service provided through the on-line platform, Solar Energy generally charges the Company commission fee at 1% of the fund principal invested into the on-line products by individual investors (see Note 22— Related Party Transactions) except for those resale of

SOLAR POWER, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIODS ENDED JUNE 30, 2014 AND 2015

redeemed on-line products by the Company where no commission will be charged to the Company. Such commission fees were expensed as interest expenses as incurred on the condensed consolidated statement of operation.

During the six-month period ended June 30, 2015, the total fund raised from individual investors through Solar Energy amounted to $45,806, of which $5,189 was settled by the coupon issued by the Company to the third party vendors and two related parties without cash inflow as described above and $28,782 had been received by the Company from Solar Energy as of June 30, 2015. The Company recorded the remaining funds to be received from Solar Energy in other receivable- due from related party on the condensed consolidated balance sheet as at June 30, 2015, after the reduction of its commission fee of $133 (See Note 22—Related Party Transactions). During the six-month period ended June 30, 2015, the funds redeemed to individual investors through Solar Energy amounted to $19,237, of which $15,871 had been repaid by the Company to Solar Energy as of June 30, 2015. The Company recorded the remaining redeemed amounts to be paid to Solar Energy of $3,366 in other liabilities-due to related party on the condensed consolidated balance sheet as at June 30, 2015. Also, the Company repaid $6,898 directly to individual investors during the six-months period ended June 30, 2015. In the condensed consolidated statement of cash flows for the six- month period ended June 30, 2015, the Company recorded the cash received from Solar Energy of $28,782 in relation to funds provided by individual investors in the line item of “Proceeds from loans on solarbao platform through Solar Energy”, and the cash of $22,769 for repayment to individual investors in the line item of “Repayments of loans on solarbao platform directly or through Solar Energy” under financing activities.

Basis of Presentation

The condensed consolidated financial statements are unaudited and have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”) for interim financial information. They should be read in conjunction with the financial statements and related notes to the financial statements of Solar Power, Inc. for the years ended December 31, 2014 and 2013 appearing in Solar Power, Inc.’s Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 31, 2015. The Company’s June 30, 2015 and 2014 unaudited interim condensed consolidated financial statements have been prepared pursuant to the rules and regulations of the SEC for smaller reporting companies and include the accounts of Solar Power, Inc. and its subsidiaries.

Certain information and note disclosures normally included in the annual financial statements on Form 10-K have been condensed or omitted pursuant to those rules and regulations, although the Company’s management believes the disclosures made are adequate to make the information presented not misleading. In the opinion of management, all adjustments, consisting of normal recurring adjustments and reclassifications, necessary to present fairly the Company’s consolidated financial position, results of operations and cash flows for all periods presented have been reflected herein. The Company’s financial position, operating results, cash flows and trends in these unaudited condensed consolidated financial statements are not necessarily indicative of future results that may be expected for any other interim period or for the full year.

The preparation of unaudited interim condensed consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the unaudited interim consolidated financial statements as well as the reported amounts of revenues and expenses during the reporting period. Significant accounting estimates used in the preparation of the Company’s consolidated condensed financial statements include: allowance made for doubtful accounts receivable, inventory write-downs, the estimated useful lives of long-lived assets, the impairment of goodwill, long-lived assets and project assets, fair

SOLAR POWER, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIODS ENDED JUNE 30, 2014 AND 2015

value of derivative liability, valuation allowance of deferred income tax assets, accrued warranty expenses, the grant-date fair value of share-based compensation awards and related forfeiture rates, and fair value of financial instruments. Actual results could differ from those estimates upon subsequent resolution of identified matters.

The unaudited interim condensed consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

2. Summary of Significant Accounting Policies

These condensed consolidated financial statements and accompanying notes should be read in conjunction with the Company’s annual consolidated financial statements and notes thereto contained in the Annual Report on Form 10-K for the year ended December 31, 2014. There have been no significant changes in the Company’s significant accounting policies for the six–month period ended June 30, 2015, except the adoption of ASC 840 Leasing for the Company’s new business as described in Note 1 Description of Business and Basis of Presentation, as compared to the significant accounting policies described in the Annual Report on Form 10-K for the year ended December 31, 2014.

3. Recently Issued Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606), to clarify the principles of recognizing revenue and create common revenue recognition guidance between U.S. GAAP and International Financial Reporting Standards. An entity has the option to apply the provisions of ASU 2014-09 either retrospectively to each prior reporting period presented or retrospectively with the cumulative effect of initially applying this standard recognized at the date of initial application. ASU 2014-09 is effective for fiscal years and interim periods within those years beginning after December 15, 2017, and early adoption is permitted for periods beginning after December 15, 2016. The Company has not determined which transition method it will adopt, and is currently evaluating the impact of this standard on its consolidated financial statements.

In August 2014, the FASB issued ASU No. 2014-15, Presentation of Financial Statements — Going Concern (Subtopic 205- 40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern, which requires management to evaluate, at each annual and interim reporting period, whether there are conditions or events that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the date the financial statements are issued and to provide related disclosures. ASU 2014-15 is effective for the Company for the fiscal year ending December 31, 2016 and for interim periods thereafter. The Company is currently evaluating the impact of this standard on its consolidated financial statements.

In January 2015, the FASB issued ASU No. 2015-01, Income Statement — Extraordinary and Unusual Items (Subtopic 225- 20), which eliminates the concept of reporting for extraordinary items. ASU 2015-01 is effective for the Company for fiscal years, and interim periods within those fiscal years, beginning on January 1, 2016. The Company is currently evaluating the impact of this standard on the Company’s consolidated financial statements.

On February 18, 2015, the FASB issued ASU No. 2015-02, Consolidation, which reduces the number of consolidation models and simplifies the current standard. Entities may no longer need to consolidate a legal entity in certain circumstances based solely on its fee arrangements when certain criteria are met. ASU 2015-02 reduces the frequency of the application of related-party guidance when determining a controlling financial

SOLAR POWER, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIODS ENDED JUNE 30, 2014 AND 2015

interest in a variable interest entity. ASU 2015-02 is effective for the Company’s fiscal year ending December 31, 2016. The Company is currently evaluating the impact of this standard on the Company’s consolidated financial statements.

In April 2015, the FASB issued ASU No. 2015-03, Interest — Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs. ASU 2015-03 requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability. ASU 2015-03 is effective for the Company on a retrospective basis on January 1, 2016. Early adoption is permitted, but only for debt issuance costs that have not been reported in financial statements previously issued or available for issuance. The Company is currently evaluating the impact of this standard on the Company’s consolidated financial statements.

4. Business combinations

(a)	Acquisition of CECEP

On January 15, 2015, SPI and SPI China (HK) Limited, a wholly-owned subsidiary of SPI, entered into a stock purchase agreement (the “Stock Purchase Agreement”) with CECEP Solar Energy Hong Kong Co., Limited (“CECEP HK”). Pursuant to the Stock Purchase Agreement, SPI China (HK) Limited agreed to purchase from CECEP HK 100% of issued and outstanding shares of capital stock of CECEP owned by CECEP HK.

Through its respective wholly and non-wholly owned subsidiaries in Italy, CECEP are engaged in the development, acquisition, management, and operation of energy projects and facilities dedicated to the production of alternative energy sources and the facilitation of the distribution, supply and sale of such alternative energy power, through four photovoltaic plants with a total capacity of 4.3 MW in Italy.

The purchase consideration of CECEP consists of cash and SPI’s common stock. In addition to the purchase considerations, the Company is also required to settle the borrowings in the amount of Euro 7,870 ($8,967) due to CECEP HK on behalf of CECEP (“Payable Settlement”). Including the Payable Settlement, the Company needed to settle cash of Euro 3,125 ($3,561) (“Cash Settlement”) and 5,722,977 shares of SPI’s common stock. The Cash Settlement was fully settled in the form of several installments in March and April 2015. The Stock Consideration was settled on January 30, 2015 by the Company, and the common stock was subject to a three-month lockup period as agreed in the Stock Purchase Agreement. The acquisition was consummated on February 16, 2015 upon completion of all closing conditions. All cash consideration has been settled according to the predetermined payment schedule.

The Company issued 5,722,977 shares of its Common Stock to CECEP HK on January 30, 2015. The fair value of the Stock Consideration was determined to be $8,269, which was based on the closing market price of SPI’s common stock on the acquisition date of February 16, 2015, with adjustments for the lockup period and other factors.

SOLAR POWER, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIODS ENDED JUNE 30, 2014 AND 2015

The acquisition has been accounted for under ASC 805 Business Combinations. The Company made estimates and judgments in determining the fair value of acquired assets and liabilities, based on management’s experiences with similar assets and liabilities with the assistance from an independent valuation firm. The allocation of the purchase price is as follows:

USD
Identifiable assets acquired and liabilities assumed
Cash and cash equivalents	1,389
Accounts receivable	394
Other receivable	1,137
Property, plant and equipment	11,041
Deferred tax asset	180
Accounts payable	(244)
Income tax payable	(130)
Other accrued liabilities	(1,234)
Loans payable	(884)

Identifiable net assets acquired (a)	11,649

Consideration and Payment Settlement (b)	11,830

Non-controlling interests (c)	1,236

Goodwill (b+c- a)	1,417

During the period from the acquisition date to June 30, 2015, CECEP contributed revenue of $615 and earnings of $36 to the Company’s consolidated results.

Goodwill primarily represents the expected synergies from combining operations of the Company and CECEP, which are complementary to each other, and any other intangible benefits that would accrue to the Company that do not qualify for separate recognition.

(b)	Acquisition of Solar Juice

On March 31, 2015, SPI China (HK) Limited, a wholly-owned subsidiary of SPI, entered into a share purchase agreement (“Purchase Agreement”) with Andrew Burgess, a citizen of Australia as trustee on the terms of the Burgess Absolutely Entitled Trust, Rami Fedda, a citizen of Australia as trustee on the terms of the Fedda Absolutely Entitled Trust, and Allied Energy Holding Pte Ltd, a company incorporated in Singapore and associated with Simon Tan, a citizen of Singapore (collectively, the “Solar Juice Sellers”). Pursuant to the Purchase Agreement, SPI China (HK) Limited agreed to acquire from Solar Juice Sellers 80% of equity interest in Solar Juice Pty Ltd (“Solar Juice”), an Australian proprietary company. The acquisition was consummated on May 28, 2015 upon completion of all closing conditions.

Solar Juice is engaged in the distribution of solar photovoltaic panels, solar inverters and other energy efficient solutions, both domestically and internationally.

The purchase consideration consisted of 14,073,354 shares of the Company’s common stock (“Consideration”). The fair value of the Consideration was determined to be $15,578, which was based on the closing market price of the Company’s common stock on the acquisition date of May 28, 2015, with adjustment for the lockup period and other factors.

SOLAR POWER, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIODS ENDED JUNE 30, 2014 AND 2015

The acquisition has been accounted for under ASC 805 Business Combinations. The Company made estimates and judgments in determining the fair value of acquired assets and liabilities, based on management’s experiences with similar assets and liabilities with the assistance from an independent valuation firm. The allocation of the purchase price is as follows:

USD
Identifiable assets acquired and liabilities assumed
Cash and cash equivalents	1,037
Accounts receivable	6,124
Inventories, net	14,728
Prepaid expenses and other current assets	263
Other current assets	525
Intangible assets	4,579
Property, plant and equipment net	301
Deferred tax asset	295
Accounts payable	(10,934)
Accrued liabilities	(534)
Prepaid income tax	89
Advance from customers	(230)
Short term borrowings	(4,305)
Deferred tax liability	(1,889)

Identifiable net assets acquired (a)	10,049

Consideration (b)	15,578

Non-controlling interests (c)	2,709

Goodwill (b+c- a)	8,238

During the period from the acquisition date to June 30, 2015, Solar Juice contributed revenue of $4,754 and losses of $71 to the Company’s consolidated results.

Solar Juice is one of the largest distributors of solar panels and inverters in Australia and have well established distribution channel in South East Asia. As a result of the acquisition of Solar Juice, the Company would be able to have immediate access to the solar PV market in Australia, New Zealand and South East Asia, which could enhance the Company’s development of PV projects in those markets. Goodwill primarily represents such expected synergies the Company obtained from the acquisition.

Pursuant to the Purchase Agreement, the Company was granted a call option by the Solar Juice Sellers to acquire remaining 20% equity interest in Solar Juice from them. The exercise price per share of the call option is to be determined based on Solar Juice’s earnings before interest, taxation, depreciation and amortization (“EBITDA”) per share for the year ending December 31, 2015 multiplied by six. The acquisition consideration will be settled with the Company’s common stock if the Company exercises the option. The number of shares to be issued by the Company will be determined by the share price on the exercise date. The call option will be expired on May 28, 2016. The call option meets the definition of a derivative. The Company initially recognized the call option at its fair value of $420 as a derivative asset in Other current assets on the consolidated balance sheet as of June 30, 2015 with gain of $4 arising from the change in fair value recorded in the consolidated statement of operations for the three-month and six-month periods ended June 30, 2015. The fair value measurement of this call option was further discussed in Note 12 — Fair value measurement.

SOLAR POWER, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIODS ENDED JUNE 30, 2014 AND 2015

Additionally, Solar Juice received a Notice to Produce Documents request from the Australian Customs Border Protection Service in relation to the tariff classification of certain imports, consistent with similar requests issued to other companies in the solar photovoltaic industry in October 2014. Whilst no official claim for payment has been made on Solar Juice by the Australian Customs Border Protection Service, Solar Juice has submitted an application for an internal review via the Tariff Advice mechanism in January 2015 and is awaiting responses from customs. Based on an internal review by management of the Company as well as external legal advice, Solar Juice considered no significant liability will arise and disclosed the contingency liability (not including any penalties or charges if any) amounting to US$700 as of May 28, 2015. Pursuant to the Purchase Agreement, tax liabilities arising for the period before the closing date of the acquisition will be indemnified by the Solar Juice Sellers. Therefore, the Company considered that no significant liability has been assumed in connection with this acquisition.

(c)	Acquisition of All-Zip

On April 30, 2015, the Company entered into a share purchase agreement (the “Share Purchase Agreement”) with Shanghai All-Zip Roofing System Group Co., Ltd. (“All-Zip”), a company established in China, and all of its shareholders (collectively, the “All-Zip Sellers”) to acquire 100% equity interests in All-Zip, subject to certain closing conditions set forth in the Share Purchase Agreement, at an aggregate consideration of RMB275 million (equivalent to $44.35 million), which are to be settled by the issuance of the Company’s common stock at $2.38 per share. As at the date of issuance of these financial statements, the acquisition has not been consummated.

5. Restricted cash

At June 30, 2015 and December 31, 2014, the Company had restricted bank deposits of $33,156 and $337 respectively. The restricted bank deposits as at June 30, 2015 consist of guarantee deposits of $33,076 and a reserve of $80. The guarantee deposits primarily include reserves of $27,430 for bank acceptance notes issued by the Company to suppliers with maturity period from 1 to 6 months and reserves of $5,646 for a one-year short term loan of RMB35,000 obtained from a PRC bank on December 3, 2014. The $80 is reserve pursuant to our guarantees of Solar Tax Partners 1, LLC (“STP”) with the bank providing the debt financing on the Aerojet 1 solar generating facility (see Note 21 — Commitments and Contingencies).

6. Short-term investments

On November 13, 2014, the Company invested $8,045 (equivalent to RMB50,000) in a financial product managed by a bank in the PRC. The investment is principal protected with an estimated but not guaranteed return rate of 5% per annum. The investment was redeemed in full on maturity date as of May 14, 2015. The investment income was $199 and $101 for the six-month and three-month periods ended June 30, 2015 and was recorded as interest income.

On November 24, 2014, the Company invested $19,309 (equivalent to RMB120,000) in a financial product managed by a bank in the PRC. The investment is principal protected with an estimated but not guaranteed return rate of 4.5% per annum. As at December 31, 2014, this investment was pledged as security deposit for a one-year short term loan of $5,646 (equivalent to RMB35,000) obtained from the same PRC bank on December 3, 2014. The investment was redeemed in full on May 22, 2015 and upon the maturity of the investment, the fund was released to the company’s operation account. The Company then pledged bank deposits of $5,646 with maturities over three months as loan security deposit (see Note 5 — Restricted cash). The investment income was $433 and $274 for the six-month and three-month periods ended June 30, 2015 and was recorded as interest income.

SOLAR POWER, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIODS ENDED JUNE 30, 2014 AND 2015

7. Accounts receivable

Accounts receivable, current and non-current, mainly represents amounts due from customers for 1) sales of Solar PV projects; 2) rendering of EPC services; 3) supply of electricity under power supply agreements (“PPA”); and 4) sales of solar PV related components.

An allowance for doubtful accounts is provided against gross accounts receivable balances based on the Company’s best estimate of the amount of probable credit losses in the Company’s accounts receivable. The Company grants credit terms to credit-worthy customers. Terms vary per contract terms and range from 30 to 365 days. Contractually, the Company may charge interest for extended payment terms and require collateral. The Company regularly monitors and assesses the risk of not collecting amounts owed by customers. This evaluation is based upon a variety of factors, including an analysis of amounts current and past due along with relevant history and facts particular to the customer. The Company does not have any off-balance-sheet credit exposure related to its customers.

Included in the receivable balances arising from EPC services as at June 30, 2015 and December 31, 2014 was an amount of $13,545 and $6,794 respectively due from a customer in the PRC, Xinyu Realforce Energy Co., Ltd (“Realforce”). In the second half of 2014, the Group entered into an EPC contract with Realforce to construct a 21MW rooftop PV station. The construction of the PV station had been completed prior to December 31, 2014. In April 2015, Realforce entered into a sales and leaseback arrangement with the Company for the purpose of settling part of the outstanding receivable arising from the EPC contract. At that time, the outstanding receivable balances due from Realforce amounted to $24,840. Pursuant to the sales and leaseback arrangement, Realforce sold the Company certain solar PV components installed in the 21MW rooftop PV station at their fair value of $11,292 and then immediately leased them back over a 10-year period with annual interest rate of 10% per annum under a finance lease contract. As a result of the above arrangement, the Company reduced the receivable balance due from Realforce by the fair value of the solar PV components of $11,292 and recognized a finance lease receivable of $11,292 due from Realforce. No gain or loss was immediately recognized in the condensed consolidated statement of operation in relation to the above settlement through sales and leaseback arrangement. For the remaining $13,545 accounts receivable balances due from Realforce, the Company is still negotiating a settlement arrangement with Realforce and the primarily settlement arrangement is to settle the accounts receivable in November 2015. As at June 30, 2015, 100% equity interests in Realforce were pledged to the Company to secure its repayment obligations under the finance lease contract and the outstanding accounts receivable balances.

8. Project Assets

As of June 30, 2015, project assets, current and non-current, mainly consist of the SEF development across U.S.A., UK, Japan and the PRC, with the amount of $49,456 (2014: $48,520), $36,191 (2014: $14,000), $21,372 (2014: $12,826) and $33,746 (2014: 19,849) respectively.

Project assets consist of the following:

	June 30, 2015	December 31, 2014
Under development-Company as project owner	$107,235	$75,346
Under development-Company expected to be project owner upon the completion of construction*	33,530	19,849

Total project assets	140,765	95,195
Current, net of impairment loss	$74,378	$73,930
Noncurrent	$66,387	$21,265

*	All of the projects costs under this category were recorded as project assets, noncurrent.

SOLAR POWER, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIODS ENDED JUNE 30, 2014 AND 2015

Project assets under development-Company as project owner are primarily related to the following projects:

Calwaii Projects

In 2014, the Company acquired solar PV assets, primarily including land use right and pre-contract costs relating to forty-three solar PV systems owned by Calwaii. During the three-month period ended June 30, 2015, sales of four solar PV systems were consummated (see below). As of June 30, 2015 and December 31, 2014, incurred costs for PV solar systems under the Calwaii’s projects in Hawaii amounted to $23,270 and $23,943 respectively.

Solar Mountain Creek Parent LLC

The carrying amount of this project amounted to $17,629 and 17,864, net of impairment of $2,290 and $2,055 as of June 30, 2015 and December 31, 2014 respectively.

Pursuant to a letter of intent dated November 10, 2014 and a sales agreement dated December 31, 2014, the Company agreed to sell the PV solar systems of this project upon its completion of construction at a consideration of $17,864. Management assessed the recoverable amounts of this project asset and as a result the carrying amount of this project asset was written down to the recoverable amount by $2,055. The estimate of recoverable amount of this project asset was based on this asset’s fair value less costs of disposal, and the fair value was determined by reference to the quoted price from third party for this project asset. The Company accounted for this sales transaction using the deposit method under ASC 360-20, real estate accounting, and did not recognize any revenue and profit for this sale transaction for the year ended December 31, 2014 and the six-month period ended June 30, 2015 as certain closing conditions as specified in the sales agreement had not been met and accordingly sales had not been consumated as of June 30, 2015.

RE Capital Projects

In April 2015, the Company entered into an interest purchase agreement with RE Capital Pte. Ltd. to acquire its 100% membership interest in seventeen PV project companies in Japan (“RE Capital companies”) at a consideration of $8,800 consisting of $3,300 cash and $5,500 worth of the Company’s common stock (See Note 17 — Stockholders’ Equity). RE Capital companies’ total assets and liabilities only included land and pre-contract cost related to solar projects of 52MWs in total. Additionally, RE Capital companies had not entered into any power generation contracts with any utilities companies. As a result, Management concluded that the acquisition of 100% managing member interest in RE Capital companies did not meet the definition of a business combination as the primary inputs (the solar plant, which had yet to be constructed) were not available on the acquisition date. As of June 30, 2015, the payment made and cost incurred of $7,362 in total up to June 30, 2015 were included and recorded as project assets.

Solar Park Development 4 Ltd

In June 2015, the Company entered into another shares sales agreement with Blackrock Income UK Holding Limited to transfer the 100% outstanding share of Solar Park Development 4 Ltd at a consideration of $10,693 (equivalent to GBP7,000), which owned a grid-connected solar project of 6.2 MW developed by the Company. The Company accounted for this sales transaction using the deposit method under ASC 360-20, real estate accounting as of June 30, 2015. As of June 30, 2015, the Company didn’t recognize any revenue and profit for this sale transaction as certain closing conditions specified in the agreement had not been met and accordingly the sales had not been consummated. As of June 30, 2015 and December 31, 2014, the related project asset costs recorded and included as project assets amounted to $10,163 and $2,022 respectively.

SOLAR POWER, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIODS ENDED JUNE 30, 2014 AND 2015

Other Projects

In addition to the above significant projects, the Company’s project assets consists of a number of individually insignificant projects of $48,811 and $31,517 in aggregate as of June 30, 2015 and December 31, 2014 respectively, of which $31,443 and $13,643 of project assets were under construction respectively.

During the six-month and three-month periods ended June 30, 2015, the Company recognized sales revenue for the following projects:

Calwaii Projects

Pursuant to a sales agreement dated September 18, 2014, the Company agreed to sell four out of the thirty-nine PV solar systems of Calwaii’s project upon their completion of construction at a consideration of $5,860. The Company accounted for this sales transaction under ASC 360-20, real estate accounting, and did not recognize any revenue and profit for this sales transaction for the year ended December 31, 2014 and three-month period ended March 31, 2015 as certain closing conditions, including but not limited to grid connection specified in the sales agreement, had not been met. As of June 30, 2015, all closing conditions had been met and sales had been consummated. Accordingly, the Company recognized revenue and cost for these solar projects of $5,860 and $5,850, respectively.

Solar Park Development 3 Ltd

In June 2015, the Company entered into a shares sales agreement with Blackrock Income UK Holding Limited to transfer the 100% outstanding share of Solar Park Development 3 Ltd at a consideration of $16,088 (equivalent to GBP10,532), which owned a grid-connected solar project of 9.5 MW developed by the Company. The Company accounted for this sales transaction under ASC 360-20, real estate accounting. As of June 30, 2015, all closing conditions specified in the shares sales agreement had been met and the Company recognized revenue and cost for this solar project of $16,088 and 14,854, respectively during the three-month period ended June 30, 2015. The receivable of $16,088 were fully settled by Blackrock Income UK Holding Limited in July 2015.

Project assets under development-Company expected to be project owner upon completion of construction are related to the following projects:

In late 2014, the Company entered into two EPC contracts with third-party projects owners under an arrangement pursuant to which there was mutual understanding between the Company and the respective project owners that the title and ownership of the PV solar power systems would transfer to the Company upon the completion of construction and grid connection of the PV systems under the EPC contracts by the Company. The PV solar systems were pledged to the Company, as part of the EPC contract terms, to secure the expected title transfer upon grid connection. In 2015, the Company entered into similar arrangement with two third-party project owners.

Unlike other EPC contracts which are accounted for in accordance with ASC 605, no revenue is recognized for these four EPC contracts as no revenue is expected to be realized or earned from the EPC contracts, which were signed to facilitate the construction of the related solar PV systems by the Company and secure the Company’s financial interests in these projects through the pledge of the related solar PV systems. Given the substance of the transactions, the mutual understanding reached between the Company and the third-party project owners and the remote possibility of not obtaining the legal title upon grid connection, the Company accounts for these projects as owned and record the costs incurred under Project Assets on the

SOLAR POWER, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIODS ENDED JUNE 30, 2014 AND 2015

condensed consolidated balance sheet. Based on the Company’s intention to sell or hold for own use, the projects costs incurred for these EPC contracts are presented as operating activities or investing activities respectively in the condensed consolidated statement of cash flows.

As of June 30, 2015, the Company had respectively entered with these projects owners either a memorandum of understanding or pre-acquisition agreement to confirm the future transfer of the title and ownership upon the completion of construction and grid connection of the related PV systems.

9. Prepaid expenses and other current assets

Prepaid expenses and other current assets as at June 30, 2015 and December 31, 2014 primarily included prepayment made to suppliers for the purchase of solar panels, value-added tax recoverable, receivables for withholding individual income tax, rental deposits, prepaid operating expenses and a deposit of $4,839 (equivalent to RMB30,000) paid to State Grid Corporation of China under an Acquisition Framework agreement dated October 22, 2014 to acquire 95.68% of the shares in Guo Dian Nai Lun Te Zuo Qi Photovoltaic Power Generation LLC (“Guo Dian”). Pursuant to the Acquisition Framework Agreement, the Company shall acquire 95.68% of the shares in Guo Dian at an aggregate purchase price of $100 million. In the event that the Company fails to execute any equity transfer agreement, the seller shall have the right to terminate the agreement, in which case, the seller shall refund all of the amounts that have been paid by the Company without any penalty.

10. Finance lease receivables

During the six-month period ended June 30, 2015, the Company entered into finance lease contracts with contract value of $146 for leasing those Underlying PV related products to third-party PV developers through the on-line platform owned by Solar Energy (see note 1). Also, a EPC customer (see Note 7 Accounts receivable) and two third party entities entered into sales and leaseback arrangements with the Company. The leases are accounted for as finance lease.

Finance lease receivables are as follows:

	June 30, 2015	December 31, 2014
Minimum lease payments receivable	$23,862	$—
Unearned income	(6,781)	—

Net finance lease receivables	$17,081	$—

Current	$6,359	$—
Noncurrent	10,722	—

As at June 30, 2015, future maturities of minimum lease payments receivable are as follows:

USD
2015 (remaining six months)	$5,998
2016	735
2017	815
2018	898
2019	994
Thereafter	7,641

$17,081

SOLAR POWER, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIODS ENDED JUNE 30, 2014 AND 2015

During the six-month and three-month periods ended June 30, 2015, the Company earned total interest income of $385 and $380 respectively for these finance lease contracts.

11. Property, Plant and Equipment

Property, plant and equipment consist of the following:

	June 30, 2015	December 31, 2014
Photovoltaic (“PV”) solar systems	$115,939	$110,553
Plant and machinery	268	33
Furniture, fixtures and equipment	618	269
Automobile	194	75
Computers and software	1,711	1,296
Leasehold improvements	79	4

	118,809	112,230
Less: accumulated depreciation	(7,709)	(5,792)

	111,100	106,438
Construction in progress	1,216	—

	$112,316	$106,438

The cost of PV solar system include costs of acquiring permits, construction fees of PV solar system, costs of items installed in the PV solar system including solar panels, and other costs incurred that are directly attributable to getting the PV solar system ready for its intended use of grid connection with customer for supply of electricity.

In 2009, Solar Power, Inc. capitalized a PV solar system relating to the Aerojet 1 solar development project along with the associated financing obligation, recorded under financing and capital lease obligations, net of current portion, in the Condensed Consolidated Balance Sheets. Due to certain guarantee arrangements as disclosed in Note 21 — Commitments and Contingencies, the Company will continue to record this PV solar system in property, plant and equipment with its associated financing obligation in Financing and capital lease obligations as long as it maintains its continuing involvement with this project. The income and expenses relating to the underlying operation of the Aerojet 1 solar development project are recorded in the Condensed Consolidated Statement of Operations.

12. Fair value measurement

In arriving at fair-value estimates of the call option as discussed in Note 4 — Business combination, the Company utilizes the most observable inputs available for the valuation technique employed. If a fair-value measurement reflects inputs at multiple levels within the fair value hierarchy, the fair-value measurement is characterized based upon the lowest level input. For the Company, recurring fair-value measurements are performed for the derivative assets. The Company does not have any derivative asset that reduce risk associated with hedging exposure and has not designated the derivative asset as a hedge instrument.

The Company did not have any derivatives valued using Level 1 and Level 2 inputs as of June 30, 2015 and December 31, 2014. The derivative asset relating to the call option was classified in Level 3 of the fair value hierarchy in which management has used at least one significant unobservable input in the valuation model. The

SOLAR POWER, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIODS ENDED JUNE 30, 2014 AND 2015

fair value of the derivative asset was $420 and $424 at the grant date of May 28, 2015 and June 30, 2015 respectively, which were recorded as other financial assets in the Consolidated Balance Sheet as of June 30, 2015. Gain arising from change in fair value of $4 was recorded as Other income-others in the consolidated statement of operations for the six-month and three-month periods ended June 30, 2015. The Company determines the fair value using binomial model with significant input on the fair value of the remaining 20% equity interest of Solar Juice and volatility unobservable in the market. The volatility is determined by the average standard derivation of the comparable companies applicable over a time period corresponding to the remaining life of the call option. Significant increases or decreases in this unobservable input would result in a significantly lower or higher fair value measurement.

There have been no transfers between Level 1, Level 2, or Level 3 categories.

There were no assets or liabilities measured on a non-recurring basis as of June 30, 2015 and December 31, 2014. For financial instruments that are not required to be measured at fair value, the following method and assumptions were used to estimate the fair value as at June 30, 2015 and December 31, 2014:

Cash and cash equivalents, restricted cash, accounts receivable and payable, short term investments, bank deposits with maturity over three months, finance lease receivables, current, accrued liabilities, advance from customers and other current liabilities — costs approximates fair value because of the short maturity period.

Notes receivable, current, and notes receivable, noncurrent — The fair value of Notes receivable, current were based on anticipated cash flows, which approximates carrying value, and were classified in Level 2 of the fair value hierarchy. The fair value of Notes receivable, noncurrent were classified in Level 3 of the fair value hierarchy. The Company used multiple techniques, including an income approach applying discounted cash flows approach, to measure the fair value using Level 3 inputs; the results of each technique have been reasonably weighted based upon management’s judgment applying qualitative considerations to determine the fair value at the measurement date. The fair value of notes receivable is determined to approximate its carrying value.

Convertible bonds. The estimated fair value was $56,119 and $39,423 as of June 30, 2015 and December 31, 2014. The fair value of convertible bonds was classified in Level 2 of the fair value hierarchy. The Company determines the fair value using binomial model with significant input on prices and votes observable in the market.

Short term borrowings. The carrying amount approximates fair value due to the short maturity and their variable market rates of interest that change with current Prime and no change in counterparty credit risk and were classified as Level 2 of the fair value hierarchy.

Finance lease receivables, noncurrent, and other noncurrent liabilities. The Company used discounted cash flow approach to determine the fair value, which was classified in Level 3 of the fair value hierarchy. The fair value of finance lease receivables, noncurrent, and other noncurrent liabilities is determined to approximate its carrying value.

13. Short term borrowings

On December 3, 2014, the Company and China Minsheng Bank (“CMB”) entered into a Loan agreement, whereby CMB provided the Company a loan of $ 5,646 (equivalent to RMB35,000) at an interest rate of 5.88% per annum, which would mature on December 3, 2015. The Company pledged its bank financing

SOLAR POWER, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIODS ENDED JUNE 30, 2014 AND 2015

product (included in the “Short-term investment”) issued by CMB of $19,358 (equivalent to RMB120,000) as collateral. The bank financing product matured on May 22, 2015, and the fund was released to the company’s operation account. The Company then pledged bank deposits of $5,646 with maturities over three months as loan security deposit.

On June 30, 2015, the Company and CMB entered into a loan agreement, whereby CMB provided the Company a loan of $48,387 (equivalent to RMB300,000) at an interest rate of 5.09% per annum. The loan is repayable on December 31, 2015.

On June 30, 2015, the Company and Bank of Suzhou (“BOS”) entered into a loan agreement, whereby BOS provided the Company a loan of $ 4,839 (equivalent to RMB30,000) at an interest rate of 6.6% per annum. The loan is repayable on June 30, 2016.

The Company’s newly acquired subsidiary, Solar Juice, entered into loan agreements with Westpac Bank, whereby Westpac Bank provided Solar Juice loans of $4,549 (equivalent to AUD5,905) at fixed interest rates ranging from 2.4% to 5.3%. These loans will mature from July 21, 2015 to October 6, 2015. Also, Solar Juice has a short term borrowing from Solar Juice’s minority shareholders of $411 (equivalent to AUD534). The loans were non-demand loans, non-interest bearing and unsecured with no specific repayment term.

As discussed in Note 1 — Description of Business and Basis of Presentation, the Company raised funds of $45,806 (RMB283,997) from the individual investors through Solar Energy’s online platform during the six-month period ended June 30, 2015 at fixed interest rates ranging from 5.25% to 11.9% per annum. The investors could withdraw their principle on their demand after the lock-up period ranging from 0 to 1,080 days from the date of their initial investment. As of June 30, 2015, outstanding borrowings from individual investors through Solar Energy on-line platform amounted to $19,671 in total, of which $17,071 and $2,600 are recorded as short term borrowings and long term borrowings included in other noncurrent liabilities, respectively.

14. Other liabilities

	June 30, 2015	December 31, 2014
Derivative liability	—	11
Due to individual investors	4,610	—
Other current liabilities	51,827	33,751

Total other current liabilities	56,437	33,762

Other non-current liabilities	3,501	25,535
Accrued warranty reserve	1,601	1,608

Total other non-current liabilities	5,102	27,143

Total of other liabilities	61,539	60,905

Amounts due to individual investors as at June 30, 2015 represent non-interest bearing fundings provided by individual investors through the on-line platform of Solar Energy (See Note 1 — Description of Business and Basis of Presentation).

Other current liabilities primarily include unpaid purchase consideration for the Company’s acquisition of business and project assets of $50,816 in total as at June 30, 2015 (2014: $33,751).

SOLAR POWER, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIODS ENDED JUNE 30, 2014 AND 2015

15. Convertible Bonds

In December, 2014 the Company entered into three convertible promissory note purchase agreements with Brilliant King, Poseidon and Union Sky, respectively whereby the Company agreed to sell and issue to these three investors convertible promissory notes in an aggregate principal amount of $35,000 which could be converted into 17,500,000 Common Shares at a fixed conversion price of $2 unless adjusted for anti-dilution. The convertible notes bore no interest, and might be partially or wholly converted into shares of the Company’s common stock at any time prior to maturity at the option of the investor. The convertible promissory notes was due and payable on June 11, 2016 and are reclassified as current liabilities as of June 30, 2015.

On June 15, 2015, the Company entered into a convertible promissory note purchase agreement with Vision Edge Limited (“Vision Edge”), whereby the Company agreed to sell and issue to Vision Edge convertible promissory note in an aggregate principal amount of $20,000 which could be converted into 7,407,410 Common Shares at a fixed conversion price of $2.70 unless adjusted for anti-dilution. The convertible notes bore no interest, and might be wholly converted into shares of the Company’s common stock at any time prior to maturity at the option of the investor. The commitment date of the convertible promissory note is on June 29, 2015. The convertible promissory note was due and payable on June 29, 2016. Also, as mentioned in Note 16, on June 15, 2015, the Company entered into option agreement with Vision Edge, whereby the Company agreed to grant Vision Edge an option to purchase from the Company a total of 7,407,410 Shares for an aggregate purchase price of $20,000, or $2.70 per share, prior to December 15, 2015. The above instruments issued to Vision Edge on June 15, 2015, including convertible promissory note and stock option, were accounted for as a bundled transaction. The proceeds from the issuance of convertible promissory note were allocated to the two elements based on the relative fair values of the convertible promissory note and the stock options at the time of issuance. There is no beneficial conversion feature in this convertible promissory note because the initial conversion price of US$ 2.66 per share after the proceeds are allocated to the option is greater than the fair value of the Company’s common stock on the commitment date of June 29, 2015. The convertible promissory note and stock options were initially recorded at $19,705 and $295, respectively, according to the allocation of the total proceeds. The discount of $295 of the convertible promissory note is amortized as interest expense using the effective interest rate method through the earliest demand payment date, i.e. June 29, 2016. The stock option was accounted for as an equity instrument and was recorded within equity.

16. Stock option

On February 15, 2012, the Company’s Board of Directors approved the issuance of a warrant agreement for Cathay General Bancorp to purchase 300,000 shares of the Company’s common stock at $0.75 per share related to the credit facility entered into with Cathay Bank for an original aggregate principal amount of $9,000. The fair value of $0.29 per share was determined using the Black-Scholes-Merton model. Assumptions used in calculating fair value were as follows: a risk free interest rate of 0.38%, expected volatility of 103%, zero expected dividend yield, and an expected term of 3 years. The warrant is exercisable anytime for an exercise price of $0.75 per share before its expiration. This warrant expired on February 15, 2015.

On December 12 and 15, 2014, the Company grants warrants to Brilliant King, Poseidon and Union Sky to purchase from the Company a total of 27,500,000 common stock for an aggregate purchase price of $55,000 or $2 per share. 20,000,000 shares of option granted to Union Sky expired on March 15, 2015, the remaining 7,500,000 shares of option could be exercised on or prior to the date of completion of the listing of the Shares on the New York Stock Exchange or the NASDAQ Stock Market, pursuant to the terms of the option agreement and subject to the closing conditions therein.

On December 15, 2014, the Company entered into an option agreement with Forwin International Financial Holding Limited (Hong Kong) (“Forwin”), whereby the Company agreed to grant Forwin an option to

SOLAR POWER, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIODS ENDED JUNE 30, 2014 AND 2015

purchase a total of 5,000,000 shares of the Company’s common stock at an exercise price of $2.0 per share for an aggregate purchase price of $10,000, prior to March 15, 2015. This option expired on March 15, 2015.

On December 15, 2014, the Company entered into an option agreement with Border Dragon Limited (“Boarder Dragon”), whereby the Company agreed to grant Border Dragon an option to purchase a total of 2,500,000 Shares at an exercise price of $2.0 per Share for an aggregate purchase price of $5,000, prior to March 15, 2015. This option expired on March 15, 2015.

On January 22, 2015, the Company entered into an option agreement with Central Able Investments Limited (“Central Able”), whereby the Company agreed to grant Central Able an option to purchase a total of 2,500,000 Shares at an exercise price of $2.0 per Share for an aggregate purchase price of $5,000, prior to April 22, 2015. The option expired on April 22, 2015.

On May 4, 2015, the Company entered into an option agreement with Yes Yield Investments Limited (“Yes Yield”), whereby the Company agreed to grant Yes Yield an option to purchase from the Company a total of 9,260,000 Shares at an exercise price of $2.7 per Share for an aggregate purchase price of US$25,002, prior to November 4, 2015.

On June 15, 2015, the Company entered into an option agreement with Vision Edge Limited (“Vision Edge”), whereby the Company agreed to grant Vision Edge an option to purchase from the Company a total of 7,407,410 Shares at an exercise price of $2.7 per Share for an aggregate purchase price of US$20,000, prior to December 15, 2015.

17. Stockholders’ Equity

Issuance of common stock

In the second quarter of 2014, the Company amended its articles of incorporation to increase the authorized shares of common stock from 250,000,000 shares to 1,000,000,000 shares. The following table summarizes the Company’s issuance of common stock during the six-month period ended June 30, 2015:

Purchasers	Securities sold	Date of securities issued	Consideration

Forwin International Financial	5,000,000 Shares	January 16, 2015	$10,000, or $2 per Share
Central Able Investment Limited	2,500,000 Shares	January 30, 2015	$5,000, or $2 per Share
CECEP HK	5,722,977 Shares	January 30, 2015	$8,269
Restricted Stocks, Exercised	18,700,000 Shares[1]	March 2, 2015	Nil
Restricted Stocks, Exercised	500,000 Shares[1]	March 26, 2015	Nil
Huang Zheng	338,679 Shares[2]	June 4, 2015	$726, or $2.14 per Share
RE Capital Pte. Ltd.	2,849,741 Shares[3]	June 2, 2015	$5,500 or $1.93 per Share
Solar Juice	14,073,354 Shares[4]	June 11, 2015	$22,718 or $1.61 per Share
Yes Yield	9,260,000 Shares[5]	July 1, 2015	$ 25,000 or $2.70 per Share

SOLAR POWER, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIODS ENDED JUNE 30, 2014 AND 2015

Note:

1.	On March 2, 2015 and March 26, 2015, the Company issued Restricted Stock underlying 19,200,000 shares of the Company’s common stock to certain management members, which were exercised in March 2015.
2.	On June 4, 2015, the Company issued 338,679 shares of Common Stock to Lang Lang, an internationally renowned pianist, as part of the consideration to be brand spokesman for Solarbao within three years.
3.	On June 2, 2015, the Company issued 2,849,741 shares of Common Stock as part of the consideration to acquire all interest in solar PV projects of 30 MW in Japan from RE Capital Pte. Ltd. as described in Note 8 — Project assets.
4.	On June 11, 2015, the Company issued 14,073,354 shares of Common Stock as part of the consideration to acquire the outstanding capital stock of Solar Juice as described in Note 4 — Business combination.
5.	On May 4, 2015, Yes Yield entered into a common stock purchase agreement with the Company, whereby the Company agreed to issue common stock of 9,260,000 shares to Yes Yield at a price of $2.7 per share for an aggregate purchase price of US$25,000. The Company received the consideration of US$25,000 on June 26, 2015 and issued 9,260,000 shares of Common Stock accordingly, although the securities registration was completed on July 1, 2015

18. Stock-based Compensation

The Company measures stock-based compensation expense for all stock-based compensation awards based on the grant-date fair value and recognizes the cost in the financial statements over the employee requisite service period.

The following table summarizes the stock-based compensation expense, by type of awards for the periods as follow (in thousands):

	For the Three Months Ended		For the Six Months Ended
	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014

Employee stock options	$1,241	$162	$2,992	$377

Restricted stock grants	167	—	31,318	—

Total stock-based compensation expense	$1,408	$162	$34,310	$377

The following table summarizes the stock-based compensation by line item for the periods as follow (in thousands):

	For the Three Months Ended		For the Six Months Ended
	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014

General and administrative	$1,313	$162	$34,203	$365
Sales, marketing and customer service	95	—	107	12

Total stock-based compensation expense	1,408	162	34,310	377

Tax effect on stock-based compensation expense	—	—	—	—

Total stock-based compensation expense after income taxes	$1,408	$162	$34,310	$377

Stock-based compensation expense recognized in the Condensed Consolidated Statements of Operations is based on awards ultimately expected to vest. Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

SOLAR POWER, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIODS ENDED JUNE 30, 2014 AND 2015

Determining Fair Value

Valuation and Amortization Method — The Company estimates the fair value of service-based and performance-based stock options granted using the Black-Scholes option-pricing formula. The fair value is then amortized on a straight-line basis over the requisite service periods of the awards, which is generally the vesting period. In the case of performance-based stock options, amortization does not begin until it is determined that meeting the performance criteria is probable. Service-based and performance-based options typically have a five to ten year life from date of grant and vesting periods of three to four years.

Expected Term — The Company’s expected term represents the period that the Company’s stock-based awards are expected to be outstanding. For awards granted subject only to service vesting requirements, the Company utilizes the simplified method for estimating the expected term of the stock-based award, instead of historical exercise data. For its performance-based awards, the Company has determined the expected term life to be five years based on contractual life and the seniority of the recipient.

Expected Volatility —The Company uses historical volatility of the price of its common shares to calculate the volatility for its granted options.

Expected Dividend — The Company has never paid dividends on its common shares and currently does not intend to do so, and accordingly, the dividend yield percentage is zero for all periods.

Risk-Free Interest Rate — The Company bases the risk-free interest rate used in the Black-Scholes valuation model upon the implied yield curve currently available on U.S. Treasury zero-coupon issues with a remaining term equal to the expected term used as the assumption in the model.

Assumptions used in the determination of the fair value of share-based payment awards using the Black-Scholes model for stock option grants during the three-month and six-month periods ended June 30, 2015 and 2014 were as follows:

	For the Three Months Ended		For the Six Months Ended
	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014

Expected term	4	3.75	4	3.75
Risk-free interest rate	1.32% - 1.72%	1.25%	1.32% - 2.24%	1.25%
Expected volatility	139% - 141%	1.22%	139% - 142%	1.22%
Expected dividend yield	0%	0%	0%	0%

Equity Incentive Plan

On November 15, 2006, subject to approval of the stockholders, the Company adopted the 2006 Equity Incentive Plan (the “Plan”) which permits the Company to grant stock options to directors, officers or employees of the Company or others to purchase shares of common stock of the Company through awards of incentive and nonqualified stock options (“Option”), stock (“Restricted Stock” or “Unrestricted Stock”) and stock appreciation rights (“SARs”). The Plan was approved by the stockholders on February 7, 2007.

The Company has granted time-based share options and restricted stock under the Plan to directors, officers, employees and individual consultants of the Company. The time-based options generally vest 25% annually and expire five to ten years from the date of grant. Total number of shares reserved and available for grant and issuance pursuant to this Plan is equal to 9% of the number of outstanding shares of the Company. Shares issued under the Plan will be drawn from authorized and unissued shares or shares now held or

SOLAR POWER, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIODS ENDED JUNE 30, 2014 AND 2015

subsequently acquired by the Company. Outstanding shares of the Company shall, for purposes of such calculation, include the number of shares of stock into which other securities or instruments issued by the Company are currently convertible (e.g., convertible preferred stock, convertible debentures, or warrants for Common Stock), but not outstanding options to acquire stock. At June 30, 2015 there were 2,623,210 shares available for grant under the plan (9% of the outstanding shares of 676,867,538 less options and restricted stock outstanding and exercised since inception).

The exercise price of any Option will be determined by the Company when the Option is granted and may not be less than 100% of the fair market value of the shares on the date of grant, and the exercise price of any incentive stock option granted to a stockholder with a 10% or greater shareholding will not be less than 110% of the fair market value of the shares on the date of grant. The exercise price per share of a SAR will be determined by the Company at the time of grant, but will in no event be less than the fair market value of a share of Company’s stock on the date of grant.

On January 12, 2015 and February 23, 2015, the Board of Directors approved the grants of restricted stock unit awards (“RSU”) to core management members, other management and staff, pursuant to the terms of the 2006 Equity Incentive Plan. The total number of RSUs granted is 20,384,000 shares. Among these, the vesting schedules for the chairman, CEO and CFO (“core management”) are 100% vested at the grant date and the vesting schedules for the rest RSUs granted to other management and staff would be vested within the next four years equally. The Company used the market price of its share at grant date as the fair value of the RSUs in calculating the stock based compensation expense. The core management exercised all RSUs of 19,200,000 and all these shares were issued to them in March 2015 (See Note 17 — Stockholders’ Equity).

The following table summarizes the Company’s stock option activities for the six-month period ended June 30, 2015 and 2014:

	2015		2014
	Shares	Weighted- Average Exercise Price Per Share	Shares	Weighted- Average Exercise Price Per Share
Outstanding as of January 1,	25,429,000	$0.84	7,114,250	$0.20
Granted	8,682,000	1.83	—	—
Exercised	—	—	—	—
Forfeited	(490,000)	2.09	(559,250)	0.29

Outstanding as of March 31,	33,621,000	$1.08	6,555,000	$0.19

Granted	4,069,000	1.95	10,650,000	0.31
Exercised	—	—	—	—
Forfeited	(1,630,000)	1.33	(357,500)	0.29

Outstanding as of June 30,	36,060,000	$1.16	16,847,500	$0.27

SOLAR POWER, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIODS ENDED JUNE 30, 2014 AND 2015

The following table presents the exercise price and remaining life information about options exercisable at June 30, 2015:

Range of exercise price	Shares Exercisable	Weighted average remaining contractual life	Weighted average exercise price		Aggregate Intrinsic ($000)
$0.51 - $1.24	200,000	4.51		$1.24	$124
$0.30 - $0.50	3,254,500	2.93		0.37	4,865
$0.05 - $0.29	500,000	3.14		0.05	905

	3,954,500		$		$5,894

Changes in the Company’s non-vested stock awards are summarized as follows:

	Time-based Options		Restricted Stock
	Shares	Weighted Average Exercise Price Per Share	Shares	Weighted Average Grant Date Fair Value Per Share
Non-vested as of January 1, 2015	23,937,000	0.84	525,000	$0.75
Granted	8,682,000	1.83	20,384,000	1.66
Vested	—	—	(19,200,000)	1.67
Forfeited	(490,000)	2.09	—	—

Non-vested as of March 31, 2015	32,129,000	1.09	1,709,000	$1.66

Granted	4,069,000	1.95	—	—
Vested	(2,462,500)	0.33	—	—
Forfeited	(1,630,000)	1.33	—	—

Non-vested as of June 30, 2015	32,105,500	1.24	1,709,000	$1.66

19. Income Taxes

The Company calculates its interim income tax provision in accordance with ASC 740-270 — Income Taxes. At the end of each interim period, the Company estimates the annual effective tax rate and applies that rate to its ordinary quarterly earnings. The tax expense or benefit related to significant, unusual, or extraordinary items that will be separately reported or reported net of their related tax effect, is recognized in the interim period in which those items occur. The Company evaluates its ability to recover deferred tax assets, in full or in part, by considering all available positive and negative evidence, including past operating results and our forecast of future taxable income on a jurisdictional basis. The Company bases its estimate of current and deferred taxes on the tax laws and rates that are currently in effect in the appropriate jurisdiction. Changes in laws or rates may affect the tax provision as well as the amount of deferred tax assets or liabilities.

The effective income tax rate of the Company for the six-month period ended June 30, 2015 and 2014 was (2.6)% and (0.0)%, respectively, and the three-month period ended June 30, 2015 and 2014 was (4.4)% and (0.0)%, respectively. For both 2015 and 2014, the Company expects to generate taxable income in certain jurisdictions while still experiencing an overall worldwide loss.

SOLAR POWER, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIODS ENDED JUNE 30, 2014 AND 2015

The Company has not provided for deferred taxes relating to the undistributed earnings of its foreign subsidiaries (primarily the subsidiaries in the People’s Republic of China) amounted to $5.6 million and $8.8 million as of June 30, 2015 and December 31, 2014, respectively, which are expected to be permanently reinvested.

The Company and its subsidiaries did not have any unrecognized tax benefits or liabilities as of June 30, 2015 and December 31, 2014. The Company does not anticipate that its unrecognized tax benefits or liability position will change significantly over the next twelve months.

20. Net Loss Per Share of Common Stock

Basic loss per share is computed by dividing income attributable to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted loss per share reflects the potential dilution of shares by adding other Common Stock equivalents, including Common Stock options, warrants, and restricted Common Stock, in the weighted average number of common shares outstanding for a period, if dilutive. Potentially dilutive shares are excluded from the computation if their effect is anti-dilutive. As a result of the net loss for the six-month and three-month periods ended June 30, 2015 and 2014, there is no dilutive impact to the net loss per share calculation for the period.

The following table presents the calculation of basic and diluted net loss per share:

	For the Three Months Ended		For the Six Months Ended
	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014

Numerator:
Net loss attributable to stockholders	$(14,152)	$(1,340)	$(51,604)	$(2,170)

Denominator:
Basic and diluted weighted-average common shares	605,589,978	204,395,775	595,100,462	201,322,191

Basic net loss per share	$(0.02)	$(0.01)	$(0.09)	$(0.01)
Diluted net loss per share	(0.02)	(0.01)	(0.09)	(0.01)

21. Commitments and Contingencies

Commitments

Guarantee — on December 22, 2009, in connection with an equity funding of STP related to the Aerojet 1 solar development project, the Company along with STP’s other investors entered into a Guaranty (“Guaranty”) to provide the equity investor, Greystone Renewable Energy Equity Fund (“Greystone”), with certain guarantees, in part, to secure investment funds necessary to facilitate STP’s payment to the Company under the EPC. Specific guarantees made by Solar Power, Inc. include the following in the event of the other investors’ failure to perform under the operating agreement:

•	Operating Deficit Loans — the Company would be required to loan Master Tenant or STP monies necessary to fund operations to the extent costs could not be covered by Master Tenant’s or STP’s cash inflows. The loan would be subordinated to other liabilities of the entity and earn no interest; and

SOLAR POWER, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIODS ENDED JUNE 30, 2014 AND 2015

•	Exercise of Put Options — At the option of Greystone, the Company may be required to fund the purchase by Managing Member of Greystone’s interest in Master Tenant under an option exercisable for 9 months following a 63-month period commencing with operations of the Facility. The purchase price would be equal to the greater of the fair value of Greystone’s equity interest in Master Tenant or $1,000. This option has been exercised on December 30, 2014 and this guarantee has been released accordingly.

The Company has recorded on its Condensed Consolidated Balance Sheet the guarantees of $64 and $71 at June 30, 2015 and December 31, 2014. These amounts, less related amortization, are included in accrued liabilities. These guarantees for the Aerojet 1 project are accounted for separately from the financing obligation related to the Aerojet 1 project because they are with different counterparties.

Financing Obligation — the guarantees associated with Aerojet 1 constitute a continuing involvement in the project. While the Company maintains its continuing involvement, it will apply the financing method and, therefore, has recorded and classified the proceeds received of $10,335 and $10,911 from the project in financing and capital lease obligations. At June 30, 2015 and December 31 2014, $9,324 and $10,092, respectively, were recorded as noncurrent Financing and capital lease obligations, with $1,011 and $819 recorded as other current liabilities.

Performance Guaranty — on December 18, 2009, the Company entered into a 10-year energy output guaranty related to the photovoltaic system installed for STP at the Aerojet 1 facility in Rancho Cordova, CA. The guaranty provided for compensation to STP’s system lessee for shortfalls in production related to the design and operation of the system, but excluding shortfalls outside the Company’s control such as government regulation. The Company believes that the probability of shortfalls is unlikely and if they should occur they would be covered under the provisions of its current panel and equipment warranty provisions. At June 30, 2015 and December 31 2014, there continues to be no charges against the Company’s reserves related to this performance guaranty.

Product Warranties — The Company offer the industry standard warranty up to 25 years for its PV panels and industry standard five to ten years on inverter and balance of system components. Due to the warranty period, the Company bear the risk of extensive warranty claims long after the Company has shipped product and recognized revenue. In the Company’s cable, wire and mechanical assemblies business, the Company’s historically warranty claims have not been material. In the Company’s solar PV business, the greatest warranty exposure is in the form of product replacement.

During the quarter ended September 30, 2007 and continuing through the fourth quarter of 2010, the Company installed own manufactured solar panels. Other than this period, the Company only installed panels manufactured by unrelated third parties as well as the Company’s principal shareholder and formerly controlling shareholder, LDK. Certain PV construction contracts entered into during the recent years included provisions under which the Company agreed to provide warranties to the buyer. As a result, the Company recorded the provision for the estimated warranty exposure on these contracts within cost of sales. Since the Company do not have sufficient historical data to estimate its exposure, the Company have looked to its own historical data in combination with historical data reported by other solar system installers and manufacturers. Due to the absence of historical material warranty claims, the Company have not recorded a material warranty accrual related to solar energy systems as of June 30, 2015 and December 31, 2014.

Operating leases — The Company leases facilities under various operating leases, some of which contain escalation clauses, which expire through 2020. The Company also leases vehicles under operating leases.

SOLAR POWER, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIODS ENDED JUNE 30, 2014 AND 2015

Rental expenses under operating leases included in the statement of operations were $919 and $50 for the three-month period ended June 30, 2015 and 2014 respectively and $1,355 and $116 for the six-month period ended June 30, 2015 and 2014 respectively.

Future minimum payments under all of our non-cancelable operating leases are as follows as of June 30, 2015:

2015 (remaining six months)	$1,109
2016	2,061
2017	1,640
2018	1,278
2019	746
2020	628
Thereafter	7,883

$15,345

Capital commitments — As of June 30, 2015 and December 31, 2014, the Company had capital commitments of approximately $101,924 and $59,354, respectively. These capital commitments were solely related to contracts signed with vendors for procurement of services or PV related products used for the construction of solar PV systems being developed by the Company.

The capital commitments as at balance sheet dates disclosed above do not include those incomplete acquisitions for investment and business as at balance sheet dates as the agreements could either be terminated unconditionally without any penalty or cancelable when the closing conditions as specified in the agreements could not be met. The occurrence of non-fulfillment of those closing conditions are not considered as remote.

Contingencies

From time to time, the Company is involved in various other legal and regulatory proceedings arising in the normal course of business. While the Company cannot predict the occurrence or outcome of these proceedings with certainty, it does not believe that an adverse result in any pending legal or regulatory proceeding, individually or in the aggregate, would be material to our consolidated financial condition or cash flows; however, an unfavorable outcome could have a material adverse effect on our results of operations for a specific interim period or year.

22. Related Party Transactions

During the six-month period ended June 30, 2015, the total fund raised from individual investors through Solar Energy amounted to $45,806 ($37,028 for the three-month period ended June 30, 2015), of which $5,189 ($2,308 for the three-month period ended June 30, 2015) was settled by the coupon issued by the Company to individual investors and $28,782 ($24,023 for the three-month ended June 30, 2015) had been received by the Company from Solar Energy as of June 30, 2015 and Solar Energy charged $133 ($46 for the three-month period ended June 30, 2015) as commission fee to the Company at 1% of the fund principal as discussed in Note 1 — Description of Business and Basis of Presentation. As of June 30, 2015 and December 31, 2014, the Company had other receivable of $11,702 and nil from Solar Energy for the fund received from the individual investors on behalf of the Company by Solar Energy after the reduction of its commission fee.

SOLAR POWER, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIODS ENDED JUNE 30, 2014 AND 2015

During the six-month period ended June 30, 2015, the total fund redeemed to individual investors through Solar Energy amounted to $19,237 ($16,202 for the three-month period ended June 30, 2015), of which $15,871 ($13,720 for the three-month period ended June 30, 2015) had been repaid by the Company to Solar Energy as of June 30, 2015. As of June 30, 2015 and December 31, 2014, the Company had Other liabilities, related party of $3,366 and nil to Solar Energy for the fund repaid to the individual investors on behalf of the Company by Solar Energy.

During the six-month period ended June 30, 2015, the Company issued certain coupons to LDK Jiangxi and Liuxin with total face value of $779 (nil for the three-month period ended June 30, 2015) and $582, (nil for the three-month period ended June 30, 2015) respectively. LDK Jiangxi is a wholly owned subsidiary of LDK Solar Co., Ltd. (“LDK”), principle shareholder of SPI. Liuxin is wholly owned by Mr. Peng’s father. As of June 30, 2015, all coupons issued to these parties had been redeemed through the on-line platform owned by Solar Energy. The Company recognized the coupons issued to LDK Jiangxi and Liuxin, based on the face value of the coupons, by netting off Accounts payable, related parties of $779 in the condensed consolidated balance sheet and selling, marketing and customer service expenses of $582 (nil for the three-month period ended June 30, 2015) in the condensed consolidated statements of operations, respectively.

During the six-month period ended June 30, 2015, the Company paid commission fee of $3 million (nil for the three-month ended June 30, 2015) to SUPERMERCY Limited (“SUPERMERCY”) in respect of certain funds raised by the Company through the issuance of the Company’s common stock. Pursuant to a client introducing agreement entered with SUPERMERCY on September 10, 2014, the Company agreed to pay SUPERMERCY commission at 3% of funds successfully raised by the Company that had been resulted from the services rendered by SUPERMERCY. The commission fee was direct costs incurred for the issuance of common stock and was recognized as a deduction from the additional paid in capital within the stockholders’ equity.

As of June 30, 2015 and December 31, 2014, the Company had prepaid $12 and $nil to LDK’s supplier for the purchase deposit on behalf of LDK.

As of June 30, 2015 and December 31, 2014, the Company had prepaid $2,000 and $nil respectively to LDK as down payment to acquire three PV solar projects located in Italy and US from LDK. On March 30, 2015, the Company entered into a share purchase agreement (the “Share Purchase Agreement”) with LDK’s subsidiaries (collectively, the “LDK Sellers”). Pursuant to the Share Purchase Agreement, the Company agreed to purchase from the Sellers (i) 100% equity interest in LD THIN S.R.L, a limited liability company incorporated in Italy, (ii) 54.1% equity interest in LAEM S.R.L, a limited liability company incorporated in Italy, and (iii) 100% equity interest in North Palm Springs Investments, LLC, a limited liability company incorporated in California, for an aggregate cash consideration of US$2,390. The Company will also assume certain indebtedness contemplated in the Share Purchase Agreement up to a maximum amount to be agreed upon among the Company and the Sellers prior to the closing date of the transaction. The transaction is subject to several closing conditions including completion of satisfactory due diligence. This acquisition has not been consummated as of the date of issuance of these financial statements.

As of June 30, 2015 and December 31, 2014, the Company owed to LDK of $50 and $nil as LDK made salary payment to certain employees on behalf of the Company, respectively.

As of June 30, 2015 and December 31, 2014, the Company had accounts payable to LDK of $29,282 and $34,150, respectively, primarily related to purchases of solar panels for solar development projects. The solar panels purchased from LDK during the six-month and three-month periods ended June 30, 2015 amounted to $2,143 (2014: nil) and $1,221 (2014: nil) respectively. The Company also consigned LDK to process solar cells

SOLAR POWER, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIODS ENDED JUNE 30, 2014 AND 2015

to solar panels for its on-line platform business in 2015. The processing fee charged by LDK amounted to $1,383 (2014: nil) and $825 (2014: nil) during the six-month and three-month periods ended June 30, 2015.

As of June 30, 2015 included in the accounts payable to LDK Group of $29,282 was an amount of $22,775 that were subject to a settlement arrangement. The remaining accounts payable balances of $6,507 were still subject to the normal trade credit terms offered by LDK Group for the purchases of solar panels. On December 30, 2014, the Company entered into a Settlement and Mutual Release (“Settlement Agreement”) with LDK Solar International Company Limited (“LDK HK”), a wholly owned subsidiary of LDK, pursuant to which LDK HK agreed to release and discharge the Company from all actions, claims, demands, damages, obligations, liabilities, controversies and executions arising out of the Company’s net payables of $28,775 to LDK HK and its subsidiaries (“LDK HK Group”), in exchange for an aggregate settlement amount of $11,000. Under the Settlement Agreement, the Company agreed to pay the settlement amount of $11,000 by installments in accordance with a predetermined schedule and LDK HK has the right to cancel the agreed settlement if any installment payment is delayed for more than 30 days. The agreed payment schedule for the settlement amount of $11,000 is $380 on or before December 31, 2014, $2,000 on or before January 31, 2015, $1,620 on or before March 30, 2015, $2,000 on or before June 30, 2015, $1,000 on or before July 31, 2015, $2,000 on or before September 30, 2015 and $2,000 on or before December 31, 2015. As the settlement amount will only be fully paid by December 31, 2015 in accordance with the Settlement Agreement, the Company did not derecognize the waived liability of $17,775, being the difference between the amounts of $28,775 that were subject to the settlement and the agreed settlement amount of $11,000, from its consolidated balance sheet as of December 31, 2014. As of June 30, 2015, the Company had made installment payments on schedule and had paid $6,000 in total to LDK HK in accordance with the Settlement Agreement.

23. Subsequent Events

On April 17, 2015, the Company and ZBB Energy Corporation (“ZBB”), a Wisconsin corporation, entered into a Securities Purchase Agreement pursuant to which ZBB will issue and sell to the Company for an aggregate purchase price of $33,390 which is to be settled in cash, a total of (i) 8,000,000 shares (the “Purchased Common Stock”) of ZBB’s common stock based on a purchase price per common share of $0.6678 and (ii) 28,048 shares of the ZBB’s convertible preferred stock (the “Purchased Convertible Preferred Stock”) which are convertible into an aggregate of 42,000,000 shares of common stock, representing a purchase price of $0.6678 per common stock on as if converted basis, over a four-year period with 25% of issued Purchased Convertible Preferred Stock became convertible in each of the next four years if the Company meets certain conditions relating to the Company’s purchases of minimum megawatt of solar related products from ZBB in each of the next four years as set out in the Securities Purchase Agreement. The purchase prices of the products are not fixed and determinable in the agreements. Pursuant to the Securities Purchase Agreement, ZBB also agreed to issue to the Company a warrant for an aggregate purchase price of $36,729 to purchase 50,000,000 shares of Common Stock with a per share exercise price equal to $0.7346 after all of the Purchased Convertible Preferred Stock became convertible. The aggregate of the Purchased Common Stock and Purchased Convertible Preferred Stock on as-if-converted basis accounted for 20% of ZBB’s equity interests at the date of the Securities Purchase Agreement. The consummation of the Securities Purchase Agreement is subject to certain closing conditions. On July 13, 2015, all closing conditions relating to the Securities Purchases Agreement was met. The Purchased Common Stock and Purchased Convertible Preferred Stock over ZBB have been issued to the Company.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Solar Power, Inc.:

We have audited the accompanying consolidated balance sheet of Solar Power, Inc. and subsidiaries as of December 31, 2014, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Solar Power, Inc. and subsidiaries as of December 31, 2014, and the results of their operations and their cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG Huazhen LLP

Shanghai, China

March 31, 2015

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

Solar Power, Inc.

Roseville, California

We have audited the accompanying consolidated balance sheet of Solar Power, Inc. (the “Company”) as of December 31, 2013, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Solar Power, Inc. as of December 31, 2013, and the results of its operations and its cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

/s/ Crowe Horwath LLP

San Francisco, California

April 15, 2014

SOLAR POWER, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except for share and per share data)

	December 31, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$156,540	$1,031
Restricted cash	337	—
Bank deposits with maturity over three months	8,852	—
Short-term investments	27,354	—
Accounts receivable, net of allowance for doubtful accounts of $766 and $5,887, respectively	22,654	6,260
Accounts receivable, related party	—	3,905
Notes receivable	—	8,450
Costs and estimated earnings in excess of billings on uncompleted contracts	73,742	—
Inventories, net	6,975	23
Project assets	73,930	—
Prepaid expenses and other current assets	10,930	4,458

Total current assets	381,314	24,127
Intangible assets	560	1,132
Goodwill	66,045	—
Restricted cash, net of current portion	160	400
Accounts receivable, noncurrent	4,490	12,349
Notes receivable, noncurrent	6,611	13,668
Property, plant and equipment net	106,438	11,752
Project assets, noncurrent	21,265	—
Investment in affiliate	—	7,536
Deferred tax assets, net	1,024	—
Total assets	$587,907	$70,964

LIABILITIES AND STOCKHOLDERS’ EQUITY (Deficit)
Current liabilities:
Accounts payable	$76,778	$3,919
Accounts payable, related party	34,150	50,907
Notes payable	26,707	—
Accrued liabilities	11,288	741
Income taxes payable	3,648	—
Billings in excess of costs and estimated earnings on uncompleted contracts	—	862
Advance from customers	17,690	—
Line of credit and loans payable	48,286	4,250
Other current liabilities	33,762	—
Total current liabilities	252,309	60,679
Financing and capital lease obligations,	10,092	11,730
Convertible bonds	32,575	—
Deferred tax liability, net	3,680	—
Other liabilities, noncurrent	27,143	1,422

Total liabilities	325,799	73,831

Commitments and contingencies	—	—
Stockholders’ equity (Deficit):
Preferred stock, par $0.0001, 20,000,000 shares authorized; none issued and outstanding	—	—
Common stock, par $0.0001, 1,000,000,000 and 250,000,000 shares authorized, respectively; 568,847,967 and 198,214,456 shares issued and outstanding, respectively	57	20
Additional paid in capital	327,573	53,376
Accumulated other comprehensive loss	(4,252)	(189)
Accumulated deficit	(61,270)	(56,074)

Total stockholders’ equity (deficit)	262,108	(2,867)

Total liabilities and stockholders’ equity (deficit)	$587,907	$70,964

The accompanying notes are an integral part of these consolidated financial statements.

SOLAR POWER, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except for share and per share data)

	For the Years Ended December 31,
	2014	2013
Net sales:
Net sales	$91,642	$42,629
Cost of goods sold:
Cost of goods sold	77,430	42,582
Provision for losses on contracts	2,055	2,816

Total cost of goods sold	79,485	45,398

Gross profit (loss)	12,157	(2,769)
Operating expenses:
General and administrative	6,243	17,534
Sales, marketing and customer service	1,401	2,050
Impairment charges	—	7,500
Engineering, design and product management	—	1,761

Total operating expenses	7,644	28,845

Operating income (loss)	4,513	(31,614)
Other income (expense):
Interest expense	(2,259)	(4,321)
Interest income	1,212	1,655
Loss on extinguishment of convertible bonds	(8,907)	—
Gain from deconsolidation	—	3,537
Fair value change of derivative liability	972	—
Others	2,313	(688)

Total other (expense) income, net	(6,669)	183

Loss before income taxes	(2,156)	(31,431)
Provision for income taxes	3,040	813

Net loss	$(5,196)	$(32,244)

Net loss per common share:
Basic and Diluted	(0.02)	(0.16)

Weighted average number of common shares used in computing per share amounts:
Basic and Diluted	307,005,057	198,214,456

The accompanying notes are an integral part of these consolidated financial statements.

SOLAR POWER, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(In thousands)

	For the Years Ended December 31,
	2014	2013
Net loss	$(5,196)	$(32,244)
Other comprehensive loss:
Foreign currency translation loss arising during the period	(4,063)	(74)
Less: reclassification of foreign currency translation loss to net loss	—	172

Net change in accumulated other comprehensive loss	(4,063)	98
Comprehensive loss	$(9,259)	$(32,146)

The accompanying notes are an integral part of these consolidated financial statements.

SOLAR POWER, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (Deficit)

(In thousands)

	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total
	Shares	Amount
Balances at December 31, 2012	198,215	20	48,219	(23,830)	(287)	24,122
Net loss				(32,244)		(32,244)
Foreign currency translation adjustments					98	98
Solar Green Technology debt forgiveness			4,582			4,582
Stock-based compensation expense			575			575

Balances at December 31, 2013	198,215	$20	$53,376	$(56,074)	$(189)	$(2,867)
Net loss				(5,196)		(5,196)
Foreign currency translation adjustments					(4,063)	(4,063)
Issuance of Common Stock and option	369,948	37	263,491			263,528
Issuance of convertible bonds			10,313			10,313
Exercise of stock options	685		37			37
Stock-based compensation expense			356			356
Balances at December 31, 2014	568,848	$57	$327,573	$(61,270)	$(4,252)	$262,108

The accompanying notes are an integral part of these consolidated financial statements.

SOLAR POWER, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	December 31, 2014	December 31, 2013
Cash flows from operating activities:
Net loss	$(5,196)	(32,244)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	1,267	1,283
Amortization	572	571
Stock-based compensation expense	356	575
Gain on deconsolidation	—	(3,537)
Bad debt expenses (reversal)	(2,043)	9,303
Loss on extinguishment of convertible bonds	8,907	—
Change in fair value of derivative liability	(972)	—
Loss (Gain) on sales of fixed assets	1	(382)
Amortization of loan fees	—	307
Change in deferred taxes	(126)	(150)
Impairment of project assets	2,055	2,816
Impairment charges	—	7,500
Non-cash interest expense	1,406	—
Other non-cash expense	310	—
Operating income from solar system subject to financing obligation	(819)	(1,183)
Changes in operating assets and liabilities
Accounts receivable	$(1,272)	11,491
Accounts receivable, related party	—	3,823
Notes receivable	—	(27,931)
Costs and estimated earnings in excess of billings on uncompleted contracts	(73,742)	28,692
Restricted cash	(337)	—
Project assets	(55,066)	15,993
Inventories	3,838	1,025
Prepaid expenses and other assets	(5,020)	(899)
Accounts payable	37,556	(5,452)
Accounts payable, related party	(12,853)	7,815
Note payable	17,809	—
Advances from customers	17,690	—
Income taxes payable	2,942	—
Billings in excess of costs and estimated earnings on uncompleted contracts	(862)	(4,066)
Billings in excess of costs and estimated earnings on uncompleted contracts, related party	—	(49)
Accrued liabilities and other liabilities	7,143	(4,089)

Net cash (used in)/generated from operating activities	(56,456)	11,212
Cash flows from investing activities:
Proceeds from repayment of notes receivable	—	7,007
Issuance of notes receivable	—	(1,335)
Proceeds from disposal of fixed assets	1	—
Investment in affiliate	(586)	—
Acquisitions of property, plant and equipment	(147)	(3)
Acquisitions of project assets,	(1,295)	—
Acquisitions of new subsidiaries, net of cash acquired	(6,652)	—
Acquisition of short-term investments	(40,227)	—

SOLAR POWER, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	December 31, 2014	December 31, 2013
Bank deposit with maturity over three months	(8,852)	—
Proceeds from disposal of short-term investments	12,873	—
Net cash (used in)/generated from investing activities	(44,885)	5,669

Cash flows from financing activities:
Proceeds from issuance of common stocks	167,848	—
Proceeds from issuance of share options	37	—
Proceeds from line of credit and loans payable	47,467	2,666
Decrease in restricted cash	240	20
Proceeds from issuance of convertible bonds	46,000	—
Payments on line of credit and loans payable	(4,250)	(36,285)

Net cash generated from/(used in) financing activities	257,342	(33,599)
Effect of exchange rate changes on cash	(492)	(74)

Increase (decrease) in cash and cash equivalents	155,509	(16,792)
Cash and cash equivalents at beginning of year	1,031	17,823

Cash and cash equivalents at end of year	$156,540	1,031

Supplemental cash flow information:
Cash paid for interest	191	4,280
Non-cash activities:
Debt forgiveness from related party	—	4,582
Netting off balance due to/from related party (Note 25)	3,905	—
Contribution of other assets to investment in affiliate (Note 8)	790	7,536
Exchange of notes receivable and other assets to acquire project assets in construction (Note 8)	9,448	—
Exchange of investment in affiliate to acquire project assets in construction (Note 8)	8,912	—
Common Stock issued to acquire project assets in construction (Note 8)	3,300	—
Common Stock issued in connection with convertible bond extinguishment (Note 16)	11,000
Derivative liability issued to acquire project assets in construction (Note 8)	983	—
Exchange of Beaver run accounts receivable to acquire inventory and other assets (Note 6)	2,296	—
Exchange of Apple Orchard accounts receivable to acquire inventory (Note 6)	7,887	—
Exchange of Seashore accounts receivable to acquire inventory (Note 6)	1,395	—
Common Stock issued to acquire new subsidiaries (Note 3)	78,955	—

The accompanying notes are an integral part of these consolidated financial statements.

SOLAR POWER, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2014

(Amounts in US$ thousands, except share and per share data)

1.	Description of Business

Solar Power, Inc. (“SPI”) and its subsidiaries (collectively the “Company”) is a global solar energy facility (“SEF”) developer offering its own brand of high-quality, low-cost distributed generation and utility-scale SEF development services. The Company primarily partners with developers around the world as co-developer and provides engineering, procurement and construction (“EPC”) services.

Prior to 2014, the Company was primarily engaged in providing EPC services to developers in the U.S. Since 2014, the Company commenced its global project development business by ramping up its portfolio of global solar projects, including projects that the Company intends to hold in the long term and derive electricity generation revenue.

As of December 31, 2014, the Company’s major subsidiaries include Xinwei Solar Engineering and Construction (Suzhou) Co., Ltd. (“Xinwei Suzhou”), Xinyu Xinwei New Energy Co., Ltd. (“Xinyu Xinwei”), Sinsin Renewable Investment Limited (“Sinsin”) and Gonghe County Xinte Photovoltaic Co., Ltd. (“Xinte”). Solar Green Technology S.P.A. (“SGT”) was deconsolidated in 2014 (see Note 4). Xinwei Suzhou and Xinyu Xinwei were incorporated in China in 2014 in connection with the expansion of the Company’s full spectrum EPC service business in China. Sinsin and Xinte were acquired by the Company in 2014 for ramping up its portfolio of global solar projects (see Note 3).

2.	Summary of Significant Accounting Policies

(a)	Basis of Presentation

The accompanying consolidated financial statements (“Consolidated Financial Statement”) of the Company are prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

(b)	Use of estimates

The preparation of the consolidated financial statements in conformity with US GAAP requires the Company to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant accounting estimates reflected in the Company’s consolidated financial statements include the allowance made for doubtful accounts receivable, inventory write-downs, the estimated useful lives of long-lived assets, the impairment of goodwill, long-lived assets and project assets, fair value of derivative liability, valuation allowance of deferred income tax assets, accrued warranty expenses, the grant-date fair value of share-based compensation awards and related forfeiture rates, and fair value of financial instruments. Changes in facts and circumstances may result in revised estimates. The current economic environment has increased the degree of uncertainty inherent in those estimates and assumptions.

(c)	Principles of Consolidation

The Consolidated Financial Statements include the accounts of the Company and companies in which the Company has a controlling interest. Intercompany transactions and balances have been eliminated. For consolidated subsidiaries where the Company’s ownership in the subsidiary is less than 100%, the equity interest not held by the Company is shown as non-controlling interests. Management also

SOLAR POWER, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2014

evaluates whether an investee company is a variable interest entity and whether the Company is the primary beneficiary. Consolidation is required if both of these criteria are met. The Company does not have any variable interest entities requiring consolidation, during the years ended December 31, 2014 and 2013.

(d)	Investment in Affiliates

The equity method of accounting is used for investments in affiliates and other joint ventures over which the Company has significant influence but does not have control. Whether or not the Company exercises significant influence with respect to an Investee depends on an evaluation of several factors, including, among others, representation on the Investee Company’s board of directors and ownership level. Under the equity method of accounting, the Company initially records the investment at cost and adjust the carrying amount each period to recognize the share of the earnings or losses of the investee based on the Company’s ownership percentage. The Company evaluates its equity method investments whenever events or changes in circumstance indicate that the carrying amounts of such investments may be impaired. If a decline in the value of an equity method investment is determined to be other than temporary, a loss is recorded in earnings in the current period. As disclosed in Note 11, an impairment loss on investment in affiliates of $7,500 was recognized for the year ended December 31, 2013. No share of equity in income or loss for the Company’s equity method investment was recorded for the years ended December 31, 2014 and 2013.

(e)	Cash and cash equivalents

Cash and cash equivalents include cash on hand, cash accounts, interest bearing savings accounts and all highly liquid investments with original maturities of three months or less.

(f)	Restricted cash

Restricted cash represent bank deposits held as collateral for issuance of letters of credit, letters of guarantee or bank borrowings. Upon maturity of the letters of credit, letters of guarantee and repayment of bank borrowings, the deposits are released and become available for general use by the Company. Restricted cash are reported within cash flows from operating, investing or financing activities in the consolidated statements of cash flows with reference to the purpose of being restricted. Restricted cash, which matures twelve months after the balance sheet date, is classified as non-current assets in the consolidated balance sheets.

(g)	Fair value of financial instruments

The Company estimates fair value of financial assets and liabilities as the price that would be received from the sale of an asset or paid to transfer a liability (an exit price) on the measurement date in an orderly transaction between market participants. The fair value measurement guidance establishes a three-level fair value hierarchy that prioritizes the inputs into the valuation techniques used to measure fair value.

•	Level 1 — Valuation techniques in which all significant inputs are unadjusted quoted prices from active markets for assets or liabilities that are identical to the assets or liabilities being measured.

•	Level 2 — Valuation techniques in which significant inputs include quoted prices from active markets for assets or liabilities that are similar to the assets or liabilities being measured and/or

SOLAR POWER, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2014

quoted prices for assets or liabilities that are identical or similar to the assets or liabilities being measured from markets that are not active. Also, model-derived valuations in which all significant inputs and significant value drivers are observable in active markets are Level 2 valuation techniques.

•	Level 3 — Valuation techniques in which one or more significant inputs or significant value drivers are unobservable. Unobservable inputs are valuation technique inputs that reflect the Company’s own assumptions about the assumptions that market participants would use to price an asset or liability.

The Company uses quoted market prices to determine the fair value when available. If quoted market prices are not available, the Company measures fair value using valuation techniques that use, when possible, current market-based or independently-sourced market parameters, such as interest rates and currency rates.

(h)	Receivables and Allowance for Doubtful Accounts

The Company grants open credit terms to credit-worthy customers. Accounts receivable are primarily related to the Company’s EPC contracts. For EPC contracts in the PRC, the Company normally requests a down payment of 3%-10% upon signing of contract, payment of up to 90%-95% in 90 days after connection to the grid and customers’ acceptances of project completion, and the remaining balance of 5%-10% one year thereafter. For EPC projects in other countries, the payment terms were normally negotiated based on achievement of certain contractual milestones as follows: 5% payment upon submittal of engineering documents, 75% payment upon delivery of certain procurements, 10% payment upon completion of construction, and remaining 10% payment 30 days after final completion. Contractually, the Company may charge interest for extended payment terms and require collateral.

The Company maintains allowances for doubtful accounts for uncollectible accounts receivable. The Company regularly monitors and assesses the risk of not collecting amounts owed by customers. This evaluation is based upon a variety of factors, including an analysis of amounts current and past due along with relevant history and facts particular to the customer. The Company does not have any off-balance-sheet credit exposure related to its customers.

(i)	Inventories

Inventories are carried at the lower of cost or market, determined by the first in first out cost method. Work-in-progress and finished goods inventories consist of raw materials, direct labor and overhead associated with the manufacturing process. Provisions are made for obsolete or slow-moving inventories based on management estimates. Inventories are impaired based on the difference between the cost of inventories and the market value based upon estimates about future demand from customers, specific customer requirements on certain projects and other factors. Inventory impairment charges establish a new cost basis for inventory and charges are not subsequently reversed to income even if circumstances later suggest that increased carrying amounts are recoverable. Inventory consisted of finished goods at December 31, 2014 and 2013.

(j)	Project Assets

The Company acquires or constructs PV solar power systems (“project assets”) that are (i) held for development and sale or (ii) held for the Company’s own use to generate income or return from the use of

SOLAR POWER, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2014

the project assets. Project assets are classified as either held for development and sale or as held for use within property, plant and equipment based on the Company’s intended use of project assets. The Company determines the intended use of the project assets upon acquisition or commencement of project construction. Classification of the project assets affects the accounting and presentation in the consolidated financial statements. Transactions related to the project assets held for development and sale are classified as operating activities in the consolidated statements of cash flows and reported as sales and costs of goods sold in the consolidated statements of operations upon the sale of the project assets and fulfillment of the relevant recognition criteria. The costs to construct project assets intended to be held for own use are capitalized and reported within property, plant and equipment on the consolidated balance sheets and are presented as cash outflows from investing activities in the consolidated statements of cash flows. The proceeds from disposal of project assets classified as held for own use are presented as cash inflows from investing activities within the consolidated statements of cash flows.

Project assets costs consist primarily of capitalizable costs for items such as permits and licenses, acquired land or land use rights, and work-in-process. Work-in-process includes materials and modules, construction, installation and labor and other capitalizable costs incurred to construct the PV solar power systems.

For project assets related to projects that are held for development and sale, project costs incurred during construction are classified as noncurrent assets. Upon completion of the construction, the project assets are classified as current assets on the consolidated balance sheets when 1) they are available for immediate sale in their present condition subject to terms that are usual and customary for sales of these types assets; 2) The company is actively marketing the systems to potential third party buyers; and 3) It is probable that the system will be sold within one year.

No depreciation expense is recognized while the project assets are under construction or classified as held for sale. If facts and circumstances change such that it is no longer probable that the PV solar systems will be sold within one year of the system’s completion date, the PV solar systems will be reclassified to property, plant and equipment.

Project assets held for development and sale but are not expected to be constructed and sold within the next 12 months are reported as non-current assets.

For project assets held for development and sale, the Company considers a project commercially viable if it is anticipated to be sold for a profit once it is either fully developed or fully constructed. The Company also considers a partially developed or partially constructed project commercially viable if the anticipated selling price is higher than the carrying value of the related project assets plus the estimated cost to completion. The Company considers a number of factors, including changes in environmental, ecological, permitting, market pricing or regulatory conditions that affect the project. Such changes may cause the cost of the project to increase or the selling price of the project to decrease. The Company records an impairment loss of the project asset to the extent the carrying value exceed its estimated recoverable amount. The recoverable amount is estimated based on the anticipated sales proceeds reduced by estimated cost to complete such sales. In 2014, the Company provided impairment loss of $2,055 for certain project assets held for development and sale (see Note 11).

In addition to PV solar power systems that are developed for sale or held for the Company’s own use, the Company also invested in two PV solar power projects under engineering, procurement and construction (“EPC”) contracts with two third party project owners during the year ended December 31, 2014. Based on the Company’s intention to sell or hold for own use, the projects costs incurred for these two EPC contracts are presented as investing activities respectively in the

SOLAR POWER, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2014

consolidated statement of cash flows. In respect of these two EPC contracts, there was mutual understanding between the Company and the respective project owners upon the execution of the EPC contracts that the title and ownership of the PV solar power systems would transfer to the Company upon the completion of construction. Management determined that the substance of the arrangements is for the Company to construct the PV solar power systems under the legal title of the project owners and with the title and ownership of the systems transferred to the Company upon the construction completion, at which time such title transfer is permitted under local laws. The project assets under construction were pledged to the Company as at December 31, 2014.

(k)	Property, plant and equipment

The Company reports its property, plant and equipment at cost, less accumulated depreciation. Cost includes the prices paid to acquire or construct the assets, interest capitalized during the construction period and any expenditure that substantially extends the useful life of an existing asset. The Company expenses repair and maintenance costs when they are incurred. Depreciation is recorded on the straight-line method based on the estimated useful lives of the assets as follows:

Plant and machinery (years)	5
Furniture, fixtures and equipment (years)	3-5
Computers and software (years)	3-5
Automobile (years)	3
Leasehold improvements	The shorter of the estimated life or the lease term
PV solar system (years)	25-27

(l)	Intangible assets other than goodwill

Intangible assets consist of patents. Amortization is recorded on the straight-line method based on the estimated useful lives of the assets.

(m)	Impairment of long-lived assets

The Company’s long-lived assets include property, plant and equipment, project assets and other intangible assets with finite lives. The Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. These events include but are not limited to significant current period operation or cash flow losses associated with the use of a long-lived asset or group of assets combined with a history of such losses, significant changes in the manner of use of assets and significant negative industry or economic trends. If circumstances require a long-lived asset or asset group be tested for possible impairment, the Company first compare undiscounted cash flows expected to be generated by that asset or asset group to its carrying amount. If the carrying amount of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying amount exceeds its fair value. The determination of fair value of the intangible and long lived assets acquired involves certain judgments and estimates. These judgments can include, but are not limited to, the cash flows that an asset is expected to generate in the future. Future cash flows can be affected by factors such as changes in global economies, business plans and forecast, regulatory developments, technological improvements, and operating results. Any impairment write-downs would be treated as permanent reductions in the carrying amounts of the assets and a charge to operations

SOLAR POWER, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2014

would be recognized. No impairments were recorded for long-lived assets during the year ended December 31, 2013. An impairment loss on project assets of $2,055 was recognized for the year ended December 31, 2014.

(n)	Goodwill

Goodwill is an asset representing the future economic benefits arising from other assets acquired in a business combination that are not individually identified and separately recognized. Goodwill is reviewed for impairment at least annually. In September 2011, the FASB issued ASU 2011-08, Testing Goodwill for Impairment, which provides an entity the option to perform a qualitative assessment to determine whether it is more-likely-than-not that the fair value of a reporting unit is less than its carrying amount prior to performing the two-step goodwill impairment test. If this is the case, the two-step goodwill impairment test is required. If it is more-likely-than-not that the fair value of a reporting is greater than its carrying amount, the two-step goodwill impairment test is not required.

If the two-step goodwill impairment test is required, first, the fair value of the reporting unit is compared with its carrying amount (including goodwill). If the fair value of the reporting unit is less than its carrying amount, an indication of goodwill impairment exists for the reporting unit and the entity must perform step two of the impairment test (measurement). Under step two, an impairment loss is recognized for any excess of the carrying amount of the reporting unit’s goodwill over the implied fair value of that goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation and the residual fair value after this allocation is the implied fair value of the reporting unit goodwill. Fair value of the reporting unit is determined using a discounted cash flow analysis. If the fair value of the reporting unit exceeds its carrying amount, step two does not need to be performed.

The Company performs its annual impairment review of goodwill at December 31, and when a triggering event occurs between annual impairment tests. No impairment loss was recorded for any of the periods presented.

(o)	Product warranties

The Company offers the industry standard warranty up to 25 years PV modules and industry standard five to ten years on inverter and balance of system components. Due to the warranty period, the Company bears the risk of extensive warranty claims long after products have been shipped and revenues have been recognized. For the Company’s cable, wire and mechanical assemblies business, historically the related warranty claims have not been material. For the Company’s solar PV business, the greatest warranty exposure is in the form of product replacement.

During the quarter ended September 30, 2007 and continuing through the fourth quarter of 2010, the Company installed own manufactured solar panels. Other than this period, the Company only installed panels manufactured by unrelated third parties as well as the Company’s principal shareholder and formerly controlling shareholder, LDK Solar Co. Ltd. (“LDK”) and its subsidiaries (collectively the “LDK Group”). Certain PV construction contracts entered into during the recent years included provisions under which we agreed to provide warranties to the buyer. As a result, we recorded the provision for the estimated warranty exposure on these contracts within cost of sales. Since the Company does not have sufficient historical data to estimate its exposure, the Company’s own historical data in combination with historical data reported by other solar system installers and manufacturers were considered when the warranty exposure is estimated.

SOLAR POWER, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2014

(p)	Income taxes

The Company accounts for income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax reporting bases of assets and liabilities and are measured using enacted statutory tax rates applicable to future years. Realization of deferred tax assets is dependent upon the weight of available evidence, including expected future earnings. A valuation allowance is recognized if it is more likely than not that some portion, or all, of a deferred tax asset will not be realized. Should we determine that we would be able to realize deferred tax assets in the future in excess of the net recorded amount, we would record an adjustment to the deferred tax asset valuation allowance. This adjustment would increase income in the period such determination is made.

Profit from non-U.S. activities is subject to local country taxes but not subject to U.S. tax until repatriated to the U.S. It is the Company’s intention to permanently reinvest these earnings outside the U.S., subject to our management’s continuing assessment as to whether repatriation may, in some cases, still be in the best interests of the Company. The calculation of tax liabilities involves dealing with uncertainties in the application of complex global tax regulations.

The Company recognizes the benefit of uncertain tax positions in its financial statements when it concludes that a tax position is more likely than not to be sustained upon examination based solely on its technical merits. Only after a tax position passes the first step of recognition will measurement be required. Under the measurement step, the tax benefit is measured as the largest amount of benefit that is more likely than not to be realized upon effective settlement. This is determined on a cumulative probability basis. The Company elects to accrue any interest or penalties related to its uncertain tax positions as part of its income tax expense. No reserve for uncertainty tax position was booked by the Company for the year ended December 31, 2014 and 2013.

(q)	Revenue recognition

Product sales

Revenue on product sales is recognized when there is evidence of an arrangement, title and risk of ownership have passed (generally upon delivery), the price to the buyer is fixed or determinable and collectability is reasonably assured. The Company makes determination of our customer’s credit worthiness at the time it accepts their initial order. For cable, wire and mechanical assembly sales, there are no formal customer acceptance requirements or further obligations related to our assembly services once the Company ships its products. Customers do not have a general right of return on products shipped therefore the Company makes no provisions for returns.

Construction contracts

Revenue on photovoltaic system construction contracts is generally recognized using the percentage-of-completion method of accounting, unless we cannot make reasonably dependable estimates of the costs to complete the contract or the contact value is not fixed, in which case we would use the completed contract method. Under the percentage-of-completion method, the Company measures the cost incurred on each project at the end of each reporting period and compares the result against the estimated total costs at completion. The costs incurred for construction contract mainly include the purchase costs of direct materials and solar modules, which are included in assessing percentage-of-completion when they have been permanently placed or affixed to the solar power system as required by engineering designs. The percentage of cost incurred determines the amount of revenue to be recognized. Payment terms are generally defined by the contract and as a result may not match the

SOLAR POWER, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2014

timing of the costs incurred by the Company and the earnings accrued thereon. Such differences are recorded as costs and estimated earnings in excess of billings on uncompleted contracts (an asset account) or billings in excess of costs and estimated earnings on uncompleted contracts (a liability account). For the years ended December 31, 2014 and 2013, $5,600 and nil of progress payments have been netted against contracts costs disclosed in the account costs and estimated earnings in excess of billings on uncompleted contracts.

The percentage-of-completion method requires the use of various estimates, including, among others, the extent of progress towards completion, contract revenues and contract completion costs. Contract revenues and contract costs to be recognized are dependent on the accuracy of estimates, including direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs, and depreciation costs. The Company has a history of making reasonable estimates of the extent of progress towards completion, contract revenues and contract completion costs. However, due to uncertainties inherent in the estimation process, it is possible that actual contract revenues and completion costs may vary from estimates. Under the completed-contract method, contract costs are recorded to a deferred project costs account and cash received are recorded to a liability account during the periods of construction. All revenues, costs, and profits are recognized in operations upon completion of the contract. A contract is considered complete and revenue recognized when all costs except insignificant items have been incurred and final acceptance has been received from the customer and receivables are deemed to be collectible. Provisions for estimated losses on uncompleted contracts, if any, are recognized in the period in which the loss first becomes probable and reasonably estimable.

Sales of project assets

For those projects where the Company is considered to be the owner, the project is accounted for under the requirements of real estate accounting. In the event of a sale, the method of revenue recognition is determined by considering the extent of the buyer’s initial and continuing investment and the nature and the extent of the Company’s continuing involvement. Generally, revenue and profit are recognized using the full accrual method once the sale is consummated, the buyer’s initial and continuing investment is sufficient to demonstrate a commitment to pay for the property, the buyer’s receivable is not subject to any future subordination, the Company has transferred the usual risk and reward of ownership to the buyer and the Company does not have a substantial continuing involvement with the property. When continuing involvement is substantial and not temporary, the Company applies the financing method, whereby the asset remains on the balance sheet and the proceeds received are recorded as a financing obligation. When a sale is not recognized due to continuing involvement and the financing method is applied, the Company records revenue and expenses related to the underlying operations of the asset in the Company’s Consolidated Financial Statements.

Services revenue under power purchase agreements

The Company derives services revenues from PV solar systems held for own use through the sale of energy to grid operators pursuant to terms set forth in power purchase agreements or local government regulations (“PPAs”). The Company has determined that none of the PPAs contains a lease since (i) the purchaser does not have the rights to operate the project assets, (ii) the purchaser does not have the rights to control physical access to the project assets, and (iii) the price that the purchaser pays is at a fixed price per unit of output. Revenue is recognized based upon the output of electricity delivered multiplied by the rates specified in the PPAs, assuming all other revenue recognition criteria are met.

SOLAR POWER, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2014

Operation and maintenance

Operation and maintenance revenue is billed and recognized as services are performed. Costs of these revenues are expensed in the period they are incurred.

(r)	Foreign currency translation and foreign currency risk

The United States dollar (“US dollar”), the currency in which a substantial portion of SPI’s transactions are denominated, is used as is functional and reporting currency. Monetary assets and liabilities denominated in currencies other than the US dollar are translated into US dollar at the rates of exchange ruling at the balance sheet date. Transactions in currencies other than the US dollar during the year are converted into the US dollar at the applicable rates of exchange prevailing at the beginning of the month the transactions occurred. Transaction gains and losses are recognized in the consolidated statements of operations. Exchange gain of $1,489 and $281, respectively were recognized and recorded in other income- others in the consolidated statement of operations during the years ended December 31, 2014 and 2013.

The financial records of the Company’s subsidiaries outside of the US are maintained in local currencies other than US dollar, such as RMB and Euro, which are also their functional currencies. Assets and liabilities are translated at the exchange rates at the balance sheet date, equity accounts are translated at historical exchange rates and revenues, expenses, gains and losses are translated using the average rate for the year. Translation adjustments are reported as cumulative translation adjustments and are shown as a separate component of accumulated other comprehensive income in the statement of comprehensive income.

The RMB is not a freely convertible currency. The PRC State Administration for Foreign Exchange, under the authority of the PRC government, controls the conversion of RMB to foreign currencies. The value of the RMB is subject to changes of central government policies and international economic and political developments affecting supply and demand in the China foreign exchange trading system market. The Company’s cash and cash equivalents and restricted cash denominated in RMB amounted to $68,469 and $8 as of December 31, 2014 and 2013, respectively. As of December 31, 2014, all of the Company’s cash and cash equivalents and restricted cash were held in major financial institutions located in PRC, European, USA and Asia Pacific.

(s)	Stock-based compensation

The Company’s share-based payment transactions with employees, such as restricted shares and share options, are measured based on the grant- date fair value of the equity instrument issued. The fair value of the award is recognized as compensation expense, net of estimated forfeitures, over the period during which an employee is required to provide service in exchange for the award, which is generally the vesting period.

(t)	Derivative instruments

The Company enters into derivative financial instrument arising from an asset acquisition as mentioned in Note 12 to the consolidated financial statements. The Company recognizes all derivative instruments as either assets or liabilities in the balance sheet at their respective fair values. Changes in the fair value are recognized in earnings.

SOLAR POWER, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2014

(u)	Recently Adopted and Recently Issued Accounting Guidance

In April 2014, the FASB issued ASU 2014-08, Presentation of Financial Statements and Property, Plant, and Equipment, which requires only disposals representing a strategic shift in operations to be presented as discontinued operations. Those strategic shifts should have a major effect on the entity’s operation and financial results. Examples include a disposal of a major geographic area, a major line of business, or a major equity method investment. In addition, the new guidance requires expanded disclosures about discontinued operations. These changes will become effective for the Company on January 1, 2015. Management does not expect the adoption of these changes to have a material impact on the Consolidated Financial Statements.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers, which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. ASU 2014-09 will replace most existing revenue recognition guidance in U.S. GAAP when it becomes effective. ASU 2014-09 is effective for the Company on January 1, 2017. Early application is not permitted. The standard permits the use of either a retrospective or cumulative effect transition method. The Company has not determined which transition method it will adopt, and is currently evaluating the impact that ASU 2014-09 will have on the consolidated financial statements and related disclosures upon adoption.

In August 2014, the FASB issued ASU No. 2014-15, Presentation of Financial Statements — Going Concern (Subtopic 205- 40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern, which requires management to evaluate, at each annual and interim reporting period, whether there are conditions or events that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the date the financial statements are issued and to provide related disclosures. ASU 2014-15 is effective for the Company for the fiscal year ending December 31, 2016 and for interim periods thereafter. The Company is currently evaluating the impact of this standard on its consolidated financial statements.

In January 2015, the FASB issued ASU No. 2015-01, Income Statement — Extraordinary and Unusual Items (Subtopic 225- 20), which eliminates the concept of reporting for extraordinary items. ASU 2015-01 is effective for the Company for fiscal year ending December 31, 2016 and for interim periods thereafter. The Company is currently evaluating the impact of this standard on the Company’s consolidated financial statements.

On February 18, 2015, the FASB issued ASU No. 2015-02, Consolidation, which reduces the number of consolidation models and simplifies the current standard. Entities may no longer need to consolidate a legal entity in certain circumstances based solely on its fee arrangements when certain criteria are met. ASU 2015-02 reduces the frequency of the application of related-party guidance when determining a controlling financial interest in a variable interest entity. ASU 2015-02 is effective for the Company’s fiscal year ending December 31, 2015. The Company is currently evaluating the impact of this standard on the Company’s consolidated financial statements.

3.	Business Combinations

(a)	Acquisition of Sinsin

On September 5, 2014, the Company and its wholly-owned indirect subsidiary, SPI China (HK) Limited entered into a Share Sale & Purchase Agreement (“Purchase Agreement”) with Sinsin Europe

SOLAR POWER, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2014

Solar Asset Limited Partnership (“Sinsin Europe”) and Sinsin Solar Capital Limited Partnership (“Sinsin Solar Capital”) to purchase all of the outstanding capital stock of Sinsin Renewable Investment Limited, a limited liability company registered in Malta (“Sinsin”). Sinsin Europe owns 99,999 Ordinary “A” shares and Sinsin Solar Capital owns 1 Ordinary “B” share of Sinsin representing all of outstanding capital stock of Sinsin. The acquisition was completed on December 1, 2014.

Sinsin is engaged in the development, acquisition, management, and/or operation of energy solutions, projects, plants, factories, warehouses, stores, and facilities dedicated to the production of alternative energy sources and the facilitation of the distribution, supply and sale of such alternative energy power, through eight photovoltaic plants with a total capacity of 26.6MW in Greece. Sinsin conducts its business through four subsidiaries registered in Greece.

The purchase consideration of Sinsin consists of cash Euro 3,370 ($4,209) (“Cash Consideration”) and 38,225,846 shares of the Company’s common stock (“Stock Consideration”). In addition to the purchase considerations, the Company is also required to settle the accounts payable in the amount of Euro 45,929 ($57,365) due to Sinsin Europe on behalf of Sinsin (“Payable Settlement”). The total of Cash Consideration and Payable Settlement amounting to Euro 49,299 ($61,574) was scheduled to be settled in several installments through 2016. The Stock Consideration was settled on October 3, 2014 by the Company, and the common stock was subject to a three-month lockup period as agreed in the Purchase Agreement. The acquisition was consummated on December 1, 2014 upon completion of all closing conditions. As of December 31, 2014, $29,850 and $25,531 were recorded in Other liabilities and Other liabilities-noncurrent, respectively, for the outstanding cash settlement in the consolidated financial statements.

The fair value of the Stock Consideration was determined to be $78,955, which was based on the closing market price of the Company’s common stock on the acquisition date of December 1, 2014, with adjustments for the lockup period and other factors.

SOLAR POWER, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2014

The acquisition has been accounted for under ASC 805 Business Combinations. The Company made estimates and judgments in determining the fair value of acquired assets and liabilities, based on management’s experiences with similar assets and liabilities with the assistance from an independent valuation firm. The allocation of the purchase price is as follows:

USD
Identifiable assets acquired and liabilities assumed
Cash and cash equivalents	958
Accounts receivable	5,793
Other receivable	2,398
Property, plant and equipment	71,098
Long term receivables	14
Deferred tax assets	1,719
Accounts payable	(1,944)
Income tax payable	(381)
Other accrued liabilities	(222)
Other long-term liability	(4)
Deferred tax liabilities	(4,859)

Identifiable net assets acquired (a)	74,570
Consideration
Cash Consideration	4,209
Payable Settlement	57,365
Stock Consideration	78,955

Total consideration (b)	140,529

Goodwill (b - a)	65,959

During the period from the acquisition date to December 31, 2014, the acquired subsidiary contributed revenue of $346 and earnings of $55 to the Company’s consolidated results.

Goodwill primarily represents the expected synergies from combining operations of the Company and Sinsin, which are complementary to each other, and any other intangible benefits that would accrue to the Company that do not qualify for separate recognition. The excess of purchase price over the identifiable net tangible and intangible assets acquired was recorded as goodwill.

(b)	Acquisition of Xinte

On November 6, 2014, a PRC wholly owned subsidiary of the Company, SPI Solar Power (Suzhou) Co., Ltd.(“SPI Meitai Suzhou”), entered into an equity interest purchase agreement (the “Equity Interest Purchase Agreement”) with TBEA Xinjiang Sunoasis Co., Ltd. (“TBEA Sunoasis”) and a wholly owned subsidiary of TBEA Sunoasis, for the acquisition (the “Acquisition”) of the 100% equity interest in Gonghe County Xinte Photovoltaic Co., Ltd. (“Xinte”), a company incorporated under the laws of the PRC. The principal activities of Xinte are the development, investment and operation of a photovoltaic plant located in PRC. As of December 31, 2014, Xinte owned a 20MW photovoltaic plant.

The purchase consideration of Xinte was RMB 43,000 ($6,919) to be settled in cash (“Xinte Cash Consideration”). In addition to the purchase consideration, the Company is also required to settle the accounts payable arising from EPC service in the amount of RMB147,077 ($23,705) due to TBEA Sunoasis on behalf of Xinte (“Xinte Payable Settlement”). The total of Xinte Cash Consideration and Xinte Payable

SOLAR POWER, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2014

Settlement amounting to RMB190,077 ($30,624) was scheduled to settle in several installments through 2015. Among which RMB144,200 ($23,333) carried interests at an annual rate of 5.88%. The acquisition was consummated on December 31, 2014 upon completion of all closing conditions. As of December 31, 2014, $3,701 and $23,705 were recorded in Other liabilities and Accounts payables, respectively, for the outstanding cash settlement in the consolidated financial statements.

Concurrent with entry into the Equity Interest Purchase Agreement, SPI Meitai Suzhou separately entered into a share pledge agreement, as amended (the “Share Pledge Agreement”) and a mortgage agreement (the “Mortgage Agreement”) with TBEA Sunoasis and Xinte. SPI Meitai Suzhou agreed to pledge 85% of the equity interest in Xinte held by SPI Meitai Suzhou to TBEA Sunoasis pursuant to the Share Pledge Agreement, and to mortgage all assets of the 20MW photovoltaic power station owned by Xinte to TBEA Sunoasis pursuant to the Mortgage Agreement.

The acquisition had been accounted for under ASC 805 Business Combinations. The Company made estimates and judgments in determining the fair value of acquired assets and liabilities, based on management’s experiences with similar assets and liabilities with the assistance from an independent valuation firm. The allocation of the purchase price is as follows:

USD
Identifiable assets acquired and liabilities assumed
Cash and cash equivalents	16
Accounts receivable	2,168
Other receivable	3,292
Prepaid expenses and other current assets	7
Property, plant and equipment	26,402
Land use rights	402
Deferred tax assets	358
Income tax payable	(325)
Others	(1,782)

Identifiable net assets acquired (a)	30,538

Cash consideration and Xinte Payable Settlement (b)	30,624

Goodwill (b - a)	86

The following unaudited pro forma summary presents consolidated information of the Company as if these two business combinations had occurred on January 1, 2013. In determining these amounts, management has assumed that the fair value adjustments that arose on the acquisition date would remain the same even if the acquisition had occurred on January 1, 2013. However, as Sinsin and Xinte were incorporated on May 8, 2013 and April 28, 2013, respectively, the combination result for the year ended December 31, 2013 represents the result after the dates of incorporation of Sinsin and Xinte.

	Pro forma year ended December 31, 2014 (Unaudited)	Pro forma year ended December 31, 2013 (Unaudited)
Net revenue	$105,314	$43,551
Net loss	$(3,152)	$(40,103)

SOLAR POWER, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2014

4.	Deconsolidation of SGT

In November 2013, the board of directors of SGT approved a voluntary plan for liquidation. On December 30, 2013, the board of directors of SGT appointed a liquidator. Under Italian regulations, the liquidation process was administered by the liquidator and the Company did not have the ability to exercise influence over SGT. As a result of these actions, the Company deconsolidated SGT on December 30, 2013 when the Company ceased to have a controlling financial interest in SGT. The fair value of the Company’s retained investment in SGT was zero as of December 31, 2014 and December 31, 2013.

5.	Short-term investments

On November 13, 2014, the Company invested $8,045 (equivalent to RMB50,000) in a financial product managed by a bank in the PRC. The investment is not redeemable by the Company until its maturity date of May 14, 2015. The investment is principal protected with an estimated but not guaranteed return rate of 5% per annum.

On November 24, 2014, the Company invested $19,309 (equivalent to RMB120,000) in a financial product managed by a bank in the PRC. Pursuant to the investment terms of this financial product, the investment is not redeemable by the Company until its maturity date of May 22, 2015. The investment is principal protected with an estimated but not guaranteed return rate of 4.5% per annum. As at December 31, 2014, this investment was pledged as security for a one-year short term loan of $5,632 (equivalent to RMB35,000 obtained from the same PRC bank on December 3, 2014. The pledge will be released upon the repayment of the short term loan.

6.	Accounts and Notes Receivable

In 2013, the Company recognized $13,900 of revenue under the completed-contract method and recorded a receivable of $8,800(denominated in Euros) related to the sale of projects in Greece. As the customer that purchased the projects did not receive term financing from China Development Bank, the receivable is currently being collected over a six year agreed-upon payment schedule, plus variable interest. In the second quarter of 2013, the Company reclassified $5,900 of existing accounts receivables related to sale of panels to another Greece customer to noncurrent assets based on the expected collection period which is anticipated to exceed one year. As of December 31, 2014 and December 31, 2013, $7,705 and $4,258, respectively, were recorded as current accounts receivable and $4,476 and $12,349, respectively, were recorded in noncurrent accounts receivable from these two customers.

During 2013 the Company issued a note receivable of $13,668 to KDC Solar (“KDC”) for one of KDC’s completed projects with a 15 year payment terms which began on the project’s commercial operations date in April 2013. The note bears interest of LIBOR plus 460bps. If KDC obtains term debt financing for this project, the collection of the note receivable may be accelerated. On September 30, 2014, the Company and KDC entered into Release Agreement where KDC would pay $13,668 to SPI, including $7,887 of solar panels and $5,781 of cash. The remaining noncurrent notes receivable was $6,611 and $13,668, respectively as of December 31, 2014 and 2013.

As of December 31, 2013, accounts receivable of $2,882 is due from Beaver Run Solar Farm LLC (“Beaver Run”) for solar module sales in December 2011. In November 2014, the Company entered into a membership interest purchase agreement (“MIPA”) with Shotmeyer LLC, the parent company of Beaver Run, to acquire 100% membership interest in Beaver Run at the consideration of $5,196. In addition, pursuant to MIPA, the accounts receivable of $2,882 due from Beaver Run would be settled by the return of

SOLAR POWER, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2014

$2,094 solar modules to the Company, partially net-off the acquisition consideration of $300 and land leasing fee of $488 which is held by the parent company of Beaver Run used for the Beaver Run project. As of December 31, 2014, the construction costs of Beaver Run project was $5,791.

In 2011, the Company and Seashore entered into an EPC contract and Solar Panels Sales Agreement whereby the Company provided to Seashore EPC service in connection with a solar power project to be located in New Jersey and sold to Seashore 11,374 photovoltaic solar panels, respectively. In July 2013, SPI filed a complaint against Seashore Solar, Inc. and Seashore Solar Development, LLC (collectively “Seashore”) in the Superior Court of New Jersey. This lawsuit related to $2,800, part of the outstanding receivables of the aforementioned project. On May 15, 2014, the Company entered into a settlement agreement with Seashore regarding the total outstanding balance of $3,699. Seashore agreed to settle all outstanding debts in full by cash payment of $750 and solar panels of $1,395. As at December 31, 2014, the panels as agreed were received, and a full provision of $750 was provided by the Company as no payment was received.

7.	Costs and estimated earnings in excess of billings on uncompleted contracts

As of December 31, 2014 costs and estimated earnings in excess of billings on uncompleted contracts are related to three EPC projects in the PRC. The Company recognized $75,395 of revenue under the percentage-of-completion method relating to these three EPC projects during the year ended December 31, 2014.

8.	Project Assets

As of December 31, 2014, project assets mainly consist of the SEF development across U.S.A., UK, Japan and the PRC, with the amount of $48,520, $14,000, $12,826 and $19,849 respectively.

Project assets consist of the following:

December 31, 2014
Under development-Company as project owner	$75,346
Held for sale	—

Total project assets held for development and sales	75,346

Under development-Company expected to be project owner upon the completion of construction*	19,849

Total project assets	95,195
Current, net of impairment loss	$73,930
Noncurrent	$21,265

*	All of the projects costs under this category were recorded as project assets, noncurrent,

See Note 2 (j) for the above classification of project assets.

Included in the project assets under development-Company as project owner as at December 31, 2014 were an amount of $23,943 and $17,864 respectively in respect of certain projects in Hawaii (see below) and Mountain Creek in New Jersey (see Note11)

Solar Hub Utilities, LLC and Calwaii, LLC

On April 27, 2012, the Company made a secured loan of $1,000 to Solar Hub Utilities, LLC (“Solar Hub”), to be used by Solar Hub for pre-development costs, and the Company recorded the amount as notes

SOLAR POWER, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2014

receivable. On June 8, 2012, the Company agreed to advance Solar Hub up to $9,000 under a new $9,000 secured promissory note, secured by the project assets, which refinanced the original $1,000 advance and bore a 6% annual interest rate. Repayment in full of all outstanding amounts was due on December 31, 2012 but, in March 2013, was extended to a new maturity date of July 1, 2014 and the interest was changed to 10% per annum. As of December 31, 2013, the outstanding balance of the note receivable from Solar Hub was $8,450.

In May 2014, the Company entered into an agreement with Solar Hub and Hawaiian Power, LLC (“HPL”) pursuant to which the Company and HPL formed Calwaii Power Holdings, LLC (“Calwaii”). The Company and HPL each received a 50% membership interest in Calwaii.

In May, 2014, Solar Hub entered into an agreement with Calwaii pursuant to which Solar Hub transferred to Calwaii its payment obligations under the notes payable due to the Company and HPL, respectively, as well as its ownership in all of its solar projects.

When the Company received a 50% membership interest in Calwaii in May 2014, Calwaii did not have enough equity at risk to finance its activities without additional subordinated financial support and the Company determined this joint venture was a VIE. Because all rights and obligations are equally absorbed by both parties to Calwaii, the Company determined that it was not the primary beneficiary of Calwaii and, therefore, accounted for this entity under the equity method, and the Company’s $1,376 investment was recorded as an investment in the member units of the investee at cost.

On September 15, 2014, the Company entered into a purchase agreement with HPL to purchase HPL’s 50% membership interest in Calwaii, and an 89% general partnership interest in Solar Hub in exchange for a consideration of $4,783 consisting of $500 cash, $3,300 worth of the Company’s Common Stock, and contingent consideration valued at $983 which is accounted for as a derivative liability (see Note 12). As a result of the transaction in May 2014 in which Solar Hub transferred all of its payment obligations and ownership in all of its solar projects to Calwaii, Solar Hub did not hold any assets or liabilities as of September 15, 2014, date of the aforementioned acquisition. As of September 15, 2014, Calwaii’s total assets and liabilities only included land rights and pre-contract costs related to the solar projects. Additionally, Calwaii had not entered into any power generation contracts with any utilities companies. Management concluded that the acquisition of 100% managing member interest in Calwaii did not meet the definition of a business combination as the primary inputs (the solar plants, which had yet to be constructed) were not available as of the date of acquisition. The Company has accordingly accounted for the transaction as an asset acquisition. The net assets acquired were recognized at the Company’s cost to acquire the net assets of $15,605. The cost to acquire the net assets included the Company’s $9,448 of note receivable, including accrued interest, from Calwaii, the Company’s $1,376 worth of previously held equity interest in Calwaii, and the Company’s $4,783 of consideration transferred to HPL on September 15, 2014. The net assets acquired were located in Hawaii.

Pursuant to a sales agreement dated September 18, 2014, the Company agreed to sell four out of the forty-three PV solar systems of Calwaii’s project upon their completion of construction at a consideration of $5,850. The Company accounted for this sales transaction using the full accrual method under ASC 360-20, real estate accounting, and did not recognize any revenue and profit for this sales transaction for the year ended December 31, 2014 as certain closing conditions, including but not limited to grid connection specified in the sales agreement, had not been met.

As of December 31, 2014, the project asset costs recorded and included in project held for development for these forty-three PV solar systems under the Calwaii’s projects amounted to $23,943.

SOLAR POWER, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2014

9.	Prepaid expenses and other current assets

Prepaid expenses and other current assets as at December 31, 2014 primarily included a deposit of $5,250 paid to State Grid Corporation of China under an Acquisition Framework agreement dated October 22, 2014 to acquire 95.68% of the shares in Guo Dian Nai Lun Te Zuo Qi Photovoltaic Power Generation LLC (“Guo Dian”). Pursuant to the Acquisition Framework agreement, the Company shall acquire 95.68% of the shares in Guo Dian at an aggregate purchase price of $100 million. In the event that the Company fails to execute any equity transfer agreement, the seller shall have the right to terminate the agreement, in which case, the seller shall refund all of the amounts that have been paid by the Company without any penalty.

10.	Property, Plant and Equipment

Property, plant and equipment consisted of the following:

	December 31, 2014	December 31, 2013
PV solar systems	$110,553	$14,852
Plant and machinery	33	33
Furniture, fixtures and equipment	269	269
Automobile	75	—
Computers and software	1,296	1,153
Leasehold improvements	4	4

	112,230	16,311
Less: accumulated depreciation	(5,792)	(4,559)

	$106,438	$11,752

PV solar system primarily included costs of acquiring permits, construction fees of PV solar system, costs of items installed in the PV solar system including solar panels, and other costs incurred that are directly attributable to getting the PV solar system ready for its intended use of grid connection with customer for supply of electricity.

In 2009, Solar Power, Inc. capitalized a photovoltaic (“PV”) solar system relating to the Aerojet 1 solar development project along with the associated financing obligation, recorded under financing and capital lease obligations, net of current portion, in the Consolidated Balance Sheets. Due to certain guarantee arrangements as disclosed in Note 22 — Commitments and Contingencies, the Company will continue to record this solar system in property, plant and equipment with its associated financing obligation in Accrued liabilities-noncurrent as long as it maintains its continuing involvement with this project. The income and expenses relating to the underlying operation of the Aerojet 1 project are recorded in the Consolidated Statement of Operations.

In addition, as a consequence of completion of acquisitions of Sinsin and Xinte as disclosed in Note 3, eight and one completed photovoltaic plants located in Greece and China, respectively, were acquired by the Company, and recorded in the PV solar systems under Property, Plant and Equipment.

Depreciation expense was $1,267 and $1,283 for the years ended December 31, 2014 and 2013, respectively.

11.	Investment in Affiliates

In April 2012, the Company entered into an EPC agreement with KDC to construct a 4.5 MW photovoltaic solar electricity project located in Mountain Creek, New Jersey (the “Mountain Creek Project”). In

SOLAR POWER, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2014

December 2013, the Company entered into an exchange and release agreement with KDC and agreed to exchange a $15,036 note receivable due to the Company from KDC under the EPC agreement for construction of the Mountain Creek Project in exchange for a 64.5% limited ownership interest in KDC Solar Mountain Creek Parent LLC (the “LLC”). The LLC holds all of the assets of the Mountain Creek Project. KDC was the managing member and held a 35.5% managing member interest in the LLC as of December 31, 2013. The construction of the Mountain Creek Project was approximately 25% complete as of December 31, 2013. The LLC needed to obtain $10,000 of additional financing to continue construction of the Mountain Creek Project as of December 31, 2013.

In December 2013 when the Company received the 64.5% ownership interest in the LLC and as of December 31, 2013, the Company determined the LLC was not a variable interest entity (“VIE”) because (1) the amount of equity in the LLC was sufficient for the LLC to finance its activities without additional subordinated financial support; (2) the equity interest holders, as a group, did not lack the characteristics of a controlling financial interest in the LLC as the equity interest holders possessed all voting rights and controlled the LLC; (3) the LLC was not structured with non-substantive voting rights as the voting rights of the equity interest holders correspond to their respective obligation to absorb the entity’s expected losses and receive its expected residual returns. The Company accounted for its investment in the LLC using the equity method of accounting as of December 31, 2013. As of December 31, 2013 the Company determined that the fair value of its investment in the LLC was $7,500 based on the discounted future cash flows of the LLC and recorded a $7,500 impairment charge in the Consolidated Statement of Operations during the year ended December 31, 2013. The Company’s $7,500 interest in the LLC was recorded as an investment in affiliate as of December 31, 2013.

In April, 2014, the Company entered into a first amendment and restated exchange and release agreement with KDC to reduce its limited ownership in the LLC from 64.5% to 20.0%, with KDC’s ownership interest in the LLC increasing from 35.5% to 80.0%. In consideration for KDC’s increase in ownership interest in the LLC, KDC agreed to pay the Company 55.62% of all cash distributions which KDC will receive from its 80.0% managing member interest in the LLC.

On July 29, 2014 (“Acquisition Date”), the Company and KDC entered into an agreement whereby KDC withdrew as a member of the LLC with no payment of consideration by the Company. As of the Acquisition Date, the LLC’s total assets and liabilities included land rights, a partially constructed solar facility and nominal liabilities. Additionally, at the Acquisition Date, the LLC had not entered into any power generation contracts with any utilities companies. As a result, Management concluded that the acquisition of 100% managing member interest in the LLC did not meet the definition of a business combination as the primary inputs (the solar plant, which had yet to be constructed) were not available on the Acquisition Date. The Company has accounted for the transaction as an asset acquisition. The net assets acquired were recognized at the Company’s cost of $7,500.

Pursuant to a letter of intent dated November 10, 2014 and a sales agreement dated December 31, 2014, the Company agreed to sell the PV solar systems of this project upon its completion of construction at a consideration of $17,864. The Company accounted for this sales transaction using the full accrual method under ASC 360-20, real estate accounting, and did not recognize any revenue and profit for this sale transaction for the year ended December 31, 2014 as certain closing conditions, including but not limited to grid connection as specified in the sales agreement, had not been met.

As of December 31, 2014, management assessed the recoverable amounts of this project asset and as a result the carrying amount of this project asset was written down to the recoverable amount by $2,055 (included in “Provision for losses on contracts”). The estimate of recoverable amount of this project asset was based on

SOLAR POWER, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2014

this asset’s fair value less costs of disposal, and the fair value was determined by reference to the quoted price from third party for this project asset. The carrying amount of this project, net of impairment was recorded under project assets in the consolidated balance sheets.

12.	Fair value measurement

As discussed in Note 8 — Project Assets, the Company issued contingent consideration as part of a transaction to acquire assets from HPL in September 2014. The Company issued the third party $3,300 to be paid with shares of the Company’s Common Stock at a price per share equal to $1.10 or 3,000,000 shares of Common Stock, subject to an adjustment which indicates that if the dollar volume-weighted average price (“VWAP”) for the Company’s Common Stock is less than $1.00 per share for the five trading days prior to March 30, 2015, then the Company shall issue HPL additional shares of Common Stock so that the total number of shares issued by the Company under the agreement multiplied by the five day VWAP will have a value of at least $3,000 on March 30, 2015. The contingent consideration meets the definition of a derivative and the Company has recorded the fair value of such derivative as a derivative liability which is included in other current liabilities in the Consolidated Balance Sheet as of December 31, 2014 and the change in fair value was recorded in the Consolidated Statement of Operations for the year ended December 31, 2014.

In arriving at fair-value estimates, the Company utilizes the most observable inputs available for the valuation technique employed. If a fair-value measurement reflects inputs at multiple levels within the fair value hierarchy, the fair-value measurement is characterized based upon the lowest level input. For the Company, recurring fair-value measurements are performed for the derivative liability.

The derivative liability is recognized in the balance sheet at fair value. Changes in the fair value of the derivative liability are reported in the Statement of Operations. The Company does not have any derivative liabilities that reduce risk associated with hedging exposure and has not designated the derivative liability as a hedge instrument.

The Company did not have any derivatives valued using Level 1 and Level 2 inputs as of December 31, 2014 and December 31, 2013. The fair values and corresponding classifications under the appropriate levels of the fair value hierarchy of the outstanding derivative liability recorded as recurring liabilities in the Consolidated Balance Sheet consisted of the following:

	Level	December 31, 2014	December 31, 2013
Included in other current liabilities: Derivative liability	3	$11	$—

The following table presents quantitative information for Level 3 measurements:

	Fair value at December 31, 2014	Valuation technique	Unobservable input
Liabilities:
Derivative liability	$11	Black-Scholes option pricing model	Prevailing interest rates, Company’s stock price volatility, expected term

There have been no transfers between Level 1, Level 2, or Level 3 categories.

SOLAR POWER, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2014

Financial instruments classified as Level 3 in the fair value hierarchy represents the derivative liability in which management has used at least one significant unobservable input in the valuation model. The following table represents a reconciliation of activity for the derivative liability in order to arrive at the current derivative liability recorded at fair value as of December 31, 2014:

Derivative Liability
Opening balance — December 31, 2013	$—
Purchases, sales, issuances, and settlements	983
Transfers into and (or) out of Level 3	—
Change in fair value	972
Closing balance — December 31, 2014	$11

Change in fair value of $972 is recorded as fair value change of derivative liability under other income in the consolidated statement of operations.

There were no assets or liabilities measured on a non-recurring basis as of December 31, 2014 and December 31, 2013.

For financial instruments that are not required to be measured at fair value, the following method and assumptions were used to estimate the fair value as at December 31, 2014 and 2013:

Cash and cash equivalents, restricted cash, accounts receivable and payable, short term investments, bank deposits with maturity over three months, accrued liabilities, advance from customers and other current liabilities — costs approximates fair value because of the short maturity period.

Notes receivable, current, Notes receivable, noncurrent — The fair value of Notes receivable, current were based on anticipated cash flows, which approximates carrying value, and were classified in Level 2 of the fair value hierarchy. The fair value of Notes receivable, noncurrent were classified in Level 3 of the fair value hierarchy. The Company used multiple techniques, including an income approach applying discounted cash flows approach, to measure the fair value using Level 3 inputs; the results of each technique have been reasonably weighted based upon management’s judgment applying qualitative considerations to determine the fair value at the measurement date. The fair value of notes receivable is determined to approximate its carrying value.

Convertible bonds. The estimated fair value was $39,423 as of December 31, 2014. The fair value of convertible bonds was classified in Level 2 of the fair value hierarchy. The Company determines the fair value using binomial model with significant input on prices and votes observable in the market.

Line of credit and loans payable. The carrying amount approximates fair due to the short maturity and their variable market rates of interest that change with current Prime and no change in counterparty credit risk and were classified as Level 2 of the fair value hierarchy.

Other liabilities, noncurrent. The carrying amount approximates their fair value. The Company used discounted cash flow approach to determine the fair value, which was classified in Level 3 of the fair value hierarchy.

13.	Line of Credit and Loans Payable

(a)	Line of Credit

On December 26, 2011, the Company entered into a Business Loan Agreement with Cathay Bank (“Cathay”) whereby Cathay agreed to extend the Company a line of credit of the lesser of $9,000 or

SOLAR POWER, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2014

70% of the aggregate amount in certain accounts receivable, which would mature December 31, 2012. LDK agreed to guarantee the full amount of the loan under a Commercial Guaranty by and between LDK and Cathay dated December 26, 2011. The loan was past due and on April 17, 2014, Cathay Bank filed a lawsuit against the Company to recover the $4,250 in principal plus $100 in accrued and unpaid interest from the Company under the terms of the Business Loan Agreement. On May 15, 2014, the Company and Cathay Bank agreed to a settlement in principal and the Company paid Cathay Bank a total of $4,400 to satisfy all of the Company’s obligations owed to Cathay and Cathay withdrew the complaint filed against the Company.

(b)	Loans Payable

On December 3, 2014, the Company and China Minsheng Bank (“CMB”) entered into a Loan agreement, whereby CMB provided the Company a loan of $ 5,632 at an interest rate of 5.88% per annum, which would mature on December 3, 2015. The Company pledged its bank financing product (included in the “Short-term investment”) issued by CMB of $19,309 to CMB as collateral. After the bank financing product matures on May 22, 2015, the cash will be transferred into the Company’s bank account and CMB still keeps custody of this account until the repayment of the loan by the Company.

On December 29, 2014, the Company and Bank of Suzhou (“BOS”) entered into a Loan agreement, whereby BOS provided the Company a loan of $ 32,181 at an interest rate of 7% per annum, which will mature on February 27, 2015.

On December 31, 2014, the Company and CMB entered into a Loan agreement, whereby CMB provided the Company a loan of $ 9,654 at an interest rate of 5.6% per annum, which will mature on June 30, 2015.

14.	Other liabilities:

	December 31, 2014	December 31, 2013
Derivative liability	11	—
Other liability — current portion (Note 3)	33,751	—

Current portion of other liabilities	33,762	—
Other liability — non-current portion (Note 3)	25,535	—
Accrued warranty reserve	1,608	1,422

Non-current portion of other liabilities	27,143	1,422

Total of other liabilities	60,905	1,422

As described in Note 3 — Business combination, other liability — current portion mainly represented the liability for acquisition of Sinsin and Xinte of $29,850 and $3,701 respectively and non-current portion mainly represented the liability for acquisition of Sinsin.

SOLAR POWER, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2014

15.	Goodwill and Other Intangible Assets

(a)	Goodwill

The carrying amount of goodwill is as follows:

USD
Balance as of December 31, 2013	$—
Acquisition of Sinsin (Note 3)	65,959
Acquisition of Xinte (Note 3)	86

Balance as of December 31, 2014	$66,045

(b)	Other Intangible Assets

Intangible assets consisted of the following:

	Useful Life (in months)	Gross	Impairment Charge	Accumulated Amortization	Net
As of December 31, 2014
Patent	57	$2,700	$—	$(2,140)	$560

		$2,700	$—	$(2,140)	$560

As of December 31, 2013
Patent	57	$2,700	$—	$(1,568)	$1,132

		$2,700	$—	$(1,568)	$1,132

As of December 31, 2014, the estimated future amortization expense related to other intangible assets is $560 in 2015.

16.	Convertible Bonds

(a)	Convertible Bonds issued and cancelled subsequently

On June 3, 2014 the Company entered into an agreement with a non-U.S. investor and issued a convertible bond with nominal amount of $11,000, bearing no interest. The convertible bond may be partially or wholly converted into shares of the Company’s common stock at $0.16 per share conversion price at any time at the option of the investor after December 3, 2014 or if the Company (i) issues shares of Common Stock or securities convertible into shares of Common Stock in an number equal to or more than 46,517,812 shares in the aggregate; or (ii) the Company declares a cash dividend. The convertible bond was due and payable on April 29, 2015.

The host contract was accounted for as liability and $11,000 was recorded as debt upon issuance. The beneficial conversion feature was recognized separately at issuance by allocating the intrinsic value to additional paid-in-capital amounting to $10,312, resulting in a discount on the convertible bond. This discount would be amortized into interest expense using the effective interest method from the issuance date over the convertible bond’s life period.

In July 2014, the Company signed an agreement with the convertible bond holder and cancelled and terminated the original agreement. In exchange of the cancellation and termination of the convertible

SOLAR POWER, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2014

bond, the Company agreed to issue to the convertible bond holder, 68,750,000 shares of common stock of the Company at a price of $0.16 per share. As a result of these transactions, the Company recorded non-cash interest expense of $1,406 and a non-cash loss of $8,907 on extinguishment in the consolidated statement of operation.

(b)	Convertible promissory note issued together with common stock and stock option

In December, the Company entered into three convertible promissory note purchase agreements with Brilliant King, Poseidon and Union Sky, respectively whereby the Company agreed to sell and issue to these three investors convertible promissory notes in an aggregate principal amount of $35,000 which could be converted into 17,500,000 Common Shares at a fixed conversion price of $2 unless adjusted for anti-dilution. The convertible notes bore no interest, and might be partially or wholly converted into shares of the Company’s common stock at any time prior to maturity at the option of the investor. The convertible promissory note was due and payable on June 11, 2016.

As mentioned in Note 17 and Note 18, in December, the Company issued common stock and stock option to the same investors. The Company agreed to issue, and Brilliant King, Poseidon and Union Sky agreed to purchase a total of 7,500,000 Shares at an aggregate purchase price of $15,000, or $2.00 per share, pursuant to the terms of the Share Purchase Agreement and subject to the closing conditions therein. The Company also entered into option agreements with these investors, whereby the Company agreed to grant Brilliant King, Poseidon and Union Sky an option to purchase from the Company a total of 27,500,000 Shares for an aggregate purchase price of $55,000,000, or $2.00 per share. 20,000,000 shares of option granted to Union Sky was expired on March 15, 2015, the remaining 7,500,000 shares of option could be exercised on or prior to the date of completion of the listing of the Shares on the New York Stock Exchange or the NASDAQ Stock Market, pursuant to the terms of the Option Agreement and subject to the closing conditions therein.

The above instruments, including convertible promissory note, common stock and stock option were accounted for as a bundled transaction. The proceeds from the issuance of convertible promissory note and common stock were allocated to the three elements based on the relative fair values of the debt instrument, common stock and the stock options at the time of issuance. The convertible promissory note, common stock and stock options were initially recorded at $32,500, $11,900 and $5,500, respectively, according to the allocation of the total proceeds. The discount of $2,500 of the convertible promissory note is amortized as interest expense using the effective interest rate method through the earliest demand payment date, i.e., June 11, 2016. The stock option is accounted for as an equity instrument is classified within equity.

The fair value of Convertible bonds was classified in Level 2 of the fair value hierarchy. It is computed using the Binomial Model based on assumptions supported by quoted market prices and rates, adjusted for the specific features of the convertible bonds.

17.	Stock option

On February 15, 2012, the Company’s Board of Directors approved the issuance of a warrant agreement for Cathay General Bancorp to purchase 300,000 shares of the Company’s common stock at $0.75 per share related to the credit facility entered into with Cathay Bank for an original aggregate principal amount of $9,000. The fair value of $0.29 per share was determined using the Black-Scholes-Merton model. Assumptions used in calculating fair value were as follows: a risk free interest rate of

SOLAR POWER, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2014

0.38%, expected volatility of 103%, zero expected dividend yield, and an expected term of 3 years. The warrant is exercisable anytime for an exercise price of $0.75 per share before its expiration. This warrant has been expired on February 15, 2015.

On December 12 and 15, 2014, the Company grants warrants to Brilliant King, Poseidon and Union Sky to purchase from the Company a total of 27,500,000 common stock for an aggregate purchase price of $55,000 or $2 per share. 20,000,000 shares of option granted to Union Sky was expired on March 15, 2015, the remaining 7,500,000 shares of option could be exercised on or prior to the date of completion of the listing of the Shares on the New York Stock Exchange or the NASDAQ Stock Market, pursuant to the terms of the option agreement and subject to the closing conditions therein.

On December 15, 2014, the Company entered into an option agreement with Forwin International Financial Holding Limited (Hong Kong) (“Forwin”), whereby the Company agreed to grant Forwin an option to purchase a total of 5,000,000 shares of the Company’s common stock at an exercise price of $2.0 per share for an aggregate purchase price of $10,000, prior to March 15, 2015. This option expired subsequently.

18.	Stockholders’ Equity

Issuance of common stock

In the second quarter of 2014, the Company amended its articles of incorporation to increase the authorized shares of common stock from 250,000,000 shares to 1,000,000,000 shares. The following table summarizes the Company’s issuance of common stock in 2014:

Purchasers and their places of incorporation	Securities sold		Date of securities issued	Consideration
Y&C Investment Co., Ltd. (Hong Kong)	3,125,000 Shares		June 26, 2014	$500, or $0.16 per Share
Happy Goal Industries (Hong Kong)	6,250,000 Shares		June 26, 2014	$1,000, or $0.16 per Share
Robust Elite Limited (Hong Kong) (“Robust Elite”)	37,500,000 shares		June 27, 2014 and July 15, 2014	$6,000 or $0.16 per Share
Well Vast Investment Limited (Hong Kong)	20,312,500 Shares		August 13, 2014	$3,250, or $0.16 per Share
Robust Elite	68,750,000 Shares	[1]	August 15, 2014	$11,000, or $0.16 per Share
Joy Sky Investment Limited (British Virgin Islands)	55,560,000 Shares		September 16, 2014	$15,001, or $0.27 per Share
Strong Textile Hong Kong Limited (Hong Kong) (“Strong Textile”)	37,060,000 Shares		September 22, 2014	$10,006, or $0.27 per Share
Hawaiian Power, HPL (Arizona) (“HPL”)	3,000,000 Shares	[2]	September 24, 2014	$3,300, or $1.10 per Share
Sinsin Europe Solar Asset L.P.	38,225,846 Shares	[3]	October 3, 2014	$78,955
Smart Range Investments Limited (British Virgin Islands)	21,739,500 Shares		October 16, 2014	$30,001
Harker Investment Limited (Seychelles)	8,600,000 Shares		November 3, 2014	$10,062
Ju Yuan Holdings Limited (British Virgin Islands)	1,000,000 Shares		November 3, 2014	$1,170
Hong Kong Ding Chen Group Investment International Development Limited (Hong Kong)	1,720,000 Shares		November 3, 2014	$2,012
Strong Textile	5,000,000 Shares		November 10, 2014	$5,850

SOLAR POWER, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2014

Purchasers and their places of incorporation	Securities sold		Date of securities issued	Consideration
Allied Energy Holding Pte Ltd (Singapore)	6,000,000 Shares		November 10, 2014	$7,020
Hong Kong Victory Consulting Management Co., Limited (Hong Kong)	1,720,000 Shares		November 10, 2014	$2,012
Home Value Holding Co., limited (British Virgin Islands) (“Home Value”)	17,200,000 Shares		November 11, 2014	$20,124
Signet Worldwide Limited (British Virgin Islands)	10,000,000 Shares		November 24, 2014	$13,800
Home Value	17,200,000 Shares	[4]	December 31, 2014	$20,125
Brilliant King Group Ltd. (British Virgin Islands) (“Brilliant King”)	6,000,000 Shares		December 31, 2014	$12,000, or $2.0 per Share
Poseidon Sports Limited (Cayman Islands) (“Poseidon”)	1,500,000 Shares		December 31, 2014	$3,000, or $2.0 per Share
Border Dragon Limited (British Virgin Islands) (“Border Dragon”)	2,500,000 Shares		December 31. 2014	$5,000, or $2.0 per Share

Note:

1.	In July 2014, the Company signed an agreement with Robust Elite and canceled and terminated the $11,000 convertible bond. In exchange of the cancellation and termination of the convertible bond, the Company agreed to issue Robust Elite, 68,750,000 shares of Common Stock of the Company at $0.16 per share, the original conversion price of the Convertible Bond.

2.	In September 2014, the Company issued 3,000,000 shares of Common Stock at $1.10 per share to HPL as a portion of the Company’s consideration for the acquisition of the Solar Hub project assets. Refer to Note 8 — Project Assets.

3.	On October 3, 2014, the Company issued 38,225,846 shares of Common Stock as part of the consideration to acquire all the outstanding capital stock of Sinsin as described in Note 3 — Business combination.

4.	On September 22, 2014, the Company granted an option to purchase from the Company a total of 17,200,000 Common Shares for an aggregate purchase price of $20,124, or $1.17 per share. The option was exercised in December 31, 2014.

19.	Stock-based Compensation

The Company measures stock-based compensation expense for all stock-based compensation awards based on the grant-date fair value and recognizes the cost in the financial statements over the employee requisite service period.

The following table summarizes the consolidated stock-based compensation expense, by type of awards for the years ended December 31:

	For the Years Ended
	December 31, 2014	December 31, 2013
Employee stock options	$332	$575
Restricted stock grants	24	—

Total stock-based compensation expense	$356	$575

SOLAR POWER, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2014

The following table summarizes the consolidated stock-based compensation by line items for the years ended December 31:

	For the Years Ended
	December 31, 2014	December 31, 2013
General and administrative	$326	$429
Sales, marketing and customer service	30	100
Engineering, design and product management	—	46

Total stock-based compensation expense	356	575

Tax effect on stock-based compensation expense	—	—

Total stock-based compensation expense after income taxes	$356	$575

As stock-based compensation expense recognized in the consolidated statements of operations is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures. Forfeitures are required to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

Determining Fair Value

Valuation and Amortization Method — The Company estimates the fair value of service-based and performance-based stock options granted using the Black-Scholes option-pricing formula. The fair value is then amortized on a straight-line basis over the requisite service periods of the awards, which is generally the vesting period. In the case of performance-based stock options, amortization does not begin until it is determined that meeting the performance criteria is probable. Service-based and performance-based options typically have a five to ten year life from date of grant and vesting periods of three to four years.

Expected Term — The Company’s expected term represents the period that the Company’s stock-based awards are expected to be outstanding. For awards granted subject only to service vesting requirements, the Company utilizes the simplified method for estimating the expected term of the stock-based award, instead of historical exercise data. For its performance-based awards, the Company has determined the expected term life to be five years based on contractual life and the seniority of the recipient.

Expected Volatility — The Company uses historical volatility of the price of its common shares to calculate the volatility for its granted options.

Expected Dividend — The Company has never paid dividends on its common shares and currently does not intend to do so, and accordingly, the dividend yield percentage is zero for all periods.

Risk-Free Interest Rate — The Company bases the risk-free interest rate used in the Black-Scholes valuation model upon the implied yield curve currently available on U.S. Treasury zero-coupon issues with a remaining term equal to the expected term used as the assumption in the model.

SOLAR POWER, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2014

Assumptions used in the determination of the fair value of share-based payment awards using the Black-Scholes model for stock option grants during the years ended December 31 were as follows:

	For the Years Ended
	December 31, 2014			December 31, 2013
Expected term		4			3.75
Risk-free interest rate	1.39%	—	1.85%	0.95%	—	1.2%
Expected volatility	141%	—	144%	106%	—	118%
Expected dividend yield		0%			0%

Equity Incentive Plan

On November 15, 2006, subject to approval of the stockholders, the Company adopted the 2006 Equity Incentive Plan (the “Plan”) which permits the Company to grant stock options to directors, officers or employees of the Company or others to purchase shares of Common Stock of the Company through awards of incentive and nonqualified stock options (“Option”), stock (“Restricted Stock” or “Unrestricted Stock”) and stock appreciation rights (“SARs”). The Plan was approved by the stockholders on February 7, 2007.

The Company has granted time-based share options and restricted stock under the Plan to directors, officers, employees and individual consultants of the Company. The time-based options generally vest 25% annually and expire three to ten years from the date of grant. Total number of shares reserved and available for grant and issuance pursuant to this Plan is equal to 9% of the number of outstanding shares of the Company. Shares issued under the Plan will be drawn from authorized and unissued shares or shares now held or subsequently acquired by the Company. Outstanding shares of the Company shall, for purposes of such calculation, include the number of shares of stock into which other securities or instruments issued by the Company are currently convertible (e.g., convertible preferred stock, convertible debentures, or warrants for Common Stock), but not outstanding options to acquire stock. At December 31, 2014 there were 29,624,317 shares available for grant under the plan (9% of the outstanding shares of 568,847,967 plus outstanding warrants of 35,300,000 shares, plus 17,500,000 shares if converted from the convertible promissory note, less options outstanding and exercised since inception).

The exercise price of any Option will be determined by the Company when the Option is granted and may not be less than 100% of the fair market value of the shares on the date of grant, and the exercise price of any incentive stock option granted to a stockholder with a 10% or greater shareholding will not be less than 110% of the fair market value of the shares on the date of grant. The exercise price per share of a SAR will be determined by the Company at the time of grant, but will in no event be less than the fair market value of a share of Company’s stock on the date of grant.

SOLAR POWER, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2014

The following table summarizes the Company’s stock option activities:

	Shares	Weighted- Average Exercise Price Per Share	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value ($000)
Outstanding as of January 1, 2013	5,836,500	$0.45
Granted	4,450,000	0.06
Exercised	—	—
Forfeited	(3,172,250)	0.47

Outstanding as of December 31, 2013	7,114,250	0.20
Granted	24,345,000	0.88
Exercised	(895,000)	0.22
Forfeited	(5,135,250)	0.25

Outstanding as of December 31, 2014	25,429,000	0.84	5.65	$30,302

Vested and exercisable as of December 31, 2014	1,492,000	0.44	1.92	$2,316
Vested and expected to vest as of December 31, 2014	16,871,918	0.57	5.46	$20,596

The following table presents the exercise price and remaining life information about options exercisable at December 31, 2014:

Range of exercise price	Shares Exercisable	Weighted average remaining contractual life	Weighted average exercise price	Aggregate Intrinsic ($000)
$0.51 — $1.24	200,000	—	$1.24	$970
$0.30 — $0.50	792,000	1.32	0.48	1,196
$0.05 — $0.29	500,000	3.64	0.05	150

	1,492,000	1.92	$0.44	$2,316

Changes in the Company’s non-vested stock awards are summarized as follows:

	Time-based Options		Restricted Stock
	Shares	Weighted Average Exercise Price Per Share	Shares	Weighted Average Grant Date Fair Value Per Share
Non-vested as of January 1, 2013	4,227,000	$0.38	—	$—
Granted	4,450,000	0.06	—
Vested	(802,750)	0.41	—
Forfeited	(2,195,500)	0.64	—

Non-vested as of December 31, 2013	5,678,750	$0.13	—	—
Granted	24,345,000	0.88	525,000	—
Vested	(1,708,500)	0.24	—	—
Forfeited	(4,378,250)	0.24	—	—

Non-vested as of December 31, 2014	23,937,000	0.84	525,000	$—

SOLAR POWER, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2014

The total fair value of shares vested during the year ended December 31, 2014 and 2013 was $410 and $657, respectively. There were no changes to the contractual life of any fully vested options during the years ended December 31, 2014 and 2013.

Following is a summary of our restricted stock awards as of December 31, 2014 and 2013 and changes during the years then ended:

	Number of Shares	Weighted Average Grant-Date Fair Value
Restricted stock units at January 1, 2013	1,325,868	0.63
Granted	—	—
Forfeited	—	—

Restricted stock units at December 31, 2013	1,325,868	$0.63
Granted	525,000	0.75
Forfeited	—	—

Restricted stock units at December 31, 2014	1,850,868	0.66

20.	Income Taxes

(Loss) income before provision for income taxes is attributable to the following geographic locations for the years ended December 31:

	2014	2013
United States	$(15,007)	$(20,887)
Foreign	12,851	(10,544)

	$(2,156)	$(31,431)

The provision for income taxes consists of the following for the years ended December 31:

	2014	2013
Current:
Federal	$—	$—
State	—	7
Foreign	3,040	979

Total current	3,040	986
Deferred:
Federal	—	—
State	—	—
Foreign	—	(173)

Total deferred	—	(173)
Total provision for income taxes	$3,040	$813

SOLAR POWER, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2014

The reconciliation between the actual income tax expense and income tax computed by applying the statutory U.S. Federal income tax rate of 35% to pre-tax (loss) income before provision for income taxes for the years ended December 31 is as follows:

	2014	2013
Provision for income taxes at U.S. Federal statutory rate	$(755)	$(11,001)
State taxes, net of federal benefit	13	4
Foreign taxes at different rate	(1,444)	4,500
Non-deductible expenses	(2)	100
Valuation allowance	6,263	7,078
Other	2	(114)
Prior year deconsolidation	(1,237)	—
Impairments and intangible amortization	200	246

	$3,040	$813

Deferred income taxes reflect the net tax effects of loss carry forwards and temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities for federal, state and foreign income taxes are as follows at December 31 are presented below:

	2014	2013
Deferred income tax assets:
Net operating loss carry forwards	$31,785	$25,458
Temporary differences due to accrued warranty costs	706	684
Temporary differences due to bonus and vacation accrual	16	33
Employment turnover	666	—
Investment in subsidiaries	3,257	—
Credits	16	16
Allowance for bad debts	1,196	2,474
Fair value adjustment arising from subsidiaries acquisition	358	—
Other temporary differences	1,041	595

	39,041	29,260

Valuation allowance	(38,017)	(29,260)

Total deferred income tax assets	1,024	—

Deferred income tax liabilities:
Fair value adjustment arising from subsidiaries acquisition	3,680	—

Total deferred income tax liabilities	3,680	—

Net deferred tax liabilities	$2,656	$—

As of December 31, 2014, the Company had a net operating loss carry forward for federal income tax purposes of approximately $68,614, which will start to expire in the year 2027. The Company had a total state net operating loss carry forward of approximately $97,553, which will start to expire in the year 2017. The Company has foreign net operating loss carry forward of $4,172, some of which begin to expire in 2017. The Company had a federal AMT credit of $16, which does not expire.

SOLAR POWER, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2014

Utilization of the federal and state net operating losses is subject to certain annual limitations due to the “change in ownership” provisions of the Internal Revenue Code of 1986 and similar state provisions. However, the annual limitation may be anticipated to result in the expiration of net operating losses and credits before utilization.

The Company recognizes deferred tax assets if it is more likely than not that those deferred tax assets will be realized. Management reviews deferred tax assets periodically for recoverability and makes estimates and judgments regarding the expected geographic sources of taxable income in assessing the need for a valuation allowance to reduce deferred tax assets to their estimated realizable value. Realization of the Company’s deferred tax assets is dependent upon future earnings, if any, the timing and amount of which are uncertain. Because of the Company’s lack of earnings history, the net deferred tax assets have been fully offset by a valuation allowance in the US. The valuation allowance increased by $8,757 and $9,484 during the years ended December 31, 2014 and 2013, respectively.

The Company has not provided for deferred taxes on the excess of the financial reporting over the tax basis in our investments in foreign subsidiaries that are essentially permanent in duration. The determination of the additional deferred taxes that have not been provided is not practicable. The undistributed earnings for the Company’s foreign subsidiaries (primarily the subsidiaries in the People’s Republic of China) will be permanently reinvested. As of December 31, 2014 and 2013, the total amount of the undistributed earnings for these subsidiaries amounted to $8.8 million and nil respectively.

The Company had no unrecognized tax benefits for the years ended December 31, 2014 and 2013, respectively. The Company currently files income tax returns in the U.S., as well as California, New Jersey, and certain other foreign jurisdictions. The Company is currently not the subject of any income tax examinations. The Company’s tax returns generally remain open for tax years after 2009.

21.	Net Loss Per Share of Common Stock

Basic loss per share is computed by dividing income attributable to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted loss per share reflects the potential dilution of shares by adding other Common Stock equivalents, including Common Stock options, warrants, and restricted Common Stock, in the weighted average number of common shares outstanding for a period, if dilutive. Potentially dilutive shares are excluded from the computation if their effect is anti-dilutive. As a result of the net loss for the year ended December 31, 2014 and 2013, there is no dilutive impact to the net loss per share calculation for the period.

The following table presents the calculation of basic and diluted net loss per share:

	December 31, 2014	December 31, 2013
Numerator:
Net loss	$(5,196)	$(32,244)
Denominator:
Basic weighted-average common shares	307,005	198,214
Effect of dilutive shares
Options	—	—
Warrants	—	—

Diluted weighted-average common shares	307,005	198,214

Basic net loss per share	$(0.02)	$(0.16)
Diluted net loss per share	(0.02)	(0.16)

SOLAR POWER, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2014

22.	Commitments and Contingencies

(a)	Commitments

Restricted cash — At December 31, 2014 and 2013, the Company had restricted bank deposits of $497 and $400 respectively. The restricted bank deposits consist of a reserve of $160 and a guarantee deposit of $337. The $160 is reserve pursuant to our guarantees of Solar Tax Partners 1, LLC (“STP”) with the bank providing the debt financing on the Aerojet 1 solar generating facility (see below for additional details related to the Aerojet 1 development project). The $337 guarantee deposit is a reserve for bank acceptance drafts for suppliers.

Guarantee — On December 22, 2009, in connection with an equity funding of STP related to the Aerojet 1 solar development project, the Company along with STP’s other investors entered into a Guaranty (“Guaranty”) to provide the equity investor, Greystone Renewable Energy Equity Fund (“Greystone”), with certain guarantees, in part, to secure investment funds necessary to facilitate STP’s payment to the Company under the EPC. Specific guarantees made by Solar Power, Inc. include the following in the event of the other investors’ failure to perform under the operating agreement:

•	Operating Deficit Loans — the Company would be required to loan Master Tenant or STP monies necessary to fund operations to the extent costs could not be covered by Master Tenant’s or STP’s cash inflows. The loan would be subordinated to other liabilities of the entity and earn no interest; and

•	Exercise of Put Options — At the option of Greystone, the Company may be required to fund the purchase by Managing Member of Greystone’s interest in Master Tenant under an option exercisable for 9 months following a 63 month period commencing with operations of the Facility. The purchase price would be equal to the greater of the fair value of Greystone’s equity interest in Master Tenant or $1,000. This option has been exercised on December 30, 2014 and this guarantee has been released accordingly.

The Company has recorded on its Consolidated Balance Sheet the guarantees of $71 and $85 at December 31, 2014 and 2013, respectively, which approximates their fair value. These amounts, less related amortization, are included in accrued liabilities. These guarantees for the Aerojet 1 project are accounted for separately from the financing obligation related to the Aerojet 1 project because they are with different counterparties.

Financing Obligation — The guarantees associated with Aerojet 1 constitute a continuing involvement in the project. While the Company maintains its continuing involvement, it will apply the financing method and, therefore, has recorded and classified the proceeds received of $10,911 and $11,730 from the project in long-term liabilities within financing and capital lease obligations, net of current portion, at December 31, 2014 and 2013, respectively, in the Consolidated Balance Sheets.

Performance Guaranty — On December 18, 2009, the Company entered into a 10-year energy output guaranty related to the photovoltaic system installed for STP at the Aerojet 1 facility in Rancho Cordova, CA. The guaranty provided for compensation to STP’s system lessee for shortfalls in production related to the design and operation of the system, but excluding shortfalls outside the Company’s control such as government regulation. The Company believes that the probability of shortfalls is unlikely and if they should occur they would be covered under the provisions of its current panel and equipment warranty provisions. For the fiscal year ended December 31, 2014, there continues to be no charges against our reserves related to this performance guaranty.

SOLAR POWER, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2014

Product Warranties — We offer the industry standard warranty up to 25 years for our PV modules and industry standard five to ten years on inverter and balance of system components. Due to the warranty period, we bear the risk of extensive warranty claims long after we have shipped product and recognized revenue. In our cable, wire and mechanical assemblies business, historically our warranty claims have not been material. In our solar PV business, our greatest warranty exposure is in the form of product replacement.

During the quarter ended September 30, 2007 and continuing through the fourth quarter of 2010, we installed own manufactured solar panels. Other than this period, we only installed panels manufactured by unrelated third parties as well as our principal shareholder and formerly controlling shareholder, LDK. Certain PV construction contracts entered into during the recent years included provisions under which we agreed to provide warranties to the buyer. As a result, we recorded the provision for the estimated warranty exposure on these contracts within cost of sales. Since we do not have sufficient historical data to estimate its exposure, we have looked to our own historical data in combination with historical data reported by other solar system installers and manufacturers. Due to the absence of historical material warranty claims, we have not recorded a material warranty accrual related to solar energy systems as of December 31, 2014.

The accrual for warranty claims consisted of the following, which were recorded in Accrued liabilities:

	2014	2013
Beginning balance — January 1	$1,537	$1,537
Provision charged to warranty expense	—	—
Less: warranty claims	—	—

Ending balance — December 31,	1,537	1,537
Current portion of warranty liability	—	200

Non-current portion of warranty liability	$1,537	$1,337

Operating leases — The Company leases facilities under various operating leases, some of which contain escalation clauses, which expire through 2017. The Company also leases vehicles under operating leases. Rental expenses under operating leases included in the statement of operations were both $453 and $463 for the years ended December 31, 2014 and 2013.

Future minimum payments under all of our non-cancelable operating leases are as follows as of December 31, 2014:

2015	$1,227
2016	1,103
2017	879
Thereafter	10,323

$13,532

Capital commitments — As of December 31, 2014 and 2013, the Company had capital commitments of approximately $59,354 and nil, respectively. These capital commitments were solely related to contracts signed with vendors for procurement of services or PV related products used for the construction of solar PV systems being developed by the Company.

The capital commitments as at balance sheet dates disclosed above do not include those incomplete acquisitions for investment and business as at balance sheet dates as the agreements could either be

SOLAR POWER, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2014

terminated unconditionally without any penalty or cancelable when the closing conditions as specified in the agreements could not be met. The occurrence of non-fulfillment of those closing conditions are not considered as remote.

(b)	Contingencies

From time to time, the Company is involved in various other legal and regulatory proceedings arising in the normal course of business. While the Company cannot predict the occurrence or outcome of these proceedings with certainty, it does not believe that an adverse result in any pending legal or regulatory proceeding, individually or in the aggregate, would be material to our consolidated financial condition or cash flows; however, an unfavorable outcome could have a material adverse effect on our results of operations for a specific interim period or year.

23.	Operating Risk

Concentrations of Credit Risk and Major Customers — A substantial percentage of the Company’s net revenue comes from sales made to a small number of customers to whom sales are typically made on an open account basis. Details of customers accounting for 10% or more of total net revenue for the years ended December 31, 2014 and 2013 are as follows:

	2014		2013
Customer	Revenue	% of Total Revenue	Revenue	% of Total Revenue
Zhongwei Hanky Wiye Solar Co., Ltd.	27,871	30%	—	—%
Alxa League Zhiwei Photovoltaic Power Generation Co., Ltd.	23,939	26%	—	—%
Xinyu Realforce Energy Co., Ltd.	23,585	26%	—	—%
KDC Solar Credit LS, LLC	11,886	13%	22,829	54%
Thermi Venture S.A.	—	—%	13,854	32%
	$87,281	95%	$36,683	86%

Details of customers accounting for 10% or more of total accounts receivable, net, notes receivable, and costs and estimated earnings in excess of billings on uncompleted contracts at December 31, 2014 and 2013, respectively are:

	2014		2013
Customer		% of Total		% of Total
Zhongwei Hanky Wiye Solar Co., Ltd.	28,751	27%	—	—%
Alxa League Zhiwei Photovoltaic Power Generation Co., Ltd.	27,008	25%	—	—%
Xinyu Realforce Energy Co., Ltd.	24,776	23%	—	—%
KDC Solar Credit LS, LLC	6,611	6%	13,668	31%
Thermi Venture S.A.	6,445	6%	8,801	20%
SDL Solar Ltd.	5,735	5%	7,056	16%
Solar Hub	—	—%	8,450	19%

	$99,326	92%	$37,975	86%

SOLAR POWER, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2014

24.	Segment information

Operating segments are defined as components of a company which separate financial information is available that is evaluated regularly by the client operating decision maker in deciding how to allocate resources and in assessing performance. The Company’s chief operating decision maker is the Chairman, Mr. Xiaofeng Peng. Based on the financial information presented to and reviewed by the chief operating decision maker, the Company has determined that it has a single operating and reporting segment: solar energy products and services. The types of products and services in this single segment primarily include: (i) project development for sales or service revenue under PPAs, (ii) EPC services, (iii) operating and maintenance (“O&M”) services, (iv) residential PV systems.

Net sales by major product and services are as follows:

	2014	2013
EPC revenue	$87,281	$39,290
Service revenue with PPAs	2,144	2,037
O&M services revenue	175	1,302
Residential PV systems	1,080	—
Others	962	—

	$91,642	$42,629

Net sales by geographic location are as follows:

Location (a)	2014	2013
United States	$14,690	$25,347
Greece	526	13,854
Italy	—	3,428
China	76,426	—

	$91,642	$42,629

(a)	Sales are attributed to countries based on location of customer.

Geographic information, which is based upon physical location, for long-lived assets was as follows:

Location	2014	2013
United States	$11,630	$11,750
Greece	68,708	—
China	46,872	2
Japan	493	—

	$127,703	$11,752

25.	Related Party Transactions

In June 2013, LDK forgave $2,600 in indebtedness to provide an injection of capital to SGT to keep their shareholder capital from going negative and triggering liquidity accounting under Italian statutory law. Additionally, the Company deconsolidated net liabilities owned by SGT to LDK of $2,000. This portion of the deconsolidation was treated as debt forgiveness and a capital transaction recorded as an increase to additional paid in capital. Refer to Note 4 for further details of the SGT deconsolidation.

SOLAR POWER, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2014

As of December 31, 2014 and 2013, accounts receivable from LDK was none and $3,905 primarily related to the receivables from solar development projects and inventory sale to LDK in 2012.

As of December 31, 2014 and 2013, the Company had accounts payable to LDK of $34,150 and $50,907, respectively, primarily related to purchases of solar panels for solar development projects. The solar panels purchased from LDK in 2014 and 2013 amounted to $5,755 and nil, respectively.

On November 7, 2014, the Cayman Court sanctioned the scheme of arrangements of LDK and its subsidiaries relating to LDK’s assets in the Cayman Islands. On November 18, 2014, the Hong Kong Court sanctioned the scheme of LDK and its subsidiaries relating to LDK’s assets in the Cayman Islands. On December 10, 2014, the powers of the Joint Provisional Liquidators were suspended (except for certain residual powers required to finalize the provisional liquidation) and the powers of the directors of LDK Solar were restored. With effect from December 10, 2014, the directors may exercise all their powers.

The restructuring transactions in respect of LDK Solar’s senior note holders and preferred shareholders, closed on December 17, 2014.

As of December 31, 2014 included in the accounts payable to LDK Group of $34,150 was an amount of $28,395 that were subject to a settlement arrangement. The remaining accounts payable balances of $5,755 were still subject to the previously agreed trade credit terms offered by LDK Group for the purchases of solar panels. On December 30, 2014, the Company entered into a Settlement and Mutual Release (“Settlement Agreement”) with LDK Solar International Company Limited (“LDK HK”), a wholly owned subsidiary of LDK, pursuant to which LDK HK agreed to release and discharge the Company from all actions, claims, demands, damages, obligations, liabilities, controversies and executions arising out of the Company’s net payables of $28,775 to LDK HK and its subsidiaries (“LDK HK Group”), in exchange for an aggregate settlement amount of $11,000. Under the Settlement Agreement, the Company agreed to pay the settlement amount of $11,000 by installments in accordance with a predetermined schedule and LDK HK has the right to cancel the agreed settlement if any installment payment is delayed for more than 30 days. The agreed payment schedule for the settlement amount of $11,000 is $380 on or before December 31, 2014, $2,000 on or before January 31, 2015, $1,620 on or before March 30, 2015, $2,000 on or before June 30, 2015, $1,000 on or before July 31, 2015, $2,000 on or before September 30, 2015 and $2,000 on or before December 31, 2015. As the settlement amount will only be fully paid by December 31, 2015 in accordance with the Settlement Agreement, the Company did not derecognize the waived liability of $17,775, being the difference between the amounts of $28,775 that were subject to the settlement and the agreed settlement amount of $11,000, from its consolidated balance sheet as of December 31, 2014. The first installment of $380 had been paid by the Company before December 31, 2014.

26.	Subsequent Events

(a)	Equity transactions

On December 12, 2014, the Company entered into a purchase agreement with Forwin, whereby the Company agreed to issue, and Forwin agreed to purchase a total of 5,000,000 common shares of the Company for an aggregate purchase price of $10,000, or $2.00 per share. The shares were issued on January 14, 2015.

On December 15, 2014, the Company entered into a purchase agreement with Central Able Investments Limited (“Central Able”), whereby the Company agreed to issue, and Central Able agreed to purchase a total of 2,500,000 Common shares of the Company for an aggregate purchase price of $5,000, or $2.00 per share. The shares were issued on January 29, 2015.

SOLAR POWER, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2014

On January 22, 2015, the Company and Central Able, entered into an option agreement, pursuant to which the Company agreed to grant Central Able an option to purchase 2,500,000 shares of Common Stock of the Company, par value $0.0001 per share, at the exercise price of $2.00 per share for an aggregate purchase price of $5,000, prior to April 22, 2015. The option has not been exercised as of the date of issuance of this financial statement.

On February 13, 2015, the Company issued 18,700,000 shares of common stock of the Company, par value $0.0001 per share, to directors and executive officers.

(b)	Business acquisition

On January 15, 2015, the Company and SPI China (HK) Limited, a wholly owned subsidiary of the Company incorporated under the laws of the Hong Kong Special Administrative Region, entered into a stock purchase agreement (the “Stock Purchase Agreement”) with CECEP Solar Energy Hong Kong Co., Limited (“CECEP”), a company incorporated under the laws of the Hong Kong Special Administrative Region. Pursuant to the Stock Purchase Agreement, SPI China (HK) Limited agreed to purchase from CECEP 100% of issued and outstanding shares of capital stock of (i) CECEP Solar Energy (Luxembourg) Private Limited Company (S.a.r.l.), a limited liability company registered in Luxembourg, and (ii) Italsolar S.r.l., a limited liability company registered in Italy, owned by CECEP, for an aggregate consideration of Euro12,500 in the form of both shares of the Company’s Common Stock (the “Consideration Shares”) and cash, subject to customary closing conditions (the “Stock Purchase”). Pursuant to the Stock Purchase Agreement, as part of the consideration of the Stock Purchase, the Company agreed to issue the Consideration Shares on the closing date of the Stock Purchase pursuant to the terms and conditions of the Stock Purchase Agreement. The transaction was closed subsequent to December 31, 2014 and prior to date of issuance of this financial statement. The Company issued 5,722,977 shares of its Common Stock to CECEP on February 16, 2015. There are four solar power plants with 4.3 MW in aggregate located in Italy held by the companies acquired.

The fair value of the above acquired assets and liabilities is being evaluated by an independent valuation firm employed by the Company, and the valuation result is currently not available.

(c)	Acquisition agreements signed

On March 30, 2015, the Company’s wholly owned subsidiary SPI China (HK) Limited entered into a share purchase agreement with LDK Group. Pursuant to the agreement, SPI China (HK) Limited agreed to purchase from LDK Group three limited liability companies in Italy and California for an aggregate cash consideration of $2,390. This transaction is subject to several closing conditions including completion of satisfactory due diligence.

On March 31, 2015, the Company’s wholly owned subsidiary, SPI China (HK) Limited entered into a share purchase agreement with third parties whereby SPI China (HK) Limited agreed to purchase 80% of the equity interest in Solar Juice Pty Ltd, an Australian proprietary company limited by shares, for an aggregate consideration of approximately $25,500. The consideration is proposed to be paid by the Company’s Common Stock, the number of which is to be determined by five-day average trading price of the Company’s ordinary shares prior to the closing of the agreement. Solar Juice distributes solar kits that include PV modules, balance-of-system components, solar monitoring systems and inverters, to retail or corporate customers in Australia and Southeast Asia.

SOLAR POWER, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2014

(d)	Acquisitions through contractual agreements

In order to expand its E-commerce business, the Company acquired Solar Energy E-Commerce (Shanghai) Ltd. (“Solar Energy”) through a series of activities and transactions as follows:

•	On December 8, 2014, Solar Energy was incorporated in Shanghai by Xiaofeng Peng, Min Xiahou, Jing Liu (“Nominee Equity Holders”), who were the chairman of the Company’s board of directors, chief executive officer and chief financial controller of the Company respectively, with a capital contribution of USD 1,612.

•	On Jan 5, 2015, Solarbao E-commerce (HK) Limited was incorporated in Hong Kong by SPI China (HK) Limited which is a wholly owned subsidiary of the Company.

•	On March 25, 2015, Yanhua Network Technology (Shanghai) Co., Ltd. (“Yanhua Network”) was incorporated in Shanghai by Solarbao E-commerce (HK) Limited with a capital contribution of USD 2,100. Yanhua Network became a wholly owned subsidiary of the Company.

•	On March 26, 2015, the Company through Yanhua Network entered into a series of contractual agreements (“VIE Agreements”) with Solar Energy and its Equity Holders. The contractual arrangements include power of attorney, call option agreement, equity pledge agreement, and a consulting services agreement.

***

SINSIN RENEWABLE INVESTMENT LIMITED

CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013

Independent Auditors’ Report

The Board of Directors

Sinsin Renewable Investment Limited:

We have audited the accompanying consolidated balance sheet of Sinsin Renewable Investment Limited and its subsidiaries (the “Company”) as of December 31, 2013, and the related consolidated statements of profit or loss and other comprehensive income, changes in equity, and cash flows for the period from May 8, 2013 (date of incorporation) to December 31, 2013. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company and its subsidiaries as of December 31, 2013, and the results of their operations and their cash flows for the period from May 8, 2013 (date of incorporation) to December 31, 2013, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

/s/ KPMG Huazhen LLP

Shanghai, China

February 13, 2015

SINSIN RENEWABLE INVESTMENT LIMITED

CONSOLIDATED STATEMENT OF PROFIT OR LOSS AND OTHER COMPREHENSIVE INCOME

FOR THE PERIOD FROM MAY 8, 2013 (DATE OF INCORPORATION) TO DECEMBER 31, 2013

In Euro	From May 8 to December 31 2013

Revenues (note 11)	694,176
Cost of sales	(637,225)

Gross profit	56,951

Other income	33,457
Administrative expenses	(560,434)
Impairment loss on property, plant and equipment (note 7)	(3,529,699)
Other expenses	(63,135)

Operating loss	(4,062,860)
Finance costs	(1,868,298)

Loss before income taxes	(5,931,158)
Income taxes (note 8)	(15,761)

Loss for the period	(5,946,919)
Other comprehensive income for the period	—

Total comprehensive income for the period	(5,946,919)

The accompanying notes are an integral part of these consolidated financial statements.

SINSIN RENEWABLE INVESTMENT LIMITED

CONSOLIDATED BALANCE SHEET AS OF DECEMBER 31, 2013

In Euro	As of December 31, 2013

ASSETS:
Property, plant and equipment (note 7)	54,832,707
Goodwill	7,312,728
Other non-current assets	8,805
Deferred tax assets (note 8)	523,008

TOTAL NON-CURRENT ASSETS	62,677,248

CURRENT ASSETS:
Trade and other receivables (note 6)	5,346,987
Cash and cash equivalents (note 5)	2,674,375

TOTAL CURRENT ASSETS	8,021,362

TOTAL ASSETS	70,698,610

LIABILITIES AND EQUITY:
CURRENT LIABILITIES:
Income tax payables	710,345
Borrowings (note 9)	64,989,000
Trade and other payables (note 10)	6,805,009

TOTAL CURRENT LIABILITIES	72,504,354

NON-CURRENT LIABILITIES:

Deferred tax liabilities	4,038,174
Other non-current liabilities	3,001

TOTAL NON-CURRENT LIABILITIES	4,041,175

TOTAL LIABILITIES	76,545,529

EQUITY:
Share capital (note 14)	100,000
Accumulated losses	(5,946,919)

TOTAL EQUITY	(5,846,919)

TOTAL LIABILITIES AND EQUITY	70,698,610

The accompanying notes are an integral part of these consolidated financial statements.

SINSIN RENEWABLE INVESTMENT LIMITED

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

FOR THE PERIOD FROM MAY 8, 2013 (DATE OF INCORPORATION) TO DECEMBER 31, 2013

In Euro	Share Capital	Accumulated Losses	Total

Balance at May 8, 2013 (date of incorporation)	—	—	—

Changes in equity for the period
Loss for the period	—	(5,946,919)	(5,946,919)
Other comprehensive income	—	—	—

Total comprehensive income	—	(5,946,919)	(5,946,919)

Issuance of shares	100,000	—	100,000

Balance at December 31, 2013	100,000	(5,946,919)	(5,846,919)

The accompanying notes are an integral part of these consolidated financial statements.

SINSIN RENEWABLE INVESTMENT LIMITED

CONSOLIDATED STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM MAY 8, 2013 (DATE OF INCORPORATION) TO DECEMBER 31, 2013

In Euro	From May 8, 2013 to December 31, 2013

Cash flows from operating activities

Loss before taxation	(5,931,158)
Adjustments for:
Depreciation	228,476
Finance costs	1,868,298
Impairment loss of property plant and equipment	3,529,699

Changes in:
Trade and other receivables	(620,846)
Trade and other payables	(392,404)

Cash used in operating activities	(1,317,935)

Tax paid	—

Net cash used in operating activities	(1,317,935)

Cash flows from investing activities
Purchase of property, plant and equipment	(15,840,901)
Payment for acquisition of subsidiaries, net of cash acquired	(26,366,343)

Net cash used in investing activities	(42,207,244)

Cash flows from financing activities
Issuance of shares	100,000
Proceeds from borrowings	64,989,000
Payments of borrowings	(18,881,191)
Interest paid	(8,255)

Net cash from financing activities	46,199,554
Net increase in cash and cash equivalents	2,674,375
Cash and cash equivalents at beginning of the period	—

Cash and cash equivalents at end of the period	2,674,375

The accompanying notes are an integral part of these consolidated financial statements.

SINSIN RENEWABLE INVESTMENT LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD FROM MAY 8, 2013 (DATE OF INCORPORATION) TO DECEMBER 31, 2013

NOTE 1 — REPORTING ENTITY

Sinsin Renewable Investment Limited (the “Company”) was incorporated on May 8, 2013. The address of its registered office is Strand Towers, Floor 2, 36, The Strand, Sliema SLM 1022, Malta. At December 31, 2013, the Company was a wholly-owned subsidiary of Sinsin Euro Solar Asset Limited Partnership (“Sinsin Euro”), which was a subsidiary of Xinxing Pipes Ductile Iron Pipes Co., Ltd (“Xinxing Pipes”). On December 1, 2014, 100% of the Company’s shares were purchased by Solar Power, Inc. (“SPI”), an entity whose common stock is traded on the Over the Counter Bulletin Board in the United States.

These consolidated financial statements comprise the Company and its subsidiaries (collectively the “Group”). The Group’s principal activities are the development, investment and operation of Photovoltaic parks through four indirectly wholly-owned subsidiaries in Greece (the “Operating Subsidiaries”). These Operating Subsidiaries were acquired by the Company during the reporting period (see note 4 and 7).

These consolidated financial statements were authorized for issue by the Board of Directors of the Company on February 13, 2015.

NOTE 2 — BASIS OF PREPARATION OF FINANCIAL STATEMENTS

The consolidated financial statements of the Company have been prepared in accordance with all applicable International Financial Reporting Standards (“IFRSs”), which collective term includes all applicable individual International Financial Reporting Standards, International Accounting Standards (“IASs”) and Interpretations issued by the International Accounting Standards Board (“IASB”).

The accounting policies set out in note 3 have been applied in preparing the consolidated financial statements for the period from the date of the Company’s incorporation of May 8, 2013 to December 31, 2013.

The consolidated financial statements have been prepared under the historical cost convention.

The preparation of consolidated financial statements in conformity with IFRSs requires the use of certain critical accounting estimates. It also requires management to exercise its judgment in the process of applying the Company’s accounting policies. The areas involving a higher degree of judgment or complexity, or areas where assumptions and estimates are significant to the financial statements are disclosed in note 18. Actual results could differ from those estimates and such differences could affect the results of operations reported in future periods.

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Group incurred a loss of Euros 5,946,919 during the period. As at December 31, 2013, the Group had net current liabilities and net liabilities of Euros 64,482,992 and Euros 5,846,919 respectively.

In view of these circumstances, the directors have given careful consideration to the future liquidity and performance of the Group and its available sources of finance in assessing whether the Group will have sufficient financial resources to continue as a going concern.

The directors believe the Group will generate sufficient cash flow and continue as a going concern on the basis that SPI, the Group’s parent company since December 1, 2014, has undertaken to provide financial support to the Group to the extent necessarily enabling it to meet its liabilities as and when they fall due prior to December 31, 2015. Accordingly, the consolidated financial statements have been prepared on a going concern basis.

SINSIN RENEWABLE INVESTMENT LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD FROM MAY 8, 2013 (DATE OF INCORPORATION) TO DECEMBER 31, 2013

NOTE 3 — SIGNIFICANT ACCOUNTING POLICIES

The principal accounting policies applied in the preparation of these consolidated financial statements are set out below.

3.1	BASIS OF CONSOLIDATION

i.	Business combinations

The Company accounts for business combinations using the acquisition method when control is transferred to the Company (see note 3.1 (ii)). The consideration transferred in the acquisition is measured at fair value, as are the identifiable net assets acquired. Any goodwill that arises is tested annually for impairment. Any gain on a bargain purchase is recognized in profit or loss immediately. Transaction costs are expensed as incurred, except if related to the issue of debt or equity securities.

The consideration transferred does not include amounts related to the settlement of pre-existing relationships. Such amounts are generally recognized in profit or loss.

Any contingent consideration is measured at fair value at the date of acquisition. If an obligation to pay contingent consideration that meets the definition of a financial instrument is classified as equity, then it is not remeasured and settlement is accounted for within equity. Otherwise, subsequent changes in the fair value of the contingent consideration are recognized in profit or loss.

ii.	Subsidiaries

Subsidiaries are entities controlled by the Company. The Company controls an entity when it is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. The financial statements of subsidiaries are included in the consolidated financial statements from the date on which control commences until the date on which control ceases.

iii.	Non-controlling interests

Non-controlling interests (“NCI”) are measured at their proportionate share of the acquiree’s identifiable net assets at the date of acquisition.

Changes in the Company’s interest in a subsidiary that do not result in a loss of control are accounted for as equity transactions.

iv.	Loss of control

When the Company loses control over a subsidiary, it derecognizes the assets and liabilities of the subsidiary, and any related NCI and other components of equity. Any resulting gain or loss is recognized in profit or loss. Any interest retained in the former subsidiary is measured at fair value when control is lost.

v.	Transactions eliminated on consolidation

Intra-group balances and transactions, and any unrealized income and expenses arising from intra-group transactions, are eliminated. Unrealized gains arising from transactions with equity-accounted investees are eliminated against the investment to the extent of the Company’s interest in the investee. Unrealized losses are eliminated in the same way as unrealized gains, but only to the extent that there is no evidence of impairment.

SINSIN RENEWABLE INVESTMENT LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD FROM MAY 8, 2013 (DATE OF INCORPORATION) TO DECEMBER 31, 2013

3.2	GOODWILL

Goodwill represents the excess of

(i)	the aggregate of the fair value of the consideration transferred, the amount of any non-controlling interest in the acquire and the fair value of the Company’s previously held equity interest in the acquire; over

(ii)	the net fair value of the acquiree’s identifiable assets and liabilities measured as at the acquisition date.

When (ii) is greater than (i), then this excess is recognized immediately in the profit or loss as a gain on a bargain purchase.

Goodwill is stated at cost less accumulated impairment losses. Goodwill arising on a business combination is allocated to each cash-generating unit, or groups of cash-generating units, that is expected to benefit from the synergies of the combination and is tested annually for impairment (see note 3.7).

On disposal of a cash-generating unit during the year, any attributable amount of purchased goodwill is included in the calculation of the profit or loss on disposal.

3.3	CASH AND CASH EQUIVALENTS

Cash and cash equivalents consist of cash on hand and cash at banks with maturities of three months or less from the acquisition date that are subject to an insignificant risk of changes in their fair value, and are used by the Group in the management of its short-term commitments.

3.4	TRADE AND OTHER RECEIVABLES

Trade and other receivables are initially recognized at fair value and thereafter stated at amortized cost using the effective interest method, less allowance for impairment of doubtful debts (see note 3.7(b)), except where the receivables are interest-free loans made to related parties without any fixed repayment terms or the effect of discounting would be immaterial. In such cases, the receivables are stated at cost less allowance for impairment of doubtful debts.

3.5	FOREIGN CURRENCY TRANSACTIONS

The Company’s consolidated financial statements are presented in Euros, which is also the functional currency of the Company and its subsidiaries.

Transactions denominated in foreign currencies are translated to the functional currency of the Company and subsidiaries at the foreign exchange rates ruling at the transaction dates. Monetary assets and liabilities denominated in foreign currencies are translated at the foreign exchange rates ruling at the balance sheet date. Exchange gains and losses are recognized in profit or loss.

3.6	PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are stated at historical cost less accumulated depreciation and impairment losses (note 3.7(a)).

Cost includes expenditure that is directly attributable to the acquisition of the items. Subsequent costs are included in the asset’s carrying amount or recognized as a separate asset, as appropriate, only when it is probable

SINSIN RENEWABLE INVESTMENT LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD FROM MAY 8, 2013 (DATE OF INCORPORATION) TO DECEMBER 31, 2013

that future economic benefits associated with the item will flow to the entity and the cost of the item can be measured reliably. The carrying amount of the replaced part is derecognized. All other repairs and maintenance are charged to the profit or loss as incurred. Subsequent costs are depreciated over the remaining useful life of the related asset.

Depreciation is calculated using the straight-line method to allocate the cost of the assets to their residual values over their estimated useful lives as follows:

Description	Useful life (in years)
Photovoltaic park assets	25
Fixtures and other equipment	1 to 5

The assets’ residual values and useful lives are reviewed, and adjusted if appropriate, at each reporting date.

An item of property, plant and equipment and any significant part initially recognized is derecognized upon disposal or when no future economic benefits are expected from its use or disposal. Gains and losses on disposals are determined by comparing proceeds with carrying amount and are included in operating profit. Interest costs on borrowings specifically used to finance the construction of property, plant and equipment are capitalized during the construction period if recognition criteria are met.

3.7	IMPAIRMENT OF ASSETS

(a)	Impairment of Property, Plant and Equipment

Property, plant and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognized for the amount by which the asset’s carrying amount exceeds its recoverable amount. The recoverable amount is the higher of an asset’s fair value less costs to sell and value in use. In assessing the value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflect current market assessments of the time value of money and the risks specific to the assets. For the purposes of assessing impairment, assets are grouped at the lowest levels for which there are independently identifiable cash flows (cash-generating units). Impairment loss is reversed if there has been a favourable change in the estimates used in determining the recoverable amount. A reversal in impairment loss is limited to the asset’s carrying amount that would have been determined had no impairment loss been recognized in prior years. Reversals of impairment losses are credited to profit or loss in the year in which the reversals are recognized.

(b)	Impairment of Trade and Other Receivables

The Group assesses at the end of each reporting period whether there is objective evidence that trade and other receivable stated at amortized costs is impaired. Trade and other receivables is impaired and impairment losses are incurred only if there is objective evidence of impairment as a result of one or more events that occurred after the initial recognition of the receivables (a ‘loss event’) and that loss event (or events) has an impact on the estimated future cash flows of the receivables that can be reliably estimated. The criteria that the Group uses to determine that there is objective evidence of an impairment loss include:

•	significant financial difficulty of the debtor;

•	a breach of contract, such as a default or delinquency in interest or principal payments;

•	significant changes in the market, economic or legal environment that have an adverse effect on the debtor.

SINSIN RENEWABLE INVESTMENT LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD FROM MAY 8, 2013 (DATE OF INCORPORATION) TO DECEMBER 31, 2013

For trade and other receivables, the impairment loss is measured as the difference between the receivables’ carrying amount and the present value of estimated future cash flows, discounted at the original effective interest rate, when the effect of discounting is material. The assessment is made collectively when the receivables share similar risk characteristics, such as similar past due status, and have not been individually assessed as impaired. The carrying amount of the receivables is reduced through the use of an allowance account when their recoverability are considered doubtful but not remote, and the amount of the loss is recognized in the profit and loss. When an amount of receivables is uncollectible, it is written off against the allowance account for receivables. Subsequent recoveries of amounts previously written off are credited to the profit or loss.

(c)	Impairment of Goodwill

Goodwill impairment are undertaken annually or more frequently if events or changes in circumstances indicate a potential impairment. The carrying value of goodwill is compared to the recoverable amount, which is the higher of value in use and the fair value less costs to sell. Any impairment is recognized immediately as an expense and is not subsequently reversed.

3.8	TAXATION

The tax expense for the period comprises current and deferred tax. Tax is recognized in the profit or loss, except to the extent that it relates to items recognized in other comprehensive income or directly in equity. In this case, the tax is also recognized in other comprehensive income or directly in equity, respectively.

The current income tax charge is calculated on the basis of the tax laws enacted or substantively enacted at the balance sheet date in Greece. Management periodically evaluates positions taken in tax returns with respect to situations in which applicable tax regulation is subject to interpretation. It establishes provisions where appropriate on the basis of amounts expected to be paid to the tax authorities.

Deferred income tax is recognized, using the liability method, on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the financial statements. However, the deferred income tax is not accounted for if it arises from initial recognition of an asset or liability in a transaction other than a business combination that at the time of the transaction affects neither accounting nor taxable profit or loss. Deferred income tax is determined using tax rates (and laws) that have been enacted or substantively enacted by the balance sheet date and are expected to apply when the related deferred income tax asset is realized or the deferred income tax liability is settled.

Deferred income tax assets are recognized only to the extent that it is probable that future taxable profit will be available against which the temporary differences can be utilized.

Deferred income tax is provided on temporary differences arising on investments in subsidiaries, except where the timing of the reversal of the temporary difference is controlled by the Company and it is probable that the temporary difference will not reverse in the foreseeable future.

Deferred income tax assets and liabilities are offset when there is a legally enforceable right to offset current tax assets against current tax liabilities and when the deferred income taxes assets and liabilities relate to income taxes levied by the same taxation authority on either the same taxable entity or different taxable entities where there is an intention to settle the balances on a net basis.

SINSIN RENEWABLE INVESTMENT LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD FROM MAY 8, 2013 (DATE OF INCORPORATION) TO DECEMBER 31, 2013

3.9	TRADE AND OTHER PAYABLES

Trade and other payables are recognized initially at fair value and subsequently measured at amortized cost unless the effect of discounting would be immaterial, in which case they are stated at cost.

3.10	INTEREST-BEARING BORROWINGS

Interest-bearing borrowings are recognized initially at fair value less attributable transaction costs. Subsequent to initial recognition, interest-bearing borrowings are stated at amortized cost with any difference between the amount initially recognized and redemption value being recognized in the profit or loss over the period of the borrowings, together with any interest and fees payable, using the effective interest method.

3.11	PROVISION AND CONTINGENCIES

Provisions are recognized for other liabilities of uncertain timing or amount when the Group has a legal or constructive obligation arising as a result of a past event, it is probable that an outflow of economic benefits will be required to settle the obligation and a reliable estimate can be made. Where the time value of money is material, provisions are stated at the present value of the expenditure expected to settle the obligation.

Where it is not probable that an outflow of economic benefits will be required, or the amount cannot be estimated reliably, the obligation is disclosed as a contingent liability, unless the probability of outflow of economic benefits is remote. Possible obligations, whose existence will only be confirmed by the occurrence or non-occurrence of one or more future events are also disclosed as contingent liabilities unless the probability of outflow of economic benefits is remote.

3.12	REVENUE

Revenue is measured at the fair value of the consideration received or receivable. Provided it is probable that the economic benefits will flow to the Group and the revenue and costs, if applicable, can be measured reliably, revenue is recognized in profit or loss as follows.

(a)	Sales of Electricity

Revenue from the sales of electricity is recognized when electricity has been delivered on grid and is measured based on the tariff rates determined by the relevant local government authority.

3.13	RELATED PARTY

a)	A person, or a close member of that person’s family, is related to the Group if that person:

i)	has control or joint control over the Group;

ii)	has significant influence over the Group; or

iii)	is a member of the key management personnel of the Group or the Group’s parent or ultimate controlling shareholders.

b)	An entity is related to the Group if any of the following conditions applies:

i)	The entity and the Group are members of the same group;

ii)	One entity is an associate or joint venture of the other entity (or an associate of joint venture of a member of a group of with the other entity is a member);

SINSIN RENEWABLE INVESTMENT LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD FROM MAY 8, 2013 (DATE OF INCORPORATION) TO DECEMBER 31, 2013

iii)	Both entities are joint ventures of the same third party;

iv)	One entity is a joint venture of a third entity and the other entity is an associate of the third entity;

v)	The entity is a post-employment benefit plan for the benefit of employees of the Group or an entity related to the Group;

vi)	The entity is controlled or jointly controlled by a person identified in (a);

vii)	A person identified in (a)(i) has significant influence over the entity or is a member of the key management personnel of the entity (or of a parent of the entity);

Close members of the family of a person are those family members who may be expected to influence, or be influenced by, that person in their dealings with the entity.

NOTE 4 — ACQUISITION OF SUBSIDIARIES

On October 2, 2013, the Company completed the acquisition of 100% equity interests in Jasper PV Makedonia Production of Energiaki S.A. (“Jasper”) at a cash consideration of Euros 4,341,480. Jasper was incorporated in Greece and owned and operated 2 photovoltaic parks in Greece as of the date of acquisition.

On November 28, 2013, the Company completed the acquisition of 100% equity interests in Veltimo Ltd. (“Veltimo”), a company incorporated in Cyprus, at a cash consideration of Euros 23,801,357. Prior to the date of acquisition, Veltimo owned and operated 5 photovoltaic parks in Greece through 2 wholly-owned subsidiaries incorporated in Greece, which are Astraios Energeiaki Photovoltaic Projects A.E. and Orion Energeiaki A.E.

These acquisitions enables the Group to achieve a reasonable size of portfolio of photovoltaic parks in Greece that could facilitate the Group building up its profile and reputation in this industry sector for further projects in photovoltaic parks business.

The following table summarizes the considerations paid and the fair value of assets acquired and liabilities assumed for each of the above acquisitions.

	Fair value of net identifiable assets acquired as at the acquisition date
In Euro	Veltimo	Jasper	Total

Property, plant and equipment	34,020,707	6,287,259	40,307,966
Cash and cash equivalents	447,655	328,839	776,494
Trade and other receivables	3,955,598	779,068	4,734,666
Deferred tax assets	446,235	83,641	529,875
Trade and other payables	(1,212,589)	(683,944)	(1,896,533)
Income tax payables	(572,997)	(129,996)	(702,993)
Borrowings	(14,718,691)	(4,162,500)	(18,881,191)
Deferred tax liability	(3,679,031)	(359,145)	(4,038,174)

Total identifiable net assets	18,686,887	2,143,222	20,830,109
Goodwill	5,114,470	2,198,258	7,312,728

Cash considerations	23,801,357	4,341,480	28,142,837

Less: cash consideration made in 2014	(1,000,000)	—	(1,000,000)
Less: cash acquired	(447,655)	(328,839)	(776,494)

Net cash outflow arising from the acquisitions in 2013	22,353,702	4,012,641	26,366,343

SINSIN RENEWABLE INVESTMENT LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD FROM MAY 8, 2013 (DATE OF INCORPORATION) TO DECEMBER 31, 2013

The goodwill is allocated to photovoltaic parks business, which is the sole operating segment of the Group. None of the goodwill is expected to be deductible for tax purpose.

Since the acquisition of Veltimo, Veltimo contributed revenue of Euros 300,531 and loss of Euros 132,117 to the Group’s results for the period ended December 31, 2013. Since the acquisition of Jasper, Jasper contributed revenue of Euros 204,923 and loss of Euros 57,023 to the Groups results for the period ended December 31, 2013. As both Veltimo and Jasper have only commenced sales operation since February 2013 and the Company was only incorporated in May 2013, the disclosure of the pro-forma consolidated revenue and consolidated profit or loss of Veltimo and Jasper had they been consolidated since the Company’s date of incorporation on May 8, 2013 is not presented as the directors consider that it does not provide meaningful information.

NOTE 5 — CASH AND CASH EQUIVALENTS

In Euro	As of December 31, 2013

Cash on hand	1,290
Cash at banks	2,673,085

Total	2,674,375

NOTE 6 — TRADE AND OTHER RECEIVABLES

In Euro	As of December 31 2013

Trade receivables	4,290,937
Value added tax recoverable	729,138
Prepayment and other receivables	326,912

Total	5,346,987

Trade receivable represent amount due from Lagie SA for the sales of electricity. Credit period of one month is normally granted to the customer. All trade receivables balances have been settled.

SINSIN RENEWABLE INVESTMENT LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD FROM MAY 8, 2013 (DATE OF INCORPORATION) TO DECEMBER 31, 2013

NOTE 7 — PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are summarized as follows:

In Euro	Photovoltaic parks’ assets	Fixtures and equipment	Construction in progress	Total

Cost:
Balance at May 8, 2013	—	—	—	—
Acquisition of subsidiaries	40,307,966	—	—	40,307,966
Additions	—	62,474	18,220,442	18,282,916
Transfer from Construction in progress	18,220,442	—	(18,220,442)	—

Balance at December 31, 2013	58,528,408	62,474	—	58,590,882

Accumulated depreciation and impairment losses:
Balance at May 8, 2013	—	—	—	—
Depreciation for the period	(215,924)	(12,552)	—	(228,476)
Impairment losses for the period	(3,529,699)	—	—	(3,529,699)

Balance at December 31, 2013	(3,745,623)	(12,552)	—	(3,758,175)

Net book value
At December 31, 2013	54,782,785	49,922	—	54,832,707

Photovoltaic parks’ assets primarily included costs of acquiring permits and power purchase contracts with customers, construction fees of the park, costs of items installed in the park including solar panels, and other costs incurred that are directly attributable to getting the parks ready for its intended use of grid connection with customer for supply of electricity.

On August 9, 2013, the Group acquired 100% equity interest over Photovoltcia Parka Veroia I Malta Limited (“Veroia Malta”), a company incorporated in Malta, at a cash consideration of Euros 2,860,854. At the date of acquisition, Veroia Malta and its wholly-owned subsidiary, Photovoltacia Parka Veroia I A.E. (“Veroia Greece”) incorporated in Greece, did not carry out any business operation except that Veroia Greece owned a permit to construct a photovoltaic park and a power purchase contract with Lagie SA, the Group’s sole customer. This acquisition does not fall within business acquisition and has been accounted for as assets’ acquisition as certain significant inputs and process for the operation of a photovoltaic park did not exist at the date of acquisition.

Due to the excessive actual costs incurred for the construction of a Photovoltaic park as compared to other Photovoltaic parks with similar capacity and the reduction in tariff rate for the sales of electricity as pronounced by the Greek government in April 2014 (see note 20), the Group assessed the recoverable amount of that Photovoltaic park’s assets. Based on the assessment, the carrying value of such Photovoltaic park assets exceeds its recoverable amount as at December 31, 2013 and an impairment loss of Euro 3,529,699 was recognized. The recoverable amount is determined based on value-in-use calculations. These calculations use cash flow projections with the cash flows discounted using a discount rate of 10%. The discount rate used is pre-tax and reflected specific risks relating to the relevant cash-generating unit.

SINSIN RENEWABLE INVESTMENT LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD FROM MAY 8, 2013 (DATE OF INCORPORATION) TO DECEMBER 31, 2013

NOTE 8 — TAXATION

(a)	Taxation in the profit or loss represents:

In Euro	From May 8 to December 31, 2013
Current tax	(6,796)
Deferred tax — origination and reversal of temporary differences	(8,965)

Tax credit	(15,761)

Pursuant to the tax law in Malta, the statutory income tax rate applicable to the Company in 2013 was 35%.

Pursuant to the tax law in Greece, the statutory income tax rate applicable to the Operating Subsidiaries in 2013 was 26%.

(b)	Reconciliation between tax expense and accounting loss at applicable tax rate:

In Euro	From May 8 to December 31, 2013

Loss before taxation	(5,931,158)
National tax on loss before tax, calculated at the rates applicable to profit or loss in the countries concerned	973,058
Tax losses for which no deferred tax assets was recognized	(657,737)
Deductible temporary differences not recognized
Non-deductible expenses	(273,756)
Others	(57,326)

Total	(15,761)

No deferred tax assets were recognized in respect of i) tax losses of the Company, Veroia Malta and Veltimo and ii) all deductible temporary differences of Veroia Greece as the directors consider that no sufficient taxable profit would be available for these entities to utilize the tax benefits for these tax losses and deductible temporary difference in the foreseeable future.

(c)	Deferred tax assets and liabilities recognized:

The components of deferred tax assets recognized in the balance sheet and the movements during the period are as follows:

In Euro	Property plant and equipment	Special levy*	Others	Total
Balance at May 8, 2013 (date of incorporation)	—	—	—	—
Acquisition of subsidiaries	30,273	457,891	41,711	529,875
Others	2,098	—	—	2,098
Credit/(Charged) to profit or loss	(9,684)	41,014	(40,295)	(8,965)

Balance at December 31, 2013	22,687	498,905	1,416	523,008

*	Special levy is deductible for tax purpose over 5 years but was expensed as incurred in the profit or loss when incurred in the consolidated statement of profit or loss and other comprehensive income.

SINSIN RENEWABLE INVESTMENT LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD FROM MAY 8, 2013 (DATE OF INCORPORATION) TO DECEMBER 31, 2013

The components of deferred tax liabilities recognized in the balance sheet and the movement during the period are as follows:

In Euro	Fair value adjustment of Veltimo	Fair value adjustment of Jasper	Total
Balance at May 8, 2013 (date of incorporation)	—	—	—
Acquisition of subsidiaries	(3,679,030)	(359,144)	(4,038,174)
Credit/(Charged) to profit or loss	—	—	—

Balance at December 31, 201 3	(3,679,030)	(359,144)	(4,038,174)

NOTE 9 — BORROWINGS

In Euro	As of December 31, 2013
Unsecured borrowings	64,989,000

The Group’s borrowings at December 31, 2013 represent unsecured loans from a related party (see note 16(b)), which are charged at a fixed annual interest rate of 7.5%. Pursuant to the loan contracts, the entire loans principal are wholly repayable in 2033 but would also become immediately repayable on demand by the lender at any time during the loan period. Accordingly, these borrowings were classified as current liabilities.

NOTE 10 — TRADE AND OTHER PAYABLES

In Euro	As of December 31, 2013
Payables for property, plant and equipment	3,599,349
Accrued interests on borrowings	1,860,043
Other payable and accruals	1,345,617

Total	6,805,009

NOTE 11 — REVENUE

In Euro	From May 8 to December 31, 2013

Sales of electricity	694,176

Revenue represents sales of electricity generated from Photovoltaic park assets owned by the Company. The Group entered into long-term power purchase contracts with Lagie SA in Greece, the sole customer of the Group, for the supply of electricity at the prevailing effective tariff rates determined by the relevant local government authority in Greece. Lagie SA is a state-controlled company in Greece.

On April 7, 2014, Law 4254/2014 (the “Law 4254/2014”) was voted and passed in Greece. Pursuant to the Law 4254/2014, the tariff for sales of electricity by Photovoltaic parks in Greece was reduced by 30%~37.5% effective from January 1, 2013. As of December 31, 2013, management considered the likelihood of a downward adjustment of the tariff for electricity sale of the Group made to the customer and concluded that it was probable

SINSIN RENEWABLE INVESTMENT LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD FROM MAY 8, 2013 (DATE OF INCORPORATION) TO DECEMBER 31, 2013

such a retrospective adjustment would be imposed by the government authority upon passage of the new law. Accordingly, management has recorded the Group’s revenue for the period from May 8, 2013 (date of incorporation) to December 31, 2013 in the accompanying financial statements based on the adjusted 2013 tariff under the Law 4254/2014.

NOTE 12 — FINANCE COSTS

In Euro	From May 8 to December 31, 2013

Interest expenses on borrowings	1,860,043
Other finance charges	8,255

Finance costs recognized in profit or loss	1,868,298

NOTE 13 — FINANCIAL INSTRUMENTS — RISK MANAGEMENT AND FAIR VALUES

The Group’s activities in the normal course expose the Group to credit risk, liquidity risk and interest rate risk.

The Group’s exposure to these risks and the financial risk management policies and practices used by the Group to manage these risks are described below.

(a)	Credit risk

Credit risk is the risk of financial loss to the Group if a customer or counterparty to a financial instrument fails to meet its contractual obligations, and arises principally from the Group’s receivables from customers. Management monitors the exposures to these credit risks on an ongoing basis.

The Group only has one customer, which is Lagie SA. The Group has significant concentration of credit risk on trade and other receivables. Given Lagie SA is a state-controlled company, the management considered that the credit risk is at a low level and the trade receivable amounts are fully recoverable.

The maximum exposure to credit risk is represented by the carrying amount of each financial asset in the consolidated statement of financial position. The Group does not provide any guarantees which would expose the Group to credit risk.

(b)	Liquidity risk

Liquidity risk is the risk that the Group will not be able to meet its financial obligations as they fall due. Management’s approach in managing liquidity is to ensure, as far as possible, that it will always have sufficient liquidity to meet its liabilities when due, under both normal and stressed conditions, without incurring unacceptable losses or risking damage to the Group’s reputation. The Group is one of the subsidiaries of a larger group. The liquidity of the Group is primarily dependent on its ability to maintain adequate cash inflows from operations and obtain adequate finance from or through its holding companies.

As at December 31, 2013, the Group had net current liabilities and net liabilities of approximately Euros 64,482,992 and Euros 5,846,919 respectively. In addition, the Group incurred loss of Euros 5,946,919 during the period. SPI, which has become the parent company following the acquisition of 100% equity interests of the Company on December 1, 2014, has undertaken to provide financial support to the Group to the extent necessarily enabling it to meet its liabilities as and when they fall due prior to December 31, 2015.

SINSIN RENEWABLE INVESTMENT LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD FROM MAY 8, 2013 (DATE OF INCORPORATION) TO DECEMBER 31, 2013

The following table detail the remaining contractual maturities at the end of the reporting period of the Group’s financial liabilities, which are based on the contractual undiscounted cash flows (including interest payments computed using contractual rates) and the earliest date the Group can be required to pay:

As of December 31, 2013

	Carrying amount	Contractual undiscounted cash outflow
		Within 1 year	More than 1 year but less than 2 years	More than 2 year but less than 5 years	More than 5 years	Total

Trade and other payables	6,805,009	6,805,009	—	—	—	6,805,009
Borrowings	64,989,000	4,874,175	4,874,175	14,622,525	138,101,625	162,472,500
Other non-current liabilities	3,001	—	—	—	3,001	3,001

Total	71,797,010	11,679,184	4,874,175	14,622,525	138,104,626	169,280,510

The contractual undiscounted cash flows for the Borrowings were prepared based on the contractual instalments payment schedule set in the loan contracts assuming the lender would not exercise its contractual right to request immediate repayment on demand throughout the loan period.

(c)	Interest rate risk

The Group’s interest rate risk arises primarily from interest-bearing borrowings. Borrowings issued at variable rates and at fixed rates expose the Group to cash flow interest rate risk, and fair value interest rate risk respectively. The Group normally borrows long term loans which carry fixed rates in order to limit its exposure to interest rate risk.

The following table details the interest rate profile of the Group’s borrowings at the end of reporting periods.

	2013
	Effective interest rate	Carrying value Euro
Fixed rate instruments:
Borrowings	7.5%	64,989,000

(d)	Fair value measurement

The Group did not hold any financial assets and liabilities carried at fair value as at December 31, 2013.

The carrying amount of the Group’s financial assets and liabilities carried at cost or amortized cost are not materially different from their fair value as at December 31, 2013.

SINSIN RENEWABLE INVESTMENT LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD FROM MAY 8, 2013 (DATE OF INCORPORATION) TO DECEMBER 31, 2013

NOTE 14 — SHARE CAPITAL

(a)	Movement of share capital

	2013
	Number of Ordinary A Shares	Number of Ordinary B Shares

In issue at May 8, 2013	—	—
Issued for cash	99,999	1

In issue at December 31	99,999	1

Authorized — par value Euros 1	99,999	1

During the period ended December 31, 2013, 99,999 ordinary A shares and 1 ordinary B share were issued at par value to the shareholders of the Company.

The holders of ordinary A shares are entitled to receive dividends as declared from time to time and are entitled to one vote per share at general meetings of the Company. All ordinary A shares rank equally with regard to the Company’s residual asset.

The holder of ordinary B share is not entitled to receive dividends and is not entitled to vote at general meetings of the Company. The holder of ordinary B share is also not entitled to any surplus assets of the Company on a winding up but shall have a prior claim over the holders of ordinary A shares for the return of the par value of the ordinary B shares.

(b)	Capital management

The Group’s objectives when managing capital are to safeguard the Group’s ability to continue as a going concern so that it can provide returns for equity holders and benefits for other stakeholders and secure access to finance at a reasonable cost.

NOTE 15 — OPERATING LEASE COMMITMENT

At December 31, 2013, total future minimum lease payments under non-cancellable operating leases are payable as follows:

2013 Euro

No later than 1 year	544,073
Later than 1 year and no later than 5 years	2,193,093
Later than 5 years	7,971,121

Total	10,708,287

The Group is the lessee in respect of certain pieces of land on which the Group’s Photovoltaic parks are located. These leases are held under operating leases and do not include contingent rentals.

SINSIN RENEWABLE INVESTMENT LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD FROM MAY 8, 2013 (DATE OF INCORPORATION) TO DECEMBER 31, 2013

NOTE 16 — RELATED PARTY TRANSACTIONS

The Group entered into the following material transactions with its related party during the reporting period:

(a)	Finance Expenses

In Euro	From May 8 to December 31, 2013

Immediate holding company:
Sinsin Europe Solar Asset Limited Partnership	1,860,043

The Group had the following balances with its related party at the end of the reporting period:

(b)	Borrowings

In Euro	As of December 31 2013

Immediate holding company:
Sinsin Europe Solar Asset Limited Partnership	64,989,000

(c)	Trade and other payables

In Euro	As of December 31 2013

Immediate holding company:
Sinsin Europe Solar Asset Limited Partnership	1,860,043

NOTE 17 — IMMEDIATE AND ULTIMATE CONTROLLING PARTY

At December 31, 2013, the director consider the immediate holding company to be Sinsin Europe Solar Asset Limited Partnership, which is incorporated in Cayman Islands, and ultimate holding company to be Xinxing Pipes, which is incorporated in the PRC. Xinxing Pipes produces financial statements in accordance with PRC accounting standards that are available for public use.

On December 1, 2014, SPI acquired all the equity interest of Sinsin Renewable Investment Limited at a total consideration of approximately US$ 126 million (equivalent to approximately Euros 104 million) and becomes the ultimate controlling party of the Company.

NOTE 18 — SIGNIFICANT ACCOUNTING ESTIMATES AND JUDGEMENTS

Estimates and judgements are continually evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances.

The selection of critical accounting policies, the judgements and other uncertainties affecting application of those policies and the sensitivity of reported results to changes in conditions and assumptions are factors to be

SINSIN RENEWABLE INVESTMENT LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD FROM MAY 8, 2013 (DATE OF INCORPORATION) TO DECEMBER 31, 2013

considered when reviewing the financial statements. The principal accounting policies are set forth in note 3. The Group believes the following critical accounting policies involve the most significant judgements and estimates used in the preparation of the consolidated financial statements.

(a)	Acquisition accounting

Accounting for acquisitions require the Group to allocate the cost of acquisition to specific assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition. In connection with the acquisition of Veltimo and Jasper (see Note 4), the Group has undertaken a process to identify all identifiable assets and liabilities acquired,. Judgements made in identifying all acquired assets, determining the estimated fair value assigned to each class of assets acquired and liabilities assumed, as well as asset’s useful lives, could materially impact the calculation of goodwill and depreciation charges in subsequent periods. Estimated fair values are based on information available near the acquisition date and on expectations and assumptions that have been deemed reasonable by management. Determining the estimated useful lives of tangible assets acquired also requires judgement.

(b)	Impairment of goodwill

The Group conducts reviews for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. The recoverable amounts have been determined based on value-in-use calculations or fair value less costs to sell. These calculations require the use of judgements and estimates. Management judgement is required in the area of asset impairment particularly in assessing: (i) whether an event has occurred that may indicate that the related asset values may not be recoverable; (ii) whether the carrying value of an asset can be supported by the recoverable amount, being the higher of fair value less costs to sell and net present value of future cash flows which are estimated based upon the continued use of the asset in the business; and (iii) the appropriate key assumptions to be applied in preparing cash flow projections including whether these cash flow projections are discounted using an appropriate rate. Changing the assumptions selected by management in assessing impairment, including the discount rates or the growth rate assumptions in the cash flow projections, could materially affect the net present value used in the impairment test and as a result affect the Group’s financial condition and results of operations.

(c)	Impairment of property, plant and equipment

The Group conducts impairment reviews on property, plant and equipment when events of changes in circumstances indicate that their carrying amounts may not be recoverable. An impairment loss is recognized when the carrying amount of an asset is lower than the greater of its fair value less cost to sell or the value in use. In determining the value in use, management assess the present value of the estimated future cash flows expected to arise from the continuing use of the asset and from its disposal at the end of its useful life. Significant estimates and judgements are applied in determining these future cash flows and the discount rate.

(d)	Useful lives of property, plant and equipment

The Group’s management determines the estimated useful lives and related depreciation charges for its property, plant and equipment. This estimate is based on the historical experience of the actual useful lives of property, plant and equipment of similar nature and functions. It could change significantly as a result of technical innovations and competitor actions in response to severe industry cycles. Management will increase the depreciation charge where useful lives are less than previously estimated lives, or it will write-off or write-down technically obsolete or non-strategic assets that have been abandoned or sold.

SINSIN RENEWABLE INVESTMENT LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD FROM MAY 8, 2013 (DATE OF INCORPORATION) TO DECEMBER 31, 2013

(e)	Provision for income taxes

The Group is subject to income taxes in the Greece. Significant judgment is required in determining the provision for income taxes. There are many transactions and calculations for which the ultimate tax determination is uncertain during the ordinary course of business. Where the final tax outcome of these matters is different from the amounts that were initially recorded, such differences will impact the income tax and deferred tax provisions in the period in which such determination is made.

Deferred income tax assets relating to temporary differences and tax losses are recognized when management expects it is probable that future taxable profits will be available to utilize against the temporary difference or tax losses. Where the expectations are different from the original estimates, such differences will impact the recognition of deferred income tax assets in the period in which such estimates have been changed.

NOTE 19 — POSSIBLE IMPACT OF AMENDMENTS, NEW STANDARDS AND INTERPRETATIONS ISSUED BUT NOT YET EFFECTIVE FOR THE ANNUAL ACCOUNTING PERIOD ENDED 31 DECEMBER 2013

Up to the date of issue of these financial statements, the IASB has issued a number of amendments, new standards and interpretations which are not yet effective for the period ended December 31, 2013 and which have not been adopted in these financial statements.

Effective annual financial periods beginning on or after
Amendments to IFRS 10, IFRS 12 and IAS 27, Investment entities	January 1, 2014

Amendments to IAS 32, Financial instruments: Presentation — Offsetting financial assets and financial liabilities	January 1, 2014

Amendments to IAS 36, Recoverable amount disclosure for non-financial assets	January 1, 2014

Amendments to IAS 39, Novation of derivatives and continuation of hedge accounting	January 1, 2014

IFRIC 21, Levies	January 1, 2014

Amendments to IAS 19, Defined benefit plans: Employee contributions	July 1, 2014

Annual improvements to IFRS 2010-2012 cycle	July 1, 2014

Annual improvements to IFRS 2011-2013 cycle	July 1, 2014

Annual improvements to IFRS 2012-2014 cycle	January 1, 2016

Amendments to IFRS 11, Accounting for acquisitions of interests in joint ventures	January 1, 2016

Amendments to IAS 16 and IAS 38, Clarification of acceptable methods of depreciation and amortization	January 1, 2016

Amendments to IAS 27, Equity method in separate financial statements	January 1, 2016

Amendments to IFRS 10 and IAS 28, Sale or contribution of assets between an investor and its associate or joint venture	January 1, 2016

IFRS 15, Revenue from contracts with customers	January 1, 2017

IFRS 9, Financial Instruments	January 1, 2018

SINSIN RENEWABLE INVESTMENT LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD FROM MAY 8, 2013 (DATE OF INCORPORATION) TO DECEMBER 31, 2013

Management has made an initial assessment of what the impact of these amendments and new standards is expected to be in the period of initial application and has so far concluded that the adoption of them is unlikely to have a significant impact on the Group’s results of operations and financial position.

NOTE 20 — SUBSEQUENT EVENT

In addition to those subsequent events disclosed in note 11 and note 17, the following event has taken place after December 31, 2013.

The Group’s revenue is subject to a special levy under the law of 4093/2012 pronounced in November 12, 2012 (the “Law 4093/2012”). Pursuant to the Law 4093/2012, the special levy would be charged for a period of 2 years starting from July 1, 2012. Pursuant to the Law of 4254/2014 voted and passed on April 7, 2014, the special levy under the Law 4093/2012 would no longer be charged from April 2014 onwards.

PHOTOVOLTAIKA PARKA VERIOA I ANONYMI ETAIREIA

FINANCIAL STATEMENTS

DECEMBER 31, 2013 AND 2012

Independent Auditors’ Report

The Board of Directors

Photovoltaika Parka Verioa I Anonymi Etaireia:

We have audited the accompanying balance sheets of Photovoltaika Parka Verioa I Anonymi Etaireia (the “Company”) as of December 31, 2013 and 2012, and the related statements of profit or loss and other comprehensive income, changes in equity, and cash flows for the year ended December 31, 2013 and the period from February 15, 2012 (date of incorporation) to December 31, 2012. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2013 and 2012, and the results of its operations and its cash flows for the year ended December 31, 2013 and the period from February 15, 2012 (date of incorporation) to December 31, 2012, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

/s/ KPMG Huazhen LLP

Shanghai, China

February 13, 2015

PHOTOVOLTAIKA PARKA VERIOA I ANONYMI ETAIREIA

STATEMENTS OF PROFIT OR LOSS AND OTHER COMPREHENSIVE INCOME

FOR THE YEAR ENDED DECEMBER 31, 2013 AND THE PERIOD FROM FEBRUARY 15, 2012

(DATE OF INCORPORATION) to DECEMBER 31, 2012

In Euro	Year ended December 31 2013	Period ended December 31 2012
Revenues (note 10)	188,723	—
Cost of sales	(289,662)	—

Gross loss	(100,939)	—
Other income	38,299	—
Administrative expenses	(46,956)	(6,022)
Impairment loss on property, plant and equipment (note 6)	(670,955)	—
Other expenses	(47,069)	(65)

Operating loss	(827,620)	(6,087)
Finance costs (note 11)	(240,113)	(82)

Loss before income taxes	(1,067,733)	(6,169)
Income taxes (expense)/credit (note 7)	(8,400)	1,604

Loss for the year /period	(1,076,133)	(4,565)
Other comprehensive income for the year /period	—	—

Total comprehensive income for the year /period	(1,076,133)	(4,565)

The accompanying notes are an integral part of these financial statements.

PHOTOVOLTAIKA PARKA VERIOA I ANONYMI ETAIREIA

BALANCE SHEETS AS OF DECEMBER 31, 2013 AND 2012

In Euro	As of December 31 2013	As of December 31 2012

ASSETS:
Property, plant and equipment (note 6)	14,593,000	—
Other non-current assets	3,305	—
Deferred tax assets (note 7(c))	—	1,604

TOTAL NON-CURRENT ASSETS	14,596,305	1,604

CURRENT ASSETS:
Trade and other receivables (note 5)	658,658	36,962
Cash and cash equivalents (note 4)	1,725,206	18,970

TOTAL CURRENT ASSETS	2,383,864	55,932

TOTAL ASSETS	16,980,169	57,536

LIABILITIES AND EQUITY:
CURRENT LIABILITIES:
Income tax payables	42,915	93
Borrowings (note 8)	265,082	—
Trade and other payables (note 9)	1,834,252	2,008

TOTAL CURRENT LIABILITIES	2,142,249	2,101

NON-CURRENT LIABILITIES:
Borrowings (note 8)	11,865,618	—
Other long term liabilities	3,000	—

TOTAL NON-CURRENT LIABILITIES	11,868,618	—

TOTAL LIABILITIES	14,010,867	2,101

EQUITY:
Share Capital (note 13)	459,000	60,000
Share premium	3,591,000	—
Accumulated losses	(1,080,698)	(4,565)

TOTAL EQUITY	2,969,302	55,435

TOTAL LIABILITIES AND EQUITY	16,980,169	57,536

The accompanying notes are an integral part of these financial statements.

PHOTOVOLTAIKA PARKA VERIOA I ANONYMI ETAIREIA

STATEMENTS OF CHANGES IN EQUITY

FOR THE YEAR ENDED DECEMBER 31, 2013 AND THE PERIOD FROM FEBRUARY 15, 2012

(DATE OF INCORPORATION) to DECEMBER 31, 2012

In Euro	Share Capital	Share premium	Accumulated Losses	Total
Balance at February 15, 2012 (date of incorporation)	—	—	—	—

Changes in equity for the period
Loss for the period	—	—	(4,565)	(4,565)
Other comprehensive income	—	—	—	—

Total comprehensive income	—	—	(4,565)	(4,565)

Issuance of shares	60,000	—	—	60,000

Balance at December 31, 2012	60,000	—	(4,565)	55,435

Balance at January 1, 2013	60,000	—	(4,565)	55,435

Changes in equity for the year
Loss for the year	—	—	(1,076,133)	(1,076,133)
Other comprehensive income	—	—	—	—

Total comprehensive income	—	—	(1,076,133)	(1,076,133)

Issuance of shares	399,000	3,591,000	—	3,990,000

Balance at December 31, 2013	459,000	3,591,000	(1,080,698)	2,969,302

The accompanying notes are an integral part of these financial statements.

PHOTOVOLTAIKA PARKA VERIOA I ANONYMI ETAIREIA

STATEMENTS OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2013 AND THE PERIOD FROM FEBRUARY 15, 2012 (DATE OF INCORPORATION) to DECEMBER 31, 2012

In Euro	Year ended December 31 2013	Period ended December 31 2012

Cash flows from operating activities

Loss before taxation	(1,067,733)	(6,169)
Adjustments for:
Depreciation	109,877	—
Impairment losses on property, plant and equipment	670,955	—
Finance costs	240,113	82

	(46,788)	(6,087)
Changes in:
Trade and other receivables	(625,001)	(36,962)
Trade and other payables	55,129	2,101

Cash used in operating activities	(616,660)	(40,948)

Tax paid	—	—

Net cash used in operating activities	(616,660)	(40,948)

Cash flows from investing activities
Purchase of property, plant and equipment	(13,797,804)	—

Net cash used in investing activities	(13,797,804)	—

Cash flows from financing activities
Issuance of shares	3,990,000	60,000
Proceeds from borrowings	12,130,700	—
Finance costs paid	—	(82)

Net cash from financing activities	16,120,700	59,918

Net increase in cash and cash equivalents	1,706,236	18,970
Cash and cash equivalents at beginning of the year/period	18,970	—

Cash and cash equivalents at end of the year/period	1,725,206	18,970

The accompanying notes are an integral part of these financial statements.

PHOTOVOLTAIKA PARKA VERIOA I ANONYMI ETAIREIA

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2013 AND THE PERIOD FROM FEBRUARY 15, 2012

(DATE OF INCORPORATION) TO DECEMBER 31, 2012

NOTE 1 — REPORTING ENTITY

Photovoltaika Parka Verioa I Anonymi Etaireia (the “Company”) is principally engaged in the development, investment and operation of Photovoltaica Park.

The Company was incorporated on February 15, 2012. The address of its registered office is AGIAS BARBARAS 35, 15231 CHALANDRI. At December 31, 2013, all equity interests of the Company were indirectly held by Sinsin Renewable Investment Limited (“Sinsin Renewable”), which was a subsidiary of Xinxing Pipes Ductile Iron Pipes Co., Ltd (“Xinxing Pipes”). On December 1, 2014, all equity interests of the Sinsin Renewable were acquired by Solar Power, Inc. (“SPI”), an entity whose common stock is traded on the Over the Counter Bulletin Board in the United States.

The accompanying financial statements were authorized for issue by the Board of Directors of the Company on February 13, 2015.

NOTE 2 — BASIS OF PREPARATION OF FINANCIAL STATEMENTS

The accompanying financial statements of the Company have been prepared in accordance with all applicable International Financial Reporting Standards (“IFRSs”), which collective term includes all applicable individual International Financial Reporting Standards, International Accounting Standards (“IASs”) and Interpretations issued by the International Accounting Standards Board (“IASB”).

These are the Company’s first set of financial statements prepared in accordance with IFRSs and IFRS 1, “First Time Adoption of International Financial Reporting Standards”, has been applied. For local statutory filings in Greece, the Company has prepared its annual financial statements in accordance with generally accepted accounting principles in Greece (“Greece GAAP”) or “Previous GAAP”, as defined in IFRS1, since its date of incorporation on February 15, 2012.

The accounting policies set out in note 3 have been applied in preparing the financial statements for the year ended December 31, 2013 and the comparative information presented in these financial statements for the period from date of incorporation of February 15, 2012 to December 31, 2012.

The financial statements have been prepared under the historical cost convention.

The preparation of financial statements in conformity with IFRSs requires the use of certain critical accounting estimates. It also requires management to exercise its judgment in the process of applying the Company’s accounting policies. The areas involving a higher degree of judgment or complexity, or areas where assumptions and estimates are significant to the financial statements are disclosed in note 17. Actual results could differ from those estimates and such differences could affect the results of operations reported in future periods.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The realization of assets and the satisfaction of liabilities in the normal course of business are dependent on, among other things, the Company’s ability to operate profitably, to generate cash flows from operations, and to pursue financing arrangements to support its working capital requirements.

PHOTOVOLTAIKA PARKA VERIOA I ANONYMI ETAIREIA

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2013 AND THE PERIOD FROM FEBRUARY 15, 2012

(DATE OF INCORPORATION) TO DECEMBER 31, 2012

NOTE 3 — SIGNIFICANT ACCOUNTING POLICIES

The principal accounting policies applied in the preparation of these financial statements are set out below.

3.1	CASH AND CASH EQUIVALENTS

Cash and cash equivalents consist of cash on hand and cash at banks with maturities of three months or less from the acquisition date that are subject to an insignificant risk of changes in their fair value, and are used by the Company in the management of its short-term commitments.

3.2	TRADE AND OTHER RECEIVABLES

Trade and other receivables are initially recognized at fair value and thereafter stated at amortized cost using the effective interest method, less allowance for impairment of doubtful debts (see note 3.5(b)), except where the receivables are interest-free loans made to related parties without any fixed repayment terms or the effect of discounting would be immaterial. In such cases, the receivables are stated at cost less allowance for impairment of doubtful debts.

3.3	FOREIGN CURRENCY TRANSACTIONS

The Company’s financial statements are presented in Euros, which is the functional currency of the Company.

Transactions denominated in foreign currencies are translated to the functional currency of the Company at the foreign exchange rates ruling at the transaction dates. Monetary assets and liabilities denominated in foreign currencies are translated at the foreign exchange rates ruling at the balance sheet date. Exchange gains and losses are recognized in profit or loss.

3.4	PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are stated at historical cost less accumulated depreciation and impairment losses (see note 3.5(a)).

Cost includes expenditure that is directly attributable to the acquisition of the items. Subsequent costs are included in the asset’s carrying amount or recognized as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the entity and the cost of the item can be measured reliably. The carrying amount of the replaced part is derecognized. All other repairs and maintenance are charged to the profit or loss as incurred. Subsequent costs are depreciated over the remaining useful life of the related asset.

Depreciation is calculated using the straight-line method to allocate the cost of the assets to their residual values over their estimated useful lives as follows:

Description	Useful life (in years)
Photovoltaic park assets	25
Fixtures and equipment	1-5

The assets’ residual values and useful lives are reviewed, and adjusted if appropriate, at each reporting date.

PHOTOVOLTAIKA PARKA VERIOA I ANONYMI ETAIREIA

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2013 AND THE PERIOD FROM FEBRUARY 15, 2012

(DATE OF INCORPORATION) TO DECEMBER 31, 2012

An item of property, plant and equipment and any significant part initially recognized is derecognized upon disposal or when no future economic benefits are expected from its use or disposal. Gains and losses on disposals are determined by comparing proceeds with carrying amount and are included in operating profit. Interest costs on borrowings specifically used to finance the construction of property, plant and equipment are capitalized during the construction period if recognition criteria are met.

3.5	IMPAIRMENT OF ASSETS

(a)	Impairment of Property, Plant and Equipment

Property, plant and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognized for the amount by which the asset’s carrying amount exceeds its recoverable amount. The recoverable amount is the higher of an asset’s fair value less costs to sell and value in use. In assessing the value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflect current market assessments of the time value of money and the risks specific to the assets. For the purposes of assessing impairment, assets are grouped at the lowest levels for which there are independently identifiable cash flows (cash-generating units). Impairment loss is reversed if there has been a favorable change in the estimates used in determining the recoverable amount. A reversal in impairment loss is limited to the asset’s carrying amount that would have been determined had no impairment loss been recognized in prior years. Reversals of impairment losses are credited to profit or loss in the year in which the reversals are recognized.

(b)	Impairment of Trade and Other Receivables

The Company assesses at the end of each reporting period whether there is objective evidence that trade and other receivable stated at amortized costs is impaired. Trade and other receivables is impaired and impairment losses are incurred only if there is objective evidence of impairment as a result of one or more events that occurred after the initial recognition of the receivables (a ‘loss event’) and that loss event (or events) has an impact on the estimated future cash flows of the receivables that can be reliably estimated. The criteria that the Company uses to determine that there is objective evidence of an impairment loss include:

•	significant financial difficulty of the debtor;

•	a breach of contract, such as a default or delinquency in interest or principal payments;

•	significant changes in the market, economic or legal environment that have an adverse effect on the debtor.

For trade and other receivables, the impairment loss is measured as the difference between the receivables’ carrying amount and the present value of estimated future cash flows, discounted at the original effective interest rate, when the effect of discounting is material. The assessment is made collectively when the receivables share similar risk characteristics, such as similar past due status, and have not been individually assessed as impaired. The carrying amount of the receivables is reduced through the use of an allowance account when their recoverability are considered doubtful but not remote, and the amount of the loss is recognized in the profit or loss. When an amount of receivables is uncollectible, it is written off against the allowance account for receivables. Subsequent recoveries of amounts previously written off are credited to the profit or loss.

3.6	TAXATION

The tax expense for the period comprises current and deferred tax. Tax is recognized in the profit or loss, except to the extent that it relates to items recognized in other comprehensive income or directly in equity. In this case, the tax is also recognized in other comprehensive income or directly in equity, respectively.

PHOTOVOLTAIKA PARKA VERIOA I ANONYMI ETAIREIA

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2013 AND THE PERIOD FROM FEBRUARY 15, 2012

(DATE OF INCORPORATION) TO DECEMBER 31, 2012

The current income tax charge is calculated on the basis of the tax laws enacted or substantively enacted at the balance sheet date in Greece. Management periodically evaluates positions taken in tax returns with respect to situations in which applicable tax regulation is subject to interpretation. It establishes provisions where appropriate on the basis of amounts expected to be paid to the tax authorities.

Deferred income tax is recognized, using the liability method, on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the financial statements. However, the deferred income tax is not accounted for if it arises from initial recognition of an asset or liability in a transaction other than a business combination that at the time of the transaction affects neither accounting nor taxable profit or loss. Deferred income tax is determined using tax rates (and laws) that have been enacted or substantively enacted by the balance sheet date and are expected to apply when the related deferred income tax asset is realized or the deferred income tax liability is settled.

Deferred income tax assets are recognized only to the extent that it is probable that future taxable profit will be available against which the temporary differences can be utilized.

Deferred income tax is provided on temporary differences arising on investments in subsidiaries, except where the timing of the reversal of the temporary difference is controlled by the Company and it is probable that the temporary difference will not reverse in the foreseeable future.

Deferred income tax assets and liabilities are offset when there is a legally enforceable right to offset current tax assets against current tax liabilities and when the deferred income taxes assets and liabilities relate to income taxes levied by the same taxation authority on either the same taxable entity or different taxable entities where there is an intention to settle the balances on a net basis.

3.7	TRADE AND OTHER PAYABLES

Trade and other payables are recognized initially at fair value and subsequently measured at amortized cost unless the effect of discounting would be immaterial, in which case they are stated at cost.

3.8	INTEREST-BEARING BORROWINGS

Interest-bearing borrowings are recognized initially at fair value less attributable transaction costs. Subsequent to initial recognition, interest-bearing borrowings are stated at amortized cost with any difference between the amount initially recognized and redemption value being recognized in the profit or loss over the period of the borrowings, together with any interest and fees payable, using the effective interest method.

3.9	PROVISION AND CONTINGENCIES

Provisions are recognized for other liabilities of uncertain timing or amount when the Company has a legal or constructive obligation arising as a result of a past event, it is probable that an outflow of economic benefits will be required to settle the obligation and a reliable estimate can be made. Where the time value of money is material, provisions are stated at the present value of the expenditure expected to settle the obligation.

Where it is not probable that an outflow of economic benefits will be required, or the amount cannot be estimated reliably, the obligation is disclosed as a contingent liability, unless the probability of outflow of economic benefits is remote. Possible obligations, whose existence will only be confirmed by the occurrence or non-occurrence of one or more future events are also disclosed as contingent liabilities unless the probability of outflow of economic benefits is remote.

PHOTOVOLTAIKA PARKA VERIOA I ANONYMI ETAIREIA

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2013 AND THE PERIOD FROM FEBRUARY 15, 2012

(DATE OF INCORPORATION) TO DECEMBER 31, 2012

3.10	REVENUE

Revenue is measured at the fair value of the consideration received or receivable. Provided it is probable that the economic benefits will flow to the Company and the revenue and costs, if applicable, can be measured reliably, revenue is recognized in profit or loss as follows.

(a)	Sales of Electricity

Revenue from the sales of electricity is recognized when electricity has been delivered on grid and is measured based on the tariff rates determined by the relevant local government authority.

3.11	RELATED PARTY

a)	A person, or a close member of that person’s family, is related to the Company if that person:

i)	has control or joint control over the Company;

ii)	has significant influence over the Company; or

iii)	is a member of the key management personnel of the Company or the Company’s parent or ultimate controlling shareholders.

b)	An entity is related to the Company if any of the following conditions applies:

i)	The entity and the Company are members of the same group;

ii)	One entity is an associate or joint venture of the other entity (or an associate of joint venture of a member of a group of with the other entity is a member);

iii)	Both entities are joint ventures of the same third party;

iv)	One entity is a joint venture of a third entity and the other entity is an associate of the third entity;

v)	The entity is a post-employment benefit plan for the benefit of employees of the Company or an entity related to the Company;

vi)	The entity is controlled or jointly controlled by a person identified in (a);

vii)	A person identified in (a)(i) has significant influence over the entity or is a member of the key management personnel of the entity (or of a parent of the entity);

Close members of the family of a person are those family members who may be expected to influence, or be influenced by, that person in their dealings with the entity.

NOTE 4 — CASH AND CASH EQUIVALENTS

In Euro	As of December 31 201 3	As of December 31 2012

Cash at banks	1,725,206	18,970
Total	1,725,206	18,970

PHOTOVOLTAIKA PARKA VERIOA I ANONYMI ETAIREIA

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2013 AND THE PERIOD FROM FEBRUARY 15, 2012

(DATE OF INCORPORATION) TO DECEMBER 31, 2012

NOTE 5 — TRADE AND OTHER RECEIVABLES

In Euro	As of December 31 2013	As of December 31 2012

Trade receivables	48,940	—
Value added tax recoverable	520,270	263
Prepayment and other receivables	89,448	36,699

Total	658,658	36,962

Trade receivable represent amount due from Lagie SA for the sales of electricity. Credit period of one month is normally granted to the customer. All trade receivables balances have been settled.

NOTE 6 — PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are summarized as follows:

In Euro	Photovoltaic park assets	Construction in progress	Fixtures and equipment	Total

Cost:
Balance at February 15, 201 2	—	—		—
Additions	—	—		—
Transfer from Construction in progress	—	—		—

Balance at December 31, 201 2	—	—		—

Balance at January 1, 201 3	—	—		—
Additions	—	15,361,699	12,133	15,373,832
Transfer from Construction in progress	15,361,699	(15,361,699)	—	—

Balance at December 31, 2013	15,361,699	—	12,133	15,373,832

Accumulated depreciation and impairment losses:
Balance at February 15, 2012	—	—		—
Depreciation for the period	—	—		—

Balance at December 31, 201 2	—	—		—

Balance at January 1, 201 3	—	—		—
Depreciation for the year	(97,745)	—	(12,132)	(109,877)
Impairment losses for the year	(670,955)		—	(670,955)

Balance at December 31, 2013	(768,700)		(12,132)	(780,832)

Net book value
At December 31, 201 2	—	—	—	—

At December 31, 201 3	14,592,999	—	1	14,593,000

Photovoltaic park assets primarily included costs of acquiring permits, construction fees of the park, costs of items installed in the park including solar panels, and other costs incurred that are directly attributable to getting the park ready for its intended use of grid connection with customer for supply of electricity.

PHOTOVOLTAIKA PARKA VERIOA I ANONYMI ETAIREIA

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2013 AND THE PERIOD FROM FEBRUARY 15, 2012

(DATE OF INCORPORATION) TO DECEMBER 31, 2012

Due to the excessive actual costs incurred for the construction of the Photovoltaic Park as compared to other Photovoltaic Park with similar capacity and the reduction in tariff rate for the sales of electricity as pronounced by the Greek government in April 2014 (see note 19), the Company assessed the recoverable amount of the Photovoltaic Park assets. Based on the assessment, the carrying value of the Photovoltaic Park assets exceeds its recoverable as at December 31, 2013 and an impairment loss of Euro 670,955 was recognised in respect of the Photovoltaic Park assets. The recoverable amount is determined based on value-in-use calculations. These calculations use cash flow projections with the cash flows discounted using a discount rate of 10%. The discount rate used is pre-tax and reflected specific risks relating to the relevant cash-generating unit.

NOTE 7 — TAXATION

(a)	Taxation in the profit or loss represents:

In Euro	Year ended December 31 2013	Period ended December 31 2012
Current tax	(6,796)	—
Deferred tax — origination and reversal of temporary differences	(1,604)	1,604

Tax credit	(8,400)	1,604

On January 11, 2013, the Parliament of Greece enacted a new tax law-4110/2013 “Income Tax Provisions, Issues Related to the Authorities of the Ministry of Finance And other Regulations” (the “New Tax Law”). Under the New Tax Law, the income tax rate for entities incorporated in Greece changed from 20% to 26% effective for the statutory year ended from August 31, 2013 and thereafter. Therefore, the applicable income tax rate of the Company changed from 20% for the year ended December 31, 2012 to 26% for the year ended December 31, 2013.

(b)	Reconciliation between tax credit and accounting loss at applicable tax rate:

In Euro	Year ended December 31 2013	Period ended December 31 2012

Loss before taxation	(1,067,733)	(6,169)

Notional tax on loss before tax, calculated at the statutory tax rate of 26% (2012: 20%)	277,611	1,234
Non-deductible expenses	(12,255)	—
Deductible temporary differences not recognised*	(273,756)
Others	—	370

Total	(8,400)	1,604

*	The Company has not recognised deferred tax assets in respect of deductible temporary difference as it is not probable that future taxable profits against which the temporary difference can be utilized will be available in the Company.

PHOTOVOLTAIKA PARKA VERIOA I ANONYMI ETAIREIA

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2013 AND THE PERIOD FROM FEBRUARY 15, 2012

(DATE OF INCORPORATION) TO DECEMBER 31, 2012

(c)	Deferred tax assets and liabilities recognized:

The components of deferred tax assets recognized in the balance sheet and the movements during the year/period are as follows:

In Euro	Others	Total
Balance at February 15, 2012	—	—
Credit/(Charged) to profit or loss	1,604	1,604

Balance at December 31, 2012	1,604	1,604

Balance at January 1, 2013	1,604	1,604
Credit/(Charged) to profit or loss	(1,604)	(1,604)

Balance at December 31, 2013	—	—

NOTE 8 — BORROWINGS

In Euro	As of December 31 2013	As of December 31 2012
Total borrowings	12,130,700	—
Less-current portion of borrowings payable within one year	(265,082)	—

Borrowings — non-current portion	11,865,618	—

The Company’s borrowings at December 31, 2013 represent unsecured loans from related parties (see note 15(b)), which are charged at a fixed annual interest rate of 8% and is repayable by instalments with the last instalments due on December 31, 2033.

NOTE 9 — TRADE AND OTHER PAYABLES

In Euro	As of December 31 2013	As of December 31 2012
Payables for property, plants and equipment	1,576,028	—
Accrued interest on borrowings	240,113	—
Other payables and accruals	18,111	2,008

Total	1,834,252	2,008

NOTE 10 — REVENUE

In Euro	Year ended December 31 2013	Period ended December 31 2012

Sales of electricity	188,723	—

Revenue represents sales of electricity generated from Photovoltaic Park assets owned by the Company. The Company entered into long-term power purchase contract with Lagie SA in Greece, the sole customer of the Company, for the supply of electricity at the prevailing effective tariff rate determined by the relevant local government authority in Greece. Lagie SA is a state-controlled company in Greece.

PHOTOVOLTAIKA PARKA VERIOA I ANONYMI ETAIREIA

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2013 AND THE PERIOD FROM FEBRUARY 15, 2012

(DATE OF INCORPORATION) TO DECEMBER 31, 2012

On April 7, 2014, Law 4254/2014 (the “Law 4254/2014”) was voted and passed in Greece. Pursuant to the Law 4254/2014, the tariff for sales of electricity by Photovoltaic Parks in Greece was reduced by 30%~37.5% effective from January 1, 2013. As of December 31, 2013, management considered the likelihood of a downward adjustment of the tariff for electricity sale of the Company made to the customer and concluded that it was probable such a retrospective adjustment would be imposed by the government authority upon passage of the new law. Accordingly, management has recorded the Company’s revenue for the year ended December 31, 2013 in the accompanying financial statements based on the adjusted 2013 tariff rate under the Law 4254/2014.

NOTE 11 — FINANCE COSTS

In Euro	Year ended December 31 2013	Period ended December 31 2012

Interest expenses on borrowings	240,113	—
Other finance charges	—	82

Finance costs recognized in profit or loss	240,113	82

NOTE 12 — FINANCIAL INSTRUMENTS — RISK MANAGEMENT AND FAIR VALUES

The Company’s activities in the normal course expose the Company to credit risk, liquidity risk and interest rate risk.

The Company’s exposure to these risks and the financial risk management policies and practices used by the Company to manage these risks are described below.

(a)	Credit risk

Credit risk is the risk of financial loss to the Company if a customer or counterparty to a financial instrument fails to meet its contractual obligations, and arises principally from the Company’s receivables from customers. Management monitors the exposures to these credit risks on an ongoing basis.

The company only has one customer, which is Lagie SA. The Company has significant concentration of credit risk on trade and other receivables. Given Lagie SA is a state-controlled company, the management considered that the credit risk is at a low level and the trade receivable amounts are fully recoverable.

The maximum exposure to credit risk is represented by the carrying amount of each financial asset in the statement of financial position. The Company does not provide any guarantees which would expose the Company to credit risk.

(b)	Liquidity risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they fall due. Management’s approach in managing liquidity is to ensure, as far as possible, that it will always have sufficient liquidity to meet its liabilities when due, under both normal and stressed conditions, without incurring unacceptable losses or risking damage to the Company’s reputation. The Company is one of the subsidiaries of a larger group. The liquidity of the Company is primarily dependent on its ability to maintain adequate cash inflows from operations and obtain adequate finance from or through its holding companies.

PHOTOVOLTAIKA PARKA VERIOA I ANONYMI ETAIREIA

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2013 AND THE PERIOD FROM FEBRUARY 15, 2012

(DATE OF INCORPORATION) TO DECEMBER 31, 2012

As at December 31, 2013, the Company had net current assets of approximately Euros 241,615 (2012: Euros 53,831)

The following table detail the remaining contractual maturities at the end of the reporting period of the Company’s financial liabilities, which are based on the contractual undiscounted cash flows (including interest payments computed using contractual rates) and the earliest date the Company can be required to pay:

As of December 31, 201 2

	Carrying amount	Contractual undiscounted cash outflow
		Within 1 year	More than 1 year but less than 2 years	More than 2 year but less than 5 years	Total
Trade and other payables	2,008	2,008	—	—	2,008

Total	2,008	2,008	—	—	2,008

As of December 31, 2013

	Carrying amount	Contractual undiscounted cash outflow
		Within 1 year	More than 1 year but less than 2 years	More than 2 year but less than 5 years	More than 5 years	Total
Trade and other payables	1,834,252	1,834,252	—	—	—	1,834,252
Borrowings	12,130,700	1,235,538	1,235,538	3,706,614	18,533,070	24,710,760
Other long term liabilities	3,000	—	—	—	3,000	3,000

Total	13,967,952	3,069,790	1,235,538	3,706,614	18,536,070	26,548,012

(c)	Interest rate risk

The Company’s interest rate risk arises primarily from interest-bearing borrowings. Borrowings issued at variable rates and at fixed rates expose the Company to cash flow interest rate risk, and fair value interest rate risk respectively. The Company normally borrows long term loans which carry fixed rates in order to limit its exposure to interest rate risk.

The following table details the interest rate profile of the Company’s borrowings at the end of reporting periods.

	2013		2012
	Effective interest rate	Carrying value	Effective interest rate	Carrying value
		Euro		Euro
Fixed rate instruments:
Borrowings	8%	12,130,700	—	—

(d)	Fair value measurement

The Company did not hold any financial assets and liabilities carried at fair value as at December 31, 2013 and 2012.

The carrying amount of the Company’s financial assets and liabilities carried at cost or amortized cost are not materially different from their fair value as at December 31, 2013 and 2012.

PHOTOVOLTAIKA PARKA VERIOA I ANONYMI ETAIREIA

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2013 AND THE PERIOD FROM FEBRUARY 15, 2012

(DATE OF INCORPORATION) TO DECEMBER 31, 2012

NOTE 13 — SHARE CAPITAL

(a)	Movement of share capital

	2013	2012
	Number of Shares	Number of Shares

In issue at January 1	600	—
Issued for cash	3,990	600

In issue at December 31	4,590	600

Authorized — par value Euros 100	4,590	600

The holders of ordinary shares are entitled to receive dividends as declared from time to time and are entitled to one vote per share at general meetings of the Company. All ordinary shares rank equally with regard to the Company’s residual asset.

During the year ended December 31, 2012, 600 ordinary shares were issued at a consideration of Euro 100 per share to the prevailing shareholder of the Company.

During the year ended December 31, 2013, 3,990 ordinary shares were issued at a consideration of Euro 1,000 per share to the prevailing shareholder of the Company.

(b)	Capital management

The Company’s objectives when managing capital are to safeguard the Company’s ability to continue as a going concern so that it can provide returns for equity holders and benefits for other stakeholders and secure access to finance at a reasonable cost.

NOTE 1 4 — OPERATING LEASE COMMITMENT

At December 31, 2013 and 2012, total future minimum lease payments under non-cancellable operating leases are payable as follows:

	2013	2012
	Euro	Euro

No later than 1 year	78,293	65,393
Later than 1 year and no later than 5 years	316,773	315,874
Later than 5 years	1,058,287	1,137,481

Total	1,453,353	1,518,748

The Company is the lessee in respect of the land on which the Photovoltaic Park is located. The lease is held under operating leases and does not include contingent rentals.

NOTE 15 — RELATED PARTY TRANSACTIONS

Names of related parties	Relationship with the Company

Sinsin Renewable	Intermediate holding company
PHOTOVOLTAICA PARKA VEROIA 1 MALTA LIMITED (“VEROIA MALTA”)	Immediate holding company

PHOTOVOLTAIKA PARKA VERIOA I ANONYMI ETAIREIA

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2013 AND THE PERIOD FROM FEBRUARY 15, 2012

(DATE OF INCORPORATION) TO DECEMBER 31, 2012

The Company entered into the following material transactions with its related parties during the reporting period:

(a)	FINANCE COSTS

In Euro	Year ended December 31 2013	Period ended December 31 2012

Sinsin Renewable	236,261	—
VEROIA MALTA	3,852	—

Total	240,113	—

The Company had the following balances with its related parties at the end of the reporting period:

(b)	BORROWINGS

In Euro	As of December 31 2013	As of December 31 2012

Sinsin Renewable	10,917,630	—
VEROIA MALTA	1,213,070	—

Total	12,130,700	—

(c)	TRADE AND OTHER PAYABLES

In Euro	As of December 31 2013	As of December 31 2012

Sinsin Renewable	236,261	—
VEROIA MALTA	3,852	—

Total	240,113	—

NOTE 16 — IMMEDIATE AND ULTIMATE CONTROLLING PARTY

At December 31, 2013, the directors considered the immediate holding company to be VELTIMO MALTA, which is incorporated in Cyprus and wholly owned by Sinsin Renewable, and ultimate holding company to be XINXING PIPES, which is incorporated in the PRC. XINXING PIPES produces financial statements in accordance with PRC accounting standards that are available for public use.

On December 1, 2014, SPI acquired all the equity interests of Sinsin Renewable and becomes the ultimate controlling party of the Company.

NOTE 17 — SIGNIFICANT ACCOUNTING ESTIMATES AND JUDGEMENTS

Estimates and judgments are continually evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances.

The selection of critical accounting policies, the judgments and other uncertainties affecting application of those policies and the sensitivity of reported results to changes in conditions and assumptions are factors to be

PHOTOVOLTAIKA PARKA VERIOA I ANONYMI ETAIREIA

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2013 AND THE PERIOD FROM FEBRUARY 15, 2012

(DATE OF INCORPORATION) TO DECEMBER 31, 2012

considered when reviewing the financial statements. The principal accounting policies are set forth in note 3. The Company believes the following critical accounting policies involve the most significant judgments and estimates used in the preparation of the financial statements.

(a)	Impairment of property, plant and equipment

The Company conducts impairment reviews on property, plant and equipment when events of changes in circumstances indicate that their carrying amounts may not be recoverable. An impairment loss is recognized when the carrying amount of an asset is lower than the greater of its net selling price or the value in use. In determining the value in use, management assess the present value of the estimated future cash flows expected to arise from the continuing use of the asset and from its disposal at the end of its useful life. Significant estimates and judgments are applied in determining these future cash flows and the discount rate.

(b)	Useful lives of property, plant and equipment

The Company’s management determines the estimated useful lives and related depreciation charges for its property, plant and equipment. This estimate is based on the historical experience of the actual useful lives of property, plant and equipment of similar nature and functions. It could change significantly as a result of technical innovations and competitor actions in response to severe industry cycles. Management will increase the depreciation charge where useful lives are less than previously estimated lives, or it will write-off or write-down technically obsolete or non-strategic assets that have been abandoned or sold.

(c)	Provision for income taxes

The Company is subject to income taxes in the Greece. Significant judgment is required in determining the provision for income taxes. There are many transactions and calculations for which the ultimate tax determination is uncertain during the ordinary course of business. Where the final tax outcome of these matters is different from the amounts that were initially recorded, such differences will impact the income tax and deferred tax provisions in the period in which such determination is made.

Deferred income tax assets relating to temporary differences and tax losses are recognized when management expects it is probable that future taxable profits will be available to utilize against the temporary difference or tax losses. Where the expectations are different from the original estimates, such differences will impact the recognition of deferred income tax assets in the period in which such estimates have been changed.

PHOTOVOLTAIKA PARKA VERIOA I ANONYMI ETAIREIA

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2013 AND THE PERIOD FROM FEBRUARY 15, 2012

(DATE OF INCORPORATION) TO DECEMBER 31, 2012

NOTE 18 — POSSIBLE IMPACT OF AMENDMENTS, NEW STANDARDS AND INTERPRETATIONS ISSUED BUT NOT YET EFFECTIVE FOR THE ANNUAL ACCOUNTING PERIOD ENDED 31 DECEMBER 2013

Up to the date of issue of these financial statements, the IASB has issued a number of amendments, new standards and interpretations which are not yet effective for the year ended December 31, 2013 and which have not been adopted in these financial statements.

Effective annual financial periods beginning on or after
Amendments to IFRS 10, IFRS 12 and IAS 27, Investment entities	January 1, 2014

Amendments to IAS 32, Financial instruments: Presentation — Offsetting financial assets and financial liabilities	January 1, 2014

Amendments to IAS 36, Recoverable amount disclosure for non-financial assets	January 1, 2014

Amendments to IAS 39, Novation of derivatives and continuation of hedge accounting	January 1, 2014

IFRIC 21, Levies	January 1, 2014

Amendments to IAS 19, Defined benefit plans: Employee contributions	July 1, 2014

Annual improvements to IFRS 2010-2012 cycle	July 1, 2014

Annual improvements to IFRS 2011-2013 cycle	July 1, 2014

Annual improvements to IFRS 2012-2014 cycle	January 1, 2016

Amendments to IFRS 11, Accounting for acquisitions of interests in joint ventures	January 1, 2016

Amendments to IAS 16 and IAS 38, Clarification of acceptable methods of depreciation and amortization	January 1, 2016

Amendments to IAS 27, Equity method in separate financial statements	January 1, 2016

Amendments to IFRS 10 and IAS 28, Sale or contribution of assets between an investor and its associate or joint venture	January 1, 2016

IFRS 15, Revenue from contracts with customers	January 1, 2017

IFRS 9, Financial Instruments	January 1, 2018

Management has made an initial assessment of what the impact of these amendments and new standards is expected to be in the period of initial application and has so far concluded that the adoption of them is unlikely to have a significant impact on the Company’s results of operations and financial position.

NOTE 19 — SUBSEQUENT EVENT

In addition to those subsequent events disclosed in note 10 and note 16, the following event has taken place after December 31, 2013.

The Company’s revenue is subject to a special levy under the law of 4093/2012 pronounced in November 12, 2012 (the “Law 4093/2012”). Pursuant to the Law 4093/2012, the special levy would be charged for a period of 2 years starting from July 1, 2012. Pursuant to the Law of 4254/2014 voted and passed on April 7, 2014, the special levy under the Law 4093/2012 would no longer be charged from April 2014 onwards.

JASPER PV MAKEDONIA PRODUCTION OF ENERGIAKI S.A.

FINANCIAL STATEMENTS

DECEMBER 31, 2013 AND 2012

Independent Auditors’ Report

The Board of Directors

Jasper PV Makedonia Production of Energiaki S.A.:

We have audited the accompanying balance sheets of Jasper PV Makedonia Production of Energiaki S.A. (the “Company”) as of December 31, 2013 and 2012, and the related statements of profit or loss and other comprehensive income, changes in equity, and cash flows for the year ended December 31, 2013 and the period from April 10, 2012 (date of incorporation) to December 31, 2012. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2013 and 2012, and the results of its operations and its cash flows for the year ended December 31, 2013 and the period from April 10, 2012 (date of incorporation) to December 31, 2012, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

/s/ KPMG Huazhen LLP

Shanghai, China

February 13, 2015

JASPER PV MAKEDONIA PRODUCTION OF ENERGIAKI S.A.

STATEMENTS OF PROFIT OR LOSS AND OTHER COMPREHENSIVE INCOME

FOR THE YEAR ENDED DECEMBER 31, 2013 AND

PERIOD FROM APRIL 10, 2012 (DATE OF INCORPORATION) TO DECEMBER 31, 2012

In Euro	Year ended December 31 2013	Period ended December 31 2012

Revenues (note 10)	1,120,013	—
Cost of sales	(598,697)	—

Gross profit	521,316	—
Other income	—	—
Administrative expenses	(247,054)	(15,080)
Other expenses (note 15(b))	(510,084)	—

Operating loss	(235,822)	(15,080)
Finance costs (note 11)	(88,096)	—

Loss before income taxes	(323,918)	(15,080)
Income taxes (expense) / credit (note 7)	(48,404)	3,921

Loss for the year /period	(372,322)	(11,159)
Other comprehensive income for the year /period	—	—

Total comprehensive income for the year /period	(372,322)	(11,159)

The accompanying notes are an integral part of these financial statements.

JASPER PV MAKEDONIA PRODUCTION OF ENERGIAKI S.A.

BALANCE SHEETS AS OF DECEMBER 31, 2013 AND 2012

	As of December 31
In Euro	2013	2012

ASSETS:
Property, plant and equipment (note 6)	4,906,195	4,605,905
Other long term assets	5,500	4,500
Deferred tax assets (note 7(c))	51,613	3,921

TOTAL NON-CURRENT ASSETS	4,963,308	4,614,326

CURRENT ASSETS:
Trade and other receivables (note 5)	517,608	215,900
Cash and cash equivalents (note 4)	428,958	26

TOTAL CURRENT ASSETS	946,566	215,926

TOTAL ASSETS	5,909,874	4,830,252

LIABILITIES AND EQUITY:
CURRENT LIABILITIES:
Income tax payables	96,353	—
Trade and other payables (note 9)	837,002	4,676,411

TOTAL CURRENT LIABILITIES	933,355	4,676,411

NON-CURRENT LIABILITIES:

Borrowings (note 8)	3,912,500	105,000

TOTAL NON-CURRENT LIABILITIES	3,912,500	105,000

TOTAL LIABILITIES	4,845,855	4,781,411

EQUITY:
Share capital (note 13)	198,750	60,000
Share premium	1,248,750	—
Accumulated losses	(383,481)	(11,159)

TOTAL EQUITY	1,064,019	48,841

TOTAL LIABILITIES AND EQUITY	5,909,874	4,830,252

The accompanying notes are an integral part of these financial statements.

JASPER PV MAKEDONIA PRODUCTION OF ENERGIAKI S.A.

STATEMENTS OF CHANGES IN EQUITY

FOR THE YEAR ENDED DECEMBER 31, 2013 AND

PERIOD FROM APRIL 10, 2012 (DATE OF INCORPORATION) TO DECEMBER 31, 2012

In Euro	Share capital	Share premium	Accumulated losses	Total
Balance at April 10, 2012 (date of incorporation)	—	—	—	—

Changes in equity for the period
Loss for the period	—	—	(11,159)	(11,159)
Other comprehensive income	—	—	—	—

Total comprehensive income	—	—	(11,159)	(11,159)

Issuance of shares	60,000	—	—	60,000

Balance at December 31, 2012	60,000	—	(11,159)	48,841

Balance at January 1, 2013	60,000	—	(11,159)	48,841
Changes in equity for the year
Loss for the year			(372,322)	(372,322)
Other comprehensive income	—	—	—	—

Total comprehensive income	—	—	(372,322)	(372,322)

Issuance of shares	138,750	1,248,750	—	1,387,500

Balance at December 31, 2013	198,750	1,248,750	(383,481)	1,064,019

The accompanying notes are an integral part of these financial statements.

JASPER PV MAKEDONIA PRODUCTION OF ENERGIAKI S.A.

STATEMENTS OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2013 AND

PERIOD FROM APRIL 10, 2012 (DATE OF INCORPORATION) TO DECEMBER 31, 2012

	Year ended December 31	Period ended December 31
In Euro	2013	2012

Cash flows from operating activities

Loss before taxation	(323,918)	(15,080)
Adjustments for:
Depreciation	198,551	—
Finance costs	88,096	—
Tax expenses	—	—

Changes in:
Trade and other receivables	(302,708)	(220,400)
Trade and other payables	6,806	176,411

Cash generated from/ (used in) operating activities	(333,173)	(59,069)

Tax paid	—	—

Net cash generated from/ (used in) operating activities	(333,173)	(59,069)

Cash flows from investing activities
Purchase of property, plant and equipment	(4,429,130)	(105,905)

Net cash used in investing activities	(4,429,130)	(105,905)

Cash flows from financing activities
Issuance of shares	1,387,500	60,000
Proceeds from borrowings	3,912,500	105,000
Payments of borrowings	(105,000)	—
Interest paid	(3,765)	—

Net cash from financing activities	5,191,235	165,000

Net increase in cash and cash equivalents	428,932	26
Cash and cash equivalents at beginning of the year/period	26	—

Cash and cash equivalents at end of the year/period	428,958	26

The accompanying notes are an integral part of these financial statements.

JASPER PV MAKEDONIA PRODUCTION OF ENERGIAKI S.A.

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2013 AND PERIOD FROM APRIL 10, 2012 (DATE OF INCORPORATION) TO DECEMBER 31, 2012

NOTE 1 — REPORTING ENTITY

Jasper PV Makedonia Production of Energiaki S.A. (the “Company”) is principally engaged in the development, investment and operation of Photovoltaica Park.

The Company was incorporated on April 10, 2012. The address of its registered office is 6, Charilaou Trikoupi str.., 18536-Piraeus. At 31 December, 2013, all equity interests of the Company were directly held by Sinsin Renewable Investment Limited (“Sinsin Renewable”), which was a subsidiary of Xinxing Pipes Ductile Iron Pipes Co., Ltd (“Xinxing Pipes”). On December 1, 2014, all equity interests of the Sinsin Renewable were acquired by Solar Power, Inc. (“SPI”), an entity whose common stock is traded on the Over the Counter Bulletin Board in the United States.

The accompanying financial statements were authorized for issue by the Board of Directors of the Company on February 13, 2015.

NOTE 2 — BASIS OF PREPARATION OF FINANCIAL STATEMENTS

The accompanying financial statements of the Company have been prepared in accordance with all applicable International Financial Reporting Standards (“IFRSs”), which collective term includes all applicable individual International Financial Reporting Standards, International Accounting Standards (“IASs”) and Interpretations issued by the International Accounting Standards Board (“IASB”).

The accounting policies set out in note 3 have been applied in preparing the financial statements for the year ended December 31, 2013 and the comparative information presented in these financial statements for the period from date of incorporation of April 10, 2012 to December 31, 2012.

The financial statements have been prepared under the historical cost convention.

The preparation of financial statements in conformity with IFRSs requires the use of certain critical accounting estimates. It also requires management to exercise its judgment in the process of applying the Company’s accounting policies. The areas involving a higher degree of judgment or complexity, or areas where assumptions and estimates are significant to the financial statements are disclosed in note 17. Actual results could differ from those estimates and such differences could affect the results of operations reported in future periods.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The realization of assets and the satisfaction of liabilities in the normal course of business are dependent on, among other things, the Company’s ability to operate profitably, to generate cash flows from operations, and to pursue financing arrangements to support its working capital requirements.

NOTE 3 — SIGNIFICANT ACCOUNTING POLICIES

The principal accounting policies applied in the preparation of these financial statements are set out below.

3.1	CASH AND CASH EQUIVALENTS

Cash and cash equivalents consist of cash on hand and cash at banks with maturities of three months or less from the acquisition date that are subject to an insignificant risk of changes in their fair value, and are used by the Company in the management of its short-term commitments.

JASPER PV MAKEDONIA PRODUCTION OF ENERGIAKI S.A.

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2013 AND PERIOD FROM APRIL 10, 2012 (DATE OF INCORPORATION) TO DECEMBER 31, 2012

3.2	TRADE AND OTHER RECEIVABLES

Trade and other receivables are initially recognized at fair value and thereafter stated at amortized cost using the effective interest method, less allowance for impairment of doubtful debts (see note 3.5(b)), except where the receivables are interest-free loans made to related parties without any fixed repayment terms or the effect of discounting would be immaterial. In such cases, the receivables are stated at cost less allowance for impairment of doubtful debts.

3.3	FOREIGN CURRENCY TRANSACTIONS

The Company’s financial statements are presented in Euros, which is the functional currency of the Company.

Transactions denominated in foreign currencies are translated to the functional currency of the Company at the foreign exchange rates ruling at the transaction dates. Monetary assets and liabilities denominated in foreign currencies are translated at the foreign exchange rates ruling at the balance sheet date. Exchange gains and losses are recognized in profit or loss.

3.4	PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are stated at historical cost less accumulated depreciation and impairment losses (see note 3.5(a)).

Cost includes expenditure that is directly attributable to the acquisition of the items. Subsequent costs are included in the asset’s carrying amount or recognized as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the entity and the cost of the item can be measured reliably. The carrying amount of the replaced part is derecognized. All other repairs and maintenance are charged to the profit or loss as incurred. Subsequent costs are depreciated over the remaining useful life of the related asset.

Depreciation is calculated using the straight-line method to allocate the cost of the assets to their residual values over their estimated useful lives as follows:

Description	Useful life (in years)
Photovoltaic park assets	25
Fixtures and equipment	1-5

The assets’ residual values and useful lives are reviewed, and adjusted if appropriate, at each reporting date.

An item of property, plant and equipment and any significant part initially recognized is derecognized upon disposal or when no future economic benefits are expected from its use or disposal. Gains and losses on disposals are determined by comparing proceeds with carrying amount and are included in operating profit. Interest costs on borrowings specifically used to finance the construction of property, plant and equipment are capitalized during the construction period if recognition criteria are met.

3.5	IMPAIRMENT OF ASSETS

(a)	Impairment of Property, Plant and Equipment

Property, plant and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognized for the amount by

JASPER PV MAKEDONIA PRODUCTION OF ENERGIAKI S.A.

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2013 AND PERIOD FROM APRIL 10, 2012 (DATE OF INCORPORATION) TO DECEMBER 31, 2012

which the asset’s carrying amount exceeds its recoverable amount. The recoverable amount is the higher of an asset’s fair value less costs to sell and value in use. In assessing the value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflect current market assessments of the time value of money and the risks specific to the assets. For the purposes of assessing impairment, assets are grouped at the lowest levels for which there are independently identifiable cash flows (cash-generating units). Impairment loss is reversed if there has been a favourable change in the estimates used in determining the recoverable amount. A reversal in impairment loss is limited to the asset’s carrying amount that would have been determined had no impairment loss been recognized in prior years. Reversals of impairment losses are credited to profit or loss in the year in which the reversals are recognized.

(b)	Impairment of Trade and Other Receivables

The Company assesses at the end of each reporting period whether there is objective evidence that trade and other receivable stated at amortized costs is impaired. Trade and other receivables is impaired and impairment losses are incurred only if there is objective evidence of impairment as a result of one or more events that occurred after the initial recognition of the receivables (a ‘loss event’) and that loss event (or events) has an impact on the estimated future cash flows of the receivables that can be reliably estimated. The criteria that the Company uses to determine that there is objective evidence of an impairment loss include:

•	significant financial difficulty of the debtor;

•	a breach of contract, such as a default or delinquency in interest or principal payments;

•	significant changes in the market, economic or legal environment that have an adverse effect on the debtor.

For trade and other receivables, the impairment loss is measured as the difference between the receivables’ carrying amount and the present value of estimated future cash flows, discounted at the original effective interest rate, when the effect of discounting is material. The assessment is made collectively when the receivables share similar risk characteristics, such as similar past due status, and have not been individually assessed as impaired. The carrying amount of the receivables is reduced through the use of an allowance account when their recoverability are considered doubtful but not remote, and the amount of the loss is recognized in the profit or loss. When an amount of receivables is uncollectible, it is written off against the allowance account for receivables. Subsequent recoveries of amounts previously written off are credited to the profit or loss.

3.6	TAXATION

The tax expense for the period comprises current and deferred tax. Tax is recognized in the profit or loss, except to the extent that it relates to items recognized in other comprehensive income or directly in equity. In this case, the tax is also recognized in other comprehensive income or directly in equity, respectively.

The current income tax charge is calculated on the basis of the tax laws enacted or substantively enacted at the balance sheet date in Greece. Management periodically evaluates positions taken in tax returns with respect to situations in which applicable tax regulation is subject to interpretation. It establishes provisions where appropriate on the basis of amounts expected to be paid to the tax authorities.

Deferred income tax is recognized, using the liability method, on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the financial statements. However, the deferred income tax is not accounted for if it arises from initial recognition of an asset or liability in a transaction other than a business combination that at the time of the transaction affects neither accounting nor taxable profit or

JASPER PV MAKEDONIA PRODUCTION OF ENERGIAKI S.A.

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2013 AND PERIOD FROM APRIL 10, 2012 (DATE OF INCORPORATION) TO DECEMBER 31, 2012

loss. Deferred income tax is determined using tax rates (and laws) that have been enacted or substantively enacted by the balance sheet date and are expected to apply when the related deferred income tax asset is realized or the deferred income tax liability is settled.

Deferred income tax assets are recognized only to the extent that it is probable that future taxable profit will be available against which the temporary differences can be utilized.

Deferred income tax is provided on temporary differences arising on investments in subsidiaries, except where the timing of the reversal of the temporary difference is controlled by the Company and it is probable that the temporary difference will not reverse in the foreseeable future.

Deferred income tax assets and liabilities are offset when there is a legally enforceable right to offset current tax assets against current tax liabilities and when the deferred income taxes assets and liabilities relate to income taxes levied by the same taxation authority on either the same taxable entity or different taxable entities where there is an intention to settle the balances on a net basis.

3.7	TRADE AND OTHER PAYABLES

Trade and other payables are recognized initially at fair value and subsequently measured at amortized cost unless the effect of discounting would be immaterial, in which case they are stated at cost.

3.8	INTEREST-BEARING BORROWINGS

Interest-bearing borrowings are recognized initially at fair value less attributable transaction costs. Subsequent to initial recognition, interest-bearing borrowings are stated at amortized cost with any difference between the amount initially recognized and redemption value being recognized in the profit or loss over the period of the borrowings, together with any interest and fees payable, using the effective interest method.

3.9	PROVISION AND CONTINGENCIES

Provisions are recognized for other liabilities of uncertain timing or amount when the Company has a legal or constructive obligation arising as a result of a past event, it is probable that an outflow of economic benefits will be required to settle the obligation and a reliable estimate can be made. Where the time value of money is material, provisions are stated at the present value of the expenditure expected to settle the obligation.

Where it is not probable that an outflow of economic benefits will be required, or the amount cannot be estimated reliably, the obligation is disclosed as a contingent liability, unless the probability of outflow of economic benefits is remote. Possible obligations, whose existence will only be confirmed by the occurrence or non-occurrence of one or more future events are also disclosed as contingent liabilities unless the probability of outflow of economic benefits is remote.

3.10	REVENUE

Revenue is measured at the fair value of the consideration received or receivable. Provided it is probable that the economic benefits will flow to the Company and the revenue and costs, if applicable, can be measured reliably, revenue is recognized in profit or loss as follows.

(a)	Sales of Electricity

Revenue from the sales of electricity is recognized when electricity has been delivered on grid and is measured based on the tariff rates determined by the relevant local government authority.

JASPER PV MAKEDONIA PRODUCTION OF ENERGIAKI S.A.

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2013 AND PERIOD FROM APRIL 10, 2012 (DATE OF INCORPORATION) TO DECEMBER 31, 2012

3.11	RELATED PARTY

a)	A person, or a close member of that person’s family, is related to the Company if that person:

i)	has control or joint control over the Company;

ii)	has significant influence over the Company; or

iii)	is a member of the key management personnel of the Company or the Company’s parent or ultimate controlling shareholders.

b)	An entity is related to the Company if any of the following conditions applies:

i)	The entity and the Company are members of the same group;

ii)	One entity is an associate or joint venture of the other entity (or an associate of joint venture of a member of a group of with the other entity is a member);

iii)	Both entities are joint ventures of the same third party;

iv)	One entity is a joint venture of a third entity and the other entity is an associate of the third entity;

v)	The entity is a post-employment benefit plan for the benefit of employees of the Company or an entity related to the Company;

vi)	The entity is controlled or jointly controlled by a person identified in (a);

vii)	A person identified in (a)(i) has significant influence over the entity or is a member of the key management personnel of the entity (or of a parent of the entity);

Close members of the family of a person are those family members who may be expected to influence, or be influenced by, that person in their dealings with the entity.

NOTE 4 — CASH AND CASH EQUIVALENTS

	As of December 31
In Euro	2013	2012

Cash at banks	428,958	26

Total	428,958	26

NOTE 5 — TRADE AND OTHER RECEIVABLES

	As of December 31
In Euro	2013	2012

Trade receivables	384,443	—
Value added tax recoverable	48,057	133,400
Prepayment and other receivables	85,108	82,500

Total	517,608	215,900

JASPER PV MAKEDONIA PRODUCTION OF ENERGIAKI S.A.

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2013 AND PERIOD FROM APRIL 10, 2012 (DATE OF INCORPORATION) TO DECEMBER 31, 2012

Trade receivables represent amount due from Lagie SA for the sales of electricity. Credit period of one month is normally granted to the customer. All trade receivables balances have been settled.

NOTE 6 — PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are summarized as follows:

In Euro	Photovoltaic park assets	Fixtures and equipment	Construction in progress	Total

Cost:
Balance at April 10, 2012	—	—	—	—
Additions	—	—	4,605,905	4,605,905
Transfer from Construction in progress	1,375,905	—	(1,375,905)	—

Balance at December 31, 2012	1,375,905	—	3,230,000	4,605,905

Balance at January 1, 2013	1,375,905	—	3,230,000	4,605,905
Additions	—	50,341	448,500	498,841
Transfer from Construction in progress	3,678,500	—	(3,678,500)	—

Balance at December 31, 2013	5,054,405	50,341	—	5,104,746

Accumulated depreciation:
Balance at April 10, 2012	—	—	—	—
Depreciation for the period	—	—	—	—

Balance at December 31, 2012	—	—	—	—

Balance at January 1, 2013	—	—	—	—
Depreciation for the year	(198,131)	(420)	—	(198,551)

Balance at December 31, 2013	(198,131)	(420)	—	(198,551)

Net book value
At December 31, 2012	1,375,905	—	3,230,000	4,605,905

At December 31, 2013	4,856,274	49,921	—	4,906,195

Photovoltaic park assets primarily included costs of acquiring permits, construction fees of the park, costs of items installed in the park including solar panels, and other costs incurred that are directly attributable to getting the park ready for its intended use of grid connection with customer for supply of electricity.

NOTE 7 — TAXATION

(a)	Taxation in the profit or loss represents:

In Euro	Year ended December 31 2013	Period ended December 31 2012
Current tax	(96,096)	—
Deferred tax — origination and reversal of temporary differences	47,692	3,921

Tax (expense)/ credit	(48,404)	3,921

JASPER PV MAKEDONIA PRODUCTION OF ENERGIAKI S.A.

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2013 AND PERIOD FROM APRIL 10, 2012 (DATE OF INCORPORATION) TO DECEMBER 31, 2012

On January 11, 2013, the Parliament of Greece enacted a new tax law-4110/2013 “Income Tax Provisions, Issues Related to the Authorities of the Ministry of Finance And other Regulations” (the “New Tax Law”). Under the New Tax Law, the income tax rate for entities incorporated in Greece changed from 20% to 26% effective for the statutory year ended from August 31, 2013 and thereafter. Therefore, the applicable income tax rate of the Company changed from 20% for the year ended December 31, 2012 to 26% for the year ended December 31, 2013.

(b)	Reconciliation between tax (expense)/credit and accounting loss at applicable tax rate:

In Euro	Year ended December 31 2013	Period ended December 31 2012

Loss before taxation	(323,918)	(15,080)
Notional tax on loss before tax, calculated at the statutory tax rate of 26% (2012: 20%)	84,219	3,016
Non-deductible expenses*	(132,623)	—
Others	—	905

Total	(48,404)	3,921

*	Non-deductible expenses are primarily related to the consultancy services fees charged by the related parties of the former shareholders of the Company (see note 15(b)).

(c)	Deferred tax assets and liabilities recognized:

The components of deferred tax assets/(liabilities) recognized in the balance sheet and the movements during the year/period are as follows:

In Euro	Property plant and equipment	Special levy*	Others	Total

Balance at April 10, 2012 (date of incorporation)	—	—	—	—
Credit/(Charged) to profit or loss	—	—	3,921	3,921

Balance at December 31, 2012	—	—	3,921	3,921

Balance at January 1, 2013	—	—	3,921	3,921
Credit/(Charged) to profit or loss	(31,123)	82,736	(3,921)	47,692

Balance at December 31, 2013	(31,123)	82,736	—	51,613

*	Special levy is deductible for tax purposes over 5 years but was expensed as incurred in the Company’s statement of profit or loss and other comprehensive income.

NOTE 8 — BORROWINGS

	As of December 31
In Euro	2013	2012
Long term borrowings	3,912,500	105,000

JASPER PV MAKEDONIA PRODUCTION OF ENERGIAKI S.A.

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2013 AND PERIOD FROM APRIL 10, 2012 (DATE OF INCORPORATION) TO DECEMBER 31, 2012

The Company’s borrowings at December 31, 2013 represent unsecured loans from Sinsin Renewable (see note 15(c)). The loan is charged at a fixed annual interest rate of 5.95% and is wholly repayable on August 9, 2033.

The Company’s borrowings at December 31, 2012 represent unsecured long term loan from an unrelated third party. The Company borrowed the loan in July 2012. The loan is wholly repayable in June 2022. The loan carries interest-free period up to December 31, 2016 and is charged at an annual interest rate of 15% thereafter. The loan was early repaid in October 2013 when Sinsin Renewable acquired the entire equity interests of the Company.

NOTE 9 — TRADE AND OTHER PAYABLES

	As of December 31
In Euro	2013	2012
Payables for property plants and equipment	746,122	4,676,411
Accrued interests on borrowings	84,331	—
Other payable and accruals	6,549	—

Total	837,002	4,676,411

NOTE 10 — REVENUE

	Year ended December 31	Period ended December 31
In Euro	2013	2012

Sales of electricity	1,120,013	—

Revenue represents sales of electricity generated from Photovoltaic Park assets owned by the Company. The Company entered into long-term power purchase contract with Lagie SA in Greece, the sole customer of the Company, for the supply of electricity at the prevailing effective tariff rate determined by the relevant local government authority in Greece. Lagie SA is a state-controlled company in Greece.

On April 7, 2014, Law 4254/2014 (the “Law 4254/2014”) was voted and passed in Greece. Pursuant to the Law 4254/2014, the tariff for sales of electricity by Photovoltaic Parks in Greece was reduced by 30%~37.5% effective from January 1, 2013. As of December 31, 2013, management considered the likelihood of a downward adjustment of the tariff for electricity sale of the Company made to the customer and concluded that it was probable such a retrospective adjustment would be imposed by the government authority upon passage of the new law. Accordingly, management has recorded the Company’s revenue for the year ended December 31, 2013 in the accompanying financial statements based on the adjusted 2013 tariff rate under the Law 4254/2014.

NOTE 11 — FINANCE COSTS

	Year ended December 31	Period ended December 31
In Euro	2013	2012
Interest expenses on borrowings	87,848	—
Other finance charges	248	—

Finance costs recognized in profit or loss	88,096	—

JASPER PV MAKEDONIA PRODUCTION OF ENERGIAKI S.A.

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2013 AND PERIOD FROM APRIL 10, 2012 (DATE OF INCORPORATION) TO DECEMBER 31, 2012

NOTE 12 — FINANCIAL INSTRUMENTS — RISK MANAGEMENT AND FAIR VALUES

The Company’s activities in the normal course expose the Company to credit risk, liquidity risk and interest rate risk.

The Company’s exposure to these risks and the financial risk management policies and practices used by the Company to manage these risks are described below.

(a)	Credit risk

Credit risk is the risk of financial loss to the Company if a customer or counterparty to a financial instrument fails to meet its contractual obligations, and arises principally from the Company’s receivables from customers. Management monitors the exposures to these credit risks on an ongoing basis.

The company only has one customer, which is Lagie SA. The Company has significant concentration of credit risk on trade and other receivables. Given Lagie SA is a state-controlled company, the management considered that the credit risk is at a low level and the trade receivable amounts are fully recoverable.

The maximum exposure to credit risk is represented by the carrying amount of each financial asset in the statement of financial position. The Company does not provide any guarantees which would expose the Company to credit risk.

(b)	Liquidity risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they fall due. Management’s approach in managing liquidity is to ensure, as far as possible, that it will always have sufficient liquidity to meet its liabilities when due, under both normal and stressed conditions, without incurring unacceptable losses or risking damage to the Company’s reputation. The Company is one of the subsidiaries of a larger group. The liquidity of the Company is primarily dependent on its ability to maintain adequate cash inflows from operations and obtain adequate finance from or through its holding companies.

As at December 31, 2013, the Company had net current assets of approximately Euros 13,211 (2012: Euros (4,460,485)).

The following table detail the remaining contractual maturities at the end of the reporting period of the Company’s financial liabilities, which are based on the contractual undiscounted cash flows (including interest payments computed using contractual rates) and the earliest date the Company can be required to pay:

As of December 31, 2012

	Carrying amount	Contractual undiscounted cash outflow
		Within 1 year	More than 1 year but less than 2 years	More than 2 year but less than 5 years	Total
Trade and other payables	4,676,411	4,676,411	—	—	4,676,411
Borrowings	105,000	—	—	105,000	105,000

Total	4,781,411	4,676,411	—	105,000	4,781,411

JASPER PV MAKEDONIA PRODUCTION OF ENERGIAKI S.A.

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2013 AND PERIOD FROM APRIL 10, 2012 (DATE OF INCORPORATION) TO DECEMBER 31, 2012

As of December 31, 2013

	Carrying amount	Contractual undiscounted cash outflow
		Within 1 year	More than 1 year but less than 2 years	More than 2 years but less than 5 years	More than 5 years	Total
Trade and other payables	837,002	837,002	—	—	—	837,002
Borrowings	3,912,500	—	465,588	698,381	7,404,406	8,568,375

Total	4,749,502	837,002	465,588	698,381	7,404,406	9,405,377

(c)	Interest rate risk

The Company’s interest rate risk arises primarily from interest-bearing borrowings. Borrowings issued at variable rates and at fixed rates expose the Company to cash flow interest rate risk, and fair value interest rate risk respectively. The Company normally borrows long term loans which carry fixed rates in order to limit its exposure to interest rate risk.

The following table details the interest rate profile of the Company’s borrowings at the end of reporting periods.

	2013		2012
	Effective interest rate	Carrying value	Effective interest rate	Carrying value
		Euro		Euro
Fixed rate instruments:
Borrowings	5.95%	3,912,500	6.75%	105,000

(d)	Fair value measurement

The Company did not hold any financial assets and liabilities carried at fair value as at December 31, 2013 and 2012.

The carrying amount of the Company’s financial assets and liabilities carried at cost or amortized cost are not materially different from their fair value as at December 31, 2013 and 2012.

NOTE 13 — SHARE CAPITAL

(a)	Movement of share capital

	2013	2012
	Number of Shares	Number of Shares

In issue at January 1/date of incorporation	6,000	—
Issued for cash	13,875	6,000

In issue at December 31	19,875	6,000

The holders of ordinary shares are entitled to receive dividends as declared from time to time and are entitled to one vote per share at general meetings of the Company. All ordinary shares rank equally with regard to the Company’s residual asset.

JASPER PV MAKEDONIA PRODUCTION OF ENERGIAKI S.A.

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2013 AND PERIOD FROM APRIL 10, 2012 (DATE OF INCORPORATION) TO DECEMBER 31, 2012

During the period ended December 31, 2012, 6,000 ordinary shares were issued at a consideration of 60,000 to the prevailing shareholder of the Company.

During the year ended December 31, 2013, 138,750 ordinary shares were issued at a consideration of Euro 1,387,500 to the prevailing shareholder of the Company.

(b)	Capital management

The Company’s objectives when managing capital are to safeguard the Company’s ability to continue as a going concern so that it can provide returns for equity holders and benefits for other stakeholders and secure access to finance at a reasonable cost.

NOTE 14 — OPERATING LEASE COMMITMENT

At December 31, 2013, total future minimum lease payments under non-cancellable operating leases are payable as follows:

	2013	2012
	Euro	Euro

No later than 1 year	12,300	—
Later than 1 year and no later than 5 years	52,800	—
Later than 5 years	13,200	—

Total	78,300	—

The Company is the lessee in respect of the land on which the Photovoltaic Park is located. The lease is held under operating leases and does not include contingent rentals.

NOTE 15 — RELATED PARTY TRANSACTIONS

The Company entered into the following material transactions with its related party during the reporting period:

(a)	Finance Costs

In Euro	Year ended December 31 2013	Period ended December 31 2012

Immediate holding company:
Sinsin Renewable	84,331	—

The Company had the following balances with its related party at the end of the reporting period:

(b)	Consultancy services fees

In April 2013, the Company entered into services contracts with Dionic Energy S.A., Dionic AEBE and ATCOM Internet & Mutilmedia S.A. (“ATCOM”), related companies of Possession Limited (the prevailing shareholder of the Company), which agreed to provide the Company with consultancy services including

JASPER PV MAKEDONIA PRODUCTION OF ENERGIAKI S.A.

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2013 AND PERIOD FROM APRIL 10, 2012 (DATE OF INCORPORATION) TO DECEMBER 31, 2012

but not limited to administration and information technology for a period ranging from 3 months to one year. The contract services fees payable to Dionic Energy S.A., Dionic AEBE and ATCOM amounted to Euros 210,000, Euros 295,000 and Euros 129,000 respectively. These services contracts had either been expired or early terminated when Sinsin Renewable acquired the entire equity interests of the Company on October 2, 2013 and becomes the shareholder of the Company. Upon the expiry or early termination of these services contracts, the Company paid the entire contract services fees totaling Euros 634,000, of which Euros 505,000 and Euros 129,000 were recognised in other expenses and administrative expenses respectively in the Company’s statement of profit or loss and other comprehensive income.

(c)	Borrowings

	As of December 31
In Euro	2013	2012

Immediate holding company:
Sinsin Renewable	3,912,500	—

(d)	Trade and other payables

	As of December 31
In Euro	2013	2012

Immediate holding company:
Sinsin Renewable	84,331	—

NOTE 16 — IMMEDIATE AND ULTIMATE CONTROLLING PARTY

At December 31, 2013, the directors considered the immediate holding company to be Sinsin Renewable, which is incorporated in Malta, and ultimate holding company to be XINXING PIPES, which is incorporated in the PRC. XINXING PIPES produces financial statements in accordance with PRC accounting standards that are available for public use.

On December 1, 2014, SPI acquired all the equity interests of Sinsin Renewable and becomes the ultimate controlling party of the Company.

NOTE 17 — SIGNIFICANT ACCOUNTING ESTIMATES AND JUDGEMENTS

Estimates and judgements are continually evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances.

The selection of critical accounting policies, the judgements and other uncertainties affecting application of those policies and the sensitivity of reported results to changes in conditions and assumptions are factors to be considered when reviewing the financial statements. The principal accounting policies are set forth in note 3. The Company believes the following critical accounting policies involve the most significant judgements and estimates used in the preparation of the financial statements.

JASPER PV MAKEDONIA PRODUCTION OF ENERGIAKI S.A.

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2013 AND PERIOD FROM APRIL 10, 2012 (DATE OF INCORPORATION) TO DECEMBER 31, 2012

(a)	Impairment of property, plant and equipment

The Company conducts impairment reviews on property, plant and equipment when events of changes in circumstances indicate that their carrying amounts may not be recoverable. An impairment loss is recognised when the carrying amount of an asset is lower than the greater of its net selling price or the value in use. In determining the value in use, management assess the present value of the estimated future cash flows expected to arise from the continuing use of the asset and from its disposal at the end of its useful life. Significant estimates and judgements are applied in determining these future cash flows and the discount rate.

(b)	Useful lives of property, plant and equipment

The Company’s management determines the estimated useful lives and related depreciation charges for its property, plant and equipment. This estimate is based on the historical experience of the actual useful lives of property, plant and equipment of similar nature and functions. It could change significantly as a result of technical innovations and competitor actions in response to severe industry cycles. Management will increase the depreciation charge where useful lives are less than previously estimated lives, or it will write-off or write-down technically obsolete or non-strategic assets that have been abandoned or sold.

(c)	Provision for income taxes

The Company is subject to income taxes in the Greece. Significant judgment is required in determining the provision for income taxes. There are many transactions and calculations for which the ultimate tax determination is uncertain during the ordinary course of business. Where the final tax outcome of these matters is different from the amounts that were initially recorded, such differences will impact the income tax and deferred tax provisions in the period in which such determination is made.

Deferred income tax assets relating to temporary differences and tax losses are recognised when management expects it is probable that future taxable profits will be available to utilise against the temporary difference or tax losses. Where the expectations are different from the original estimates, such differences will impact the recognition of deferred income tax assets in the period in which such estimates have been changed.

JASPER PV MAKEDONIA PRODUCTION OF ENERGIAKI S.A.

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2013 AND PERIOD FROM APRIL 10, 2012 (DATE OF INCORPORATION) TO DECEMBER 31, 2012

NOTE 18 — POSSIBLE IMPACT OF AMENDMENTS, NEW STANDARDS AND INTERPRETATIONS ISSUED BUT NOT YET EFFECTIVE FOR THE ANNUAL ACCOUNTING PERIOD ENDED 31 DECEMBER 2013

Up to the date of issue of these financial statements, the IASB has issued a number of amendments, new standards and interpretations which are not yet effective for the year ended December 31, 2013 and which have not been adopted in these financial statements.

Effective annual financial periods beginning on or after
Amendments to IFRS 10, IFRS 12 and IAS 27, Investment entities	January 1, 2014

Amendments to IAS 32, Financial instruments: Presentation — Offsetting financial assets and financial liabilities	January 1, 2014

Amendments to IAS 36, Recoverable amount disclosure for non-financial assets	January 1, 2014

Amendments to IAS 39, Novation of derivatives and continuation of hedge accounting	January 1, 2014

IFRIC 21, Levies	January 1, 2014

Amendments to IAS 19, Defined benefit plans: Employee contributions	July 1, 2014

Annual improvements to IFRS 2010-2012 cycle	July 1, 2014

Annual improvements to IFRS 2011-2013 cycle	July 1, 2014

Annual improvements to IFRS 2012-2014 cycle	January 1, 2016

Amendments to IFRS 11, Accounting for acquisitions of interests in joint ventures	January 1, 2016

Amendments to IAS 16 and IAS 38, Clarification of acceptable methods of depreciation and amortization	January 1, 2016

Amendments to IAS 27, Equity method in separate financial statements	January 1, 2016

Amendments to IFRS 10 and IAS 28, Sale or contribution of assets between an investor and its associate or joint venture	January 1, 2016

IFRS 15, Revenue from contracts with customers	January 1, 2017

IFRS 9, Financial Instruments	January 1, 2018

Management has made an initial assessment of what the impact of these amendments and new standards is expected to be in the period of initial application and has so far concluded that the adoption of them is unlikely to have a significant impact on the Company’s results of operations and financial position.

NOTE 19 — SUBSEQUENT EVENT

In addition to those subsequent events disclosed in note 10 and note 16, the following event has taken place after December 31, 2013.

The Company’s revenue is subject to a special levy under the law of 4093/2012 pronounced in November 12, 2012 (the “Law 4093/2012”). Pursuant to the Law 4093/2012, the special levy would be charged for a period of 2 years starting from July 1, 2012. Pursuant to the Law of 4254/2014 voted and passed on April 7, 2014, the special levy under the Law 4093/2012 would no longer be charged from April 2014 onwards.

ASTRAIOS ENERGEIAKI PHOTOVOLTAIC PROJECTS A.E.

FINANCIAL STATEMENTS

DECEMBER 31, 2013 AND 2012

Independent Auditors’ Report

The Board of Directors

Astraios Energeiaki Photovoltaic Projects A.E.:

We have audited the accompanying balances sheets of Astraios Energeiaki Photovoltaic Projects A.E. (the “Company”) as of December 31, 2013 and 2012, and the related statements of profit or loss and other comprehensive income, changes in equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2013 and 2012, and the results of its operations and its cash flows for the years then ended in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

/s/ KPMG Huazhen LLP

Shanghai, China

February 13, 2015

ASTRAIOS ENERGEIAKI PHOTOVOLTAIC PROJECTS A.E.

STATEMENTS OF PROFIT OR LOSS AND OTHER COMPREHENSIVE INCOME

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

	Year ended December 31	Year ended December 31
In Euro	2013	2012
Revenues (note 10)	2,830,415	—
Cost of sales	(1,775,154)	—

Gross profit	1,055,261	—
Other income	1,800	—
Administrative expenses	(78,636)	(165,963)
Other expenses	(16)	(9,462)

Operating income/(loss)	978,409	(175,425)
Finance costs (note 11)	(660,545)	(135)

Profit/(Loss) before income taxes	317,864	(175,560)
Income taxes (expense)/credit (note 7)	(62,763)	33,090

Profit/(Loss) for the year	255,101	(142,470)
Other comprehensive income for the year	—	—

Total comprehensive income for the year	255,101	(142,470)

The accompanying notes are an integral part of these financial statements.

ASTRAIOS ENERGEIAKI PHOTOVOLTAIC PROJECTS A.E.

BALANCE SHEETS AS OF DECEMBER 31, 2013, DECEMBER 31, 2012 AND JANUARY 1, 2012

	As of December 31	As of December 31	As of January 1
In Euro	2013	2012	2012
ASSETS:
Property, plant and equipment (note 6)	10,857,673	10,095,527	16,058
Deferred tax assets (note 7(c))	250,681	33,090	—

TOTAL NON-CURRENT ASSETS	11,108,354	10,128,617	16,058

CURRENT ASSETS:
Trade and other receivables (note 5)	2,244,696	445,478	11,772
Cash and cash equivalents (note 4)	192,003	1,173,706	16,479

TOTAL CURRENT ASSETS	2,436,699	1,619,184	28,251

TOTAL ASSETS	13,545,053	11,747,801	44,309

LIABILITIES AND EQUITY:
CURRENT LIABILITIES:
Income tax payables	281,004	47,823	—
Borrowings (note 8)	177,411	—	—
Trade and other payables (note 9)	781,337	7,591,058	22,919

TOTAL CURRENT LIABILITIES	1,239,752	7,638,881	22,919

NON-CURRENT LIABILITIES:
Borrowings (note 8)	7,941,280	—	—

TOTAL NON-CURRENT LIABILITIES	7,941,280	—	—

TOTAL LIABILITIES	9,181,032	7,638,881	22,919

EQUITY:
Share Capital (note 13)	94,230	94,230	90,000
Share premium	4,225,770	4,225,770	—
Retained earnings/(Accumulated losses)	44,021	(211,080)	(68,610)

TOTAL EQUITY	4,364,021	4,108,920	21,390

TOTAL LIABILITIES AND EQUITY	13,545,053	11,747,801	44,309

The accompanying notes are an integral part of these financial statements.

ASTRAIOS ENERGEIAKI PHOTOVOLTAIC PROJECTS A.E.

STATEMENTS OF CHANGES IN EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

In Euro	Share Capital	Share premium	Retained Earnings/ (Accumulated Losses)	Total
Balance at January 1, 2012	90,000	—	(68,610)	21,390

Changes in equity for the year
Loss for the year	—	—	(142,470)	(142,470)
Other comprehensive income	—	—	—	—

Total comprehensive income	—	—	(142,470)	(142,470)

Issuance of shares	4,230	4,225,770	—	4,230,000

Balance at December 31, 2012	94,230	4,225,770	(211,080)	4,108,920

Balance at January 1, 2013	94,230	4,225,770	(211,080)	4,108,920

Changes in equity for the year
Profit for the year			255,101	255,101
Other comprehensive income	—	—	—	—

Total comprehensive income			255,101	255,101

Balance at December 31, 2013	94,230	4,225,770	44,021	4,364,021

The accompanying notes are an integral part of these financial statements.

ASTRAIOS ENERGEIAKI PHOTOVOLTAIC PROJECTS A.E.

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

In Euro	Year ended December 31 2013	Year ended December 31 2012
Cash flows from operating activities

Loss before taxation	317,864	(175,560)
Adjustments for:
Depreciation	413,268	—
Finance costs	660,545	135

	1,391,677	(175,425)
Changes in:
Trade and other receivables	(1,799,218)	(433,706)
Trade and other payables	10,729	47,823

Cash used in operating activities	(396,812)	(561,308)

Tax paid	(47,173)	—

Net cash used in operating activities	(443,985)	(561,308)

Cash flows from investing activities
Purchase of property, plant and equipment	(8,053,597)	(2,511,330)

Net cash used in investing activities	(8,053,597)	(2,511,330)

Cash flows from financing activities
Issuance of shares	—	4,230,000
Proceeds from borrowings	15,968,691	—
Payments of borrowings	(7,850,000)	—
Interest paid	(602,812)	(135)

Net cash from financing activities	7,515,879	4,229,865
Net (decrease)/increase in cash and cash equivalents	(981,703)	1,157,227
Cash and cash equivalents at beginning of the year	1,173,706	16,479

Cash and cash equivalents at end of the year	192,003	1,173,706

The accompanying notes are an integral part of these financial statements.

ASTRAIOS ENERGEIAKI PHOTOVOLTAIC PROJECTS A.E.

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

NOTE 1 — REPORTING ENTITY

Astraios Energeiaki Photovoltaic Projects A.E. (the “Company”) is principally engaged in the development, investment and operation of Photovoltaica Parks.

The Company was incorporated on June 4, 2007. The address of its registered office is Acadimias 7, P.C. 10671, Athens. At 31 December, 2013, all equity interests of the Company were indirectly held by Sinsin Renewable Investment Limited (“Sinsin Renewable”), which was a subsidiary of Xinxing Pipes Ductile Iron Pipes Co., Ltd (“Xinxing Pipes”). On December 1, 2014, all equity interests of the Sinsin Renewable were acquired by Solar Power, Inc. (“SPI”), an entity whose common stock is traded on the Over the Counter Bulletin Board in the United States.

The accompanying financial statements were authorized for issue by the Board of Directors of the Company on February 13, 2015.

NOTE 2 — BASIS OF PREPARATION OF FINANCIAL STATEMENTS

The accompanying financial statements of the Company have been prepared in accordance with all applicable International Financial Reporting Standards (“IFRSs”), which collective term includes all applicable individual International Financial Reporting Standards, International Accounting Standards (“IASs”) and Interpretations issued by the International Accounting Standards Board (“IASB”).

These are the Company’s first set of financial statements prepared in accordance with IFRSs and IFRS 1, “First Time Adoption of International Financial Reporting Standards”, has been applied. For local statutory filings in Greece, the Company has prepared its annual financial statements in accordance with generally accepted accounting principles in Greece (“Greece GAAP”) or “Previous GAAP”, as defined in IFRS1, since its date of incorporation on June 4, 2007.

The accounting policies set out in note 3 have been applied in preparing the financial statements for the year ended December 31, 2013 and the comparative information presented in these financial statements for the year ended December 31, 2012 and in the preparation of an opening IFRS balance sheet at January 1, 2012 (the date of transition). There were no material differences between IFRS and previous GAAP that were applicable to the Company’s balance sheet at January 1, 2012.

The financial statements have been prepared under the historical cost convention.

The preparation of financial statements in conformity with IFRSs requires the use of certain critical accounting estimates. It also requires management to exercise its judgment in the process of applying the Company’s accounting policies. The areas involving a higher degree of judgment or complexity, or areas where assumptions and estimates are significant to the financial statements are disclosed in note 17. Actual results could differ from those estimates and such differences could affect the results of operations reported in future periods.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The realization of assets and the satisfaction of liabilities in the normal course of business are dependent on, among other things, the Company’s ability to operate profitably, to generate cash flows from operations, and to pursue financing arrangements to support its working capital requirements.

NOTE 3 — SIGNIFICANT ACCOUNTING POLICIES

The principal accounting policies applied in the preparation of these financial statements are set out below.

ASTRAIOS ENERGEIAKI PHOTOVOLTAIC PROJECTS A.E.

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

3.1	CASH AND CASH EQUIVALENTS

Cash and cash equivalents consist of cash on hand and cash at banks with maturities of three months or less from the acquisition date that are subject to an insignificant risk of changes in their fair value, and are used by the Company in the management of its short-term commitments.

3.2	TRADE AND OTHER RECEIVABLES

Trade and other receivables are initially recognized at fair value and thereafter stated at amortized cost using the effective interest method, less allowance for impairment of doubtful debts (see note 3.5(b)), except where the receivables are interest-free loans made to related parties without any fixed repayment terms or the effect of discounting would be immaterial. In such cases, the receivables are stated at cost less allowance for impairment of doubtful debts.

3.3	FOREIGN CURRENCY TRANSACTIONS

The Company’s financial statements are presented in Euros, which is the functional currency of the Company.

Transactions denominated in foreign currencies are translated to the functional currency of the Company at the foreign exchange rates ruling at the transaction dates. Monetary assets and liabilities denominated in foreign currencies are translated at the foreign exchange rates ruling at the balance sheet date. Exchange gains and losses are recognized in profit or loss.

3.4	PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are stated at historical cost less accumulated depreciation and impairment losses (see note 3.5(a)).

Cost includes expenditure that is directly attributable to the acquisition of the items. Subsequent costs are included in the asset’s carrying amount or recognized as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the entity and the cost of the item can be measured reliably. The carrying amount of the replaced part is derecognized. All other repairs and maintenance are charged to the profit or loss as incurred. Subsequent costs are depreciated over the remaining useful life of the related asset.

Depreciation is calculated using the straight-line method to allocate the cost of the assets to their residual values over their estimated useful lives as follows:

Description	Useful life (in years)
Photovoltaic park assets	25

The assets’ residual values and useful lives are reviewed, and adjusted if appropriate, at each reporting date.

An item of property, plant and equipment and any significant part initially recognized is derecognized upon disposal or when no future economic benefits are expected from its use or disposal. Gains and losses on disposals are determined by comparing proceeds with carrying amount and are included in operating profit. Interest costs on borrowings specifically used to finance the construction of property, plant and equipment are capitalized during the construction period if recognition criteria are met.

ASTRAIOS ENERGEIAKI PHOTOVOLTAIC PROJECTS A.E.

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

3.5	IMPAIRMENT OF ASSETS

(a)	Impairment of Property, Plant and Equipment

Property, plant and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognized for the amount by which the asset’s carrying amount exceeds its recoverable amount. The recoverable amount is the higher of an asset’s fair value less costs to sell and value in use. In assessing the value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflect current market assessments of the time value of money and the risks specific to the assets. For the purposes of assessing impairment, assets are grouped at the lowest levels for which there are independently identifiable cash flows (cash-generating units). Impairment loss is reversed if there has been a favorable change in the estimates used in determining the recoverable amount. A reversal in impairment loss is limited to the asset’s carrying amount that would have been determined had no impairment loss been recognized in prior years. Reversals of impairment losses are credited to profit or loss in the year in which the reversals are recognized.

(b)	Impairment of Trade and Other Receivables

The Company assesses at the end of each reporting period whether there is objective evidence that trade and other receivable stated at amortized costs is impaired. Trade and other receivables is impaired and impairment losses are incurred only if there is objective evidence of impairment as a result of one or more events that occurred after the initial recognition of the receivables (a ‘loss event’) and that loss event (or events) has an impact on the estimated future cash flows of the receivables that can be reliably estimated. The criteria that the Company uses to determine that there is objective evidence of an impairment loss include:

•	significant financial difficulty of the debtor;

•	a breach of contract, such as a default or delinquency in interest or principal payments;

•	significant changes in the market, economic or legal environment that have an adverse effect on the debtor.

For trade and other receivables, the impairment loss is measured as the difference between the receivables’ carrying amount and the present value of estimated future cash flows, discounted at the original effective interest rate, when the effect of discounting is material. The assessment is made collectively when the receivables share similar risk characteristics, such as similar past due status, and have not been individually assessed as impaired. The carrying amount of the receivables is reduced through the use of an allowance account when their recoverability are considered doubtful but not remote, and the amount of the loss is recognized in the profit or loss. When an amount of receivables is uncollectible, it is written off against the allowance account for receivables. Subsequent recoveries of amounts previously written off are credited to the profit or loss.

3.6	TAXATION

The tax expense for the period comprises current and deferred tax. Tax is recognized in the profit or loss, except to the extent that it relates to items recognized in other comprehensive income or directly in equity. In this case, the tax is also recognized in other comprehensive income or directly in equity, respectively.

The current income tax charge is calculated on the basis of the tax laws enacted or substantively enacted at the balance sheet date in Greece. Management periodically evaluates positions taken in tax returns with respect to situations in which applicable tax regulation is subject to interpretation. It establishes provisions where appropriate on the basis of amounts expected to be paid to the tax authorities.

ASTRAIOS ENERGEIAKI PHOTOVOLTAIC PROJECTS A.E.

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

Deferred income tax is recognized, using the liability method, on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the financial statements. However, the deferred income tax is not accounted for if it arises from initial recognition of an asset or liability in a transaction other than a business combination that at the time of the transaction affects neither accounting nor taxable profit or loss. Deferred income tax is determined using tax rates (and laws) that have been enacted or substantively enacted by the balance sheet date and are expected to apply when the related deferred income tax asset is realized or the deferred income tax liability is settled.

Deferred income tax assets are recognized only to the extent that it is probable that future taxable profit will be available against which the temporary differences can be utilized.

Deferred income tax is provided on temporary differences arising on investments in subsidiaries, except where the timing of the reversal of the temporary difference is controlled by the Company and it is probable that the temporary difference will not reverse in the foreseeable future.

Deferred income tax assets and liabilities are offset when there is a legally enforceable right to offset current tax assets against current tax liabilities and when the deferred income taxes assets and liabilities relate to income taxes levied by the same taxation authority on either the same taxable entity or different taxable entities where there is an intention to settle the balances on a net basis.

3.7	TRADE AND OTHER PAYABLES

Trade and other payables are recognized initially at fair value and subsequently measured at amortized cost unless the effect of discounting would be immaterial, in which case they are stated at cost.

3.8	INTEREST-BEARING BORROWINGS

Interest-bearing borrowings are recognized initially at fair value less attributable transaction costs. Subsequent to initial recognition, interest-bearing borrowings are stated at amortized cost with any difference between the amount initially recognized and redemption value being recognized in the profit or loss over the period of the borrowings, together with any interest and fees payable, using the effective interest method.

3.9	PROVISION AND CONTINGENCIES

Provisions are recognized for other liabilities of uncertain timing or amount when the Company has a legal or constructive obligation arising as a result of a past event, it is probable that an outflow of economic benefits will be required to settle the obligation and a reliable estimate can be made. Where the time value of money is material, provisions are stated at the present value of the expenditure expected to settle the obligation.

Where it is not probable that an outflow of economic benefits will be required, or the amount cannot be estimated reliably, the obligation is disclosed as a contingent liability, unless the probability of outflow of economic benefits is remote. Possible obligations, whose existence will only be confirmed by the occurrence or non-occurrence of one or more future events are also disclosed as contingent liabilities unless the probability of outflow of economic benefits is remote.

ASTRAIOS ENERGEIAKI PHOTOVOLTAIC PROJECTS A.E.

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

3.10	REVENUE

Revenue is measured at the fair value of the consideration received or receivable. Provided it is probable that the economic benefits will flow to the Company and the revenue and costs, if applicable, can be measured reliably, revenue is recognized in profit or loss as follows.

(a)	Sales of Electricity

Revenue from the sales of electricity is recognized when electricity has been delivered on grid and is measured based on the tariff rates determined by the relevant local government authority.

3.11	RELATED PARTY

a)	A person, or a close member of that person’s family, is related to the Company if that person:

i)	has control or joint control over the Company;

ii)	has significant influence over the Company; or

iii)	is a member of the key management personnel of the Company or the Company’s parent or ultimate controlling shareholders.

b)	An entity is related to the Company if any of the following conditions applies:

i)	The entity and the Company are members of the same group;

ii)	One entity is an associate or joint venture of the other entity (or an associate of joint venture of a member of a group of with the other entity is a member);

iii)	Both entities are joint ventures of the same third party;

iv)	One entity is a joint venture of a third entity and the other entity is an associate of the third entity;

v)	The entity is a post-employment benefit plan for the benefit of employees of the Company or an entity related to the Company;

vi)	The entity is controlled or jointly controlled by a person identified in (a);

vii)	A person identified in (a)(i) has significant influence over the entity or is a member of the key management personnel of the entity (or of a parent of the entity);

Close members of the family of a person are those family members who may be expected to influence, or be influenced by, that person in their dealings with the entity.

NOTE 4 — CASH AND CASH EQUIVALENTS

In Euro	As of December 31 2013	As of December 31 2012	As of January 1 2012
Cash on hand	645	—	—
Cash at banks	191,358	1,173,706	16,479

Total	192,003	1,173,706	16,479

ASTRAIOS ENERGEIAKI PHOTOVOLTAIC PROJECTS A.E.

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

NOTE 5 — TRADE AND OTHER RECEIVABLES

In Euro	As of December 31 2013	As of December 31 2012	As of January 1 201 2
Trade receivables	2,078,202	—	—
Value added tax recoverable	111,739	372,979	—
Prepayment and others receivables	54,755	72,499	11,772

Total	2,244,696	445,478	11,772

Trade receivable represent amount due from Lagie SA for the sales of electricity. Credit period of one month is normally granted to the customer. All trade receivables balances have been settled.

NOTE 6 — PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are summarized as follows:

In Euro	Photovoltaic park assets	Construction in progress	Total
Cost:
Balance at January 1, 2012	—	16,058	16,058
Additions	—	10,079,469	10,079,469
Transfer from Construction in progress	—	—	—

Balance at December 31, 2012	—	10,095,527	10,095,527

Balance at January 1, 2013	—	10,095,527	10,095,527
Additions		1,175,414	1,175,414
Transfer from Construction in progress	11,270,941	(11,270,941)	—

Balance at December 31, 2013	11,270,941	—	11,270,941

Accumulated depreciation:
Balance at January 1, 2012	—	—	—
Depreciation for the year	—	—	—

Balance at December 31, 2012	—	—	—

Balance at January 1, 2013	—	—	—
Depreciation for the year	(413,268)	—	(413,268)

Balance at December 31, 2013	(413,268)	—	(413,268)

Net book value
At December 31, 2012	—	10,095,527	10,095,527

At December 31, 2013	10,857,673	—	10,857,673

Photovoltaic park assets primarily included costs of acquiring permits, construction fees of the park, costs of items installed in the park including solar panels, and other costs incurred that are directly attributable to getting the park ready for its intended use of grid connection with customer for supply of electricity.

ASTRAIOS ENERGEIAKI PHOTOVOLTAIC PROJECTS A.E.

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

NOTE 7 — TAXATION

(a)	Taxation in the profit or loss represents:

In Euro	Year ended December 31 2013	Year ended December 31 2012
Current tax	(280,354)	—
Deferred tax – origination and reversal of temporary differences	217,591	33,090

Tax (expense)/credit	(62,763)	33,090

On January 11, 2013, the Parliament of Greece enacted a new tax law-4110/2013 “Income Tax Provisions, Issues Related to the Authorities of the Ministry of Finance and other Regulations” (the “New Tax Law”). Under the New Tax Law, the income tax rate for entities incorporated in Greece changed from 20% to 26% for the statutory year ended from August 31, 2013 and thereafter. Therefore, the applicable income tax rate of the Company changed from 20% for the year ended December 31, 2012 to 26% for the year ended December 31, 2013.

(b)	Reconciliation between tax (expense)/credit and accounting loss at applicable tax rate:

	Year ended December 31	Year ended December 31
In Euro	2013	2012
Profit/(Loss) before taxation	317,864	(175,560)

Notional tax on profit/(loss) before tax, calculated at the statutory tax rate of 26% (2012: 20%)	(82,645)	35,112
Change in tax rate	9,927	—
Non-deductible expenses	1,838	—
Others	8,117	(2,022)

Total	(62,763)	33,090

(c)	Deferred tax assets and liabilities recognized:

The components of deferred tax assets/ (liabilities) recognized in the balance sheet and the movements during the year are as follows:

In Euro	Property plant and equipment	Special levy*	Others	Total
Balance at January 1, 2012	—	—	—	—

Credit/(Charged) to profit or loss	—	—	33,090	33,090

Balance at December 31, 2012	—	—	33,090	33,090

Balance at January 1, 2013	—	—	33,090	33,090

Credit/(Charged) to profit or loss	29,560	220,343	(32,312)	217,591

Balance at December 31, 2013	29,560	220,343	778	250,681

*	Special levy is deductible for tax purposes over 5 years but was expensed as incurred in the Company’s statement of profit or loss and other comprehensive income.

ASTRAIOS ENERGEIAKI PHOTOVOLTAIC PROJECTS A.E.

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

NOTE 8 — BORROWINGS

	As of December 31	As of December 31	As of January 1
In Euro	2013	2012	2012
Total borrowings	8,118,691	—	—
Less-current portion of borrowings payable within one year	(177,411)	—	—

Borrowings – non-current portion	7,941,280	—	—

The Company’s borrowings at December 31, 2013 represent unsecured loans from related parties (see note 15(c)), which are charged at a fixed annual interest rate of 8% and is repayable by instalments with the last instalments due on November 28, 2033.

NOTE 9 — TRADE AND OTHER PAYABLES

In Euro	As of December 31 2013	As of December 31 2012	As of January 1 2012
Payables for property plants and equipment	712,875	7,591,058	14,998
Accrued interests on borrowings	57,733	—	—
Other payable and accruals	10,729	—	7,921

Total	781,337	7,591,058	22,919

NOTE 10 — REVENUE

In Euro	Year ended December 31 2013	Year ended December 31 2012
Sales of electricity	2,830,415	—

Revenue represents sales of electricity generated from Photovoltaic Park assets owned by the Company. The Company entered into long-term power purchase contract with Lagie SA in Greece, the sole customer of the Company, for the supply of electricity at the prevailing effective tariff rate determined by the relevant local government authority in Greece. Lagie SA is a state-controlled company in Greece.

On April 7, 2014, Law 4254/2014 (the “Law 4254/2014”) was voted and passed in Greece. Pursuant to the Law 4254/2014, the tariff for sales of electricity by Photovoltaic Parks in Greece was reduced by 30%~37.5% effective from January 1, 2013. As of December 31, 2013, management considered the likelihood of a downward adjustment of the tariff for electricity sale of the Company made to the customer and concluded that it was probable such a retrospective adjustment would be imposed by the government authority upon passage of the new law. Accordingly, management has recorded the Company’s revenue for the year ended December 31, 2013 in the accompanying financial statements based on the adjusted 2013 tariff rate under the Law 4254/2014.

NOTE 11 — FINANCE COSTS

In Euro	Year ended December 31 2013	Year ended December 31 2012
Interest expenses on borrowings	516,451	—
Other finance charges	144,094	135

Finance costs recognized in profit or loss	660,545	135

ASTRAIOS ENERGEIAKI PHOTOVOLTAIC PROJECTS A.E.

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

NOTE 12 — FINANCIAL INSTRUMENTS — RISK MANAGEMENT AND FAIR VALUES

The Company’s activities in the normal course expose the Company to credit risk, liquidity risk and interest rate risk.

The Company’s exposure to these risks and the financial risk management policies and practices used by the Company to manage these risks are described below.

(a)	Credit risk

Credit risk is the risk of financial loss to the Company if a customer or counterparty to a financial instrument fails to meet its contractual obligations, and arises principally from the Company’s receivables from customers. Management monitors the exposures to these credit risks on an ongoing basis.

The company only has one customer, which is Lagie SA. The Company has significant concentration of credit risk on trade and other receivables. Given Lagie SA is a state-controlled company, the management considered that the credit risk is at a low level and the trade receivable amounts are fully recoverable.

The maximum exposure to credit risk is represented by the carrying amount of each financial asset in the statement of financial position. The Company does not provide any guarantees which would expose the Company to credit risk.

(b)	Liquidity risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they fall due. Management’s approach in managing liquidity is to ensure, as far as possible, that it will always have sufficient liquidity to meet its liabilities when due, under both normal and stressed conditions, without incurring unacceptable losses or risking damage to the Company’s reputation. The Company is one of the subsidiaries of a larger group. The liquidity of the Company is primarily dependent on its ability to maintain adequate cash inflows from operations and obtain adequate finance from or through its holding companies.

As at December 31, 2013, the Company had net current assets of approximately Euros 1,196 ,947 (2012: net current liabilities of Euros 6,019,697).

The following table detail the remaining contractual maturities at the end of the reporting period of the Company’s financial liabilities, which are based on the contractual undiscounted cash flows (including interest payments computed using contractual rates) and the earliest date the Company can be required to pay:

As of December 31, 2012

	Carrying amount	Contractual undiscounted cash outflow
		Within 1 year	More than 1 year but less than 2 years	More than 2 year but less than 5 years	Total
Trade and other payables	7,591,058	7,591,058	—	—	7,591,058

Total	7,591,058	7,591,058	—	—	7,591,058

ASTRAIOS ENERGEIAKI PHOTOVOLTAIC PROJECTS A.E.

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

As of December 31, 2013

	Carrying amount	Contractual undiscounted cash outflow
		Within 1 year	More than 1 year but less than 2 years	More than 2 year but less than 5 years	More than 5 years	Total
Trade and other payables	781,337	781,337	—	—	—	781,337
Borrowings	8,118,691	826,906	826,906	2,480,718	12,403,590	16,538,120

Total	8,900,028	1,608,243	826,906	2,480,718	12,403,590	17,319,457

(c)	Interest rate risk

The Company’s interest rate risk arises primarily from interest-bearing borrowings. Borrowings issued at variable rates and at fixed rates expose the Company to cash flow interest rate risk, and fair value interest rate risk respectively. The Company normally borrows long term loans which carry fixed rates in order to limit its exposure to interest rate risk.

The following table details the interest rate profile of the Company’s borrowings at the end of reporting periods.

	2013 Effective interest rate	Carrying value Euro	2012 Effective interest rate	Carrying value Euro
Fixed rate instruments:
Borrowings	8%	8,118,691	—	—

(d)	Fair value measurement

The Company did not hold any financial assets and liabilities carried at fair value as at December 31, 2013 and 2012.

The carrying amount of the Company’s financial assets and liabilities carried at cost or amortized cost are not materially different from their fair value as at December 31, 2013 and 2012.

NOTE 13 — SHARE CAPITAL

(a)	Movement of share capital

	2013 Number of Shares	2012 Number of Shares
In issue at January 1	9,423	9,000
Issued for cash	—	423

In issue at December 31	9,423	9,423

Authorized — par value Euros 10	9,423	9,423

The holders of ordinary shares are entitled to receive dividends as declared from time to time and are entitled to one vote per share at general meetings of the Company. All ordinary shares rank equally with regard to the Company’s residual asset.

During the year ended December 31, 2012, 423 ordinary shares were issued at a consideration of Euro 10,000 per share to the prevailing shareholder of the Company.

ASTRAIOS ENERGEIAKI PHOTOVOLTAIC PROJECTS A.E.

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

(b)	Capital management

The Company’s objectives when managing capital are to safeguard the Company’s ability to continue as a going concern so that it can provide returns for equity holders and benefits for other stakeholders and secure access to finance at a reasonable cost.

NOTE 14 — OPERATING LEASE COMMITMENT

At December 31, 2013 and 2012, total future minimum lease payments under non-cancellable operating leases are payable as follows:

	2013 Euro	2012 Euro
No later than 1 year	279,000	238,568
Later than 1 year and no later than 5 years	1,120,800	1,119,600
Later than 5 years	4,358,712	4,638,912

Total	5,758,512	5,997,080

The Company is the lessee in respect of the land on which the Photovoltaic Park is located. The lease is held under operating leases and does not include contingent rentals.

NOTE 15 — RELATED PARTY TRANSACTIONS

Names of related parties	Relationship with the Company
Sinsin Renewable	Intermediate holding company
PHOTOVOLTAICA PARKA VEROIA 1 MALTA LIMITED (“VEROIA MALTA”)	Fellow subsidiary
ETVA VIPE S.A.	Former shareholder
Bank of Piraeus	Ultimate parent company of the former shareholder

The Company entered into the following material transactions with its related parties during the reporting period:

(a)	FINANCE COSTS

In Euro	Year ended December 31 2013	Year ended December 31 2012
Sinsin Renewable	51,960	—
VEROIA MALTA	5,773	—
Bank of Piraeus	602,812	135

Total	660,545	135

During the year ended December 31, 2013, the Company borrowed from Bank of Piraeus a pledged loan of Euro 7,850,000 (“Piraeus Loan”), which bears interests at an annual rate of 6.94% and is repayable in December 20, 2022. In November 2013, the Company borrowed loans from Sinsin Renewable and VEROIA MALTA of Euro 7,306,822 and Euro 811,869, respectively, which had been fully used to settle all the outstanding balances of loan principal and interests relating to the Piraeus Loan.

ASTRAIOS ENERGEIAKI PHOTOVOLTAIC PROJECTS A.E.

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

(b)	LEASE EXPENSES

In Euro	Year ended December 31 2013	Year ended December 31 2012
ETVA VIPE S.A.	217,191	119,412

The Company had the following balances with its related parties at the end of the reporting period:

(c)	BORROWINGS

In Euro	As of December 31 2013	As of December 31 2012	As of January 1 2012
Sinsin Renewable	7,306,822	—	—
VEROIA MALTA	811,869	—	—

Total	8,118,691	—	—

(d)	TRADE AND OTHER PAYABLES

In Euro	As of December 31 2013		As of December 31 2012	As of January 1 2012
ETVA VIPE S.A.	132,541	*	130,728	7,961
Sinsin Renewable	51,960		—	—
VEROIA MALTA	5,773		—	—

Total	190,274		130,728	7,961

*	ETVA VIPE S.A. had been the Company’s shareholder until November 2013 when Sinsin Renewable acquired all the equity interests of the Company from ETVA VIPE S.A.

NOTE 16 — IMMEDIATE AND ULTIMATE CONTROLLING PARTY

At December 31, 2013, the directors considered the immediate holding company to be VELTIMO LTD, which is incorporated in Cyprus and wholly owned by Sinsin Renewable, and ultimate holding company to be XINXING PIPES, which is incorporated in the PRC. XINXING PIPES produces financial statements in accordance with PRC accounting standards that are available for public use.

On December 1, 2014, SPI acquired all the equity interests of Sinsin Renewable and becomes the ultimate controlling party of the Company.

NOTE 17 — SIGNIFICANT ACCOUNTING ESTIMATES AND JUDGEMENTS

Estimates and judgments are continually evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances.

The selection of critical accounting policies, the judgments and other uncertainties affecting application of those policies and the sensitivity of reported results to changes in conditions and assumptions are factors to be

ASTRAIOS ENERGEIAKI PHOTOVOLTAIC PROJECTS A.E.

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

considered when reviewing the financial statements. The principal accounting policies are set forth in note 3. The Company believes the following critical accounting policies involve the most significant judgments and estimates used in the preparation of the financial statements.

(a)	Impairment of property, plant and equipment

The Company conducts impairment reviews on property, plant and equipment when events of changes in circumstances indicate that their carrying amounts may not be recoverable. An impairment loss is recognized when the carrying amount of an asset is lower than the greater of its net selling price or the value in use. In determining the value in use, management assess the present value of the estimated future cash flows expected to arise from the continuing use of the asset and from its disposal at the end of its useful life. Significant estimates and judgments are applied in determining these future cash flows and the discount rate.

(b)	Useful lives of property, plant and equipment

The Company’s management determines the estimated useful lives and related depreciation charges for its property, plant and equipment. This estimate is based on the historical experience of the actual useful lives of property, plant and equipment of similar nature and functions. It could change significantly as a result of technical innovations and competitor actions in response to severe industry cycles. Management will increase the depreciation charge where useful lives are less than previously estimated lives, or it will write-off or write-down technically obsolete or non-strategic assets that have been abandoned or sold.

(c)	Provision for income taxes

The Company is subject to income taxes in the Greece. Significant judgment is required in determining the provision for income taxes. There are many transactions and calculations for which the ultimate tax determination is uncertain during the ordinary course of business. Where the final tax outcome of these matters is different from the amounts that were initially recorded, such differences will impact the income tax and deferred tax provisions in the period in which such determination is made.

Deferred income tax assets relating to temporary differences and tax losses are recognized when management expects it is probable that future taxable profits will be available to utilize against the temporary difference or tax losses. Where the expectations are different from the original estimates, such differences will impact the recognition of deferred income tax assets in the period in which such estimates have been changed.

ASTRAIOS ENERGEIAKI PHOTOVOLTAIC PROJECTS A.E.

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

NOTE 18 — POSSIBLE IMPACT OF AMENDMENTS, NEW STANDARDS AND INTERPRETATIONS ISSUED BUT NOT YET EFFECTIVE FOR THE ANNUAL ACCOUNTING PERIOD ENDED 31 DECEMBER 2013

Up to the date of issue of these financial statements, the IASB has issued a number of amendments, new standards and interpretations which are not yet effective for the year ended December 31, 2013 and which have not been adopted in these financial statements.

Effective annual financial periods beginning on or after
Amendments to IFRS 10, IFRS 12 and IAS 27, Investment entities	1 January 2014
Amendments to IAS 32, Financial instruments: Presentation — Offsetting financial assets and financial liabilities	1 January 2014
Amendments to IAS 36, Recoverable amount disclosure for non-financial assets	1 January 2014
Amendments to IAS 39, Novation of derivatives and continuation of hedge accounting	1 January 2014
IFRIC 21, Levies	1 January 2014
Amendments to IAS 19, Defined benefit plans: Employee contributions	1 July 2014
Annual improvements to IFRS 2010-2012 cycle	1 July 2014
Annual improvements to IFRS 2011-2013 cycle	1 July 2014
Annual improvements to IFRS 2012-2014 cycle	1 January 2016
Amendments to IFRS 11, Accounting for acquisitions of interests in joint ventures	1 January 2016
Amendments to IAS 16 and IAS 38, Clarification of acceptable methods of depreciation and amortization	1 January 2016
Amendments to IAS 27, Equity method in separate financial statements	1 January 2016
Amendments to IFRS 10 and IAS 28, Sale or contribution of assets between an investor and its associate or joint venture	1 January 2016
IFRS 15, Revenue from contracts with customers	1 January 2017
IFRS 9, Financial Instruments	1 January 2018
Management has made an initial assessment of what the impact of these amendments and new standards is expected to be in the period of initial application and has so far concluded that the adoption of them is unlikely to have a significant impact on the Company’s results of operations and financial position.

NOTE 19 — SUBSEQUENT EVENT

In addition to those subsequent events disclosed in note 10 and note 16, the following event has taken place after December 31, 2013.

The Company’s revenue is subject to a special levy under the law of 4093/2012 pronounced in November 12, 2012 (the “Law 4093/2012”). Pursuant to the Law 4093/2012, the special levy would be charged for a period of 2 years starting from July 1, 2012. Pursuant to the Law of 4254/2014 voted and passed on April 7, 2014, the special levy under the Law 4093/2012 would no longer be charged from April 2014 onwards.

ORION ENERGEIAKI ANONIMI ETAIREIA

FINANCIAL STATEMENTS

DECEMBER 31, 2013 AND 2012

Independent Auditors’ Report

The Board of Directors

Orion Energeiaki Anonimi Etaireia:

We have audited the accompanying balance sheets of Orion Energeiaki Anonimi Etaireia (the “Company”) as of December 31, 2013 and 2012, and the related statements of profit or loss and other comprehensive income, changes in equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2013 and 2012, and the results of its operations and its cash flows for the years then ended in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

/s/ KPMG Huazhen LLP

Shanghai, China

February 13, 2015

ORION ENERGEIAKI ANONIMI ETAIREIA

STATEMENTS OF PROFIT OR LOSS AND OTHER COMPREHENSIVE INCOME

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

In Euro	Year ended December 31 2013	Year ended December 31 2012
Revenues (note 10)	2,512,852	—
Cost of sales	(1,461,857)	—

Gross profit	1,050,995	—

Other income	1,800	—
Administrative expenses	(88,338)	(112,148)
Other expenses	(14)	(9,564)

Operating profit/(loss)	964,443	(121,712)
Finance costs (note 11)	(549,640)	(75)

Profit/(loss) before income taxes	414,803	(121,787)

Income taxes (expense)/credit (note 7)	(91,216)	22,412
Profit/(loss) for the year	323,587	(99,375)
Other comprehensive income for the year	—	—

Total comprehensive income for the year	323,587	(99,375)

The accompanying notes are an integral part of these financial statements.

ORION ENERGEIAKI ANONIMI ETAIREIA

BALANCE SHEETS AS OF DECEMBER 31, 2013, DECEMBER 31, 2012 AND JANUARY 1, 2012

In Euro	As of December 31 2013	As of December 31 2012	As of January 1 2012
ASSETS:
Property, plant and equipment (note 6)	8,944,400	8,549,147	16,104
Deferred tax assets (note 7(c))	220,713	22,412	—

TOTAL NON-CURRENT ASSETS	9,165,113	8,571,559	16,104

CURRENT ASSETS:
Trade and other receivables (note 5)	1,926,025	442,894	11,830
Cash and cash equivalents (note 4)	242,180	874,683	17,152

TOTAL CURRENT ASSETS	2,168,205	1,317,577	28,982

TOTAL ASSETS	11,333,318	9,889,136	45,086

LIABILITIES AND EQUITY:
CURRENT LIABILITIES:
Income tax payables	290,073	45,080	—
Borrowings (note 8)	146,518	—	—
Trade and other payables (note 9)	622,231	6,451,580	23,235

TOTAL CURRENT LIABILITIES	1,058,822	6,496,660	23,235

NON-CURRENT LIABILITIES:
Borrowings (note 8)	6,558,433	—	—

TOTAL NON-CURRENT LIABILITIES	6,558,433	—	—

TOTAL LIABILITIES	7,617,255	6,496,660	23,235

EQUITY:
Share Capital (note 13)	94,470	94,470	91,000
Share premium	3,466,530	3,466,530	—
Retained earnings/(accumulated losses)	155,063	(168,524)	(69,149)

TOTAL EQUITY	3,716,063	3,392,476	21,851

TOTAL LIABILITIES AND EQUITY	11,333,318	9,889,136	45,086

The accompanying notes are an integral part of these financial statements.

ORION ENERGEIAKI ANONIMI ETAIREIA

STATEMENTS OF CHANGES IN EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

In Euro	Share Capital	Share premium	(Accumulated losses)/ retained earnings	Total
Balance at January 1, 2012	91,000	—	(69,149)	21,851

Changes in equity for the year
Loss for the year	—	—	(99,375)	(99,375)
Other comprehensive income	—	—	—	—

Total comprehensive income	—	—	(99,375)	(99,375)

Issuance of shares	3,470	3,466,530	—	3,470,000

Balance at December 31, 2012	94,470	3,466,530	(168,524)	3,392,476

Balance at January 1, 2013	94,470	3,466,530	(168,524)	3,392,476
Changes in equity for the year
Profit for the year	—	—	323,587	323,587
Other comprehensive income	—	—	—	—

Total comprehensive income	—	—	323,587	323,587

Balance at December 31, 2013	94,470	3,466,530	155,063	3,716,063

The accompanying notes are an integral part of these financial statements.

ORION ENERGEIAKI ANONIMI ETAIREIA

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

In Euro	Year ended December 31 2013	Year ended December 31 2012
Cash flows from operating activities
Profit/(loss) before taxation	414,803	(121,787)
Adjustments for:
Depreciation	340,444	—
Finance costs	549,640	75

Changes in:
Trade and other receivables	(1,483,131)	(431,064)
Trade and other payables	10,227	45,080

Cash used in operating activities	(168,017)	(507,696)

Tax paid	(44,524)	—

Net cash used in operating activities	(212,541)	(507,696)

Cash flows from investing activities
Purchase of property, plant and equipment	(6,622,953)	(2,104,698)

Net cash used in investing activities	(6,622,953)	(2,104,698)

Cash flows from financing activities
Issuance of shares	—	3,470,000
Proceeds from borrowings	13,304,951	—
Payments of borrowings	(6,600,000)	—
Interest paid	(501,960)	(75)

Net cash from financing activities	6,202,991	3,469,925
Net (decrease)/increase in cash and cash equivalents	(632,503)	857,531
Cash and cash equivalents at beginning of the year	874,683	17,152

Cash and cash equivalents at end of the year	242,180	874,683

The accompanying notes are an integral part of these financial statements.

ORION ENERGEIAKI ANONIMI ETAIREIA

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

NOTE 1 — REPORTING ENTITY

Orion Energeiaki Anonimi Etaireia (the “Company”) is principally engaged in the development, investment and operation of Photovoltaica Park.

The Company was incorporated on June 4, 2007. The address of its registered office is 75 VAS. SOFIAS AVE., 11521 ATHENS. At December 31, 2013, all equity interests of the Company were indirectly held by Sin Sin Renewable Investment Limited (“Sinsin Renewable”), which was a subsidiary of Xinxing Pipes Ductile Iron Pipes Co., Ltd (“Xinxing Pipes”). On December 1, 2014, all equity interests of the Sinsin Renewable were acquired by Solar Power, Inc. (“SPI”), an entity whose common stock is traded on the Over the Counter Bulletin Board in the United States.

The accompanying financial statements were authorized for issue by the Board of Directors of the Company on February 13, 2015.

NOTE 2 — BASIS OF PREPARATION OF FINANCIAL STATEMENTS

The accompanying financial statements of the Company have been prepared in accordance with all applicable International Financial Reporting Standards (“IFRSs”), which collective term includes all applicable individual International Financial Reporting Standards, International Accounting Standards (“IASs”) and Interpretations issued by the International Accounting Standards Board (“IASB”).

These are the Company’s first set of financial statements prepared in accordance with IFRSs and IFRS 1, “First Time Adoption of International Financial Reporting Standards”, has been applied. For local statutory filings in Greece, the Company has prepared its annual financial statements in accordance with generally accepted accounting principles in Greece (“Greece GAAP”) or “Previous GAAP”, as defined in IFRS1, since its date of incorporation on June 4, 2007.

The accounting policies set out in note 3 have been applied in preparing the financial statements for the year ended December 31, 2013 and the comparative information presented in these financial statements for the year ended December 31, 2012 and in the preparation of an opening IFRS balance sheet at January 1, 2012 (the date of transition). There were no significant differences between IFRS and previous GAAP that were applicable to the Company’s balance sheet at January 1, 2012.

The financial statements have been prepared under the historical cost convention.

The preparation of financial statements in conformity with IFRSs requires the use of certain critical accounting estimates. It also requires management to exercise its judgment in the process of applying the Company’s accounting policies. The areas involving a higher degree of judgment or complexity, or areas where assumptions and estimates are significant to the financial statements are disclosed in note 17. Actual results could differ from those estimates and such differences could affect the results of operations reported in future periods.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The realization of assets and the satisfaction of liabilities in the normal course of business are dependent on, among other things, the Company’s ability to operate profitably, to generate cash flows from operations, and to pursue financing arrangements to support its working capital requirements.

ORION ENERGEIAKI ANONIMI ETAIREIA

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

NOTE 3 — SIGNIFICANT ACCOUNTING POLICIES

The principal accounting policies applied in the preparation of these financial statements are set out below.

3.1	CASH AND CASH EQUIVALENTS

Cash and cash equivalents consist of cash on hand and cash at banks with maturities of three months or less from the acquisition date that are subject to an insignificant risk of changes in their fair value, and are used by the Company in the management of its short-term commitments.

3.2	TRADE AND OTHER RECEIVABLES

Trade and other receivables are initially recognized at fair value and thereafter stated at amortized cost using the effective interest method, less allowance for impairment of doubtful debts (see note 3.5(b)), except where the receivables are interest-free loans made to related parties without any fixed repayment terms or the effect of discounting would be immaterial. In such cases, the receivables are stated at cost less allowance for impairment of doubtful debts.

3.3	FOREIGN CURRENCY TRANSACTIONS

The Company’s financial statements are presented in Euros, which is the functional currency of the Company.

Transactions denominated in foreign currencies are translated to the functional currency of the Company at the foreign exchange rates ruling at the transaction dates. Monetary assets and liabilities denominated in foreign currencies are translated at the foreign exchange rates ruling at the balance sheet date. Exchange gains and losses are recognized in profit or loss.

3.4	PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are stated at historical cost less accumulated depreciation and impairment losses (see note 3.5(a)).

Cost includes expenditure that is directly attributable to the acquisition of the items. Subsequent costs are included in the asset’s carrying amount or recognized as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the entity and the cost of the item can be measured reliably. The carrying amount of the replaced part is derecognized. All other repairs and maintenance are charged to the profit or loss as incurred. Subsequent costs are depreciated over the remaining useful life of the related asset.

Depreciation is calculated using the straight-line method to allocate the cost of the assets to their residual values over their estimated useful lives as follows:

Description	Useful life (in years)
Photovoltaic park assets	25

The assets’ residual values and useful lives are reviewed, and adjusted if appropriate, at each reporting date.

An item of property, plant and equipment and any significant part initially recognized is derecognized upon disposal or when no future economic benefits are expected from its use or disposal. Gains and losses on disposals are determined by comparing proceeds with carrying amount and are included in operating profit. Interest costs on borrowings specifically used to finance the construction of property, plant and equipment are capitalized during the construction period if recognition criteria are met.

ORION ENERGEIAKI ANONIMI ETAIREIA

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

3.5	IMPAIRMENT OF ASSETS

(a)	Impairment of Property, Plant and Equipment

Property, plant and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognized for the amount by which the asset’s carrying amount exceeds its recoverable amount. The recoverable amount is the higher of an asset’s fair value less costs to sell and value in use. In assessing the value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflect current market assessments of the time value of money and the risks specific to the assets. For the purposes of assessing impairment, assets are grouped at the lowest levels for which there are independently identifiable cash flows (cash-generating units). Impairment loss is reversed if there has been a favourable change in the estimates used in determining the recoverable amount. A reversal in impairment loss is limited to the asset’s carrying amount that would have been determined had no impairment loss been recognized in prior years. Reversals of impairment losses are credited to profit or loss in the year in which the reversals are recognized.

(b)	Impairment of Trade and Other Receivables

The Company assesses at the end of each reporting period whether there is objective evidence that trade and other receivable stated at amortized costs is impaired. Trade and other receivables is impaired and impairment losses are incurred only if there is objective evidence of impairment as a result of one or more events that occurred after the initial recognition of the receivables (a ‘loss event’) and that loss event (or events) has an impact on the estimated future cash flows of the receivables that can be reliably estimated. The criteria that the Company uses to determine that there is objective evidence of an impairment loss include:

•	significant financial difficulty of the debtor;

•	a breach of contract, such as a default or delinquency in interest or principal payments;

•	significant changes in the market, economic or legal environment that have an adverse effect on the debtor.

For trade and other receivables, the impairment loss is measured as the difference between the receivables’ carrying amount and the present value of estimated future cash flows, discounted at the original effective interest rate, when the effect of discounting is material. The assessment is made collectively when the receivables share similar risk characteristics, such as similar past due status, and have not been individually assessed as impaired. The carrying amount of the receivables is reduced through the use of an allowance account when their recoverability are considered doubtful but not remote, and the amount of the loss is recognized in the profit or loss. When an amount of receivables is uncollectible, it is written off against the allowance account for receivables. Subsequent recoveries of amounts previously written off are credited to the profit or loss.

3.6	TAXATION

The tax expense for the period comprises current and deferred tax. Tax is recognized in the profit or loss, except to the extent that it relates to items recognized in other comprehensive income or directly in equity. In this case, the tax is also recognized in other comprehensive income or directly in equity, respectively.

The current income tax charge is calculated on the basis of the tax laws enacted or substantively enacted at the balance sheet date in Greece. Management periodically evaluates positions taken in tax returns with respect to situations in which applicable tax regulation is subject to interpretation. It establishes provisions where appropriate on the basis of amounts expected to be paid to the tax authorities.

Deferred income tax is recognized, using the liability method, on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the financial statements. However, the deferred

ORION ENERGEIAKI ANONIMI ETAIREIA

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

income tax is not accounted for if it arises from initial recognition of an asset or liability in a transaction other than a business combination that at the time of the transaction affects neither accounting nor taxable profit or loss. Deferred income tax is determined using tax rates (and laws) that have been enacted or substantively enacted by the balance sheet date and are expected to apply when the related deferred income tax asset is realized or the deferred income tax liability is settled.

Deferred income tax assets are recognized only to the extent that it is probable that future taxable profit will be available against which the temporary differences can be utilized.

Deferred income tax is provided on temporary differences arising on investments in subsidiaries, except where the timing of the reversal of the temporary difference is controlled by the Company and it is probable that the temporary difference will not reverse in the foreseeable future.

Deferred income tax assets and liabilities are offset when there is a legally enforceable right to offset current tax assets against current tax liabilities and when the deferred income taxes assets and liabilities relate to income taxes levied by the same taxation authority on either the same taxable entity or different taxable entities where there is an intention to settle the balances on a net basis.

3.7	TRADE AND OTHER PAYABLES

Trade and other payables are recognized initially at fair value and subsequently measured at amortized cost unless the effect of discounting would be immaterial, in which case they are stated at cost.

3.8	INTEREST-BEARING BORROWINGS

Interest-bearing borrowings are recognized initially at fair value less attributable transaction costs. Subsequent to initial recognition, interest-bearing borrowings are stated at amortized cost with any difference between the amount initially recognized and redemption value being recognized in the profit or loss over the period of the borrowings, together with any interest and fees payable, using the effective interest method.

3.9	PROVISION AND CONTINGENCIES

Provisions are recognized for other liabilities of uncertain timing or amount when the Company has a legal or constructive obligation arising as a result of a past event, it is probable that an outflow of economic benefits will be required to settle the obligation and a reliable estimate can be made. Where the time value of money is material, provisions are stated at the present value of the expenditure expected to settle the obligation.

Where it is not probable that an outflow of economic benefits will be required, or the amount cannot be estimated reliably, the obligation is disclosed as a contingent liability, unless the probability of outflow of economic benefits is remote. Possible obligations, whose existence will only be confirmed by the occurrence or non-occurrence of one or more future events are also disclosed as contingent liabilities unless the probability of outflow of economic benefits is remote.

ORION ENERGEIAKI ANONIMI ETAIREIA

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

3.10	REVENUE

Revenue is measured at the fair value of the consideration received or receivable. Provided it is probable that the economic benefits will flow to the Company and the revenue and costs, if applicable, can be measured reliably, revenue is recognized in profit or loss as follows.

(a)	Sales of Electricity

Revenue from the sales of electricity is recognized when electricity has been delivered on grid and is measured based on the tariff rates determined by the relevant local government authority.

3.11	RELATED PARTY

a)	A person, or a close member of that person’s family, is related to the Company if that person:

i)	has control or joint control over the Company;

ii)	has significant influence over the Company; or

iii)	is a member of the key management personnel of the Company or the Company’s parent or ultimate controlling shareholders.

b)	An entity is related to the Company if any of the following conditions applies:

i)	The entity and the Company are members of the same group;

ii)	One entity is an associate or joint venture of the other entity (or an associate of joint venture of a member of a group of with the other entity is a member);

iii)	Both entities are joint ventures of the same third party;

iv)	One entity is a joint venture of a third entity and the other entity is an associate of the third entity;

v)	The entity is a post-employment benefit plan for the benefit of employees of the Company or an entity related to the Company;

vi)	The entity is controlled or jointly controlled by a person identified in (a);

vii)	A person identified in (a)(i) has significant influence over the entity or is a member of the key management personnel of the entity (or of a parent of the entity);

Close members of the family of a person are those family members who may be expected to influence, or be influenced by, that person in their dealings with the entity.

NOTE 4 — CASH AND CASH EQUIVALENTS

In Euro	As of December 31 2013	As of December 31 2012	As of January 1 2012
Cash on hand	645	—	—
Cash at banks	241,535	874,683	17,152

Total	242,180	874,683	17,152

ORION ENERGEIAKI ANONIMI ETAIREIA

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

NOTE 5 — TRADE AND OTHER RECEIVABLES

In Euro	As of December 31 2013	As of December 31 2012	As of January 1 2012
Trade receivables	1,779,352	—	—
Value added tax recoverable	49,073	352,811	11,410
Prepayment and others receivables	97,600	90,083	420

Total	1,926,025	442,894	11,830

Trade receivable represent amount due from Lagie SA for the sales of electricity. Credit period of one month is normally granted to the customer. All trade receivables balances have been settled.

NOTE 6 — PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are summarized as follows:

In Euro	Photovoltaic park assets	Construction in progress	Total
Cost:
Balance at January 1 , 2012	—	16,104	16,104
Additions	—	8,533,043	8,533,043
Transfer from Construction in progress	—	—	—

Balance at December 31, 2012	—	8,549,147	8,549,147

Balance at January 1, 2013	—	8,549,147	8,549,147
Additions	—	735,697	735,697
Transfer from Construction in progress	9,284,844	(9,284,844)	—

Balance at December 31, 2013	9,284,844	—	9,284,844

Accumulated depreciation:
Balance at January 1, 2012	—	—	—
Depreciation for the year	—	—	—

Balance at December 31, 2012	—	—	—

Balance at January 1, 2013	—	—	—
Depreciation for the year	(340,444)	—	(340,444)

Balance at December 31, 2013	(340,444)	—	(340,444)

Net book value
At December 31, 2012	8,549,147	—	8,549,147

At December 31, 2013	8,944,400	—	8,944,400

Photovoltaic park assets primarily included costs of acquiring permits, construction fees of the park, costs of items installed in the park including solar panels, and other costs incurred that are directly attributable to getting the park ready for its intended use of grid connection with customer for supply of electricity.

ORION ENERGEIAKI ANONIMI ETAIREIA

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

NOTE 7 — TAXATION

(a)	Taxation in the profit or loss represents:

In Euro	Year ended December 31 2013	Year ended December 31 2012
Current tax	(289,517)	—
Deferred tax – origination and reversal of temporary differences	198,301	22,412

Tax (expense)/credit	(91,216)	22,412

On January 11, 2013, the Parliament of Greece enacted a new tax law-4110/2013 “Income Tax Provisions, Issues Related to the Authorities of the Ministry of Finance And other Regulations” (the “New Tax Law”). Under the New Tax Law, the income tax rate for entities incorporated in Greece changed from 20% to 26% effective for the statutory year ended from August 31, 2013 and thereafter. Therefore, the applicable income tax rate of the Company changed from 20% for the year ended December 31, 2012 to 26% for the year ended December 31, 2013.

(b)	Reconciliation between tax (expense)/credit and accounting profit/(loss) at applicable tax rate:

In Euro	Year ended December 31 2013	Year ended December 31 2012
Profit/(loss) before taxation	414,803	(121,787)

Notional tax on loss before tax, calculated at the statutory tax rate of 26% (2012: 20%)	(107,849)	24,357
Change in tax rate	6,724	—
Non-deductible expenses	1,813	—
Others	8,096	(1,945)

Total	(91,216)	22,412

(c)	Deferred tax assets and liabilities recognized:

The components of deferred tax assets/ (liabilities) recognized in the balance sheet and the movements during the year are as follows:

In Euro	Property plant and equipment	Special levy *	Others	Total
Balance at January 1, 2012	—	—	—	—

Credit/(Charged) to profit or loss	—	—	22,412	22,412

Balance at December 31, 2012	—	—	22,412	22,412

Balance at January 1, 2013	—	—	22,412	22,412

Credit/(Charged) to profit or loss	24,250	195,825	(21,774)	198,301

Balance at December 31, 2013	24,250	195,825	638	220,713

*	Special levy is deductible for tax purposes over 5 years but was expensed as incurred in the profit or loss when incurred in the Company’s financial statements.

ORION ENERGEIAKI ANONIMI ETAIREIA

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

NOTE 8 — BORROWINGS

In Euro	As of December 31 2013	As of December 31 2012	As of January 1 2012
Total borrowings	6,704,951	—	—
Less-current portion of borrowings payable within one year	(146,518)	—	—

Borrowings – non-current portion	6,558,433	—	—

The Company’s borrowings at December 31, 2013 represent unsecured loans from related parties (see note 15(c)), which are charged at a fixed annual interest rate of 8% and is repayable by instalments with the last instalments due in 2033.

NOTE 9 — TRADE AND OTHER PAYABLES

In Euro	As of December 31 2013	As of December 31 2012	As of January 1 2012
Payables for property plants and equipment	564,324	6,451,580	23,235
Accrued interests on borrowings	47,680	—	—
Other payable and accruals	10,227	—	—

Total	622,231	6,451,580	23,235

NOTE 10 — REVENUE

In Euro	Year ended December 31 2013	Year ended December 31 2012
Sales of electricity	2,512,852	—

Revenue represents sales of electricity generated from Photovoltaic Park assets owned by the Company. The Company entered into long-term power purchase contract with Lagie SA in Greece, the sole customer of the Company, for the supply of electricity at the prevailing effective tariff rate determined by the relevant local government authority in Greece. Lagie SA is a state-controlled company in Greece.

On April 7, 2014, Law 4254/2014 (the “Law 4254/2014”) was voted and passed in Greece. Pursuant to the Law 4254/2014, the tariff for sales of electricity by Photovoltaic Parks in Greece was reduced by 30%~37.5% effective from January 1, 2013. As of December 31, 2013, management considered the likelihood of a downward adjustment of the tariff for electricity sale of the Company made to the customer and concluded that it was probable such a retrospective adjustment would be imposed by the government authority upon passage of the new law. Accordingly, management has recorded the Company’s revenue for the year ended December 31, 2013 in the accompanying financial statements based on the adjusted 2013 tariff rate under the Law 4254/2014.

NOTE 11 — FINANCE COSTS

In Euro	Year ended December 31 2013	Year ended December 31 2012
Interest expenses on borrowings	431,890	—
Other finance charges	117,750	75

Finance costs recognized in profit or loss	549,640	75

ORION ENERGEIAKI ANONIMI ETAIREIA

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

NOTE 12 — FINANCIAL INSTRUMENTS — RISK MANAGEMENT AND FAIR VALUES

The Company’s activities in the normal course expose the Company to credit risk, liquidity risk and interest rate risk.

The Company’s exposure to these risks and the financial risk management policies and practices used by the Company to manage these risks are described below.

(a)	Credit risk

Credit risk is the risk of financial loss to the Company if a customer or counterparty to a financial instrument fails to meet its contractual obligations, and arises principally from the Company’s receivables from customers. Management monitors the exposures to these credit risks on an ongoing basis.

The company only has one customer, which is Lagie SA. The Company has significant concentration of credit risk on trade and other receivables. Given Lagie SA is a state-controlled company in Greece, the management considered that the credit risk is at a low level and the trade receivable amounts are fully recoverable.

The maximum exposure to credit risk is represented by the carrying amount of each financial asset in the statement of financial position. The Company does not provide any guarantees which would expose the Company to credit risk.

(b)	Liquidity risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they fall due. Management’s approach in managing liquidity is to ensure, as far as possible, that it will always have sufficient liquidity to meet its liabilities when due, under both normal and stressed conditions, without incurring unacceptable losses or risking damage to the Company’s reputation. The Company is one of the subsidiaries of a larger group. The liquidity of the Company is primarily dependent on its ability to maintain adequate cash inflows from operations and obtain adequate finance from or through its holding companies.

As at December 31, 2013 and 2012, the Company had net current assets of approximately Euros 1,109,383 (2012: net current liability of Euros 5,179,083)

The following table detail the remaining contractual maturities at the end of the reporting period of the Company’s financial liabilities, which are based on the contractual undiscounted cash flows (including interest payments computed using contractual rates) and the earliest date the Company can be required to pay:

As of December 31, 2012

	Carrying amount	Contractual undiscounted cash outflow
		Within 1 year	More than 1 year but less than 2 years	More than 2 years but less than 5 years	Total
Trade and other payables	6,451,580	6,451,580	—	—	6,451,580

Total	6,451,580	6,451,580	—	—	6,451,580

ORION ENERGEIAKI ANONIMI ETAIREIA

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

As of December 31, 2013

	Carrying amount	Contractual undiscounted cash outflow
		Within 1 year	More than 1 year but less than 2 years	More than 2 years but less than 5 years	More than 5 years	Total
Trade and other payables	622,231	622,231				622,231
Borrowings	6,704,951	682,914	682,914	2,048,742	10,243,710	13,658,280

Total	7,327,182	1,305,145	682,914	2,048,742	10,243,710	14,280,511

(c)	Interest rate risk

The Company’s interest rate risk arises primarily from interest-bearing borrowings. Borrowings issued at variable rates and at fixed rates expose the Company to cash flow interest rate risk, and fair value interest rate risk respectively. The Company normally borrows long term loans which carry fixed rates in order to limit its exposure to interest rate risk.

The following table details the interest rate profile of the Company’s borrowings at the end of reporting periods.

	2013		2012
	Effective interest rate	Carrying value Euro	Effective interest rate	Carrying value Euro
Fixed rate instruments:
Borrowings	8%	6,704,951	—	—

(d)	Fair value measurement

The Company did not hold any financial assets and liabilities carried at fair value as at December 31, 2013 and 2012.

The carrying amount of the Company’s financial assets and liabilities carried at cost or amortized cost are not materially different from their fair value as at December 31, 2013 and 2012.

NOTE 13 — SHARE CAPITAL

(a)	Movement of share capital

	2013 Number of Shares	2012 Number of Shares
In issue at January 1	9,447	9,100
Issued for cash	—	347

In issue at December 31	9,447	9,447

Authorized — par value Euros 10	9,447	9,447

The holders of ordinary shares are entitled to receive dividends as declared from time to time and are entitled to one vote per share at general meetings of the Company. All ordinary shares rank equally with regard to the Company’s residual asset.

ORION ENERGEIAKI ANONIMI ETAIREIA

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

During the year ended December 31, 2012, 347 ordinary shares were issued at a consideration of Euro 10,000 per share to the prevailing shareholder of the Company.

(b)	Capital management

The Company’s objectives when managing capital are to safeguard the Company’s ability to continue as a going concern so that it can provide returns for equity holders and benefits for other stakeholders and secure access to finance at a reasonable cost.

NOTE 14 — OPERATING LEASE COMMITMENT

At December 31, 2013 and 2012, total future minimum lease payments under non-cancellable operating leases are payable as follows:

	2013 Euro	2012 Euro
No later than 1 year	174,480	139,951
Later than 1 year and no later than 5 years	702,720	701,520
Later than 5 years	2,544,222	2,717,763

Total	3,421,422	3,559,234

The Company is the lessee in respect of the land on which the Photovoltaic Park is located. The lease is held under operating leases and does not include contingent rentals.

NOTE 15 — RELATED PARTY TRANSACTIONS

Names of related parties	Relationship with the Company
Sinsin Renewable	Intermediate holding company
PHOTOVOLTAICA PARKA VEROIA 1 MALTA LIMITED (“VEROIA MALTA”)	Fellow subsidiary
ETVA VIPE S.A.	Former shareholder company
Bank of Piraeus	Ultimate parent company of ETVA VIPE S.A.

The Company entered into the following material transactions with its related parties during the reporting period:

(a)	Finance Costs

In Euro	Year ended December 31 2013	Year ended December 31 2012
Sinsin Renewable	42,912	—
VEROIA MALTA	4,768	—
Bank of Piraeus	501,960	—

Total	549,640	—

During the year ended December 31, 2013, the Company borrowed from Bank of Piraeus a pledged loan of Euro 6,600,000 (“Piraeus Loan”), which bears interests at an annual rate of 6.94% and is repayable on December 20, 2022. In November 2013, the Company borrowed loans from Sinsin Renewable and VEROIA MALTA of Euro 6,034,456 and Euro 670,495, respectively, which had been fully used to settle all the outstanding balances of loan principal and interests relating to the Piraeus Loan.

ORION ENERGEIAKI ANONIMI ETAIREIA

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

(b)	Lease Expenses

In Euro	Year ended December 31 2013	Year ended December 31 2012
ETVA VIPE S.A.	126,584	69,900

The Company had the following balances with its related parties at the end of the reporting period:

(c)	Borrowings

In Euro	As of December 31 2013	As of December 31 2012	As of January 1 2012
Sinsin Renewable	6,034,456	—	—
VEROIA MALTA	670,495	—	—

Total	6,704,951	—	—

(d)	Trade and other payables

In Euro	As of December 31 2013		As of December 31 2012	As of January 1 2012
ETVA VIPE S.A.	98,119	*	84,168	—
Sinsin Renewable	42,912		—	—
VEROIA MALTA	4,768		—	—

Total	145,799		84,168	—

*	ETVA VIPE S.A. had been the Company’s shareholder until November 2013 when Sinsin Renewable acquired all the equity interests of the Company from ETVA VIPE S.A.

NOTE 16 — IMMEDIATE AND ULTIMATE CONTROLLING PARTY

At December 31, 2013, the directors considered the immediate holding company to be VELTIMO LTD, which is incorporated in Cyprus and wholly owned by Sinsin Renewable, and ultimate holding company to be XINXING PIPES, which is incorporated in the PRC. XINXING PIPES produces financial statements in accordance with PRC accounting standards that are available for public use.

On December 1, 2014, SPI acquired all the equity interests of Sinsin Renewable and becomes the ultimate controlling party of the Company.

NOTE 17 — SIGNIFICANT ACCOUNTING ESTIMATES AND JUDGEMENTS

Estimates and judgments are continually evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances.

ORION ENERGEIAKI ANONIMI ETAIREIA

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

The selection of critical accounting policies, the judgments and other uncertainties affecting application of those policies and the sensitivity of reported results to changes in conditions and assumptions are factors to be considered when reviewing the financial statements. The principal accounting policies are set forth in note 3. The Company believes the following critical accounting policies involve the most significant judgments and estimates used in the preparation of the financial statements.

(a)	Impairment of property, plant and equipment

The Company conducts impairment reviews on property, plant and equipment when events of changes in circumstances indicate that their carrying amounts may not be recoverable. An impairment loss is recognised when the carrying amount of an asset is lower than the greater of its net selling price or the value in use. In determining the value in use, management assess the present value of the estimated future cash flows expected to arise from the continuing use of the asset and from its disposal at the end of its useful life. Significant estimates and judgments are applied in determining these future cash flows and the discount rate.

(b)	Useful lives of property, plant and equipment

The Company’s management determines the estimated useful lives and related depreciation charges for its property, plant and equipment. This estimate is based on the historical experience of the actual useful lives of property, plant and equipment of similar nature and functions. It could change significantly as a result of technical innovations and competitor actions in response to severe industry cycles. Management will increase the depreciation charge where useful lives are less than previously estimated lives, or it will write-off or write-down technically obsolete or non-strategic assets that have been abandoned or sold.

(c)	Provision for income taxes

The Company is subject to income taxes in the Greece. Significant judgment is required in determining the provision for income taxes. There are many transactions and calculations for which the ultimate tax determination is uncertain during the ordinary course of business. Where the final tax outcome of these matters is different from the amounts that were initially recorded, such differences will impact the income tax and deferred tax provisions in the period in which such determination is made.

Deferred income tax assets relating to temporary differences and tax losses are recognised when management expects it is probable that future taxable profits will be available to utilise against the temporary difference or tax losses. Where the expectations are different from the original estimates, such differences will impact the recognition of deferred income tax assets in the period in which such estimates have been changed.

ORION ENERGEIAKI ANONIMI ETAIREIA

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

NOTE 18 — POSSIBLE IMPACT OF AMENDMENTS, NEW STANDARDS AND INTERPRETATIONS ISSUED BUT NOT YET EFFECTIVE FOR THE ANNUAL ACCOUNTING PERIOD ENDED 31 DECEMBER 2013

Up to the date of issue of these financial statements, the IASB has issued a number of amendments , new standards and interpretations which are not yet effective for the year ended December 31, 2013 and which have not been adopted in these financial statements.

Effective annual financial periods beginning on or after
Amendments to IFRS 10, IFRS 12 and IAS 27, Investment entities	January 1, 2014
Amendments to IAS 32, Financial instruments: Presentation — Offsetting financial assets and financial liabilities	January 1, 2014
Amendments to IAS 36, Recoverable amount disclosure for non-financial assets	January 1, 2014
Amendments to IAS 39, Novation of derivatives and continuation of hedge accounting	January 1, 2014
IFRIC 21, Levies	January 1, 2014
Amendments to IAS 39, Novation of derivatives and continuation of hedge accounting	July 1, 2014
IFRIC 21, Levies	July 1, 2014
Amendments to IAS 19, Defined benefit plans: Employee contributions	July 1, 2014
Annual improvements to IFRS 2010-2012 cycle	January 1, 2016
Annual improvements to IFRS 2011-2013 cycle	January 1, 2016
Annual improvements to IFRS 2012-2014 cycle	January 1, 2016
Amendments to IFRS 11, Accounting for acquisitions of interests in joint ventures	January 1, 2016
Amendments to IAS 16 and IAS 38, Clarification of acceptable methods of depreciation and amortization	January 1, 2016
Amendments to IAS 27, Equity method in separate financial statements	January 1, 2017
Amendments to IFRS 10 and IAS 28, Sale or contribution of assets between an investor and its associate or joint venture	January 1, 2018

Management has made an initial assessment of what the impact of these amendments and new standards is expected to be in the period of initial application and has so far concluded that the adoption of them is unlikely to have a significant impact on the Company’s results of operations and financial position.

NOTE 19 — SUBSEQUENT EVENT

In addition to those subsequent events disclosed in note 10 and note 16, the following event has taken place after December 31, 2013.

The Company’s revenue is subject to a special levy under the law of 4093/2012 pronounced in November 12, 2012 (the “Law 4093/2012”). Pursuant to the Law 4093/2012, the special levy would be charged for a period of 2 years starting from July 1, 2012. Pursuant to the Law of 4254/2014 voted and passed on April 7, 2014, the special levy under the Law 4093/2012 would no longer be charged from April 2014 onwards.

SINSIN RENEWABLE INVESTMENT LIMITED

UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2014 AND 2013

INDEX TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Unaudited Interim Condensed Consolidated Statements of Profit or Loss and Other Comprehensive Income	F-185
Unaudited Interim Condensed Consolidated Balance Sheets	F-186
Unaudited Interim Condensed Consolidated Statements of Changes in Equity	F-187
Unaudited Interim Condensed Consolidated Statements of Cash Flows	F-188
Notes to the Unaudited Interim Condensed Consolidated Financial Statements	F-189

SINSIN RENEWABLE INVESTMENT LIMITED

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF PROFIT OR LOSS

AND OTHER COMPREHENSIVE INCOME

FOR THE SIX-MONTHS ENDED JUNE 30, 2014

AND THE PERIOD FROM MAY 8, 2013 (DATE OF INCORPORATION) TO JUNE 30, 2013

	Six-months ended June 30,	From May 8 to June 30,
In Euro	2014	2013
Revenues (note 7)	4,972,940	—
Cost of sales	(2,795,428)	—

Gross profit	2,177,512	—

Other income	18,000	—
Administrative expenses	(221,982)	—
Other expenses	(47,507)	—

Operating income	1,926,023	—
Finance costs (note 8)	(2,412,760)	—

Loss before income taxes	(486,737)	—
Income taxes (note 4)	(252,162)	—

Loss for the period	(738,899)	—
Other comprehensive income for the period	—	—

Total comprehensive income for the period	(738,899)	—

The accompanying notes form part of these unaudited interim condensed consolidated financial statements.

SINSIN RENEWABLE INVESTMENT LIMITED

UNAUDITED INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF JUNE 30, 2014 AND DECEMBER 31, 2013

	As of June 30,	As of December 31,
In Euro	2014	2013
ASSETS:
Property, plant and equipment	53,768,884	54,832,707
Goodwill	7,312,728	7,312,728
Other non-current assets	9,806	8,805
Deferred tax assets	556,724	523,008

TOTAL NON-CURRENT ASSETS	61,648,142	62,677,248

CURRENT ASSETS:
Trade and other receivables (note 3)	6,326,495	5,346,987
Cash and cash equivalents	2,537,128	2,674,375

TOTAL CURRENT ASSETS	8,863,623	8,021,362

TOTAL ASSETS	70,511,765	70,698,610

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Income tax payables	753,314	710,345
Borrowings (note 5)	64,989,000	64,989,000
Trade and other payables (note 6)	7,394,857	6,805,009

TOTAL CURRENT LIABILITIES	73,137,171	72,504,354

NON-CURRENT LIABILITIES:
Other non-current liabilities	3,001	3,001
Deferred tax liabilities	3,957,411	4,038,174

TOTAL NON-CURRENT LIABILITIES	3,960,412	4,041,175

TOTAL LIABILITIES	77,097,583	76,545,529

EQUITY:
Share Capital	100,000	100,000
Accumulated losses	(6,685,818)	(5,946,919)

TOTAL EQUITY	(6,585,818)	(5,846,919)

TOTAL LIABILITIES AND EQUITY	70,511,765	70,698,610

The accompanying notes form part of these unaudited interim condensed consolidated financial statements.

SINSIN RENEWABLE INVESTMENT LIMITED

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

FOR THE SIX-MONTHS ENDED JUNE 30, 2014

AND THE PERIOD FROM MAY 8, 2013 (DATE OF INCORPORATION) TO JUNE 30, 2013

In Euro	Share Capital	Accumulated Losses	Total
Balance at May 8, 2013 (date of incorporation)	—	—	—

Changes in equity for the period
Loss for the period	—	—	—
Other comprehensive income	—	—	—

Total comprehensive income	—	—	—

Issuance of shares	1,200	—	1,200

Balance at June 30, 2013	1,200	—	1,200

Balance at January 1, 2014	100,000	(5,946,919)	(5,846,919)

Changes in equity for the period
Loss for the period	—	(738,899)	(738,899)
Other comprehensive income	—	—	—

Total comprehensive income	—	(738,899)	(738,899)

Balance at June 30, 2014	100,000	(6,685,818)	(6,585,818)

The accompanying notes form part of these unaudited interim condensed consolidated financial statements.

SINSIN RENEWABLE INVESTMENT LIMITED

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX-MONTHS ENDED JUNE 30, 2014

AND THE PERIOD FROM MAY 8, 2013 (DATE OF INCORPORATION) TO JUNE 30, 2013

	Six-months ended June 30,	From May 8 to June 30,
In Euro	2014	2013
Cash flows from operating activities

Loss before taxation	(486,737)	—
Adjustments for:
Depreciation	1,131,923	—
Finance costs	2,412,760	—

Changes in:
Trade and other receivables	1,088,491	—
Trade and other payables	43,008	—

Cash generated from operating activities	4,189,445	—

Tax paid	(323,672)	—

Net cash generated from operating activities	3,865,773	—

Cash flows from investing activities
Purchase of property, plant and equipment	(1,931,269)	—
Advances to a related party	(2,069,000)	—

Net cash used in investing activities	(4,000,269)	—

Cash flows from financing activities
Interest paid	(2,751)	—
Issuance of shares	—	240

Net cash (used in)/generated from financing activities	(2,751)	240

Net (decrease)/increase in cash and cash equivalents	(137,247)	240

Cash and cash equivalents at beginning of the period	2,674,375	—

Cash and cash equivalents at end of the period	2,537,128	240

The accompanying notes form part of these unaudited interim condensed consolidated financial statements.

SINSIN RENEWABLE INVESTMENT LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX-MONTHS ENDED JUNE 30, 2014

AND THE PERIOD FROM MAY 8, 2013 (DATE OF INCORPORATION) TO JUNE 30, 2013

NOTE 1 — REPORTING ENTITY

Sinsin Renewable Investment Limited (the “Company”) was incorporated on May 8, 2013. The address of its registered office is Strand Towers, Floor 2, 36, The Strand, Sliema SLM 1022, Malta. At June 30, 2013, the Company was a wholly-owned subsidiary of Sinsin Euro Solar Asset Limited Partnership (“Sinsin Euro”), which was a subsidiary of Xinxing Pipes Ductile Iron Pipes Co., Ltd (“Xinxing Pipes”). On December 1, 2014, 100% of the Company’s shares were purchased by Solar Power, Inc. (“SPI”), an entity whose common stock is traded on the Over the Counter Bulletin Board in the United States.

These interim condensed consolidated financial statements comprise the Company and its subsidiaries (collectively the “Group”). The Group’s principal activities are the development, investment and operation of Photovoltaic parks through four indirectly wholly-owned subsidiaries in Greece (the “Operating Subsidiaries”).

NOTE 2 — BASIS OF PREPARATION OF FINANCIAL STATEMENTS

These interim condensed consolidated financial statements have been prepared in accordance with International Accounting Standards (IAS) 34 “Interim Financial Reporting” issued by the International Accounting Standards Board (“IASB”). They do not include all the information required for a complete set of financial statements prepared in accordance with International Financial Reporting Standards (“IFRSs”). However, selected explanatory notes are included to explain events and transactions that are significant to an understanding of the changes in the Group’s financial position and performance since the consolidated financial statements for the period from May 8, 2013 (date of incorporation) to 31 December 2013.

IASB has issued a number of amendments to IFRSs and interpretations and new standards that are first effective for the accounting period beginning on January 1, 2014. These developments have had no material impact on the contents of these condensed consolidated interim financial statements. Except for these developments, the accounting policies applied by the Company in these interim condensed consolidated financial statements are the same as those applied by the Company in its annual consolidated financial statements for the period from May 8, 2013 (date of incorporation) to December 31, 2013. The Group has not applied any new standard or interpretation that is not yet effective for the current accounting period.

The interim condensed consolidated financial statements were authorized for issue by the Board of Directors of the Company on February 13, 2015.

The preparation of financial statements in conformity with IFRS requires the use of certain critical accounting estimates. It also requires management to exercise its judgment in the process of applying the Company’s accounting policies. Actual results could differ from those estimates and such differences could affect the results of operations reported in future periods.

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Group incurred a loss of Euros 738,899 during the period. As at June 30, 2014, the Group had net current liabilities and net liabilities of Euros 64,273,548 and Euros 6,585,818 respectively.

In view of these circumstances, the directors have given careful consideration to the future liquidity and performance of the Group and its available sources of finance in assessing whether the Group will have sufficient financial resources to continue as a going concern.

SINSIN RENEWABLE INVESTMENT LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX-MONTHS ENDED JUNE 30, 2014

AND THE PERIOD FROM MAY 8, 2013 (DATE OF INCORPORATION) TO JUNE 30, 2013

The directors believe the Group will generate sufficient cash flow and continue as a going concern on the basis that SPI, the Group’s parent company since December 1, 2014, has undertaken to provide financial support to the Group to the extent necessarily enabling it to meet its liabilities as and when they fall due prior to December 31, 2015. Accordingly, the consolidated financial statements have been prepared on a going concern basis.

NOTE 3 —TRADE AND OTHER RECEIVABLES

In Euro	As of June 30, 2014	As of December 31, 2013
Trade receivables	3,134,500	4,290,937
Value added tax recoverable	996,390	729,138
Prepayment and other receivables	2,195,605	326,912

Total	6,326,495	5,346,987

Trade receivables represent amount due from Lagie S.A. for the sales of electricity. Credit period of one month is normally granted to the customer. All trade receivables balances have been settled.

Included in the prepayment and other receivables was an amount of Euros 2,069,000 due from Sinsin Solar Capital Limited Partnership, the intermediate holding company. During the six-months ended June 30, 2014, the Company paid expenses of Euros 2,069,000 on behalf of Sinsin Solar Capital Limited Partnership. Such payments were classified as advances to a related party under cash flows from investing activities in the consolidated statements of cash flows. The amount due from Sinsin Solar Capital Limited Partnership of Euros 2,069,000 were fully settled in July 2014.

NOTE 4 — TAXATION

(a)	Taxation in the profit or loss represents:

In Euro	Period ended June 30, 2014	From May 8 to June 30, 2013
Current tax	366,642	—
Deferred tax — origination and reversal of temporary differences	(114,480)	—

Taxation expenses	252,162	—

Pursuant to the tax law in Malta, the statutory income tax rate applicable to the Company in 2014 was 35% (2013: 35%).

Pursuant to the tax law in Greece, the statutory income tax rate applicable to the Company’s operating subsidiaries in Greece in 2014 was 26% (2013: 26%)

NOTE 5 — BORROWINGS

In Euro	As of June 30, 2014	As of December 31, 2013
Total borrowings	64,989,000	64,989,000

SINSIN RENEWABLE INVESTMENT LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX-MONTHS ENDED JUNE 30, 2014

AND THE PERIOD FROM MAY 8, 2013 (DATE OF INCORPORATION) TO JUNE 30, 2013

The Group’s borrowings at December 31, 2013 represent unsecured loans from a related party (see note 9(c)), which are charged at a fixed annual interest rate of 7.5%. Pursuant to the loan contracts, the entire loans principal are wholly repayable in 2033 but would also become immediately repayable on demand by the lender at any time during the loan period. Accordingly, these borrowings were classified as current liabilities.

NOTE 6 — TRADE AND OTHER PAYABLES

In Euro	As of June 30, 2014	As of December 31, 2013
Payables for property, plant and equipment	1,736,180	3,599,349
Accrued interests on borrowings	4,270,052	1,860,043
Other payable and accruals	1,388,625	1,345,617

Total	7,394,857	6,805,009

NOTE 7 — REVENUE

In Euro	Six months ended June 30, 2014	From May 8, 2013 to June 30, 2013
Sales of electricity	4,972,940	—

Revenue represents sales of electricity generated from Photovoltaic park assets owned by the Company. The Company entered into long-term power purchase contract with Lagie S.A. in Greece, the sole customer of the Company, for the supply of electricity at the prevailing effective tariff rate determined by the relevant local government authority in Greece.

NOTE 8 — FINANCE COSTS

In Euro	Six months ended June 30, 2014	From May 8, 2013 to June 30, 2013
Interest expenses on borrowings	2,410,009	—
Other finance charges	2,751	—

Finance costs recognized in profit or loss	2,412,760	—

NOTE 9 — RELATED PARTY TRANSACTIONS

The Company entered into the following material transactions with its related party during the reporting period:

(a)	Finance Expenses

In Euro	Period ended June 30, 2014	From May 8 to June 30, 2013
Immediate holding company
Sinsin Europe Solar Asset Limited Partnership	2,410,009	—

SINSIN RENEWABLE INVESTMENT LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX-MONTHS ENDED JUNE 30, 2014

AND THE PERIOD FROM MAY 8, 2013 (DATE OF INCORPORATION) TO JUNE 30, 2013

The Company had the following balances with its related party at the end of the reporting period:

(b)	Trade and Other Receivables

In Euros	As of June 30 2014	As of December 31 2013
Intermediate holding company
Sinsin Solar Capital Limited Partnership	2,069,000	—

During the six-months period ended June 30, 2014, the Group paid certain expenses on behalf of Sinsin Solar Capital Limited Partnership. The receivable balances were fully repaid by Sinsin Solar Capital Limited in July 2014.

(c)	Borrowings

In Euro	Period ended June 30, 2014	As of December 31 2013
Immediate holding company
Sinsin Europe Solar Asset Limited Partnership	64,989,000	64,989,000

NOTE 10 — IMMEDIATE AND ULTIMATE CONTROLLING PARTY

At June 30, 2014, the directors consider the immediate holding company to be Sinsin Europe Solar Asset Limited Partnership, which is incorporated in Greece, and ultimate holding company to be Xinxing Pipes, which is incorporated in the PRC. Xinxing Pipes produces financial statements in accordance with PRC accounting standards that are available for public use.

In December 2014, SPI acquired all the equity interest of Sinsin Renewable Investment Limited and becomes the ultimate controlling party of the Company.

SINSIN RENEWABLE INVESTMENT LIMITED

PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

INDEX TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Unaudited Pro Forma Condensed Combined Statement of Operations For the Nine-month Period Ended September 30, 2014	F-195
Unaudited Pro Forma Condensed Combined Statement of Operations For the Year Ended December 31, 2013	F-196
Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2014	F-197
Notes to Unaudited Pro Forma Condensed Combined Financial Statements	F-198

SINSIN RENEWABLE INVESTMENT LIMITED

Pro Forma Condensed Combined Financial Statements

(Unaudited)

(in thousands, unless otherwise noted)

The following unaudited pro forma condensed combined statement of operations gives effect to the December 2014 acquisition by Solar Power, Inc., of Sinsin Renewable Investment Limited (“Sinsin”), and its subsidiaries. On September 9, 2014, Solar Power, Inc. and its indirectly wholly-owned subsidiary, SPI China (HK) Limited entered into a Share Sale & Purchase Agreement with Sinsin Europe Solar Asset Limited Partnership and Sinsin Solar Capital Limited Partnership to purchase all of their outstanding capital stock of Sinsin.

The historical financial information of Sinsin has been prepared in accordance with International Financial Reporting Standards (“IFRSs”) as issued by the International Accounting Standards Board (“IASB”) and presented in Euros. IFRSs includes International Accounting Standards (“IAS”) and related interpretations. The unaudited pro forma financial statements presented herein include adjustments to convert the basis of the financial statements of Sinsin from IFRSs to U.S. generally accepted accounting principles (“U.S. GAAP”) and to translate the Euro amounts into U.S. dollars.

The pro forma condensed combined balance sheet as of September 30, 2014, and the pro forma condensed combined statement of operations for the nine-month period ended September 30, 2014 and for the year ended December 31, 2013, and the notes thereto are included herein.

The unaudited pro forma condensed combined statement of operations is based on the individual historical consolidated statement of operations of Solar Power, Inc. and Sinsin for the nine-month period ended September 30, 2014 and historical consolidated statement of operations of Solar Power, Inc. and combined statement of operations of Sinsin for the year ended December 31, 2014 giving effect to the acquisition of Sinsin as if it had occurred on January 1, 2013. The pro forma statement of operations reflects only pro forma adjustments expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined balance sheet is based on the individual historical consolidated balance sheet of Solar Power, Inc. and Sinsin as at September 30, 2014 giving effect to the acquisition of Sinsin as if it had occurred on September 30, 2014. The unaudited pro forma condensed combined financial statements reflects adjustments to give effect to pro forma events that are (1) directly attributable to the acquisition, (2) factually supportable, and (3) expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements. In addition, the unaudited pro forma condensed combined financial statements and notes thereto should be read in conjunction with (1) Solar Power, Inc.’s annual report on Form 10-K, including the audited consolidated financial statements for the year ended December 31, 2013, and the notes relating thereto, (2) Sinsin’s audited consolidated financial statements for the period from May 8, 2013 (date of incorporation) to December 31, 2013, and the notes relating thereto, and (3) the Solar Power, Inc. Form 10-Q for the second quarter ended June 30, 2014, including the unaudited interim condensed consolidated financial statements for the six months ended June 30, 2014.

SINSIN RENEWABLE INVESTMENT LIMITED

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

Nine-month period ended September 30, 2014

(In thousands, except for share data)

	Solar Power, Inc.	Sinsin (U.S. GAAP)	Pro Forma Adjustments (3)	Pro Forma Combined
Net sales:
Net sales	$32,588	$11,137		$43,725

Total net sales	32,588	11,137		43,725
Cost of goods sold:
Cost of goods sold	26,964	4,933	629	32,526

Total cost of goods sold	26,964	4,933	629	32,526

Gross profit	5,624	6,204	(629)	11,199
Operating expenses:
General and administrative	4,190	506		4,696
Sales, marketing and customer service	1,025	—		1,025

Total operating expenses	5,215	506		5,721
Operating income	409	5,698	(629)	5,478
Other income (expense):
Interest expense	(2,090)	(4,406)		(6,496)
Interest income	967	—		967
Loss on extinguishment of convertible bonds	(8,907)	—		(8,907)
Change in market value of derivative liability	310	—		310
Other (expense)/income, net	(197)	(40)		(237)

Total other expense	(9,917)	(4,446)		(14,363)
(Loss)/Profit before income taxes	(9,508)	1,252	(629)	(8,885)
Provision for income taxes	945	885		1,830

Net loss	$(10,453)	$367	(629)	$(10,715)
Net loss per common share
Basic and diluted	$(0.04)			$(0.04)
Weighted average number of common shares used in computing per share amounts
Basic and diluted	246,240,974			284,415,889

See accompanying notes to the pro-forma condensed combined financial statements.

SINSIN RENEWABLE INVESTMENT LIMITED

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

Year ended December 31, 2013

(In thousands, except for share data)

	Solar Power, Inc.	Sinsin (U.S. GAAP)	Pro Forma Adjustments (3)	Pro Forma Combined
Net sales:
Net sales	$42,629	$9,756		$52,385

Total net sales	42,629	9,756		52,385
Cost of goods sold:
Cost of goods sold	42,582	5,500	825	48,907
Provision for losses on contracts	2,816	—		2,816

Total cost of goods sold	45,398	5,500	825	51,723

Gross profit	(2,769)	4,256	(825)	662
Operating expenses:
General and administrative	17,534	1,356		18,890
Sales, marketing and customer service	2,050	—		2,050
Impairment charges	7,500	5,578		13,078
Engineering, design and product management	1,761	—		1,761

Total operating expenses	28,845	6,934		35,779
Operating income	(31,614)	(2,678)	(825)	(35,117)
Other income (expense):
Interest expense	(4,321)	(4,165)		(8,486)
Interest income	1,655	—		1,655
Gain from deconsolidation	3,537	—		3,537
Other (expense)/income, net	(688)	(1,083)		(1,771)

Total other expense	183	(5,248)		(5,065)
Loss before income taxes	(31,431)	(7,926)	(825)	(40,182)
Provision for income taxes	813	301		1,114

Net loss	$(32,244)	$(8,227)	(825)	$(41,296)
Net loss per common share
Basic and diluted	$(0.16)			$(0.04)
Weighted average number of common shares used in computing per share amounts
Basic and diluted	198,214,456			236,389,371

See accompanying notes to the pro-forma condensed combined financial statements.

SINSIN RENEWABLE INVESTMENT LIMITED

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of September 30, 2014

(In thousands, except for share data)

	Solar Power, Inc.	Sinsin (U.S. GAAP)	Pro Forma Adjustments (1)	Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$12,789	$2,678	$(4,007)	$11,460
Accounts receivable, net of allowance for doubtful accounts	7,020	6,493	—	13,513
Accounts receivable, related party	3,662	—	—	3,662
Costs and estimated earnings in excess of billings on uncompleted contracts	18,700	—	—	18,700
Inventories, net	2,719	—	—	2,719
Construction in progress	3,429	—	—	3,429
Prepaid expenses and other current assets	2,191	2,285	—	4,476

Total current assets	50,510	11,456	(4,007)	57,959

Intangible asset	703	—	—	703
Goodwill	—	9,236	48,719	57,955
Restricted cash	160	—	—	160
Accounts receivable, non-current	9,194	—	—	9,194
Notes receivable, non-current	13,416	—	—	13,416
Construction in progress	27,306	—	—	27,306
Property, plant and equipment at cost, net	10,991	67,714	2,325	81,030
Other prepaid expenses and non-current assets	—	18	—	18
Deferred tax asset — non-current portion	—	844	—	844

Total assets	$112,280	$89,268	$47,037	$248,585

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$11,859	$1,669	$32,123	$45,651
Accounts payable, related party	34,372	—	—	34,372
Accrued liabilities	813	2,035	—	2,848
Income taxes payable	911	1,480	—	2,391
Interest payable	—	85	—	85
Loans payable — current portion	—	86,216	(86,216)	—
Derivative liability	673	—	—	673

Total current liabilities	48,628	91,485	(54,093)	86,020
Loans payable and capital lease obligations, net of current portion	10,970	—	—	10,970
Deferred tax liabilities	—	4,947	—	4,947
Other liabilities	1,584	394	27,534	29,512

Total liabilities	61,182	96,826	(26,559)	131,449

Commitments and contingencies	—	—	—	—
Stockholders’ equity
Common stock	43	126	(122)	47
Additional paid in capital	117,917	—	66,034	183,951
Accumulated other comprehensive loss	(335)	—	—	(335)
Accumulated deficit	(66,527)	(7,684)	7,684	(66,527)

Total stockholders’ equity	51,098	(7,558)	73,596	117,136

Total liabilities and stockholders’ equity	$112,280	$89,268	$47,037	$248,585

See accompanying notes to the pro-forma condensed combined financial statements.

SINSIN RENEWABLE INVESTMENT LIMITED

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(in thousands, unless otherwise noted)

Note 1 — Basis of Presentation

On September 9, 2014, Solar Power, Inc. and its wholly-owned indirect subsidiary, SPI China (HK) Limited entered into a Share Sale & Purchase Agreement (Purchase Agreement) with Sinsin Europe Solar Asset Limited Partnership and Sinsin Solar Capital Limited Partnership to purchase all of their outstanding capital stock of Sinsin. Under the Purchase Agreement, Solar Power, Inc. acquired 100% of the issued and outstanding shares of Sinsin from Sinsin shareholders in exchange for cash consideration of €49.3 million (approximately $64 million U.S. Dollars) and 38,174,915 shares common stock of the Solar Power, Inc. Solar Power, Inc. issued the shares of common stock upon reliance of Regulation S as an exemption from registration under the Securities Act of 1933, as amended.

The acquisition was completed on December 1, 2014.

In accordance with guidance for pro forma financial statements, we are presenting the as-if-combined balance sheet of Solar Power, Inc. and Sinsin as if they were combined on September 30, 2014.

Note 2 — IFRS to U.S. GAAP Adjustments and Foreign Currency Translation

There is no adjustment made to the Sinsin consolidated statement of operations for the nine-month period ended September 30, 2014 and combined statement of operations for the year ended December 31, 2013 to convert from IFRS to U.S. GAAP. In addition, the Euro based consolidated statement of operations for Sinsin for the nine-month period ended September 30, 2014 and combined statement of operations for the year ended December 31, 2013 converted to U.S. GAAP has been translated to U.S. dollars using a historic exchange rate. The average historic spot rate for the nine-month period ended September, 2014 and for the year ended December 31, 2013 was $1.349 and $1.328 per Euro, respectively. The historic spot rate as of September 30, 2014 was $1.263 per Euro. A reader of this pro forma financial information should not construe this translation as representations by the Company that the real amounts actually represent these U.S. dollar amounts or could be converted into U.S. dollars at the rate indicated.

Pro forma condensed combined statement of operations

For the nine-month period ended September 30, 2014

	Sinsin (IFRS) (Euros)	U.S. GAAP Adjustments (Euros)	Sinsin (U.S. GAAP) (Euros)	Translation Adjustment (Euro x 1.349)	Sinsin (U.S. GAAP) (U.S. Dollars)
Net sales:
Net sales	8,253	—	8,253	2,884	11,137

Total net sales	8,253	—	8,253	2,884	11,137
Cost of goods sold:
Cost of goods sold	3,657	—	3,657	1,276	4,933
Total cost of goods sold	3,657	—	3,657	1,276	4,933
Gross profit	4,596	—	4,596	1,608	6,204
Operating expenses:
General and administrative	375	—	375	131	506

Total operating expenses	375	—	375	131	506
Operating income	4,221	—	4,221	1,477	5,698
Other income (expense):
Interest expense	(3,265)	—	(3,265)	(1,141)	(4,406)
Other (expense), net	(30)	—	(30)	(10)	(40)
Total other expense	(3,295)	—	(3,295)	(1,151)	(4,446)
Profit from income taxes	926	—	926	326	1,252
Provision for income taxes	656	—	656	229	885

Net loss	$270	—	270	97	$367

SINSIN RENEWABLE INVESTMENT LIMITED

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(in thousands, unless otherwise noted)

Pro forma condensed combined statement of operations

For the year ended December 31, 2013

	Sinsin (IFRS) (Euros)	U.S. GAAP Adjustments (Euros)	Sinsin (U.S. GAAP) (Euros)	Translation Adjustment (Euro x 1.328)	Sinsin (U.S. GAAP) (U.S. Dollars)
Net sales:
Net sales	7,346	—	7,346	2,410	9,756

Total net sales	7,346	—	7,346	2,410	9,756
Cost of goods sold:
Cost of goods sold	4,142	—	4,142	1,358	5,500
Total cost of goods sold	4,142	—	4,142	1,358	5,500
Gross profit	3,204	—	3,204	1,052	4,256
Operating expenses:
General and administrative	1,021	—	1,021	335	1,356
Impairment charges	4,201	—	4,201	1,377	5,578

Total operating expenses	5,222	—	5,222	1,712	6,934
Operating income	(2,018)	—	(2,018)	(660)	(2,678)
Other income (expense):
Interest expense	(3,136)	—	(3,136)	(1,029)	(4,165)
Other (expense), net	(815)	—	(815)	(268)	(1,083)
Total other expense	(3,952)	—	(3,952)	(1,296)	(5,248)
Loss from income taxes	(5,970)	—	(5,970)	(1,956)	(7,926)
Provision for income taxes	227	—	227	74	301

Net loss	$(6,197)	—	(6,197)	(2,030)	$(8,227)

SINSIN RENEWABLE INVESTMENT LIMITED

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(in thousands, unless otherwise noted)

Pro forma condensed combined balance sheet

As of September 30, 2014

	Sinsin (IFRS) (Euros)	U.S. GAAP Adjustments (Euros)	Sinsin (U.S. GAAP) (Euros)	Translation Adjustment (Euro x 1.263)	Sinsin (U.S. GAAP) (U.S. Dollars)
ASSETS:
Goodwill	7,313	—	7,313	1,923	9,236
Property, plant and equipment	53,614	—	53,614	14,100	67,714
Other non-current assets	14	—	14	4	18
Deferred tax assets	668	—	668	176	844

TOTAL NON-CURRENT ASSETS	61,609	—	61,609	16,203	77,812

CURRENT ASSETS:
Trade and other receivables	6,949	—	6,949	1,829	8,778
Cash and cash equivalents	2,120	—	2,120	558	2,678

TOTAL CURRENT ASSETS	9,069	—	9,069	2,387	11,456

TOTAL ASSETS	70,678	—	70,678	18,590	89,268

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Interest payable	67	—	67	18	85
Income tax payables	1172	—	1,172	308	1,480
Borrowings	68,263	—	68,263	17,953	86,216
Trade and other payables	2,931	—	2,931	773	3,704

TOTAL CURRENT LIABILITIES	72,433	—	72,433	19,052	91,485

LONG TERM LIABILITIES:
Other non-current liabilities	312	—	312	82	394
Deferred tax liabilities	3,917	—	3,917	1,030	4,947

TOTAL LONG TERM LIABILITIES	4,229	—	4,229	1,112	5,341

TOTAL LIABILITIES	76,662	—	76,662	20,164	96,826

EQUITY:
Share Capital	100	—	100	26	126
Accumulated losses	(6,084)	—	(6,084)	(1,600)	(7,684)

TOTAL EQUITY-attributable to owners of the Company	(5,984)	—	(5,984)	(1,574)	(7,558)

TOTAL LIABILITIES AND EQUITY	70,678	—	70,678	18,590	89,268

Note 3 — Pro Forma Adjustment (3)

It represented the effect of the fair value adjustment made on December 1, 2014 as a result of Solar Power Inc.’s acquisition over the Sinsin as if the acquisition had been consummated on January 1, 2013.

The aggregate purchase price of USD 130 million comprised of cash consideration of USD 64 million and fair value of ordinary shares issued of USD 66 million. The fair value of the ordinary shares issued for purchase price allocation purposes was estimated using the closing market price for a reasonable period before and after the date of the announcement of the acquisition. The valuation was based on a valuation report provided by a third party valuation firm. The valuation report utilizes and considers generally accepted valuation methodologies such as the income, market, cost and actual transaction of shares approach. We have incorporated certain assumptions which include projected cash flows and replacement costs.

SOLAR JUICE PTY LIMITED

FINANCIAL STATEMENTS

JUNE 30, 2014 AND 2013

Independent Auditors’ Report

The Board of Directors

Solar Juice Pty Limited:

We have audited the accompanying financial statements of Solar Juice Pty Limited, which comprise the balance sheets as of June 30, 2014 and 2013, and the related statements of profit or loss and other comprehensive income, changes in equity, and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Solar Juice Pty Limited as of June 30, 2014 and 2013, and the results of its operations and its cash flows for the years then ended in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

(signed) KPMG

Sydney, Australia

August 06, 2015

SOLAR JUICE PTY LIMITED

STATEMENTS OF PROFIT OR LOSS AND OTHER COMPREHENSIVE INCOME

FOR THE YEARS ENDED JUNE 30, 2014 AND 2013

	Note	Year ended June 30, 2014	Year ended June 30, 2013
		AUD ‘000	AUD ‘000
Revenue	7	84,435	66,754
Cost of sales		(78,465)	(61,368)

Gross profit		5,970	5,386
Interest income	7	18	32
Other income	7	1,606	1,309
Other gains and losses	8	529	2,324
Allowance for bad and doubtful debts	10	(672)	(195)
Depreciation and amortisation expense	13	(81)	(58)
Consulting and other professional fees		(259)	(224)
Employee benefit expenses		(1,174)	(861)
Sales and marketing expenses		(146)	(164)
Occupancy expenses		(500)	(445)
Insurance expenses		(283)	(161)
Travel expenses		(56)	(29)
Finance costs		(298)	(51)
Other expenses		(331)	(256)

Profit before tax	8	4,323	6,607
Income tax expense	9	(1,300)	(1,982)

PROFIT FOR THE YEAR		3,023	4,625

Other comprehensive income for the year, net of income tax		—	—

TOTAL COMPREHENSIVE INCOME FOR THE YEAR		3,023	4,625

The accompanying notes are an integral part of these financial statements

SOLAR JUICE PTY LIMITED

BALANCE SHEETS AS OF JUNE 30, 2014 AND 2013

	Note	June 30, 2014	June 30, 2013
		AUD ‘000	AUD ‘000
Current assets
Cash and bank balances	22(a)	86	5,448
Trade and other receivables	10	7,804	7,851
Other financial assets	11	638	1,305
Inventories	12	10,889	9,155
Other		626	262

Total current assets		20,043	24,021

Non-current assets
Property, plant and equipment	13	391	298
Deferred tax assets	9	231	259

Total non-current assets		622	557

Total assets		20,665	24,578

Current liabilities
Trade and other payables	14	9,741	12,685
Borrowings	15	1,618	2,034
Other financial liabilities	16	81	—
Current tax liabilities	9	442	2,327
Provisions	17	218	82
Other liabilities		19	—

Total current liabilities		12,119	17,128

Non-current liabilities
Deferred tax liabilities	9	69	—
Provisions	17	11	7

Total non-current liabilities		80	7

Total liabilities		12,199	17,135

Net assets		8,466	7,443

Equity
Issued capital	18	—	—
Retained earnings		8,466	7,443

Total equity		8,466	7,443

The accompanying notes are an integral part of these financial statements

SOLAR JUICE PTY LIMITED

STATEMENTS OF CHANGES IN EQUITY

FOR THE YEARS ENDED JUNE 30, 2014 AND 2013

	Issued capital	Retained earnings	Total
	AUD ‘000	AUD ‘000	AUD ‘000
Balance at July 1, 2012	—	5,675	5,675
Profit for the year	—	4,625	4,625
Other comprehensive income net of tax	—	—	—

Total comprehensive income for the year	—	4,625	4,625

Payment of dividends (Note 19)	—	(2,857)	(2,857)

Balance at June 30, 2013	—	7,443	7,443

Profit for the year	—	3,023	3,023
Other comprehensive income net of tax	—	—	—

Total comprehensive income for the year	—	3,023	3,023

Payment of dividends (Note 19)	—	(2,000)	(2,000)

Balance at June 30, 2014	—	8,466	8,466

The accompanying notes are an integral part of these financial statements

SOLAR JUICE PTY LIMITED

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED JUNE 30, 2014 AND 2013

	Note	Year ended June 30, 2014	Year ended June 30, 2013
		AUD ‘000	AUD ‘000
Cash flows from operating activities
Receipts from customers		102,512	93,865
Payments to suppliers and employees		(102,083)	(88,822)
Interest received		18	32
Interest and other costs of finance paid		(23)	(51)
Net income tax paid		(3,088)	(1,493)

Net cash (used in) / generated by operating activities	22(b)	(2,664)	3,531

Cash flows from investing activities
Payments for property, plant and equipment		(72)	(133)
Amounts advanced to related parties		(210)	(300)

Net cash used in investing activities		(282)	(433)

Cash flows from financing activities
Dividends paid		(2,000)	(2,857)
Proceeds from borrowings		265	857
Repayment of borrowings		(846)	—

Net cash used in financing activities		(2,581)	(2,000)

Net (decrease) / increase in cash and cash equivalents		(5,527)	1,098
Cash and cash equivalents at the beginning of the financial year		5,448	4,350

Cash and cash equivalents at the end of the financial year	22(a)	(79)	5,448

The accompanying notes are an integral part of these financial statements

SOLAR JUICE PTY LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2014 AND 2013

NOTE 1 — REPORTING ENTITY

Solar Juice Pty Limited (the “Company”) was incorporated on September 18, 2009. The addresses of its registered office and its principal place of business are as follows:

Unit 1

10-12 Forsyth Close

WETHERILLPARK NSW 2164

Australia

The Company is a proprietary company, incorporated in Australia. The entity’s principal activities are the distribution of solar photovoltaic panels, solar inverters and other energy efficient solutions, both domestically and internationally. On May 28, 2015, 80% of the company’s equity interests were acquired by Solar Power, Inc. (“SPI”), an entity whose common stock is traded on the Over the Counter Bulletin Board in the United States. Thereafter, SPI has become the ultimate controlling party of the Company.

The accompanying financial statements were authorized for issue by the Board of Directors of the Company on August 6, 2015.

NOTE 2 — BASIS OF PREPARATION OF FINANCIAL STATEMENTS

The accompanying financial statements of the Company have been prepared in accordance with all applicable International Financial Reporting Standards as issued by the International Accounting Standards Board (IFRSs).

The accounting policies set out in note 4 have been applied in preparing the financial statements for the year ended June 30, 2014 and 2013.

The financial statements have been prepared on a going concern basis which assumes the company will have sufficient cash to pay its debts as and when they become payable for a period of at least 12 months from the date of the financial report.

These financial statements are general purpose financial statements which have been prepared on the basis of historical cost, except for the revaluation of certain financial instruments. Historical cost is based on the fair values of the consideration given in exchange for assets. All amounts are presented in Australian dollars and are rounded off to the nearest thousand dollars, unless otherwise noted. These financial statements have been prepared for the purpose of complying with SPI reporting requirements.

SOLAR JUICE PTY LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2014 AND 2013

NOTE 3 — AMENDMENTS, NEW STANDARDS AND INTERPRETATIONS ISSUED BUT NOT YET EFFECTIVE FOR THE ANNUAL ACCOUNTING PERIOD ENDED JUNE 30, 2014 AND 2013

Up to the date of issue of these financial statements, the IASB has issued a number of amendments, new standards and interpretations which are not yet effective for the year ended June 30, 2014 and 2013, and which have not been adopted in these financial statements.

Effective annual financial periods beginning on or after
Amendments to IAS 32, Financial instruments: Presentation — Offsetting financial assets and financial liabilities	January 1, 2014
Amendments to IAS 36, Recoverable amount disclosure for non-financial assets	January 1, 2014
Amendments to IAS 19, Defined benefit plans: Employee contributions	July 1, 2014
Annual improvements to IFRS 2010-2012 cycle	July 1, 2014
Annual improvements to IFRS 2011-2013 cycle	July 1, 2014
Annual improvements to IFRS 2012-2014 cycle	January 1, 2016
Amendments to IAS 16 and IAS 38, Clarification of acceptable methods of depreciation and amortization	January 1, 2016
Amendments to IFRS 10 and IAS 28, Sale or contribution of assets between an investor and its associate or joint venture	January 1, 2016
IFRS 9, Financial Instruments	January 1, 2018

NOTE 4 — SIGNIFICANT ACCOUNTING POLICIES

The following significant accounting policies have been adopted in the preparation and presentation of the financial report:

4.1	Foreign currency

The financial statements of the company are presented in its functional currency being the currency of the primary economic environment in which the entity operates. For the purpose of the financial statements, the results and financial position of the entity is expressed in Australian dollars, which is the functional currency of Solar Juice Pty Limited and the presentation currency for the financial statements.

In preparing the financial statements of the company, transactions in currencies other than the company’s functional currency are recorded at the rates of exchange prevailing on the dates of the transactions. At each reporting date, monetary items denominated in foreign currencies are retranslated at the rates prevailing at the reporting date. Non-monetary items carried at fair value that are denominated in foreign currencies are retranslated at the rates prevailing on the date when the fair value was determined. Non-monetary items that are measured in terms of historical cost in a foreign currency are not retranslated.

Exchange differences are recognised in profit or loss in the period in which they arise.

4.2	Goods and services tax

Revenues, expenses and assets are recognised net of the amount of goods and services tax (GST), except:

i.	where the amount of GST incurred is not recoverable from the taxation authority, it is recognised as part of the cost of acquisition of an asset or as part of an item of expense; or

ii.	for receivables and payables which are recognised inclusive of GST.

SOLAR JUICE PTY LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2014 AND 2013

The net amount of GST recoverable from, or payable to, the taxation authority is included as part of receivables or payables.

Cash flows are included in the statement of cash flows on a gross basis. The GST component of cash flows arising from investing and financing activities which is recoverable from, or payable to, the taxation authority is classified within operating cash flows.

4.3	Revenue

Revenue is measured at the fair value of the consideration received or receivable. Revenue is reduced for estimated customer returns, rebates and other similar allowances.

Sale of goods

Revenue from the sale of goods is recognised when the following conditions are satisfied:

•	the company has transferred to the buyer the significant risks and rewards of ownership of the goods;

•	the company retains neither continuing managerial involvement to the degree usually associated with ownership nor effective control over the goods sold;

•	the amount of revenue can be measured reliably;

•	it is probable that the economic benefits associated with the transaction will flow to the entity; and

•	the costs incurred or to be incurred in respect of the transaction can be measured reliably.

Interest Income

Interest income from a financial asset is recognised when it is probable that the economic benefits will flow to the company and the amount of revenue can be measured reliably. Interest revenue is accrued on a time basis, by reference to the principal outstanding and at the effective interest rate applicable, which is the rate that exactly discounts estimated future cash receipts through the expected life of the financial asset to that asset’s net carrying amount.

Marketing Income

Marketing income from the supplier incentives is recognised when it is probable that the economic benefits will flow to the company and the amount of revenue can be measured reliably. Marketing income is accrued on a time basis, by reference to the accumulated amount purchased from the supplier and at the incentive rate applicable.

4.4	Income tax

Income tax expense represents the sum of the tax currently payable and deferred tax.

Current tax

The tax currently payable is based on taxable profit for the year. Taxable profit differs from profit as reported in the statement of profit or loss and other comprehensive income because of items of income or expense that are taxable or deductible in other years and items that are never taxable or deductible. The company’s liability for current tax is calculated using tax rates that have been enacted or substantively enacted by the end of the reporting period.

SOLAR JUICE PTY LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2014 AND 2013

Deferred tax

Deferred tax is recognised on temporary differences between the carrying amounts of assets and liabilities in the financial statements and the corresponding tax bases used in the computation of taxable profit. Deferred tax liabilities are generally recognised for all taxable temporary differences.

Deferred tax assets are generally recognised for all deductible temporary differences to the extent that it is probable that taxable profits will be available against which those deductible temporary differences can be utilised. Such deferred tax assets and liabilities are not recognised if the temporary difference arises from goodwill or from the initial recognition (other than in a business combination) of other assets and liabilities in a transaction that affects neither the taxable profit nor the accounting profit.

The carrying amount of deferred tax assets is reviewed at the end of each reporting period and reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow all or part of the asset to be recovered.

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply in the period in which the liability is settled or the asset realised, based on tax rates (and tax laws) that have been enacted or substantively enacted by the end of the reporting period. The measurement of deferred tax liabilities and assets reflects the tax consequences that would follow from the manner in which the company expects, at the end of the reporting period, to recover or settle the carrying amount of its assets and liabilities.

Deferred tax assets and liabilities are offset when there is a legally enforceable right to set off current tax assets against current tax liabilities and when they relate to income taxes levied by the same taxation authority and the company intends to settle its current tax assets and liabilities on a net basis.

Current and deferred tax for the period

Current and deferred tax is recognised as an expense or income in the statement of profit or loss and other comprehensive income, except when it relates to items credited or debited directly to equity, in which case the deferred tax is also recognised directly in equity.

4.5	Cash and cash equivalents

Cash comprises cash on hand and demand deposits. Cash equivalents are short-term, highly liquid investments that are readily convertible to known amounts of cash, which are subject to an insignificant risk of changes in value and have a maturity of three months or less at the date of acquisition.

4.6	Financial instruments

Financial assets and financial liabilities are recognised when the company becomes a party to the contractual provisions of the instrument.

Financial assets and financial liabilities are initially measured at fair value. Transaction costs that are directly attributable to the acquisition or issue of financial assets and financial liabilities (other than financial assets and financial liabilities at fair value through profit or loss) are added to or deducted from the fair value of the financial assets or financial liabilities, as appropriate, on initial recognition. Transaction costs directly attributable to the acquisition of financial assets or financial liabilities at fair value through profit or loss are recognised immediately in profit or loss.

SOLAR JUICE PTY LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2014 AND 2013

Financial assets

Financial assets are classified into the following specified categories: ‘financial assets at fair value through profit or loss’ (FVTPL) and ‘loans and receivables’. The classification depends on the nature and purpose of the financial assets and is determined at the time of initial recognition. All regular way purchases or sales of financial assets are recognised and derecognised on a trade date basis. Regular way purchases or sales are purchases or sales of financial assets that require delivery of assets within the time frame established by regulation or convention in the marketplace.

Effective interest method

The effective interest method is a method of calculating the amortised cost of a financial asset and of allocating interest income over the relevant period. The effective interest rate is the rate that exactly discounts estimated future cash receipts through the expected life of the financial asset, or, where appropriate, a shorter period.

Financial assets at FVTPL

Financial assets are classified as at FVTPL when the financial asset is either held for trading or it is designated as at FVTPL.

A financial asset is classified as held for trading if:

•	it has been acquired principally for the purpose of selling it in the near term; or

•	on initial recognition it is part of a portfolio of identified financial instruments that the company manages together and has a recent actual pattern of short-term profit-taking; or

•	it is a derivative that is not designated and effective as a hedging instrument.

A financial asset other than a financial asset held for trading may be designated as at FVTPL upon initial recognition if:

•	such designation eliminates or significantly reduces a measurement or recognition inconsistency that would otherwise arise; or

•	the financial asset forms part of a group of financial assets or financial liabilities or both, which is managed and its performance is evaluated on a fair value basis, in accordance with the company’s documented risk management or investment strategy, and information about the grouping is provided internally on that basis; or

•	it forms part of a contract containing one or more embedded derivatives, and IAS 39 ‘Financial Instruments: Recognition and Measurement’ permits the entire combined contract to be designated as at FVTPL.

Financial assets at FVTPL are stated at fair value, with any gains or losses arising on remeasurement recognised in statement of profit or loss and other comprehensive income. The net gain or loss recognised in statement of profit or loss and other comprehensive income incorporates any interest earned on the financial asset and is included in the ‘other gains and losses’ line item.

Loans and receivables

Trade receivables, loans, and other receivables that have fixed or determinable payments that are not quoted in an active market are classified as ‘loans and receivables’. Loans and receivables are measured

SOLAR JUICE PTY LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2014 AND 2013

at amortised cost using the effective interest method less impairment. Interest income is recognised by applying the effective interest rate, except for short-term receivables when the effect of discounting is immaterial.

Financial assets

Impairment of financial assets

Financial assets, other than those at fair value through profit or loss, are assessed for indicators of impairment at each balance sheet date. Financial assets are impaired where there is objective evidence that as a result of one or more events that occurred after the initial recognition of the financial asset the estimated future cash flows of the investment have been impacted.

For financial assets carried at amortised cost, the amount of the impairment is the difference between the asset’s carrying amount and the present value of estimated future cash flows, discounted at the original effective interest rate.

The carrying amount of financial assets including uncollectible trade receivables is reduced by the impairment loss through the use of an allowance account. Subsequent recoveries of amounts previously written off are credited against the allowance account. Changes in the carrying amount of the allowance account are recognised in statement of profit or loss and other comprehensive income.

If, in a subsequent period, the amount of the impairment loss decreases and the decrease can be related objectively to an event occurring after the impairment was recognised, the previously recognised impairment loss is reversed through statement of profit or loss and other comprehensive income to the extent the carrying amount of the investment at the date the impairment is reversed does not exceed what the amortised cost would have been had the impairment not been recognised.

Derecognition of financial assets

The company derecognises a financial asset only when the contractual rights to the cash flows from the asset expire, or when it transfers the financial asset and substantially all the risks and rewards of ownership of the asset to another party. If the company neither transfers nor retains substantially all the risks and rewards of ownership and continues to control the transferred asset, the company recognises its retained interest in the asset and an associated liability for amounts it may have to pay. If the company retains substantially all the risks and rewards of ownership of a transferred financial asset, the company continues to recognise the financial asset and also recognises a collateralised borrowing for the proceeds received.

On derecognition of a financial asset in its entirety, the difference between the asset’s carrying amount and the sum of the consideration received and receivable and the cumulative gain or loss that had been recognised in other comprehensive income and accumulated in equity is recognised in profit or loss.

Financial liabilities and equity instruments

Classification as debt or equity

Debt and equity instruments are classified as either financial liabilities or as equity in accordance with the substance of the contractual arrangement.

SOLAR JUICE PTY LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2014 AND 2013

Equity instruments

An equity instrument is any contract that evidences a residual interest in the assets of an entity after deducting all of its liabilities. Equity instruments issued by the company are recognised at the proceeds received, net of direct issue costs.

Financial liabilities

Financial liabilities are classified as either financial liabilities ‘at FVTPL’ or ‘other financial liabilities’.

Financial liabilities at FVTPL

Financial liabilities are classified as at FVTPL when the financial liability is either held for trading or it is designated as at FVTPL.

A financial liability is classified as held for trading if:

•	it has been acquired principally for the purpose of repurchasing it in the near term; or

•	on initial recognition it is part of a portfolio of identified financial instruments that the company manages together and has a recent actual pattern of short-term profit-taking; or

•	it is a derivative that is not designated and effective as a hedging instrument.

A financial liability other than a financial liability held for trading may be designated as at FVTP if upon initial recognition if:

•	such designation eliminates or significantly reduces a measurement or recognition inconsistency that would otherwise arise; or

•	the financial liability forms part of a group of financial assets or financial liabilities or both, which is managed and its performance is evaluated on a fair value basis, in accordance with the company’s documented risk management or investment strategy, and information about the grouping is provided internally on that basis; or

•	it forms part of a contract containing one or more embedded derivatives, and IAS 39 ‘Financial Instruments: Recognition and Measurement’ permits the entire combined contract (asset or liability) to be designated as at FVTPL.

Financial liabilities at FVTPL are stated at fair value, with any gains or losses arising on remeasurement recognised in profit or loss. The net gain or loss recognised in profit or loss incorporates any interest paid on the financial liability and is included in the ‘other gains and losses’ line item.

Other financial liabilities

Other financial liabilities, including borrowings, are initially measured at fair value, net of transaction costs.

Other financial liabilities are subsequently measured at amortised cost using the effective interest method, with interest expense recognised on an effective yield basis.

The effective interest method is a method of calculating the amortised cost of a financial liability and of allocating interest expense over the relevant period. The effective interest rate is the rate that exactly discounts estimated future cash payments through the expected life of the financial liability, or, where appropriate, a shorter period.

SOLAR JUICE PTY LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2014 AND 2013

Derivative financial instruments

The company enters into derivative financial instruments, such as foreign exchange forward contracts, to manage its exposure to foreign exchange rate risk. Further details of derivative financial instruments are disclosed in Note 23.

Derivatives are initially recognised at fair value at the date the derivative contract is entered into and are subsequently remeasured to their fair value at the end of each reporting period. The resulting gain or loss is recognised in statement of profit or loss and other comprehensive income immediately unless the derivative is designated and effective as a hedging instrument, in which event the timing of the recognition in statement of profit or loss and other comprehensive income depends on the nature of the hedge relationship.

Derecognition of financial liabilities

The company derecognises financial liabilities when, and only when, the company’s obligations are discharged, cancelled or they expire. The difference between the carrying amount of the financial liability derecognised and the consideration paid and payable is recognised in profit or loss.

4.7	Inventories

Inventories are valued at the lower of cost and net realisable value. Costs of inventories are determined on a weighted average basis. Net realisable value represents the estimated selling price for inventories less all estimated costs of completion and costs necessary to make the sale.

4.8	Property, plant and equipment

Property, plant and equipment and equipment are stated at cost less accumulated depreciation and impairment. Cost includes expenditure that is directly attributable to the acquisition of the item. In the event that settlement of all or part of the purchase consideration is deferred, cost is determined by discounting the amounts payable in the future to their present value as at the date of acquisition.

Depreciation is provided on property, plant and equipment. Depreciation is calculated on a diminishing value basis so as to write off the net cost or other revalued amount of each asset over its expected useful life to its estimated residual value.

The following depreciation rates are used in the calculation of depreciation:

Class of fixed assets	Depreciation rate
• Warehouse equipment	15%
• Furniture and fittings	10% – 15%
• Motor vehicles	18% – 25%
• Office equipment	15% – 33%

The cost of leasehold improvements is amortised over the remaining period of the individual lease or the estimated useful life of the improvement to the company, whichever is the shorter.

The gain or loss arising on disposal or retirement of an item of property, plant and equipment is determined as the difference between the sales proceeds and the carrying amount of the asset and is recognised in statement of profit or loss and other comprehensive income.

SOLAR JUICE PTY LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2014 AND 2013

4.9	Borrowing costs

Borrowing costs are recognised in statement of profit or loss and other comprehensive income in the period in which they are incurred.

4.10	Leased assets

Leases are classified as finance leases when the terms of the lease transfer substantially all the risks and rewards incidental to ownership of the leased asset to the lessee. All other leases are classified as operating leases.

Company as lessee

Operating lease payments are recognised as an expense on a straight-line basis over the lease term, except where another systematic basis is more representative of the time pattern in which economic benefits from the leased asset are consumed.

Lease incentives

In the event that lease incentives are received to enter into operating leases, such incentives are recognised as a liability. The aggregate benefits of incentives are recognised as a reduction of rental expense on a straight-line basis, except where another systematic basis is more representative of the time pattern in which economic benefits from the leased asset are consumed.

4.11	Impairment of tangible assets

At each reporting date, the company reviews the carrying amounts of its assets to determine whether there is any indication that those assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss (if any). Where the asset does not generate cash flows that are independent from other assets, the company estimates the recoverable amount of the cash-generating unit to which the asset belongs.

Recoverable amount is the higher of fair value less costs to sell and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset for which the estimates of future cash flows have not been adjusted.

If the recoverable amount of an asset (or cash-generating unit) is estimated to be less than its carrying amount, the carrying amount of the asset (cash-generating unit) is reduced to its recoverable amount. An impairment loss is recognised immediately in profit or loss, unless the relevant asset is carried at revalued amount, in which case the impairment loss is treated as a revaluation decrease.

Where an impairment loss subsequently reverses, the carrying amount of the asset (cash-generating unit) is increased to the revised estimate of its recoverable amount, but only to the extent that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognised for the asset (cash-generating unit) in prior years. A reversal of an impairment loss is recognised immediately in profit or loss, unless the relevant asset is carried at fair value, in which case the reversal of the impairment loss is treated as a revaluation increase.

SOLAR JUICE PTY LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2014 AND 2013

4.12	Employee benefits

A liability is recognised for benefits accruing to employees in respect of wages and salaries, annual leave and long service leave when it is probable that settlement will be required and they are capable of being measured reliably.

Liabilities recognised in respect of employee benefits expected to be settled within 12 months, are measured at their nominal values using the remuneration rate expected to apply at the time of settlement, plus related on-costs.

Liabilities recognised in respect of employee benefits which are not expected to be settled within 12 months are measured as the present value of the estimated future cash outflows to be made by the company in respect of services provided by employees up to reporting date.

Defined contribution plans

Contributions to defined contribution superannuation plans are expensed when employees have rendered service entitling them to the contributions.

4.13	Provisions

Provisions are recognised when the company has a present obligation (legal or constructive) as a result of a past event, it is probable that the company will be required to settle the obligation, and a reliable estimate can be made of the amount of the obligation.

The amount recognised as a provision is the best estimate of the consideration required to settle the present obligation at reporting date, taking into account the risks and uncertainties surrounding the obligation. Where a provision is measured using the cash flows estimated to settle the present obligation, its carrying amount is the present value of those cash flows.

When some or all of the economic benefits required to settle a provision are expected to be recovered from a third party, the receivable is recognised as an asset if it is virtually certain that reimbursement will be received and the amount of the receivable can be measured reliably.

NOTE 5 — CRITICAL ACCOUNTING JUDGEMENTS AND KEY SOURCES OF ESTIMATION UNCERTAINTY

In the application of the company’s accounting policies, management is required to make judgements, estimates and assumptions about carrying values of assets and liabilities that are not readily apparent from other sources. The estimates and associated assumptions are based on historical experience and other factors that are considered to be relevant. Actual results may differ from these estimates.

The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognised in the period in which the estimate is revised if the revision affects only that period or in the period of the revision and future periods if the revision affects both current and future periods.

The following are the critical judgements (apart from those involving estimations, which are dealt with below), that management has made in the process of applying the company’s accounting policies and that have the most significant effect on the amounts recognised in the financial statements:

Inventories

Note 12 sets out the categories of inventory carried. The net realisable value of inventories is the estimated selling price in the ordinary course of business less estimated costs to sell which approximates fair value less cost

SOLAR JUICE PTY LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2014 AND 2013

to sell. The key assumptions require the use of management judgement and are reviewed annually. These key assumptions are the variables affecting the estimated costs to sell and the expected selling price. Any reassessment of cost to sell or selling price in a particular year will affect the cost of goods sold.

Key sources of estimation uncertainty

The following are the key assumptions concerning the future, and other key sources of estimation uncertainty at the balance sheet date, that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year:

Aged inventory

The company carries significant inventories of stock-on-hand and which are older than two years old. The directors have determined that the recoverable amount exceeds carrying value, using the methodology described above.

NOTE 6 — SEGMENT INFORMATION

The company is viewed as a single business segment involving distribution of solar photovoltaic panels, solar inverters and other energy efficient solutions, both domestically and internationally for the purposes of internal performance measurement and resource allocation by management. All revenues are derived from this product group. Geographic segmentation of revenue is based on country of origin and segmentation of capital assets is based on ownership which results in the geographic area of Australia.

Therefore, based on the way the company treats its operations as a single business unit, and the manner in which resource allocation decisions are made, the company has only one reportable operating segment for financial reporting purposes.

NOTE 7 — REVENUE

	Year ended June 30, 2014	Year ended June 30, 2013
	AUD ’000	AUD ’000
The following is an analysis of the company’s revenue for the year:
Revenue from the sale of goods	84,435	66,754
Interest income	18	32

Freight income	721	675
Marketing income	794	589
Management fee income	68	35
Other	23	10

Other income	1,606	1,309

SOLAR JUICE PTY LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2014 AND 2013

NOTE 8 — PROFIT FOR THE YEAR

(a)	Gains and losses

Profit for the year has been arrived at after crediting / (charging) the following gains and losses:

	Year ended June 30, 2014	Year ended June 30, 2013
	AUD ’000	AUD ’000
Net foreign exchange gains/(losses):
Realised	159	2,330
Unrealised	309	(560)
Net gain arising on financial assets designated at FVTPL(i)	—	27
Gain on disposal of financial assets designated at FVTPL(ii)	142	527
Net loss arising on financial liabilities designated at FVTPL(iii)	(81)	—

	529	2,324

(i)	The amount represents an increase in fair value on remeasurement of financial assets held for trading and designated at fair value through profit and loss (“FVTPL”) (Note 11)
(ii)	The amount represents a net gain/(loss) on disposal of financial assets held for trading and designated at fair value through profit and loss (“FVTPL”) (Note 11)
(iii)	The comparative amount represents an unrealised net loss arising on foreign forward exchange contracts that economically hedge payments to suppliers denominated in foreign currencies, but for which hedge accounting is not applied (Note 16)

(b)	Other expenses

Profit for the year includes the following expenses:

	Year ended June 30, 2014	Year ended June 30, 2013
	AUD ’000	AUD ’000
Depreciation and amortisation of non-current assets	81	58

Allowance for bad and doubtful debts	672	195

Finance costs	298	51

Employee benefits:
Post-employment benefits	95	72
Other employment benefits	1,079	789

Total employee benefits	1,174	861

SOLAR JUICE PTY LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2014 AND 2013

NOTE 9 — INCOME TAXES

(a)	Income tax recognised in profit or loss

	Year ended June 30, 2014	Year ended June 30, 2013
	AUD ’000	AUD ’000
Current tax
In respect of the current year	1,203	2,222
Deferred tax
In respect of the current year	97	(240)

Total tax expense	1,300	1,982

The income tax expense for the year can be reconciled to the accounting profit as follows:

	Year ended June 30, 2014	Year ended June 30, 2013
	AUD ’000	AUD ’000

Profit before tax from operations	4,323	6,607

Income tax expense calculated at 30% (2013: 30%)	1,297	1,982
Effect of non-assessable income and non-deductible expenses	3	—

Income tax recognised in profit or loss	1,300	1,982

The tax rate used in the above reconciliation is the corporate tax rate of 30% payable by Australian corporate entities on taxable profits under Australian tax law. There has been no change in the corporate tax rate when compared with the previous reporting period.

	June 30, 2014	June 30, 2013
	AUD ’000	AUD ’000
Current tax liability
Income tax payable	442	2,327

SOLAR JUICE PTY LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2014 AND 2013

Deferred tax balances

Deferred tax assets arise from the following:

	Opening balance	Recognised in profit or loss	Closing balance
	AUD ’000	AUD ’000	AUD ’000
2014
Temporary differences
Accrued expenses	2	43	45
Allowance for doubtful debts	18	13	31
Provision for stock obsolescence	45	62	107
Provision for employee entitlement	26	10	36
Make good leased premises, net	—	6	6
Lease smoothing liability	—	6	6
Unrealised foreign exchange losses, net	168	(168)	—

Presented in the balance sheet as deferred tax assets	259	(28)	231

	Opening balance	Recognised in profit or loss	Closing balance
	AUD ’000	AUD ’000	AUD ’000
2013
Temporary differences
Accrued expenses	20	(18)	2
Allowance for doubtful debts	15	3	18
Provision for stock obsolescence	15	30	45
Provision for employee entitlement	12	14	26
Unrealised foreign exchange losses, net	—	168	168

	62	197	259

Deferred tax balances

	June 30, 2014	June 30, 2013
	AUD ’000	AUD ’000

Presented in the balance sheet as deferred tax assets	231	259

Deferred tax liabilities arise from the following:

	Opening balance	Recognised in profit or loss	Closing balance
	AUD ’000	AUD ’000	AUD ’000
2014
Temporary differences
Unrealised foreign exchange gains, net	—	69	69

SOLAR JUICE PTY LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2014 AND 2013

	Opening balance	Recognised in profit or loss	Closing balance
	AUD ’000	AUD ’000	AUD ’000
2013
Temporary differences
Unrealised foreign exchange gains, net	43	(43)	—

	June 30, 2014	June 30, 2013
	AUD ’000	AUD ’000

Presented in the balance sheet as deferred tax liabilities	69	—

NOTE 10 — TRADE AND OTHER RECEIVABLES

	June 30, 2014	June 30, 2013
	AUD ’000	AUD ’000

Trade receivables	7,905	7,910
Less: allowance for doubtful debts	(101)	(59)

	7,804	7,851

The average credit period on sales of goods is 30 days. No interest is charged on trade receivables for the first 30 days from the date of the invoice. The company has recognised an allowance for doubtful debts of AUD101,000 (2013: AUD59,000). Allowances for doubtful debts are recognised against trade receivables based on estimated irrecoverable amounts determined by reference to past default experience of the counterparty and an analysis of the counterparty’s current financial position.

Before accepting any new customers, the company reviews customers’ financial performance, performs trade reference checks and confirms potential customers with the company’s debtor insurer before credit limits are determined. Debtors are reviewed monthly.

Included in the company’s trade receivable balance are debtors with a carrying amount of AUD3,143,000 (2013: AUD898,000) which are past due at the reporting date for which the company has not provided as there has not been a significant change in credit quality and the amounts are still considered recoverable. The company has credit risk management policies in place to mitigate the risk of financial loss from defaults. Refer Note 23(g).

Age of receivables that are past due but not impaired

	June 30, 2014	June 30, 2013
	AUD ’000	AUD ’000

31 - 60 days	2,010	563
61 - 90 days	396	135
91+ days	737	200

Total	3,143	898

Average age (days)	69	64

SOLAR JUICE PTY LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2014 AND 2013

Movement in allowance for doubtful debts

	Year ended June 30, 2014	Year ended June 30, 2013
	AUD ’000	AUD ’000
Balance at beginning of the year	59	50
Impairment losses recognised on receivables	672	195
Amounts written off during the year as uncollectible	(630)	(186)

Balance at end of the year	101	59

In determining the recoverability of a trade receivable, the company considers any change in the credit quality of the trade receivable from the date credit was initially granted up to the end of the reporting period. The concentration of credit risk is limited due to the fact that the customer base is large and unrelated.

NOTE 11 — OTHER FINANCIAL ASSETS

	June 30, 2014	June 30, 2013
	AUD ’000	AUD ’000
Current
Financial assets designated at fair value through profit or loss (FVTPL):
Small-scale technology certificates (“STC’s”) held for trading(i)	128	1,005

	128	1,005

Loans and receivables carried at amortised cost:
Loans to shareholders(ii)	301	—
Loans to other related parties(iii)	209	300

	510	300

	638	1,305

(i)	STCs are financial assets created under the Australian Government’s Small-Scale Renewable Energy Scheme and traded in an unregulated market for environmental products in Australia. STCs are stated at fair value, with any gains or losses arising on remeasurement recognised in the statement of profit or loss and other comprehensive income.
(ii)	The loans to shareholders have been repaid in November 2014.
(iii)	Represents a short term and non-interest bearing loan to Solar Juice Commercial Pty Limited, an entity under the common control of Andrew Burgess and Rami Fedda who are shareholders and directors of the company. The loans have been repaid in May 2015.

NOTE 12 — INVENTORIES

	June 30, 2014	June 30, 2013
	AUD ’000	AUD ’000

Finished goods	11,244	9,305
Less: provision for obsolescence	(355)	(150)

	10,889	9,155

SOLAR JUICE PTY LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2014 AND 2013

All inventories are expected to be recovered within twelve to twenty four months. The cost of inventory recognised as an expense during the year which is included within cost of sales is AUD76,621,000 (2013: AUD58,980,000).

NOTE 13 — PROPERTY, PLANT AND EQUIPMENT

	Leasehold improvements	Warehouse equipment at cost	Motor Vehicles at cost	Furniture & fittings at cost	Office equipment at cost	Total
	AUD ’000	AUD ’000	AUD ’000	AUD ’000	AUD ’000	AUD ’000
Gross carrying amount
Balance at July 1, 2012	34	14	151	46	15	260
Additions	—	—	103	20	10	133

Balance at June 30, 2013	34	14	254	66	25	393
Additions	102	—	—	60	12	174

Balance at June 30, 2014	136	14	254	126	37	567

Accumulated depreciation/ amortisation
Balance at July 1, 2012	1	1	27	4	4	37
Depreciation / amortisation expense	3	2	43	5	5	58

Balance at June 30, 2013	4	3	70	9	9	95
Depreciation / amortisation expense	22	2	36	12	9	81

Balance at June 30, 2014	26	5	106	21	18	176

Net book value
As at June 30, 2013	30	11	184	57	16	298

As at June 30, 2014	110	9	148	105	19	391

NOTE 14 — TRADE AND OTHER PAYABLES

	June 30, 2014	June 30, 2013
	AUD ’000	AUD ’000

Trade payables(i)	8,027	11,840
Goods and services tax payable, net	322	209
Customer deposits	190	252
Other creditors and accruals	1,202	384

	9,741	12,685

The average credit period on purchases of goods is 30 days (2013: 30 days). No interest is charged on the trade payables. The company has financial risk management policies in place to ensure that all payables are paid within the credit timeframe.

SOLAR JUICE PTY LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2014 AND 2013

NOTE 15 — BORROWINGS

	June 30, 2014	June 30, 2013
	AUD ’000	AUD ’000
Current
Unsecured — at amortised cost
Shareholders’ loans:
— Andrew Burgess(i)	—	395
— Rami Fedda(i)	—	425
— Simon Tan(i)	1,214	1,214

	1,214	2,034

Secured — at amortised cost
Bank overdraft(ii)	165	—
Bank loan(ii)	239	—

	404	—

	1,618	2,034

Summary of borrowing arrangements:

(i)	The shareholders’ loans are non-demand loans, have no terms of repayment, are non-interest bearing, and are unsecured.
(ii)	Secured by a mortgage over the personal assets of the director, Rami Fedda accompanied by unsupported debt and interest held by the director, Andrew Burgess. The average effective interest rate on the bank overdraft and bank loan is 10.23% and 7.16% per annum, respectively.

NOTE 16 — OTHER FINANCIAL LIABILITIES

	June 30, 2014	June 30, 2013
	AUD ’000	AUD ’000
Financial liabilities carried at fair value through profit or loss (FVTPL):
Held for trading derivatives not designated in hedge accounting relationships(i)	81	—

(i)	Represents foreign forward exchange contracts that economically hedges payments to suppliers denominated in foreign currencies, but for which hedge accounting is not applied.

SOLAR JUICE PTY LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2014 AND 2013

NOTE 17 — PROVISIONS

	June 30, 2014	June 30, 2013
	AUD ’000	AUD ’000

Employee benefits(i)	124	89
Make good leased premises(ii)	105	—

	229	89

Current	218	82
Non-current	11	7

	229	89

(i)	The provision for employee benefits represents annual leave and vested long service leave entitlements accrued.
(ii)	The provision for make good relates to the contractual commitment to restore leased premises to a non-altered, pre fit-out state at the end of the relevant lease term. The lease is expected to expire in 2018. The estimate may vary as a result of changes in the utilisation of the leased premise.

NOTE 18 — ISSUED CAPITAL

	June 30, 2014	June 30, 2013
	AUD	AUD

100 fully paid ordinary shares	100	100

	Year ended June 30, 2014		Year ended June 30, 2013
	No.	AUD	No.	AUD
Fully paid ordinary shares
Balance at beginning of financial year	100	100	100	100

Balance at end of financial year	100	100	100	100

Fully paid ordinary shares carry one vote per share and carry the right to dividends.

Changes to the then Corporations Law abolished the authorised capital and par value concept in relation to share capital from July 1, 1998. Therefore, the company does not have a limited amount of authorised capital and issued shares do not have a par value.

NOTE 19 — DIVIDENDS

	Year ended June 30, 2014		Year ended June 30, 2013
	AUD per share	Total AUD ’000	AUD per share	Total AUD ’000

Recognised amounts
Fully paid ordinary shares
Final dividend:
Fully franked at a 30% tax rate	20,000.00	2,000	28,571.43	2,857

SOLAR JUICE PTY LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2014 AND 2013

	June 30 2014	June 30 2013
	AUD ’000	AUD ’000

Adjusted franking account balance	3,563	601

In respect of the financial year ended June 30, 2014, a final dividend of AUD2,000,000 was declared and paid during the year, franked at 30% corporate income tax rate.

In respect of the financial year ended June 30, 2013, a final dividend of AUD2,857,000 was declared and paid during the year, franked at 30% corporate income tax rate.

NOTE 20 — LEASE COMMITMENTS

Operating leases

Leasing arrangements

Operating leases relate to lease of the property located at Wetherill Park and with lease terms of 5 years with option to renew the lease at the end of the lease term. The company does not have an option to purchase the leased property at the expiry of the lease periods.

	June 30, 2014	June 30, 2013
	AUD ’000	AUD ’000
Non-cancellable operating lease commitments
Not later than 1 year	246	227
Later than 1 year and not later than 5 years	821	1,044
Later than 5 years	—	23

	1,067	1,294

NOTE 21 — CONTINGENT LIABILITIES

The details and estimated maximum amounts of contingent liabilities which may become payable are shown below. No provision has been made in the financial statements in respect of these contingencies

	June 30, 2014	June 30, 2013
	AUD ’000	AUD ’000
Bank guarantee (Note 22)	192	38
Potential liabilities from Aluminum Rail Customs
Investigation (Note 25)	798	413

(i)	A contingent liability exists for a secured bank guarantee in favour of the landlord relating to conditions set out in the lease of the property at Wetherill Park.
(ii)	Details of Potential liabilities from Aluminum Rail Customs Investigation are disclosed in Note 25 to the financial statements.

SOLAR JUICE PTY LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2014 AND 2013

NOTE 22 — NOTES TO THE STATEMENT OF CASH FLOWS

(a)	Reconciliation of cash and cash equivalents

For the purposes of the statement of cash flows, cash and cash equivalents includes cash on hand and in banks. Cash and cash equivalents at the end of the financial year as shown in the statement of cash flows is reconciled to the related items in the balance sheet as follows:

	June 30, 2014	June 30, 2013
	AUD ’000	AUD ’000
Cash on hand	1	2
Balances with banks	16	5,379
Short term deposits, classified as cash equivalents	69	67

	86	5,448
Bank overdraft	(165)	—

	(79)	5,448

(i)	Short term deposits with Westpac Banking Corporation of AUD42,000 (2013: AUD38,000) is pledged as collateral for bank guarantees.

(b)	Reconciliation of profit for the year to net cash flows from operating activities

	Year ended June 30, 2014	Year ended June 30, 2013
	AUD ’000	AUD ’000
Profit for the year	3,023	4,625

Depreciation and amortisation	81	58
Allowance for bad and doubtful debts	672	195
Provision for stock obsolescence and inventory write downs	80	535
Net gain arising on other financial assets carried at FVTPL	—	(27)
Unrealised foreign exchange (gain) / loss	(309)	560

Decrease / (increase) in deferred tax assets	28	(197)
(Decrease) / increase in deferred tax liabilities	69	(43)
(Decrease) / increase in current tax liabilities	(1,885)	729

Changes in net assets and liabilities:
(Increase) / decrease in assets:
Trade and other receivables	(643)	155
Other financial assets	877	(327)
Inventories	(1,813)	(6,370)
Other assets	(374)	85
Increase / (decrease) in liabilities:
Trade and other payables	(2,607)	3,520
Other financial liabilities	81	(16)
Provisions	56	49

Net cash (used in) / generated by operating activities	(2,664)	3,531

SOLAR JUICE PTY LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2014 AND 2013

NOTE 23 — FINANCIAL INSTRUMENTS

(a)	Capital management

The company manages its capital to ensure that it will be able to continue as a going concern while maximising the return to stakeholders through the optimisation of the debt and equity balance.

The company manages its capital through the retention of earnings, and this overall strategy remains unchanged from 2013.

The capital structure of the company consists of debt from shareholders, which includes net debt (borrowings as detailed in Note 15 offset by cash and bank balances) and equity.

The company is not subject to any externally imposed capital requirements.

(b)	Categories of financial instruments

	June 30, 2014	June 30, 2013
	AUD ’000	AUD ’000
Financial assets
Cash and bank balances	86	5,448
Loans and receivables	8,314	8,151
Fair value through profit or loss (FVTPL) — held for trading	128	1,005

Financial liabilities
Bank overdraft and loans	404	—
Fair value through profit or loss (FVTPL)	81	—
Amortised cost	10,955	14,719

(c)	Financial risk management objectives

The Board approves and manages the risk management processes. The objective is to limit exposure of unfavourable events across market risk, credit risk, liquidity and foreign exchange risk.

(d)	Market risk

The company’s activities expose it primarily to the financial risks of changes in foreign currency exchange rates (refer Note 23(e)). The company also has a limited exposure to changes in interest rates (refer Note 23(f)). The company enters into a variety of derivative financial instruments to manage its exposure to foreign currency risk, including foreign forward exchange contracts. At year end there were no open forward exchange contracts. The company does not enter into interest rate derivative financial instruments.

There has been no change to the company’s exposure to market risks or the manner in which it manages and measures the risk from the previous period.

(e)	Foreign currency risk management

The company undertakes certain transactions denominated in foreign currencies, hence exposures to exchange rate fluctuations arise. Exchange rate exposures are managed by derivative financial instruments.

SOLAR JUICE PTY LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2014 AND 2013

The carrying amount of the company’s foreign currency denominated monetary assets and monetary liabilities at the reporting date is as follows:

	Liabilities		Assets
	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013
	AUD ’000	AUD ’000	AUD ’000	AUD ’000

US dollars	3,380	5,864	764	81
EUROs	3,337	2,818	31	—

Foreign currency sensitivity analysis

The company is mainly exposed to movement in the US dollars and EUROs.

The following table details the company’s sensitivity to a 5% increase and 5% decrease in the Australian Dollar against the relevant foreign currencies. 5% is the sensitivity rate used when reporting foreign currency risk internally to key management personnel and represents management’s assessment of the possible change in foreign exchange rates. The sensitivity analysis includes only outstanding foreign currency denominated monetary items and adjusts their translation at the period end for a 5% change in foreign currency rates. The sensitivity analysis includes foreign currency denominated cash and cash equivalents, trade receivables and trade payables. A positive number indicates an increase in profit or loss and other equity where the Australian Dollar strengthens against the respective currency.

For a weakening of the Australian Dollar against the respective currency there would be an equal and opposite impact on the profit and other equity, and the balances below would be negative.

	USD impact			EURO impact
	June 30, 2014	June 30, 2013		June 30, 2014	June 30, 2013
	AUD ’000	AUD ’000		AUD ’000	AUD ’000

Profit or loss before income tax	131	289	(i)	165	141	(ii)

(i)	This is mainly attributable to gains or losses on USD cash and cash equivalents, receivables and payables.
(ii)	This is mainly attributable to gains or losses on EURO payables.

Forward foreign exchange contracts

It is the policy of the company to enter into forward foreign exchange contracts to manage the risk associated with anticipated purchase transactions. Basis adjustments are made to the carrying amounts of non-financial hedged items when the anticipated purchase transaction takes place.

The following table details the forward foreign currency contracts outstanding as at reporting date:

Outstanding contracts	Average exchange rate		Foreign currency		Contract value		Fair value
	June 30 2014	June 30 2013	June 30 2014	June 30 2013	June 30 2014	June 30 2013	June 30 2014	June 30 2013
			FC’000	FC’000	AUD ’000	AUD ’000	AUD ’000	AUD ’000

Buy US dollars
Less than 3 months	0.9327	—	2,577	—	2,751	—	15	—

Buy EUROs								—
Less than 3 months	0.6670	—	1,256	—	1,887	—	66

							81	—

SOLAR JUICE PTY LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2014 AND 2013

The company regularly enters into contracts to purchase goods predominantly from suppliers in China and Singapore. The company regularly enters into forward foreign exchange contracts (for terms not exceeding 1 month) to commercially hedge the exchange rate risk arising from these anticipated future transactions. These contracts are marked to market at year end with the resultant profit or loss being included in the profit for the year.

(f)	Interest rate risk management

The company borrows interest free from shareholders to fund aspects of the business. Interest rate risk is not a significant risk. The facilities are reviewed annually.

(g)	Credit risk management

Credit risk refers to the risk that a counterparty will default on its contractual obligations resulting in financial loss to the company. The company provides credit to customers who have certain credit metrics. Credit risk insurance is also in place.

The company does not have any significant credit risk exposure to any single counterparty or any group of counterparties having similar characteristics. The credit risk on liquid funds and derivative financial instruments is limited because the company has taken out trade credit insurance policies. In exceptional cases, the company accepts other securities (collateral), such as, guarantees. The insurance policies primarily cover the risk of loss of receivables arising from liquidation, bankruptcy, receivership, official management, deed of company agreement, assignment of debt and protracted debt.

The carrying amount of financial assets recorded in the financial statements, net of any allowances for losses, represents the company’s maximum exposure to credit risk without taking account of the value of any collateral obtained.

(h)	Liquidity risk management

Ultimate responsibility for liquidity risk management rests with the board of directors, who have built an appropriate liquidity risk management framework for the management of the company’s short, medium and long-term funding and liquidity management requirements. The company manages liquidity risk by ensuring facilities are available to meet any daily maximum requirement.

SOLAR JUICE PTY LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2014 AND 2013

Liquidity and interest risk tables

The following tables detail the company’s remaining contractual maturity for its non-derivative financial liabilities. The tables have been drawn up based on the undiscounted cash flows of financial liabilities based on the earliest date on which the company can be required to pay. The table includes both interest and principal cash flows.

	Weighted average effective interest rate	Less than 1 month	1 to 3 months	3 months to 1 year	1 to 5 years	5+ years	Total
	%	AUD ’000	AUD ’000	AUD ’000	AUD ’000	AUD ’000	AUD ’000
2014
Non-interest bearing	—	10,955	—	—	—	—	10,955
Interest bearing	8.41	165	—	239	—	—	404

		11,120	—	239	—	—	11,359

2013
Non-interest bearing	—	14,719	—	—	—	—	14,719

		14,719	—	—	—	—	14,719

The following table details the company’s maturity for its non-derivative financial assets. The tables below have been drawn up based on the undiscounted contractual maturities of the financial assets including interest that will be earned on those assets except where the company anticipates that the cash flow will occur in a different period.

	Weighted average effective interest rate	Less than 1 month	1 to 3 months	3 months to 1 year	1 to 5 years	5+ years	Total
	%	AUD	AUD	AUD	AUD	AUD	AUD
2014
Non-interest bearing	—	17	7,804	510	—	—	8,331
Interest bearing	3.51	—	69	—	—	—	69

		17	7,873	510	—	—	8,400

2013
Non-interest bearing	—	5	7,851	300	—	—	8,156
Interest bearing	0.79	5,376	67	—	—	—	5,443

		5,381	7,918	300	—	—	13,599

(i)	Fair value of financial instruments

The directors consider that the carrying amounts of financial assets and financial liabilities recognised in the financial statements approximate their fair values.

The fair value of other financial assets and financial liabilities (excluding derivative instruments) are determined in accordance with generally accepted pricing models based on discounted cash flow analysis using prices from observable current market transactions.

SOLAR JUICE PTY LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2014 AND 2013

Within the context of IFRS 9 the fair value of derivative financial assets and liabilities in the form of small scale technology certificates and forward foreign exchange contracts, are classified as a Level 2 fair value measurement, being derived from inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (that is, as prices) or indirectly (that is, derived from prices).

NOTE 24 — RELATED PARTY TRANSACTIONS

(a)	Key management personnel compensation

The aggregate compensation made to directors and other members of key management personnel (including directors’ spouses) of the company is set out below:

	Year ended June 30, 2014	Year ended June 30, 2013
	AUD	AUD
Salaries and wages	213,300	190,000
Post employment obligations	19,200	17,100

	232,500	207,100

(b)	Shareholders’ loans

Details of shareholders’ loans are disclosed in Note 15 to the financial statements.

(c)	Loans to related parties

Details of loans to other related parties of the company are disclosed in Note 11 to the financial statements.

(d)	Transactions between Solar Juice Pty Limited and its other related parties

During the financial year, the following trading transactions occurred between the company and its other related parties:

	Sales of goods		Purchases of goods
	Year ended June 30, 2014	Year ended June 30, 2013	Year ended June 30, 2014	Year ended June 30, 2013
	AUD ’000	AUD ’000	AUD ’000	AUD ’000

Other related parties(i)	3,332	174	8,042	10,007

(i)	Other related parties of the company relate to entities under the common control of either Andrew Burgess, Rami Fedda or Simon Tan, shareholders and directors of the company.

Sales of goods to other related parties were made at the company’s usual list prices. Purchases from other related parties are made in arm’s length transactions both at normal market prices and on normal commercial terms unless otherwise stated.

The company also earned management fee income from other related parties of AUD68,000 in respect of shared services for the year ended June 30, 2014 (2013: AUD35,000)

SOLAR JUICE PTY LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2014 AND 2013

The following balances were outstanding at the end of the reporting period:

	Amounts owed by other related parties		Amounts owed to other related parties
	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013
	AUD ’000	AUD ’000	AUD ’000	AUD ’000

Other related parties(i)	510	161	1,430	2,012

(i)	Amounts owed by other related parties are included in trade and other receivables under Note 10. Amounts owed to other related parties are included in trade and other payables under Note 14.

NOTE 25 — EVENTS AFTER THE REPORTING PERIOD

Subsequent to year end, the company received a Notice to Produce Documents request from the Australian Customs Border Protection Service in relation to the tariff classification of certain imports, consistent with similar requests issued to other companies in the solar PV (photovoltaic) industry. Whilst no official claim for payment has been made on the company by the Australian Customs Border Protection Service, the company has submitted an application for an internal review via the Tariff Advice mechanism in January 2015 and is awaiting response from customs. Based on an internal review by management as well as external legal advice, the directors are confident that the company has classified its imports correctly and that no significant liability will arise. In the unlikely event of the Company being unsuccessful in this claim, the directors have estimated the liability (not including any penalties or charges if any) up to be AUD 0.8 million and AUD 0.4 million as of June 30, 2014 and 2013 respectively. Solar Juice is committed to working with key stakeholders including the Australian Customs Border Protection Service, The Clean Energy Council, and other industry members to obtain an industry representative solution to the Australian Customs investigation.

In November 2014, secured by all existing and future assets and undertakings owned by the Company and AUD 6.3 million limited guaranteed and Indemnity by the directors, Rami Fedda and Andrew Burgess, the Company was granted a Trade Finance — Imports facility AUD 6 million, which is to be used exclusively for international business purposes, namely to assist with the importation of goods into Australia from overseas. Individual drawdowns requested should match the underlying trade terms of the import transaction but total financing must not exceeding 120 days after arrival of the goods in Australia. The interest rate is variable based on basic rate (advised at drawdown) plus 1.25% per annum.

On August 25, 2014, Solar Juice PPA Pty Ltd, a 100% owned subsidiary of the Company, was established. This company was established to focus on the PPA (Power Purchase Agreement) business in Australia.

In November 2014, the loans to shareholders (disclosed in note 11) have been fully repaid.

In December 2014, the company was granted remission and refunded general interest charges and penalties for the amount of AUD300,717 by the Commissioner of Taxation. (This amount was paid before the end of June 2014 for the late lodgement and payment of income taxes for FY12 and FY13.)

In August, November and December 2014, the Company declared and paid dividends of AUD200,000, AUD500,000 and AUD100,000 respectively.

On May 28 2015, SPI China (HK) Limited, a wholly owned subsidiary of Solar Power, Inc., acquired 80% of the Company’s shares from the original shareholders. According to the terms agreed in the share purchase agreement between SPI China (HK) Limited and the original shareholders, the Company appointed four additional directors nominated by SPI on the same day.

SOLAR JUICE PTY LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2014 AND 2013

In May 2015, the loans to other related parties (disclosed in note 11) have been fully repaid.

Other than the above, there has not been any matter or circumstance, other than that referred to in the financial statements or notes thereto, that has arisen since the end of the financial year, that has significantly affected, or may significantly affect, the operations of the company, the results of those operations, or the state of affairs of the company in future financial years.

SOLAR JUICE PTY LIMITED

UNAUDITED INTERIM CONDENSED FINANCIAL STATEMENTS

DECEMBER 31, 2014 AND 2013

INDEX TO FINANCIAL STATEMENTS

Unaudited Interim Condensed Statements of Profit or Loss and Other Comprehensive Income	F-236
Unaudited Interim Condensed Balance Sheets	F-237
Unaudited Interim Condensed Statements of Changes in Equity	F-238
Unaudited Interim Condensed Statements of Cash Flows	F-239
Notes to the Unaudited Interim Condensed Financial Statements	F-240

SOLAR JUICE PTY LIMITED

UNAUDITED INTERIM CONDENSED STATEMENTS OF PROFIT OR LOSS

AND OTHER COMPREHENSIVE INCOME

FOR THE SIX-MONTHS ENDED DECEMBER 31, 2014 AND 2013

	Note	Six-months ended December 31 2014	Six-months ended December 31 2013
		AUD ‘000	AUD ‘000
Revenue	3	48,698	44,778
Cost of sales		(45,618)	(41,571)

Gross profit		3,080	3,207

Interest income	3	4	12
Other income	3	651	951
Other gains and losses		(1,446)	(68)
Allowance for bad and doubtful debts		(18)	(656)
Depreciation and amortisation expense		(37)	(39)
Consulting and other professional fees		(149)	(105)
Employee benefit expenses		(795)	(533)
Sales and marketing expenses		(242)	(120)
Occupancy expenses		(299)	(236)
Insurance expenses		(178)	(157)
Travel expenses		(58)	(25)
Finance costs		255	(165)
Other expenses		(324)	(193)

Profit before tax		444	1,873
Income tax expense	4	(133)	(562)

PROFIT FOR THE PERIOD		311	1,311

Other comprehensive income for the period, net of income tax		—	—

TOTAL COMPREHENSIVE INCOME FOR THE PERIOD		311	1,311

The accompanying notes are an integral part of these financial statements

SOLAR JUICE PTY LIMITED

UNAUDITED INTERIM CONDENSED BALANCE SHEETS

AS OF DECEMBER 31, 2014 AND 2013

	Note	December 31 2014	December 31 2013
		AUD ‘000	AUD ‘000
Current assets
Cash and bank balances		3,110	3,193
Trade and other receivables	5	9,468	9,485
Other financial assets		544	572
Inventories		11,409	11,629
Other		453	997

Total current assets		24,984	25,876

Non-current assets
Property, plant and equipment		358	431
Deferred tax assets		474	275

Total non-current assets		832	706

Total assets		25,816	26,582

Current liabilities
Trade and other payables	6	14,139	14,595
Borrowings	7	3,394	2,214
Current tax liabilities		—	2,722
Provisions		246	208
Other liabilities		33	9

Total current liabilities		17,812	19,748

Non-current liabilities
Deferred tax liabilities		27	80

Total non-current liabilities		27	80

Total liabilities		17,839	19,828

Net assets		7,977	6,754

Equity
Issued capital	8	—	—
Retained earnings		7,977	6,754

Total equity		7,977	6,754

The accompanying notes are an integral part of these financial statements

SOLAR JUICE PTY LIMITED

UNAUDITED INTERIM CONDENSED STATEMENTS OF CHANGES IN EQUITY

FOR THE SIX-MONTHS ENDED DECEMBER 31, 2014 AND 2013

	Issued capital	Retained earnings	Total
	AUD ‘000	AUD ‘000	AUD ‘000
Balance at July 1, 2013	—	7,443	7,443
Profit for the period	—	1,311	1,311
Other comprehensive income net of tax	—	—	—

Total comprehensive income for the period	—	8,754	8,754

Payment of dividends	—	(2,000)	(2,000)

Balance at December 31, 2013	—	6,754	6,754

Balance at July 1, 2014	—	8,466	8,466
Profit for the period	—	311	311
Other comprehensive income net of tax	—	—	—

Total comprehensive income for the period	—	8,777	8,777

Payment of dividends	—	(800)	(800)

Balance at December 31, 2014	—	7,977	7,977

The accompanying notes are an integral part of these financial statements.

SOLAR JUICE PTY LIMITED

UNAUDITED INTERIM CONDENSED STATEMENTS OF CASH FLOWS

FOR THE SIX-MONTHS ENDED DECEMBER 31, 2014 AND 2013

	Note	Six-months ended December 31 2014	Six-months ended December 31 2013
		AUD ‘000	AUD ‘000
Cash flows from operating activities
Receipts from customers		51,990	48,759
Payments to suppliers and employees		(49,819)	(47,954)
Interest received		286	12
Interest and other costs of finance paid		(28)	—
Net income tax paid		(496)	(959)

Net cash (used in) / generated by operating activities		1,933	(142)

Cash flows from investing activities
Proceeds from sale of fixed assets		—	19
Payments for property, plant and equipment		—	(65)
Amounts advanced to related parties		(202)	—

Net cash used in investing activities		(202)	(46)

Cash flows from financing activities
Proceeds from repayment of the loans from shareholders		301	—
Proceeds from shareholders’ loan		199	—
Proceeds from borrowings		1,917	—
Dividends paid		(800)	(2,000)
Repayment of borrowings		(159)	(67)

Net cash (used in)/ generated by financing activities		1,458	(2,067)

Net (decrease) / increase in cash and cash equivalents		3,189	(2,255)
Cash and cash equivalents at the beginning of the period		(79)	5,448

Cash and cash equivalents at the end of the period		3,110	3,193

The accompanying notes are an integral part of these financial statements.

SOLAR JUICE PTY LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED FINANCIAL STATEMENTS

FOR THE SIX-MONTHS ENDED DECEMBER 31, 2014 AND 2013

NOTE 1 — REPORTING ENTITY

Solar Juice Pty Limited (the “Company”) was incorporated on September 18, 2009. The addresses of its registered office and its principal place of business are as follows:

Unit 1

10-12 Forsyth Close

WETHERILLPARK NSW 2164

Australia

The Company is a proprietary company, incorporated in Australia. The entity’s principal activities are the distribution of solar photovoltaic panels, solar inverters and other energy efficient solutions, both domestically and internationally. On May 28, 2015, 80% of the company’s equity interests were acquired by Solar Power, Inc. (“SPI”), an entity whose common stock is traded on the Over the Counter Bulletin Board in the United States. Thereafter, SPI has become the ultimate controlling party of the Company.

NOTE 2 — BASIS OF PREPARATION OF FINANCIAL STATEMENTS

These interim condensed financial statements of the Company have been prepared in accordance with International Accounting Standards (IAS) 34 “Interim Financial Reporting” issued by the International Accounting Standards Board (“IASB”). They do not include all the information required for a complete set of financial statements prepared in accordance with International Financial Reporting Standards (“IFRSs”). However, selected explanatory notes are included to explain events and transactions that are significant to an understanding of the changes in the Company’s financial position and performance since the financial statements for the year ended as June 30, 2014.

The interim condensed financial statements were authorized for issue by the Board of Directors of the Company on August 6, 2015.

The preparation of financial statements in conformity with IFRS requires the use of certain critical accounting estimates. It also requires management to exercise its judgment in the process of applying the Company’s accounting policies. Actual results could differ from those estimates and such differences could affect the results of operations reported in future periods.

NOTE 3 — REVENUE

	Six-months ended December 31 2014	Six-months ended December 31 2013
	AUD ’000	AUD ’000
The following is an analysis of the company’s revenue for the period:
Revenue from the sale of goods	48,698	44,778
Interest income	4	12

Other Income:
— Freight income	336	354
— Marketing income	314	554
— Management fees	—	13
— Other	1	30

	651	951

SOLAR JUICE PTY LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED FINANCIAL STATEMENTS

FOR THE SIX-MONTHS ENDED DECEMBER 31, 2014 AND 2013

NOTE 4 — INCOME TAXES

(a)	Income tax recognised in profit or loss

	Six-months ended December 31 2014	Six-months ended December 31 2013
	AUD ’000	AUD ’000

Current tax
In respect of the current period	418	497

Deferred tax
In respect of the current period	(285)	65

Total tax expense	133	562

NOTE 5 — TRADE AND OTHER RECEIVABLES

	December 31 2014	December 31 2013
	AUD ’000	AUD ’000

Trade receivables	9,612	9,586
Less: allowance for doubtful debts	(144)	(101)

	9,468	9,485

NOTE 6 — TRADE AND OTHER PAYABLES

	December 31 2014	December 31 2013
	AUD ’000	AUD ’000

Trade payables	13,767	13,758
Goods and services tax payable, net	19	—
Customer deposits	238	189
Other creditors and accruals	115	648

	14,139	14,595

SOLAR JUICE PTY LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED FINANCIAL STATEMENTS

FOR THE SIX-MONTHS ENDED DECEMBER 31, 2014 AND 2013

NOTE 7 — BORROWINGS

	December 31 2014	December 31 2013
	AUD ’000	AUD ’000
Current
Unsecured — at amortised cost
Shareholders’ loans:
— Andrew Burgess(i)	3	384
— Rami Fedda(i)	46	425
— Simon Tan(i)	1,364	1,214

	1,413	2,023

Secured — at amortised cost
Bank loan — Trade Finance Imports(ii)	1,901	—
Bank loan — Insurance premium finance	80	191

	3,394	2,214

Summary of borrowing arrangements:

(i)	The shareholders’ loans are non-demand loans, have no terms of repayment, are non-interest bearing, and are unsecured.
(ii)	Secured by all existing and future assets and undertakings owned by the Company and AUD 6.3 million limited guaranteed and Indemnity by the directors, Rami Fedda and Andrew Burgess, the Company was granted a Trade Finance – Imports facility AUD 6 million, which is to be used exclusively for international business purposes, namely to assist with the importation of goods into Australia from overseas. Individual drawdowns requested should match the underlying trade terms of the import transaction but total financing must not exceeding 120 days after arrival of the goods in Australia. The interest rate is variable based on basic rate (advised at drawdown) plus 1.25% per annum.

NOTE 8 — ISSUED CAPITAL

	December 31, 2014	December 31, 2013
	AUD	AUD
100 fully paid ordinary shares	100	100

	December 31, 2014		December 31, 2013
	No.	AUD	No.	AUD
Fully paid ordinary shares
Balance at beginning of the period	100	100	100	100

Balance at end of the period	100	100	100	100

Fully paid ordinary shares carry one vote per share and carry the right to dividends.

Changes to the then Corporations Law abolished the authorised capital and par value concept in relation to share capital from July 1, 1998. Therefore, the company does not have a limited amount of authorised capital and issued shares do not have a par value.

SOLAR JUICE PTY LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED FINANCIAL STATEMENTS

FOR THE SIX-MONTHS ENDED DECEMBER 31, 2014 AND 2013

NOTE 9 — RELATED PARTY TRANSACTIONS

(a)	Key management personnel compensation

The aggregate compensation made to directors and other members of key management personnel (including directors’ spouses) of the company is set out below:

	Six-months ended December 31 2014	Six-months ended December 31 2013
	AUD	AUD

Salaries and wages	166,400	129,600
Post employment obligations	15,800	11,700

	182,200	141,300

(b)	Shareholders’ loans

Details of shareholders’ loans are disclosed in Note 7 to the financial statements.

(c)	Loans to related parties

	December 31 2014	December 31 2013
	AUD ‘000	AUD ‘000
Unsecured — at amortised cost
Loans to related parties:
— Solar Juice Commercial Pty Limited	208	300
— Fabral Holdings Pty Limited	202	—

	410	300

Loans to related parties are included in other financial assets.

(d)	Transactions between Solar Juice Pty Limited and its other related parties

During the period, the following trading transactions occurred between the company and its other related parties:

	Sales of goods		Purchases of goods
	Six-months ended December 31 2014	Six-months ended December 31 2013	Six-months ended December 31 2014	Six-months ended December 31 2013
	AUD ’000	AUD ’000	AUD ’000	AUD ’000

Other related parties(i)	1,243	2,189	450	3,882

(i)	Other related parties of the company relate to entities under the common control of either Andrew Burgess, Rami Fedda or Simon Tan, shareholders and directors of the company.

Sales of goods to other related parties were made at the company’s usual list prices. Purchases from other related parties are made in arm’s length transactions both at normal market prices and on normal commercial terms unless otherwise stated.

SOLAR JUICE PTY LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED FINANCIAL STATEMENTS

FOR THE SIX-MONTHS ENDED DECEMBER 31, 2014 AND 2013

The following balances were outstanding at the end of the reporting period:

	Amounts owed by other related parties		Amounts owed to other related parties
	December 31 2014	December 31 2013	December 31 2014	December 31 2013
	AUD ’000	AUD ’000	AUD ’000	AUD ’000

Other related parties(i)	1,033	513	30	896

(i)	Amounts owed by other related parties are included in trade and other receivables under Note 5. Amounts owed to other related parties are included in trade and other payables under Note 6.

NOTE 10 — EVENTS AFTER THE REPORTING PERIOD

The Company received a Notice to Produce Documents request from the Australian Customs Border Protection Service in relation to the tariff classification of certain imports in October 2014, consistent with similar requests issued to other companies in the solar PV (photovoltaic) industry. Whilst no official claim for payment has been made on the company by the Australian Customs Border Protection Service, the company has submitted an application for an internal review via the Tariff Advice mechanism in January 2015 and is still awaiting a response from customs. Based on an internal review by management as well as external legal advice, the directors are confident that the company has classified its imports correctly and that no significant liability will arise. In the unlikely event of the Company being unsuccessful in this claim, the directors have estimated the liability (not including any penalties or charges if any) up to be AUD 0.9million and AUD 0.6million as of December 31, 2014 and 2013 respectively. Solar Juice is committed to working with key stakeholders including the Australian Customs Border Protection Service, The Clean Energy Council, and other industry members to obtain an industry representative solution to the Australian Customs investigation.

On May 28 2015, SPI China (HK) Limited, a wholly owned subsidiary of Solar Power, Inc., acquired 80% of the Company’s shares from the original shareholders. According to the terms agreed in the share purchase agreement between SPI China (HK) Limited and the original shareholders, the Company appointed four additional directors nominated by SPI on the same day.

In May 2015, the loans to other related parties (disclosed in note 9) have been fully repaid.

Other than the above, there has not been any matter or circumstance, other than that referred to in the financial statements or notes thereto, that has arisen since the end of the reporting period, that has significantly affected, or may significantly affect, the operations of the company, the results of those operations, or the state of affairs of the company in future financial years.

SOLAR JUICE PTY LTD.

PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

INDEX TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Unaudited Pro Forma Condensed Combined Statement of Operations For the Year Ended December 31, 2014	F-247
Unaudited Pro Forma Condensed Combined Statement of Operations For the Three-month Period Ended March 31, 2015	F-248
Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2015	F-249
Notes to Unaudited Pro Forma Condensed Combined Financial Statements	F-250

SOLAR JUICE PTY LTD.

Pro Forma Condensed Combined Financial Statements

(Unaudited)

(in thousands, unless otherwise noted)

The following unaudited pro forma condensed combined financial statements give effect to the acquisition by Solar Power, Inc., of Solar Juice Pty Ltd. (“Solar Juice”). On March 31, 2015, SPI China (HK) Limited, entered into a share purchase agreement with Andrew Burgess, a citizen of Australia as trustee on the terms of the Burgess Absolutely Entitled Trust, Rami Fedda, a citizen of Australia as trustee on the terms of the Fedda Absolutely Entitled Trust, and Allied Energy Holding Pte Ltd, a company incorporated in Singapore and associated with Simon Tan, a citizen of Singapore (collectively, the “Solar Juice Sellers”) for the acquisition of the 80% equity interest in Solar Juice. The acquisition was completed on May 28, 2015.

The historical financial information of Solar Juice included elsewhere in this Form 8-K/A has been prepared in accordance with International Financial Reporting Standards (“IFRSs”) as issued by the International Accounting Standards Board (“IASB”) and presented in Australian dollars (“AUD”). IFRSs include International Accounting Standards (“IAS”) and related interpretations. The unaudited pro forma financial statements presented herein include adjustments to convert the basis of the financial statements of Solar Juice from IFRSs to U.S. generally accepted accounting principles (“U.S. GAAP”) and to translate the AUD amounts into U.S. dollars (“USD”).

The pro forma condensed combined balance sheet as of March 31, 2015, and the pro forma condensed combined statement of operations for the year ended December 31, 2014, and the pro forma condensed combined statement of operations for the three-month period ended March 31, 2015, and the notes thereto are included herein.

The unaudited pro forma condensed combined statement of operations is based on the individual historical consolidated statement of operations of Solar Power, Inc. and Solar Juice for the year ended December 31, 2014 and three-month period ended March 31, 2015 giving effect to the acquisition of Solar Juice as if it had occurred on January 1, 2014. The pro forma statement of operations reflects only pro forma adjustments expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined balance sheet is based on the individual historical consolidated balance sheet of Solar Power, Inc. and Solar Juice as at March 31, 2015 giving effect to the acquisition of Solar Juice as if it had occurred on March 31, 2015. The unaudited pro forma condensed combined financial statements reflects adjustments to give effect to pro forma events that are (1) directly attributable to the acquisition, (2) factually supportable, and (3) expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements. In addition, the unaudited pro forma condensed combined financial statements and notes thereto should be read in conjunction with (1) Solar Power, Inc.’s annual report on Form 10-K, for the year ended December 31, 2014, including the audited consolidated financial statements and the notes relating thereto, for the year ended December 31, 2014, (2) Solar Juice’s audited financial statements for the period from July 1, 2013 to June 30, 2014, and the notes relating thereto, (3) the Solar Power, Inc. Form 10-Q for the first quarter ended March 31, 2015, including the unaudited interim condensed consolidated financial statements for the three-months ended March 31, 2015, and (4) Solar Juice unaudited interim condensed financial statements for the period from July 1, 2014 to December 31, 2014.

SOLAR JUICE PTY LTD.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

Year ended December 31, 2014

(In thousands, except for share data)

	Solar Power, Inc.	Solar Juice (U.S. GAAP)	Pro Forma Adjustments(3)	Pro Forma Combined
Net sales:
Net sales	$91,642	$79,396	$—	$171,038

Total net sales	91,642	79,396	—	171,038
Cost of goods sold:
Cost of goods sold	77,430	74,120	—	151,550
Provision for losses on contracts	2,055	—	—	2,055

Total cost of goods sold	79,485	74,120	—	153,605

Gross profit	12,157	5,276	—	17,433

Operating expenses:
General and administrative	6,243	2,962	—	9,205
Sales, marketing and customer service	1,401	241	458	2,100

Total operating expenses	7,644	3,203	458	11,305

Operating income/(loss)	4,513	2,073	(458)	6,128
Other income (expense):
Interest expense	(2,259)	—	—	(2,259)
Interest income	1,212	118	—	1,330
Loss on extinguishment of convertible bonds	(8,907)	—	—	(8,907)
Fair value change of derivative liability	972	—	—	972
Others	2,313	411	—	2,724

Total other (expense) income, net	(6,669)	529	—	(6,140)

(Loss)/profit before income taxes	(2,156)	2,602	(458)	(12)
Provision for income taxes	3,040	784	(137)	3,687

Net (loss)/profit	$(5,196)	$1,818	$(321)	$(3,699)
Net loss attributable to noncontrolling interests	—	364	(64)	300

Net (loss)/profit attributable to stockholders of the Company	(5,196)	1,454	(257)	(3,999)

Net loss per common share
Basic and diluted	(0.02)			(0.01)

Weighted average number of common shares used in computing per share amounts
Basic and diluted	307,005,057			307,005,057

SOLAR JUICE PTY LTD.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

Three-month period ended March 31, 2015

(In thousands, except for share data)

	Solar Power, Inc.	Solar Juice (U.S. GAAP)	Pro Forma Adjustments(3)	Pro Forma Combined
Net sales:
Net sales	$16,200	$15,554	$—	$31,754

Total net sales	16,200	15,554	—	31,754
Cost of goods sold:
Cost of goods sold	10,989	14,849	—	25,838

Total cost of goods sold	10,989	14,849	—	25,838

Gross profit	5,211	705	—	5,916

Operating expenses:
General and administrative	39,137	782	—	39,919
Sales, marketing and customer service	5,722	84	114	5,920

Total operating expenses	44,859	866	114	45,839

Operating (loss)/income	(39,648)	(161)	(114)	(39,923)
Other income (expense):
Interest expense	(1,397)	(15)	—	(1,412)
Interest income	396	2	—	398
Others	3,901	(176)	—	3,725

Total other (expense) income, net	2,900	(189)	—	2,711

Loss before income taxes	(36,748)	(350)	(114)	(37,212)
Provision for income taxes	707	(105)	(34)	568

Net loss	$(37,455)	$(245)	$(80)	$(37,780)
Net loss attributable to noncontrolling interests	(3)	(49)	(16)	(68)

Net loss attributable to stockholders of the Company	(37,452)	(196)	(64)	(37,712)

Net loss per common share
Basic and diluted	(0.06)			(0.06)

Weighted average number of common shares used in computing per share amounts
Basic and diluted	584,519,396			584,519,396

See accompanying notes to the pro-forma condensed combined financial statements.

SOLAR JUICE PTY LTD.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of March 31, 2015

(In thousands, except for share data)

	Solar Power, Inc.	Solar Juice (U.S. GAAP)	Pro Forma Adjustments(3)	Pro Forma Combined

ASSETS
Current assets:
Cash and cash equivalents	$96,307	$1,006	—	$97,313
Restricted cash	30,999	—	—	30,999
Bank deposits with maturity over three months	5,323	—	—	5,323
Short-term investments	27,424	—	—	27,424
Accounts receivable, net of allowance for doubtful accounts	23,089	6,896	—	29,985
Costs and estimated earnings in excess of billings on uncompleted contracts	85,075	—	—	85,075
Inventories, net	8,206	11,307	736	20,249
Project assets	107,354	—	—	107,354
Prepaid expenses and other current assets	38,527	1,473	—	40,000
Other receivable, related parties	4,723	—	—	4,723
Finance lease receivable	2,052	—	—	2,052
Other financial assets	—	450	373	823

Total current assets	429,079	21,132	1,109	451,320

Intangible asset	517	—	4,579	5,096
Goodwill	67,462	—	8,238	75,700
Accounts receivable, noncurrent	3,667	—	—	3,667
Notes receivable, noncurrent	6,611	—	—	6,611
Property, plant and equipment at cost, net	108,892	269	—	109,161
Project assets, noncurrent	32,014	—	—	32,014
Deferred tax assets, net	1,123	348	—	1,471
Financing receivable, noncurrent	107	—	—	107

Total assets	$649,472	$21,749	$13,926	$685,147

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$90,789	$8,952	—	$99,741
Accounts payable, related parties	30,667	—	—	30,667
Notes payable	46,814	—	—	46,814
Accrued liabilities	22,681	297	—	22,978
Income taxes payable	5,378	—	—	5,378
Advance from customers	18,951	—	—	18,951
Short term borrowings	61,637	5,723	(230)	67,130
Other current liabilities	29,512	926	—	30,438
Other current liabilities, related parties	934	—	—	934

Total current liabilities	307,363	15,898	(230)	323,031
Financing and capital lease obligations	9,956	—	—	9,956
Convertible bonds	32,987	—	—	32,987
Deferred tax liability, net	3,233	13	1,775	5,021
Other noncurrent liabilities	25,914	—	—	25,914

Total liabilities	379,453	15,911	1,545	396,909

Commitments and contingencies	—	—	—	—

Stockholders’ equity
Common stock	60	—	1	61
Additional paid in capital	380,739	—	15,509	396,248
Accumulated other comprehensive loss	(13,291)	—	—	(13,291)
Accumulated (deficit)/profit	(98,722)	5,838	(5,838)	(98,722)

Total stockholders’ equity	268,786	5,838	9,672	284,296

Noncontrolling interests	1,233	—	2,709	3,942
Total liabilities and stockholders’ equity	$649,472	$21,749	$13,926	$685,147

See accompanying notes to the pro-forma condensed combined financial statements.

SOLAR JUICE PTY LTD.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(in thousands, unless otherwise noted)

Note 1 — Basis of Presentation

On March 31, 2015, SPI China (HK) Limited entered into a share purchase agreement (Purchase Agreement) with Solar Juice Sellers for the acquisition of the 80% equity interest in Solar Juice. Under the Purchase Agreement, SPI China (HK) Limited acquired the 80% equity interest from Solar Juice in exchange for 14,073,354 shares of Solar Power Inc.’s shares of common stock.

The acquisition was completed on May 28, 2015.

In accordance with guidance for pro forma financial statements, we are presenting the as-if-combined balance sheet of Solar Power, Inc. and Solar Juice as if they were combined on March 31, 2015.

Note 2 — IFRS to U.S. GAAP Adjustments and Foreign Currency Translation

There is no adjustment made to the Solar Juice statement of operations for the year ended December 31, 2014 and three-month period ended March 31, 2015 to convert from IFRS to U.S. GAAP. In addition, the AUD based income statement for Solar Juice for the year ended December 31, 2014 and three-month period ended March 31, 2015 converted to U.S. GAAP has been translated to U.S. dollars using a historic exchange rate. The average historic spot rate for the year ended December 31, 2014 and three-month period ended March, 2015 was $0.8986 and $0.7732 per AUD respectively, and the historic spot rate as of March 31, 2015 was $0.7625 per AUD. A reader of this pro forma financial information should not construe this translation as representations by the Company that the real amounts actually represent these U.S. dollar amounts or could be converted into U.S. dollars at the rate indicated.

SOLAR JUICE PTY LTD.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(in thousands, unless otherwise noted)

Unaudited pro forma condensed combined statement of operations

Year ended December 31, 2014

	Solar Juice (IFRS) (AUD)	U.S. GAAP Adjustments (AUD)	Solar Juice (U.S. GAAP) (AUD)	Translation Adjustment (AUD x 0.8986)	Solar Juice (U.S. GAAP) (U.S. Dollars)

Net sales:
Net sales	88,355	—	88,355	(8,959)	79,396

Total net sales	88,355	—	88,355	(8,959)	79,396
Cost of goods sold:
Cost of goods sold	82,484	—	82,484	(8,364)	74,120

Total cost of goods sold	82,484	—	82,484	(8,364)	74,120

Gross profit	5,871	—	5,871	(595)	5,276

Operating expenses:
General and administrative	3,296	—	3,296	(334)	2,962
Sales, marketing and customer service	268	—	268	(27)	241

Total operating expenses	3,564	—	3,564	(361)	3,203

Operating income	2,307	—	2,307	(234)	2,073
Other income (expense):
Interest income	131	—	131	(13)	118
Others	457	—	457	(46)	411

Total other (expense) income, net	588	—	588	(59)	529

Profit before income taxes	2,895	—	2,895	(293)	2,602
Provision for income taxes	872	—	872	(88)	784

Net profit	$2,023	—	2,023	(205)	$1,818

SOLAR JUICE PTY LTD.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(in thousands, unless otherwise noted)

Unaudited pro forma condensed combined statement of operations

Three-month period ended March 31, 2015

	Solar Juice (IFRS) (AUD)	U.S. GAAP Adjustments (AUD)	Solar Juice (U.S. GAAP) (AUD)	Translation Adjustment (AUD x 0.7732)	Solar Juice (U.S. GAAP) (U.S. Dollars)

Net sales:
Net sales	20,116	—	20,116	(4,562)	15,554

Total net sales	20,116	—	20,116	(4,562)	15,554
Cost of goods sold:
Cost of goods sold	19,205	—	19,205	(4,356)	14,849

Total cost of goods sold	19,205	—	19,205	(4,356)	14,849

Gross profit	911	—	911	(206)	705

Operating expenses:
General and administrative	1,011	—	1,011	(229)	782
Sales, marketing and customer service	108	—	108	(24)	84

Total operating expenses	1,119	—	1,119	(253)	866

Operating income/(loss)	(208)	—	(208)	47	(161)
Other income (expense):
Interest expense	(19)	—	(19)	4	(15)
Interest income	2	—	2	—	2
Others	(228)	—	(228)	52	(176)

Total other (expense) income, net	(245)	—	(245)	56	(189)

Loss before income taxes	(453)	—	(453)	103	(350)
Provision for income taxes	(136)	—	(136)	31	(105)

Net loss	$(317)	$—	$(317)	$72	$(245)

SOLAR JUICE PTY LTD.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(in thousands, unless otherwise noted)

Unaudited pro forma condensed combined balance sheet

As of March 31, 2015

	Solar Juice (IFRS) (AUD)	U.S. GAAP Adjustments (AUD)	Solar Juice (U.S. GAAP) (AUD)	Translation Adjustment (AUD x 0.7625)	Solar Juice (U.S. GAAP) (U.S. Dollars)
ASSETS:
Property, plant and equipment	353	—	353	(84)	269
Deferred tax assets, net	457	—	457	(109)	348

TOTAL NON-CURRENT ASSETS	810	—	810	(193)	617

CURRENT ASSETS:
Prepaid expenses and other current assets	1,932	—	1,932	(459)	1,473
Inventories, net	14,829	—	14,829	(3,522)	11,307
Other financial assets	590	—	590	(140)	450
Accounts receivable, net of allowance for doubtful accounts	9,044	—	9,044	(2,148)	6,896
Cash and cash equivalents	1,319	—	1,319	(313)	1,006

TOTAL CURRENT ASSETS	27,714	—	27,714	(6,582)	21,132

TOTAL ASSETS	28,524	—	28,524	(6,775)	21,749

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Other current liabilities	1,214	—	1,214	(288)	926
Accrued liabilities	390	—	390	(93)	297
Short term borrowings	7,505	—	7,505	(1,782)	5,723
Income tax payables	—	—	—	—	—
Accounts payable	11,741	—	11,741	(2,789)	8,952

TOTAL CURRENT LIABILITIES	20,850	—	20,850	(4,952)	15,898

Deferred tax liability, net	17	—	17	(4)	13

TOTAL LIABILITIES	20,867	—	20,867	(4,956)	15,911

EQUITY:
Paid-in Capital	—	—	—	—	—
Retained earnings	7,657	—	7,657	(1,819)	5,838

TOTAL EQUITY	7,657	—	7,657	(1,819)	5,838

TOTAL LIABILITIES AND EQUITY	28,524	—	28,524	(6,775)	21,749

Note 3 — Pro Forma Adjustment (3)

It represented the effect of fair value adjustment, intangible assets — customer relationship adjustment and noncontrolling interests adjustment made on May 28, 2015 as a result of Solar Power, Inc.’s acquisition over the Solar Juice as if the acquisition had been consummated on January 1, 2014.

The aggregate purchase price of US$15,578,000 represented fair value of ordinary shares of 14,073,354. The fair value of the ordinary shares issued for purchase price allocation purposes was estimated using the closing market price for a reasonable period before and after the date of the announcement of the acquisition. The valuation was based on a valuation report provided by a third party valuation firm. The valuation report utilizes and considers generally accepted valuation methodologies such as the income, market, cost and actual transaction of shares approach. We have incorporated certain assumptions which include projected cash flows and replacement costs.

GONGHE COUNTY XINTE PHOTOVOLTAIC CO., LTD.

FINANCIAL STATEMENTS

DECEMBER 31, 2013

Independent Auditors’ Report

The Board of Directors

Gonghe County Xinte Photovoltaic Co., Ltd.:

We have audited the accompanying financial statements of Gonghe County Xinte Photovoltaic Co., Ltd., which comprise the balance sheet as of December 31, 2013 and the related statements of profit and loss and other comprehensive income, changes in equity, and cash flows for the period from April 28, 2013 (date of incorporation) to December 31, 2013, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Gonghe County Xinte Photovoltaic Co., Ltd. as of December 31, 2013, and the results of its operations and its cash flows for the period from April 28, 2013 (date of incorporation) to December 31, 2013 in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

(signed) KPMG Huazhen LLP

Shanghai, China

March 19, 2015

GONGHE COUNTY XINTE PHOTOVOLTAIC CO., LTD.

STATEMENT OF PROFIT OR LOSS AND OTHER COMPREHENSIVE INCOME

FOR THE PERIOD FROM APRIL 28, 2013 (DATE OF INCORPORATION) TO DECEMBER 31, 2013

In RMB	Period Ended December 31 2013

Revenues	—
Cost of sales	—

Gross profit	—

Other income	—
Administrative expenses	(4,160)
Other expenses	—

Operating loss	(4,160)
Finance income (note 9)	4,820

Net profit before income taxes	660
Income taxes (note 7)	(165)

Profit for the period	495
Other comprehensive income for the period	—

Total comprehensive income for the period	495

The accompanying notes are an integral part of these financial statements.

GONGHE COUNTY XINTE PHOTOVOLTAIC CO., LTD.

BALANCE SHEET AS OF DECEMBER 31, 2013

In RMB	As of December 31, 2013

ASSETS:
Land use rights (note 5)	2,600,000
Property, plant and equipment (note 6)	179,948,020
TOTAL NON-CURRENT ASSETS	182,548,020

CURRENT ASSETS:
Cash and cash equivalents (note 4)	2,000,660

TOTAL CURRENT ASSETS	2,000,660

TOTAL ASSETS	184,548,680

LIABILITIES AND EQUITY:
CURRENT LIABILITIES:
Income tax payables	165
Trade and other payables (note 8)	182,548,020

TOTAL CURRENT LIABILITIES	182,548,185

TOTAL LIABILITIES	182,548,185

EQUITY:
Paid-in capital (note 11)	2,000,000
Retained earnings	495

TOTAL EQUITY	2,000,495

TOTAL LIABILITIES AND EQUITY	184,548,680

The accompanying notes are an integral part of these financial statements.

GONGHE COUNTY XINTE PHOTOVOLTAIC CO., LTD.

STATEMENT OF CHANGES IN EQUITY

FOR THE PERIOD FROM APRIL 28, 2013 (DATE OF INCORPORATION) TO DECEMBER 31, 2013

In RMB	Paid-in Capital	Retained Earnings	Total

Balance at April 28, 2013 (date of incorporation)	—	—	—
Changes in equity for the period
Profit for the period	—	495	495
Other comprehensive income	—	—	—

Total comprehensive income	—	495	495

Capital injection	2,000,000	—	2,000,000

Balance at December 31, 2013	2,000,000	495	2,000,495

The accompanying notes are an integral part of these financial statements.

GONGHE COUNTY XINTE PHOTOVOLTAIC CO., LTD.

STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM APRIL 28, 2013 (DATE OF INCORPORATION) TO DECEMBER 31, 2013

Period ended December 31, 2013
In RMB

Cash flows from operating activities
Profit before taxation	660
Adjustments for:
Finance income	(4,820)

Changes in:
Trade and other receivables	—
Trade and other payables	—
Cash used in operating activities	(4,160)

Tax paid	—
Net cash used in operating activities	(4,160)

Cash flows from investing activities
Purchase of property, plant and equipment	—
Net cash used in investing activities	—

Cash flows from financing activities
Capital injection	2,000,000
Finance income received	4,820
Net cash from financing activities	2,004,820
Net increase in cash and cash equivalents	2,000,660
Cash and cash equivalents at beginning of the period	—

Cash and cash equivalents at end of the period	2,000,660

The accompanying notes are an integral part of these financial statements.

GONGHE COUNTY XINTE PHOTOVOLTAIC CO., LTD.

NOTES TO THE FINANCIAL STATEMENTS

FOR THE PERIOD FROM APRIL 28, 2013 (DATE OF INCORPORATION) TO DECEMBER 31, 2013

NOTE 1 — REPORTING ENTITY

Gonghe County Xinte Photovoltaic Co., Ltd. (the “Company”) was incorporated on April 28, 2013. The address of its registered office is Photovoltaic Park, Gonghe County, Qing Hai Province, The People’s Republic of China (“PRC”). The Company is a limited liability company established at Qing Hai province in the PRC by TBEA Xinjiang Sunoasia Co., Ltd. (“TBEA Xinjiang”) and Xinjiang Sang Ou Solar Equipment Co., Ltd. (“Xinjiang Sang Ou”). As of December 31, 2013, the Company was owned as to 90% by TBEA Xinjiang and 10% by Xinjiang Sang Ou. On December 31, 2014, 100% of the Company’s equity interests were acquired by Solar Power, Inc (“SPI”), an entity whose common stock is traded on the Over the Counter Bulletin Board in the United States. Thereafter, SPI has become the ultimate controlling party of the Company.

The Company is principally engaged in the development, investment and operation of the photovoltaic park located in the PRC. As at December 31, 2013, the Company owned a 20 mega-watt photovoltaic park, the construction of which was completed in December 2013.

The photovoltaic park was grid connected in December 2013. Since January 2014, the Company has started generating revenue through sales of electricity to State Grid Qinghai Electric Power Company in the PRC (“State Grid”).

These financial statements were authorized for issue by the Board of Directors of the Company on March 19, 2015.

NOTE 2 — BASIS OF PREPARATION OF FINANCIAL STATEMENTS

The accompanying financial statements of the Company have been prepared in accordance with all applicable International Financial Reporting Standards (“IFRSs”), which collective term includes all applicable individual International Financial Reporting Standards, International Accounting Standards (“IASs”) and Interpretations issued by the International Accounting Standards Board (“IASB”).

For local statutory filings in PRC, the Company prepares its annual financial statements in accordance with generally accepted accounting principles in PRC (“PRC GAAP”).

The accounting policies set out in note 3 have been applied in preparing the financial statements for the period from the date of the incorporation of April 28, 2013 to December 31, 2013.

The financial statements have been prepared under the historical cost convention.

The preparation of financial statements in conformity with IFRSs requires the use of certain critical accounting estimates. It also requires management to exercise its judgment in the process of applying the Company’s accounting policies. The areas involving a higher degree of judgment or complexity, or areas where assumptions and estimates are significant to the financial statements are disclosed in note 14. Actual results could differ from those estimates and such differences could affect the results of operations reported in future periods.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As at December 31, 2013, the Company had net current liabilities of RMB 180,547,525, of which RMB 182,174,220 was payable to TBEA Xinjiang in connection with the construction of the Company’s photovoltaic park.

GONGHE COUNTY XINTE PHOTOVOLTAIC CO., LTD.

NOTES TO THE FINANCIAL STATEMENTS

FOR THE PERIOD FROM APRIL 28, 2013 (DATE OF INCORPORATION) TO DECEMBER 31, 2013

The directors of the Company have given careful consideration to the future liquidity and performance of the Company and its available sources of finance in assessing whether the Company will have sufficient financial resources to continue as a going concern.

The directors believe the Company will generate sufficient cash flow and continue as a going concern on the basis that SPI, the Company’s parent company since December 31, 2014, has undertaken to provide financial support to the Company through at least December 31, 2015 to the extent necessary such that the Company can meet its financial obligations as and when they fall. Accordingly, the accompanying financial statements have been prepared on a going concern basis.

NOTE 3 — SIGNIFICANT ACCOUNTING POLICIES

The principal accounting policies applied in the preparation of these financial statements are set out below.

3.1	CASH AND CASH EQUIVALENTS

Cash and cash equivalents consist of cash on hand and cash at banks with maturities of three months or less from the acquisition date that are subject to an insignificant risk of changes in their fair value, and are used by the Company in the management of its short-term commitments.

3.2	FOREIGN CURRENCY TRANSACTIONS

The Company’s financial statements are presented in RMB, which is also the functional currency of the Company.

Transactions denominated in foreign currencies are translated to the functional currency of the Company at the foreign exchange rates ruling at the transaction dates. Monetary assets and liabilities denominated in foreign currencies are translated at the foreign exchange rates ruling at the balance sheet date. Exchange gains and losses are recognized in profit or loss.

3.3	LAND USE RIGHTS

Land use rights are located in the PRC and are carried at cost less accumulated amortization and impairment loss (note 3.5(a)). Amortization is provided to write off cost of land use rights on a straight line basis of 25 years.

3.4	PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are stated at historical cost less accumulated depreciation and impairment losses (note 3.5(a)).

Cost includes expenditure that is directly attributable to the acquisition of the items. Subsequent costs are included in the asset’s carrying amount or recognized as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the entity and the cost of the item can be measured reliably. The carrying amount of the replaced part is derecognized. All other repairs and maintenance are charged to the profit or loss as incurred. Subsequent costs are depreciated over the remaining useful life of the related asset.

GONGHE COUNTY XINTE PHOTOVOLTAIC CO., LTD.

NOTES TO THE FINANCIAL STATEMENTS

FOR THE PERIOD FROM APRIL 28, 2013 (DATE OF INCORPORATION) TO DECEMBER 31, 2013

Depreciation is calculated using the straight-line method to allocate the cost of the assets to their residual values over their estimated useful lives as follows:

Description	Useful life (in years)
Photovoltaic park assets	25
Buildings	25

The assets’ residual values and useful lives are reviewed, and adjusted if appropriate, at each reporting date.

An item of property, plant and equipment and any significant part initially recognized is derecognized upon disposal or when no future economic benefits are expected from its use or disposal. Gains and losses on disposals are determined by comparing proceeds with carrying amount and are included in operating profit. Interest costs on borrowings specifically used to finance the construction of property, plant and equipment are capitalized during the construction period if recognition criteria are met.

3.5	IMPAIRMENT OF ASSETS

(a)	Impairment of Property, Plant and Equipment and Land Use Rights

Property, plant and equipment and land use rights are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognized for the amount by which the asset’s carrying amount exceeds its recoverable amount. The recoverable amount is the higher of an asset’s fair value less costs to sell and value in use. In assessing the value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflect current market assessments of the time value of money and the risks specific to the assets. For the purposes of assessing impairment, assets are grouped at the lowest levels for which there are independently identifiable cash flows (cash-generating units). Impairment loss is reversed if there has been a favorable change in the estimates used in determining the recoverable amount. A reversal in impairment loss is limited to the asset’s carrying amount that would have been determined had no impairment loss been recognized in prior years. Reversals of impairment losses are credited to profit or loss in the year in which the reversals are recognized.

3.6	TAXATION

The tax expense for the period comprises current and deferred tax. Tax is recognized in the profit or loss, except to the extent that it relates to items recognized in other comprehensive income or directly in equity. In this case, the tax is also recognized in other comprehensive income or directly in equity, respectively.

The current income tax charge is calculated on the basis of the tax laws enacted or substantively enacted at the balance sheet date in PRC. Management periodically evaluates positions taken in tax returns with respect to situations in which applicable tax regulation is subject to interpretation. It establishes provisions where appropriate on the basis of amounts expected to be paid to the tax authorities.

Deferred income tax is recognized, using the liability method, on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the financial statements. However, the deferred income tax is not accounted for if it arises from initial recognition of an asset or liability in a transaction other than a business combination that at the time of the transaction affects neither accounting nor taxable profit or loss. Deferred income tax is determined using tax rates (and laws) that have been enacted or substantively enacted by the balance sheet date and are expected to apply when the related deferred income tax asset is realized or the deferred income tax liability is settled.

GONGHE COUNTY XINTE PHOTOVOLTAIC CO., LTD.

NOTES TO THE FINANCIAL STATEMENTS

FOR THE PERIOD FROM APRIL 28, 2013 (DATE OF INCORPORATION) TO DECEMBER 31, 2013

Deferred income tax assets are recognized only to the extent that it is probable that future taxable profit will be available against which the temporary differences can be utilized.

Deferred income tax is provided on temporary differences arising on investments in subsidiaries, except where the timing of the reversal of the temporary difference is controlled by the Company and it is probable that the temporary difference will not reverse in the foreseeable future.

Deferred income tax assets and liabilities are offset when there is a legally enforceable right to offset current tax assets against current tax liabilities and when the deferred income taxes assets and liabilities relate to income taxes levied by the same taxation authority on either the same taxable entity or different taxable entities where there is an intention to settle the balances on a net basis.

3.7	TRADE AND OTHER PAYABLES

Trade and other payables are recognized initially at fair value and subsequently measured at amortized cost unless the effect of discounting would be immaterial, in which case they are stated at cost.

3.8	PROVISION AND CONTINGENCIES

Provisions are recognized for other liabilities of uncertain timing or amount when the Company has a legal or constructive obligation arising as a result of a past event, it is probable that an outflow of economic benefits will be required to settle the obligation and a reliable estimate can be made. Where the time value of money is material, provisions are stated at the present value of the expenditure expected to settle the obligation.

Where it is not probable that an outflow of economic benefits will be required, or the amount cannot be estimated reliably, the obligation is disclosed as a contingent liability, unless the probability of outflow of economic benefits is remote. Possible obligations, whose existence will only be confirmed by the occurrence or non-occurrence of one or more future events are also disclosed as contingent liabilities unless the probability of outflow of economic benefits is remote.

3.9	REVENUE

Revenue is measured at the fair value of the consideration received or receivable. Provided it is probable that the economic benefits will flow to the Company and the revenue and costs, if applicable, can be measured reliably. Revenue from the sales of electricity is recognized when the electricity is delivered on gird to the State Grid. Sales of electricity are measured based on the basic tariff and additional tariff (collectively the “On-Grid Tariff”) respectively charged on the actual level of electricity output delivered to the State Grid. Sales revenue earned based on basic tariff and additional tariff are separately billed to and settled by the State Grid. The On-Grid Tariff is determined by the State Development and Reform Committee in the PRC (“SDRC”) from time to time while allocation of On-Grid Tariff between basic and additional tariff is performed by the State Grid.

3.10	RELATED PARTY

a)	A person, or a close member of that person’s family, is related to the Company if that person:

i)	has control or joint control over the Company;

ii)	has significant influence over the Company; or

GONGHE COUNTY XINTE PHOTOVOLTAIC CO., LTD.

NOTES TO THE FINANCIAL STATEMENTS

FOR THE PERIOD FROM APRIL 28, 2013 (DATE OF INCORPORATION) TO DECEMBER 31, 2013

iii)	is a member of the key management personnel of the Company or the Company’s parent or ultimate controlling shareholders.

b)	An entity is related to the Company if any of the following conditions applies:

i)	The entity and the Company are members of the same group;

ii)	One entity is an associate or joint venture of the other entity (or an associate of joint venture of a member of a group of with the other entity is a member);

iii)	Both entities are joint ventures of the same third party;

iv)	One entity is a joint venture of a third entity and the other entity is an associate of the third entity;

v)	The entity is a post-employment benefit plan for the benefit of employees of the Company or an entity related to the Company;

vi)	The entity is controlled or jointly controlled by a person identified in (a);

vii)	A person identified in (a)(i) has significant influence over the entity or is a member of the key management personnel of the entity (or of a parent of the entity);

Close members of the family of a person are those family members who may be expected to influence, or be influenced by, that person in their dealings with the entity.

NOTE 4 — CASH AND CASH EQUIVALENTS

As of December 31
In RMB	2013

Cash at banks	2,000,660

Total	2,000,660

NOTE 5 — LAND USE RIGHTS

The Company’s interest in land use rights represents payment made to acquire the use right for land in the QingHai province in the PRC where the photovoltaic park is located. The Company is in the process of obtaining the land use right certificate from the local land Bureau.

GONGHE COUNTY XINTE PHOTOVOLTAIC CO., LTD.

NOTES TO THE FINANCIAL STATEMENTS

FOR THE PERIOD FROM APRIL 28, 2013 (DATE OF INCORPORATION) TO DECEMBER 31, 2013

NOTE 6 — PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are summarized as follows:

In RMB	Photovoltaic park assets	Buildings	Construction in progress	Total

Cost:
Balance at April 28, 2013	—		—	—
Additions	—		179,948,020	179,948,020
Transfer from Construction in progress	177,605,992	2,342,028	(179,948,020)	—

Balance at December 31, 2013	177,605,992	2,342,028	—	179,948,020

Accumulated depreciation
Balance at April 28, 2013	—		—	—
Depreciation for the period	—		—	—
Balance at December 31, 2013	—		—	—

Net book value
At December 31, 2013	177,605,992	2,342,028	—	179,948,020

Photovoltaic park assets primarily included construction fees of the park, costs of items installed in the park including solar panels, and other costs incurred that are directly attributable to getting the park ready for its intended use of grid connection with customer for supply of electricity.

The Company’s buildings were self-constructed and the Company had not obtained the building certificate by December 31, 2013. The management is of the opinion that the absence of the building certificate of these buildings will not affect the Company’s operation in its normal course of business.

NOTE 7 — TAXATION

(a)	Taxation in the profit or loss represents:

Period ended December 31,
In RMB	2013

Current tax	165

Tax credit	165

Pursuant to the tax law in PRC, the statutory income tax rate of the Company in 2013 was 25%.

(b)	Reconciliation between tax expense and accounting loss at applicable tax rate:

Period Ended December 31,
In RMB	2013

Profit before taxation	660
National tax on profit before tax, calculated at the statutory tax rate of 25%	165
Total	165

GONGHE COUNTY XINTE PHOTOVOLTAIC CO., LTD.

NOTES TO THE FINANCIAL STATEMENTS

FOR THE PERIOD FROM APRIL 28, 2013 (DATE OF INCORPORATION) TO DECEMBER 31, 2013

NOTE 8 — TRADE AND OTHER PAYABLES

As of December 31,
In RMB	2013

Payables for property, plant and equipment	182,486,220
Other payable and accruals	61,800
Total	182,548,020

NOTE 9 — FINANCE INCOME

Period Ended December 31,
In RMB	2013

Bank interest income	4,820
Finance income recognized in profit or loss	4,820

NOTE 10 — FINANCIAL INSTRUMENTS — RISK MANAGEMENT AND FAIR VALUES

The Company’s activities in the normal course expose the Company to credit risk and liquidity risk.

The Company’s exposure to these risks and the financial risk management policies and practices used by the Company to manage these risks are described below.

(a)	Credit risk

Credit risk is the risk of financial loss to the Company if a customer or counterparty to a financial instrument fails to meet its contractual obligations, and arises principally from the banks where the Company placed deposits and the Company’s receivables from customers after gird connection in January 2014. Management monitors the exposures to these credit risks on an ongoing basis.

The Company placed deposits in state-owned banks with high credit rating and remote credit risk.

Since January 2014, the Company has started generating revenue from State Grid through the sales of electricity. Up to the issuance date of the accompanying financial statements, State Grid is still the Company’s sole customer and therefore the Company has significant concentration of credit risk on trade receivables arising from the sales of electricity. Given State Grid is a state-owned entity, the management considered that the credit risk that the Company will expose is at a low level.

As of December 31, 2013, the maximum exposure to credit risk is represented by the carrying amount of the cash and cash equivalents in the balance sheet. The Company only started generating revenue in January 2014 and therefore there was no accounts receivable that would expose the Company to credit risk as at December 31, 2013.

The Company does not provide any guarantees which would expose the Company to credit risk.

GONGHE COUNTY XINTE PHOTOVOLTAIC CO., LTD.

NOTES TO THE FINANCIAL STATEMENTS

FOR THE PERIOD FROM APRIL 28, 2013 (DATE OF INCORPORATION) TO DECEMBER 31, 2013

(b)	Liquidity risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they fall due. Management’s approach in managing liquidity is to ensure, as far as possible, that it will always have sufficient liquidity to meet its liabilities when due, under both normal and stressed conditions, without incurring unacceptable losses or risking damage to the Company’s reputation. The Company is one of the subsidiaries of a larger group. The liquidity of the Company is primarily dependent on its ability to maintain adequate cash inflows from operations and obtain adequate finance from or through its holding companies.

As at December 31, 2013, the Company had net current liabilities of RMB 180,547,525. SPI, which has become the parent company following the acquisition of 100% equity interests of the Company on December 31, 2014, has undertaken to provide financial support to the Company to the extent necessary so the Company can meet its financial obligations as and when they fall due prior to December 31, 2015.

The following table details the remaining contractual maturities at the end of the reporting period of the Company’s financial liabilities, which are based on the contractual undiscounted cash flows and the earliest date the Company can be required to pay:

As of December 31, 2013

	Carrying amount		Contractual undiscounted cash outflow
		Within 1 year	More than 1 year but less than 2 years	More than 2 year but less than 5 years	More than 5 years	Total

Trade and other payables	182,548,020	182,548,020				182,548,020
Total	182,548,020	182,548,020				182,548,020

(c)	Fair value measurement

The Company did not hold any financial assets and liabilities carried at fair value as at December 31, 2013.

The carrying amounts of the Company’s financial assets and liabilities carried at cost or amortized cost are not materially different from their fair value as at December 31, 2013.

NOTE 11 — PAID-IN CAPITAL

(a)	Movement of paid-in capital

Period ended December 31,
In RMB	2013
Balance at April 28, 2013	—
Capital injection by equity holders during the period	2,000,000

Balance at December 31, 2013	2,000,000

Registered capital at December 31, 2013	10,000,000

GONGHE COUNTY XINTE PHOTOVOLTAIC CO., LTD.

NOTES TO THE FINANCIAL STATEMENTS

FOR THE PERIOD FROM APRIL 28, 2013 (DATE OF INCORPORATION) TO DECEMBER 31, 2013

(b)	Capital management

The Company’s objectives when managing capital are to safeguard the Company’s ability to continue as a going concern so that it can provide returns for equity holders and benefits for other stakeholders and secure access to finance at a reasonable cost.

NOTE 12 — RELATED PARTY TRANSACTIONS

The Company entered into the following material transactions with its related party during the reporting period:

(a)	Construction of a 20 mega-watt photovoltaic park

Period ended December 31,
In RMB	2013
Immediate holding company:
TBEA Xinjiang	182,174,220

The Company had the following balances with its related party at the end of the reporting period:

(b)	Trade and other payables

As of December 31
In RMB	2013
Immediate holding company:
TBEA Xinjiang	182,174,220

The balances due to TBEA Xinjiang were related to the construction of the Company’s photovoltaic park by TBEA Xinjiang. Pursuant to the construction contract entered between the Company and TBEA Xinjiang on July 30, 2013, payable balances relating to the construction were due for payment in accordance with the various stages of construction progress of the photovoltaic park. As at December 31, 2013, the construction of the photovoltaic park had been completed and the entire payable balances due to TBEA Xinjiang were due for payment.

In connection with the SPI’s acquisition of the Company’s entire equity interests as set out in note 1, the Company, TBEA Xinjiang, Xinjiang Sang Ou and SPI entered into an agreement dated November 6, 2014, pursuant to which payables of RMB 144,200,000 due to TBEA Xinjiang as at that date are repayable on December 31, 2015, carry interests at an annual rate of 5.88% and are guaranteed by SPI and the remaining payables of RMB 18,800,000 as at that date are due for payment by May 30, 2015.

NOTE 13 — IMMEDIATE AND ULTIMATE CONTROLLING PARTY

At December 31, 2013, the directors considered the immediate holding companies to be TBEA Xinjiang and Xinjiang Sang Ou, both of which are incorporated in the PRC, and the ultimate holding company to be TBEA Co., Ltd., which is incorporated in the PRC. TBEA Co., Ltd. produces financial statements in accordance with PRC accounting standards that are available for public use.

On December 2014, SPI acquired all the equity interests of Gonghe County Xinte Photovoltaic Co., Ltd. and has become the ultimate controlling party of the Company.

GONGHE COUNTY XINTE PHOTOVOLTAIC CO., LTD.

NOTES TO THE FINANCIAL STATEMENTS

FOR THE PERIOD FROM APRIL 28, 2013 (DATE OF INCORPORATION) TO DECEMBER 31, 2013

NOTE 14 — SIGNIFICANT ACCOUNTING ESTIMATES AND JUDGEMENTS

Estimates and judgements are continually evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances.

The selection of critical accounting policies, the judgements and other uncertainties affecting application of those policies and the sensitivity of reported results to changes in conditions and assumptions are factors to be considered when reviewing the financial statements. The principal accounting policies are set forth in note 3. The Company believes the following critical accounting policies involve the most significant judgements and estimates used in the preparation of the financial statements.

(a)	Impairment of property, plant and equipment and land use rights

The Company conducts impairment reviews on property, plant and equipment and land use rights when events of changes in circumstances indicate that their carrying amounts may not be recoverable. An impairment loss is recognized when the carrying amount of an asset is lower than the greater of its fair value less cost to sell or the value in use. In determining the value in use, management assess the present value of the estimated future cash flows expected to arise from the continuing use of the asset and from its disposal at the end of its useful life. Significant estimates and judgements are applied in determining these future cash flows and the discount rate.

(b)	Useful lives of property, plant and equipment and land use rights

The Company’s management determines the estimated useful lives and related depreciation or amortization charges for its property, plant and equipment and land use rights. This estimate is based on the historical experience of the actual useful lives of property, plant and equipment and land use rights of similar nature and functions. It could change significantly as a result of technical innovations and competitor actions in response to severe industry cycles. Management will increase the depreciation or amortization charges where useful lives are less than previously estimated lives, or it will write-off or write-down technically obsolete or non-strategic assets that have been abandoned or sold.

(c)	Provision for income taxes

The Company is subject to income taxes in the PRC. Significant judgment is required in determining the provision for income taxes. There are many transactions and calculations for which the ultimate tax determination is uncertain during the ordinary course of business. Where the final tax outcome of these matters is different from the amounts that were initially recorded, such differences will impact the income tax and deferred tax provisions in the period in which such determination is made.

Deferred income tax assets relating to temporary differences and tax losses are recognized when management expects it is probable that future taxable profits will be available to utilize against the temporary difference or tax losses. Where the expectations are different from the original estimates, such differences will impact the recognition of deferred income tax assets in the period in which such estimates have been changed.

GONGHE COUNTY XINTE PHOTOVOLTAIC CO., LTD.

NOTES TO THE FINANCIAL STATEMENTS

FOR THE PERIOD FROM APRIL 28, 2013 (DATE OF INCORPORATION) TO DECEMBER 31, 2013

NOTE 15 — POSSIBLE IMPACT OF AMENDMENTS, NEW STANDARDS AND INTERPRETATIONS ISSUED BUT NOT YET EFFECTIVE FOR THE ANNUAL ACCOUNTING PERIOD ENDED 31 DECEMBER 2013

Up to the date of issue of these financial statements, the IASB has issued a number of amendments, new standards and interpretations which are not yet effective for the period ended December 31, 2013 and which have not been adopted in these financial statements.

Effective annual financial periods beginning on or after
Amendments to IFRS 10, IFRS 12 and IAS 27, Investment entities	January 1, 2014

Amendments to IAS 32, Financial instruments: Presentation — Offsetting financial assets and financial liabilities	January 1, 2014

Amendments to IAS 36, Recoverable amount disclosure for non-financial assets	January 1, 2014

Amendments to IAS 39, Novation of derivatives and continuation of hedge accounting	January 1, 2014

IFRIC 21, Levies	January 1, 2014

Amendments to IAS 19, Defined benefit plans: Employee contributions	July 1, 2014

Annual improvements to IFRS 2010-2012 cycle	July 1, 2014

Annual improvements to IFRS 2011-2013 cycle	July 1, 2014

Annual improvements to IFRS 2012-2014 cycle	January 1, 2016

Amendments to IFRS 11, Accounting for acquisitions of interests in joint ventures	January 1, 2016

Amendments to IAS 16 and IAS 38, Clarification of acceptable methods of depreciation and amortization	January 1, 2016

Amendments to IAS 27, Equity method in separate financial statements	January 1, 2016

Amendments to IFRS 10 and IAS 28, Sale or contribution of assets between an investor and its associate or joint venture	January 1, 2016

IFRS 15, Revenue from contracts with customers	January 1, 2017

IFRS 9, Financial Instruments	January 1, 2018

Management has made an initial assessment of what the impact of these amendments and new standards is expected to be in the period of initial application and has so far concluded that the adoption of them is unlikely to have a significant impact on the Company’s results of operations and financial position.

GONGHE COUNTY XINTE PHOTOVOLTAIC CO., LTD.

NOTES TO THE FINANCIAL STATEMENTS

FOR THE PERIOD FROM APRIL 28, 2013 (DATE OF INCORPORATION) TO DECEMBER 31, 2013

NOTE 16 — SUBSEQUENT EVENT

In addition to those subsequent events disclosed in note 1 and note 12(b), the following event has taken place after December 31, 2013.

On July 21, 2014, the Company’s Board of Directors resolved to increase the Company’s registered capital by RMB 33,000,000, from RMB 10,000,000 to RMB 43,000,000 and the Company’s paid-in capital by RMB 41,000,000, from RMB 2,000,000 to RMB 43,000,000. Prior to the date of acquisition by SPI, the Company had received the additional paid in capital of RMB41,000,000 from TBEA Xinjiang and Xinjiang Sang Ou.

GONGHE COUNTY XINTE PHOTOVOLTAIC CO., LTD.

UNAUDITED INTERIM CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2014 AND 2013

GONGHE COUNTY XINTE PHOTOVOLTAIC CO., LTD.

UNAUDITED INTERIM CONDENSED STATEMENTS OF PROFIT OR LOSS

AND OTHER COMPREHENSIVE INCOME

FOR THE SIX-MONTHS ENDED JUNE 30, 2014

AND THE PERIOD FROM APRIL 28, 2013 (DATE OF INCORPORATION) TO JUNE 30, 2013

In RMB	For the six months ended June 30, 2014	For the period from April 28, 2013 (date of incorporation) to June 30, 2013
Revenue (Note 6)	4,361,260	—
Cost of sales	(3,650,960)	—

Gross profit	710,300	—

General and administrative expenses	(2,056)	—

Operating income	708,244	—
Finance income	1,947

Profit before income taxes	710,191	—
Income taxes (Note 5)	(177,548)	—

Profit for the period	532,643	—
Other comprehensive income for the period	—	—
Total comprehensive income for the period	532,643	—

The accompanying notes form part of these unaudited interim condensed financial statements.

GONGHE COUNTY XINTE PHOTOVOLTAIC CO., LTD.

UNAUDITED INTERIM CONDENSED BALANCE SHEETS

AS OF JUNE 30, 2014 AND DECEMBER 31, 2013

In RMB	As of June 30, 2014	As of December 31, 2013
ASSETS
Land use rights	2,548,000	2,600,000
Property, plant and equipment	176,349,059	179,948,020

TOTAL NON-CURRENT ASSETS	178,897,059	182,548,020

CURRENT ASSETS:
Trade and other receivables (Note 3)	5,102,675	—
Cash and cash equivalents	1,861	2,000,660

TOTAL CURRENT ASSETS	5,104,536	2,000,660

TOTAL ASSETS	184,001,595	184,548,680

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Income taxes payable	177,136	165
Trade and other payables (Note 4)	181,291,321	182,548,020

TOTAL CURRENT LIABILITIES	181,468,457	182,548,185

TOTAL LIABILITIES	181,468,457	182,548,185

EQUITY:
Paid-in capital	2,000,000	2,000,000
Retained earnings	533,138	495

TOTAL EQUITY	2,533,138	2,000,495

TOTAL LIABILITIES AND EQUITY	184,001,595	184,548,680

The accompanying notes form part of these unaudited interim condensed financial statements.

GONGHE COUNTY XINTE PHOTOVOLTAIC CO., LTD.

UNAUDITED INTERIM CONDENSED STATEMENTS OF CHANGES IN EQUITY

FOR THE SIX-MONTHS ENDED JUNE 30, 2014

AND THE PERIOD FROM APRIL 28, 2013 (DATE OF INCORPORATION) TO JUNE 30, 2013

In RMB	Paid-in Capital	Retained Earnings	Total
Balance at April 28, 2013 (date of incorporation)	—	—	—

Changes in equity for the period
Profit for the period	—	—	—
Other comprehensive income	—	—	—

Total comprehensive income	—	—	—

Capital injection	2,000,000	—	2,000,000

Balance at June 30, 2013	2,000,000	—	2,000,000

Balance at January 1, 2014	2,000,000	495	2,000,495

Changes in equity for the period
Profit for the period	—	532,643	532,643
Other comprehensive income

Total comprehensive income	—	532,643	532,643

Balance as of June 30, 2014	2,000,000	533,138	2,533,138

The accompanying notes form part of these unaudited interim condensed financial statements.

GONGHE COUNTY XINTE PHOTOVOLTAIC CO., LTD.

UNAUDITED INTERIM CONDENSED STATEMENTS OF CASH FLOWS

FOR THE SIX-MONTHS ENDED JUNE 30, 2014

AND THE PERIOD FROM APRIL 28, 2013 (DATE OF INCORPORATION) TO JUNE 30, 2013

	Six-months ended June 30,	From April 28 (date of incorporation) to June 30,
In RMB	2014	2013

Cash flows from operating activities

Profit before taxation	710,191	—
Adjustment for:
Depreciation and amortization	3,650,961	—
Finance income	(1,947)	—

Changes in:
Trade and other receivables	(5,102,675)
Trade and other payables	743,301	—

Cash generated from operating activities	(169)	—

Tax paid	(577)	—

Net cash generated from operating activities	(746)	—

Cash flows from investing activities
Purchase of property, plant and equipment	(2,000,000)	—

Net cash used in investing activities	(2,000,000)	—

Cash flows from financing activities
Finance income received	1,947
Capital injection	—	2,000,000

Net cash generated from financing activities	1,947	2,000,000

Net (decrease)/increase in cash and cash equivalents	(1,998,799)	2,000,000

Cash and cash equivalents at beginning of the period	2,000,660	—

Cash and cash equivalents at end of the period	1,861	2,000,000

The accompanying notes form part of these unaudited interim condensed financial statements.

GONGHE COUNTY XINTE PHOTOVOLTAIC CO., LTD.

NOTES TO THE UNAUDITED INTERIM CONDENSED FINANCIAL STATEMENTS

FOR THE SIX-MONTHS ENDED JUNE 30, 2014 AND THE PERIOD FROM APRIL 28, 2013 (DATE OF INCORPORATION) TO JUNE 30, 2013

NOTE 1 — REPORTING ENTITY

Gonghe County Xinte Photovoltaic Co., Ltd. (the “Company”) was incorporated on April 28, 2013. The address of its registered office is Photovoltaic Park, Gonghe County, Qing Hai Province, The People’s Republic of China (“PRC”). The Company is a limited liability company established at Qing Hai province in the PRC by TBEA Xinjiang Sunoasia Co., Ltd. (“TBEA Xinjiang”) and Xinjiang Sang Ou Solar Equipment Co., Ltd. (“Xinjiang Sang Ou”). As of June 30, 2014, the Company was owned as to 90% by TBEA Xinjiang and 10% by Xinjiang Sang Ou. On December 31, 2014, 100% of the Company’s equity interests were acquired by Solar Power, Inc (“SPI”), an entity whose common stock is traded on the Over the Counter Bulletin Board in the United States. Thereafter, SPI has become the ultimate controlling party of the Company.

The Company is principally engaged in the development, investment and operation of the photovoltaic park located in PRC.

NOTE 2 — BASIS OF PREPARATION OF FINANCIAL STATEMENTS

The accompanying interim condensed financial statements have been prepared in accordance with International Accounting Standards (IAS) 34 “Interim Financial Reporting” issued by the International Accounting Standards Board (“IASB”). They do not include all the information required for a complete set of financial statements prepared in accordance with International Financial Reporting Standards (“IFRSs”). However, selected explanatory notes are included to explain events and transactions that are significant to an understanding of the changes in the Company’s financial position and performance since the financial statements for the period from April 28, 2013 (date of incorporation) to 31 December 2013.

IASB has issued a number of amendments to IFRSs and interpretations and new standards that are first effective for the accounting period beginning on January 1, 2014. These developments have had no material impact on the contents of these condensed interim financial statements. Except for these developments, the accounting policies applied by the Company in these interim condensed financial statements are the same as those applied by the Company in its financial statements for the period from April 28, 2013 (date of incorporation) to December 31, 2013. The Company has not applied any new standard or interpretation that is not yet effective for the current accounting period.

The interim condensed financial statements were authorized for issue by the Board of Directors of the Company on March 19, 2015.

The preparation of financial statements in conformity with IFRS requires the use of certain critical accounting estimates. It also requires management to exercise its judgment in the process of applying the Company’s accounting policies. Actual results could differ from those estimates and such differences could affect the results of operations reported in future periods.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As at June 30, 2014, the Company had net current liabilities of RMB 176,363,921. The current liabilities of the Company as at June 30, 2014 included an amount of RMB180,176,220 which was payable to TBEA Xinjiang in connection with the construction of the Company’s photovoltaic park.

The directors of the Company have given careful consideration to the future liquidity and performance of the Company and its available sources of finance in assessing whether the Company will have sufficient financial resources to continue as a going concern.

GONGHE COUNTY XINTE PHOTOVOLTAIC CO., LTD.

NOTES TO THE UNAUDITED INTERIM CONDENSED FINANCIAL STATEMENTS

FOR THE SIX-MONTHS ENDED JUNE 30, 2014 AND THE PERIOD FROM APRIL 28, 2013 (DATE OF INCORPORATION) TO JUNE 30, 2013

The directors believe the Company will generate sufficient cash flow and continue as a going concern on the basis that SPI, the Company’s parent company since December 31, 2014, has undertaken to provide financial support to the Company through at least December 31, 2015 to the extent necessary such that the Company can meet its financial obligations as and when they fall due. Accordingly, the accompanying financial statements have been prepared on a going concern basis.

NOTE 3 — TRADE AND OTHER RECEIVABLES

In RMB	As of June 30, 2014	As of December 31, 2013

Trade receivables	5,102,675	—

All trade receivables are due from State Grid Qinghai Electric Power Company (“State Grid”) for the sales of electricity. For receivables relating to the basic tariff portion, credit period of 1 month is offered. For receivables relating to the additional tariff portion, the directors expect that they will settled within one year in the absence of contractual credit terms.

NOTE 4 — TRADE AND OTHER PAYABLES

In RMB	As of June 30, 2014	As of December 31, 2013
Payables for property, plant and equipment	180,486,220	182,486,220
Value added tax payable	741,301	—
Other payable and accruals	63,800	61,800

Total	181,291,321	182,548,020

NOTE 5 — TAXATION

(a)	Taxation in the profit or loss represents:

In RMB	Period ended June 30, 2014	From April 28, 2013 (date of incorporation) to June 30, 2013
Current tax	177,548	—

Pursuant to the tax law in PRC, the statutory income tax rate applicable to the Company in 2014 was 25% (2013: 25%).

NOTE 6 — REVENUE

In RMB	Period ended June 30, 2014	From April 28, 2013 (date of incorporation) to June 30, 2013
Sales of electricity — basic tariff portion	1,504,635	—
Sales of electricity — additional tariff portion	2,856,625	—

Total	4,361,260	—

GONGHE COUNTY XINTE PHOTOVOLTAIC CO., LTD.

NOTES TO THE UNAUDITED INTERIM CONDENSED FINANCIAL STATEMENTS

FOR THE SIX-MONTHS ENDED JUNE 30, 2014 AND THE PERIOD FROM APRIL 28, 2013 (DATE OF INCORPORATION) TO JUNE 30, 2013

The Company’s Photovoltaic Park has been grid connected for sales of electricity to State Grid since January 2014. The sales revenue from electricity are recognized based on the actual kilowatt hours of electricity delivered on grid multiplied by the respective basic and additional tariffs (collectively the “On-Grid tariff”). The On-Grid tariff is determined by the State Development and Reform Committee while the allocation of On-Grid tariff between basic and additional tariff is performed by the State Grid.

NOTE 7 — RELATED PARTY TRANSACTIONS

The Company had no material transactions with its related party during the reporting period.

The Company had following balances with its related party at the end of the reporting period.

(a)	Trade and other payables

In RMB	As of June 30, 2014	As of December 31, 2013

Immediate holding company
TBEA Xinjiang.	180,176,220	182,174,220

The payables due to TBEA Xinjiang were primarily related to the construction of the Company’s photovoltaic park in the previous reporting period.

In connection with the SPI’s acquisition of the Company’s entire equity interests as set out in note 1, the Company, TBEA Xinjiang, Xinjiang Sang Ou and SPI entered into an agreement date November 6, 2014, pursuant to which payables of RMB 144,200,000 due to TBEA Xinjiang as at that date are repayable on December 31, 2015, carry interests at an annual rate of 5.88% and are guaranteed by SPI and the remaining payables of RMB 18,800,000 as at that date are due for payment by May 30, 2015.

NOTE 8 — IMMEDIATE AND ULTIMATE CONTROLLING PARTY

At June 30, 2014, the directors considered the immediate holding company to be TBEA Xinjiang and Xinjiang Sang Ou, both of which are incorporated in the PRC, and the ultimate holding company to be TBEA Co., Ltd., which is incorporated in the PRC. TBEA Co., Ltd. produces financial statements in accordance with PRC accounting standards that are available for public use.

In December 2014, SPI acquired all the equity interests of Gonghe County Xinte Photovoltaic Co., Ltd. and has become the ultimate controlling party of the Company.

NOTE 9 — SUBSEQUENT EVENT

In addition to those subsequent events disclosed in note 1 and note 7(a), the following event has taken place after June 30, 2014.

On July 21, 2014, the Company’s Board of Directors resolved to increase the Company’s registered capital by RMB 33,000,000, from RMB 10,000,000 to RMB 43,000,000 and the Company’s paid-in capital by RMB 41,000,000, from RMB 2,000,000 to RMB 43,000,000. Prior to the date of acquisition by SPI, the Company had received the additional paid in capital of RMB41,000,000 from TBEA Xinjiang and Xinjiang Sang Ou.

GONGHE COUNTY XINTE PHOTOVOLTAIC CO., LTD

PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

INDEX TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Unaudited Pro Forma Condensed Combined Statement of Operations For the Nine-month Period Ended September 30, 2014	F-282
Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2014	F-283
Notes to Unaudited Pro Forma Condensed Combined Financial Statements	F-284

GONGHE COUNTY XINTE PHOTOVOLTAIC CO., LTD.

Pro Forma Condensed Combined Financial Statements

(Unaudited)

(in thousands, unless otherwise noted)

The following unaudited pro forma condensed combined financial statements give effect to the acquisition by Solar Power, Inc., of Gonghe County Xinte Photovoltaic Co., Ltd. (“Xinte”). On November 6, 2014, Solar Power, Inc. and its indirectly wholly-owned subsidiary, SPI Solar Power (Suzhou) Co., Ltd., entered into an equity interest purchase agreement with TBEA Xinjiang Sunoasis Co., Ltd. (“TBEA Sunoasis”) and Xinjiang Sang Ou Solar Equipment Co., Ltd. for the acquisition of the 100% equity interest in Xinte. The acquisition was completed on December 31, 2014.

The historical financial information of Xinte included elsewhere in this Form 8-K/A has been prepared in accordance with International Financial Reporting Standards (“IFRSs”) as issued by the International Accounting Standards Board (“IASB”) and presented in CNY. IFRSs include International Accounting Standards (“IAS”) and related interpretations. The unaudited pro forma financial statements presented herein include adjustments to convert the basis of the financial statements of Xinte from IFRSs to U.S. generally accepted accounting principles (“U.S. GAAP”) and to translate the CNY amounts into U.S. dollars.

The pro forma condensed combined balance sheet as of September 30, 2014, and the pro forma condensed combined statement of operations for the nine-month period ended September 30, 2014, and the notes thereto are included herein. No pro forma combined statement of operation for the year ended December 31, 2013 is presented as Xinte was only incorporated on April 28, 2013 and no revenue was generated since its date of incorporation to December 31, 2013.

The unaudited pro forma condensed combined statement of operations is based on the individual historical consolidated statement of operations of Solar Power, Inc. and Xinte for the nine-month period ended September 30, 2014 giving effect to the acquisition of Xinte as if it had occurred on January 1, 2014. The pro forma statement of operations reflects only pro forma adjustments expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined balance sheet is based on the individual historical consolidated balance sheet of Solar Power, Inc. and Xinte as at September 30, 2014 giving effect to the acquisition of Xinte as if it had occurred on September 30, 2014. The unaudited pro forma condensed combined financial statements reflects adjustments to give effect to pro forma events that are (1) directly attributable to the acquisition, (2) factually supportable, and (3) expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements. In addition, the unaudited pro forma condensed combined financial statements and notes thereto should be read in conjunction with (1) Solar Power, Inc.’s annual report on Form 10-K, for the year ended December 31, 2013, including the audited consolidated financial statements and the notes relating thereto, for the year ended December 31, 2013, (2) Xinte’s audited financial statements for the period from April 28, 2013 (date of incorporation) to December 31, 2013, and the notes relating thereto, (3) the Solar Power, Inc. Form 10-Q for the third quarter ended September 30, 2014, including the unaudited interim condensed consolidated financial statements for the nine-months ended September 30, 2014, and (4) Xinte unaudited interim condensed financial statements for the six-months ended June 30, 2014.

GONGHE COUNTY XINTE PHOTOVOLTAIC CO., LTD.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

Nine-month period ended September 30, 2014

(In thousands, except for share data)

	Solar Power, Inc.	Xinte (U.S. GAAP)	Pro Forma Adjustments(3)	Pro Forma Combined
Net sales:
Net sales	$32,588	$1,698	—	$34,286

Total net sales	32,588	1,698	—	34,286
Cost of goods sold:
Cost of goods sold	26,964	887	(57)	27,794

Total cost of goods sold	26,964	887	(57)	27,794

Gross profit	5,624	811	57	6,492

Operating expenses:
General and administrative	4,190	4	—	4,194
Sales, marketing and customer service	1,025	—	—	1,025

Total operating expenses	5,215	4	—	5,219

Operating income	409	807	57	1,273
Other income (expense):
Interest expense	(2,090)	—	—	(2,090)
Interest income	967	1	—	968
Loss on extinguishment of convertible bonds	(8,907)	—	—	(8,907)
Change in market value of derivative liability	310	—	—	310
Other (expense)/income, net	(197)	—	—	(197)

Total other expense	(9,917)	1	—	(9,916)
(Loss)/profit before income taxes	(9,508)	808	57	(8,643)
Provision for income taxes	945	202	—	1,147

Net (loss)/profit	$(10,453)	$606	57	$(9,790)
Net loss per common share
Basic and diluted	(0.04)			(0.04)
Weighted average number of common shares used in computing per share amounts
Basic and diluted	246,240,974			246,240,974

See accompanying notes to the pro-forma condensed combined financial statements.

GONGHE COUNTY XINTE PHOTOVOLTAIC CO., LTD.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of September 30, 2014

(In thousands, except for share data)

	Solar Power, Inc.	Xinte (U.S. GAAP)	Pro Forma Adjustments(1)	Pro Forma Combined

ASSETS
Current assets:
Cash and cash equivalents	$12,789	$4	$—	$12,793
Accounts receivable, net of allowance for doubtful accounts	7,020	1,998	—	9,018
Accounts receivable, related party	3,662	—	—	3,662
Costs and estimated earnings in excess of billings on uncompleted contracts	18,700	—	—	18,700
Inventories, net	2,719	—	—	2,719
Construction in progress	3,429	—	—	3,429
Prepaid expenses and other current assets	2,191	—	—	2,191

Total current assets	50,510	2,002	—	52,512

Intangible asset	703	—	—	703
Goodwill	—	—	86	86
Restricted cash	160	—	—	160
Accounts receivable, noncurrent	9,194	—	—	9,194
Notes receivable, noncurrent	13,416	—	—	13,416
Construction in progress	27,306	—	—	27,306
Property, plant and equipment at cost, net	10,991	28,438	(1,374)	38,055
Land use rights	—	411	—	411
Deferred tax assets-non-current portion	—	—	358	358

Total assets	$112,280	$30,851	$(930)	$142,201

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$11,859		$6,919	$18,778
Accounts payable, related party	34,372	23,032	—	57,404
Accrued liabilities	813		—	813
Income taxes payable	911	203	—	1,114
Derivative liability	673	—	—	673

Total current liabilities	48,628	23,235	6,919	78,782
Loans payable and capital lease obligations, net of current portion	10,970	—	—	10,970
Other liabilities	1,584	—	—	1,584

Total liabilities	61,182	23,235	6,919	91,336

Commitments and contingencies	—	—	—	—

Stockholders’ equity
Common stock	43	7,006	(7,006)	43
Additional paid in capital	117,917	—	(233)	117,684
Accumulated other comprehensive loss	(335)	—	—	(335)
Accumulated (losses)/profits	(66,527)	610	(610)	(66,527)

Total stockholders’ equity	51,098	7,616	(7,849)	50,865

Total liabilities and stockholders’ equity	$112,280	$30,851	$(930)	$142,201

See accompanying notes to the pro-forma condensed combined financial statements.

GONGHE COUNTY XINTE PHOTOVOLTAIC CO., LTD.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(in thousands, unless otherwise noted)

Note 1 — Basis of Presentation

On November 6, 2014, Solar Power, Inc. and its indirectly wholly-owned subsidiary, SPI Solar Power (Suzhou) Co., Ltd., entered into an equity interest purchase agreement (Purchase Agreement) with TBEA Xinjiang Sunoasis Co., Ltd. and Xinjiang Sang Ou Solar Equipment Co., Ltd. for the acquisition of the 100% equity interest in Xinte. Under the Purchase Agreement, Solar Power, Inc. acquired all the equity interest from Xinte in exchange for RMB43 million (U.S.$6.9 million) to be settled in cash and additionally RMB147 million (U.S.$23.7 million) to TBEA Sunoasis on behalf of Xinte for the EPC service rendered by TBEA Sunoasis to Xinte.

The acquisition was completed on December 31, 2014.

In accordance with guidance for pro forma financial statements, we are presenting the pro forma combined balance sheet of Solar Power, Inc. and Xinte as if they were combined on September 30, 2014.

Note 2 — IFRS to U.S. GAAP Adjustments and Foreign Currency Translation

There is no adjustment made to the Xinte statement of operations for the nine-month period ended September 30, 2014 to convert from IFRS to U.S. GAAP. In addition, the CNY based income statement for Xinte for the nine-month period ended September 30, 2014 has been translated to U.S. dollars using a historic exchange rate. The average historic spot rate for the nine-month period ended September, 2014 was $6.176 per CNY and the historic spot rate as of September 30, 2014 was $6.138 per CNY. A reader of this pro forma financial information should not construe this translation as representations by the Company that the real amounts actually represent these U.S. dollar amounts or could be converted into U.S. dollars at the rate indicated.

	Xinte (IFRS) (CNY)	U.S. GAAP Adjustments (CNY)	Xinte (U.S. GAAP) (CNY)	Translation Adjustment (CNY/ 6.176)	Xinte (U.S. GAAP) (U.S. Dollars)
Net sales:
Net sales	10,484	—	10,484	(8,786)	1,698

Total net sales	10,484	—	10,484	(8,786)	1,698
Cost of goods sold:
Cost of goods sold	5,476	—	5,476	(4,589)	887
Total cost of goods sold	5,476	—	5,476	(4,589)	887
Gross profit	5,008	—	5,008	(4,197)	811

Operating expenses:
General and administrative	22	—	22	(18)	4

Total operating expenses	22	—	22	(18)	4

Operating income	4,986	—	4,986	(4,179)	807
Other income (expense):
Interest income	6	—	6	(5)	1
Other (expense), net	0	—	0	0	0
Total other expense	6	—	6	(5)	1

Profit before income taxes	4,992	—	4,992	(4,184)	808
Provision for income taxes	1,248	—	1,248	(1,046)	202

Net profit	$3,744	—	3,744	(3,138)	$606

GONGHE COUNTY XINTE PHOTOVOLTAIC CO., LTD.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Pro forma condensed combined balance sheet

As of September 30, 2014

	Xinte (IFRS)	U.S. GAAP Adjustments	Xinte (U.S. GAAP)	Translation Adjustment	Xinte (U.S. GAAP)
	(CNY)	(CNY)	(CNY)	(CNY / 6.138)	(U.S. Dollars)
ASSETS:
Property, plant and equipment	174,550	—	174,550	(146,112)	28,438
Land use rights	2,522	—	2,522	(2,111)	411

TOTAL NON-CURRENT ASSETS	177,072	—	177,072	(148,223)	28,849

CURRENT ASSETS:
Trade and other receivables	12,266	—	12,266	(10,268)	1,998
Cash and cash equivalents	24	—	24	(20)	4

TOTAL CURRENT ASSETS	12,290	—	12,290	(10,288)	2,002

TOTAL ASSETS	189,362	—	189,362	(158,511)	30,851

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Income tax payables	1,248	—	1,248	(1,045)	203
Trade and other payables	141,370	—	141,370	(118,338)	23,032

TOTAL CURRENT LIABILITIES	142,618	—	142,618	(119,383)	23,235

TOTAL LIABILITIES	142,618	—	142,618	(119,383)	23,235

EQUITY:
Paid-in Capital	43,000	—	43,000	(35,994)	7,006
Retained earnings	3,744	—	3,744	(3,134)	610

TOTAL EQUITY	46,744	—	46,744	(39,128)	7,616

TOTAL LIABILITIES AND EQUITY	189,362	—	189,362	(158,511)	30,851

Note 3 — Pro Forma Adjustment (3)

It represented the effect of fair value adjustment made on December 31, 2014 as a result of Solar Power, Inc.’s acquisition over the Xinte as if the acquisition had been consummated on January 1, 2014.

The valuation was based on a valuation report provided by a third party valuation firm. The valuation report utilizes and considers generally accepted valuation methodologies such as the income, market, cost and actual transaction of shares approach. We have incorporated certain assumptions which include projected cash flows and replacement costs.

Annex A

SECOND AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

This SECOND AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”) is entered into as of October 30, 2015, by and among Solar Power, Inc., a California corporation (“SPI”), SPI Energy Co., Ltd., an exempted company incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of SPI (“SPI Energy”), and SPI Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of SPI Energy (“SPI Merger Sub”).

RECITALS

1. The Boards of Directors of each of SPI, SPI Energy and SPI Merger Sub have unanimously determined that it is advisable and in the best interests of their respective shareholders or stockholders to reorganize so that SPI Energy will become the parent of SPI Merger Sub as a result of the merger of SPI with and into SPI Merger Sub (the “Merger”) in which SPI Merger Sub will survive and change its name to Solar Power, Inc., a Delaware corporation;

2. The respective Boards of Directors of SPI, SPI Energy and SPI Merger Sub have each unanimously approved the Merger, this Agreement and, to the extent applicable, the other transactions described herein, pursuant to which SPI Merger Sub will be the surviving corporation of the Merger and will remain a wholly owned subsidiary of SPI Energy, all upon the terms and subject to the conditions set forth in this Agreement, and whereby each issued and outstanding share of common stock, par value US$0.0001 per share, of SPI (“SPI common stock”) shall be converted into the right to receive one ordinary share, par value US$0.000001 per share, of SPI Energy (a “SPI Energy ordinary share”);

3. The Merger requires, among other things, the approval of this Agreement by the affirmative vote of the holders of a majority of the issued and outstanding shares of SPI common stock; and

4. The parties intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall be, and is hereby, adopted as a “plan of reorganization” for purposes of Section 368(a) of the Code or, alternatively, that the contribution of shares of SPI to SPI Merger Sub by shareholders of SPI will qualify as a tax-free exchange within the meaning of Section 351 of the Code.

5. Whereas the parties originally entered into this Agreement on May 8, 2015, amended and restated it on September 29, 2015, and wish to further amend and restate it to reflect certain changes made to the exchange of American Depository Shares for SPI common stock.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing and of the covenants and agreements contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I THE MERGER

Section 1.1. The Merger. Subject to the terms and conditions of this Agreement, and in accordance with the California General Corporation Law (the “CGCL”) and Delaware General Corporate Law (the “DGCL”), at the Effective Time (as defined in Section 1.2), SPI shall be merged with and into SPI Merger Sub in accordance with this Agreement, and the separate corporate existence of SPI shall thereupon cease. Pursuant to and simultaneously upon the consummation of the Merger at the Effective Time, in accordance with the CGCL and

DGCL, (i) SPI Merger Sub shall continue as the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), remaining a wholly owned subsidiary of SPI Energy, (ii) the corporate identity, existence, powers, rights and immunities of SPI Merger Sub as the Surviving Corporation shall continue unimpaired by the Merger, and (iii) SPI Merger Sub shall succeed to and shall possess all the assets, properties, rights, privileges, powers, franchises, immunities and purposes, and be subject to all the debts, liabilities, obligations, restrictions and duties of SPI, all without further act or deed.

Section 1.2. Filing Certificate of Merger; Effective Time. As soon as practicable following the satisfaction or, to the extent permitted by applicable law, waiver of the conditions set forth in Article V, if this Agreement shall not have been terminated prior thereto as provided in Section 6.1, SPI Merger Sub and SPI shall cause a certificate of merger (the “Certificate of Merger”) meeting the requirements of Section 252(c) of the DGCL to be properly executed and filed in accordance with such section and otherwise make all other filings or recordings as required by the DGCL and CGCL in connection with the Merger. The Merger shall become effective at such time that the parties hereto shall have agreed upon and designated in the Certificate of Merger as the effective time of the Merger (the “Effective Time”).

ARTICLE II

CHARTER DOCUMENTS, DIRECTORS AND OFFICERS OF

SURVIVING CORPORATION AND UTS HOLDINGS,

AND CERTAIN REPRESENTATIONS

Section 2.1. Name of Surviving Corporation. The name of the Surviving Corporation shall be “Solar Power, Inc.”

Section 2.2. Certificate of Incorporation of Surviving Corporation. The Certificate of Incorporation of the Surviving Corporation shall be amended as of the Effective Time so as to provide that the name of the Surviving Corporation shall be “Solar Power, Inc.” Such Certificate of Incorporation, as so amended, shall continue to be the Certificate of Incorporation of the Surviving Corporation until amended as provided therein and under the DGCL.

Section 2.3. Bylaws of Surviving Corporation. From and after the Effective Time, the Bylaws of SPI Merger Sub in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, until duly amended in accordance with applicable law.

Section 2.4. Directors of Surviving Corporation. From and after the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each such director to serve in such capacity until his or her earlier death, resignation or removal or until his or her successor is duly elected or appointed.

Section 2.5. Officers of Surviving Corporation. From and after the Effective Time, the officers of SPI Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each such officer to serve in such capacity until his or her earlier death, resignation or removal or until his or her successor is duly elected or appointed.

Section 2.6. Directors and Officers of SPI Energy, Co., Ltd. Immediately prior to the Effective Time, SPI, in its capacity as the sole shareholder of SPI Energy, agrees to take or cause to be taken all such actions as are necessary to cause at least those persons serving as the directors and officers of SPI immediately prior to the Effective Time to be elected or appointed as the directors and officers of SPI Energy (to the extent the officers and directors of SPI Energy and SPI are not already identical), each such person to have the same office(s) with SPI Energy (and the same class designations and committee memberships in the case of directors) as he or she held with SPI, with the directors to serve until the earlier of the next meeting of the SPI Energy shareholders at which an election of directors is required or until their successors are elected or appointed (or their earlier death, disability or retirement).

Section 2.7. Representation of SPI Energy. SPI Energy hereby represents and warrants that it is the owner of all of the outstanding capital stock of SPI Merger Sub, free and clear of any adverse claims.

ARTICLE III

CONVERSION, ISSUANCE AND REPURCHASE OF SHARES

Section 3.1. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of either SPI or SPI Energy:

(a) Conversion of SPI Share; Issuance of SPI Energy Ordinary Share. Each issued and outstanding share of SPI common stock (other than any shares of SPI common stock that are “Dissenting Shares” as defined in Section 3.3) shall be automatically converted into the right to receive one validly issued, fully paid and non-assessable SPI Energy ordinary share.

(b) Issuance of American Depository Share. In lieu of issuing SPI Energy ordinary shares, American Depository Shares (“ADSs”) will be issued, with each one ADS representing ten SPI Energy ordinary shares, to holders of issued and outstanding share of SPI common stock (other than any shares of SPI common stock that are “Dissenting Shares” as defined in Section 3.3) acquired prior to the time when the registration statement on Form F-4 filed with the Securities and Exchange Commission by SPI Energy in connection with the offer and issuance of SPI Energy ordinary shares to be issued pursuant to the Merger becomes effective under the Securities Act of 1933, as amended. No fraction of an ADS shall be issued by virtue of the Merger, but in lieu thereof each holder of shares of SPI common stock who would otherwise be entitled to a fraction of an ADS in connection with the Merger (after aggregating all fractional ADS to be received by such holder) shall receive from the exchange agent the net proceeds the exchange agent will receive from sale of the aggregate of those fractional ADSs. Holders of ADS will have the rights set forth in accordance with the deposit agreement. SPI Energy ordinary shares will be issued to holders of issued and outstanding share of SPI common stock (other than any shares of SPI common stock that are “Dissenting Shares” as defined in Section 3.3) that are acquired after the time when the registration statement on Form F-4 becomes effective.

(c) Cancellation of SPI Capital Stock. The SPI shares of common stock, par value US$0.0001 per share, exchanged for SPI Energy ordinary shares will be cancelled.

(d) Repurchase of SPI Energy Share. SPI Energy will repurchase the one SPI Energy ordinary share that was held by SPI prior to the Merger at a purchase price of U.S. $0.00001, which share shall be cancelled.

(e) Stock-Based Compensation Plans. SPI shall assign, and SPI Energy shall assume, SPI’s rights and obligations under the stock-based benefit and compensation plans and programs and agreements providing for the grant or award of restricted stock, stock units, stock options, stock appreciation rights, performance shares, performance units, dividend equivalent rights and share awards to the employees, directors and consultants of SPI and its affiliates (collectively, the “Stock Plans”) in accordance with Article IV of this Agreement. To the extent a Stock Plan provides for awards of incentive stock options pursuant to Section 422 of the Code, approval of such plan by SPI, as the sole shareholder of SPI Energy, shall be deemed, as of the Effective Time, to constitute approval of the members of SPI Energy for purposes of Section 422(b) of the Code.

(f) Convertible Securities. SPI shall assign, and SPI Energy shall assume, SPI’s rights and obligations under its securities, including but not limited to convertible debentures, warrants and options, that may be convertible into or exercisable into SPI common stock.

Section 3.2. Exchange of SPI Energy Shares.

(a) Uncertificated Shares. At the Effective Time, each outstanding share of SPI common stock held in uncertificated, book entry form will be exchanged for one SPI Energy ordinary share without further act or deed by the holder thereof, and record of such ownership shall be kept in uncertificated, book entry form by SPI Energy’s transfer agent.

(b) Certificated Shares. At the Effective Time, each outstanding share of SPI common stock held in certificated form will be converted into the right to receive one SPI Energy ordinary share without further act or deed by the holder thereof, and the holder thereof will cease to be, and will have no rights as, a shareholder of SPI. Following the consummation of the Merger, SPI’s exchange agent will send a letter of transmittal to each such holder, explaining the procedure for surrendering such holder’s SPI common stock certificates in exchange for ADS or SPI Energy ordinary share. No fractional ADS shall be issued in accordance with Section 3.1(b).

(c) Shareholder Rights at Effective Time. Other that Dissenters’ rights pursuant to Section 3.3 below, at the Effective Time, holders of SPI common stock will cease to be, and will have no rights as, shareholders of SPI, other than the right to receive: (i) any dividend or other distribution with a record date prior to the Effective Time that may have been declared or made by SPI on such shares of SPI common stock in accordance with the terms of this Agreement or prior to the date of this Agreement and that remain unpaid at the Effective Time, and (ii) the ADSs or SPI Energy ordinary share pursuant to Section 3.1(b). After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of SPI common stock that were outstanding immediately prior to the Effective Time. Upon and after the Effective Time, registered shareholders in SPI Energy’s register of members will have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distributions upon SPI Energy ordinary shares registered in their respective names in the register of members.

Section 3.3. Dissenters’ Rights. Holders of SPI common stock who exercise their rights in accordance with Chapter 13 under the CGCL will be entitled to dissenters’ rights in connection with the Merger.

ARTICLE IV

EMPLOYEE BENEFIT AND COMPENSATION PLANS AND AGREEMENTS; OTHER CONTRACTS

Section 4.1. Assumption of Equity Plans. At the Effective Time, SPI shall assign, and SPI Energy shall assume, the rights and obligations of SPI under each Stock Plan. To the extent any Stock Plan or any applicable agreement relating thereto provides for the issuance, delivery or purchase of, or otherwise relates to, SPI common stock, from and after the Effective Time, such Stock Plan or applicable agreement shall be deemed to have been amended to provide for the issuance, delivery or purchase of, or otherwise relate to, SPI Energy ordinary shares, and all options or awards issued, or benefits available or based upon the value of a specified number of shares of SPI common stock, under such Stock Plan after the Effective Time shall entitle the holder thereof to purchase, receive, acquire, hold or realize the benefits measured by the value of, as appropriate, an equivalent number of SPI Energy ordinary shares in accordance with the terms of such Stock Plan and any applicable agreement relating thereto. The outstanding options or other awards or benefits available under the terms of the Stock Plans at and following the Effective Time shall, to the extent permitted by law and otherwise reasonably practicable, otherwise be exercisable, payable, issuable or available upon the same terms and conditions as under such Stock Plans and the agreements relating thereto immediately prior to the Effective Time. Other than as set forth above, the Merger will not affect the underlying terms or conditions of any outstanding equity awards, which shall remain subject to their original terms and conditions.

Section 4.2. Assumption of Benefit Plans. At the Effective Time, the obligations of SPI under or with respect to every plan, trust, program and benefit then in effect or administered by SPI for the benefit of the directors, officers and employees of SPI or any of its subsidiaries (collectively, the “Assumed Benefit Plans” and, together with the Assumed Equity Plans, the “Assumed Plans”) shall become the lawful obligations of SPI Energy and shall be implemented and administered in the same manner and without interruption until the same are amended or otherwise lawfully altered or terminated. Effective at the Effective Time, SPI Energy hereby expressly adopts and assumes all obligations of SPI under the Assumed Plans.

Section 4.3. Assumption of Contracts. At the Effective Time, the obligations of SPI under or with respect to contracts or agreements (collectively, the “Assumed Contracts”) shall become the lawful obligations of SPI Energy and shall be performed in the same manner and without interruption until the same are amended or otherwise lawfully altered or terminated. Effective at the Effective Time, SPI Energy hereby expressly adopts and assumes all obligations of SPI under the Assumed Contracts.

Section 4.4. Other Actions. Such amendments or other actions that are deemed necessary or appropriate by SPI and SPI Energy to effect the Merger, including to facilitate the assumption by SPI Energy of the Assumed Plans and the Assumed Contracts, and any other amendments or actions that SPI and SPI Energy shall deem advisable, shall be adopted and entered into with respect to the Assumed Plans, the Assumed Contracts and any other change in control arrangements between the SPI and its executive officers and key employees.

ARTICLE V

CONDITIONS PRECEDENT

The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver of the following conditions:

(a) Shareholder Approval. This Agreement shall have been adopted and approved by the affirmative vote of holders owning a majority of the issued and outstanding shares of SPI Common Stock entitled to vote thereon at the record date for such actions as set by the Board of Directors of SPI.

(b) No Prohibition. None of the parties hereto shall be subject to any decree, order or injunction of any court of competent jurisdiction, whether in the U.S., the Cayman Islands or any other country that prohibits the consummation of the Merger.

(c) Effective Registration Statement. The registration statement on Form F-4 filed with the Securities and Exchange Commission by SPI Energy in connection with the offer and issuance of SPI Energy ordinary shares to be issued pursuant to the Merger shall have become effective under the Securities Act of 1933, as amended, and no stop order with respect thereto shall be in effect.

(d) Consents and Authorizations. Other than the filing of the Certificate of Merger provided for under Article I, all material consents and authorizations of, filings or registrations with, and notices to, any governmental or regulatory authority required of SPI, SPI Energy, or any of their respective subsidiaries to consummate the Merger and the other transactions contemplated hereby, including, without limitation, any filings required under (i) applicable U.S. state securities and “Blue Sky” laws, and (ii) applicable Cayman Islands securities laws, shall have been obtained or made.

(e) Representations and Warranties. The representations and warranties of the parties set forth herein shall be true and correct in all material respects, and the covenants of the parties set forth herein (other than those to be performed after the Effective Time) shall have been performed in all material respects.

(f) Dissenter’s Right. The number of Dissenting Shares, as defined in the California General Corporate Law, shall not exceed 1.0% of the outstanding shares of common stock as of the Effective Time.

ARTICLE VI

TERMINATION, AMENDMENT AND WAIVER

Section 6.1. Termination. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, whether before or after approval by the shareholders of SPI, by action of the Board of Directors of SPI.

Section 6.2. Effect of Termination. In the event of termination of this Agreement as provided in Section 6.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of SPI, SPI Energy or SPI Merger Sub.

Section 6.3. Amendment. This Agreement may be amended by the parties hereto at any time before or after any required approval or adoption by the shareholders of SPI of this Agreement or matters presented in connection with this Agreement; provided, however, that after any such approval or adoption, there shall be made no amendment requiring further approval or adoption by such shareholders under applicable law until such further approval is obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 6.4. Waiver. At any time prior to the Effective Time, the parties may waive compliance with any of the agreements or covenants contained in this Agreement, or may waive any of the conditions to consummation of the Merger contained in this Agreement. Any agreement on the part of a party to any such waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE VII

COVENANTS

Section 7.1. Rule 16b-3 Approval. SPI, SPI Energy, and SPI Merger Sub shall take all such steps as may reasonably be required to cause the transactions contemplated by Section 3.1 and any other dispositions of SPI equity securities (including derivative securities) or acquisitions of SPI Energy equity securities (including derivative securities) in connection with this Agreement by each individual who (i) is a director or officer of SPI, or (ii) at the Effective Time, is or will become a director or officer of SPI Energy, to be exempt under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended.

Section 7.2. SPI Energy Vote. Concurrent with seeking the consent of the shareholders owning a majority of the outstanding shares of common stock of SPI to vote and adopt of this Agreement, SPI Energy, in its capacity as sole shareholder of SPI Merger Sub, shall adopt this Agreement and approve the Merger.

Section 7.3. Further Assurances. SPI Energy shall use its reasonable best efforts, to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary and reasonably appropriate to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions provided for herein.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1. Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Article IV (collectively, the “Third Party Provisions”), nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement. The Third Party Provisions may be enforced only by the specifically intended beneficiaries thereof.

Section 8.2. Entire Agreement. This Agreement and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto.

Section 8.3. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to its rules of conflict of laws.

Section 8.4. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all of the parties hereto.

Section 8.5. Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only and shall be given no substantive or interpretative effect whatsoever.

Section 8.6. Severability. If any provision of this Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Agreement and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement.

IN WITNESS WHEREOF, SPI, SPI Energy and SPI Merger Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

Solar Power, Inc., a California Corporation		SPI Energy Co., Ltd., a Cayman Islands company

By:	/s/ Amy Jing Liu	By:	/s/ Amy Jing Liu
	Amy Jing Liu, Chief Financial Officer		Amy Jing Liu, Director

SPI Merger Sub, Inc., a Delaware Corporation

By:	/s/ Amy Jing Liu
Amy Jing Liu, President

Annex B

THE COMPANIES LAW (2013 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

SPI ENERGY CO., LTD.

THE COMPANIES LAW (2013 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

SPI ENERGY CO., LTD.

(Adopted by special resolution passed on June 22, 2015 and effective on [●] 2015)

1.	The name of the Company is SPI Energy Co., Ltd.

2.	The Registered Office of the Company is situated at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other location within the Cayman Islands as the Directors may from time to time determine.

3.	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the Companies Law or any other law of the Cayman Islands.

4.	The Company shall have and be capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit as provided by the Companies Law.

5.	The Company will not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands; provided that nothing in this section shall be construed as to prevent the Company effecting and concluding contracts in the Cayman Islands, and exercising in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands.

6.	The liability of each Shareholder of the Company is limited to the amount, if any, unpaid on the Shares held by such Shareholder.

7.	The authorised share capital of the Company is US$50,000 divided into 50,000,000,000 shares of a par value of US$0.000001 each. Subject to the Companies Law and the Articles of Association, the Company shall have power to redeem or purchase any of its Shares and to sub-divide or consolidate the said Shares or any of them and to issue all or any part of its capital whether original, redeemed, increased or reduced with or without any preference, priority, special privilege or other rights or subject to any postponement of rights or to any conditions or restrictions whatsoever and so that unless the conditions of issue shall otherwise expressly provide every issue of shares whether stated to be ordinary, preference or otherwise shall be subject to the powers on the part of the Company hereinbefore provided.

8.	The Company has the power to deregister in the Cayman Islands and be registered by way of continuation in some other jurisdiction.

9.	Capitalized terms that are not defined in this Memorandum of Association bear the same meanings as those given in the Articles of Association of the Company.

THE COMPANIES LAW (2013 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

SPI ENERGY CO., LTD.

TABLE A

The Regulations contained or incorporated in Table ‘A’ in the First Schedule of the Law shall not apply to the Company and the following Articles shall comprise the Articles of Association of the Company.

INTERPRETATION

1.	In these Articles the following defined terms will have the meanings ascribed to them, if not inconsistent with the subject or context:

“ADS”	means an American Depositary Share representing Ordinary Shares;

“Affiliate”	means, with respect to any specified Person, any other Person who or which, directly or indirectly, controls, is controlled by, or is under common control with such specified Person, including without limitation, any partners, officer, director, member or employee of such Person and any venture capital fund now or hereafter existing that is controlled by or under common control with one or more general partners or managing members of, or shares the same management company with, such Person;

“Articles” or “Articles of Association”	means these articles of association of the Company, as amended or substituted from time to time;

“Board” or “Board of Directors” or “Directors”	means the directors of the Company for the time being, or as the case may be, the directors assembled as a board or as a committee thereof;

“Chairman”	means the chairman of the Board of Directors;

“Class” or “Classes”	means any class or classes of Shares as may from time to time be issued by the Company;

“Commission”	means the Securities and Exchange Commission of the United States of America or any other federal agency for the time being administering the Securities Act;

“Company”	means SPI Energy Co., Ltd., a Cayman Islands exempted company;

“Companies Law”	means the Companies Law (2013 Revision) of the Cayman Islands and any statutory amendment or re-enactment thereof;

“Company’s Website”	means the website of the Company, the address or domain name of which has been notified to Shareholders;

“Designated Stock Exchange”	means The New York Stock Exchange or NASDAQ in the United States or any other stock exchange on which the Company’s ADSs are listed for trading;

“Designated Stock Exchange Rules”	means the relevant code, rules and regulations, as amended, from time to time, applicable as a result of the original and continued listing of any Shares or ADSs on the Designated Stock Exchange;

“electronic”	means the meaning given to it in the Electronic Transactions Law and any amendment thereto or re-enactments thereof for the time being in force and includes every other law incorporated therewith or substituted therefor;

“electronic communication”	means electronic posting to the Company’s Website, transmission to any number, address or internet website or other electronic delivery methods as otherwise decided and approved by not less than two-thirds of the vote of the Board;

“Electronic Transactions Law”	means the Electronic Transactions Law (2003 Revision) of the Cayman Islands and any statutory amendment or re-enactment thereof;

“Independent Director”	means a director who is an independent director as defined in the Designated Stock Exchange Rules;

“Law”	means the Companies Law and every other law and regulation of the Cayman Islands for the time being in force concerning companies and affecting the Company;

“Memorandum of Association”	means the memorandum of association of the Company, as amended or substituted from time to time;

“Month”	means calendar month;

“Ordinary Resolution”

means a resolution:

(a)       passed by a simple majority of the votes cast by such Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company, and in computing a majority where a poll is taken, regard shall be had to the number of votes to which each Shareholder is entitled; or

(b)      approved in writing by all of the Shareholders entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Shareholders and the effective date of the resolution so adopted shall be the date on which the instrument, or the last of such instruments, if more than one, is executed;

“Ordinary Share”	means an ordinary share in the capital of the Company with a par value of US$0.000001 per share.

“paid up”	means paid up as to the par value in respect of the issue of any Shares and includes credited as paid up;

“Person”	means any natural person, firm, company, joint venture, partnership, corporation, association or other entity (whether or not having a separate legal personality) or any of them as the context so requires;

“Register”	means the register of Members of the Company maintained in accordance with the Companies Law;

“Registered Office”	means the registered office of the Company as required by the Companies Law;

“Seal”	means the common seal of the Company (if adopted) including any facsimile thereof;

“Secretary”	means any Person appointed by the Directors to perform any of the duties of the secretary of the Company;

“Securities Act”	means the Securities Act of 1933 of the United States of America, as amended, or any similar federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time;

“Share”	means a share in the capital of the Company. All references to “Shares” herein shall be deemed to be Shares of any or all Classes as the context may require. For the avoidance of doubt in these Articles the expression “Share” shall include a fraction of a Share;

“Shareholder” or “Member”	means a Person who is registered as the holder of Shares in the Register;

“Share Premium Account”	means the share premium account established in accordance with these Articles and the Companies Law;

“signed”	means bearing a signature or representation of a signature affixed by mechanical means or an electronic symbol or process attached to or logically associated with an electronic communication and executed or adopted by a person with the intent to sign the electronic communication;

“Special Resolution”

means a special resolution of the Company passed in accordance with the Law, being a resolution:

(a)       passed by a majority of not less than two-thirds of such Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company of which notice specifying the intention to propose the resolution as a special resolution has been duly given, and in computing a majority where a poll is taken, regard shall be had to the number of votes to which each Shareholder is entitled; or

(b)      approved in writing by all of the Shareholders entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Shareholders and the effective date of the special resolution so adopted shall be the date on which the instrument or the last of such instruments, if more than one, is executed;

“Treasury Share”	means a Share held in the name of the Company as a treasury share in accordance with the Companies Law;

“United States”	means the United States of America, its territories, its possessions and all areas subject to its jurisdiction; and

“year”	means calendar year.

2.	In these Articles, save where the context requires otherwise:

(a)	words importing the singular number shall include the plural number and vice versa;

(b)	words importing the masculine gender only shall include the feminine gender and any Person as the context may require;

(c)	the word “may” shall be construed as permissive and the word “shall” shall be construed as imperative;

(d)	reference to a dollar or dollars (or US$) and to a cent or cents is reference to dollars and cents of the United States of America;

(e)	reference to a statutory enactment shall include reference to any amendment or re-enactment thereof for the time being in force;

(f)	reference to any determination by the Directors shall be construed as a determination by the Directors in their sole and absolute discretion and shall be applicable either generally or in any particular case;

(g)	reference to “in writing” shall be construed as written or represented by any means reproducible in writing, including any form of print, lithograph, email, facsimile, photograph or telex or represented by any other substitute or format for storage or transmission for writing or partly one and partly another;

(h)	any requirements as to delivery under the Articles include delivery in the form of an electronic record (as defined in the Electronic Transactions Law) or an electronic communication;

(i)	any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Law; and

(j)	Sections 8 and 19 of the Electronic Transactions Law shall not apply.

3.	Subject to the last two preceding Articles, any words defined in the Companies Law shall, if not inconsistent with the subject or context, bear the same meaning in these Articles.

PRELIMINARY

4.	The business of the Company may be conducted as the Directors see fit.

5.	The Registered Office shall be at such address in the Cayman Islands as the Directors may from time to time determine. The Company may in addition establish and maintain such other offices and places of business and agencies in such places as the Directors may from time to time determine.

6.	The expenses incurred in the formation of the Company and in connection with the offer for subscription and issue of Shares shall be paid by the Company. Such expenses may be amortised over such period as the Directors may determine and the amount so paid shall be charged against income and/or capital in the accounts of the Company as the Directors shall determine.

7.	The Directors shall keep, or cause to be kept, the Register at such place as the Directors may from time to time determine and, in the absence of any such determination, the Register shall be kept at the Registered Office.

SHARES

8.	Subject to these Articles, all Shares for the time being unissued shall be under the control of the Directors who may:

(a)	issue, allot and dispose of the same to such Persons, in such manner, on such terms and having such rights and being subject to such restrictions as they may from time to time determine; and

(b)	grant options with respect to such Shares and issue warrants or similar instruments with respect thereto;

and, for such purposes, the Directors may reserve an appropriate number of Shares for the time being unissued. For the avoidance of double, the Directors may in their absolute discretion and without approval of the existing Members, issue shares, grant rights over existing shares or issue other securities in one or more series as they deem necessary and appropriate and determine designations, powers, preferences, privileges and other rights, including dividend rights, conversion rights, terms of redemption and liquidation preferences, any or all of which may be greater than the powers and rights associated with the shares held by existing Members, at such times and on such other terms as they think proper. The Company shall not issue Shares to bearer.

9.	The Directors may authorise the division of Shares into any number of Classes and the different Classes shall be authorised, established and designated (or re-designated as the case may be) and the variations in the relative rights (including, without limitation, voting, dividend and redemption rights), restrictions, preferences, privileges and payment obligations as between the different Classes (if any) may be fixed and determined by the Directors or by a Special Resolution. The Directors may issue Shares with such preferred or other rights, all or any of which may be greater than the rights of Ordinary Shares, at such time and on such terms as they may think appropriate.

10.	The Company may insofar as may be permitted by law, pay a commission to any Person in consideration of his subscribing or agreeing to subscribe whether absolutely or conditionally for any Shares. Such commissions may be satisfied by the payment of cash or the lodgement of fully or partly paid-up Shares or partly in one way and partly in the other. The Company may also pay such brokerage as may be lawful on any issue of Shares.

11.	The Directors may refuse to accept any application for Shares, and may accept any application in whole or in part, for any reason or for no reason.

MODIFICATION OF RIGHTS

12.	Whenever the capital of the Company is divided into different Classes the rights attached to any such Class may, subject to any rights or restrictions for the time being attached to any Class, only be materially adversely varied or abrogated with the consent in writing of the holders of a majority of the issued Shares of that Class or with the sanction of an Ordinary Resolution passed at a separate meeting of the holders of the Shares of that Class. To every such separate meeting all the provisions of these Articles relating to general meetings of the Company or to the proceedings thereat shall, mutatis mutandis, apply, except that the necessary quorum shall be one or more Persons at least holding or representing by proxy one-third in nominal or par value amount of the issued Shares of the relevant Class (but so that if at any adjourned meeting of such holders a quorum as above defined is not present, those Shareholders who are present shall form a quorum) and that, subject to any rights or restrictions for the time being attached to the Shares of that Class, every Shareholder of the Class shall on a poll have one vote for each Share of the Class held by him. For the purposes of this Article the Directors may treat all the Classes or any two or more Classes as forming one Class if they consider that all such Classes would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate Classes.

13.	The rights conferred upon the holders of the Shares of any Class issued with preferred or other rights shall not, subject to any rights or restrictions for the time being attached to the Shares of that Class, be deemed to be materially adversely varied or abrogated by, inter alia, the creation, allotment or issue of further Shares ranking pari passu with or in priority or subsequent to them or the redemption or purchase of any Shares of any Class by the Company. The rights of the holders of Shares shall not be deemed to be materially adversely varied or abrogated by the creation or issue of Shares with preferred or other rights including, without limitation, the creation of Shares with enhanced or weighted voting rights.

CERTIFICATES

14.	Every Person whose name is entered as a Member in the Register may, in the discretion of the Directors, receive without payment a certificate within two months after allotment or lodgement of transfer (or within such other period as the conditions of issue shall provide) in the form determined by the Directors. All certificates shall specify the Share or Shares held by that Person and the amount paid up thereon, provided that in respect of a Share or Shares held jointly by several persons the Company shall not be bound to issue more than one certificate, and delivery of a certificate for a Share to one of several joint holders shall be sufficient delivery to all. All certificates for Shares shall be delivered personally or sent through the post addressed to the Member entitled thereto at the Member’s registered address as appearing in the Register.

15.	Every share certificate of the Company shall bear legends required under the applicable laws, including the Securities Act.

16.	Any two or more certificates representing Shares of any one Class held by any Member may at the Member’s request be cancelled and a single new certificate for such Shares issued in lieu on payment (if the Directors shall so require) of US$1.00 or such smaller sum as the Directors shall determine.

17.	If a share certificate shall be damaged or defaced or alleged to have been lost, stolen or destroyed, a new certificate representing the same Shares may be issued to the relevant Member upon request subject to delivery up of the old certificate or (if alleged to have been lost, stolen or destroyed) compliance with such conditions as to evidence and indemnity and the payment of out-of-pocket expenses of the Company in connection with the request as the Directors may think fit.

18.	In the event that Shares are held jointly by several persons, any request may be made by any one of the joint holders and if so made shall be binding on all of the joint holders.

FRACTIONAL SHARES

19.	The Directors may issue fractions of a Share and, if so issued, a fraction of a Share shall be subject to and carry the corresponding fraction of liabilities (whether with respect to nominal or par value, premium, contributions, calls or otherwise), limitations, preferences, privileges, qualifications, restrictions, rights (including, without prejudice to the generality of the foregoing, voting and participation rights) and other attributes of a whole Share. If more than one fraction of a Share of the same Class is issued to or acquired by the same Shareholder such fractions shall be accumulated.

LIEN

20.	The Company has a first and paramount lien on every Share (whether or not fully paid) for all amounts (whether presently payable or not) payable at a fixed time or called in respect of that Share. The Company also has a first and paramount lien on every Share registered in the name of a Person indebted or under liability to the Company (whether he is the sole registered holder of a Share or one of two or more joint holders) for all amounts owing by him or his estate to the Company (whether or not presently payable). The Directors may at any time declare a Share to be wholly or in part exempt from the provisions of this Article. The Company’s lien on a Share extends to any amount payable in respect of it.

21.	The Company may sell, in such manner as the Directors in their absolute discretion think fit, any Share on which the Company has a lien, but no sale shall be made unless an amount in respect of which the lien exists is presently payable nor until the expiration of 14 days after a notice in writing, demanding payment of such part of the amount in respect of which the lien exists as is presently payable, has been given to the registered holder for the time being of the Share, or the Persons entitled thereto by reason of his death or bankruptcy.

22.	For giving effect to any such sale the Directors may authorise a Person to transfer the Shares sold to the purchaser thereof. The purchaser shall be registered as the holder of the Shares comprised in any such transfer and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.

23.	The proceeds of the sale after deduction of expenses, fees and commission incurred by the Company shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable, and the residue shall (subject to a like lien for sums not presently payable as existed upon the Shares prior to the sale) be paid to the Person entitled to the Shares immediately prior to the sale.

CALLS ON SHARES

24.	Subject to the terms of the allotment, the Directors may from time to time make calls upon the Shareholders in respect of any moneys unpaid on their Shares by giving notice to such Shareholders at least 14 days prior to the specified time of payment, and each Shareholder shall pay to the Company at the time or times so specified the amount called on such Shares.

25.	The joint holders of a Share shall be jointly and severally liable to pay calls in respect thereof.

26.	If a sum called in respect of a Share is not paid before or on the day appointed for payment thereof, the Person from whom the sum is due shall pay interest upon the sum at the rate of eight percent per annum from the day appointed for the payment thereof to the time of the actual payment, but the Directors shall be at liberty to waive payment of that interest wholly or in part.

27.	The provisions of these Articles as to the liability of joint holders and as to payment of interest shall apply in the case of non-payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the amount of the Share, or by way of premium, as if the same had become payable by virtue of a call duly made and notified.

28.	The Directors may make arrangements with respect to the issue of partly paid Shares for a difference between the Shareholders, or the particular Shares, in the amount of calls to be paid and in the times of payment.

29.	The Directors may, if they think fit, receive from any Shareholder willing to advance the same all or any part of the moneys uncalled and unpaid upon any partly paid Shares held by him, and upon all or any of the moneys so advanced may (until the same would, but for such advance, become presently payable) pay interest at such rate (not exceeding without the sanction of an Ordinary Resolution, eight percent per annum) as may be agreed upon between the Shareholder paying the sum in advance and the Directors.

FORFEITURE OF SHARES

30.	If a Shareholder fails to pay any call or instalment of a call in respect of partly paid Shares on the day appointed for payment, the Directors may, at any time thereafter during such time as any part of such call or instalment remains unpaid, serve a notice on him requiring payment of so much of the call or instalment as is unpaid, together with any interest which may have accrued.

31.	The notice shall name a further day (not earlier than the expiration of 14 days from the date of the notice) on or before which the payment required by the notice is to be made, and shall state that in the event of non-payment at or before the time appointed the Shares in respect of which the call was made will be liable to be forfeited.

32.	If the requirements of any such notice as aforesaid are not complied with, any Share in respect of which the notice has been given may at any time thereafter, before the payment required by notice has been made, be forfeited by a resolution of the Directors to that effect.

33.	A forfeited Share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit, and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the Directors think fit.

34.	A Person whose Shares have been forfeited shall cease to be a Shareholder in respect of the forfeited Shares, but shall, notwithstanding, remain liable to pay to the Company all moneys which at the date of forfeiture were payable by him to the Company in respect of the Shares forfeited, but his liability shall cease if and when the Company receives payment in full of the amount unpaid on the Shares forfeited.

35.	A certificate in writing under the hand of a Director of the Company that a Share has been duly forfeited on a date stated in the certificate, shall be conclusive evidence of the facts in the declaration as against all Persons claiming to be entitled to the Share.

36.	The Company may receive the consideration, if any, given for a Share on any sale or disposition thereof pursuant to the provisions of these Articles as to forfeiture and may execute a transfer of the Share in favour of the Person to whom the Share is sold or disposed of and that Person shall be registered as the holder of the Share, and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Shares be affected by any irregularity or invalidity in the proceedings in reference to the disposition or sale.

37.	The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which by the terms of issue of a Share becomes due and payable, whether on account of the amount of the Share, or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

TRANSFER OF SHARES

38.	The instrument of transfer of any Share shall be in writing and in any usual or common form or such other form as the Directors may, in their absolute discretion, approve and be executed by or on behalf of the transferor and if in respect of a nil or partly paid up Share, or if so required by the Directors, shall also be executed on behalf of the transferee and shall be accompanied by the certificate (if any) of the Shares to which it relates and such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer. The transferor shall be deemed to remain a Shareholder until the name of the transferee is entered in the Register in respect of the relevant Shares.

39.	(a)	The Directors may in their absolute discretion decline to register any transfer of Shares which is not fully paid up or on which the Company has a lien.

(b)	The Directors may also, but are not required to, decline to register any transfer of any Share unless:

i.	the instrument of transfer is lodged with the Company, accompanied by the certificate for the Shares to which it relates and such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer;

ii.	the instrument of transfer is in respect of only one Class of Shares;

iii.	the instrument of transfer is properly stamped, if required;

iv.	in the case of a transfer to joint holders, the number of joint holders to whom the Share is to be transferred does not exceed four;

v.	the Shares transferred are free of any lien in favour of the Company; and

vi.	a fee of such maximum sum as the Designated Stock Exchange may determine to be payable, or such lesser sum as the Board of Directors may from time to time require, is paid to the Company in respect thereof.

40.	The registration of transfers may, on 14 days’ notice being given by advertisement in such one or more newspapers, by electronic means or by any other means in accordance with the Designated Stock Exchange Rules, be suspended and the Register closed at such times and for such periods as the Directors may, in their absolute discretion, from time to time determine, provided always that such registration of transfer shall not be suspended nor the Register of Members closed for more than 30 days in any year.

41.	All instruments of transfer that are registered shall be retained by the Company. If the Directors refuse to register a transfer of any Shares, they shall within two months after the date on which the transfer was lodged with the Company send to each of the transferor and the transferee notice of the refusal.

TRANSMISSION OF SHARES

42.	The legal personal representative of a deceased sole holder of a Share shall be the only Person recognised by the Company as having any title to the Share. In the case of a Share registered in the name of two or more holders, the survivors or survivor, or the legal personal representatives of the deceased survivor, shall be the only Person recognised by the Company as having any title to the Share.

43.	Any Person becoming entitled to a Share in consequence of the death or bankruptcy of a Shareholder shall upon such evidence being produced as may from time to time be required by the Directors, have the right either to be registered as a Shareholder in respect of the Share or, instead of being registered himself, to make such transfer of the Share as the deceased or bankrupt Person could have made; but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the deceased or bankrupt Person before the death or bankruptcy.

44.	A Person becoming entitled to a Share by reason of the death or bankruptcy of a Shareholder shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered Shareholder, except that he shall not, before being registered as a Shareholder in respect of the Share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company, provided however, that the Directors may at any time give notice requiring any such person to elect either to be registered himself or to transfer the Share, and if the notice is not complied with within ninety days, the Directors may thereafter withhold payment of all dividends, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

REGISTRATION OF EMPOWERING INSTRUMENTS

45.	The Company shall be entitled to charge a fee not exceeding one dollar (US$1.00) on the registration of every probate, letters of administration, certificate of death or marriage, power of attorney, notice in lieu of distringas, or other instrument.
ALTERATION OF SHARE CAPITAL

46.	The Company may by Ordinary Resolution:

i.	increase its share capital by such sum as the Ordinary Resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

ii.	consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

iii.	convert all or any of its paid-up Shares into stock, and reconvert that stock into paid-up Shares of any denomination;

iv.	subdivide its existing Shares, or any of them into Shares of a smaller amount provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced Share shall be the same as it was in case of the Share from which the reduced Share is derived; and

v.	cancel any Shares that at the date of the passing of the Ordinary Resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the Shares so cancelled.

47.	All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

48.	Subject to the provisions of the Companies Law and the provisions of the Articles as regards the matters to be dealt with by Ordinary Resolution, the Company may by Special Resolution:

(a)	change its name;

(b)	alter or add to the Articles;

(c)	alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

(d)	reduce its share capital or any capital redemption reserve fund.

REDEMPTION, PURCHASE AND SURRENDER OF SHARES

49.	Subject to the provisions of the Companies Law and these Articles, the Company may:

(a)	issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. The redemption of Shares shall be effected in such manner and upon such terms as may be determined, before the issue of such Shares, by either the Board or by the Members by Special Resolution;

(b)	purchase its own Shares (including any redeemable Shares) in such manner and upon such terms as have been approved by the Board or by the Members by Ordinary Resolution, or are otherwise authorised by these Articles; and

(c)	make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Companies Law, including out of capital.

50.	Purchase of Shares represented by ADSs listed on the Designated Stock Exchange

The Company is authorised to purchase any Shares which are represented by ADSs listed on the Designated Stock Exchange in accordance with the following manner of purchase:

(a)	in the event that the Company purchases any ADSs, it shall also purchase the Shares underlying such ADS in accordance with this Article;

(b)	the purchase price shall be paid by the Company to the depositary, to be paid by the depositary to the seller of the relevant ADSs (and such monies shall be held on trust by the depositary for the account of such seller until they have been paid to such seller), or may, by agreement between the depositary and the Company, be paid directly by the Company to such seller;

(c)	the maximum number of Shares that may be repurchased shall be equal to the number of issued and outstanding Shares less one Share; and

(d)	the repurchase of the ADSs and the underlying Shares shall be at such time; at such price and on such other terms as determined and agreed by the Board in their sole discretion provided however that:

(i)	such repurchase transactions shall be in accordance with the Designated Stock Exchange Rules and any other relevant codes, rules and regulations applicable to the listing of the ADSs on the Designated Stock Exchange; and

(ii)	at the time of the repurchase, the Company is able to pay its debts as they fall due in the ordinary course of its business.

51.	Purchase of shares not represented by ADSs

The Company is authorised to purchase any Shares not underlying ADSs in accordance with the following manner of purchase:

(a)	the Company shall serve a repurchase notice in a form approved by the Board on the Shareholder from whom the Shares are to be repurchased at least two business days prior to the date specified in the notice as being the repurchase date;

(b)	the price for the Shares being repurchased shall be such price agreed between the Board and the applicable Shareholder;

(c)	the date of repurchase shall be the date specified in the repurchase notice; and

(d)	the repurchase shall be on such other terms as specified in the repurchase notice as determined and agreed by the Board and the applicable Shareholder in their sole discretion.

52.	The purchase of any Share shall not oblige the Company to purchase any other Share other than as may be required pursuant to applicable law and any other contractual obligations of the Company.

53.	The holder of the Shares being purchased shall be bound to deliver up to the Company the certificate(s) (if any) thereof for cancellation and thereupon the Company shall pay to him the purchase or redemption monies or consideration in respect thereof.

54.	The Directors may accept the surrender for no consideration of any fully paid Share.

TREASURY SHARES

55.	The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.

56.	The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

GENERAL MEETINGS

57.	All general meetings other than annual general meetings shall be called extraordinary general meetings.

58.	(a)

The Company may in each year hold a general meeting as its annual general meeting and shall specify the meeting as such in the notices calling it. The annual general meeting shall be held at such time and place as may be determined by the Directors.

(b)	At these meetings the report of the Directors (if any) shall be presented.

59.	(a)

The Directors (acting by a majority of the Director on the Board) may call general meetings. In addition, the Directors shall, on a Shareholders’ requisition, forthwith proceed to convene an extraordinary general meeting of the Company.

(b)	A Shareholders’ requisition is a requisition of Members holding, at the date of deposit of the requisition, Shares which represent in aggregate not less than one-third of votes attaching to all issued and outstanding Shares which, as at that date of the deposit, carry the right to vote at general meetings of the Company.

(c)	The requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the Registered Office, and may consist of several documents in like form each signed by one or more requisitionists.

(d)	If the Directors do not within 21 days from the date of the deposit of the requisition duly proceed to convene a general meeting to be held within a further 21 days, the requisitionists, or any of them representing more than one-half of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three months after the expiration of the said 21 days.

(e)	A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

NOTICE OF GENERAL MEETINGS

60.	At least 14 days’ notice shall be given for any general meeting. Every notice shall be exclusive of the day on which it is given or deemed to be given and of the day for which it is given and shall specify the place, the day and the hour of the meeting and the general nature of the business and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of these Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)	in the case of an annual general meeting by all the Shareholders (or their proxies) entitled to attend and vote thereat; and

(b)	in the case of an extraordinary general meeting by a majority in number of the Shareholders (or their proxies) having a right to attend and vote at the meeting, being a majority together holding not less than ninety five per cent in par value of the Shares giving that right.

61.	The accidental omission to give notice of a meeting to or the non-receipt of a notice of a meeting by any Shareholder shall not invalidate the proceedings at any meeting.

PROCEEDINGS AT GENERAL MEETINGS

62.	No business shall be transacted at any general meeting unless a quorum of Members is present at the time when the meeting proceeds to business. The quorum required for a general meeting of Members consists of at least one Shareholder, present in person or by proxy and entitled to vote, holding in aggregate not less than one-third of the votes attaching to all issued and outstanding Shares and entitled to vote, present in person or by proxy or, if a corporation or other non-natural person, by its duly authorised representative.

63.	If within half an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Shareholders, shall be dissolved. In any other case it shall stand adjourned to the same day in the next week, at the same time and place, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting the Shareholder or Shareholders present and entitled to vote shall form a quorum.

64.	If the Directors wish to make this facility available for a specific general meeting or all general meetings of the Company, participation in any general meeting of the Company may be by means of a telephone or similar communication equipment by way of which all Persons participating in such meeting can communicate with each other and such participation shall be deemed to constitute presence in person at the meeting.

65.	The Chairman, if any, of the Board shall preside as chairman at every general meeting of the Company.

66.	If there is no such chairman, or if at any general meeting he is not present within sixty minutes after the time appointed for holding the meeting or is unwilling to act as chairman, any Director or Person nominated by the Directors shall preside as chairman of that meeting, failing which the Shareholders present in person or by proxy shall choose any Person present to be chairman of that meeting.

67.	The chairman may with the consent of any general meeting at which a quorum is present (and shall if so directed by the meeting) adjourn a meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a meeting, or adjourned meeting, is adjourned for fourteen days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Save as aforesaid it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

68.	The Directors may cancel or postpone any duly convened general meeting at any time prior to such meeting, except for general meetings requisitioned by the Shareholders in accordance with these Articles, for any reason or for no reason, upon notice in writing to Shareholders. A postponement may be for a stated period of any length or indefinitely as the Directors may determine.

69.	At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands, unless a poll is (before or on the declaration of the result of the show of hands) demanded by the chairman of the meeting, or by any one or more Shareholders holding at least one-tenth of the paid-up Shares given a right to vote at the meeting or one-tenth of the votes attaching to all issued and outstanding Shares and entitled to vote, present in person or by proxy, and unless a poll is so demanded, a declaration by the Chairman that a resolution has, on a show of hands, been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in the book of the proceedings of the Company, shall be conclusive evidence of the fact, without proof of the number or proportion of the votes recorded in favour of, or against, that resolution.

70.	If a poll is duly demanded it shall be taken in such manner as the chairman directs, and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

71.	In the case of an equality of votes, whether on a show of hands or on a poll, the chairman of the meeting at which the show of hands takes place or at which the poll is demanded, shall be entitled to a second or casting vote.

72.	A poll demanded on the election of a chairman of the meeting or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the chairman of the meeting directs.

VOTES OF SHAREHOLDERS

73.	Subject to any rights and restrictions for the time being attached to any Share, on a show of hands every Shareholder present in person and every Person representing a Shareholder by proxy shall, at a general meeting of the Company, each have one vote, and on a poll every Shareholder and every Person representing a Shareholder by proxy shall have one vote for each Share of which such Shareholder or the Person represented by proxy is the holder.

74.	In the case of joint holders the vote of the senior who tenders a vote whether in person or by proxy shall be accepted to the exclusion of the votes of the other joint holders and for this purpose seniority shall be determined by the order in which the names stand in the Register.

75.	A Shareholder of unsound mind, or in respect of whom an order has been made by any court having jurisdiction in lunacy, may vote in respect of Shares carrying the right to vote held by him, whether on a show of hands or on a poll, by his committee, or other Person in the nature of a committee appointed by that court, and any such committee or other Person, may vote in respect of such Shares by proxy.

76.	No Shareholder shall be entitled to vote at any general meeting of the Company unless all calls, if any, or other sums presently payable by him in respect of Shares carrying the right to vote held by him have been paid.

77.	On a poll, votes may be given either personally or by proxy.

78.	The instrument appointing a proxy shall be in writing under the hand of the appointor or of his attorney duly authorised in writing or, if the appointor is a corporation, either under Seal or under the hand of an officer or attorney duly authorised. A proxy need not be a Shareholder.

79.	An instrument appointing a proxy may be in any usual or common form or such other form as the Directors may approve.

80.	The instrument appointing a proxy shall be deposited at the Registered Office or at such other place as is specified for that purpose in the notice convening the meeting, or in any instrument of proxy sent out by the Company.

81.	The instrument appointing a proxy shall be deemed to confer authority to demand or join in demanding a poll.

82.	A resolution in writing signed by all the Shareholders for the time being entitled to receive notice of and to attend and vote at general meetings of the Company (or being corporations by their duly authorised representatives) shall be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held.

CORPORATIONS ACTING BY REPRESENTATIVES AT MEETINGS

83.	Any corporation which is a Shareholder or a Director may by resolution of its directors or other governing body authorise such Person as it thinks fit to act as its representative at any meeting of the Company or of any meeting of holders of a Class or of the Directors or of a committee of Directors, and the Person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were an individual Shareholder or Director.

DEPOSITARY AND CLEARING HOUSES

84.	If a recognised clearing house (or its nominee(s)) or depositary (or its nominee(s)) is a Member of the Company it may, by resolution of its directors or other governing body or by power of attorney, authorise such Person(s) as it thinks fit to act as its representative(s) at any general meeting of the Company or of any Class of Members of the Company provided that, if more than one Person is so authorised, the authorisation shall specify the number and Class of Shares in respect of which each such Person is so authorised. A Person so authorised pursuant to this Article shall be entitled to exercise the same powers on behalf of the recognised clearing house (or its nominee(s)) or depositary (or its nominee(s)) which he represents as that recognised clearing house (or its nominee(s)) or depositary (or its nominee(s)) could exercise if it were an individual Member holding the number and Class of Shares specified in such authorisation, including the right to vote individually on a show of hands.

DIRECTORS

85.	(a)

Unless otherwise determined by the Company in general meeting, the number of Directors shall not be less than two Directors, the exact number of Directors to be determined from time to time by the Board of Directors. For so long as Shares or ADSs are listed on the Designated Stock Exchange, the Directors shall include such number of Independent Directors as applicable law, rules or regulations or the Designated Stock Exchange Rules require, unless the Board resolves to follow any available exceptions or exemptions.

(b)	The Board of Directors shall have a Chairman elected and appointed by a majority of the Directors then in office. The period for which the Chairman will hold office will also be determined by a majority of all of the Directors then in office. The Chairman shall preside as chairman at every meeting of the Board of Directors. To the extent the Chairman is not present at a meeting of the Board of Directors within sixty minutes after the time appointed for holding the same, the attending Directors may choose one of their number to be the chairman of the meeting.

(c)	The Company may by Ordinary Resolution appoint any person to be a Director.

(d)	The Board may appoint any person as a Director, to fill a casual vacancy on the Board or as an addition to the existing Board, subject to the Company’s compliance with director nomination procedures required under the Designated Stock Exchange Rules, as long as Shares or ADSs are listed on the Designated Stock Exchange.

86.	A Director shall hold office until he is removed from office by Ordinary Resolution or by a resolution of the Board notwithstanding anything in these Articles or in any agreement between the Company and such Director (but without prejudice to any claim for damages under such agreement).

87.	The Board may, from time to time, and except as required by applicable law or the Designated Stock Exchange Rules, adopt, institute, amend, modify or revoke the corporate governance policies or initiatives, which shall be intended to set forth the policies of the Company and the Board on various corporate governance related matters as the Board shall determine by resolution from time to time.

88.	A Director shall not be required to hold any Shares in the Company by way of qualification. A Director who is not a Member of the Company shall nevertheless be entitled to attend and speak at general meetings.

89.	The remuneration of the Directors may be determined by the Directors or by Ordinary Resolution.

90.	The Directors shall be entitled to be paid their travelling, hotel and other expenses properly incurred by them in going to, attending and returning from meetings of the Directors, or any committee of the Directors, or general meetings of the Company, or otherwise in connection with the business of the Company, or to receive such fixed allowance in respect thereof as may be determined by the Directors from time to time, or a combination partly of one such method and partly the other.

ALTERNATE DIRECTOR OR PROXY

91.	Any Director may in writing appoint another Person to be his alternate and, save to the extent provided otherwise in the form of appointment, such alternate shall have authority to sign written resolutions on behalf of the appointing Director, but shall not be required to sign such written resolutions where they have been signed by the appointing director, and to act in such Director’s place at any meeting of the Directors at which the appointing Director is unable to be present. Every such alternate shall be entitled to attend and vote at meetings of the Directors as a Director when the Director appointing him is not personally present and where he is a Director to have a separate vote on behalf of the Director he is representing in addition to his own vote. A Director may at any time in writing revoke the appointment of an alternate appointed by him. Such alternate shall be deemed for all purposes to be a Director of the Company and shall not be deemed to be the agent of the Director appointing him. The remuneration of such alternate shall be payable out of the remuneration of the Director appointing him and the proportion thereof shall be agreed between them.

92.	Any Director may appoint any Person, whether or not a Director, to be the proxy of that Director to attend and vote on his behalf, in accordance with instructions given by that Director, or in the absence of such instructions at the discretion of the proxy, at a meeting or meetings of the Directors which that Director is unable to attend personally. The instrument appointing the proxy shall be in writing under the hand of the appointing Director and shall be in any usual or common form or such other form as the Directors may approve, and must be lodged with the chairman of the meeting of the Directors at which such proxy is to be used, or first used, prior to the commencement of the meeting.

POWERS AND DUTIES OF DIRECTORS

93.	Subject to the Companies Law, these Articles and to any resolutions passed in a general meeting, the business of the Company shall be managed by the Directors, who may pay all expenses incurred in setting up and registering the Company and may exercise all powers of the Company.

94.	Subject to these Articles, the Directors may from time to time appoint any natural person or corporation, whether or not a Director to hold such office in the Company as the Directors may think necessary for the administration of the Company, including but not limited to, the office of chief executive officer, one or more other executive officers, vice-presidents, treasurer, assistant treasurer, manager or controller, and for such term and at such remuneration (whether by way of salary or commission or participation in profits or partly in one way and partly in another), and with such powers and duties as the Directors may think fit. Any natural person or corporation so appointed by the Directors may be removed by the Directors.

95.	No resolution passed by the Company in general meeting shall invalidate any prior act of the Directors that would have been valid if that resolution had not been passed.

96.	The Directors may appoint any natural person or corporation to be a Secretary (and if need be an assistant Secretary or assistant Secretaries) who shall hold office for such term, at such remuneration and upon such conditions and with such powers as they think fit. Any Secretary or assistant Secretary so appointed by the Directors may be removed by the Directors or by the Company by Ordinary Resolution.

97.	The Directors may delegate any of their powers to committees consisting of such member or members of their body as they think fit; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Directors.

98.	The Directors may from time to time and at any time by power of attorney (whether under Seal or under hand) or otherwise appoint any company, firm or Person or body of Persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys or authorised signatory (any such person being an “Attorney” or “Authorised Signatory”, respectively) of the Company for such purposes and with such powers, authorities and discretion (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such power of attorney or other appointment may contain such provisions for the protection and convenience of Persons dealing with any such Attorney or Authorised Signatory as the Directors may think fit, and may also authorise any such Attorney or Authorised Signatory to delegate all or any of the powers, authorities and discretion vested in him.

99.	The Directors may from time to time provide for the management of the affairs of the Company in such manner as they shall think fit and the provisions contained in the three next following Articles shall not limit the general powers conferred by this Article.

100.	The Directors from time to time and at any time may establish any committees, local boards or agencies for managing any of the affairs of the Company and may appoint any natural person or corporation to be a member of such committees or local boards and may appoint any managers or agents of the Company and may fix the remuneration of any such natural person or corporation.

101.	The Directors from time to time and at any time may delegate to any such committee, local board, manager or agent any of the powers, authorities and discretions for the time being vested in the Directors and may authorise the members for the time being of any such local board, or any of them to fill any vacancies therein and to act notwithstanding vacancies and any such appointment or delegation may be made on such terms and subject to such conditions as the Directors may think fit and the Directors may at any time remove any natural person or corporation so appointed and may annul or vary any such delegation, but no Person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

102.	Any such delegates as aforesaid may be authorised by the Directors to sub-delegate all or any of the powers, authorities, and discretion for the time being vested in them.

BORROWING POWERS OF DIRECTORS

103.	The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof, to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the Company or of any third party.

THE SEAL

104.	The Seal shall not be affixed to any instrument except by the authority of a resolution of the Directors provided always that such authority may be given prior to or after the affixing of the Seal and if given after may be in general form confirming a number of affixings of the Seal. The Seal shall be affixed in the presence of a Director or a Secretary (or an assistant Secretary) or in the presence of any one or more Persons as the Directors may appoint for the purpose and every Person as aforesaid shall sign every instrument to which the Seal is so affixed in their presence.

105.	The Company may maintain a facsimile of the Seal in such countries or places as the Directors may appoint and such facsimile Seal shall not be affixed to any instrument except by the authority of a resolution of the Directors provided always that such authority may be given prior to or after the affixing of such facsimile Seal and if given after may be in general form confirming a number of affixings of such facsimile Seal. The facsimile Seal shall be affixed in the presence of such Person or Persons as the Directors shall for this purpose appoint and such Person or Persons as aforesaid shall sign every instrument to which the facsimile Seal is so affixed in their presence and such affixing of the facsimile Seal and signing as aforesaid shall have the same meaning and effect as if the Seal had been affixed in the presence of and the instrument signed by a Director or a Secretary (or an assistant Secretary) or in the presence of any one or more Persons as the Directors may appoint for the purpose.

106.	Notwithstanding the foregoing, a Secretary or any assistant Secretary shall have the authority to affix the Seal, or the facsimile Seal, to any instrument for the purposes of attesting authenticity of the matter contained therein but which does not create any obligation binding on the Company.

DISQUALIFICATION OF DIRECTORS

107.	The office of Director shall be vacated, if the Director:

(a)	becomes bankrupt or makes any arrangement or composition with his creditors;

(b)	dies or is found to be or becomes of unsound mind;

(c)	resigns his office by notice in writing to the Company;

(d)	the Board resolves that his office be vacated; or

(e)	is removed from office pursuant to any other provision of these Articles.

PROCEEDINGS OF DIRECTORS

108.	The Directors may meet together (either within or without the Cayman Islands) for the despatch of business, adjourn, and otherwise regulate their meetings and proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. At any meeting of the Directors, each Director present in person or represented by his proxy or alternate shall be entitled to one vote. In case of an equality of votes the Chairman shall have a second or casting vote. A Director may, and a Secretary or assistant Secretary on the requisition of a Director shall, at any time summon a meeting of the Directors.

109.	A Director may participate in any meeting of the Directors, or of any committee appointed by the Directors of which such Director is a member, by means of telephone or similar communication equipment by way of which all Persons participating in such meeting can communicate with each other and such participation shall be deemed to constitute presence in person at the meeting.

110.	The quorum necessary for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed, the quorum shall be a majority of Directors then in office. A Director represented by proxy or by an alternate Director at any meeting shall be deemed to be present for the purposes of determining whether or not a quorum is present.

111.	A Director who is in any way, whether directly or indirectly, interested in a contract, arrangement or transaction (or proposed contract, arrangement or transaction) with the Company shall declare the nature of his interest at a meeting of the Directors. A general notice given to the Directors by any Director to the effect that he is a member of any specified company or firm and is to be regarded as interested in any contract, arrangement or transaction which may thereafter be made with that company or firm shall be deemed a sufficient declaration of interest in regard to any contract, arrangement or transaction so made or consummated. A Director may vote in respect of any contract, arrangement or transaction (or any proposed contract, arrangement or transaction) notwithstanding that he may be interested therein and if he does so his vote shall be counted and he may be counted in the quorum at any meeting of the Directors at which any such contract, arrangement or transaction (or proposed contract, arrangement or transaction) shall come before the meeting for consideration.

112.	A Director may hold any other office or place of profit under the Company (other than the office of auditor) in conjunction with his office of Director for such period and on such terms (as to remuneration and otherwise) as the Directors may determine and no Director or intending Director shall be disqualified by his office from contracting with the Company either with regard to his tenure of any such other office or place of profit or as vendor, purchaser or otherwise, nor shall any such contract, arrangement or transaction entered into by or on behalf of the Company in which any Director is in any way interested, be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract, arrangement or transaction by reason of such Director holding that office or of the fiduciary relation thereby established. A Director, notwithstanding his interest, may be counted in the quorum present at any meeting of the Directors whereat he or any other Director is appointed to hold any such office or place of profit under the Company or whereat the terms of any such appointment are arranged and he may vote on any such appointment or arrangement.

113.	Any Director may act by himself or through his firm in a professional capacity for the Company, and he or his firm shall be entitled to remuneration for professional services as if he were not a Director; provided that nothing herein contained shall authorise a Director or his firm to act as auditor to the Company.

114.	The Directors shall cause minutes to be made for the purpose of recording:

(a)	all appointments of officers made by the Directors;

(b)	the names of the Directors present at each meeting of the Directors and of any committee of the Directors; and

(c)	all resolutions and proceedings at all meetings of the Company, and of the Directors and of committees of Directors.

115.	When the Chairman of a meeting of the Directors signs the minutes of such meeting the same shall be deemed to have been duly held notwithstanding that all the Directors have not actually come together or that there may have been a technical defect in the proceedings.

116.

A resolution in writing signed by all the Directors or all the members of a committee of Directors entitled to receive notice of a meeting of Directors or committee of Directors, as the case may be (an alternate Director, subject as provided otherwise in the terms of appointment of the alternate Director, being entitled to sign such a resolution on behalf of his appointer), shall be as valid and effectual as if it had been passed at a duly called and constituted meeting of Directors or committee of Directors, as the case may be. When signed a resolution may consist of several documents each signed by one or more of the Directors or his duly appointed alternate.

117.	The continuing Directors may act notwithstanding any vacancy in their body but if and for so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors, the continuing Directors may act for the purpose of increasing the number, or of summoning a general meeting of the Company, but for no other purpose.

118.	Subject to any regulations imposed on it by the Directors, a committee appointed by the Directors may elect a chairman of its meetings. If no such chairman is elected, or if at any meeting the chairman is not present within sixty minutes after the time appointed for holding the meeting, the committee members present may choose one of their number to be chairman of the meeting.

119.	A committee appointed by the Directors may meet and adjourn as it thinks proper. Subject to any regulations imposed on it by the Directors, questions arising at any meeting shall be determined by a majority of votes of the committee members present and in case of an equality of votes the chairman shall have a second or casting vote.

120.	All acts done by any meeting of the Directors or of a committee of Directors, or by any Person acting as a Director, shall notwithstanding that it be afterwards discovered that there was some defect in the appointment of any such Director or Person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such Person had been duly appointed and was qualified to be a Director.

PRESUMPTION OF ASSENT

121.	A Director of the Company who is present at a meeting of the Board of Directors at which an action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.

DIVIDENDS

122.	Subject to any rights and restrictions for the time being attached to any Shares, the Directors may from time to time declare dividends (including interim dividends) and other distributions on Shares in issue and authorise payment of the same out of the funds of the Company lawfully available therefor.

123.	Subject to any rights and restrictions for the time being attached to any Shares, the Company by Ordinary Resolution may declare dividends, but no dividend shall exceed the amount recommended by the Directors.

124.	The Directors may, before recommending or declaring any dividend, set aside out of the funds legally available for distribution such sums as they think proper as a reserve or reserves which shall, in the absolute discretion of the Directors be applicable for meeting contingencies, or for equalising dividends or for any other purpose to which those funds may be properly applied and pending such application may in the absolute discretion of the Directors, either be employed in the business of the Company or be invested in such investments (other than Shares of the Company) as the Directors may from time to time think fit.

125.

Any dividend payable in cash to the holder of Shares may be paid in any manner determined by the Directors. If paid by cheque it will be sent by mail addressed to the holder at his address in the Register, or addressed to such person and at such addresses as the holder may direct. Every such cheque or warrant shall, unless the holder or joint holders otherwise direct, be made payable to the order of the holder or, in the case of joint holders, to the order of the holder whose name stands first on the Register in respect of such Shares, and shall be sent at his or their risk and payment of the cheque or warrant by the bank on which it is drawn shall constitute a good discharge to the Company.

126.	The Directors may determine that a dividend shall be paid wholly or partly by the distribution of specific assets (which may consist of the shares or securities of any other company) and may settle all questions concerning such distribution. Without limiting the generality of the foregoing, the Directors may fix the value of such specific assets, may determine that cash payment shall be made to some Shareholders in lieu of specific assets and may vest any such specific assets in trustees on such terms as the Directors think fit.

127.	Subject to any rights and restrictions for the time being attached to any Shares, all dividends shall be declared and paid according to the amounts paid up on the Shares, but if and for so long as nothing is paid up on any of the Shares dividends may be declared and paid according to the par value of the Shares. No amount paid on a Share in advance of calls shall, while carrying interest, be treated for the purposes of this Article as paid on the Share.

128.	If several Persons are registered as joint holders of any Share, any of them may give effective receipts for any dividend or other moneys payable on or in respect of the Share.

129.	No dividend shall bear interest against the Company.

130.	Any dividend unclaimed after a period of six years from the date of declaration of such dividend may be forfeited by the Board of Directors and, if so forfeited, shall revert to the Company.

ACCOUNTS, AUDIT AND ANNUAL RETURN AND DECLARATION

131.	The books of account relating to the Company’s affairs shall be kept in such manner as may be determined from time to time by the Directors.

132.	The books of account shall be kept at the Registered Office, or at such other place or places as the Directors think fit, and shall always be open to the inspection of the Directors.

133.	The Directors may from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Shareholders not being Directors, and no Shareholder (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by law or authorised by the Directors or by Ordinary Resolution.

134.	The accounts relating to the Company’s affairs shall be audited in such manner and with such financial year end as may be determined from time to time by the Directors or failing any determination as aforesaid shall not be audited.

135.	The Directors may appoint an auditor of the Company who shall hold office until removed from office by a resolution of the Directors and may fix his or their remuneration.

136.	Every auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the auditors.

137.	The auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment, and at any time during their term of office, upon request of the Directors or any general meeting of the Members.

138.	The Directors in each year shall prepare, or cause to be prepared, an annual return and declaration setting forth the particulars required by the Companies Law and deliver a copy thereof to the Registrar of Companies in the Cayman Islands.

CAPITALISATION OF RESERVES

139.	Subject to the Companies Law, the Directors may:

(a)	resolve to capitalise an amount standing to the credit of reserves (including a Share Premium Account, capital redemption reserve and profit and loss account), whether or not available for distribution;

(b)	appropriate the sum resolved to be capitalised to the Shareholders in proportion to the nominal amount of Shares (whether or not fully paid) held by them respectively and apply that sum on their behalf in or towards:

(i)	paying up the amounts (if any) for the time being unpaid on Shares held by them respectively, or

(ii)	paying up in full unissued Shares or debentures of a nominal amount equal to that sum,

and allot the Shares or debentures, credited as fully paid, to the Shareholders (or as they may direct) in those proportions, or partly in one way and partly in the other, but the Share Premium Account, the capital redemption reserve and profits which are not available for distribution may, for the purposes of this Article, only be applied in paying up unissued Shares to be allotted to Shareholders credited as fully paid;

(c)	make any arrangements they think fit to resolve a difficulty arising in the distribution of a capitalised reserve and in particular, without limitation, where Shares or debentures become distributable in fractions the Directors may deal with the fractions as they think fit;

(d)	authorise a Person to enter (on behalf of all the Shareholders concerned) into an agreement with the Company providing for either:

(i)	the allotment to the Shareholders respectively, credited as fully paid, of Shares or debentures to which they may be entitled on the capitalisation, or

(ii)	the payment by the Company on behalf of the Shareholders (by the application of their respective proportions of the reserves resolved to be capitalised) of the amounts or part of the amounts remaining unpaid on their existing Shares, and any such agreement made under this authority being effective and binding on all those Shareholders; and

(e)	generally do all acts and things required to give effect to the resolution.

SHARE PREMIUM ACCOUNT

140.	The Directors shall in accordance with the Companies Law establish a Share Premium Account and shall carry to the credit of such account from time to time a sum equal to the amount or value of the premium paid on the issue of any Share.

141.	There shall be debited to any Share Premium Account on the redemption or purchase of a Share the difference between the nominal value of such Share and the redemption or purchase price provided always that at the discretion of the Directors such sum may be paid out of the profits of the Company or, if permitted by the Companies Law, out of capital.

NOTICES

142.	Except as otherwise provided in these Articles, any notice or document may be served by the Company or by the Person entitled to give notice to any Shareholder either personally, or by posting it by airmail or air courier service in a prepaid letter addressed to such Shareholder at his address as appearing in the Register, or by electronic mail to any electronic mail address such Shareholder may have specified in writing for the purpose of such service of notices, or by facsimile or by placing it on the Company’s Website should the Directors deem it appropriate. In the case of joint holders of a Share, all notices shall be given to that one of the joint holders whose name stands first in the Register in respect of the joint holding, and notice so given shall be sufficient notice to all the joint holders.

143.	Notices posted to addresses outside the Cayman Islands shall be forwarded by prepaid airmail.

144.	Any Shareholder present, either personally or by proxy, at any meeting of the Company shall for all purposes be deemed to have received due notice of such meeting and, where requisite, of the purposes for which such meeting was convened.

145.	Any notice or other document, if served by:

(a)	post, shall be deemed to have been served five days after the time when the letter containing the same is posted;

(b)	facsimile, shall be deemed to have been served upon production by the transmitting facsimile machine of a report confirming transmission of the facsimile in full to the facsimile number of the recipient;

(c)	recognised courier service, shall be deemed to have been served 48 hours after the time when the letter containing the same is delivered to the courier service; or

(d)	electronic mail, shall be deemed to have been served immediately upon the time of the transmission by electronic mail.

In proving service by post or courier service it shall be sufficient to prove that the letter containing the notice or documents was properly addressed and duly posted or delivered to the courier service.

146.	Any notice or document delivered or sent by post to or left at the registered address of any Shareholder in accordance with the terms of these Articles shall notwithstanding that such Shareholder be then dead or bankrupt, and whether or not the Company has notice of his death or bankruptcy, be deemed to have been duly served in respect of any Share registered in the name of such Shareholder as sole or joint holder, unless his name shall at the time of the service of the notice or document, have been removed from the Register as the holder of the Share, and such service shall for all purposes be deemed a sufficient service of such notice or document on all Persons interested (whether jointly with or as claiming through or under him) in the Share.

147.	Notice of every general meeting of the Company shall be given to:

(a)	all Shareholders holding Shares with the right to receive notice and who have supplied to the Company an address for the giving of notices to them; and

(b)	every Person entitled to a Share in consequence of the death or bankruptcy of a Shareholder, who but for his death or bankruptcy would be entitled to receive notice of the meeting.

No other Person shall be entitled to receive notices of general meetings.

INFORMATION

148.	No Member shall be entitled to require discovery of any information in respect of any detail of the Company’s trading or any information which is or may be in the nature of a trade secret or secret process which may relate to the conduct of the business of the Company and which in the opinion of the Board would not be in the interests of the Members of the Company to communicate to the public.

149.	The Board shall be entitled to release or disclose any information in its possession, custody or control regarding the Company or its affairs to any of its Members including, without limitation, information contained in the Register and transfer books of the Company.

INDEMNITY

150.	Every Director (including for the purposes of this Article any alternate Director appointed pursuant to the provisions of these Articles), Secretary, assistant Secretary, or other officer for the time being and from time to time of the Company (but not including the Company’s auditors) and the personal representatives of the same (each an “Indemnified Person”) shall be indemnified and secured harmless against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such Indemnified Person, other than by reason of such Indemnified Person’s own dishonesty, wilful default or fraud, in or about the conduct of the Company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such Indemnified Person in defending (whether successfully or otherwise) any civil proceedings concerning the Company or its affairs in any court whether in the Cayman Islands or elsewhere.

151.	No Indemnified Person shall be liable:

(b)	for the acts, receipts, neglects, defaults or omissions of any other Director or officer or agent of the Company; or

(c)	for any loss on account of defect of title to any property of the Company; or

(d)	on account of the insufficiency of any security in or upon which any money of the Company shall be invested; or

(e)	for any loss incurred through any bank, broker or other similar Person; or

(f)	for any loss occasioned by any negligence, default, breach of duty, breach of trust, error of judgement or oversight on such Indemnified Person’s part; or

(g)	for any loss, damage or misfortune whatsoever which may happen in or arise from the execution or discharge of the duties, powers, authorities, or discretions of such Indemnified Person’s office or in relation thereto;

unless the same shall happen through such Indemnified Person’s own dishonesty, wilful default or fraud.

FINANCIAL YEAR

152.	Unless the Directors otherwise prescribe, the financial year of the Company shall end on December 31st in each year and shall begin on January 1st in each year.

NON-RECOGNITION OF TRUSTS

153.	No Person shall be recognised by the Company as holding any Share upon any trust and the Company shall not, unless required by law, be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any Share or (except only as otherwise provided by these Articles or as the Companies Law requires) any other right in respect of any Share except an absolute right to the entirety thereof in each Shareholder registered in the Register.

WINDING UP

154.	If the Company shall be wound up the liquidator shall apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, in a winding up:

(a)	if the assets available for distribution amongst the Members shall be insufficient to repay the whole of the Company’s issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them; or

(b)	if the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the Company’s issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.

155.	If the Company shall be wound up the liquidator may, subject to the rights attaching to any Shares and with the sanction of a Special Resolution of the Company and any other sanction required by the Companies Law, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

AMENDMENT OF ARTICLES OF ASSOCIATION

156.	Subject to the Companies Law, the Company may at any time and from time to time by Special Resolution alter or amend the Memorandum or these Articles in whole or in part.

CLOSING OF REGISTER OR FIXING RECORD DATE

157.	For the purpose of determining those Shareholders that are entitled to receive notice of, attend or vote at any meeting of Shareholders or any adjournment thereof, or those Shareholders that are entitled to receive payment of any dividend, or in order to make a determination as to who is a Shareholder for any other purpose, the Directors may provide that the Register shall be closed for transfers for a stated period which shall not exceed in any case 40 days. If the Register shall be so closed for the purpose of determining those Shareholders that are entitled to receive notice of, attend or vote at a meeting of Shareholders the Register shall be so closed for at least 10 days immediately preceding such meeting and the record date for such determination shall be the date of the closure of the Register.

158.	In lieu of or apart from closing the Register, the Directors may fix in advance a date as the record date for any such determination of those Shareholders that are entitled to receive notice of, attend or vote at a meeting of the Shareholders and for the purpose of determining those Shareholders that are entitled to receive payment of any dividend the Directors may, at or within 90 days prior to the date of declaration of such dividend, fix a subsequent date as the record date for such determination.

159.	If the Register is not so closed and no record date is fixed for the determination of those Shareholders entitled to receive notice of, attend or vote at a meeting of Shareholders or those Shareholders that are entitled to receive payment of a dividend, the date on which notice of the meeting is posted or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Shareholders. When a determination of those Shareholders that are entitled to receive notice of, attend or vote at a meeting of Shareholders has been made as provided in this Article, such determination shall apply to any adjournment thereof.

REGISTRATION BY WAY OF CONTINUATION

160.	The Company may by Special Resolution resolve to be registered by way of continuation in a jurisdiction outside the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing. In furtherance of a resolution adopted pursuant to this Article, the Directors may cause an application to be made to the Registrar of Companies to deregister the Company in the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing and may cause all such further steps as they consider appropriate to be taken to effect the transfer by way of continuation of the Company.

DISCLOSURE

161.	The Directors, or any service providers (including the officers, the Secretary and the registered office agent of the Company) specifically authorised by the Directors, shall be entitled to disclose to any regulatory or judicial authority any information regarding the affairs of the Company including without limitation information contained in the Register and books of the Company.

Annex C

CHAPTER 13 OF THE CALIFORNIA GENERAL CORPORATION LAW

Chapter 13. Dissenters’ Rights

§ 1300. Right to Require Purchase—“Dissenting Shares” and “Dissenting Shareholder” Defined.

(a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day of, and immediately prior to, the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed reorganization or short-form merger, as adjusted for any stock split, reverse stock split, or share dividend that becomes effective thereafter.

(b) As used in this chapter, “dissenting shares” means shares to which all of the following apply:

(1) That were not, immediately prior to the reorganization or short-form merger, listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any shares where the holder of those shares is required, by the terms of the reorganization or short-form merger, to accept for the shares anything except: (A) shares of any other corporation, which shares, at the time the reorganization or short-form merger is effective, are listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100; (B) cash in lieu of fractional shares described in the foregoing subparagraph (A); or (C) any combination of the shares and cash in lieu of fractional shares described in the foregoing subparagraphs (A) and (B).

(2) That were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in paragraph (1), were voted against the reorganization, or were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

(3) That the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

(4) That the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

(c) As used in this chapter, “dissenting shareholder” means the recordholder of dissenting shares and includes a transferee of record.

§ 1301. Demand for Purchase.

(a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, that corporation shall mail to each of those shareholders a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of that approval, accompanied by a copy of Sections 1300, 1302, 1303, and 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder’s right under those sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

(b) Any shareholder who has a right to require the corporation to purchase the shareholder’s shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase shares shall make written demand upon the corporation for the purchase of those shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in subdivision (b) of Section 1300, not later than the date of the shareholders’ meeting to vote upon the reorganization, or (2) in any other case, within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder.

(c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what the shareholder claims to be the fair market value of those shares as determined pursuant to subdivision (a) of Section 1300. The statement of fair market value constitutes an offer by the shareholder to sell the shares at that price.

§ 1302. Endorsement of Shares.

Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder’s certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed, or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

§ 1303. Agreed Price—Time for Payment.

(a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

(b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

§ 1304. Dissenter’s Action to Enforce Payment.

(a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

(b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

(c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

§ 1305. Appraisers’ Report—Payment—Costs.

(a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

(b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

(c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

(d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

(e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys’ fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

§ 1306. Dissenting Shareholder’s Status as Creditor.

To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

§ 1307. Dividends Paid as Credit Against Payment.

Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

§ 1308. Continuing Rights and Privileges of Dissenting Shareholders.

Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

§ 1309. Termination of Dissenting Shareholder Status.

Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

(a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys’ fees.

(b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

(c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder.

(d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder’s demand for purchase of the dissenting shares.

§ 1310. Suspension of Proceedings for Payment Pending Litigation.

If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

§ 1311. Exempt Shares.

This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

§ 1312. Attacking Validity of Reorganization or Merger.

(a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

(b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder’s shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder’s shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days’ prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

(c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

§ 1313. Conversion Deemed to Constitute Reorganization for Purposes of Chapter.

A conversion pursuant to Chapter 11.5 (commencing with Section 1150) shall be deemed to constitute a reorganization for purposes of applying the provisions of this chapter, in accordance with and to the extent provided in Section 1159.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

The articles of association of the Registrant provide for the indemnification of its directors and officers. Specifically, under the indemnification provisions, the Registrant will indemnify its directors and officers to the fullest extent permitted by law against liabilities that are incurred by the directors or officers while executing the duties of their respective offices. The directors and officers, however, will not be entitled to the indemnification if they incurred the liabilities through their own fraud, willful neglect or willful default.

The Registrant is an exempted company with limited liability incorporated in the Cayman Islands. As such, it is subject to and governed by the laws of the Cayman Islands with respect to the indemnification provisions. Although the Companies Law (2103 Revision) of the Cayman Islands does not specifically restrict a Cayman Islands company’s ability to indemnify its directors or officers, it does not expressly provide for such indemnification either. Certain English case law (which is likely to be persuasive in the Cayman Islands), however, indicate that the indemnification is generally permissible, unless there had been fraud, willful default or reckless disregard on the part of the director or officer in question.

The Registrant maintains insurance policies that indemnify its directors and officers against various liabilities arising under the Securities Act of 1933 and the Securities Exchange Act of 1934 that might be incurred by any director or officer in his capacity as such.

Prior to or in connection with the Redomicile Merger, SPI Energy expects to enter into indemnification agreements with the directors and executive officers in the form attached hereto as Exhibit 10.1 to this Registration Statement.

Item 21.	Exhibits and Financial Statement Schedules

Exhibit No.	Description

2.1	Second Amended and Restated Agreement and Plan of Merger and Reorganization (included in Annex A of the consent solicitation statement/prospectus)

3.1	Memorandum of Association and Articles of Association of SPI Energy Co., Ltd.**

3.2	Proposed Form of Amended and Restated Memorandum of Association and Articles of Association of SPI Energy Co., Ltd. (included in Annex B of the consent solicitation statement/prospectus)

4.1	Specimen Ordinary Share Certificate of SPI Energy Co., Ltd.**

4.2	Form of Deposit Agreement with The Bank of New York Mellon**

5.1	Legal Opinion of Maples and Calder

8.1	Tax Opinion of Weintraub Tobin**

10.1	Form of Indemnification Agreement**

10.2	2015 Equity Incentive Plan of SPI Energy Co., Ltd.**

21.1	List of Subsidiaries**

23.1	Consent of Maples and Calder (included in Exhibit 5.1)

23.2	Consent of Weintraub Tobin (included in Exhibit 8.1)**

23.3	Consent of Hankun Law Offices**

Exhibit No.	Description

23.4	Consent of Independent Registered Public Accounting Firm — KPMG Huazhen LLP

23.5	Consent of Independent Registered Public Accounting Firm — Crowe Horwath LLP

23.6	Consent of Independent Auditor — KPMG Huazhen LLP (SinSin Renewable Investment Limited)

23.7	Consent of Independent Auditor — KPMG Huazhen LLP (Photovoltaika Parka Verioa I Anonymi Etaireia)

23.8	Consent of Independent Auditor — KPMG Huazhen LLP (Jasper PV Makedonia Production of Energiaki S.A.)

23.9	Consent of Independent Auditor — KPMG Huazhen LLP (Astraios Energeiaki Photovoltaic Projects A.E.)

23.10	Consent of Independent Auditor — KPMG Huazhen LLP (Orion Energeiaki Anonimi Etaireia)

23.11	Consent of Independent Auditor — KPMG (Solar Juice Pty Limited)

23.12	Consent of Independent Auditor — KPMG Huazhen LLP (Gonghe County Xinte Photovoltaic Co., Ltd.)

24.1	Power of Attorney (included on signature page)**

99.1	Form of Written Consent**

**	Previously filed

Item 22.	Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Inapplicable.

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.

Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The registrant undertakes that every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused Pre-Effective Amendment No. 4 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Putuo District, Shanghai, PRC on October 30, 2015.

SPI ENERGY CO., LTD.

/s/ Roger Dejun Ye
By:	Roger Dejun Ye
Title:	Chief Executive Officer
(Principal Executive Officer)

/s/ Amy Jing Liu
By:	Amy Jing Liu
Chief Financial Officer
(Principal Financial Officer and Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Date
/s/ Xiaofeng Peng
Xiaofeng Peng, Chairman of the Board	October 30, 2015

/s/ Min Xiahou*
Min Xiahou, Deputy Chairman of the Board	October 30, 2015

/s/ Lang Zhou*
Lang Zhou, Director	October 30, 2015

/s/ Gang Dong*
Gang Dong, Director	October 30, 2015

/s/ Jeffrey Yunan Ren*
Jeffrey Yunan Ren, Director	October 30, 2015

/s/ Amy Jing Liu
Amy Jing Liu, Director	October 30, 2015

*	By Amy Jing Liu pursuant to a power of attorney.

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of SPI Energy Co., Ltd., has signed this registration statement in the City of Shanghai, PRC, on October 30, 2015.

AUTHORIZED U.S. REPRESENTATIVE

/s/ Amy Jing Liu
Name:	Amy Jing Liu
Title:	Chief Financial Officer of Solar Power, Inc.